      As filed with the Securities and Exchange Commission on May 28, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                PRELIMINARY COPY

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         ------------------------------

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       UNIVERSAL AMERICAN FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------
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

                                                                PRELIMINARY COPY

                       U N I V E R S A L A M E R I C A N
                          F I N A N C I A L C O R P .

                                    --, 1999

TO OUR SHAREHOLDERS:


     We invite you to attend the special meeting of shareholders of Universal American Financial Corp. to be held on --, 1999, at 10:00 a.m., local time, at The Penn Club, 30 West 44th Street, New York, New York 10036. THIS IS A VERY IMPORTANT MEETING THAT AFFECTS YOUR INVESTMENT IN UNIVERSAL AMERICAN. At the special meeting, among other things, you will be asked to consider and vote on three proposals: one proposal to approve the issuance and sale of Universal American common stock to Capital Z Financial Services Fund II, L.P. ("Capital Z") and some agents and members of management of the Penn Union Companies, a second proposal containing six proposed amendments to Universal American's certificate of incorporation, including an amendment to increase the number of authorized shares of common stock and other corporate governance amendments and a third proposal to amend Universal American's 1998 Incentive Compensation Plan to provide for the issuance of stock options with an exercise price below the common stock's fair market value to a limited number of individuals. The proposals are being made in connection with an acquisition by Universal American of a number of insurance company subsidiaries and other assets (the "Penn Union Companies") from PennCorp Financial Group, Inc. ("PFG"), an insurance holding company listed on the New York Stock Exchange.


     The details of all proposals to be considered and voted upon by you at the special meeting are described in the enclosed proxy materials. To assist you in understanding the proposals, a question and answer section appears on page 1.

     Your vote is important. EVEN IF YOU PLAN ON ATTENDING THE SPECIAL MEETING IN PERSON, PLEASE READ THE PROXY STATEMENT AND FILL OUT YOUR PROXY CARD IN FULL AND RETURN IT TO UNIVERSAL AMERICAN IN THE ENVELOPE PROVIDED. PLEASE DO NOT DELAY IN REGISTERING YOUR VOTE. You may revoke your proxy at any time, or you may appear at the special meeting and cast your vote, in which case your proxy would be ignored.

     Before you review the body of the proxy statement and the accompanying annexes, please take a few moments to read the summary that begins on page 4.

     Please do not hesitate to call the Senior Vice President and Chief Financial Officer of Universal American, Robert A. Waegelein, with any questions. Mr. Waegelein may be reached at (914) 934-5200, generally between 9 a.m. and 5 p.m. Eastern Time on weekdays.

                                      Sincerely,

                                      ------------------------------------------
                                      Richard A. Barasch
                                      Chairman and Chief Executive Officer
                                      of Universal American Financial Corp.

            YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                            SIX INTERNATIONAL DRIVE
                         RYE BROOK, NEW YORK 10573-1068
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             TO BE HELD ON --, 1999

TO THE SHAREHOLDERS OF
  UNIVERSAL AMERICAN FINANCIAL CORP.:

     The special meeting of shareholders of Universal American Financial Corp. will be held at 10:00 a.m., local time, on --, 1999 at The Penn Club, 30 West 44th Street, New York, New York 10036 to consider and vote on the following proposals:


     1. To approve the issuance and sale to Capital Z and some agents and members of the management of the Penn Union Companies of up to 28,888,888 shares of common stock for $3.15 per share and the payment of part of a transaction fee to an affiliate of Capital Z in Universal American common stock. The number of shares issued and purchased and the price paid for the shares may be adjusted under the terms of the share purchase agreement between Universal American and Capital Z.


     2.  To amend Universal American's certificate of incorporation to:

        (a) Increase the number of authorized shares of common stock from 20 million shares to 80 million shares.

        (b) Provide for shareholder action by written consent instead of a meeting of shareholders. Written consent would only need to be given by shareholders holding the number of shares required to approve the action being taken by written consent.

        (c) Eliminate the requirement that holders of 66 2/3% of Universal American's outstanding voting capital stock approve amendments to some provisions of the certificate of incorporation, which means only majority approval will be necessary for those amendments.

        (d) Remove the provision in the certificate of incorporation which requires the vote by holders of 66 2/3% of the outstanding voting capital stock to call a special meeting of the shareholders. The board will amend the by-laws to allow special meetings of the shareholders to be called at the request of holders of 50% of the outstanding voting capital stock.

        (e) Replace the present method of electing directors and the length of the term each director serves with a system in which all directors are elected at one time for a term expiring at the next annual meeting. Directors are currently elected to three-year staggered terms.

        (f) Require 66 2/3% of Universal American's board of directors to approve some important corporate actions.


     3. To amend Universal American's 1998 Incentive Compensation Plan to allow a limited number of agents and members of management of the Penn Union Companies and Universal American to be granted options to purchase shares of Universal American common stock at the same per share purchase price to be paid by Capital
Z. The per share
purchase price may be below the fair market value of the common stock at the time the options are granted.

     4. To conduct other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

     Additional information relating to the matters described above and the business to be considered at the special meeting is described in the accompanying proxy materials, which you should read carefully and in their entirety.

                                      By order of the board of directors,

                                      ------------------------------------------
                                      Joan M. Ferrarone
                                      Secretary

--, 1999
Rye Brook, New York

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
                           -------------------------

     YOU MAY REQUEST ADDITIONAL COPIES OF PROXY MATERIALS OR UNIVERSAL AMERICAN'S ANNUAL REPORT TO SHAREHOLDERS BY WRITING TO ROBERT A. WAEGELEIN, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT THE PRINCIPAL EXECUTIVE OFFICES OF UNIVERSAL AMERICAN, SIX INTERNATIONAL DRIVE, RYE BROOK, NEW YORK 10573.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                                PROXY STATEMENT

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
TABLE OF CONTENTS..........................    i
EXPLANATORY NOTE...........................   ii
QUESTIONS AND ANSWERS ABOUT THE
  PROPOSALS................................    1
SUMMARY....................................    4
  Universal American.......................    4
  Capital Z................................    4
  The Capital Z Issuance...................    4
  The Penn Union Companies.................    4
  Financing of the Acquisition of the Penn
    Union Companies........................    5
  Reasons for the Acquisition and the
    Capital Z Issuance.....................    5
  Board of Directors' Approval.............    5
  Interests of Persons Involved in the
    Capital Z Issuance and the Acquisition
    That May Be Different from Yours.......    6
  Material Terms of the Share Purchase
    Agreement..............................    6
  Material Terms of the Acquisition
    Agreement Relating to the Penn Union
    Companies..............................    7
  Regulatory Approvals.....................    8
  Other Information........................    9
  Forward-Looking Statements...............    9
  Proposal No. 1 -- The Capital Z
    Issuance...............................   10
  Proposal No. 2 -- Amendments to the
    Certificate of Incorporation...........   11
  Proposal No. 3 -- Amendment to the 1998
    Incentive Compensation Plan............   12
  Summary Historical and Pro Forma
    Financial Information..................   13
THE CAPITAL Z ISSUANCE AND THE ACQUISITION
  OF THE PENN UNION COMPANIES..............   27
  Background...............................   27
  Universal American Financial Corp........   30
  Capital Z Financial Services Fund II,
    L.P....................................   30
  The Penn Union Companies.................   30
  Financing of the Acquisition of the Penn
    Union Companies........................   31
  Reasons for the Acquisition and the
    Capital Z Issuance.....................   32
  Capital Z Issuance.......................   36
  Material Terms of the Share Purchase
    Agreement..............................   37
  Material Terms of the Acquisition
    Agreement and Related Transactions.....   44



                                             PAGE
                                             ----
  The Voting Agreement.....................   48
OPINION OF ADVEST..........................   50
UNAUDITED PRO FORMA FINANCIAL
  INFORMATION..............................   55
SPECIAL MEETING OF SHAREHOLDERS OF
  UNIVERSAL AMERICAN.......................   65
  Time, Date, Place and Purpose............   65
  Record Date, Shareholders Entitled to
    Vote and Quorum Requirements...........   65
  Effect of Broker Non-Votes...............   65
  Nasdaq Listing and Accountants...........   66
PROPOSAL NO. 1 -- THE CAPITAL Z ISSUANCE...   67
PROPOSAL NO. 2 -- AMENDMENTS TO THE
  CERTIFICATE OF INCORPORATION.............   69
PROPOSAL NO. 3 -- AMENDMENT TO THE 1998
  INCENTIVE COMPENSATION PLAN..............   73
INTERESTS OF PERSONS INVOLVED IN THE
  CAPITAL Z ISSUANCE AND THE ACQUISITION
  THAT MAY BE DIFFERENT FROM YOURS.........   75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT....................   79
EXECUTIVE COMPENSATION.....................   82
MARKET FOR UNIVERSAL AMERICAN'S COMMON
  STOCK AND RELATED MATTERS................   87
UNIVERSAL AMERICAN FINANCIAL CORP. SELECTED
  CONSOLIDATED FINANCIAL INFORMATION.......   88
UNIVERSAL AMERICAN FINANCIAL CORP.
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...............................   91
PENN UNION COMPANIES SELECTED COMBINED
  FINANCIAL INFORMATION....................  107
PENN UNION COMPANIES MANAGEMENT'S
  DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS......  109
WHERE YOU CAN FIND MORE INFORMATION........  127
PROXIES AND SOLICITATION...................  127
ANNEXES....................................  128

                                EXPLANATORY NOTE



     The description of the terms of the acquisition agreement contained in this proxy statement include the terms contained in the proposed amended and restated agreement which has been negotiated over the past several weeks by the parties. The terms described in this proxy statement that relate to the proposed amended and restated acquisition agreement remain subject to the approval of PFG's board of directors and senior lenders. While PFG's management has indicated that they believe that the PFG board and its senior lenders will approve the amended and restated agreement as reflected in this proxy statement, we cannot guarantee that these approvals will be obtained. Upon approval by PFG's board and its senior lenders, the parties will execute the revised agreement.



     The principal amendments include:



     - decreasing the purchase price from $175 million to $137 million, and substituting the form of consideration, originally cash and a subordinated note payable by Universal American to PFG, with cash and a cash dividend payable by Union Bankers to a subsidiary of PFG not being purchased by Universal American;



     - eliminating any representation by PFG or its affiliates as to the adequacy of the reserves of the Penn Union Companies;



     - excluding from the Pennsylvania Life target capital amount the surplus from a note issued by PennCorp Financial, Inc. in favor of Pennsylvania Life and that note will remain payable to Pennsylvania Life;



     - eliminating the closing condition relating to the sale of a certain block of business in Union Bankers;



     - eliminating a purchase price adjustment based on the adequacy of reserves which was going to take place five years after the closing of the acquisition;



     - eliminating a review of PFG's unaudited financial statements for the period ended September 30, 1998; and



     - adding two additional automatic thirty-day extensions to the closing date, which extends the ultimate closing date to July 31, 1999.



     Assuming the amended and restated acquisition agreement is approved by PFG's board and senior lenders, Universal American and Capital Z will amend the share purchase agreement to extend the closing date so it can take place concurrently with the acquisition, and to allow Capital Z to invest up to $91 million in Universal American, as opposed to the $82 million originally anticipated. The amendment to the share purchase agreement will only be executed if PFG's board and lenders approve the amended and restated acquisition agreement. This proxy statement reflects the terms of the share purchase agreement as it will be amended once the necessary approvals are obtained.

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. WHAT IS THE PURPOSE OF THE SPECIAL MEETING?


A. The special meeting is being held for you to consider and vote on proposals that relate to the acquisition by Universal American of the Penn Union Companies for $137 million from PFG.



   We are asking you to approve the issuance and sale of shares of common stock to Capital Z and some agents and members of management of the Penn Union Companies and the payment in shares of common stock of part of a transaction fee to an affiliate of Capital Z. The proceeds from the issuance and sale are expected to be approximately $91 million. The proceeds will be used to partially finance the acquisition of the Penn Union Companies.


   We are also asking you to approve the increase in the number of authorized shares Universal American can issue under its certificate of incorporation together with some other amendments to the certificate of incorporation. Without the approval to increase the authorized shares, Universal American will not be able to issue the shares to Capital Z.

   For your ease of reading, we will refer to the issuance of Universal American common stock to Capital Z and some agents and members of management of the Penn Union Companies together with part of the transaction fee paid to an affiliate of Capital Z in common stock, as the "Capital Z Issuance" in this proxy statement.

   Because the shares of common stock to be issued in the Capital Z Issuance will have voting power equal to or greater than 20% of the voting power outstanding before the Capital Z Issuance, shareholders must approve the Capital Z Issuance before it can occur. YOU ARE NOT BEING ASKED TO APPROVE THE ACQUISITION OF THE PENN UNION COMPANIES; you are being asked to approve the Capital Z Issuance and amendments to the certificate of incorporation.

Q. WHAT HAPPENS IF THE CAPITAL Z ISSUANCE IS NOT APPROVED OR IS NOT COMPLETED?

A. If the Capital Z Issuance is not approved or completed, then Universal American will not acquire the Penn Union Companies. Similarly, if the acquisition of the Penn Union Companies is not consummated, then Universal American will not complete the Capital Z Issuance.

Q. WHEN DO YOU EXPECT THE CAPITAL Z ISSUANCE AND THE ACQUISITION OF THE PENN UNION COMPANIES TO BE COMPLETED?


A. Universal American hopes to complete the Capital Z Issuance and the acquisition of the Penn Union Companies in June 1999.


Q. DO I NEED TO VOTE ON EACH PROPOSAL, INCLUDING EACH ITEM OF PROPOSAL NO. 2?

A. Universal American has entered into a voting agreement under which holders of more than 50% of Universal American's voting stock have already agreed to vote in favor of Proposal No. 1, which contains the Capital Z Issuance, and item (a) of Proposal No. 2 which would increase the number of authorized shares permitted under Universal American's certificate of incorporation.

   Even though shareholders owning over 50% of the outstanding voting stock have agreed to vote in favor of Proposal No. 1 and item (a) of Proposal No. 2, WE ASK THAT YOU VOTE ON ALL OF THE PROPOSALS, INCLUDING EACH ITEM OF PROPOSAL NO. 2, INCLUDED IN THIS PROXY STATEMENT. You must vote separately on each item of Proposal No. 2, but you do not have to vote the same way on each item.

   You are being asked to vote on these Proposals because Universal American's current certificate of incorporation does not permit shareholders to vote by written consent; all shareholder actions must be taken by a vote of shareholders at a duly held meeting of shareholders.

   IN ADDITION, THE VOTING AGREEMENT DOES NOT COVER ITEMS (b) THROUGH (f). THEREFORE, YOUR VOTE IS PARTICULARLY IMPORTANT TO THE APPROVAL OF THOSE ITEMS AND YOU ARE REQUESTED TO COMPLETE AND RETURN YOUR BALLOT. IF YOU DO NOT RETURN YOUR BALLOT, IT WILL BE CONSIDERED A VOTE AGAINST ALL OF THE ITEMS IN PROPOSAL NO. 2.

Q. WHAT ARE MY RIGHTS IF I VOTE AGAINST A PROPOSAL, BUT THE PROPOSAL PASSES ANYWAY?

A. You are not entitled to rights of appraisal or similar rights for any matter to be acted on at the meeting.

Q. WHAT IS REQUIRED FOR THE PROPOSALS TO PASS?

A. Proposal No. 1 requires the vote by holders of 50% of the outstanding voting shares represented and voting at a meeting where a quorum is present; items
   (b) through (e) of Proposal No. 2 require the vote by holders of 66 2/3% of the outstanding voting shares entitled to vote on these proposals; items (a) and (f) of Proposal No. 2 and Proposal No. 3 requires the vote by holders of 50% of the outstanding shares entitled to vote on these proposals.


Q. WHAT ARE THE INCOME TAX CONSEQUENCES TO ME OF THE CAPITAL Z ISSUANCE AND THE ACQUISITION OF THE PENN UNION COMPANIES?



A. There will be no income tax consequences to you as a direct result of the Capital Z Issuance or the acquisition of the Penn Union Companies. Your tax treatment upon the sale of your Universal American common stock will not differ as a result of these transactions.


Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this proxy statement, please indicate on your proxy card how you want to vote and mail your signed and dated form in the enclosed return envelope as soon as possible.

Q. WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A. Just send in a later-dated, signed proxy card to the Secretary of Universal American before the special meeting or attend the meeting in person and vote.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME WITHOUT MY INSTRUCTIONS?

A. No. Your broker will not be able to vote your Universal American shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will in some cases be the equivalent of voting against a proposal.

Q. WHAT IF I PLAN TO ATTEND THE SPECIAL MEETING IN PERSON?

A. We recommend that you send in your proxy card whether or not you intend to attend the special meeting in person.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

      If you have more questions about the proposals, you should contact:

                              Robert A. Waegelein
                       Universal American Financial Corp.
                            Six International Drive
                         Rye Brook, New York 10573-1068
                      Telephone: (914) 934-5200, ext. 206

                                    SUMMARY


     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposals fully and for a more complete description of the terms of the Capital Z Issuance and the acquisition of the Penn Union Companies, you should carefully read this entire document, including the annexes. See "Where You Can Find More Information" (page 127). We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.



                          UNIVERSAL AMERICAN (PAGE 30)


     Universal American was incorporated in New York in 1981. Universal American is an insurance holding company that operates through its subsidiaries. Through its subsidiaries, Universal American markets and underwrites accident and health insurance products aimed at the senior market, including Medicare supplement, long term care and home health care, as well as life insurance and annuities.


                              CAPITAL Z (PAGE 30)


     Capital Z is a $1.8 billion fund that was formed to make investments in securities of a diversified global portfolio of insurance, financial services and healthcare services companies and other related businesses.


                        THE CAPITAL Z ISSUANCE (PAGE 36)



     Under the terms of the share purchase agreement between Universal American and Capital Z, Capital Z and some agents and members of management of the Penn Union Companies will purchase up to 28,888,888 shares of Universal American common stock for $3.15 per share for a total of approximately $91 million. If an adjustment is required under the share purchase agreement, more than 28,888,888 shares may be sold at a price less than $3.15 per share. In any case, the aggregate purchase price to be paid by Capital Z is expected to be approximately $85.5 million. Universal American may also issue common stock to an affiliate of Capital Z as partial payment of a transaction fee. The Capital Z Issuance is conditioned on shareholder approval. After the Capital Z Issuance, Capital Z or its affiliates will hold between 61.2% and 65.0% of the outstanding voting shares.



     The share purchase agreement and the amendment to the share purchase agreement are attached as Annex A to this proxy statement. We encourage you to read the share purchase agreement and the amendment to the share purchase agreement because they, and not the proxy statement, are the legal documents that govern the Capital Z Issuance. References to the "share purchase agreement" and the "amended share purchase agreement" mean the share purchase agreement as originally executed together with the amendment to the originally executed share purchase agreement.



                       THE PENN UNION COMPANIES (PAGE 30)


     The Penn Union Companies consist of Pennsylvania Life Insurance Company ("Pennsylvania Life"), Penncorp Life Insurance Company, Union Bankers Insurance Company ("Union Bankers"), Constitution Life Insurance Company, Marquette National Life Insurance Company, Peninsular Life Insurance Company, PennCorp Financial, Inc. and selected assets of PennCorp Financial Services, Inc. The Penn Union Companies underwrite and market, through a distribution system of approximately 1,400 career agents and a network of producers throughout the United States and Canada, fixed-benefit accident and health insurance policies and life insurance and asset accumulation products.

                      FINANCING OF THE ACQUISITION OF THE

                         PENN UNION COMPANIES (PAGE 31)



     Universal American has entered into an acquisition agreement with PFG and some of PFG's subsidiaries to purchase the Penn Union Companies for a total purchase price equal to $137 million, $130.5 million of which will be in cash and $6.5 million of which will be in the form of a cash dividend payable by Union Bankers to a subsidiary of PFG that is not being purchased by Universal American. The $137 million purchase price may be increased or decreased under circumstances specified in the acquisition agreement between Universal American and PFG.



     The amended and restated acquisition agreement is attached as Annex B to this proxy statement. We encourage you to read the amended and restated acquisition agreement because it, and not this proxy statement, is the legal document that governs the acquisition of the Penn Union Companies. The amended and restated acquisition agreement is referred to as the "acquisition agreement" or the "amended and restated acquisition agreement" in this proxy statement. In order to obtain the proceeds to complete this acquisition, Universal American proposes to raise both equity and debt funding. SHAREHOLDERS ARE NOT BEING ASKED TO APPROVE THE ACQUISITION OF THE PENN UNION COMPANIES.



                             SENIOR DEBT FINANCING



     Universal American intends to obtain senior debt financing of approximately $80 million through a bank credit facility provided by a syndicate of banks led by The Chase Manhattan Bank ("Chase Bank") and Chase Securities Inc. ("CSI"). Seventy million dollars of the senior debt financing will be in the form of a term loan and $10 million will be in the form of a revolving credit facility. The amounts obtained from the term loan and the Capital Z Issuance in excess of $130.5 million will be used to finance transaction-related costs, to repay $4.5 million of existing Universal American debt and to make a capital contribution to Pennsylvania Life. The senior debt financing is more fully described on page 32 of this proxy statement.


                        REASONS FOR THE ACQUISITION AND

THE CAPITAL Z ISSUANCE (PAGE 32)


     Through its acquisition of the Penn Union Companies, Universal American expects to expand its policyholder, product and capital base and to achieve long-term economies of scale and cost savings. By financing part of the acquisition through an equity investment rather than through additional debt, Universal American will be able to incur less debt, while simultaneously developing a relationship with Capital Z that is expected to bring a number of benefits.

     There are drawbacks related to the acquisition and the Capital Z Issuance, including the concentration of ownership by Capital Z and the additional debt Universal American will have to service. However, after considering these and other factors, the board determined that the Capital Z Issuance and the acquisition will be beneficial to Universal American's shareholders.


                     BOARD OF DIRECTORS' APPROVAL (PAGE 27)


     CSI, in its capacity as financial advisor, prepared an analysis of the Capital Z Issuance and the potential acquisition of the Penn Union Companies by Universal American.


     In addition, Advest, Inc. ("Advest"), a financial advisor to Universal American's board, delivered a written opinion, dated December 31, 1998, to the board stating that the financial terms and effects of (i) the purchase price Universal American agreed to pay to purchase the Penn Union Companies and (ii) the controlling-interest investment in Universal American by Capital Z, together with the additional investment by UAFC, L.P., ("AAM") and some agents and members of the management of the Penn Union Companies, both individually and in the aggregate, are fair, from a financial point of view to Universal American and its shareholders. On May 24, 1999, Advest subsequently revised its opinion to provide that the terms and effects of the Capital Z investment and the acquisition, as reflected in the amended and restated acquisition agreement and the amended share purchase agreement, both individually and in the aggregate, are fair, from a financial point of view, to Universal American and its shareholders. Advest subsequently revised its opinion to provide that as of the date of the mailing of this proxy statement, the terms and effects of the Capital Z investment and the acquisition, both individually and in the aggregate, are fair, from a financial point of view, to Universal American and its shareholders.



     The full text of Advest's written opinion, delivered on May 24, 1999, is attached as Annex C to this proxy statement. WE URGE YOU TO READ CAREFULLY THE ENTIRE ADVEST OPINION for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on Advest's review in connection with the delivery of its written opinion. Advest's opinion is not a recommendation as to how any Universal American shareholder should vote.



     After considering the results of CSI's analysis and the potential benefits and risks of the acquisition and the Capital Z Issuance, the board approved the Capital Z Issuance and the acquisition of the Penn Union Companies. The board approval was subject to the receipt by a designated committee of the board of Advest's opinion. The board committee has received and approved Advest's opinion and forwarded it to the full board. Prior to approving the revised terms of the amended and restated acquisition agreement and the amended share purchase agreement, the board received and accepted a revised opinion of Advest.


                      INTERESTS OF PERSONS INVOLVED IN THE
                     CAPITAL Z ISSUANCE AND THE ACQUISITION
                        THAT MAY BE DIFFERENT FROM YOURS

                                   (PAGE 75)


     Some directors or executive officers or their affiliates may have interests in the share purchase agreement, the acquisition agreement and the related agreements that may be different from, or in addition to, your interests. For example, following the transactions, some of the present executive officers will have employment agreements with Universal American under which their compensation will be increased. The board of directors of Universal American was aware of these interests and took them into account in approving the share purchase agreement, the acquisition agreement and the related agreements.

                      MATERIAL TERMS OF THE SHARE PURCHASE

                              AGREEMENT (PAGE 37)


                      CONDITIONS TO THE CAPITAL Z ISSUANCE

     Universal American and Capital Z will not complete the Capital Z Issuance unless they satisfy or waive a number of conditions. The material conditions are:

- a majority of Universal American's shareholders must approve the Capital Z Issuance and the amendment to Universal American's certificate of incorporation to increase the number of authorized shares;

- the closing of the acquisition of the Penn Union Companies must occur at the same time as the closing of the Capital Z Issuance;

- Universal American must obtain insurance and other regulatory approvals relating to the Capital Z Issuance and the acquisition of the Penn Union Companies;

- Richard A. Barasch, Chief Executive Officer and Chairman of the Board of Universal American, must enter into an employment agreement with Universal

  American, the terms of which already have been agreed to; and

- Universal American must enter into a shareholders' agreement and a registration rights agreement with some shareholders of Universal American, the terms of which already have been agreed to.

     The board of directors does not intend to waive any conditions to the share purchase agreement, the waiver of which would be materially harmful to Universal American or its shareholders. Therefore, the board of directors believes that the failure to resolicit the vote of the shareholders in case of a waiver does not create any additional material risk to the shareholders.

                       TERMINATION OF THE SHARE PURCHASE
                                   AGREEMENT


     Universal American and Capital Z, at any time after July 31, 1999, can agree to terminate the share purchase agreement without completing the Capital Z Issuance. Either Universal American or Capital Z can terminate the share purchase agreement under some circumstances, including:



- if the acquisition of the Penn Union Companies has not occurred by July 31, 1999; or


- if the shareholders of Universal American fail to approve the Capital Z Issuance or the amendment to the certificate of incorporation to increase the authorized shares of common stock.


     To review the terms of the share purchase agreement in greater detail, see page 37.


                       MATERIAL TERMS OF THE ACQUISITION
                           AGREEMENT RELATING TO THE

                         PENN UNION COMPANIES (PAGE 44)


                      CONDITIONS TO THE ACQUISITION OF THE
                              PENN UNION COMPANIES

     Universal American and PFG will not complete the acquisition and sale of the Penn Union Companies unless they satisfy or waive a number of conditions. The material conditions are:

- Universal American's shareholders must approve the Capital Z Issuance and the amendment to the certificate of incorporation to increase the number of authorized shares of common stock that Universal American is permitted to issue;

- Universal American and PFG must obtain insurance and other regulatory approvals relating to the acquisition of the Penn Union Companies and, in the case of Universal American, relating to the Capital Z Issuance;


- Universal American must be satisfied with the reports being prepared based upon a review of certain reserves of Pennsylvania Life;


- PFG must complete specified restructuring and other transactions; and

- Universal American must enter into agreements with selected agents and members of management of the Penn Union Companies regarding compensation and equity investments.


     In negotiating the acquisition agreement, Universal American recognized that additional reserves in Pennsylvania Life may be required. Accordingly, Universal American included provisions in the agreement to ensure certain reserves are adequate. First, Universal American is required to receive reports from independent reserve consultants prior to the closing of the acquisition as to the adequacy of active life reserves of Pennsylvania Life. The results of these reports must be reasonably satisfactory to Universal American. If Universal American is not satisfied with the reserve consultants' reports, it is not required to close the acquisition. Second, selected Penn Union Companies, including Pennsylvania Life, must each meet minimum capital and surplus requirements. For example, Pennsylvania Life must have capital and surplus equal to at least $36 million, excluding amounts attributable to a note issued by PennCorp Financial, Inc. in favor of Pennsylvania Life. In addition, the aggregate capital and surplus amounts of selected Penn Union Companies must equal at least $65.8 million plus the earnings, as described in the acquisition agreement, of those companies from January 1, 1999 to the closing. If the estimated capital and surplus amounts do not equal or exceed the minimum capital and surplus requirements at closing, Universal American is not obligated to close the acquisition. Finally, the acquisition agreement requires a post-closing purchase price adjustment based on the actual capital and surplus of the selected Penn Union Companies. PFG will pay Universal American the difference between the actual capital and surplus amounts and the required capital and surplus amounts. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies--Material Terms of the Acquisition Agreement and the Related Transactions--Purchase Price Adjustment."



     Based on its own analysis and that of an outside actuarial consultant, Universal American believes that the reserves of the Penn Union Companies will be adequate as of the closing. Universal American, however, cannot give assurances that such reserves will be adequate over the long term.


     The board of directors does not intend to waive conditions to the acquisition agreement the waiver of which, in the aggregate, would be materially harmful to Universal American or its shareholders.

TERMINATION OF THE ACQUISITION AGREEMENT


     Universal American and PFG can together agree to terminate the acquisition agreement before completing the acquisition of the Penn Union Companies. Either Universal American or PFG can terminate the share purchase agreement under some circumstances, including the failure of the acquisition of the Penn Union Companies to close by July 31, 1999.



     To review the terms of the acquisition agreement of the Penn Union Companies in greater detail, see page 44.



                         REGULATORY APPROVALS (PAGE 36)



     The New York state insurance department has approved the Capital Z Issuance and the acquisition. The regulatory authorities in Florida, Texas, Pennsylvania and North Carolina must approve the Capital Z Issuance and the acquisition. The transactions also require approval under some Canadian federal and provincial laws. In addition, both the Capital Z Issuance and the acquisition are subject to compliance with applicable state and federal securities laws and approvals from or notices to various states.


     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") applies to both the Capital Z Issuance and the acquisition of the Penn Union Companies. The HSR Act prohibits Universal American and PFG from completing the acquisition of the Penn Union Companies until Universal American, Capital Z and PFG have furnished the required information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended or been terminated.


     Universal American, Capital Z and the Penn Union Companies have made all required Form A filings, made presentations to applicable insurance departments and are providing additional information as requested. The terms of the amended and restated acquisition agreement and the amended share purchase agreement will be filed with the various insurance departments. Universal American, Capital Z and the Penn Union Companies continue to make all other regulatory filings as required. Universal American, Capital Z and the Penn Union Companies expect to receive all required regulatory approvals. Most required notices have been filed as of the date of this proxy statement and additional notices will continue to be filed as required. All required HSR Act approvals which are required as a condition to complete the acquisition and the Capital Z Issuance have been received.

                               OTHER INFORMATION

     Unless otherwise indicated, all financial information and operating statistics applicable to Universal American and the Penn Union Companies in this proxy statement are based on generally accepted accounting principles ("GAAP") and not statutory accounting practices ("SAP"). In conformity with industry practice, information derived from A.M. Best Company, Inc. ("A.M. Best") and the National Association of Insurance Commissioners ("NAIC") and used in this proxy statement for industry comparisons is based on SAP.

     PFG has furnished the financial and other information set forth in this proxy statement concerning PFG and the Penn Union Companies. We have no reason to believe that the information provided by PFG is incorrect. However, in the event that this information is materially inaccurate, Universal American's recourse may be limited in some respects by the terms of the acquisition agreement. Based on information obtained from PFG, Universal American prepared descriptions of PFG and the Penn Union Companies.


                      FORWARD-LOOKING STATEMENTS (PAGE 27)


     Statements in this proxy statement are or may be forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in such statements depending on a variety of factors discussed more fully in this proxy statement. You should carefully review all information, including the financial statements and the notes to the financial statements, included in this proxy statement.

                                   PROPOSALS

                        PROPOSAL NO. 1 -- THE CAPITAL Z

                               ISSUANCE (PAGE 67)


     THE CAPITAL Z ISSUANCE. Proposal No. 1 asks you to approve the Capital Z Issuance. Capital Z does not currently own any capital stock of Universal American.


     EFFECT OF THE CAPITAL Z ISSUANCE. After the Capital Z Issuance, Capital Z will hold approximately 65.5% of Universal American's outstanding common stock. If all of the securities of Universal American that could be converted into common stock were converted or exercised, Capital Z would own 59.5% of the outstanding common stock.



     If the acquisition of the Penn Union Companies and the Capital Z Issuance had been completed on January 1, 1998, pro forma earnings per share of Universal American for the year ended December 31, 1998 would have been $0.06 per share, assuming that all of Universal American's securities that could be converted or exercised into common stock had been converted or exercised, which compares to $0.20 reported by Universal American for the year ended December 31, 1998 or a $0.14 per share decrease. The results of the Penn Union Companies for the year ended December 31, 1998 included reserve strengthenings which resulted in a reduction of $21.5 million in net income after tax, or $0.52 per share. See "Penn Union Companies Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 109 and "-- Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Statement of Operations -- Year Ended December 31, 1998."


     ADVANTAGES AND DISADVANTAGES OF THE CAPITAL Z ISSUANCE. The board of directors approved the Capital Z Issuance to ensure that Universal American has the opportunity to complete the acquisition of the Penn Union Companies. The board of directors considered the extent of Capital Z's ownership following the Capital Z Issuance. The board of directors, however, views the relationship with Capital Z as beneficial to Universal American's ability to continue its growth and take advantage of opportunities to complete acquisitions as they arise. The relationship may also provide Universal American with greater access to capital markets and enhance shareholder value. In addition, funding the acquisition of the Penn Union Companies in part through the issuance of equity will allow Universal American to maintain a more conservative debt-to-equity ratio and satisfy rating agency considerations. The board decided these advantages outweighed the concerns raised by Capital Z's ability to control elections of Universal American's directors, the potential depressive effect on the trading market for Universal American's common stock by the concentration of Capital Z's ownership, and the fact that Capital Z's ownership could delay or prevent an advantageous change in control.

     CORPORATE GOVERNANCE. As a condition to the Capital Z Issuance, Universal American, Capital Z, Richard A. Barasch, and AAM, and some other shareholders of Universal American will enter into a shareholders' agreement. The shareholders' agreement provides that initially after the closing, Capital Z may nominate four directors, Richard A. Barasch may nominate two directors, AAM may nominate one director, and Universal American will nominate the remaining two directors of Universal American. Capital Z, Richard Barasch and AAM are each required to vote for the director(s) nominated by the others. The number of directors each shareholder can nominate may change, depending on future share ownership. As long as Capital Z owns over 50% of the outstanding voting stock after the Capital Z Issuance, it will have the ability to select Universal American's two designated directors. As a consequence, Capital Z will effectively be able to select 6 of the 9 directors on

Universal American's board. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies -- Terms of the Share Purchase
Agreement -- Shareholders' Agreement."

     CONSEQUENCES IF THE CAPITAL Z ISSUANCE IS NOT APPROVED. Under the terms of the share purchase agreement, if the shareholders do not approve the Capital Z Issuance, Universal American will not be able to complete the acquisition of the Penn Union Companies or otherwise purchase or acquire any of the businesses or assets of PFG for a period of two years after the termination of the share purchase agreement.

     EVEN THOUGH SHAREHOLDERS OWNING OVER 50% OF THE OUTSTANDING VOTING STOCK HAVE AGREED TO VOTE IN FAVOR OF PROPOSAL NO. 1, WE ASK THAT YOU COMPLETE AND RETURN YOUR BALLOT.

     ADVANTAGES AND DISADVANTAGES OF THE ACQUISITION OF THE PENN UNION COMPANIES. Through the acquisition of the Penn Union Companies, Universal American will be able to expand its product and policyholder base. Universal American expects that the growth that will result from the acquisition will allow it to achieve long-term economies of scale and to cut costs and increase profits.

     There is no guarantee that these benefits will materialize. It is possible that Universal American may have difficulty consolidating the operations of the Penn Union Companies with its own business. However, after considering all the advantages and disadvantages, the board determined that the acquisition will ultimately increase shareholder value. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies -- Reasons for the Acquisition and the Capital Z Issuance."

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CAPITAL Z ISSUANCE AND RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

                      PROPOSAL NO. 2 -- AMENDMENTS TO THE

                     CERTIFICATE OF INCORPORATION (PAGE 69)


     Each of the following amendments to Universal American's certificate of incorporation are proposed:

a. Increase the number of authorized shares of Universal American common stock from 20 million to 80 million shares in order to effect the Capital Z Issuance.

b. Provide for shareholder action by written consent instead of a meeting of shareholders. Written consent would only need to be given by shareholders holding the number of shares required to approve the action being taken by written consent.

c. Eliminate the requirement that holders of 66 2/3% of Universal American's outstanding voting capital stock approve amendments to some provisions of the certificate of incorporation, which means only majority approval will be necessary for those amendments.

d. Remove the provision in the certificate of incorporation which requires the vote of holders of 66 2/3% of the outstanding voting capital stock to call a special meeting of the shareholders. The board will amend the by-laws to allow special meetings of the shareholders to be called at the request of holders of 50% of the outstanding voting capital stock.

e. Replace the present method of electing directors and the length of their terms with a system in which all directors are elected at one time for a term expiring at the next annual meeting. Directors are currently elected to three year staggered terms.

f. Require 66 2/3% of Universal American's board of directors to approve some important corporate actions.

     YOU MUST VOTE ON EACH ITEM OF PROPOSAL NO. 2 SEPARATELY, BUT YOU DO NOT HAVE TO VOTE THE SAME WAY ON EACH ITEM.

     EVEN THOUGH SHAREHOLDERS OWNING OVER 50% OF THE OUTSTANDING VOTING STOCK HAVE AGREED TO VOTE IN FAVOR OF ITEM (a) OF PROPOSAL NO. 2, THE VOTING AGREEMENT DOES NOT COVER THE APPROVAL OF ITEMS (b) THROUGH (f) OF PROPOSAL NO. 2. IN ADDITION, ITEMS (b) THROUGH (e) REQUIRE APPROVAL BY HOLDERS OF 66 2/3% OF THE TOTAL OUTSTANDING VOTING SHARES ENTITLED TO VOTE ON THOSE ITEMS. ACCORDINGLY, YOUR VOTE IS VERY IMPORTANT TO THE APPROVAL OF THE AMENDMENTS TO THE CERTIFICATION OF INCORPORATION AND YOU ARE REQUESTED TO COMPLETE AND RETURN YOUR BALLOT. Failure to return your ballot will be considered a vote against each item of Proposal No. 2.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THESE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND RECOMMENDS A VOTE FOR EACH ITEM OF PROPOSAL NO. 2.


 PROPOSAL NO. 3 -- AMENDMENT TO THE 1998 INCENTIVE COMPENSATION PLAN (PAGE 73)



     Proposal No. 3 asks you to authorize an amendment to Universal American's 1998 Incentive Compensation Plan to create an exception to the plan's prohibition against the grant of options which may be exercised at a price per share less than fair market value on the day of the grant. This exception would allow Universal American to grant options to agents and members of management of the Penn Union Companies and Universal American following the acquisition of the Penn Union Companies which may be exercised at the same price per share that Capital Z will pay in the Capital Z Issuance. The amendment would only apply to options granted to a limited number of agents and members of management following the proposed acquisition of the Penn Union Companies.


     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE 1998 INCENTIVE COMPENSATION PLAN AND RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

     YOU ARE URGED TO REVIEW CAREFULLY THE MORE DETAILED INFORMATION INCLUDED IN THIS PROXY STATEMENT AND THE ACCOMPANYING ANNEXES.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION


     We are providing the following historical financial information to aid you in your analysis of the financial aspects of the Capital Z Issuance and the acquisition of the Penn Union Companies. This information is only a summary and you should read it in conjunction with the historical financial statements and other financial information contained in Universal American's most recent annual and quarterly reports filed with the SEC, the historical financial information and more detailed financial information provided in Annex E to this proxy statement, and the historical financial information in the other documents to which we refer. See "Where You Can Find More Information" on page 127.



     The summary historical financial information for Universal American is derived from consolidated financial statements of Universal American and was prepared in accordance with GAAP. The financial statements for Universal American as of December 31, 1996, 1997 and 1998 and each of the three years in the period ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors. The financial statements for Universal American as of December 31, 1994 and 1995 and for the years ended December 31, 1994 and 1995 have been audited by KPMG LLP, independent auditors. The summary financial information for Universal American as of March 31, 1999 and for the three month periods ended March 31, 1998 and 1999 was derived from unaudited consolidated financial statements of Universal American that include all adjustments, including normally occurring accruals, that we consider necessary for a fair presentation of the results of operations for the periods presented. The results for three months ended March 31, 1999 are not necessarily indicative of the results of Universal American's fiscal year ended December 31, 1999.



     The combined financial statements for the Penn Union Companies for the years ended December 31, 1995, 1996, 1997 and 1998 have been audited by KPMG LLP, independent auditors. The summary financial information for the Penn Union Companies as of March 31, 1999 and the three months ended March 31, 1998 and 1999 was derived from unaudited combined financial statements of the Penn Union Companies that include all adjustments, including normally occurring accruals, that the Penn Union Companies consider necessary for their presentation of the results of operations for the periods presented. The results for three months ended March 31, 1999 are not necessarily indicative of the results of Universal American's fiscal year ended December 31, 1999.



     The Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 1999 and the year ended December 31, 1998 present results for Universal American as if the acquisition and the financing of the acquisition had been consummated as of January 1, 1998. The Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1999 gives effect to the acquisition of the Penn Union Companies by Universal American as if it had occurred on the balance sheet date, March 31, 1999. The unaudited pro forma financial information has been derived from and should be read in conjunction with the Notes to Unaudited Pro Forma Financial Information that follow on page 21, as well as the historical Consolidated Financial Statements and Notes of Universal American as of December 31, 1998 and for the year ended December 31, 1998 and the historical Combined Financial Statements and Notes of the Penn Union Companies of PFG as of December 31, 1998 and for year ended December 31, 1998 set forth in Annex E to this proxy statement. See "Universal American Financial Corp. Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 91 and "Penn Union Companies Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 109.


     The pro forma adjustments and combined amounts are provided for informational purposes only, and if the acquisition of the Penn Union Companies is consummated, Universal American's consolidated financial statements will reflect the effects of the acquisition only from the date the transaction occurs. The pro forma adjustments are applied to the historical financial statements of Universal American and the Penn Union Companies to account for the acquisition of the Penn Union Companies by Universal American under the purchase method of accounting in accordance with APB Opinion No. 16. Under this method of accounting, the total purchase cost will be allocated to the Penn Union Companies' assets and liabilities based on their relative fair values. These allocations are subject to valuations as of the date of the acquisition based upon appraisals and other information available at that time. Accordingly, the final purchase price adjustments will be different from the amounts reflected in this proxy statement. However, it is management's opinion that the allocation of the purchase price reflected in the unaudited pro forma financial information is not expected to be materially different from the final amounts. The unaudited pro forma combined financial information, however, reflects management's best estimate based upon currently available information.


     The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had the acquisition been consummated on the dates assumed, nor is the pro forma information intended to be indicative of Universal American's future results of operations.

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                          INCOME STATEMENT INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Direct premium and policyholder fees........................   $ 31,405       $ 32,066
Reinsurance premium assumed.................................        203            249
Reinsurance premium ceded...................................    (21,124)       (21,891)
                                                               --------       --------
  Net premium and other policyholder fees...................     10,484         10,424
Net investment income.......................................      2,708          2,799
Realized gain/(loss) on investments.........................        (26)            47
Fee income..................................................        633            569
Other income................................................         16             11
                                                               --------       --------
  Total revenues............................................     13,815         13,850
                                                               --------       --------
Total benefits, claims and other deductions.................     13,040         12,783
                                                               --------       --------
Operating income before taxes...............................        775          1,067
Net income after taxes......................................        533            711
Net income applicable to common shareholders................   $    425       $    531
                                                               ========       ========
Earnings per common share:
  Basic.....................................................   $   0.06       $   0.07
                                                               ========       ========
  Diluted...................................................   $   0.04       $   0.05
                                                               ========       ========



                                                           YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------
                                                1994      1995     1996(2)   1997(3)     1998
                                               -------   -------   -------   -------   --------
Direct premium and policyholder fees.........  $40,652   $46,145   $55,287   $99,339   $131,044
Reinsurance premium assumed..................   13,564     8,866    10,522       998        998
Reinsurance premium ceded....................  (13,892)  (18,200)  (25,664)  (62,623)   (89,546)
                                               -------   -------   -------   -------   --------
  Net premium and other policyholder fees....   40,324    36,811    40,145    37,714     42,496
Net investment income........................    9,239     8,945     9,850    10,023     10,721
Realized gains on investments................       42       674       240     1,133        256
Fee income...................................    4,126     3,137     2,872     2,368      2,553
Other income.................................      219       244       280        93         63
                                               -------   -------   -------   -------   --------
  Total revenues.............................   53,950    49,811    53,387    51,331     56,089
                                               -------   -------   -------   -------   --------
Total benefits, claims and other
  deductions.................................   51,712    47,161    53,014    48,119     52,157
                                               -------   -------   -------   -------   --------
Operating income before taxes................    2,238     2,650       373     3,212      3,932
Net income after taxes.......................    2,228     2,642       104     2,119      2,607
Net income applicable to common
  shareholders(1)............................  $ 3,173   $ 2,642   $   104   $ 1,870   $  2,174
                                               =======   =======   =======   =======   ========
Earnings per share:
  Basic......................................  $  0.59   $  0.42   $  0.01   $  0.26   $   0.29
                                               =======   =======   =======   =======   ========
  Diluted....................................  $  0.37   $  0.25   $  0.01   $  0.18   $   0.20
                                               =======   =======   =======   =======   ========

                           BALANCE SHEET INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                AS OF DECEMBER 31,                      AS OF
                               ----------------------------------------------------   MARCH 31,
                                 1994       1995       1996       1997       1998       1999
                               --------   --------   --------   --------   --------   ---------
Total cash and investments...  $125,487   $135,603   $144,681   $159,429   $164,674   $158,382
Total assets.................   164,862    182,994    242,237    272,575    283,302    284,215
Policyholder account
  balances...................   108,777    118,609    134,539    145,085    154,886    156,196
Series C preferred stock.....        --         --         --      5,168      5,168      5,168
Series D preferred stock.....        --         --         --         --      2,250      4,000
Series B preferred stock.....     4,000      4,000      4,000      4,000      4,000      4,000
Stockholders' equity.........    15,321     24,114     22,079     25,706     28,318     28,403
Stockholders' equity per
  share of common stock
  Basic(4)...................  $   1.83   $   2.89   $   2.53   $   2.96   $   3.18   $   3.14
  Diluted(5).................  $   1.66   $   2.30   $   2.12   $   2.39   $   2.59   $   2.55


-------------------------

(1) After provision for Series A preferred stock dividends of $576,000 for the year ended December 31, 1994, Series C preferred stock dividends of $250,000 and $433,000 for the years ended December 31, 1997 and 1998, respectively, and Series C and Series D preferred stock dividends of $180,000 for the three months ended March 31, 1999.


(2) Includes the results of the First National Life Insurance Company block of business since its acquisition on October 1, 1996. See "Universal American Financial Corp. Management's Discussion and Analysis of Financial Condition and Results of Operations".


(3) Includes the results of American Exchange Life Insurance Company since its acquisition on December 1, 1997. See "Universal American Financial Corp. Management's Discussion and Analysis of Financial Condition and Results of Operations".


(4) Basic stockholders' equity per share of common stock represents stockholders' equity less the financial statement value of Series B preferred stock divided by outstanding shares of common stock.


(5) Diluted stockholders' equity per share of common stock represents stockholders' equity plus the financial statement value of the Series C preferred stock, redemption accrual on the Series C preferred stock, the Series D Preferred Stock, the proceeds from the exercise of outstanding options and warrants divided by outstanding shares of common stock plus the stock issued pursuant to the conversion of the Series B preferred stock, Series C preferred stock and Series D Preferred Stock and the exercise of the options and warrants outstanding.

                            THE PENN UNION COMPANIES
                         COMBINED FINANCIAL INFORMATION

                          INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)


                                   THREE MONTHS ENDED
                                          MARCH                   YEAR ENDED DECEMBER 31,
                                   -------------------   -----------------------------------------
                                     1998       1999       1995       1996       1997       1998
                                   --------   --------   --------   --------   --------   --------
Direct premium and policyholder
  fees...........................    78,008     67,828   $161,188   $329,871   $326,096   $299,846
Reinsurance premiums assumed.....     2,637        595      9,156     22,514      5,029      2,495
Reinsurance premiums ceded.......   (24,452)   (22,703)    (4,058)   (56,123)  (106,121)  (102,785)
                                   --------   --------   --------   --------   --------   --------
  Net premium and policyholder
     fees earned.................  $ 56,193   $ 45,720    166,286    296,262    225,004    199,556
Net investment income............    12,332     11,868     30,572     48,113     47,405     47,938
Realized gains (losses) on sale
  of investments.................      (606)        92       (278)      (616)     4,795      6,207
Other income.....................     3,193      3,371      3,717      9,252     17,550     11,408
                                   --------   --------   --------   --------   --------   --------
  Total revenues.................    71,112     61,051    200,297    353,011    294,754    265,109
                                   --------   --------
Total benefits, claims and other
  deductions.....................    69,890     58,828    153,397    298,937    262,860    363,276
                                   --------   --------   --------   --------   --------   --------
Operating income (loss) before
  taxes..........................     1,222      2,223     46,900     54,074     31,894    (98,167)
Net income (loss) after taxes....  $    932   $  1,863   $ 27,432   $ 36,468   $ 24,305   $(62,910)


                           BALANCE SHEET INFORMATION
                                 (IN THOUSANDS)


                                                      AS OF DECEMBER 31,              AS OF
                                             ------------------------------------   MARCH 31,
                                                1996         1997         1998         1999
                                             ----------   ----------   ----------   ----------
Total cash and investments.................  $  651,061   $  674,749   $  706,278   $  684,870
Total assets...............................   1,226,372    1,266,182    1,144,026    1,119,057
Policy liabilities and accruals............     638,991      666,598      635,302      631,485
Business equity............................     483,179      498,840      439,006      434,880

                       UNIVERSAL AMERICAN FINANCIAL CORP.


       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS



                       THREE MONTHS ENDED MARCH 31, 1999


                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)



                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                                                      RELATING TO THE
                                          HISTORICAL FINANCIAL       PRO FORMA       ACQUISITION OF THE
                                               STATEMENTS           ADJUSTMENTS          PENN UNION
                                         ----------------------     RELATING TO          COMPANIES
                                         UNIVERSAL   PENN UNION     TRANSFER OF           AND THE          PRO FORMA
                                         AMERICAN    COMPANIES    CERTAIN LINES(1)   RELATED FINANCING    CONSOLIDATED
                                         ---------   ----------   ----------------   ------------------   ------------
REVENUES:
Net premium and policyholder fees
  earned...............................   $10,424     $45,720         $  (842)            $    --           $55,302
Net investment income..................     2,799      11,868            (636)                 --            14,031
Realized gains on investments..........        47          92              --                  --               139
Other income...........................       579       3,371            (120)                 --             3,830
                                          -------     -------         -------             -------           -------
Total revenues.........................    13,849      61,051          (1,598)                 --            73,302
                                          -------     -------         -------             -------           -------
BENEFITS, CLAIMS AND EXPENSES:
Policyholder benefits..................     9,172      32,944          (1,267)                 --            40,849
Change in deferred acquisition costs...      (856)     (1,437)            (33)             (3,168)(2)        (5,494)
Amortization of present value of future
  profits..............................        44       2,829            (121)             (2,708)(3)            44
Amortization of goodwill...............        39       1,383              --              (1,383)(3)            39
Amortization of negative goodwill......        --          --              --              (1,353)(4)        (1,353)
Interest expense on the senior secured
  note.................................        --          --              --               1,641(5)          1,641
Other operating costs and expenses.....     4,383      23,109            (925)                 --            26,567
                                          -------     -------         -------             -------           -------
Total benefits, claims and other
  deductions...........................    12,782      58,828          (2,346)             (6,970)           62,294
                                          -------     -------         -------             -------           -------
Operating income before taxes..........     1,067       2,223             748               6,970            11,008
Federal income tax expense.............       356         360             257               2,492(6)          3,465
                                          -------     -------         -------             -------           -------
Net income.............................       711       1,863             491               4,478             7,543
Redemption accrual on Series C
  preferred stock......................       180          --              --                (180)(7)            --
                                          -------     -------         -------             -------           -------
Net income applicable to common
  shareholders.........................   $   531     $ 1,863         $   491             $ 4,658           $ 7,543
                                          =======     =======         =======             =======           =======
EARNINGS PER COMMON SHARE:
    Basic..............................   $  0.07                                                           $  0.19
                                          =======                                                           =======
    Diluted............................   $  0.05                                                           $  0.17
                                          =======                                                           =======
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
    Basic..............................     7,706                                          32,890(8)         40,596
    Diluted............................    14,894                                          30,714(8)         45,568

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                                                      RELATING TO THE
                                          HISTORICAL FINANCIAL       PRO FORMA       ACQUISITION OF THE
                                               STATEMENTS           ADJUSTMENTS          PENN UNION
                                         ----------------------     RELATING TO          COMPANIES
                                         UNIVERSAL   PENN UNION     TRANSFER OF           AND THE          PRO FORMA
                                         AMERICAN    COMPANIES    CERTAIN LINES(1)   RELATED FINANCING    CONSOLIDATED
                                         ---------   ----------   ----------------   ------------------   ------------
REVENUES:
Net premium and policyholder fees
  earned...............................   $42,496     $199,556        $(13,968)          $      --          $228,084
Net investment income..................    10,721       47,938          (6,255)                 --            52,404
Realized gains on investments..........       256        6,207             (43)                 --             6,420
Other income...........................     2,616       11,408            (120)                 --            13,904
                                          -------     --------        --------           ---------          --------
Total revenues.........................    56,089      265,109         (20,386)                 --           300,812
                                          -------     --------        --------           ---------          --------
BENEFITS, CLAIMS AND EXPENSES:
Policyholder benefits..................    38,235      174,646         (11,122)                 --           201,758
Change in deferred acquisition costs...    (3,530)      53,030            (245)            (87,001)(2)       (37,746)
Amortization of present value of future
  profits..............................       174       10,842          (1,194)             (9,648)(3)           174
Amortization of goodwill...............       171        5,547              --              (5,547)(3)           171
Amortization of negative goodwill......        --           --              --              (4,749)(4)        (4,749)
Interest expense on the senior secured
  note.................................        --           --              --               6,630(5)          6,630
Other operating costs and expenses.....    17,107      119,211          (5,984)                 --           130,335
                                          -------     --------        --------           ---------          --------
Total benefits, claims and other
  deductions...........................    52,157      363,276         (18,545)           (100,315)          296,573
                                          -------     --------        --------           ---------          --------
Operating income (loss) before taxes...     3,932      (98,167)         (1,841)            100,315             4,239
Federal income tax expense (benefit)...     1,325      (35,257)           (361)             35,863(6)          1,569
                                          -------     --------        --------           ---------          --------
Net income (loss)......................     2,607      (62,910)         (1,480)             64,453             2,670
Redemption accrual on Series C
  preferred stock......................       433           --              --                (433)(7)            --
                                          -------     --------        --------           ---------          --------
Net income (loss) applicable to common
  shareholders.........................   $ 2,174     $(62,910)       $ (1,481)          $  64,886          $  2,670
                                          =======     ========        ========           =========          ========
EARNINGS PER COMMON SHARE:
    Basic..............................   $  0.29                                                           $   0.07
                                          =======                                                           ========
    Diluted............................   $  0.20                                                           $   0.06
                                          =======                                                           ========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
    Basic..............................     7,533                                           32,890(8)         40,423
    Diluted............................    13,155                                           30,714(8)         43,869

                       UNIVERSAL AMERICAN FINANCIAL CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                              AS OF MARCH 31, 1999

                                 (IN THOUSANDS)


                                                FINANCING                      PURCHASE
                                 UNIVERSAL      ACCOUNTING     PENN UNION     ACCOUNTING       PRO FORMA
                                  AMERICAN    ADJUSTMENTS(9)   COMPANIES    ADJUSTMENT(10)    CONSOLIDATED
                                 ----------   --------------   ----------   ---------------   ------------
ASSETS:
Total investments..............   $149,456       $     --      $  609,150      $ (65,581)      $  753,025
Cash...........................      8,926         15,000          15,720             --           39,646
Deferred policy acquisition
  costs........................     26,368             --         117,105       (117,105)          26,368
Goodwill.......................      4,316             --          95,697        (95,697)           4,316
Present value of future
  profits......................      1,526             --          85,823        (85,823)           1,526
Other assets...................     93,623          6,250         133,361             --          233,234
                                  --------       --------      ----------      ---------       ----------
Total assets...................    284,215         21,250       1,116,856       (364,206)       1,058,115
                                  ========       ========      ==========      =========       ==========
LIABILITIES, SERIES C AND D
  PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY:
Reserves for future policy
  benefits.....................    230,080             --         631,485        (61,387)         820,178
Loan payable...................      4,500         (4,500)             --             --               --
Senior secured note payable....         --         70,000              --             --           70,000
Dividend from Union Banks......         --          6,500              --         (6,500)              --
Deferred income tax (asset)
  liability....................      1,127             --            (410)       (72,550)         (71,833)
Negative goodwill..............         --             --              --         74,111           54,111
Other liabilities..............     10,074             --          50,901             --           60,975
                                  --------       --------      ----------      ---------       ----------
  Total liabilities............    245,781         72,000         681,976        (66,326)         933,431
                                  --------       --------      ----------      ---------       ----------
Series C and D preferred stock
  (including redemption accrual
  thereon).....................     10,031        (10,031)             --             --               --
                                  --------       --------      ----------      ---------       ----------
Total stockholders' equity.....     28,403         96,281         434,880       (434,880)         124,684
                                  --------       --------      ----------      ---------       ----------
Total liabilities, Series C and
  D preferred stock and
  stockholders' equity.........   $284,215       $158,250      $1,116,856      $(501,206)      $1,058,115
                                  ========       ========      ==========      =========       ==========

                       UNIVERSAL AMERICAN FINANCIAL CORP.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                 (IN THOUSANDS)


     Universal American has entered into an acquisition agreement with PFG and some of PFG's subsidiaries to purchase the Penn Union Companies for $137 million, 130.5 million of which will be in cash and $6.5 million of which will be in the form of a cash dividend payable by Union Bankers to a subsidiary of PFG that is not being purchased by Universal American. For a description of the transaction and the companies to be acquired, see "The Capital Z Issuance and the Acquisition of the Penn Union Companies" on page 27 of this proxy statement. The purchase price may be adjusted to reflect differences between the capital and surplus set forth in the closing statement and the amounts required by the purchase agreement. This adjustment must be made within 90 days of the closing date of the acquisition. For a further discussion of the purchase price adjustment, see "Material Terms of the Acquisition Agreement and Related Transactions -- Purchase Price Adjustment" on page 44 of this proxy statement. The purchase price was determined based upon many factors, including:



     - the statutory capital base of the Penn Union Companies;



     - the historical statutory earnings of the Penn Union companies;



     - the uncertainty of the adequacy of the statutory reserves held by the Penn Union Companies;



     - the status of the sales force at the time of negotiating the transaction; and



     - the anticipated rate of return on the investment.



     Adjustments to the unaudited pro forma condensed consolidated statements of operations to give effect to the acquisition of the Penn Union Companies as of January 1, 1998 are summarized below:



 (1) The acquisition agreement contains certain pre-closing restructuring provisions, of which material provisions include the termination of the reinsurance agreements between Peninsular Life Insurance Company ("Peninsular") and Occidental Life Insurance Company of North Carolina ("Occidental")(both are subsidiaries of PFG); reinsurance of 100% of the Peninsular direct business and the reinsurance of 100% of the unreinsured Medicare supplement business of Union Bankers. The pro forma income statement effects of these reinsurance transactions for the three months ended March 31, 1999 and the year ended December 31, 1998 are as follows:



                                              MARCH 31, 1999   DECEMBER 31, 1998   NOTE
DESCRIPTION OF TRANSACTION                    --------------   -----------------   ----
  Termination of all Peninsular
     agreements.............................       $491             $  (356)        1a
  Additional 20% coinsurance of Medicare
     supplement.............................         --              (1,125)        1b
                                                   ----             -------
          Total income statement effects....       $491             $(1,481)
                                                   ====             =======



      a) Termination of the reinsurance agreements between Peninsular and
         Occidental: This business is separately tracked for reinsurance disclosure purposes, including premiums earned, policyholder benefits incurred, change in deferred acquisition costs, amortization of present value of future profits and the related taxes on these items. Net investment income earned on the reserves held and expenses are allocated to lines of business based on the pro-rata share of the mean reserves

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

         and premiums, respectively. All of these impacts have been removed. No new third party reinsurance agreements will be consummated to replace the reinsurance between Peninsular and Occidental. However, a related party reinsurance agreement between Peninsular and Constitution is currently being drafted but would not impact the combined results.

         Reinsurance of 100% of the Peninsular direct business: This business is separately tracked for disclosure purposes, including premiums earned, policyholder benefits incurred, change in deferred acquisition costs, amortization of present value of future profits and the related taxes on these items. Net investment income earned on the reserves held and expenses are allocated to lines of business based on the pro-rata share of the mean reserves and premiums, respectively. This activity as recorded by the Penn Union Companies prior to the acquisition has been eliminated. After the cancellation of the agreements as described above, all direct business is identified and removed on a historical basis, totally eliminating all business of Peninsular which is tracked as a separate company for reporting purposes.


         All adjustments to realized gains (losses) and other income are related to the removal of the actual direct and assumed Peninsular business. Assets are transferred backing the reserves for the business reinsured and thus the related realized gains and losses and the investment income are adjusted in the pro forma information.



         For all direct business of Peninsular, this reinsurance is on a full assumption basis, which results in the legal replacement of the insurance carrier, Peninsular, with Occidental Life Insurance Company upon completion of the transaction. This line of business is to be fully transferred to Occidental Life via this legal replacement prior to close and thus the business will not be acquired in this transaction. Therefore, it has been removed in the pro forma presentation.



      b) Reinsurance of the unreinsured Medicare supplement business of Union
         Bankers: During the fourth quarter of 1998, Union Bankers and Constitution ceded the remaining 20% of the Medicare supplement business to Cologne Life Reinsurance Company ("Cologne"). This business is separately tracked for disclosure purposes, including premiums earned, policyholder benefits incurred, change in deferred acquisition costs, amortization of present value of future profits and the related taxes on these items. Net investment income earned on the reserves held is allocated to this line of business based on the pro-rata share of the mean reserves. Certain identifiable expenses (i.e., TPA fees) are directly assigned to this line. Other expenses are allocated based on premium. However, these expenses are offset in part by expense allowances, based on specified percentages of premiums, which are recovered from Cologne. This activity, as recorded by the Penn Union Companies prior to the coinsurance of the remaining 20%, has been eliminated on a pro forma basis.



         Both the initial cession of 80% of the Medicare supplement business, as well as the subsequent cession of the remaining 20%, resulted in gains to Union Bankers which were deferred and are amortized into income over the life of the business. The combined amortization of these gains amounted to $9.6 million during 1998

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)


         and has not been eliminated on a pro forma basis, as it relates to the Penn Union Companies' profit on the sales transactions and is not part of the operating results for the Medicare supplement line of business.



         The removal of the remaining 20% of unreinsured Medicare supplement business of Union Bankers and Constitution relates to the coinsurance transaction with Cologne. Upon completion of this transaction during the fourth quarter of 1998, the entire block of business is coinsured with Cologne. This transaction does not result in the legal replacement of Union Bankers and Constitution, however, the block of business is transferred to Cologne under coinsurance and is presented accordingly in the pro forma financial information. The income statement effects of this line of business were removed for the portion of 1998 prior to the execution of the remaining 20%. Under coinsurance, the liabilities are transferred to Cologne. Cologne is contractually responsible for the liabilities of this block. If, however, they fail to meet their contractual obligation, Union Bankers and Constitution would be obligated under the insurance contracts with the policyholders.


      Other than the Medicare supplement business of Union Bankers as noted above, these planned reinsurance transactions to transfer lines of business not acquired have not been consummated as of December 31, 1998.


 (2) The components of the Penn Union historical amounts for the change in deferred acquisition costs for the three months ended March 31, 1999 and the year ended December 31, 1998 consisted of the following:



                                                 MARCH 31, 1999    DECEMBER 31, 1998
                                                 --------------    -----------------
     Capitalized acquisition costs.............     $ 7,887            $ 40,337
     Amortization of amounts capitalized in
       1998 and later..........................      (3,249)             (6,121)
     Amortization of DAC balances prior to
       1998....................................      (3,168)            (87,001)
     Amortization of DAC balance on lines of
       business transferred....................         (33)               (245)
                                                    -------            --------
       Total change in deferred acquisition
          costs................................     $ 1,437            $(53,030)
                                                    =======            ========



      The amortization of deferred acquisition costs recorded by the Penn Union Companies prior to 1998 was eliminated. However, the capitalization of acquisition costs and the related amortization which occurred during 1998 and 1999 were recorded.


 (3) The amortization of the present value of future profits and goodwill recorded by the Penn Union Companies prior to the acquisition was eliminated.


 (4) Amortization of the excess of estimated fair values of net assets acquired over the purchase price (negative goodwill) is recognized over a ten-year period on a straight-line basis. See Note 10 in "Notes to Unaudited Pro Forma Financial Information" on page 25.



 (5) Interest expense was recorded to reflect the issuance of $70,000 of senior bank debt with an annual interest rate of 8.69%.


 (6) Income taxes were adjusted at a rate of 35% to reflect the effect on taxes of notes (2) through (5).

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

 (7) The redemption accrual on the Series C preferred stock of Universal American accumulated prior to the acquisition was eliminated since these securities were converted into common stock of Universal American in April 1999.


 (8) Basic and diluted weighted average number of common shares outstanding at March 31, 1999 were adjusted to reflect the issuance of 27.857 million shares of Universal American's common stock as if they were issued on January 1, 1998 and outstanding for the entire year. These shares would be issued pursuant to the proposed transaction as follows:



                                                          SHARES         $ AMOUNT
DESCRIPTION                                              ---------    ---------------
  Capital Z Issuance...................................     28,888    $91.000 million
  Transaction fees.....................................        437      1.375 million
  Series D-1 preferred stock...........................        833      2.250 million
  Series D-2 preferred stock...........................        556      1.750 million
                                                         ---------    ---------------
          Total........................................     30,714    $96.375 million
                                                         =========    ===============



      In addition, the basic weighted average number of common shares outstanding increased by 2,176 to 30,033 to reflect the conversion of the Series C preferred stock into common stock, which shares were already included in the determination of the diluted weighted average number of common shares outstanding.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

     Adjustments to the unaudited pro forma condensed consolidated balance sheet to give effect to the purchase of the Penn Union Companies as of December 31, 1998 are summarized as follows:


 (9) The financing of this acquisition consists of the following:

      Issuance of common stock..............................    $ 96,375
      Senior secured term note..............................      70,000
      Dividend from Union Bankers...........................       6,500
                                                                --------
        Total sources of financing..........................    $172,875
                                                                ========
The uses of the financing consists of the following:
      Acquisition of the Penn Union Companies...............    $137,000
      Refinancing of Universal American's outstanding
       loan.................................................       4,500
      Capital infusion to Pennsylvania Life.................      15,000
      Cash to be held at Universal American's parent company
        for corporate purposes..............................       4,000
      Expenses incurred in issuance of equity...............       6,125
      Expenses incurred on the senior debt financing........       6,250
                                                                --------
        Total uses of the financing.........................    $172,825
                                                                ========



     In addition to the financing described above, the Series C preferred stock was converted into the common stock of Universal American in April 1999. As of March 31, 1999, Universal American had $5,168 of Series C preferred stock outstanding and $800 of redemption accruals on the Series C preferred stock. The Series C preferred stock was converted into common stock at a price of $2.375 per common share (2,176 shares) and the elimination of the redemption accrual will be reflected in the retained earnings account of Universal American.



     As of March 31, 1999, Universal American had $4,000 of Series D preferred stock outstanding and $63 of redemption accruals on the Series D preferred stock. The Series D preferred stock will be converted to 1,389 shares of common stock at the closing of the transaction.



(10) The purchase price for the Penn Union Companies is $137,000, including $130,500 in cash and $6,500 of which will be in the form of a dividend payable by Union Bankers to a subsidiary of PFG that is not being purchased by Universal American. The

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

     following table reflects the adjustments made to the acquired business equity of the Penn Union Companies:


Net asset value acquired....................................    $434,880
                                                                --------
Increase (decrease) in the Penn Union net asset value to
  reflect estimated fair value:
  Elimination of the historical deferred policy acquisition
     costs..................................................    (117,105)
  Elimination of the historical present value of future
     profits................................................     (85,823)
  Elimination of the historical goodwill....................     (95,697)
  Elimination of the deferred tax liability related to the
     historical adjustments.................................      72,550
  Elimination of effect of the Pennisular reinsurance
     transactions described in note 1a......................       2,306
                                                                --------
        Total estimated fair value adjustments..............    (223,769)
                                                                --------
Estimated fair value of net assets acquired.................     211,111
Purchase price..............................................     137,000
                                                                --------
Excess of estimated fair value of net assets acquired over
  purchase price (negative goodwill)........................    $ 74,111
                                                                ========

                         THE CAPITAL Z ISSUANCE AND THE
                    ACQUISITION OF THE PENN UNION COMPANIES

     Some statements in this proxy statement are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on Universal American's current expectations. To the extent any of the information contained in this proxy statement is a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act of 1933, the considerations set forth below are cautionary statements identifying important factors that could cause results to differ materially from those in the forward-looking statement. Realization of management's beliefs and projections will depend on a number of factors, including management's successful execution of its business plan for integrating the Penn Union Companies into Universal American; the insurance market's reception to the acquisition; Universal American's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; overall economic trends, including interest rate trends; impact of the Year 2000; stock market activity; employment levels; changes in technology; changes in insurance laws and regulations; and other factors beyond Universal American's control.

BACKGROUND

     On February 18, 1998, PFG announced that it had engaged Salomon Smith Barney and Fox-Pitt Kelton Inc. to review strategic alternatives for maximizing value for shareholders of PFG, including the sale of the Penn Union Companies. In the spring of 1998, management of PFG and Salomon Smith Barney approached Capital Z to discuss a possible acquisition of the Penn Union Companies by Capital Z. On May 29, 1998, Capital Z and PFG executed a confidentiality agreement to facilitate the sharing of confidential information for the purpose of evaluating a potential acquisition.

     On March 26, 1998, CSI approached Universal American and suggested that Universal American consider bidding for the Penn Union Companies. CSI indicated that it would help raise the equity and debt financing necessary for any acquisition. On May 29, 1998, Universal American engaged CSI as a financial advisor in connection with the possible acquisition of the Penn Union Companies. The terms of CSI's engagement were later revised. In May of 1998, Universal American and PFG executed a confidentiality agreement to facilitate the sharing of confidential information for the purpose of evaluating a potential acquisition.

     Universal American began limited due diligence on the Penn Union Companies after receiving informational materials from Salomon Smith Barney in June 1998. Thereafter, Universal American, through CSI, held a series of meetings with PFG executives to discuss the possibility of working with members of a management-led buyout group. These discussions terminated in June 1998.

     While Capital Z and Universal American were each independently engaging in discussions about the possibility of acquiring the Penn Union Companies, in July of 1998, CSI, some affiliates of which have a variety of business relationships with Capital Z, introduced management of Universal American to Capital Z.

     Capital Z and Universal American then began discussions about the possibility of working together to acquire the Penn Union Companies. On August 13, 1998, Richard Barasch informed the board of Universal American that Universal American had begun to consider a transaction with Capital Z to purchase the Penn Union Companies.

     On August 21, 1998, Capital Z and PFG executed a non-binding indication of interest setting forth the preliminary proposed terms of a possible acquisition by Capital Z of the Penn Union Companies. The indication of interest included an exclusivity agreement in which PFG agreed that for 45 days it would not entertain offers from any other person to purchase the Penn Union Companies. This exclusivity period was eventually extended to December 21, 1998. The indication of interest also stated that Capital Z was considering including Universal American in the transaction to acquire the Penn Union Companies.

     On September 14, 1998, an initial draft of the acquisition agreement was delivered to Capital Z and its legal advisors, and Capital Z and PFG began to negotiate the terms of the definitive agreement in connection with the potential acquisition, including the purchase price, which PFG and Capital Z agreed would be in the form of cash and debt securities. Universal American and its advisors later joined in the negotiations of the terms of the acquisition agreement and Universal American intensified its due diligence.

     During the following weeks, representatives of the parties, through face-to-face meetings and telephonic conference calls, discussed various issues raised by the draft acquisition agreement and related documentation. On October 29, 1998 and November 9, 1998, the board of directors of Universal American met to discuss the potential transactions and authorized management to continue to proceed with discussions on the proposed acquisition and the Capital Z Issuance.

     In November 1998, representatives of Capital Z and Universal American and their legal advisors began negotiations of the terms of the agreements relating to the Capital Z Issuance. Through face-to-face meetings and telephonic conference calls, representatives of Capital Z and Universal American and their respective legal advisors discussed various issues raised by the draft share purchase agreement and related documentation, including the per share purchase price and, in particular, indemnification issues related to the acquisition of the Penn Union Companies. Negotiations of the acquisition agreement and the share purchase agreement continued until December 31, 1998, at which time both agreements were executed.


     During the period when the acquisition agreement and the share purchase agreement were being negotiated, the board of directors of Universal American held meetings to discuss the potential acquisition of the Penn Union Companies and the potential investment by Capital Z. At a meeting held on December 8, 1998, CSI and one of Universal American's legal advisors, Simpson Thacher & Bartlett, made presentations to the board about the acquisition and the investment. On December 8, 1998, Universal American hired Advest to analyze the transaction and provide a fairness opinion as to both the acquisition and the Capital Z Issuance. Over several weeks the board of directors, in consultation with CSI and subsequently Advest, analyzed the proposed acquisition and the effect on Universal American of the Capital Z Issuance, the senior debt financing and the issuance of the subordinated notes. At a meeting held on December 17, 1998, the terms of the acquisition agreement and the share purchase agreement were described in detail to the board. At a meeting held on December 23, 1998, the board approved, subject to the receipt of a favorable fairness opinion of Advest by a designated committee of the board, the execution and delivery of the share purchase agreement and the acquisition agreement. For a discussion of the reasons for the board's decision to approve the transactions contemplated by the acquisition agreement and the share purchase agreement and the factors considered by the board, see "-- Reasons for the Acquisition and the Capital Z Issuance" on page 32. At a meeting held on December 24, 1998, a designated committee of the board met to discuss Advest's fairness opinion. At that time, the committee accepted Advest's affirmative opinion that (i) the purchase price Universal American agreed to pay to purchase the Penn Union Companies and (ii) the controlling-interest investment in Universal American by Capital Z, together with the additional investment by AAM and some agents and members of the management of the Penn Union Companies, both individually and in the aggregate, are fair from a financial point of view to Universal American and its shareholders. The Advest opinion was subsequently delivered to the full board. Advest subsequently updated its opinion to provide that as of the date of this proxy statement, these transactions, as reflected in the amended and restated acquisition agreement and share purchase agreement, individually and in the aggregate, are fair from a financial point of view, to Universal American and its shareholders.



     After the acquisition agreement and the share purchase agreement were executed on December 31, 1998, Universal American publicly announced the planned acquisition of the Penn Union Companies and the Capital Z Issuance on January 4, 1999. The low sales prices for shares of Universal American common stock on the trading day immediately preceding this public announcement, December 31, 1998, was 2 5/8. The high trading price on December 31, 1998 was 2 13/16. The closing price was 2 5/8.



     Under the terms of the acquisition agreement initially approved by the board, Universal American agreed to pay $175 million to purchase the Penn Union Companies, consisting of $136 million in cash and $39 million in the form of a subordinated note issued to PFG. . However, subsequent to the execution of that agreement on December 31, 1998, the parties, subject to board approval, have agreed to amend the acquisition agreement to reflect, among other things, a reduction in the purchase price to $137 million, consisting of $130.5 million in cash and $6.5 million in the form of a cash dividend payable by Union Bankers to a subsidiary of PFG that is not being purchased by Universal American. This reduction is the result of negotiations that took place in late April and early May of 1999 among Universal American, Capital Z and PFG which the parties held to address certain issues including the level of Pennsylvania Life's reserves. In deciding on the purchase price, Universal American agreed, among other things, to eliminate the subordinated note, add additional reserves to Pennsylvania Life at closing and eliminate the reserve adequacy adjustment to the purchase price. The revised acquisition agreement is subject to approval by PFG's board of directors and senior lenders. Upon approval the parties will enter into the amended and restated acquisition agreement.



     In separate discussions, Universal American and Capital Z renegotiated some of the terms of the share purchase agreement. In addition to providing for two more automatic extension dates, which would extend the deadline for closing to July 31, 1999, the two parties agreed that the maximum amount of Capital Z's investment in Universal American would be increased from up to $82 million to up to $91 million. Universal American's board of directors has approved these amendments conditioned upon approval of the amendments to the acquisition agreement and that agreement's execution.



     Prior to approval of the amendments to the share purchase agreement and the acquisition agreement, the board received a fairness opinion of Advest stating that the terms and effects of the Capital Z investment and the acquisition, as reflected in the amended and restated acquisition agreement and the amended share purchase agreement, both individually and in the aggregate, are fair, from a financial point of view, to Universal American and its shareholders.

UNIVERSAL AMERICAN FINANCIAL CORP.

     Universal American was incorporated in New York in 1981. Universal American is a life and accident and health insurance holding company, whose principal subsidiaries are American Pioneer Life Insurance Company ("American Pioneer"), American Progressive Life and Health Insurance Company of New York ("American Progressive"), American Exchange Life Insurance Company ("American Exchange"), and WorldNet Services Corp. ("WorldNet"), a third party administrator that provides communication, managed care and claims adjudication services to its subsidiaries and non-affiliated insurance companies and affinity groups. American Pioneer, American Progressive and American Exchange are referred to in this proxy statement as the "Insurance Subsidiaries." Through its insurance subsidiaries, Universal American markets and underwrites accident and health insurance products aimed at the senior market, including Medicare supplement, long-term care and home health care. Universal American also underwrites life insurance and annuities.

CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

     Capital Z is a $1.8 billion fund that was formed to make investments in securities of a diversified global portfolio of insurance, financial services and healthcare services companies and other related businesses. Capital Z focuses primarily on opportunities within the United States and Western Europe and, to a lesser extent, the emerging markets of Asia, Latin America and Eastern Europe.

     Capital Z is managed by Capital Z Partners, L.P., a global alternative asset investment management firm headquartered in New York with offices or affiliates in London and Hong Kong. The investment professionals of Capital Z Partners, L.P. were formerly with three organizations: International Insurance Investors, L.P., Insurance Partners, L.P. and Zurich Centre Investments, Inc. Between 1990 and 1997, these three organizations have invested in such companies as: National Reinsurance Corporation, Superior National Insurance Group, Inc., Provident Companies, Inc., Kemper Corporation, Transport Holdings, Inc., USI Insurance Services Corp., and CAT Limited, as well as many others.

THE PENN UNION COMPANIES

     PFG, incorporated in Delaware in 1989, is a holding company. The principal subsidiaries of PFG are insurance companies. During 1997, PFG restructured its operating units into three primary business units: the Penn Union Companies, the Payroll Sales Division, and the Financial Services Division.


     The Penn Union Companies include the operations of Pennsylvania Life, Penncorp Life Insurance Company, a Canadian company ("Penncorp Life"), Peninsular, Union Bankers, Constitution Life Insurance Company ("Constitution"), Marquette National Life Insurance Company ("Marquette"), PennCorp Financial, Inc. and selected assets of PennCorp Financial Services, Inc. Pennsylvania Life, Penncorp Life and Peninsular are referred to in this proxy statement as the "PennLife Companies." Union Bankers, Constitution and Marquette are referred to as the "ConLife Companies." The principal executive offices of the Penn Union Companies are located at 2610 Wycliff Road, Raleigh, NC 27607.


     The Penn Union Companies, through a distribution system of career agents and a network of producers, market fixed benefit accident and health insurance policies and life insurance and asset accumulation products. Following is a description of the types of agents, the numbers of producers and the revenue derived from these producers. Revenues in this case are best measured by the amount of annualized new business premiums derived from production sources.

     CAREER AGENTS. The Pennsylvania Life and Penncorp Life sales force is a network of regional managers that operate branch offices throughout the United States and Canada. Each branch office includes career agents that focus only on sales for Pennsylvania Life and Penncorp Life. Following are the number of active agents and submitted annualized new business premium for 1998:

                                                                     SUBMITTED
                                                  ACTIVE             ANNUALIZED
                                                  CAREER            NEW BUSINESS
                                                  AGENTS              PREMIUM
                                               -------------    --------------------
Pennsylvania Life............................    931               2$3,826,000
Penncorp Life (US$)..........................    459               1$2,794,000


     NETWORK OF PRODUCERS. Union Bankers and Constitution contract with brokerage agents. Unlike career agents, brokerage agents normally represent many different insurance companies. During 1998 there were 2,902 brokerage agents under contract that produced submitted annualized new business premium of $13,856,000. Because of the de-emphasis on this business and the curtailment of certain products, most of this premium was produced during the first half of 1998. Union Bankers and Constitution primarily sell senior-related supplemental health products such as major medical, Medicare supplement, long term care and home health care through a network of managing general agents. The de-emphasis was a result of assessment by management of the Penn Union Companies that the product lines sold by the agents were not meeting required rates of return. New senior market accident and health products were developed in Constitution, which, Universal American believes, will provide adequate return and be attractive to the network of producers.


     The Penn Union Companies have entered into a marketing services agreement with Ameri-Life and Health Services. Universal American intends to work closely with Ameri-Life to reactivate the agents of Union Bankers and Constitution, to reinstitute products and to increase sales.

FINANCING OF THE ACQUISITION OF THE PENN UNION COMPANIES


     Universal American will acquire the Penn Union Companies for total consideration equal to $137 million, consisting of $130.5 million in cash and $6.5 million which will take the form of a cash dividend paid by Union Bankers to a subsidiary of PFG that is not being purchased by Universal American. The purchase price was determined as a result of an arms-length negotiation with PFG after Universal American, Capital Z and their respective legal, accounting and actuarial advisors conducted extensive due diligence on the Penn Union Companies, and after Universal American and Capital Z continued to analyze Pennsylvania Life's statutory reserves subsequent to the execution of the acquisition agreement on December 31, 1998. In determining this purchase price Universal American was willing to pay, Universal American, along with Capital Z, took into account the following factors:


     - Capital base of the Penn Union Companies;

     - Present value of future profits of the business of the Penn Union Companies;

     - Quality of the field force;

     - Recent financial performance of PFG and the Penn Union Companies; and

     - Anticipated rate of return on investment.

     Capital Z Issuance. If completed, the Capital Z Issuance will provide up to approximately $91 million to Universal American to finance a portion of the acquisition price of the Penn Union Companies.



     Senior Debt Financing. Universal American intends to incur senior debt financing with estimated proceeds of approximately $80 million, $70 million in the form of a term loan and $10 million in the form of a revolving credit facility. The interest rate, due date, and other terms of the senior debt financing have been determined in arm's length negotiations between Universal American and Chase Bank and CSI, as agents to the lenders under the credit facility.


     Sources and Uses of Funds. The sources and uses of funds in the acquisition are summarized as follows:


SOURCES OF FUNDS:
Equity investment.....................................     $96.38 million
Term loan.............................................      70.00 million
Dividend from Union Bankers...........................       6.50 million
                                                        -----------------
  Total...............................................    $172.88 million
                                                        =================
USES OF FUNDS:
Acquisition of the Penn Union Companies...............    $137.00 million
Refinancing existing debt.............................       4.50 million
Capital infusion to Pennsylvania Life.................      15.00 million
Cash to be held at Universal American's parent company
  for corporate purposes..............................       4.00 million
Expenses incurred in equity issuance..................       6.13 million
Expenses incurred in the senior debt financing........       6.25 million
                                                        -----------------
  Total...............................................    $172.88 million
                                                        =================


REASONS FOR THE ACQUISITION AND THE CAPITAL Z ISSUANCE

     After considering all the benefits and potential risks of the proposed transactions, the board of directors approved the acquisition and the Capital Z Issuance, reflecting its belief that the various risks and mitigating factors it considered were outweighed by the substantial benefits it expected Universal American to receive from these transactions.

  Benefits from the Acquisition:

     - Universal American will be able to diversify its products and increase geographic distribution. Universal American and the Penn Union Companies currently do not compete in any material way. Most of the Penn Union Companies' current production comes from the sale of disability income-type products. Universal American does not currently offer these specific products. Universal American and the Penn Union Companies have some similar products, including Medicare Supplement and Long Term Care, but there is limited geographical overlap. Universal American operates primarily in New York and Florida, where Penn Union has little or no penetration. Universal American has a growing presence in Texas, where Pennsylvania Life also has some production, but the products currently sold in that state are not competitive with each other.

     - Universal American will have the opportunity to market senior-related insurance products to the policyholder base of the Penn Union Companies through the career sales force of the Penn Union Companies.

     - Universal American will benefit from economies of scale over a period of years, potentially realizing cost savings as a result. Universal American will have the opportunity to improve the financial performance of the Penn Union Companies through a lower corporate cost structure and the introduction of new products. Premiums collected and administered by Universal American increased from $65.0 million in 1996 to $132 million in 1998, largely as a result of the acquisition of four companies and blocks of business. In that same period of time, the ratio of expenses to premiums collected, which Universal American's management believes is the best measure of economies of scale, has decreased from 17.8% in 1996 to 11.5% in 1998. The Penn Union companies currently have an expense ratio in excess of 25%. Management believes that elimination of PFG's corporate overhead charges alone will reduce the expense ratio to less than 20%. In addition, management believes that it can also reduce the expense ratio of the Penn Union Companies by increasing the operating efficiency of the Penn Union Companies. After the closing of the acquisition there will be an opportunity to achieve further reductions in the expense ratio by consolidating certain functions, such as information systems, finance, actuarial, compliance and executive functions. In its prior transactions, management believes Universal American has demonstrated an ability to reduce costs and effect expense savings.

  Benefits from the Capital Z Issuance:

     - Universal American wanted to finance a substantial portion of the acquisition through the issuance of equity, as opposed to additional debt financing, to allow Universal American to maintain a more conservative debt-to-equity ratio and satisfy rating agency considerations. Universal American did not consider an all-debt acquisition structure.

     - The per share consideration to be received by Universal American for its common stock will be at a premium to the average daily market closing price for 1998. The high and low prices during each month and the closing price as of the last day of each month of Universal American common stock during the period it was evaluating and negotiating the acquisition of the Penn Union Companies are as follows:


MONTH                                               HIGH    LOW    CLOSE
-----                                               ----    ---    -----
April.............................................   2 3/4   2 3/8   2 9/16
May...............................................   2 15/16  2 3/8   2 9/16
June..............................................   2 3/4   2 5/16   2 3/8
July..............................................   2 3/4   2 3/8   2 3/4
August............................................   2 3/4   2 3/16   2 3/8
September.........................................   2 7/8   2 1/2   2 13/16
October...........................................   2 13/16  2      2 5/8
November..........................................   2 3/4   2 9/32   2 1/2
December..........................................   2 7/8   2 3/16   2 5/8


     The closing price on December 31, 1998, the most recent date prior to the announcement of the acquisition of the Penn Union Companies, was $2.625.

     - Universal American will benefit from a higher profile in the insurance industry as a result of its relationship with Capital Z.

     - The relationship with Capital Z may provide opportunities for additional acquisitions and continued growth, greater access to capital markets and enhanced shareholder value.

     Before approving the acquisition and the Capital Z Issuance, the board of directors also considered a number of mitigating factors that could prevent Universal American from realizing these benefits and could possibly materially and adversely affect Universal American's financial condition and results of operation, including that:

     - Universal American may not be successful in coordinating and integrating the operations and business enterprises of Universal American and the Penn Union Companies and, consequently, Universal American may not realize the expected benefits of the acquisition. Despite this inherent risk, Universal American does not anticipate any unusual problems in coordinating and integrating the operations of the Penn Union Companies with its own. The Raleigh and Toronto locations of the Penn Union Companies are fully functional units that will continue to operate while Universal American implements plans to consolidate functions.

     - Universal American will have to service a greater amount of debt after the acquisition which will require dividend payments from its insurance subsidiaries and the ability of its subsidiaries to make such dividend payments is subject to certain legal restrictions; and greater leverage presents a greater degree of financial risk and the failure of Universal American to meet its debt obligations would likely have a significant adverse financial impact on Universal American.

     - The primary strategic reason for the acquisition is to add a new distribution channel to Universal American -- namely, the career agency system of Pennsylvania Life. This career agency system, which will continue to write its business with Pennsylvania Life, will operate independently from the general agency system that will continue to write business through the other subsidiaries of Universal American. The addition of this new channel is expected to have no effect on the compensation or operations of the general agency system. However, the change in Universal American's operating strategy caused by the utilization of the career sales force of the Penn Union Companies may not be successful.

     - The anticipated long-term economies of scale may fail to materialize, adversely affecting Universal American's cash flow and earnings before taxes.

     - The concentration of ownership of Universal American by Capital Z could delay or prevent an advantageous change in control of Universal American, or have a depressive effect on the trading market for Universal American's common stock.

     In evaluating the above factors, the board of directors found particularly important the prospect of increased sales through an enhanced field force and increased geographic scope. While the board of directors was particularly sensitive to change of control issues and other risks associated with the ownership by Capital Z, the board determined that the opportunities for future acquisitions and continued growth, together with the potential for greater access to the capital markets and increased shareholder value, sufficiently mitigated this concern.

     The board also gave significant weight to its view that size and financial strength are critical to success in the insurance industry. On a pro forma basis, after the acquisition, Universal American would have had net premiums and policyholder fees earned of $198 million for the year ending December 31, 1998, and total assets of $1,134 million on a pro forma combined basis as of December 31, 1998. If the acquisition of the Penn Union Companies and the Capital Z Issuance had been completed on January 1, 1998, pro forma earnings per share of Universal American for the year ended December 31, 1998 would have been $0.06 per share assuming that all of Universal American's securities that could be converted or exercised into common stock had been converted or exercised, which compares to $0.20 reported by Universal American for the year ended December 31, 1998 or a $0.14 per share decrease. The results of the Penn Union Companies for the year ended December 31, 1998 included reserve strengthenings which resulted in a reduction of $21.5 million in net income after tax, or $0.52 per share. See "Penn Union Companies Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 109 and "Unaudited Pro Forma Financial
Information -- Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Statement of Operations -- Year Ended December 31, 1998."



     Universal American received an opinion dated December 31, 1998 from Advest that as of the date of the opinion the financial terms and effects of the Capital Z Issuance, together with an additional investment by AAM, and the acquisition of the Penn Union Companies by Universal American, both individually and in the aggregate, are fair, from a financial point of view, to Universal American and its shareholders. In addition, CSI made a presentation to the board of Universal American in which it analyzed the Capital Z Issuance and the acquisition of the Penn Union Companies by Universal American. Both Advest and CSI received fees for their work and will be reimbursed for their expenses and indemnified from and against certain liabilities in connection with their engagements. For a description of the investment by AAM see "Interests of Persons Involved in the Capital Z Issuance and the Acquisition That May Be Different From Yours -- Investment by AAM in Universal American." Advest subsequently delivered its revised opinion, dated May 24, 1999 -- the full text of which, including the assumptions made, matters considered, and limits on the reviews undertaken, is attached to the proxy statement as Annex C -- that, as of the date of the opinion, the terms and effects of the Capital Z investment and the acquisition, as reflected in the amended and restated acquisition agreement and the amended share purchase agreement, both individually and in the aggregate, are fair from a financial point of view to Universal American and its shareholders. Advest subsequently revised its opinion to provide that as of the date of the mailing of this proxy statement, the terms and effects of the Capital Z investment and the acquisition as reflected in the amended and restated acquisition agreement and the amended share purchase agreement, both individually and in the aggregate, are fair, from a financial point of view, to Universal American and its shareholders.


     Ultimately, after weighing the various risks and concerns against the expected benefits and after evaluating the information provided by its financial advisors, including Advest's fairness opinion, the board of directors determined that completing the acquisition and the Capital Z Issuance are in the best interests of Universal American and its shareholders.

     The Chase Manhattan Corporation and its affiliates, including CSI (collectively, "Chase"), in the ordinary course of business, have from time to time provided commercial and investment banking services to Universal American and to PFG and its subsidiaries, for which Chase received usual and customary compensation, and in the future may continue to provide commercial and investment banking services. In the ordinary course of business, Chase may trade in the debt and equity securities of Universal American and/or PFG and their subsidiaries for Chase's own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, CSI advised the board of directors of Universal American of the following additional relationships among Chase, Universal American, Capital Z and PFG: (a) Chase owns the second largest limited partnership interest in Capital Z; (b) Chase is an investor in a fund managed by AAM, which is a shareholder of Universal American, and a representative of AAM is a member of the board of directors of Universal American; (c) Universal American requested that Chase consider arranging financing in connection with the transactions described in this proxy statement and Chase arranged this financing and is a lender under the proposed senior debt financing; (d) Chase is a minority shareholder in Universal American; (e) Chase is a minority shareholder of PFG; (f) Chase has made a loan to PFG, which will be repaid, in part, from the proceeds of the acquisition; (g) Chase is a lender to Universal American under its current credit facility in an amount equal to $4.50 million, which amount will be paid in full with a portion of the proceeds of the proposed transactions; and (h) Chase is a lender to other companies affiliated with Capital Z.


     The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but we believe it includes the material factors considered by the board. In light of the number and variety of information and factors the board considered in connection with its evaluation of the Capital Z Issuance and the acquisition of the Penn Union Companies, the board did not find it practicable to, and did not, assign any specific or relative weights to the foregoing factors, and individual directors may have attached differing weights to different factors. For a discussion of the interests of certain persons in the transactions, see "Interests of Persons in the Acquisition Agreement and the Share Purchase Agreement That May Be Different From Yours." The board recognized such interests and determined that such interests neither supported nor detracted from its determination that the Capital Z Issuance and the acquisition of the Penn Union Companies is in the best interests of Universal American and its shareholders.

CAPITAL Z ISSUANCE


     Upon approval of the shareholders of Universal American and the satisfaction or waiver of the other conditions to the Capital Z Issuance, Capital Z and some agents and members of management of the Penn Union Companies will purchase up to 28,888,888 shares of common stock of Universal American for $3.15 per share, for a total purchase price of up to approximately $91 million. The investment by those agents and members of management is expected to equal approximately $5.5 million. The aggregate investment by Capital Z is expected to be approximately $85.5 million and the total aggregate equity investment of Capital Z, together with those agents and members of management, will be approximately $91 million. At Capital Z's option, Universal American may also pay a portion of a transaction fee in shares of common stock to an affiliate of Capital Z.


     The statements made in this proxy statement with respect to the terms of the Capital Z Issuance and related transactions governed by the share purchase agreement are qualified in their entirety by reference to the more complete information set forth in Annex A.


     Governmental and Regulatory Approvals. The Capital Z Issuance is subject to: approval of the insurance regulatory authorities in New York, Florida, Texas, Pennsylvania and North Carolina; approvals under Canadian federal and provincial laws; compliance with applicable state and federal securities laws; approvals from or notices to various states; and the expiration of the waiting period under the HSR Act. Universal American, Capital Z and the Penn Union Companies have made all required Form A filings, made presentations to applicable insurance departments and are providing additional information as requested. The New York State insurance department has approved the Capital Z Issuance and the acquisition. The terms of the amended and restated acquisition agreement and the amended share purchase agreement will be filed with the various insurance departments. Universal American, Capital Z and the Penn Union Companies continue to make all other regulatory filings as required. Universal American, Capital Z and the Penn Union Companies expect to receive all required regulatory approvals. Most required notices have been filed as of the date of this proxy statement and additional notices will continue to be filed as required. All applicable waiting periods under the HSR Act have expired. In addition, the shareholders must approve the Capital Z Issuance and item (a) of Proposal No. 2.



     Effect of Capital Z Issuance. Following the Capital Z Issuance and the conversion into shares of common stock of the Series B preferred stock, the Series D-1 preferred stock and the Series D-2 preferred stock (collectively the "Convertible Preferred Stock"), and the payment of a portion of the transaction fee to an affiliate of Capital Z in common stock, Capital Z and its affiliates will own in the aggregate approximately 27,579,365 shares, representing approximately 65.0% of Universal American's then-outstanding common stock. If all of the securities of Universal American that could be converted or exchanged into common stock were converted or exchanged, Capital Z and its affiliates would own approximately 59.5% of the outstanding common stock. After the Capital Z Issuance, Capital Z, pursuant to a shareholders' agreement, will have the ability to nominate 4 of Universal American's 9 directors and Universal American will have the ability to nominate two directors. However, since Capital Z will own over 50% of Universal American's outstanding stock after the Capital Z Issuance, it will effectively be able to select 6 of the 9 directors on the board of Universal American.


MATERIAL TERMS OF THE SHARE PURCHASE AGREEMENT

     Per Share Purchase Price Adjustment


     There will be a per share purchase price adjustment if Universal American is subject to an MAE Event before the closing. An "MAE Event" occurs if there is one or a series of related event(s), condition(s), or circumstance(s) occurring after the date of signing and before the closing that has had, or is reasonably likely to have, an adverse impact on the business, results of operations or financial condition of Universal American and its subsidiaries, taken as a whole, that would reduce the value of Universal American and its subsidiaries, taken as a whole, by an amount in excess of $3 million. If an MAE Event causes the purchase price per share payable by Capital Z to be $2.25 per share or less, calculated pursuant to a formula specified in the share purchase agreement, (i.e., if the per share purchase price adjustment would be $0.90 or more), Capital Z will have the absolute right, but not the obligation, (i) to cause Universal American to assign to another person all of Universal American's rights and obligations under the acquisition agreement and (ii) upon such assignment and assumption, the parties' obligations under the share purchase agreement, except for specified indemnification obligations, will terminate. If the substitute buyer consummates the closing, Universal American will not be liable for, and Capital Z will indemnify Universal American from, liabilities relating to the acquisition agreement. Universal American's management does not believe that any MAE event has occurred or is likely to occur before the closing.


     Representations and Warranties of Universal American

     Except as otherwise specified or disclosed, Universal American makes representations and warranties about: (i) the due organization and good standing of Universal American and its subsidiaries, (ii) Universal American's capitalization, (iii) the authorization of the share purchase agreement, (iv) the valid issuance of the common stock to be issued under the share purchase agreement, (v) pending or threatened litigation, (vi) that the share purchase agreement does not violate any agreement, law, charter or by-law provision and no governmental or third-party consents are required to execute, deliver, and perform the share purchase agreement, (vii) specified tax matters,
(viii) the accuracy of financial statements and filings with the SEC, (ix) the conduct of business in the ordinary course and the absence of any material adverse change in the financial condition, results of operations of Universal American since December 31, 1997, (x) Universal American's and its subsidiaries' compliance with the applicable laws, (xi) the existence and identity of brokers and finders and (xii) potential conflicts of interest.

     Representations and Warranties of Capital Z

     Capital Z makes representations and warranties about: (i) its organization and good standing and authorization of the share purchase agreement, (ii) the share purchase agreement's non-contravention of any agreement, law or charter provision, except to the extent contravention would not have a materially adverse impact on Capital Z's ability to consummate the transactions or perform its obligations, and, except as specified, the ability of Capital Z to execute, deliver, and perform the share purchase agreement without obtaining any additional governmental or third-party consents, (iii) the existence and identity of brokers and finders, (iv) the availability of funds to meet such entity's obligation to purchase the shares of common stock, and (v) state and federal securities laws matters.

     Material Covenants

     The share purchase agreement contains the following material covenants:

     Conduct of Business Prior to Closing; Management of Universal
American. During the period from the date of the share purchase agreement to the closing, except as otherwise contemplated by the share purchase agreement, by the acquisition agreement, or as Capital Z otherwise agrees in writing in advance, Universal American has agreed not to:

     - except in the ordinary course of business, incur or issue any indebtedness or assume, guarantee or endorse the obligations of any other person;

     - except in the ordinary course of business, including the managing by Universal American of its investment assets, (a) sell, transfer or otherwise dispose of any of its property or assets, (b) mortgage or encumber any of its property or assets or (c) enter into any material contracts;

     - repurchase any of its capital stock or any capital stock of any of its subsidiaries;

     - declare, set aside or pay any dividend or other distribution on its capital stock;

     - amend its certificate of incorporation or by-laws or merge with or into or be consolidated with any other person;

     - split, combine or reclassify its capital stock;

     - other than in connection with ordinary course exercises of outstanding options or grants under existing stock option plans, issue or sell any of its equity securities or any options, warrants, conversion or other rights to purchase any such securities or agree to grant any such rights;

     - increase the rates of compensation, including bonuses, payable to any of its officers, employees, agents, independent contractors or consultants other than increases made in the ordinary course of business consistent with past practice;

     - enter into or amend existing employment contracts, severance agreements or consulting contracts; or, other than in the ordinary course of business, institute any increase in benefits or alter its employment practices or the terms and conditions of employment;

     - except as may be required by applicable laws, change in any material way its underwriting, actuarial or tax or financial accounting methods, principles or practices;

     - enter into, amend or terminate any transaction or contract the result of which is reasonably likely to have a material adverse effect; or

     - enter into any joint ventures or partnerships of any kind.

     Proxy Statement/Board of Directors Recommendation. Universal American has agreed to take actions to cause the due preparation and timely mailing of this proxy statement to its shareholders.

     Further Assurances. Universal American and Capital Z have agreed to use their reasonable efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to complete the transactions contemplated by the share purchase agreement and all related agreements. The Capital Z Issuance cannot be effected until (i) the applicable waiting periods under the HSR Act have terminated and (ii) Form A filings have been made by each party with the department of each state as required. Universal American and Capital Z are in the process of making the required filings.

     Universal American Actions Relating to the Acquisition
Agreement. Universal American may not amend or terminate the acquisition agreement without the prior written consent of Capital Z. In addition, Universal American cannot, without Capital Z's consent, (i) acknowledge fulfillment of or waive any of the closing conditions in the acquisition agreement or (ii) with respect to any conditions in the acquisition agreement that require that an event, action or circumstance occur or be performed to the satisfaction of Universal American, indicate or acknowledge Universal American's satisfaction to such occurrence or performance. Capital Z may give or withhold its consent in its sole discretion.

     Indemnification Generally. Universal American and Capital Z have agreed that if the closing occurs, each will indemnify the other and each of the other's affiliates and their directors, officers, partners, members, employees, agents and representatives against all claims, obligations, costs and expenses arising out of a breach of any representation, warranty, covenant or agreement by the other party in the share purchase agreement. Neither party is obligated to make any indemnification payment until the amount of any claim exceeds $500,000, and then only for the amount in excess of $500,000. Indemnification for breaches of representations and warranties cannot be in excess of the purchase price.

     Additional Indemnification Obligations for Potential Liabilities to PFG for Failure to Close Under the Acquisition Agreement. If the acquisition fails to close other than because the senior debt financing is not available, Universal American and Capital Z have agreed that:

     - Capital Z will indemnify Universal American 100% if Universal American cannot close under the acquisition agreement because Universal American is unable to take action because of the failure or refusal by Capital Z to give consent as described above under the heading "-- Universal American Actions Relating to the Acquisition Agreement."

     - Capital Z will be responsible for 60% and Universal American will be responsible for 40% of any liabilities under the acquisition agreement resulting from action as described above under the heading "-- Universal American Actions Relating to the

       Acquisition Agreement" taken or not taken by Universal American upon mutual agreement with Capital Z.

     - Universal American will indemnify Capital Z 100% for liabilities arising from action taken by Universal American in violation of the provisions described above under the heading "-- Universal American Actions Relating to the Acquisition Agreement," including Universal American's failure to close the acquisition after Capital Z has demanded in writing that Universal American close the transaction.

     If the acquisition fails to close because the senior debt financing is not available, Universal American and Capital Z have agreed as follows:

     - Universal American will indemnify Capital Z 100% for liabilities to PFG if the senior debt financing is unavailable solely because of (i) Universal American's failure to satisfy specified fundamental representations, warranties or covenants, (ii) a breach or violation of a representation or warranty under the share purchase agreement that involves or results from intentional false statements or omissions by Universal American or (iii) a willful breach by Universal American of any covenant under the share purchase agreement.

     - Universal American will be responsible for 6% of its liabilities to PFG and Capital Z will be responsible for 94% of Universal American's liabilities to PFG if the senior debt financing is unavailable because of breaches or violations of any representation, warranty, covenant or agreement of Universal American under the share purchase agreement other than those discussed in the previous bullet point or because of breaches of representations or warranties that did not exist as of the date of the share purchase agreement but arise before the closing because of events outside of Universal American's control.

     - Capital Z will indemnify Universal American for 100% of the liability if the senior debt financing is unavailable for any other reason not specified in the two immediately preceding bullet points.

     Required Additional Investment. If Chase Bank and/or the lenders under the senior debt financing have notified Universal American that the senior debt financing will not be available to Universal American unless an additional amount of equity is invested in Universal American, then Capital Z will have the right, but not the obligation, together with certain other shareholders of Universal American, to purchase additional shares of common stock in order to fund the additional equity. If Capital Z and any shareholder of Universal American, as of the date of the share purchase agreement, opt to purchase additional shares, the purchase price per share will be (x) if Capital Z and Universal American prior to the closing agree on the price to be paid for the additional shares of common stock, the agreed price, and (y) if Capital Z and Universal American cannot agree on the price to be paid for the additional shares of common stock, a price per share equal to 60% of the per share purchase price determined according to the per share purchase price adjustment mechanism described above under the heading "-- Per Share Purchase Price Adjustment."

     Exclusivity. Universal American has agreed that it will not, directly or indirectly, at any time prior to the closing, solicit, entertain or accept offers from persons (other than Capital Z) for the investment contemplated by the share purchase agreement. Universal American has further agreed that during the term of the share purchase agreement and for two additional years, it will not consummate any other purchase of the Penn Union Companies or any other purchase of any of PFG's assets without first consummating the acquisition contemplated by the acquisition agreement unless (i) the share purchase agreement is terminated due to a breach by Capital Z; (ii) Universal American and Capital Z mutually agree not to complete the acquisition, or (iii) Universal American is unable to complete the acquisition because of Capital Z's failure to give its consent to Universal American to waive or acknowledge the satisfaction of conditions to the closing of the acquisition agreement.

     Conditions to Closing

     The share purchase agreement contains the following material conditions:

     Conditions to Each Party's Obligations. The parties do not have to complete the Capital Z Issuance unless the following conditions are met or waived by Universal American or Capital Z on or before the Closing:

     - no United States or state authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order, whether temporary, preliminary, or permanent, which is in effect and has the effect of prohibiting the consummation of the transactions contemplated by the share purchase agreement or restricting the operation of the business of Universal American and the subsidiaries in a manner that would have a material adverse effect on Universal American;

     - any waiting period applicable to the transactions contemplated by the share purchase agreement, including, without limitation, those applicable to any HSR filing, any Form A required to be filed, or any further approval required by any department of insurance of any state or any other regulatory filing, or any filing in connection with or in compliance with the provisions of each of the Securities Act of 1933, the Exchange Act of 1934, and any applicable state securities laws shall have expired or been terminated;

     - the closing provided for in the share purchase agreement shall occur simultaneously with the closing of the transactions contemplated by the acquisition agreement; and

     - the shareholders of Universal American shall have duly approved at the special meeting Proposal No. 1 and item (a) of Proposal No. 2 contained in this proxy statement.

     Conditions to Universal American's Obligation. Universal American does not have to complete the Capital Z Issuance unless the following conditions are met or waived on by it on or before the closing:

     - the accuracy of specified representations and warranties of Capital Z when given and at the closing and material performance of its obligations required to be performed under the share purchase agreement;

     - the execution of the documents containing the terms of the senior debt financing; and

     - the receipt of all necessary waivers, consents or approvals.

     Conditions to Capital Z's Obligation. Capital Z does not have to complete the Capital Z Issuance unless the following conditions are met or waived by it on or before the closing:

     - Universal American will not have violated specified covenants including those relating to incurrence of debt, repurchase of stock, payment of dividends, amendment to its certificate of incorporation or by-laws, stock issuance or sale of equity securities, Capital Z's exclusivity, amendment or termination of the share purchase agreement, or other actions relating to the acquisition agreement;

     - Universal American's representations and warranties, relating to corporate organization, its subsidiaries, capital stock, newly issued shares, and authority shall be true and correct as of the closing;

     - Universal American will have obtained all necessary waivers or consents to, approvals of, and notices or filings have been made with respect to the transactions contemplated by the share purchase agreement;

     - neither Universal American nor its designated principal executive officers shall have committed criminal fraud or otherwise engaged in felonious, criminal conduct with respect to, or in the operation of, the business or the affairs of Universal American or any of its subsidiaries; and

     - all of the closing conditions for Universal American and PFG under the acquisition agreement shall have been satisfied or waived.

     Termination/Amendment

     The share purchase agreement may be terminated:

     - by either party simultaneously with, or at any time following, the termination of the acquisition agreement;

     - by Universal American, on the one hand, or Capital Z, on the other hand, upon notice to the other, five business days after the failure of the shareholders of Universal American to approve Proposal No. 1 or item (a) of Proposal No. 2;


     - by either party if the transactions contemplated in the acquisition agreement fail to close by March 31, 1999, subject to four 30-day extensions under some circumstances;



     - by either party at any time on or after July 31, 1999; or


     - upon substitution of a new buyer in place of Universal American as described above under the heading "-- Per Share Purchase Price Adjustment."

     Survival

     The representations and warranties set forth in the share purchase agreement will survive the closing for 18 months. However, (i) the representations and warranties relating to corporate organization, subsidiaries, capital stock, newly issued shares, and authority will survive without limitation and (ii) the representations and warranties relating to taxes and employee benefit plans will survive until 30 days after the date upon which all relevant claims are barred by all applicable statutes of limitation.

     Costs/Expenses/Transaction Fee

     If the transactions contemplated by the share purchase agreement are consummated, Universal American will pay all costs and expenses incurred by Capital Z, including any sales or transfer taxes. If the transactions contemplated in the share purchase agreement are not consummated because the senior debt financing is unavailable under circumstances that obligate Universal American to indemnify Capital Z 100% for amounts owed to PFG, then Universal American will pay all of the costs and expenses of Capital Z.


     Upon consummation of the purchase of the shares, Universal American will pay a transaction fee of $5 million to Capital Z Management, Inc., an affiliate of Capital Z. Of the $5 million fee $1.375 million will be in the form of shares of Universal American common stock valued at the same price per share as the price paid by Capital Z in the Capital Z Issuance.

     Registration Rights Agreement

     Universal American, Capital Z, AAM, Richard Barasch and WAND/Universal Investments I, L.P. and WAND/Universal Investments II, L.P. (collectively, "WAND") and several other shareholders of Universal American (collectively, "Selling Shareholders") will enter into a registration rights agreement as a condition to the Capital Z Issuance. The registration rights agreement provides that each of WAND, AAM and Capital Z (including some of its affiliates) may, at any time after the closing, require Universal American to prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933 covering the public offer and sale of shares of common stock they hold, including shares issued in the Capital Z Issuance. Universal American must use its reasonable best efforts to cause the registration statement to be declared effective and remain effective for up to the lesser of 180 days or the period during which all of the shares requested to be so registered have been sold (a "Demand Registration"). WAND may require two Demand Registrations, both at Universal American's expense. AAM may require one Demand Registration at Universal American's expense. Capital Z and any affiliate to whom shares of common stock have been transferred by Capital Z may request unlimited Demand Registrations, but no more than four registrations will be paid by Universal American.

     Notwithstanding the terms described above, Universal American is not required to file a registration statement in response to a Demand Registration if specified conditions are not met, including the anticipated failure of a Demand Registration to have an aggregate net market value of at least $15 million.

     The parties to the registration rights agreement have customary "piggyback" registration rights allowing them to register shares in the event Universal American proposes to sell any of its common stock to the public in a transaction registered under the Securities Act of 1933. In addition, the parties may include shares held by them in any Demand Registration of another party.

     Shareholders' Agreement

     Universal American, AAM, Richard Barasch and several other shareholders of Universal American will enter into a shareholders' agreement as a condition to the Capital Z Issuance. The shareholders' agreement requires that all proposed sales/transfers by the other shareholders who are party to the shareholders' agreement must first be offered to Richard A. Barasch and Capital Z, including its affiliates. However, pledges and some other transfers by any party to the shareholders' agreement of less than 1% of Universal American's outstanding common stock at any one time, or 2.5% when aggregated with other transfers by the shareholder and his, her or its permitted transferees of Universal American's outstanding common stock, are permitted. In addition, the shareholders' agreement subjects the parties to tag-along and drag-along rights under some circumstances. "Tag-along rights" allow the holder of stock to include his, her or its stock in a sale of common stock initiated by another party to the shareholders' agreement. "Drag-along rights" permit a selling party to the shareholders' agreement to force the other parties to the shareholders agreement to sell a proportion of the other holder's shares in a sale arranged by the selling shareholder.

     Under the terms of the shareholders' agreement, of the nine members of Universal American's board, the shareholders are permitted to nominate directors as follows: Capital Z -- four, Richard Barasch -- two, AAM -- one and Universal American -- two. Because of Capital Z's majority stock ownership, Capital Z also effectively controls the election of the two directors that Universal American is entitled to nominate. Capital Z, Richard Barasch and AAM are each required to vote for the director(s) nominated by the others. The ability to nominate directors may be adjusted based upon the amount of common stock owned by each such shareholder. The ability of Richard Barasch to nominate directors is also affected by his continued employment with Universal American. In addition, the ability to nominate directors is not transferable, except that Capital Z may transfer its right to a third-party buyer who acquires 10% or more of the outstanding common stock of Universal American from Capital Z.

     Pursuant to the terms of the shareholders' agreement, Capital Z is entitled to representation on each of the audit committee and the compensation committee of the board of directors provided that it continues to hold at least 10% of the outstanding common stock of Universal American.

     Each party to the shareholders' agreement has agreed for two years following the closing not to vote his or its shares in favor of a merger where Universal American's shareholders would receive consideration other than in the form of shares of the surviving entity.

MATERIAL TERMS OF THE ACQUISITION AGREEMENT AND RELATED TRANSACTIONS


     The acquisition agreement among Universal American, PFG and several of PFG's subsidiaries provides that Universal American, under conditions described more fully below, will purchase the Penn Union Companies for a purchase price of $137 million, $130.5 million of which will be in cash and $6.5 million of which will take the form of a cash dividend paid by Union Bankers to a subsidiary of PFG that is not being purchased by Universal American. Richard A. Barasch and representatives of Capital Z principally negotiated the terms of the acquisition, the Capital Z Issuance and the senior debt financing.



     The statements made in this proxy statement with respect to the terms of the acquisition and related transactions are qualified in their entirety by reference to the amended and restated acquisition agreement, a copy of which accompanies this proxy statement as Annex B.


     Purchase Price Adjustment

     Universal American and PFG have agreed to a purchase price adjustment based upon the capital and surplus amounts of the PennLife Companies and the ConLife Companies derived by Universal American and set forth in a closing statement to be prepared by Universal American after the closing. If PFG and Universal American cannot agree on the capital and surplus amounts listed in the closing statement, an independent accounting firm of national reputation will resolve the dispute. The closing statement will be adjusted to reflect the independent accounting firm's resolution of the dispute. For each of the PennLife Companies and the ConLife Companies, PFG has agreed to pay Universal American the amount by which the capital and surplus or, in the case of Penncorp Life, total shareholders' equity, listed on the final closing statement is less than target capital and surplus amounts specified in the acquisition agreement. In addition, PFG has agreed to pay Universal American an amount by which the aggregate capital and surplus for all of the PennLife Companies and the ConLife Companies set forth on the final closing statement is less than the aggregate target capital and surplus amount specified in the acquisition agreement. The accounting for any purchase price adjustment will be in accordance with APB 16, which will either increase or decrease the cost of the acquired assets and be amortized over the remaining life of the assets.



     Closing of the Acquisition



     Unless Universal American and PFG otherwise agree, the closing will occur as soon as possible following the satisfaction or waiver of all of the conditions specified in the acquisition agreement. Universal American anticipates that, if the Capital Z Issuance is approved by Universal American's shareholders, and the other closing conditions to the Capital Z issuance and the acquisition are satisfied or waived, the acquisition will occur in June 1999.



     Conditions to the Acquisition



     The obligations of Universal American to complete the acquisition are subject to, among other conditions:



     - receipt of necessary consents, authorizations and approvals by the appropriate regulatory authorities, including: (i) approvals to restructure the capital of, and to reset to not less than zero, the unassigned surplus of the PennLife Companies and the ConLife Companies and (ii) the approval of Proposal No. 1 and item (a) of Proposal No. 2 of this proxy statement;



     - the companies comprising the PennLife Companies and the ConLife Companies must each meet specified minimum capital and surplus requirements and all of those companies as a whole must meet an aggregate capital and surplus requirement equal to the sum of $65.8 million plus the earnings of the PennLife Companies and the ConLife Companies from January 1, 1999 to the closing of the acquisition;



     - completion of the reserve consultants' review of the amount and composition of certain statutory reserves of Pennsylvania Life which must be reasonably satisfactory to Universal American;



     - completion, to the reasonable satisfaction of Universal American, of specified restructuring transactions; and



     - each of the companies constituting the Penn Union Companies has received either (i) a rating of B+ or better from A.M. Best or (ii) assurances from A.M. Best satisfactory to Universal American that, on or immediately after the closing, each of the companies constituting the Penn Union Companies will be assigned at least a B+ rating.



     The obligations of PFG to complete the acquisition are subject to, among other conditions:



     - receipt of necessary consents, authorizations and approvals, including shareholder approval of Proposal No. 1 and item (a) of Proposal No. 2; and



     - Universal American shall have entered into services agreements with Security Life and Trust Insurance Company, Occidental Life Insurance Company of North Carolina and Professional Insurance Company, all subsidiaries of PFG, to provide data processing services to them.

     Representations and Warranties

     The acquisition agreement contains representations and warranties by PFG, the Penn Union Companies and Universal American to the effect that, except as specified or disclosed and, in some cases, subject to some materiality exceptions, including the following material representations and warranties: (a) all parties are duly organized and in good standing, and have the requisite corporate power to own their properties and carry on their business as it is now being conducted; (b) all parties have all requisite corporate power and authority to enter into the acquisition agreement and all agreements contemplated by the acquisition agreement and to consummate the acquisition, and the acquisition agreement has been duly authorized by and constitutes the valid and binding obligation of each party; and (c) the execution, delivery and performance of the acquisition agreement by all parties will not conflict with any party's articles or certificates of incorporation or by-laws, violate any agreement or law to which such party or its assets are bound, or violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court, regulatory or governmental agency.


     Material Covenants


     The acquisition agreement contains covenants, including but not limited to the following:


     Conduct of Business Prior to the Closing. Prior to the closing, PFG must conduct the business and operations of the Penn Union Companies in the ordinary and usual course. PFG will not permit any of the companies constituting the Penn Union Companies to:


     - amend its certificate of incorporation or by-laws;

     - incur any indebtedness except in the ordinary course of business;

     - adopt any new benefit plan or materially change any existing benefit plans;

     - sell any asset or assets worth more than $500,000 other than in the usual course, or encumber any of its assets;

     - sell any securities except consistent with past practice;

     - enter into or terminate any material contracts except in the ordinary course;

     - split its shares, pay a dividend, other than as specifically permitted in the acquisition agreement, issue any additional shares, or purchase any of its capital stock;

     - enter into a capital expenditure or expenditures that exceed $100,000 except in the ordinary course;

     - intentionally breach any of its representations and warranties in the acquisition agreement;

     - restructure or reorganize;

     - materially change its accounting practices;

     - settle any claim or claims in excess of $250,000; or

     - make any loan to or engage in any transaction with any affiliated company.

     Transaction Bonuses; Payments to Field Force Managers. Except for obligations reserved for on the unaudited financial statements and the audited financial statements and except for obligations otherwise scheduled, PFG will pay, prior to or at the closing, all bonuses payable to certain specified officers, directors, employees and agents in connection with the proposed transaction. Prior to or at the closing, PFG will pay to all field force managers amounts agreed to under compensation arrangements made in connection with or relating to the sale of the Penn Union Companies and Universal American will adopt commission schedules and stock-based and other compensation plans.

     Nonsolicitation. PFG and its signatory affiliates agree not to solicit or hire any current officers, general sales agents, or sales agents (to the level of district manager) of the Penn Union Companies for a period of two years after the closing other than as specifically permitted in the acquisition agreement. PFG and its affiliates, however, may make general solicitations or hire terminated employees under conditions specifically described in the acquisition agreement.

     Acquisition Proposals. PFG may not make, entertain, solicit, encourage, accept, negotiate or hold substantive discussions regarding any competing offer.


     Financial Matters. As of the date the acquisition agreement was amended and restated, PFG has recorded additional reserves of at least $25 million in accordance with SAP relating to the disability income claim reserves of Pennsylvania Life for 1998 and prior years.


     Survival/Indemnification


     Survival. All representations and warranties of PFG survive the closing, except the representation as to the adequacy of reserves which will not survive the closing. All of the representations and warranties of Universal American survive the closing, except those representations and warranties regarding SEC reports; the absence of undisclosed liabilities; the absence of certain changes; and compliance with applicable law, permits, and licenses, all of which do not survive the closing.


     With the exceptions listed in this paragraph, the representations and warranties that survive the closing expire 18 months after the closing. Any claim based on a tax representation or warranty will terminate 30 days after the expiration of the applicable statute of limitations. Any claim based on an environmental representation or warranty will terminate three years after the closing. Any claim based on a representation or warranty related to the employee benefit plans will terminate on the expiration of the applicable statute of limitations. Any claim based on specific fundamental representations and warranties will survive indefinitely.

     Indemnification by PFG. PFG agrees to indemnify Universal American for, among other things:

     - any breach of any representation or warranty that survives the closing and any covenant or agreement;

     - any derivative lawsuits or lawsuits based on violations by PFG of federal or state securities laws;

     - any liability for taxes of any affiliates of the Penn Union Companies;

     - any Phase III Taxes up to the closing date and 75% of certain Phase III taxes for five years after the closing. Phase III Taxes relate to insurance income that has been earned but, under prior tax law, was not subject to tax at such time. Instead, a tax liability is incurred if, and when, such income is distributed to Universal American's shareholders;

     - any reductions in or limitations on the net operating losses including any increased liability or taxes with respect to periods after the closing, and a portion of Universal American's tax liability if the net operating losses available for carryover are less than $20 million;

     - any liabilities of PennCorp Financial Services, Inc. that Universal American has not expressly assumed;

     - any taxes relating to the transactions contemplated by the acquisition agreement; and

     - any transaction bonuses and pre-sale obligations to any field force managers.


PFG, however, is not required to indemnify Universal American for losses arising out of any breach of representation or warranty relating to or arising from the inadequacy of the reserves of any of the Penn Union Companies.



     Indemnification by Universal American. Universal American has agreed to indemnify PFG for any breach of any representation, warranty, covenant or agreement by Universal American. Universal American will also indemnify PFG for Universal American's failure to enter into investment agreements with some agents of Pennsylvania Life, to adopt certain commission schedules and stock-based compensation plans, and to carry out certain other post-closing compensation obligations to certain agents and persons of Pennsylvania Life. In each case, Universal American's indemnification obligations are limited to the extent described in the next paragraph.


     Limitations on Indemnification. PFG will not be obligated to indemnify Universal American for losses arising from any inaccuracy in or any breach of any representation or warranty, until the aggregate amounts for indemnification equal $2.5 million, at which time PFG must pay only the amount of losses in excess of $2.5 million. The limitation in the previous sentence does not apply to losses based on several fundamental representations, nor does it apply to the representations and warranties that relate to employee benefit plans or taxes. Except for some fundamental representations, PFG is not obligated to indemnify Universal American for breaches of any representations or warranties in excess of the purchase price. In any event, Universal American is not obligated to make any payment to PFG for indemnification in excess of $50 million.


     Termination. The acquisition agreement may be terminated (i) by the mutual consent of Universal American and PFG, or (ii) by either party: (a) if a governmental authority enters an order restraining, enjoining or prohibiting any of the transactions contemplated by the acquisition agreement; (b) if the closing does not occur by March 31, 1999, subject to four 30-day extensions under some circumstances; or (c) upon a material default or breach by the other, that is not remedied or waived within 30 days, of the performance of any obligations, covenants, and agreements or in their representations and warranties under the acquisition agreement.


THE VOTING AGREEMENT

     In connection with the acquisition of the Penn Union Companies, Richard Barasch, AAM, certain limited partners of Barasch Associates Limited Partnership (the "Shareholders") and Universal American, PFG and Capital Z have executed a voting agreement. The Shareholders together control more than 50% of Universal American's outstanding voting stock.

     Under the voting agreement, the Shareholders have agreed to vote in favor of the Capital Z Issuance and the amendment to Universal American's certificate of incorporation to increase the number of authorized shares of common stock from 20 million to 80 million (Item (a) of Proposal No. 2).

     In addition, the Shareholders agreed that until the voting agreement terminates, they will vote against (i) any proposal opposed to or in competition with the acquisition of the Penn

Union Companies, (ii) any change in Universal American's capital structure other than under the share purchase agreement and the conversion of the Convertible Preferred Stock, and (iii) any action or agreement that could impede, interfere with, delay, postpone or attempt to discourage the Capital Z Issuance or the acquisition of the Penn Union Companies or result in a breach by Universal American which is likely to result in the failure of a condition to the share purchase agreement or the acquisition agreement.

     The Shareholders have also agreed that for two years after the share purchase agreement is terminated, they will not vote in favor of any transaction contemplating or proposing the acquisition by Universal American of any business or assets of PFG. This obligation does not apply if (i) the share purchase agreement is terminated due to a breach by Capital Z of that agreement, (ii) Universal American and Capital Z mutually agree not to complete the acquisition, or (iii) Universal American is unable to complete the acquisition as a result of Capital Z's failure to give its consent to Universal American to waive or acknowledge the satisfaction of conditions to the closing of the acquisition agreement.

     Except for the two-year agreement described in the preceding paragraph, the voting agreement will terminate upon the earlier of (i) the consummation of the Capital Z Issuance and the acquisition, (ii) the termination of the share purchase agreement, or (iii) the termination of the acquisition agreement. If the voting agreement is terminated under clause (ii) or (iii) of this paragraph because of the failure to vote in favor of Proposal No. 1 and item (a) of Proposal No. 2, Universal American will be solely responsible for, and will indemnify Capital Z for all liabilities arising under the acquisition agreement.

     Even though there is a voting agreement, you have been asked to vote on Proposal No. 1 and item (a) of Proposal No. 2 because Universal American's certificate of incorporation does not permit shareholders to vote by written consent; all shareholder actions must be taken by a vote of shareholders at a duly held meeting of shareholders. In addition, the voting agreement does not cover the other items of Proposal No. 2 or Proposal No. 3. You are not entitled to rights of appraisal or similar rights for any matter to be acted on at the meeting.

                               OPINION OF ADVEST



     On December 8, 1998, Universal American hired Advest to render its opinion to the board of directors as to whether (i) the controlling-interest investment in Universal American by Capital Z, together with the additional investment by AAM and certain members of management and agents of the Penn Union Companies (the "Investment") and (ii) the acquisition of the Penn Union Companies by Universal American, are fair, from a financial point of view, to Universal American and its shareholders. On December 31, 1998, Advest delivered its opinion to a designated committee of the board, to the effect that, in reliance upon and subject to the assumptions and considerations set forth in the opinion, as of the date of the opinion, the financial terms and effects of the Investment and the acquisition, both individually and in the aggregate, are fair, from a financial point of view, to Universal American and its shareholders. On May 24, 1999, Advest subsequently delivered a revised opinion that, as of the date of that opinion, the terms and effects of the Investment and the acquisition, as reflected in the amended and restated acquisition agreement and the amended share purchase agreement, both individually and in the aggregate, are fair, from a financial point of view, to Universal American and its shareholders. Advest subsequently revised its opinion to provide that as of the date of the mailing of this proxy statement, the Investment and the acquisition, both individually and in the aggregate, are fair, from a financial point of view, to Universal American and its shareholders. Universal American paid Advest a fee of $250,000 for delivery of its opinion and any updated opinions.



     THE FULL TEXT OF ADVEST'S OPINION, DATED MAY 24, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEWS UNDERTAKEN IN CONNECTION WITH THE OPINION IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX C AND IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. SHAREHOLDERS OF UNIVERSAL AMERICAN ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY IN ITS ENTIRETY.



     The summary set forth below does not purport to be a complete description of the analyses performed by Advest underlying the opinion. The preparation of a fairness opinion is a complex process that is not susceptible to partial analysis or summary description. Accordingly, notwithstanding the factors summarized below, Advest believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered, without considering all analyses and factors, or attempting to ascribe relative weights to some or all of such analyses and factors, could create an incomplete view of the processes underlying the opinion. Accordingly, the following summary is qualified by reference to the written opinion of Advest, which is attached to this proxy statement as Annex C.



     FAIR VALUATION PRICES. In arriving at its opinion, Advest advised us that, among other things, it performed the following analyses and investigations:



     In the case of the Investment, Advest attempted to determine whether the price to be paid for the common stock of Universal American issued in connection with the Investment is fair, from a financial point of view, to Universal American's current shareholders. In this regard, Advest (a) compared the price paid to Universal American's common stock price trading range and record; (b) compared the price paid on a price/earnings and price/book value basis to recent market valuations of similar publicly traded life/health insurers; (c) evaluated the share price/earnings and price/book valuations paid for the new Universal American shares against valuations paid for life/health insurers in similar acquisition transactions; (d) reviewed the price paid for Universal American shares relative to liquidation values derived in an actuarial valuation of Universal American, for its business in-force and other assets, and (e) compared the price being paid by the investors with a valuation derived from a discounted cash flow analysis. The actuarial valuation was prepared by Universal American's Chief Financial Officer and his staff and was reviewed by an internationally recognized independent actuarial consulting firm hired by Capital Z in connection with this transaction. In the process, Advest reviewed Universal American's Forms 10-K and 10-Q for the years 1995 through 1998, its Annual Reports to shareholders from 1995 through 1998, statutory statements for each of Universal American's subsidiaries, American Pioneer, American Progressive, and American Exchange, and the GAAP basis statements of WorldNet, comparative financial and operating data for companies selected for each of the peer groups, plus operating projections for Universal American prepared by Universal American and its advisors. In addition, they conducted discussions with members of management concerning various aspects of Universal American's operations, financial prospects, and projections.



     In the case of the acquisition, Advest examined statutory financial results for the companies constituting the Penn Union Companies for the years 1995 through 1998. Advest also compared the pricing of the acquisition on a price/earnings and price/book value basis relative to market and transaction peer groups and, in doing so, utilized several different valuation methodologies, and did so on both a current and pro forma basis. They also examined audited statutory financials for the companies constituting the Penn Union Companies for 1997. Future period financial projections, on which much of Advest's evaluation analyses are based, were provided by Universal American and its other financial advisor.



     Advest independently performed sensitivity analyses to determine the effects of leverage and earnings volatility on dividend capacity for debt service coverage, in order to quantify the level of financial risk in the transaction on a pro forma basis, and reviewed such other financial information, studies and analyses and performed such other investigations and took into account such other matters as Advest deemed necessary.



     The following is a summary of the material financial analyses performed by Advest in arriving at its opinion, but does not purport to be a complete description of the analyses performed by Advest for such purposes. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Advest believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all of such analyses and factors, could create an incomplete view of the evaluation process underlying the Advest opinion.



     In addition to the analyses and investigations discussed above, in arriving at its opinion of the fairness from a financial point of view to Universal American and its shareholders of the per share price to be paid by Capital Z, AAM and certain agents and members of management of Universal American for the shares issued in connection with the Investment, Advest (i) analyzed the per share price for the investment and compared it to historical stock market value prices of Universal American's publicly traded common stock; (ii) determined the estimated value of Universal American before the Investment and (iii) analyzed the estimated expected value of Universal American, pro forma, for the Investment and the acquisition. Next, Advest compared the aforementioned estimated values and considered the results of that comparison, as well as such other factors deemed necessary in arriving at its opinion on the fairness, from a financial point of view, of the price paid for the Investment.



     Advest compared the Investment price of $3.15 per share with the historical market prices over a three year period and found that this price was higher than the peak market price by a range of 17.2% to 5.0% for one month, three month, one year, three year and year to date periods (to December 18, 1998), and 110.2% to 48.2% above the low prices recorded on each of these measurement dates.



     The following is a summary of the valuation techniques used by Advest, along with Universal American's historical market values, to determine an estimated value range for Universal American prior to the Investment.



     Appraisal Value Analysis. Advest reviewed an actuarial appraisal value of Universal American prepared by Universal American's Chief Financial Officer and his staff, which was reviewed by an internationally recognized independent actuarial consulting firm hired by Capital Z, in order to determine an estimate of Universal American's value assuming it allows its business in force to "run-off." The appraisal value was $2.55 per share assuming a 35% federal tax rate and $2.78 per share assuming a 15% federal tax rate. The per share values also assume that all securities of Universal American that would be converted into common stock were converted and that there was no growth in Universal American's business.



     Comparable Public Companies Analysis. Advest performed a valuation of Universal American before giving effect to the Investment and the acquisition by comparing it to eight small publicly held life/health insurance companies:
Cotton States Life Insurance Company, Intercontinental Life Corporation, Independent Holding Company, Bancinsurance Corporation, Standard Management Corporation, Investors Heritage Life Insurance Company, Inc., Erie Family Life Insurance Company, and Security National Financial. As of May 14, 1999 these companies were valued in a range of 6.0 times to 9.8 times analysts' consensus estimated 1999 earnings. In addition, the companies were valued in a range of
0.5 times to 1.6 times their latest reported GAAP book values. Based on Universal American's financial information made available to Advest, the analysis indicated a range of values for Universal American's common stock of $1.85 per share to $2.80 per share, after application of a discount factor of 25% to projected earnings.



     Precedent Transactions Analysis. Advest selected seven precedent life/health insurance companies acquisition transactions, which indicated a median price of 14.4 times earnings and 2.2 times book value. The precedent acquisition transactions, along with their announced or effective dates are as follows: American Income Holdings (October 31, 1994), American Travellers Corp. (December 17, 1996), Capitol American Financial (March 4, 1997), Transport Holdings (December 23, 1996), John Alden Financial Corp. (August 31, 1998), Family Service Life Insurance (June 1, 1998), and NationalCare Insurance Co. (September 30, 1998) and Provident Companies (November 23, 1998). Based on Universal American's financial information and projections made available to Advest, the analysis indicated a range of values for Universal American's common stock of $3.25 per share to $5.75 per share, after application of a discount factor of 25% of projected earnings.



     Present Value of GAAP Earnings Analysis. Advest valued Universal American using the present value of Universal American's projected GAAP earnings. Based on Universal American's financial information and projections made available to Advest, the analysis indicated a range of values for Universal American's common stock of $4.70 per share to $5.40 per share, after application of a discount factor of 25% to projected earnings.

     UNIVERSAL AMERICAN AND THE PENN UNION COMPANIES COMBINED. Following is a summary of the valuation techniques used by Advest, to determine an estimated value range for Universal American on a pro forma basis, as if the Investment and the acquisition had in fact taken place. Advest considered that after the acquisition, Universal American will be significantly larger than the eight small publicly held companies referred to above in "-- Comparable Public Companies Analysis." In completing its analyses described above under "-- Comparable Public Companies Analysis", "-- Precedent Transaction Analysis" and "Present Value of GAAP Earnings Analysis" using the pro forma projections provided to it, Advest determined that it would be appropriate to compare Universal American to larger publicly held companies referenced in the discussion below.



     Comparable Public Companies Analysis. Advest performed a valuation of Universal American after giving effect to the Investment and the acquisition by comparing it with seven larger publicly held life/health insurance companies:
American Heritage Life Investment Corporation, Ceres Group, Inc., Delphi Financial Group, Inc., The Guarantee Life Companies, Inc., Penn Treaty American Corporation, Protective Life Corporation, and UICI. As of May 14, 1999 these companies were valued in a range of 10.0 times to 16.1 times analysts' consensus estimated 1998 earnings, and 8.0 times to 22.4 times analysts' consensus estimated 1999 earnings. In addition, the companies were valued in a range of
0.8 times to 3.4 times their latest reported GAAP book values. Based on Universal American's financial information and pro forma projections made available to Advest, the analysis indicated a range of values for the common stock of Universal American, after giving effect to the Investment and the acquisition, of $5.60 per share to $5.65 per share, after application of a discount factor of 25% to projected earnings.



     Precedent Transactions Analysis. Using the valuation multiples indicated above under "-- Precedent Transaction Analysis", and Universal American's financial information and pro forma projections made available to Advest, the analysis indicated a range of values for the common stock of Universal American, after giving effect to the Investment and the acquisition, of $6.40 per share to $6.80 per share, after application of a discount factor of 25% to projected earnings.



     Present Value of GAAP Earnings Analysis. Advest valued Universal American, after giving effect to the Investment and the acquisition, using the present value of Universal American's projected pro forma GAAP earnings. Based on Universal American's financial information and projections made available to Advest, the analysis indicated a range of values for the common stock of Universal American, after giving effect to the Investment and the acquisition, of $4.95 per share to $5.80 per share, after application of a discount factor of 25% to projected earnings.



     PENN UNION COMPANIES PURCHASE PRICE. In arriving at its opinion on the fairness, from a financial point of view, to Universal American and its shareholders, of the purchase price paid for the Penn Union Companies, Advest analyzed the value of the Penn Union Companies using a (i) Comparable Public Company Analysis, (ii) a Precedent Transactions Analysis, and (iii) an analysis of the Present Value of GAAP Earnings.



     Comparable Public Company Analysis. Using the valuation multiples indicated above under "-- Comparable Public Companies Analysis" and the Penn Union Companies' financial information and pro forma projections made available to Advest, the analysis indicated a range of values for the Penn Union Companies of $250 million to $234 million, after application of a discount factor of 25% to projected earnings.

     Precedent Transactions Analysis. Using the valuation multiples indicated above under "-- Precedent Transaction Analysis" and the Penn Union Companies' financial information and pro forma projections, made available to Advest, the analysis indicated a range of values for the Penn Union Companies of $292 million to $338 million, after application of a discount factor of 25% to projected earnings.



     Present Value of GAAP Earnings Analysis. Advest valued the Penn Union Companies using the present value of the Penn Union Companies' projected GAAP earnings. Based on the Penn Union Companies' financial information and projections, made available to Advest, the analysis indicated a range of values for the Penn Union Companies of $191 million to $230 million, after application of a discount factor of 25% to projected earnings.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     We are providing the pro forma financial information reflecting Universal American after the Capital Z Issuance and the acquisition of the Penn Union Companies (which we refer to as "pro forma" information) to give you a better picture of what the results of operations and the financial position of the consolidated businesses of Universal American and the Penn Union Companies might have looked like had the Capital Z Issuance and the acquisition of the Penn Union Companies occurred on an earlier date. As noted previously, the purchase price is subject to adjustment. However, it is Universal American's management's opinion that the purchase price adjustments reflected in the Proxy Statement are not expected to materially differ from the final amounts agreed upon.


     The Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 1999 and the year ended December 31, 1998 present results for Universal American as if the acquisition and the financing of the acquisition had been consummated January 1, 1998. The Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1999 gives effect to the acquisition of the Penn Union Companies by Universal American as if it had occurred on the balance sheet date, March 31, 1999. The unaudited pro forma financial information has been derived from and should be read in conjunction with the Notes to Unaudited Pro Forma Financial Information that follow on page 59, as well as historical Consolidated Financial Statements and Notes of Universal American for the three months ended March 31, 1999 and for the year ended December 31, 1998 and the historical Combined Financial Statements and Notes of the Penn Union Companies of PFG for the three months ended March 31, 1999 and for the year ended December 31, 1998 set forth in Annex E to this proxy statement. See "Universal American Financial Corp. Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 91 and "Penn Union Companies Management's Discussion and Analysis of Financial Conditions and Results of Operations" on page 109.



     The pro forma adjustments and combined amounts are provided for informational purposes only, and if the acquisition of the Penn Union Companies is consummated, Universal American's consolidated financial statements will reflect the effects of the acquisition only from the date such transaction occurs. The pro forma adjustments are applied to the historical financial statements of Universal American and the Penn Union Companies to account for the acquisition of the Penn Union Companies by Universal American under the purchase method of accounting in accordance with APB Opinion No. 16. Under this method of accounting, the total purchase cost will be allocated to the Penn Union Companies' assets and liabilities based on their relative fair values. These allocations are subject to valuations as of the date of the acquisition based upon appraisals and other information at that time. Accordingly, the final purchase price adjustments will be different from the amounts reflected herein. However, it is management's opinion that the allocation of the purchase price reflected in the unaudited pro forma financial information is not expected to be materially different from the final amounts. The unaudited pro forma combined financial information, however, reflects management's best estimate based upon currently available information.


     The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had the acquisition been consummated on the dates assumed, nor is the pro forma information intended to be indicative of Universal American's future results of operations.

                       UNIVERSAL AMERICAN FINANCIAL CORP.


       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS



                       THREE MONTHS ENDED MARCH 31, 1999


                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)



                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                                                      RELATING TO THE
                                          HISTORICAL FINANCIAL       PRO FORMA       ACQUISITION OF THE
                                               STATEMENTS           ADJUSTMENTS          PENN UNION
                                         ----------------------     RELATING TO          COMPANIES
                                         UNIVERSAL   PENN UNION     TRANSFER OF           AND THE          PRO FORMA
                                         AMERICAN    COMPANIES    CERTAIN LINES(1)   RELATED FINANCING    CONSOLIDATED
                                         ---------   ----------   ----------------   ------------------   ------------
REVENUES:
Net premium and policyholder fees
  earned...............................   $10,424     $45,720         $  (842)            $    --           $55,302
Net investment income..................     2,799      11,868            (636)                 --            14,031
Realized gains on investments..........        47          92              --                  --               139
Other income...........................       579       3,371            (120)                 --             3,830
                                          -------     -------         -------             -------           -------
Total revenues.........................    13,849      61,051          (1,598)                 --            73,302
                                          -------     -------         -------             -------           -------
BENEFITS, CLAIMS AND EXPENSES:
Policyholder benefits..................     9,172      32,944          (1,267)                 --            40,849
Change in deferred acquisition costs...      (856)     (1,437)            (33)             (3,168)(2)        (5,494)
Amortization of present value of future
  profits..............................        44       2,829            (121)             (2,708)(3)            44
Amortization of goodwill...............        39       1,383              --              (1,383)(3)            39
Amortization of negative goodwill......        --          --              --              (1,353)(4)        (1,353)
Interest expense on the senior secured
  note.................................        --          --              --               1,641(5)          1,641
Other operating costs and expenses.....     4,383      23,109            (925)                 --            26,567
                                          -------     -------         -------             -------           -------
Total benefits, claims and other
  deductions...........................    12,782      58,828          (2,346)             (6,970)           62,294
                                          -------     -------         -------             -------           -------
Operating income before taxes..........     1,067       2,223             748               6,970            11,008
Federal income tax expense.............       356         360             257               2,492(6)          3,465
                                          -------     -------         -------             -------           -------
Net income.............................       711       1,863             491               4,478             7,543
Redemption accrual on Series C
  preferred stock......................       180          --              --                (180)(7)            --
                                          -------     -------         -------             -------           -------
Net income applicable to common
  shareholders.........................   $   531     $ 1,863         $   491             $ 4,658           $ 7,543
                                          =======     =======         =======             =======           =======
EARNINGS PER COMMON SHARE:
    Basic..............................   $  0.07                                                           $  0.19
                                          =======                                                           =======
    Diluted............................   $  0.05                                                           $  0.17
                                          =======                                                           =======
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
    Basic..............................     7,706                                          32,890(8)         40,596
    Diluted............................    14,854                                          30,714(8)         45,568

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                                                      RELATING TO THE
                                          HISTORICAL FINANCIAL       PRO FORMA       ACQUISITION OF THE
                                               STATEMENTS           ADJUSTMENTS          PENN UNION
                                         ----------------------     RELATING TO          COMPANIES
                                         UNIVERSAL   PENN UNION     TRANSFER OF           AND THE          PRO FORMA
                                         AMERICAN    COMPANIES    CERTAIN LINES(1)   RELATED FINANCING    CONSOLIDATED
                                         ---------   ----------   ----------------   ------------------   ------------
REVENUES:
Net premium and policyholder fees
  earned...............................   $42,496     $199,556        $(13,968)          $      --          $228,084
Net investment income..................    10,721       47,938          (6,255)                 --            52,404
Realized gains on investments..........       256        6,207             (43)                 --             6,420
Other income...........................     2,616       11,408            (120)                 --            13,904
                                          -------     --------        --------           ---------          --------
Total revenues.........................    56,089      265,109         (20,386)                 --           300,812
                                          -------     --------        --------           ---------          --------
BENEFITS, CLAIMS AND EXPENSES:
Policyholder benefits..................    38,235      174,646         (11,112)                 --           201,758
Change in deferred acquisition costs...    (3,530)      53,030            (245)            (87,001)(2)       (37,746)
Amortization of present value of future
  profits..............................       174       10,842          (1,194)             (9,648)(3)           174
Amortization of goodwill...............       171        5,547              --              (5,547)(3)           171
Amortization of negative goodwill......        --           --              --              (4,749)(4)        (4,749)
Interest expense on the senior secured
  note.................................        --           --              --               6,630(5)          6,630
Other operating costs and expenses.....    17,107      119,211          (5,984)                 --           130,335
                                          -------     --------        --------           ---------          --------
Total benefits, claims and other
  deductions...........................    52,157      363,276         (18,545)           (100,315)          296,573
                                          -------     --------        --------           ---------          --------
Operating income (loss) before taxes...     3,932      (98,167)         (1,841)            100,315             4,239
Federal income tax expense (benefit)...     1,325      (35,257)           (361)             35,863(6)          1,569
                                          -------     --------        --------           ---------          --------
Net income (loss)......................     2,607      (62,910)         (1,480)             64,453             2,670
Redemption accrual on Series C
  preferred stock......................       433           --              --                (433)(7)            --
                                          -------     --------        --------           ---------          --------
Net income (loss) applicable to common
  shareholders.........................   $ 2,174     $(62,910)       $ (1,481)          $  64,886          $  2,670
                                          =======     ========        ========           =========          ========
EARNINGS PER COMMON SHARE:
    Basic..............................   $  0.29                                                           $   0.07
                                          =======                                                           ========
    Diluted............................   $  0.20                                                           $   0.06
                                          =======                                                           ========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
    Basic..............................     7,533                                           32,890(8)         40,423
    Diluted............................    13,155                                           30,714(8)         43,869

                       UNIVERSAL AMERICAN FINANCIAL CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                              AS OF MARCH 31, 1999

                                 (IN THOUSANDS)


                                                      FINANCING                      PURCHASE
                                        UNIVERSAL     ACCOUNTING     PENN UNION     ACCOUNTING       PRO FORMA
                                        AMERICAN    ADJUSTMENTS(9)   COMPANIES    ADJUSTMENTS(10)   CONSOLIDATED
                                        ---------   --------------   ----------   ---------------   ------------
ASSETS:
Total investments.....................  $149,456       $     --      $  669,150      $ (65,581)      $  753,025
Cash..................................     8,926         15,000          15,720             --           39,646
Deferred policy acquisition costs.....    26,368             --         117,105       (117,105)          26,368
Goodwill..............................     4,316             --          95,697        (95,697)           4,316
Present value of
  future profits......................     1,526             --          85,823        (85,823)           1,526
Other assets..........................    93,623          6,250         133,361             --          233,234
                                        --------       --------      ----------      ---------       ----------
  Total assets........................   284,215         21,250       1,116,856       (364,206)       1,058,115
                                        ========       ========      ==========      =========       ==========
LIABILITIES, SERIES C AND D PREFERRED
  STOCK AND STOCKHOLDERS' EQUITY:
Reserves for future policy benefits...   230,080             --         631,485        (41,387)         820,178
Loan payable..........................     4,500         (4,500)             --             --               --
Senior secured note payable...........        --         70,000              --             --           70,000
Dividend from Union Bankers...........        --          6,500              --         (6,500)              --
Deferred income tax (asset)
  liability...........................     1,127             --            (410)       (72,550)         (71,833)
Negative goodwill.....................        --             --              --         54,111           54,111
Other liabilities.....................    10,074             --          50,901             --           60,975
                                        --------       --------      ----------      ---------       ----------
  Total liabilities...................   245,781         72,000         681,976        (66,326)         933,431
                                        --------       --------      ----------      ---------       ----------
Series C and D preferred stock
  (including redemption accrual
  thereon)............................    10,031        (10,031)             --             --               --
                                        --------       --------      ----------      ---------       ----------
Total stockholders' equity............    28,403         96,281         434,880       (434,880)         124,684
                                        --------       --------      ----------      ---------       ----------
Total liabilities, Series C and D
  preferred stock and stockholders'
  equity..............................  $284,215       $158,250      $1,116,856      $(501,206)      $1,058,115
                                        ========       ========      ==========      =========       ==========

                       UNIVERSAL AMERICAN FINANCIAL CORP.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                 (IN THOUSANDS)


     Universal American has entered into an acquisition agreement with PFG and some of PFG's subsidiaries to purchase the Penn Union Companies for $137 million, $130.5 million of which will be in cash and $6.5 million of which will be in the form of a cash dividend payable by Union Bankers to a subsidiary of PFG that is not being purchased by Universal American. For a description of the transaction and the companies to be acquired, see "The Capital Z Issuance and the Acquisition of the Penn Union Companies" on page 27 of this proxy statement. The purchase price may be adjusted to reflect differences between the capital and surplus set forth in the closing statement and the amounts required by the purchase agreement. This adjustment must be made within 90 days of the closing date of the acquisition. For a further discussion of the purchase price adjustment, see "Material Terms of the Acquisition Agreement and Related Transactions -- Purchase Price Adjustment" on page 44 of this proxy statement. The purchase price was determined based upon many factors, including:



     - the statutory capital base of the Penn Union Companies;



     - the historical statutory earnings of the Penn Union Companies;



     - the adequacy of the statutory reserves held by the Penn Union Companies;



     - the status of the sales force at the time of negotiating the transaction; and



     - the anticipated rate of return on the investment.



     Adjustments to the unaudited pro forma condensed consolidated statements of operations to give effect to the acquisition of the Penn Union Companies as of January 1, 1998 are summarized below:



 (1) The share purchase agreement contains certain pre-closing restructuring provisions, of which material provisions include the termination of the reinsurance agreements between Peninsular and Occidental (both are subsidiaries of PFG), reinsurance of 100% of the Peninsular direct business and the reinsurance of 100% of the comprehensive major medical and unreinsured Medicare supplement business of Union Bankers. The pro forma income statement effects of the reinsurance transactions for the three months ended March 31, 1999 and the year ended December 31, 1998 are as follows:



   DESCRIPTION OF TRANSACTION                 MARCH 31, 1999   DECEMBER 31, 1998   NOTE
   --------------------------                 --------------   -----------------   ----
   Termination of all Peninsular
     agreements.............................       $491             $  (356)        1a
   Additional 20% coinsurance of Medicare
     supplement.............................         --              (1,125)        1b
                                                   ----             -------
        Total income statement effects......       $491             $(1,481)
                                                   ====             =======



      a) Termination of the reinsurance agreements between Peninsular and
         Occidental: This business is separately tracked for reinsurance disclosure purposes, including premiums earned, policyholder benefits incurred, change in deferred acquisition costs, amortization of present value of future profits and the related taxes on these items. Net investment income earned on the reserves held and expenses are allocated to lines of business based on the pro-rata share of the mean reserves and premiums, respectively. All of these impacts have been removed. No new third

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

         party reinsurance agreements will be consummated to replace the reinsurance between Peninsular and Occidental. However, a related party reinsurance agreement between Peninsular and Constitution is currently being drafted but would not impact the combined results.

         Reinsurance of 100% of the Peninsular direct business: This business is separately tracked for disclosure purposes, including premiums earned, policyholder benefits incurred, change in deferred acquisition costs, amortization of present value of future profits and the related taxes on these items. Net investment income earned on the reserves held and expenses are allocated to lines of business based on the pro-rata share of the mean reserves and premiums, respectively. This activity as recorded by the Penn Union Companies prior to the acquisition has been eliminated. After the cancellation of the agreements as described above, all direct business is identified and removed on a historical basis, totally eliminating all business of Peninsular which is tracked as a separate company for reporting purposes.


         All adjustments to realized gains (losses) and other income are related to the removal of the actual direct and assumed Peninsular business. Assets are transferred backing the reserves for the business reinsured and thus the related realized gains and losses and the investment income are adjusted in the pro forma information.



         For all direct business of Peninsular, this reinsurance is on a full assumption basis, which results in the legal replacement of the insurance carrier, Peninsular, with Occidental Life Insurance Company upon completion of the transaction. This line of business is to be fully transferred to Occidental Life via this legal replacement prior to close and thus the business will not be acquired in this transaction. Therefore, it has been removed in the pro forma presentation.



      b) Reinsurance of the unreinsured Medicare supplement business of Union
         Bankers: During the fourth quarter of 1998, Union Bankers and Constitution ceded the remaining 20% of the Medicare supplement business to Cologne Life Reinsurance Company. This business is separately tracked for disclosure purposes, including premiums earned, policyholder benefits incurred, change in deferred acquisition costs, amortization of present value of future profits and the related taxes on these items. Net investment income earned on the reserves held is allocated to this line of business based on the pro-rata share of the mean reserves. Certain identifiable expenses (i.e., TPA fees) are directly assigned to this line. Other expenses are allocated based on premium. However, these expenses are offset in part by expense allowances, based on specified percentages of premiums, which are recovered from Cologne. This activity, as recorded by the Penn Union Companies prior to the coinsurance of the remaining 20%, has been eliminated on a pro forma basis.



         Both the initial cession of 80% of the Medicare supplement business, as well as the subsequent cession of the remaining 20%, resulted in gains to Union Bankers which were deferred and are amortized into income over the life of the business. The combined amortization of these gains amounted to $9.6 million during 1998 and has not been eliminated on a pro-forma basis, as it relates to the Penn Union

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)


         Companies' profit on the sales transactions and is not part of the operating results for the Medicare supplement line of business.



         The removal of the remaining 20% or unreinsured Medicare supplement business of Union Bankers and Constitution relates to the coinsurance transaction with Cologne Re. Upon completion of this transaction during the fourth quarter of 1998, the entire block of business is coinsured with Cologne. This transaction does not result in the legal replacement of Union Bankers and Constitution, however, the block of business is transferred to Cologne under coinsurance and is presented accordingly in the pro forma financial information. The income statement effects of this line of business were removed for the portion of 1998 prior to the execution of the remaining 20%. Under coinsurance, the liabilities are transferred to Cologne. Cologne is contractually responsible for the liabilities of this block. If, however, they fail to meet their contractual obligation, Union Bankers and Constitution would be obligated under the insurance contracts with the policyholders.



 Other than the Medicare supplement business of Union Bankers as noted above, these planned reinsurance transactions to transfer lines of business not acquired have not been consummated as of December 31, 1998.



 (2) The components of the Penn Union historical amounts for the change in deferred acquisition costs for the three months ended March 31, 1999 and the year ended December 31, 1998 consisted of the following:



                                               MARCH 31, 1999   DECEMBER 31, 1998
                                               --------------   -----------------
Capitalized acquisition costs................     $ 7,887           $ 40,337
Amortization of amounts capitalized in 1998
  and later..................................      (3,249)            (6,121)
Amortization of DAC balances prior to 1998...      (3,168)           (87,001)
Amortization of DAC balance on lines of
  business transferred.......................         (33)              (245)
                                                  -------           --------
     Total increase in deferred acquisition
       costs.................................       1,437            (53,030)
                                                  =======           ========



      The amortization of deferred acquisition costs recorded by the Penn Union Companies prior to 1998 was eliminated. However, the capitalization of acquisition costs and the related amortization which occurred during 1998 and were recorded.


 (3) The amortization of the present value of future profits and goodwill recorded by the Penn Union Companies prior to the acquisition was eliminated.


 (4) Amortization of the excess of estimated fair values of net assets acquired over the purchase price (negative goodwill) is recognized over a ten-year period on a straight-line basis. See Note 10 in "Notes to Unaudited Pro Forma Financial Information" on page 64.



 (5) Interest expense was recorded to reflect the issuance of $70,000 of senior bank debt with an annual interest rate of 8.69%.


 (6) Income taxes were adjusted at a rate of 35% to reflect the effect on taxes of notes (2) through (5).

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

 (7) The redemption accrual on the Series C preferred stock of Universal American accumulated prior to the acquisition was eliminated since these securities were converted into common stock of Universal American in April 1999.


 (8) Basic and diluted weighted average number of common shares outstanding at March 31, 1999 were adjusted to reflect the issuance of 27.857 million shares of Universal American's common stock as if they were issued on January 1, 1998 and outstanding for the entire year. These shares would be issued pursuant to the proposed transaction as follows:



                  DESCRIPTION                     SHARES         $ AMOUNT
                  -----------                    ---------    ---------------
Capital Z Issuance.............................     28,888    $91.000 million
Transaction fees...............................        437      1.375 million
Series D-1 preferred stock.....................        833      2.250 million
Series D-2 preferred stock.....................        556      1.750 million
                                                 ---------    ---------------
     Total.....................................     30,714    $96.375 million



     In addition, the basic weighted average number of common shares outstanding increased by 2,176 to 30,033 to reflect the conversion of the Series C preferred stock into common stock, which shares were already included in the determination of the diluted weighted average number of common shares outstanding.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)


     Adjustments to the unaudited pro forma condensed consolidated balance sheet to give effect to the purchase of the Penn Union Companies as of March 31, 1999 are summarized as follows:


 (9) The financing of this acquisition consists of the following:


       Issuance of common stock...............................    $ 96,375
       Senior secured term note...............................      70,000
       Dividend from Union Bankers............................       6,500
                                                                  --------
            Total sources of financing........................    $172,875
                                                                  ========
  The uses of the financing consists of the following:
       Acquisition of the Penn Union Companies................    $137,000
       Refinancing of Universal American's outstanding loan...       4,500
       Capital infusion to Pennsylvania Life..................      15,000
       Cash to be held at Universal American's parent company
         for corporate purposes...............................       4,000
       Expenses incurred in issuance of equity................       6,125
       Expenses incurred on the senior debt financing.........       6,250
                                                                  --------
            Total uses of the financing.......................    $172,875
                                                                  ========



      In addition to the financing described above, the Series C preferred stock was converted into the common stock of Universal American in April 1999. As of March 31, 1999, Universal American had $5,168 of Series C preferred stock outstanding and $800 of redemption accruals on the Series C preferred stock. The Series C preferred stock was converted into common stock at a price of $2.375 per common share (2,176 shares) and the elimination of the redemption accrual will be reflected in the retained earnings account of Universal American.



      As of March 31, 1999, Universal American had $4,000 of Series D preferred stock outstanding, and $63 of redemption accruals as the Series D preferred stock. The Series D preferred stock will be converted to 1,399 shares of common stock at the closing of the transaction.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)


(10) The purchase price for the Penn Union Companies is $137,000, including $130,500 in cash and $6,500 of which will be in the form of a dividend payable by Union Bankers to a subsidiary of PFG that is not being purchased by Universal American. The following table reflects the adjustments made to the acquired business equity of the Penn Union Companies:



 Net asset value acquired....................................  $ 434,880
                                                               ---------
 Increase (decrease) in the Penn Union net asset value to
   reflect estimated fair value:
   Elimination of the historical deferred policy acquisition
      costs..................................................   (117,105)
   Elimination of the historical present value of future
      profits................................................    (85,823)
   Elimination of the historical goodwill....................    (95,697)
   Elimination of the deferred tax liability related to the
      historical adjustments.................................     72,550
   Elimination of effect of the Peninsular reinsurance
      transactions
      described in note 1a...................................      2,306
                                                               ---------
      Total estimated fair value adjustments.................   (223,769)
                                                               ---------
 Estimated fair value of net assets acquired.................    211,111
 Purchase price..............................................    137,000
                                                               ---------
 Excess of estimated fair value of net assets acquired over
   purchase price (negative goodwill)........................  $  74,111
                                                               =========

             SPECIAL MEETING OF SHAREHOLDERS OF UNIVERSAL AMERICAN

TIME, DATE, PLACE AND PURPOSE

     The special meeting of shareholders of Universal American will be held on --, 1999 at 10:00 a.m., local time, at The Penn Club, 30 West 44th Street, New York, New York 10036.

     At the special meeting, Universal American's shareholders will be asked to consider and vote upon the two proposals described in this proxy statement and to conduct other business that properly comes before the special meeting or any adjournment or postponement of the special meeting. This proxy statement and the proxy card used at the special meeting were mailed or delivered to the shareholders of Universal American on or about --, 1999.

RECORD DATE, SHAREHOLDERS ENTITLED TO VOTE AND QUORUM REQUIREMENTS

     The record date for determining the shareholders of Universal American entitled to vote upon the matters set forth in this proxy statement is the close of business on --, 1999.

     As of April 1, 1999, Universal American had two classes of voting securities outstanding, namely 9,950,064 shares of common stock and 400 shares of Series B preferred stock. Holders of the common stock are entitled to one vote for each share registered in their names at the close of business on the record date. As to all matters, each shareholder is entitled to one vote for each share of common stock held or each share of common stock into which voting preferred stock is convertible. Holders of the Series B preferred stock are each entitled to vote together with the holders of the common stock on all matters, other than the election of directors, as if the 400 shares of the Series B preferred stock had been converted into 1,777,777 shares of common stock. The holders of record of a majority of the combined voting power of the outstanding shares of capital stock will constitute a quorum for the transaction of business at the special meeting requiring a vote of all the outstanding voting stock of Universal American.

     All proxies that are properly completed, signed, and returned before the special meeting will be voted. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. For Proposal No. 1, each item of Proposal No. 2 and for Proposal No. 3, if a shareholder fails to specify or fails to clearly indicate how the proxy is to be voted, the signed proxy will be treated as a vote in favor. Any proxy given by a shareholder may be revoked at any time before it is exercised by filing with the Secretary of Universal American an instrument revoking it, by a duly executed proxy bearing a later date, or by the shareholder attending the special meeting and expressing a desire to vote his or her shares in person.

EFFECT OF BROKER NON-VOTES

     "Broker Non-Votes" occur when a broker holding shares of common stock in street name withholds its vote on some "non-routine" matters because the broker has not received instructions from the beneficial owner of those shares and does not have discretionary authority to vote on non-routine matters without specific instructions. Brokers holding shares in street name must receive specific instructions from the beneficial owners in order to have the authority to vote, in person or by proxy, on non-routine matters. When a beneficial owner does not give specific instructions to the broker, the broker, as the holder of record, is entitled to vote only on "routine" matters and must withhold its votes as to all non-routine matters. Where a proxy solicitation includes a non-routine proposal and the broker does not receive specific instructions from the beneficial owner, the resulting proxy is considered a "limited proxy." Shares represented by limited proxies are considered present for quorum purposes, but are not considered present for purposes of determining the total number of shares with voting power present with regard to a non-routine proposal. The resulting Broker Non-Vote of a limited proxy will be treated as an abstention on each non-routine proposal.

     All of the proposals are non-routine. For Proposal No. 1, a limited proxy will have no effect. For each item of Proposal No. 2 and for Proposal No. 3, the effect of a limited proxy will be that Broker Non-Votes will be treated as votes against any item of such Proposal.

NASDAQ LISTING AND ACCOUNTANTS


     The common stock is listed for trading under the symbol "UHCO" on The Nasdaq National Market, which is operated by The Nasdaq Stock Market, Inc.


     A member of Ernst & Young LLP, Universal American's independent auditor, is expected to be present at the special meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

                    PROPOSAL NO. 1 --THE CAPITAL Z ISSUANCE

INTRODUCTION


     The board of directors believes that the best interests of Universal American and its shareholders will be served by the issuance and sale of up to 28,888,888 shares of common stock to Capital Z and some agents and members of management of the Penn Union Companies for $3.15 per share, for a total purchase price of approximately $91 million. If an adjustment is required under the share purchase agreement, the number of shares of common stock to be purchased by Capital Z and those agents and members of management may exceed 28,888,888. In that case, the shares would be sold at a price less than $3.15 per share. Capital Z actively participated in negotiating the acquisition agreement with PFG, completing detailed due diligence of the Penn Union Companies, determining the appropriate capital structure for Universal American following the acquisition, and assisting in obtaining bank financing for the transaction. As compensation for its participation, as well as for committing to purchase up to $91 million of common stock, Universal American will pay $5 million to Capital Z Management, Inc., the management company of Capital Z, of which $1.375 million will be paid in Universal American common stock.



     The amount invested by the agents and members of management of the Penn Union Companies and Universal American is expected to be approximately $5.5 million. In any case, the total purchase price to be paid by Capital Z is expected to be approximately $85.5 million. Notwithstanding any purchase price adjustment or investment by other parties, the aggregate proceeds from the issuance of the common stock to Capital Z and the agents and members of management will be approximately $91 million.



     Following the Capital Z Issuance and the conversion of the Convertible Preferred Stock in conjunction with the transaction, Capital Z and its affiliates will own a total of approximately 27,579,365 shares or approximately 65.0% of Universal American's then-outstanding common stock, which includes the $1.375 million in common stock that may be issued to Capital Z's management company. If all of the securities of Universal American that could be converted or exchanged into common stock were converted or exchanged, Capital Z and its affiliates would own 59.5% of the outstanding common stock, which would include the $1.375 million in common stock that will be issued to Capital Z's management company.


     The board of directors has agreed to the Capital Z Issuance for the reasons set forth in this proxy statement, and its consummation is subject to some conditions. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies --Reasons for the Acquisition and the Capital Z Issuance" and "The Capital Z Issuance and the Acquisition of the Penn Union Companies --Material Terms of the Share Purchase Agreement." The simultaneous closing of the acquisition and the senior debt financing are conditions to the closing of the Capital Z Issuance. Shareholders are urged to read carefully all sections of this proxy statement, including the related annexes, before voting on this proposal.

     The affirmative vote of the holders of a majority of the outstanding voting shares of common stock on the record date voting at a meeting at which a quorum is present must approve the Capital Z Issuance. The board of directors has unanimously approved the Capital Z Issuance and has determined that it is fair and in the best interests of Universal American and its shareholders.

CONSEQUENCES IF PROPOSAL NO. 1 IS NOT APPROVED

     IF THE SHAREHOLDERS DO NOT APPROVE THE CAPITAL Z ISSUANCE, THEN UNIVERSAL AMERICAN CANNOT COMPLETE THE ACQUISITION OF THE PENN UNION COMPANIES or otherwise purchase or acquire, by merger or otherwise, any of the businesses or assets of PFG for a period of two years after the termination of the share purchase agreement. However, you should note that Universal American has entered into a voting agreement which provides the holders of more than 50% of Universal American's voting stock have agreed to vote in favor of this Proposal No. 1. IF PROPOSAL NO. 1 IS NOT APPROVED, NONE OF THE ITEMS OF PROPOSAL NO. 2 WILL BE IMPLEMENTED EVEN IF THEY ARE APPROVED.

VOTE REQUIRED TO APPROVE PROPOSAL NO. 1

     Approval of "Proposal No. 1 --The Capital Z Issuance" requires the affirmative vote of the holders of a majority of the issued and outstanding voting shares of common stock represented and voting at a meeting at which a quorum is present. Abstentions will have no effect.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                            FOR THIS PROPOSAL NO. 1.

        PROPOSAL NO. 2 -- AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

THE AMENDMENTS

     EACH OF ITEMS (A) THROUGH (F) MUST BE VOTED ON SEPARATELY AND INDEPENDENTLY OF THE OTHERS, BUT YOU DO NOT HAVE TO VOTE THE SAME WAY ON EACH ITEM. THE FAILURE TO RETURN YOUR PROXY CARD WILL BE COUNTED AS A VOTE AGAINST EACH ITEM OF PROPOSAL NO. 2.

     The board of directors has approved and adopted, subject to shareholder approval, a resolution providing for amendments to Universal American's certificate of incorporation to:

Increase in Authorized Shares (Item (a))

(a) Increase the authorized number of shares of common stock from 20 million to 80 million shares.

Shareholder Matters (Items (b)-(e))

(b) Permit shareholders to act by written consent instead of a meeting. Written consent would only need to be given by the number of shareholders required to approve the action being taken by written consent.

(c) Revise Article Fourteen of Universal American's current certificate of incorporation, the result of which is to no longer require approval by holders of 66 2/3% of the outstanding voting stock of Universal American to amend certain provisions of the certificate of incorporation, which means only majority approval will be necessary for those amendments.

(d) Remove the provision in the certificate of incorporation which requires the vote of holders of 66 2/3% of the outstanding voting capital stock to call a special meeting of the shareholders. The board will amend the by-laws to allow special meetings of the shareholders to be called at the request of holders of 50% of the outstanding voting capital stock.

(e) Replace the way in which directors are elected and the length of their terms with a system in which all directors are elected at one time each for a term expiring at the next annual meeting. Directors are currently elected to three-year staggered terms.

Board Matters (Item (f))

(f)  Require 66 2/3% of the total number of the board of directors to approve
     (i) (x) entering into any merger or consolidation in which either Universal American or a material subsidiary is a constituent corporation or its securities are being issued and the shareholders following such transaction do not own, directly or indirectly, in the aggregate a majority of the shares or equity securities of the surviving corporation of any such merger or consolidation entitled to elect members of the board of directors, (y) the sale of all or substantially all of the corporation's assets or properties in a single transaction or in a series of related transactions, or (z) the sale, lease, exchange or other disposition of any shares of a material subsidiary or all or substantially all assets of any material subsidiary; (ii) changing the authorized number of directors; (iii) amending or modifying the certificate of incorporation or by-laws; (iv) electing or removing any of the President, Chief Financial Officer or other executive officers and amending or modifying the employment agreement to be entered into with the Chief Executive Officer on the closing of the acquisition;
     (v) voluntarily dissolving or winding-up the corporation or any material subsidiary or filing with respect to the corporation or any material subsidiary a voluntary petition in bankruptcy or for reorganization or for the adoption of any plan or arrangement with creditors or an admission seeking the relief therein provided under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; and (vi) approving any dividend or other distribution in respect of the common stock.

     The proposed amended and restated certificate of incorporation, which incorporates the amendments set forth in this Proposal No. 2, is attached as Annex D to this proxy statement.

REASONS FOR THE AMENDMENTS AND THE PRINCIPAL EFFECTS

     Item (a) is a condition to the closing of the Capital Z Issuance. In addition, Capital Z insisted that the proposals set forth in items (b) through
(f) be presented to the shareholders.

Increase in Authorized Shares (Item (a))


     At the close of business on the record date, there were 20 million shares of common stock authorized and -- shares of common stock outstanding and entitled to vote. There are currently not enough authorized and unissued shares of common stock to complete the Capital Z Issuance. In order to consummate the Capital Z Issuance, Universal American needs to authorize at least 27.5 million additional shares of common stock and to issue at least 34.0 million additional shares of common stock.



     This amount includes sufficient additional shares in case an event occurs that gives rise to a per share purchase price adjustment that requires the issuance of additional shares in excess of the 28,888,888 shares contemplated for the Capital Z Issuance. The proposed amount also includes shares that need to be issued upon conversion of the Convertible Preferred Stock, the exercise of any options or warrants issued or permitted to be issued under current compensation plans and the payment of a transaction fee to an affiliate of Capital Z in shares of common stock. Any shares authorized but not issued in connection with the Capital Z Issuance and the conversion of the Convertible Preferred Stock would be available for issuance in the future for purposes that the board of directors may determine to be in the best interests of Universal American and its shareholders. These purposes could include the issuance of shares for cash, for acquisitions, through employee benefit programs, and for other general corporate purposes. In many situations, prompt action may be required that would not permit seeking shareholder approval to authorize additional shares for a specific transaction on a timely basis. The board of directors believes it is important that it maintain the flexibility to act promptly in the best interests of shareholders. The terms of any future issuance of shares of stock will depend largely on market and financial conditions and other factors existing at the time of issuance.


Shareholder Matters (Items (b)-(e))

     In negotiating the share purchase agreement and the other documents related to the Capital Z Issuance and the acquisition of the Penn Union Companies with Capital Z, Universal American agreed, at Capital Z's insistence, to seek shareholder approval of the amendments to its certificate of incorporation described in items (b) through (e).

     Generally, these amendments will make it easier for Universal American's shareholders, including Capital Z, to govern the company. By allowing shareholders to take action by written consent, the amendment contemplated by item (b) would give shareholders the ability to act without the necessity of holding a meeting of shareholders. Until recently, New York State did not allow corporate action by the written consent of shareholders. Now that this restriction no longer applies, Universal American believes that it would be advantageous to amend its charter to facilitate shareholder governance of the corporation while simultaneously making such governance more efficient and less expensive. Shareholder action by written consent will allow, in most cases, the majority shareholder to effect corporate action, without having a meeting at which the other shareholders could be present to express their views.

     Item (c) would substitute a simple majority (50%) for the existing requirement that holders of 66 2/3% of Universal American's outstanding voting stock approve certain amendments to the certificate of incorporation. Lowering the number of votes required to approve such amendments provides more flexibility to Universal American and its shareholders, including Capital Z, to change the certificate of incorporation. The amendment contemplated by item (c) would maintain the requirement that holders of 66 2/3% of the outstanding voting stock approve any amendment of the provision of the certificate of incorporation which relates to transactions with interested parties.

     Item (d) permits holders of 50% of the outstanding voting stock of Universal American, instead of the current 66 2/3%, to call a special meeting. The ability of a lower percentage of shareholders to call a special meeting may facilitate and accelerate the shareholder approval process. Universal American's current certificate of incorporation and by-laws both require the vote by holders of 66 2/3% of the outstanding voting stock to call a special meeting of the shareholders. If item (b) is approved and the 66 2/3% requirement is removed from the certificate of incorporation, the board of directors will amend the by-laws to allow shareholder meetings to be called by a vote of 50% of the outstanding voting stock.

     Item (e) would eliminate Universal American's staggered board of directors. A staggered board is a common way to resist undesirable takeovers. Under the terms of the shareholders' agreement, Universal American plans to restructure the board to accurately represent the principal investing parties who are involved in the Capital Z Issuance.

Board Matters (Item (f))

     In its negotiations with Capital Z about the terms of the share purchase agreement and the related documents, Universal American also agreed, at Capital Z's insistence, to seek shareholder approval of the amendment to its certificate of incorporation described in item (f). This amendment would make those corporate actions identified in clauses (i) through (vi) of item (f) more difficult to effect because such action will require 66 2/3% of the total number of the directors instead of a simple majority of directors. As a result, two directors that are not nominees of Capital Z would have to approve the actions set forth in clauses (i) through (vi). However, because Capital Z will effectively be able to select Universal American's two nominees, Capital Z will effectively control 66 2/3% of the board. For the actions specified in clauses
(i) through (vi), a quorum of the board shall be 7 of the 9 directors on the board.

CONSEQUENCES IF THE ITEMS OF PROPOSAL NO. 2 ARE NOT APPROVED

     The additional shares of common stock authorized by the approval of item
(a) would have rights identical to those of the currently outstanding common stock. Adoption of item (a) would not affect the rights of the holders of currently outstanding stock, except for effects that are incidental to increasing the number of shares of stock outstanding upon any future issuance of newly authorized shares of stock. If Universal American's shareholders approve item (a), then it will become effective upon the filing of the amended and restated certificate of incorporation of Universal American with the Secretary of State of the State of New York. The amended and restated certificate of incorporation will be filed immediately prior to completion of the acquisition.

     IF ITEM (A) IS NOT APPROVED, THEN THE CAPITAL Z ISSUANCE WILL NOT OCCUR AND THE ACQUISITION OF THE PENN UNION COMPANIES WILL NOT BE CONSUMMATED. You should note that Universal American has entered into a voting agreement under which the holders of more than 50% of Universal American's voting stock have agreed to vote in favor of item (a). EVEN THOUGH SHAREHOLDERS OWNING OVER 50% OF THE OUTSTANDING VOTING STOCK OF UNIVERSAL AMERICAN HAVE AGREED TO VOTE IN FAVOR OF ITEM (A), THE VOTING AGREEMENT DOES NOT COVER THE APPROVAL OF ITEMS (B) THROUGH
(F) WHICH ALSO RELATE TO THE CAPITAL Z ISSUANCE AND THE ACQUISITION OF THE PENN UNION COMPANIES. IN ADDITION, ITEMS (B) THROUGH (E) REQUIRE APPROVAL BY HOLDERS OF 66 2/3% OF THE TOTAL OUTSTANDING VOTING SHARES ENTITLED TO VOTE ON THOSE ITEMS. ACCORDINGLY, YOUR VOTE IS PARTICULARLY IMPORTANT TO THE APPROVAL OF ITEMS
(B) THROUGH (F) AND YOU ARE REQUESTED TO VOTE ON ALL PROPOSALS IN THIS PROXY STATEMENT, INCLUDING EACH ITEM OF PROPOSAL NO. 2, BY COMPLETING AND RETURNING YOUR PROXY CARD.

     If any of items (b) through (f) are not approved, then Universal American will still amend the certificate of incorporation to give effect to Proposal No. 1 and those items of Proposal No. 2 that are approved. HOWEVER, IF THE ACQUISITION OR THE CAPITAL Z ISSUANCE DO NOT CLOSE, THEN NONE OF THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION DESCRIBED IN ITEMS (B) THROUGH (F) WILL BE MADE, EVEN IF THEY ARE APPROVED BY THE SHAREHOLDERS.

VOTE REQUIRED TO APPROVE THE AMENDMENTS

Increase in Authorized Shares (Item (a))

     Approval of Item (a) of Proposal No. 2 -- Increase in Authorized
Shares -- requires the affirmative vote of holders of 50% of the outstanding voting shares of Universal American entitled to vote thereon. Abstentions will have the effect of a negative vote.

Shareholder Matters (Items (b)-(e))

     Approval of items (b), (c), (d) and (e) of Proposal No. 2 -- Governance Matters -- requires the affirmative vote of holders of 66 2/3% of the total outstanding shares entitled to vote thereon. Abstentions will have the effect of a negative vote.

Board Matters (Item (f))

     Approval of item (f) of Proposal No. 2 -- Supermajority Board
Approvals -- requires the affirmative vote of holders of 50% of the outstanding voting shares of Universal American entitled to vote thereon. Abstentions will have the effect of a negative vote.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                     FOR EACH ITEM OF THIS PROPOSAL NO. 2.

                         PROPOSAL NO. 3 -- AMENDMENT TO
                      THE 1998 INCENTIVE COMPENSATION PLAN

INTRODUCTION

     In 1998, Universal American's board adopted, and the shareholders approved, the 1998 Incentive Compensation Plan. The 1998 plan superseded the Universal Holding Corp. Incentive Stock Option Plan, the Universal American Financial Corp. Stock Option Plan For Directors, and the Non-Qualified Stock Option Plan for Agents and Others. Under the 1998 plan, the exercise price of the option is determined by the board's compensation committee. However, under the terms of the 1998 plan, the exercise price cannot be lower than fair market value on the date of the grant (with certain exceptions).


     Following the acquisition of the Penn Union Companies, a limited number of agents and members of management of the Penn Union Companies and Universal American will be granted, subject to shareholder approval, options under the 1998 plan to purchase Universal American common stock at the same price per share paid by Capital Z in the Capital Z Issuance. At the time the acquisition agreement and the share purchase agreement were signed on December 31, 1998, the $3.15 per share purchase price to be paid by Capital Z in connection with the Capital Z Issuance was greater than the per share fair market value of Universal American common stock. However, since that date, there has been an increase in the value of Universal American's common stock. As of the date this proxy statement is being mailed, the per share fair market value is greater than the proposed $3.15 per share price. As a result, on the date of the option grants, the exercise price may be lower than the fair market value of the common stock, which is currently prohibited by the 1998 plan. In the event that stock options are granted to employees at prices below the fair market value on the date of the grant, an expense will be recorded for the difference between the exercise price of the stock option and the fair market price of the stock on the date of the grant. In the event that the stock options are granted to agents or other non-employees, whether at prices at or below the fair market price of the stock on the date of the grant, the fair value of the option would be measured and expensed over the vesting period of the option. Whether Universal American grants options to agents or non-employees at the closing of this transaction or in the future, the accounting for stock option grants to non-employees will require a compensation expense to be recorded over the vesting period of the option.


     The board of directors has determined that it is in the best interests of Universal American to approve and adopt an amendment to the 1998 Incentive Compensation Plan to allow the grant of options to purchase Universal American common stock which may be exercised at a per share price less than the stock's current fair market value. The options would only be granted to agents and members of management of the Penn Union Companies and Universal American following the acquisition of the Penn Union Companies.

     The relevant provision of the 1998 plan is Section 6(b)(i) which governs the price at which options granted under the plan may be exercised. The following table compares the language of the existing Section 6(b)(i) and the language of the proposed amended Section 6(b)(1) as it would read if Proposal No. 3 is approved:

CURRENT SECTION 6(B)(I):

     Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of the grant of such Option except as provided under Section 7(a) hereof.

SECTION 6(B)(I) AS AMENDED:

     (i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than the Fair Market Value of a share of Stock on the date of grant of such Option except (A) for Options granted in connection with the consummation of the transaction contemplated by the Share Purchase Agreement between Universal American Financial Corp. and Capital Z Financial Services Fund II, L.P. and (B) as provided under Section 7(a) hereof.

     The board recommends approval of the proposed amendment to the 1998 plan because it believes that attracting and retaining key agents and employees is essential to its growth and success. In addition, the board has determined that awards of stock options align the interests of key agents and employees with Universal American's interests. The acquisition of the Penn Union Companies will merge new businesses and employees into Universal American, and the grant of options to employees in connection with this acquisition is an important way to ensure that this integration is successfully managed.

     Therefore, we are asking you to vote to amend the 1998 plan to allow Universal American to create a narrow exception allowing the grant options in connection with the acquisition of the Penn Union companies at a price less than fair market value.

CONSEQUENCES IF PROPOSAL NO. 3 IS NOT APPROVED

     If the shareholders do not approve the amendment to the 1998 plan, the board will consider the implementation of alternative incentive compensation arrangements to attract and retain the employees to successfully manage the integration of the Penn Union Companies.

VOTE REQUIRED TO APPROVE PROPOSAL NO. 3

     Approval of the amendment to the 1998 plan requires the affirmative vote of holders of a majority of the votes cast at the special meeting of Universal American shareholders by the holders of the shares entitled to vote on the proposal. Abstentions will have no effect.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                            FOR THIS PROPOSAL NO. 3.

          INTERESTS OF PERSONS INVOLVED IN THE CAPITAL Z ISSUANCE AND
                THE ACQUISITION THAT MAY BE DIFFERENT FROM YOURS

     General. In connection with its approval of the acquisition agreement and the share purchase agreement and the transactions contemplated thereby, the board concluded that it was in the best interests of Universal American's shareholders to ensure that Universal American continues to have the dedication of its Chief Executive Officer, Richard A. Barasch, following the Capital Z Issuance. The board of directors also considered the interests of its officers and directors who have existing employment agreements and severance and benefit plans. In addition, the acquisition agreement and the share purchase agreement contain provisions relating to the indemnification of Universal American's directors and officers and directors' and officers' liability insurance.

     Employment Agreement with Richard A. Barasch. In connection with the acquisition, Universal American agreed in the share purchase agreement that, as a condition to closing, an employment agreement will be entered into with Richard A. Barasch (the "Employment Agreement"). The Employment Agreement provides that Mr. Barasch will continue to serve as the Chairman of the Board and Chief Executive Officer of Universal American starting after the closing of the Capital Z Issuance for a period of three years. The Employment Agreement also provides for an automatic one-year extension unless Universal American or Mr. Barasch provides the other party six months' prior written notice before the expiration of the original three-year term.

     Under the Employment Agreement, Mr. Barasch is entitled to receive an annual base salary of $475,000 and any annual increases that may be determined in the sole discretion of the board (the "Salary"). In 1999, Mr. Barasch is entitled to receive an annual bonus equal to: (i) for the period prior to the closing of the Capital Z Issuance, a pro rated bonus based on Universal American's existing executive bonus plan plus (ii) the product of the Salary times a fraction, the numerator of which is the number of days from the closing of the Capital Z Issuance through the end of the fiscal year and the denominator of which is 365 and shall be based upon the achievement of goals established by the board in good faith consultation with Mr. Barasch. If goals are not established, the amount will be determined by reference to Universal American's existing executive bonus plan. Commencing in the year 2000, and for each fiscal year during the remaining employment term under the Employment Agreement, Mr. Barasch will be eligible to earn a bonus based on criteria set by the compensation committee of the board giving him an opportunity to earn a maximum bonus of up to 200% of his Salary.


     Mr. Barasch is entitled to an initial grant of stock options to purchase 600,000 shares under Universal American Financial Corp.'s 1998 Incentive Compensation Plan (the "1998 Incentive Plan") on the date of the closing of the Capital Z Issuance. The options will be granted to Mr. Barasch at the same price per share at which Capital Z purchases shares of common stock in the Capital Z Issuance and shall have a ten-year term. Options representing the right to purchase 400,000 shares vest ratably over a five-year period and the remainder will vest on the seventh anniversary of the grant date. The remainder, however, will become immediately exercisable if Capital Z has achieved a compounded annual internal rate of return on its equity interest in Universal American of 30% by dates set forth in the Employment Agreement. In the event that stock options are granted to Mr. Barasch at prices below the fair market value on the date of the grant, an expense will be recorded for the difference between the exercise price of the stock option and the fair market price of the stock on the date of the grant.

     Mr. Barasch does not have a formal employment contract with Universal American that fixes his compensation or provides for a term of employment. Instead, the board of directors of Universal American, based on the recommendation of its compensation committee, determines all compensation paid to Mr. Barasch, including bonuses, stock grants and options. The guidelines for the compensation committee were established in the 1998 Incentive Compensation Plan approved by the shareholders of Universal American in June 1998. The primary differences between the prior arrangement and the proposed agreement are the base salary increase from $390,000 to $475,000 and the bonus opportunity increased from 70% of base to 200% of base. Mr. Barasch's employment contract will have a three-year term and will include customary severance provisions.

     Other Employment Agreements and Arrangements. It is anticipated that Universal American will enter into employment agreements with some of its other executive officers simultaneously with the consummation of the acquisition and the Capital Z Issuance. The terms of those agreements have not been determined as of the date of the mailing of this proxy statement. Universal American expects that on or after the closing certain other senior members of management of Universal American and the Penn Union Companies will be granted options to purchase Universal American's common stock at the same purchase price per share paid by Capital Z in the Capital Z Issuance.

     1998 Stock Incentive Plan. Certain officers, directors and employees were granted options under the 1998 Incentive Compensation Plan. The Capital Z Issuance will constitute a change of control under the 1998 Incentive Compensation Plan and any option outstanding, except for the options granted on or after December 8, 1998 through the closing, will vest upon the change of control. Therefore, approximately 583,750 options will vest upon the Capital Z Issuance. Universal American has no other material agreements which contain a change of control provision.

     Registration Rights Agreement. Under the registration rights agreement to be executed in connection with closing of the Capital Z Issuance, WAND, AAM and some other shareholders of Universal American will have registration rights not held by all shareholders of Universal American. Some parties are entitled to a number of Demand Registrations, at the expense of Universal American, as follows: WAND -- two, AAM -- one and Capital Z and its affiliates -- four. In addition, Capital Z and some of its affiliates may make an unlimited number of Demand Registrations if the related expenses are paid by Capital Z or its affiliates. Each of WAND and AAM and the other parties to the registration rights agreement will be allowed to register securities when either Universal American registers securities for its own account or when it registers securities in connection with a Demand Registration. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies -- Material Terms of the Share Purchase Agreement -- Registration Rights Agreement."

     Shareholders' Agreement. Under the shareholders' agreement to be executed in connection with the closing of the Capital Z Issuance, Richard A. Barasch, Capital Z, AAM and several other parties to the shareholders' agreement will be subject to limitations on the transfer of their shares. Those parties may be forced to sell a portion of their shares to a third-party buyer under some circumstances. In addition, the parties to the shareholders' agreement are permitted to include a proportion of the shares they own in a sale to a third party by another party to the shareholders' agreement. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies -- Material Terms of the Share Purchase Agreement -- Shareholders' Agreement."

     Investment by AAM in Universal American. On December 31, 1998, AAM executed an agreement pursuant to which it invested (i) $2.25 million in Universal American on that date in exchange for 22,500 shares of preferred stock designated "Series D-1 preferred stock" and (ii) an additional $1.75 million in Universal American as of February 2, 1999 in exchange for 17,500 shares of preferred stock designated "Series D-2 preferred stock." The Series D-1 preferred stock and the Series D-2 preferred stock are referred to as the "Series D Preferred Stock" in this proxy statement. Each share of Series D Preferred Stock was sold at a price of $100 per share.

     While the negotiations for the Penn Union acquisition were progressing, management and the board of directors of Universal American decided that additional capital was needed to support the current growth of Universal American, especially if the acquisition of the Penn Union Companies was delayed or ultimately abandoned.

     The funds will be used to support the operations of the current Universal American companies until the closing of the transactions described in this proxy statement, after which the funds from the investment will be part of the working capital of Universal American, to support the operations of all of its subsidiaries. One million dollars of the investment has already been contributed as capital to American Pioneer.

     The terms of the Series D Preferred Stock are identical to the terms of the Series C-1 preferred stock, except that: (a) the Series D Preferred Stock does not have any voting rights, except to the extent required by law, (b) Universal American's obligation to issue common stock upon the conversion of the Series D Preferred Stock is subject to compliance with any applicable requirements of the insurance laws relating to the acquisition of voting securities of an insurance company of each state in which a subsidiary of Universal American is domiciled, and (c) the conversion price of the Series D-1 preferred stock and the Series D-2 preferred stock is $2.70 rather than $2.375 per share. If the Capital Z Issuance is consummated, or if the conversion takes place in connection with another sale contracted in 1999 by Universal American of common stock or securities convertible into common stock having at least 30% of the voting power after the sale, the Series D-2 preferred stock will be mandatorily converted into common stock at a conversion price equal to the price per share at which such stock or securities are sold by Universal American.


     At the time the sale of Series D-1 and D-2 preferred stock to AAM was negotiated and signed in December of 1998, the price of Universal American common stock ranged between $2.0625 and $2.875 per share, and there was no certainty that the Penn Union acquisition agreement would be signed or consummated. The price and other terms of the AAM investment were negotiated on an arms length basis, taking into account all relevant factors at that time, including the then-current price of the Universal American common stock, the operating condition of Universal American, and the possibility that the acquisition of the Penn Union Companies would be consummated. Universal American paid AAM Capital Partners, Inc., an affiliate of AAM, a fee of $50,000 to structure the Series D Preferred Stock offering.


     The AAM investment was made in two tranches. The first tranche consisted of the Series D-1 preferred stock, and the second consisted of the Series D-2 preferred stock. The Series D-1 investment was in the amount of $2.25 million and closed on December 31, 1998. The Series D-1 preferred stock has a conversion price of $2.70 per share, subject to anti-dilution adjustments. The Series D-2 investment was in the amount of $1.75 million and closed on February 2, 1999. The Series D-2 preferred stock will convert at $3.15 per share (Capital Z's price) if the Capital Z Issuance closes. If the Capital Z Issuance is abandoned, the conversion price will revert to $2.70.

     As of the date of this proxy statement, all of the Series C-1 preferred stock and Series C-2 preferred stock has been automatically converted into common stock. Since the conversion of the Series D Preferred Stock would result in the holder of these shares owning more than 10% of Universal American's outstanding voting stock, which would require regulatory approval, under the terms of the Series D Preferred Stock, the conversion will not be effective until the required regulatory approval is obtained or becomes unnecessary. The Series D Preferred Stock will be converted as a result of the same conversion right as the Series C-1 and Series C-2 preferred stock. The closing of the Capital Z Issuance will satisfy the latter condition, so that if the Capital Z Issuance is consummated, the conversion of the Series D Preferred Stock will take place concurrently with the closing of the Capital Z Issuance.


     Other Arrangements with Interested Parties. The current consulting arrangement between Universal American and Barco Associates, Inc. under which Barco Associates was paid $100,000 in 1998 will be extended to December 31, 2000. Barco Associates is a company wholly-owned by Marvin Barasch who is a director of Universal American. In addition, upon the consummation of the Capital Z Issuance, Marvin Barasch will step down as a director and become a non-voting observer of the board of directors. The Employment Agreement, dated December 9, 1997 between American Progressive Life and Health Insurance Company of New York and Marvin Barasch will be extended through December 31, 2000.



     The current consulting arrangement with Robert F. Wright Associates, Inc., a company wholly-owned by Robert F. Wright, a director of Universal American, will continue. Under the arrangement with Robert F. Wright Associates, Robert F. Wright receives payments and will continue to receive payments for services performed by him in his capacity as chairman of the audit committee of Universal American. Those payments totalled $50,486 in 1998.



     The financial advisory contract between Universal American and WAND Partners, Inc., an affiliate of WAND, will be terminated. Pursuant to such agreement, WAND Partners, Inc. will continue to receive its agreed-upon annual fee of $100,000, reduced by any directors' fees paid to the director designated by WAND, through December 31, 1999.


     Universal American has a variety of relationships with Chase which are described in this proxy statement. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies -- Reasons for the Acquisition and the Capital Z Issuance."

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information as of May 4, 1999 as to the number of shares of common stock beneficially owned by (i) each person known by Universal American to own beneficially more than 5% of Universal American's common stock ("5% Holder"), (ii) each person who is a director of Universal American or a nominee for election as a director, and (iii) all persons as a group who are directors and officers of Universal American, and as to the percentage of outstanding shares held by them on that date. Unless otherwise indicated, each such beneficial owner holds the sole voting and investment power with respect to shares of common stock outstanding. Universal American's common stock and Series B preferred stock are the only classes of voting securities outstanding. WAND owns all of the issued and outstanding Series B preferred stock. Universal American's outstanding Series D Preferred Stock will be converted into common stock at the closing of the transactions.



                                                                   BENEFICIAL OWNERSHIP(A)
                                                               -------------------------------
                                                                   NUMBER OF          PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER               STATUS            SHARES          OF CLASS
------------------------------------              ---------    ------------------    ---------
Barasch Associates Limited
Partnership (BALP)..............................  5% Holder    3,476,828   (b)(c)      28.9%
c/o Richard Barasch
Six International Drive
Rye Brook, NY 10573

Wand/Universal American Investments I L.P. and
Wand/Universal American
Investments II L.P..............................  5% Holder    1,777,777   (c)(d)      15.2%
630 Fifth Avenue
New York, NY 10111

UAFC, L.P.......................................  5% Holder    2,399,414   (e)         24.1%
30 North LaSalle Street
Chicago, IL 60602

Midland National Life Insurance Company.........  5% Holder      671,807                6.8%
One Midland Plaza
Sioux Falls, SD 57193

Marvin Barasch..................................  Director       218,432   (f)          2.2%
Six International Drive
Rye Brook, NY 10573

Michael Barasch.................................  Director        73,553   (g)          *
11 Park Place
New York, NY 10007

Richard A. Barasch..............................  Executive    6,559,642   (h)         54.6%
Six International Drive                           Officer/
Rye Brook, NY 10573                               Director/
                                                  5% Holder

                                                                   BENEFICIAL OWNERSHIP(A)
                                                               -------------------------------
                                                                   NUMBER OF          PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER               STATUS            SHARES          OF CLASS
------------------------------------              ---------    ------------------    ---------
David F. Bolger.................................  Director/      508,500   (i)          5.1%
79 Chestnut Street                                5% Holder
Ridgewood, NJ 07450

Gary W. Bryant..................................  Executive      374,572   (j)          3.7%
600 Courtland Street                              Officer
Orlando, FL 32084

Bertram Harnett.................................  Director/    6,679,091   (k)         55.2%
150 East Palmetto Park Road                       5% Holder
Boca Raton, FL 33432

Mark M. Harmeling...............................  Director        16,500   (i)             *
108 Chestnut Street
North Reading, MA 01864

Walter L. Harris................................  Director        18,500   (l)             *
320 West 57th Street
New York, NY 10019

Harry B. Henshel................................  Director       102,000   (i)          1.0%
One Bulova Avenue
Woodside, NY 11377

Patrick J. McLaughlin...........................  Director        40,500   (m)             *
100 Chetwynd Drive
Rosemont, PA 19010

Richard Veed....................................  Director         4,500   (n)             *
30 North LaSalle Street
Chicago, IL 60602

Robert A. Waegelein.............................  Executive      261,030   (o)          2.6%
Six International Drive                           Officer
Rye Brook, NY 10573

William E. Wehner...............................  Executive      573,030   (p)          5.6%
600 Courtland Street                              Officer/
Orlando, FL 32804                                 5% Holder

Robert F. Wright................................  Director       206,946   (q)          2.1%
57 West 57th Street
New York, NY 10019

Directors and Officers as a Group (17
persons)........................................               8,773,673   (r)         61.8%

-------------------------
*    Percent of class is less than 1%.


(a) The SEC has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any security within 60 days. The percentages shown for each person or persons are therefore based on the 9,950,064 shares of common stock outstanding as of May 4, 1999 plus common stock issuable with respect to options and warrants presently exercisable and convertible preferred stock presently convertible held by such person or persons.

(b) Includes 2,065,419 shares that would be received upon the exercise of 340,036 warrants registered under the Exchange Act of 1934 and 1,725,383 warrants not registered under the Exchange Act of 1934. Richard Barasch serves as trustee of the Barasch Universal Trust which holds shares of the general partner of BALP. Richard Barasch, through his direct ownership in the general partner of BALP, together with his control of the Barasch Universal Trust, which also has an ownership interest in BALP's general partner, has the voting power with respect to the shares of Universal American held by BALP.

(c) BALP and Wand have entered into an agreement, which provides that as long as Wand holds common stock issued from conversion of its Series B preferred stock, BALP will vote its shares for the election of one director nominated by Wand and Wand will vote its shares for BALP's nominees for the balance of the board positions.

(d) Represents the amount of common stock issuable upon conversion of the Series B preferred stock held by Wand.

(e) Included 1,388,889 shares of common stock issuable upon conversion of the Series D-1 and D-2 preferred stock held by UAFC, L.P.

(f) Includes 25,600 shares of common stock that would be received upon the exercise of 20,000 stock options and 5,600 warrants held by Marvin Barasch. Excludes any indirect ownership through BALP of which Marvin Barasch is a limited partner.

(g) Includes 8,500 shares of common stock that would be received upon the exercise of 8,500 stock options held by Michael Barasch. Excludes any indirect ownership through BALP of which Michael Barasch is a limited partner.

(h) Includes 276,100 shares of common stock that would be received upon the exercise of 273,000 stock options and 3,100 warrants held by Richard Barasch. Includes 5,741,666 shares of voting stock beneficially owned pursuant to an irrevocable limited proxy given by some shareholders of Universal American to Richard Barasch and Bertram Harnett to vote in favor of some matters set forth in this proxy statement. Richard Barasch and Bertram Harnett share voting power with each shareholder who granted the irrevocable proxy. Excludes any indirect ownership through BALP. Richard Barasch serves as trustee of the Harnett Family Trust which holds shares of the general partner of BALP. Richard Barasch, through his direct ownership in the general partner of BALP, together with his control of the Barasch Universal Trust, which also has an ownership interest in BALP's general partner, has the voting power with respect to the shares of Universal American held by BALP. Richard Barasch disclaims beneficial ownership of 77,800 shares of common stock held directly by, or in trust for, members of his immediate family.

(i) Includes 8,500 shares of common stock that would be received upon the exercise of 8,500 stock options.

(j) Includes 190,000 shares of common stock that would be received upon the exercise of 190,000 stock options.

(k) Includes 32,595 shares of common stock that would be received upon the exercise of 12,095 warrants and 20,500 stock options held by Bertram Harnett. Includes 6,222,291 shares of voting stock beneficially owned pursuant to an irrevocable limited proxy given by some shareholders of Universal American to Richard Barasch and Bertram Harnett to vote in favor of some matters set forth in this proxy statement. Richard Barasch and Bertram Harnett share voting power with each shareholder who granted the irrevocable proxy. Includes 339,901 shares of common stock that would be received upon the exercise of 339,901 warrants and 50,000 shares of common stock. The 339,901 warrants and the 50,000 shares are held in an irrevocable trust for the benefit of the Harnett family (the "Barasch Universal Trust") of which Richard Barasch is trustee. Bertram Harnett disclaims beneficial ownership of such warrants and shares.

(l) Excludes any indirect ownership through BALP of which Mr. Harris is a limited partner.

(m) Includes 6,500 shares of common stock that would be received upon the exercise of 6,500 stock options.

(n) Includes 4,500 shares of common stock that would be received upon the exercise of 4,500 warrants. Does not include any indirect ownership through UAFC, L.P. by Mr. Veed who is a partner of AAM Capital Partners, L.P., in a partnership that owns an interest in UAFC, L.P.

(o) Includes 140,000 shares of common stock that would be received upon the exercise of 140,000 stock options.

(p) Includes 234,000 shares of common stock that would be received upon the exercise of 140,000 stock options and 94,000 warrants held by Mr. Wehner.

(q) Includes 15,000 shares of common stock that would be received upon the exercise of 15,000 stock options held by Mr. Wright. Excludes any indirect ownership through BALP of which Mr. Wright is a limited partner.

(r) Includes the 3,476,828 shares of common stock beneficially owned by BALP and the shares of common stock beneficially owned by Richard Barasch and Bertram Harnett pursuant to the irrevocable limited proxy.

                             EXECUTIVE COMPENSATION



     In connection with the Amendment to Universal American's 1998 Incentive Compensation Plan, we are providing you with the following information about Universal American's compensation of directors and executive officers.



REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION



     The compensation committee of the board of directors reviews and approves the compensation of Universal American's executive officers. The committee is made up of four independent, non-employee members of the board. The objective of Universal American's compensation program is to provide a total compensation package that will enable Universal American to:



     - attract, motivate and retain outstanding individuals;



     - align the financial interests of those individuals with the interests of Universal American's shareholders;



     - reward those individuals for increasing levels of profit and shareholder value; and



     - encourage management's stake in the long-term performance and success of Universal American.



     In order to achieve these goals, the committee establishes a competitive and appropriate total compensation package for each executive officer, consisting primarily of four components -- base salary, annual bonus, stock options and restricted stock awards. The committee conducts an annual review of compensation relative to other life insurance companies and companies of similar size in the financial industry.



     Base Salaries



     The committee establishes base salaries each year at a level intended to be within the competitive market range of similar companies. Other factors considered in determining base salary include the responsibilities of the executive officer, experience, length of service and individual performance. During fiscal year 1998, base salaries of the executive officer group increased an average of 9.8%. The committee believes that the base salaries of the current executive officers are within or below the competitive market range of similar companies.



     Cash Bonuses



     The committee awards cash bonuses to the executive officers. The criteria used to determine cash bonus levels include operating profits, new business production and expenses relative to pre-determined budgets. The executive officer group's fiscal year 1998 cash bonus was 13.9% of the group's annual base salary.



     Stock Options and Restricted Stock



     An important component of Universal American's executive compensation program is the award of stock options and restricted stock. Restricted stock is stock in Universal American which the executive officer must hold for a period of time before it can be sold. The committee believes that stock options and restricted stock motivate the executive officers to remain focused on the overall long-term performance of Universal American. Generally, the award of a stock option creates no financial benefit to the executive unless there is appreciation in the price of Universal American's stock after the award date. The financial benefit of an award of restricted stock can not be realized by the executive officer until the restriction is lifted from the stock, generally a minimum of two years. The total number of restricted stock and stock options awarded to the executive officer group during fiscal year 1998 amounted to 51,000 and 423,000, or 0.7% and 5.7% of the average outstanding shares of Universal American during 1998.



                                          The Compensation Committee



                                          Mark Harmeling, Chairman


                                          Walter Harris


                                          Richard Veed


                                          Robert Wright



PERFORMANCE GRAPH



     The performance graph below compares Universal American's cumulative total shareholder return on its common stock for the five year period between December 31, 1993 to December 31, 1998, with the cumulative total returns of The Nasdaq Stock Market as measured by the Nasdaq Stock Market Total Return Index ("NSM") and the Nasdaq Insurance Stocks as measured by the Nasdaq Insurance Stocks Total Return Index ("NIS"). The comparison for each period assumes that $100 was invested on December 31, 1993 in each of Universal American's common stock, the stocks included in the NSM and the stocks included in the NIS.

PERFORMANCE GRAPH

MANAGEMENT



     The following table shows the total compensation paid by Universal American and its subsidiaries to Universal American's Chief Executive Officer and the three most highly compensated executive officers of Universal American and its subsidiaries for services rendered in all capacities to Universal American and its subsidiaries for the fiscal years ended December 31, 1998, 1997 and 1996:



                           SUMMARY COMPENSATION TABLE



                                                                                              LONG-TERM COMPENSATION
                                                        ANNUAL COMPENSATION          -----------------------------------------
                                                 ---------------------------------                SECURITIES
                                                                         OTHER       RESTRICTED   UNDERLYING
                                                                         ANNUAL        STOCK        STOCK         ALL OTHER
                                                  SALARY     BONUS    COMPENSATION   AWARDS(1)     OPTIONS     COMPENSATION(2)
NAME, AGE AND PRINCIPAL POSITION          YEAR     ($)        ($)         ($)           ($)          (#)             ($)
--------------------------------          ----   --------   -------   ------------   ----------   ----------   ---------------
Richard A. Barasch (45).................  1998   $375,000   $60,000       --          $60,000       168,000        $3,200
President and Chief Executive Officer     1997    325,000    30,000       --           27,500        25,000         2,375
                                          1996    312,000     5,000       --           14,000        40,000         2,350
Gary W. Bryant (49).....................  1998    225,000    27,000       --           27,500       115,000         3,200
Senior Vice President of Universal
  American and                            1997    212,000    25,000       --           22,000        20,000         2,120
President of American Pioneer             1996    203,000     3,000       --            7,000        30,000         2,030
William E. Wehner (55)..................  1998    165,000    20,000       --           20,000        70,000         3,200
Exec. Vice President & Chief Operating
  officer,                                1997    155,000    15,000       --           13,750        15,000         1,550
of American Progressive                   1996    140,000     3,000       --            7,000        30,000         1,400
Robert A. Waegelein(38).................  1998    150,000    20,000       --           20,000        70,000         3,000
Sr. Vice President & Chief                1997    141,000    15,000       --           13,750        15,000         1,410
Financial Officer                         1996    135,500     3,000       --            7,000        30,000         1,355


-------------------------

(1) The executive officers were awarded shares of restricted stock of Universal American on various dates. These shares are shown at the fair market value of Universal American's common stock on the date of the award.



(2) The amounts in this column represent the value of common stock of Universal American contributed by Universal American under the 401(k) plan to match contributions to the plan on behalf of the executive officer.



OPTION GRANTS IN LAST FISCAL YEAR



     The following table sets forth information about options to purchase Universal American common stock granted to the executive officers named in the summary compensation table during 1998:



                                      NUMBER OF    PERCENT OF
                                      SECURITIES     TOTAL
                                      UNDERLYING    OPTIONS     EXERCISE OF
                                       OPTIONS     GRANTED TO      BASE
                                       GRANTED     EMPLOYEES       PRICE
                NAME                     (#)        IN 1998      ($/SHARE)      EXPIRATION DATE
                ----                  ----------   ----------   -----------   -------------------
Richard A. Barasch..................   168,000       18.36%     2.25-2.625        5/28/08;12/8/08
Gary W. Bryant......................   115,000       12.57%     2.25-2.625        5/28/08;12/8/08
William E. Wehner...................    70,000        7.65%     2.25-2.625        5/28/08;12/8/08
Robert A. Waegelein.................    70,000        7.65%     2.25-2.625        5/28/08;12/8/08

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES



     The following table sets forth information about options to purchase Universal American common stock exercised by the executive officers named in the summary compensation table and the number and value of options each of those officers held on December 31, 1998:



                                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISE
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             SHARES                   OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(2)
                           ACQUIRED ON     VALUE                  (#)                           ($)
                            EXERCISE      REALIZED    ---------------------------   ---------------------------
NAME                           (#)          ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   ----------   -----------   -------------   -----------   -------------
Richard A. Barasch.......    50,000      $39,750(1)        92,500         180,500   $    19,900   $      10,090
Gary W. Bryant...........    50,000       46,750(1)        65,000         125,000        22,500          13,365
William E. Wehner........    20,000       18,700(1)        62,500          77,500        22,500           7,650
Robert A. Waegelein......    20,000       18,700(1)        62,500          77,500        22,500           7,650


---------------

(1) Based on a closing price of $2.375 for Universal American's common stock on the exercise date, July 16, 1998.



(2) Calculated using the market price on December 31, 1998 of $2.625 per share and exercise prices ranging between $2.00 and $3.33 for exercisable options and ranging between $2.25 and $3.03 for unexercisable options.



DIRECTOR COMPENSATION



     Directors who are not employees of Universal American receive a fee of $500 for each meeting of the board of directors or committee meeting attended, unless the committee meeting is held immediately before or after the board meeting. In that case, a non-employee director will receive a $250 fee for the committee meeting. In addition, directors are reimbursed for their travel and related expenses in connection with serving as board members.



     In 1998, each director was eligible to be granted options under the 1998 plan. On May 28, 1998, each eligible director was granted options to purchase 4,500 shares of Universal American common stock at an exercise price of $2.62 for a total of 40,500 options granted. In addition, although the 1998 plan superceded all other incentive compensation plans, options previously granted under the Stock Option Plan for Directors, adopted in 1992, will remain outstanding in accordance with their terms. Under the directors' plan, options were granted on June 30th of each year to each eligible director in office at that time at the rate of 1,000 options for each year of service on the board since the last grant. Options under this plan are exercisable one year after grant.



     The following is a list of other arrangements under which directors were compensated during 1998 for any services provided as a director:



     - Universal American and Wand Partners, Inc. entered into a financial advisory agreement, under which the Wand affiliate is to render advisory services to Universal American. Wand Partners will be paid a fee of $100,000 per year for its services as long as Wand owns 500,000 shares of common stock, or common stock equivalent. The fee will be reduced by any directors' fees paid to the director designated by Wand.



     - Universal American paid $50,000 in fees to AAM Capital Partners, Inc., an affiliate of AAM, for its structuring of the Series D Preferred Stock offering.

     - Bertram Harnett, a director of Universal American, is a shareholder in Harnett, Lesnick & Ripps P.A., which was paid $317,864 in 1998 for its legal services to, as well as reimbursement for disbursements made on behalf of Universal American.



     - Robert F. Wright, a director of Universal American, is the sole shareholder and president of Robert F. Wright Associates, Inc., which has a consulting arrangement with Universal American. Through this consulting arrangement, Mr. Wright was paid $50,486 in connection with his services as Chairman of the Audit Committee, as well as reimbursement for disbursements made on behalf of Universal American.



     - Marvin Barasch, Chairman Emeritus and a director of Universal American, is the sole shareholder of Barco Associates Inc. of New York City, which was paid $100,000 pursuant to a consulting agreement that expires on December 31, 1999.



     For additional information about these and other transactions involving related parties, see "Interests of Persons Involved in the Capital Z Issuance and the Acquisition that may be Different From Yours."

               MARKET FOR UNIVERSAL AMERICAN'S COMMON EQUITY AND


                                RELATED MATTERS



PRICE RANGE OF COMMON STOCK



     Universal American's common stock has been traded in the over-the-counter market and quoted on Nasdaq under the symbol UHCO since May 12, 1983. The following table sets forth the high and low sales prices per share of common stock reported on the Nasdaq National Market for the periods indicated:



                                                                COMMON STOCK
                                                              -----------------
                                                              HIGH          LOW
                                                              ----          ---
1996
First Quarter...............................................  $ 3 1/8       $ 2 1/4
Second Quarter..............................................    3 1/8         2
Third Quarter...............................................    3 1/8         2 31/32
Fourth Quarter..............................................    2 11/16       1 1/2
1997
First Quarter...............................................    2 31/64       1 3/4
Second Quarter..............................................    2 5/8         1 3/4
Third Quarter...............................................    2 5/8         1 7/8
Fourth Quarter..............................................    3 1/4         2
1998
First Quarter...............................................    3             2 3/8
Second Quarter..............................................    2 15/16       2 5/16
Third Quarter...............................................    2 7/8         2 1/8
Fourth Quarter..............................................    2 7/8         2
1999
First Quarter...............................................    4 1/4         2 13/16
Second Quarter (through April 30th).........................    3 3/4         3



     As of May 4, 1999, there were approximately 1,700 holders of the Common Stock. On May 27, 1999, the last reported bid and ask sales prices for the common stock were $3 1/2 and $3 9/16.



DIVIDENDS



     Universal American has neither declared nor paid dividends on its common stock and no dividends are likely to be paid in the foreseeable future. Any future decision to pay dividends will be made by the board of directors in light of conditions then existing, including Universal American's results of operations, financial condition and requirements, loan covenants, insurance regulatory restrictions, business conditions and other factors. In addition, the ability of Universal American to pay cash dividends, if and when it should wish to do so, may depend on the ability of its subsidiaries to pay dividends to Universal American.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


     The following selected consolidated financial information is derived from consolidated financial statements of Universal American. The financial statements as of December 31, 1996, 1997, and 1998 and for each of the three years in the period ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors. The selected financial information as of March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 has been derived from unaudited consolidated financial statements of Universal American, but includes all adjustments, including normal recurring accruals, that Universal American considers necessary for fair presentation of the results of operations for the periods presented. The results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for Universal American's fiscal year ended December 31, 1999. The financial statements as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995 have been audited by KPMG LLP, independent auditors. The information should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in the most recent annual and quarterly reports filed with the SEC, and the more comprehensive historical financial information included as Annex E to this proxy statement. See "Universal American Financial Corp. Management's Discussion and Analysis of Financial Condition and Results of Operations."

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                          INCOME STATEMENT INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Direct premium and policyholder fees........................    $31,405        $32,066
Reinsurance premium assumed.................................        203            249
Reinsurance premium ceded...................................    (21,124)       (21,891)
                                                                -------        -------
  Net premium and other policyholder fees...................     10,484         10,424
Net investment income.......................................      2,708          2,799
Realized gains on investments...............................        (26)            47
Fee income..................................................        633            569
Other income................................................         16             11
                                                                -------        -------
    Total revenues..........................................     13,815         13,850
                                                                -------        -------
Total benefits, claims and other deductions.................     13,040         12,783
                                                                -------        -------
Operating income before taxes...............................        775          1,067
Net income after taxes......................................        533            711
Net income applicable to common shareholders(1).............    $   425        $   531
                                                                =======        =======
Earnings per share:
  Basic.....................................................    $  0.06        $  0.07
                                                                =======        =======
  Diluted...................................................    $  0.04        $  0.05
                                                                =======        =======



                                                                    YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------
                                                         1994      1995     1996(2)   1997(3)     1998
                                                        -------   -------   -------   -------   --------
Direct premium and policyholder fees................    $40,652   $46,145   $55,287   $99,339   $131,044
Reinsurance premium assumed.........................     13,564     8,866    10,522       998        998
Reinsurance premium ceded...........................    (13,892)  (18,200)  (25,664)  (62,623)   (89,546)
                                                        -------   -------   -------   -------   --------
  Net premium and other policyholder fees...........     40,324    36,811    40,145    37,714     42,496
Net investment income...............................      9,239     8,945     9,850    10,023     10,721
Realized gains on investments.......................         42       674       240     1,133        256
Fee income..........................................      4,126     3,137     2,872     2,368      2,553
Other income........................................        219       244       280        93         63
                                                        -------   -------   -------   -------   --------
    Total revenues..................................     53,950    49,811    53,387    51,331     56,089
                                                        -------   -------   -------   -------   --------
Total benefits, claims and other deductions.........     51,712    47,161    53,014    48,119     52,157
                                                        -------   -------   -------   -------   --------
Operating income before taxes.......................      2,238     2,650       373     3,212      3,932
Net income after taxes..............................      2,228     2,642       104     2,119      2,607
Net income applicable to common shareholders(1).....    $ 3,173   $ 2,642   $   104   $ 1,870   $  2,174
                                                        =======   =======   =======   =======   ========
Earnings per share:
  Basic.............................................    $  0.59   $  0.42   $  0.01   $  0.26   $   0.29
                                                        =======   =======   =======   =======   ========
  Diluted...........................................    $  0.37   $  0.25   $  0.01   $  0.18   $   0.20
                                                        =======   =======   =======   =======   ========

                           BALANCE SHEET INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                AS OF DECEMBER 31,                      AS OF
                               ----------------------------------------------------   MARCH 31,
                                 1994       1995       1996       1997       1999       1999
                               --------   --------   --------   --------   --------   ---------
Total cash and investments...  $125,487   $135,603   $144,681   $159,429   $164,674   $158,382
Total assets.................   164,862    182,994    242,237    272,575    283,302    284,215
Policyholder account
  balances...................   108,777    118,609    134,539    145,085    154,886    156,196
Series C preferred stock.....        --         --         --      5,168      5,168      5,168
Series D preferred stock.....        --         --         --         --      2,250      4,000
Series B preferred stock.....     4,000      4,000      4,000      4,000      4,000      4,000
Stockholders' equity.........    15,321     24,114     22,079     25,706     28,318     28,403
Stockholders' equity per
  share of common stock
     Basic(4)................  $   1.83   $   2.89   $   2.53   $   2.96   $   3.18   $   3.14
     Diluted(5)..............  $   1.66   $   2.30   $   2.12   $   2.39   $   2.59   $   2.55


-------------------------

(1) After provision for Series A preferred stock dividends of $576,000 for the year ended December 31, 1994, Series C preferred stock dividends of $250,000 and $433,000 for the years ended December 31, 1997 and 1998, respectively, and Series C preferred stock and Series D Preferred Stock dividends of $180,000 for the three months ended March 31, 1999.


(2) Includes the results of the First National Life Insurance Company block of business since its acquisition on October 1, 1996. See "Universal American Financial Corp. Management's Discussion and Analysis of Financial Condition and Results of Operations".


(3) Includes the results of American Exchange Life Insurance Company since its acquisition on December 1, 1997. See "Universal American Financial Corp. Management's Discussion and Analysis of Financial Condition and Results of Operations".


(4) Basic stockholders' equity per share of common stock represents stockholders' equity less the financial statement value of Series B preferred stock divided by outstanding shares of common stock.


(5) Diluted stockholders' equity per share of common stock represents stockholders' equity plus the financial statement value of the Series C preferred stock, redemption accrual on the Series C preferred stock, the Series D Preferred Stock, the proceeds from the exercise of outstanding options and warrants divided by outstanding shares of common stock plus the stock issued pursuant to the conversion of the Series B preferred stock, Series C preferred stock and Series D Preferred Stock and the exercise of the options and warrants outstanding.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Universal American is an insurance holding company representing the strategic combination of three life insurance companies, American Progressive, American Pioneer and American Exchange, and WorldNet. Management is focused on growth, both internal, through aggressive marketing and product development programs directed at specialty life and accident and health insurance products, and by seeking further acquisitions of insurance companies or blocks of business. It also has embarked on a program to streamline operations through consolidation of administrative and processing facilities.


     Universal American cautions readers regarding certain forward-looking statements contained in the following discussion and elsewhere in this report and in any other oral or written statements, either made by, or on behalf of Universal American, whether or not in future filings with the SEC. Forward-looking statements are statements not based on historical information. They relate to future operations, strategies, financial results or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe" or similar words generally involve forward-looking statements. Forward-looking statements include statements that represent Universal American's products, investment spreads or yields, or the earnings or profitability of Universal American's activities.


     Forward-looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond Universal American's control and are subject to change. These uncertainties can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Universal American. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, some of which may be national in scope, such as general economic conditions and interest rates. Some of these events may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation. Others may relate to Universal American specifically, such as credit, volatility and other risks associated with Universal American's investment portfolio, and other factors. Universal American disclaims any obligation to update forward-looking information.

RESULTS OF OPERATIONS


  Three Months Ended March 31, 1999



     For the three months ended March 31, 1999, Universal American earned net income after federal income taxes of $0.5 million or $0.05 per share compared to $0.4 million or $0.04 per share in the prior year. Operating income before federal income taxes amounted to $1.1 million for the three months ended March 31, 1999 compared to $0.8 million in the prior year.



     REVENUES. Total revenues increased approximately $35,000 to approximately $13.8 million for the three months ended March 31, 1999, compared to total revenues of approximately $13.8 million in the prior year.



     Gross premium and policyholder fees earned and reinsurance assumed



     In the three months ended March 31, 1999, Universal American's gross premium and policyholder fees earned, including reinsurance assumed, amounted to $32.3 million, a $0.7 million increase over the $31.6 million amount in 1998. This gross premium increase is primarily related to Universal American's currently marketed programs which increased as follows:



                                                                           1999 TOTAL
                                                     PREMIUM INCREASE    PREMIUM EARNED
PRODUCT                                              ----------------    --------------
-------                                               (IN MILLIONS)      (IN MILLIONS)
Senior market accident & health....................       $3.90              $ 7.61
Senior market life insurance.......................        0.12                0.86
Specialty life insurance...........................        0.24                0.55
Specialty medical..................................        0.71                1.73
Major medical......................................        0.09                1.55
                                                          -----              ------
Totals.............................................        5.09               12.30
                                                          =====              ======



     These increases totaling $5.1 million were offset by the decrease of $1.1 million in premiums related to American Exchange. Total premiums of American Exchange were $3.8 million for the three months ended March 31, 1999. In addition, gross earned premiums decreased on the following products which have been terminated and are not currently marketed by Universal American as follows:



                                                                           1999 TOTAL
                                                     PREMIUM DECREASE    PREMIUM EARNED
PRODUCT                                              ----------------    --------------
-------                                               (IN MILLIONS)      (IN MILLIONS)
First National assumed business....................       $ 1.75             $10.57
Dallas General assumed business....................         1.06               2.18
Non-marketed life insurance........................         0.47               1.36
Non-marketed accident & health.....................         0.01               1.22
Group life insurance...............................         0.01               0.85
                                                          ------             ------
Totals.............................................       $ 3.30             $16.18
                                                          ======             ======



     Reinsurance premiums ceded



     While Universal American was able to increase its gross premium revenue from its core products, it continues to reinsure a portion of these risks to unaffiliated reinsurers. Reinsurance premiums ceded for the three months ended March 31, 1999 amounted to

$21.9 million, a $0.8 million increase from the 1998 amount of $21.1 million. Details of the changes in reinsurance premiums ceded are as follows:



                                                      CEDED PREMIUM        1999 TOTAL
                                                   INCREASE (DECREASE)    PREMIUM CEDED
PRODUCT                                            -------------------    -------------
-------                                               (IN MILLIONS)       (IN MILLIONS)
American Exchange products.......................        $(1.08)             $ 2.82
Dallas General assumed business..................         (0.24)               2.18
Senior market accident & health..................          2.58                4.28
Senior market life insurance.....................          0.24                0.59
Specialty life insurance.........................          0.27                0.49
Specialty medical................................          0.66                2.35
First National assumed business..................         (1.80)               8.12
Other lines......................................          0.14                1.06
                                                         ------              ------
Totals...........................................        $ 0.77              $21.89
                                                         ======              ======



     Investment related revenue



     Net investment income of Universal American increased $91,000 to $2.8 million for the three months ended March 31, 1999, compared to $2.7 million in 1998. This increase is attributable to the increase in invested assets outstanding during 1999 compared to 1998. Realized gains on investments amounted to $47,000 for the three months ended March 31, 1999 compared to a loss of $27,000 in 1998. Included in the 1999 amount is the $60,000 write down of certain securities determined by management to be permanently impaired.



     Other revenue



     Fee income showed a slight decrease of $65,000 to $0.6 million for the three months ended March 31, 1999.



     BENEFITS, CLAIMS AND OTHER DEDUCTIONS. Total benefits, claims and other deductions decreased approximately $0.2 million to $12.8 million for the three months ended March 31, 1999, compared to $13.0 million for the three months ended March 31, 1998.



     Claims and other benefits increased $49,000 to $6.9 million for the three months ended March 31, 1999 compared to $6.9 million in 1998. The change in reserves for the three months ended March 31, 1999 amounted to an increase of $0.3 million consistent with the increase of $0.3 million in 1998. These increases in claims and change in reserves are the result of the $60,000 increase in net premiums earned for the three months ended March 31, 1999 discussed above.



     Interest credited to policyholders increased $0.2 million to $1.9 million, which increase is the result of an increase in account values related to interest sensitive policies in force.



     The change in deferred acquisition costs increased by $0.4 million for the three months ended March 31, 1999 compared to 1998. The overall increase in deferred acquisition costs is the result of the increase in new premium production in the three months ended March 31, 1999 compared to 1998 noted above. In the three months ended March 31, 1999, Universal American amortized $39,000 of goodwill generated in the acquisitions of First National ($28,000) and American Exchange ($11,000) and $44 thousand of present value of future profits generated in the acquisitions of American Exchange ($32,000) and Dallas General ($12,000).

     Commissions increased $1.1 million in the three months ended March 31, 1999 to $6.3 million, compared to $5.2 million in 1998. This increase is the result of the $5.1 million increase in new premium discussed above. Commissions and expense allowances on reinsurance ceded increased $1.5 million in the three months ended March 31, 1999 to $7.4 million, compared to $5.9 million in 1998. This increase is the direct result of the increase in direct commission and reinsurance premium ceded discussed above.



     Other operating costs and expenses increased $0.3 million in the three months ended March 31, 1999 to $5.5 million, compared to $5.2 million in 1998. The insurance companies' expenses amounted to $5.1 million for the three months ended March 31, 1999 compared to $4.8 million in 1998, an increase of $0.3 million. This increase is the result of an increase in general overhead incurred at the insurance companies.



     FEDERAL INCOME TAX EXPENSE. Federal income tax expense increased approximately $0.1 million to $0.4 million for the three months ended March 31, 1999, compared to $0.3 million for the three months ended March 31, 1998. This increase is the result of the increase in operating income before taxes to $1.1 million in 1999 from $0.8 million in 1998. The effective tax rate in 1999 was 33.4% compared to 31.2% in 1998.


  Years Ended December 31, 1997 and 1998

     The results of operations for the years ended December 31, 1997 and 1998 include the operations of American Progressive, American Pioneer and WorldNet for the year ended December 31, 1997 and other operations of American Exchange for the period December 4, 1997, the date of its acquisition, to December 31, 1997. All references to per share amounts are on a diluted basis.

     For the year ended December 31, 1998, Universal American earned net income after Federal income taxes of $2.6 million ($0.20 per share) compared to $2.1 million ($0.18 per share) in the prior year. Operating income before Federal income taxes amounted to $3.9 million for the year ended December 31, 1998 compared to $3.2 million in the prior year. During 1997, Universal American sold AmeriFirst Insurance Company, an inactive insurance company, for $3.4 million and realized a pretax gain of $0.6 million ($0.4 million after tax or $0.03 per share.)

     REVENUES. Total revenues increased approximately $4.8 million to approximately $56.1 million for the year ended December 31, 1998, compared to total revenues of approximately $51.3 million in the prior year.

     Gross premium and policyholder fees earned and reinsurance assumed

     In the year ended December 31, 1998, Universal American's gross premium and policyholder fees earned (including reinsurance assumed) amounted to $132.0 million, a $31.7 million increase over the $100.3 million amount in 1997. This gross premium increase is primarily related to Universal American's acquisitions of the stock of American Exchange in December 1997 ($19.5 million) and a Medicare Supplement block of business from Dallas

General effective January 1, 1998 ($10.5 million). In addition, the gross earned premiums on Universal American's currently marketed programs are as follows:



                                                                           1998 TOTAL
                                                     PREMIUM INCREASE    PREMIUM EARNED
PRODUCT                                              ----------------    --------------
-------                                               (IN MILLIONS)      (IN MILLIONS)
Senior market accident & health....................       $ 9.79             $21.16
Senior market life insurance.......................         0.91               3.30
Specialty life insurance...........................         1.51               2.60
Specialty medical..................................         3.25               6.35
Group life insurance...............................           --               3.39
                                                          ------             ------
     Totals........................................       $15.46             $36.80
                                                          ======             ======


     These increases totaled $45.5 million and were offset by the decrease in premiums on the products terminated and not currently marketed by Universal American as follows:


                                                                           1998 TOTAL
                                                     PREMIUM DECREASE    PREMIUM EARNED
PRODUCT                                              ----------------    --------------
-------                                               (IN MILLIONS)      (IN MILLIONS)
First National assumed business....................       $ 3.95             $47.32
Non-marketed life insurance........................         0.53               6.74
Non-marketed accident & health.....................         2.42              11.20
Group dental insurance.............................         6.86                 --
                                                          ------             ------
     Totals........................................       $13.76             $65.26
                                                          ======             ======


     In continuation of its restructuring activity, Universal American executed an agreement, with an unaffiliated insurer, to reinsure 100% of its group dental block of business effective September 1, 1997. Universal American will continue to perform the administration on the business for a fee.

     Reinsurance premiums ceded

     While Universal American was able to increase its gross premium revenue from its core products, it continues to reinsure a portion of these risks to unaffiliated reinsurers. Reinsurance premiums ceded for the year ended December 31, 1998 amounted to $89.5 million, a $26.9 million increase from the 1997 amount of $62.6 million. Details of the changes in reinsurance premiums ceded are as follows:


                                                      CEDED PREMIUM        1998 TOTAL
                                                   INCREASE (DECREASE)    PREMIUM CEDED
PRODUCT                                            -------------------    -------------
-------                                               (IN MILLIONS)       (IN MILLIONS)
Business acquired
  American Exchange..............................        $15.36              $15.36
  Dallas General.................................          8.41                8.41
Senior market accident & health..................          5.74               10.62
Senior market life insurance.....................          0.51                1.67
Specialty life insurance.........................          0.68                1.43
Specialty medical................................          2.90                5.71
First National assumed business..................         (3.37)              38.38
Other lines......................................         (3.29)               7.96
                                                         ------              ------
     Totals......................................        $26.94              $89.54
                                                         ======              ======

     Investment related revenue

     Net investment income of Universal American increased $0.7 million to $10.7 million for the year ended December 31, 1998, compared to $10.0 million in 1997. This increase is attributable to the increase in invested assets outstanding during 1998 compared to 1997. Realized gains on investments amounted to $0.3 million for the year ended December 31, 1998 compared to $1.1 million in 1997. Included in the 1998 amount is the $0.5 million write down of certain securities determined by management to be permanently impaired. Included in the 1997 amount is the $0.6 million realized gain on the sale of the AmeriFirst Insurance Company to an unaffiliated third party.

     Other revenue

     Fee income amounted to $2.6 million for the year ended December 31, 1998, an increase of $0.2 million from the $2.4 million amount from 1997.

     BENEFITS, CLAIMS AND OTHER DEDUCTIONS. Total benefits, claims and other deductions increased approximately $4.0 million to $52.2 million for the year ended December 31, 1998, compared to $48.1 million for the year ended December 31, 1997.

     Claims and other benefits increased $1.9 million to $25.6 million for the year ended December 31, 1998 compared to $23.7 million in 1997. The change in reserves for the year ended December 31, 1998 amounted to an increase of $5.4 million compared to an increase of $0.4 million in 1997 generating a variance of $4.9 million. These increases in claims and change in reserves are the result of the $4.8 million increase in net premiums earned for the year ended December 31, 1998 discussed above.

     Interest credited to policyholders increased $0.6 million to $7.2 million, which increase is the result of more interest sensitive account values in force, primarily from the sale of the Asset Enhancer product.


     The change in deferred acquisition costs increased by $0.6 million for the year ended December 31, 1998 compared to 1997. The amount of acquisition costs capitalized increased $2.1 million from $6.7 million in 1997 to $8.8 million in 1998. The overall increase in capitalized costs is the result of the increase in new premium production in the year ended December 31, 1998 compared to 1997. The amortization of deferred acquisition costs increased $1.5 million from $3.8 million in 1997 to $5.3 million in 1998. This increase is the result of the increase in the asset balance. In the year ended December 31, 1998, Universal American amortized $0.2 million of goodwill generated in the acquisitions of First National ($111,000) and American Exchange ($60,000) and $0.2 million of present value of future profits generated in the acquisitions of American Exchange ($128,000) and Dallas General ($46,000).


     Commissions increased $6.0 million in the year ended December 31, 1998 to $27.1 million compared to $21.1 million in 1997. This increase is the direct result of the $31.7 million increase in total premium discussed above. Commissions and expense allowances on reinsurance ceded increased $10.9 million in the year ended December 31, 1998 to $31.2 million, compared to $20.3 million in 1997. This increase is the direct result of the $26.9 million increase in reinsurance premium ceded discussed above.

     Other operating costs and expenses increased $1.8 million in the year ended December 31, 1998 to $21.2 million, compared to $19.4 million in 1997. The insurance companies' expenses amounted to $19.8 million for the year ended December 31, 1998 compared to $16.7 million in 1997, an increase of $3.1 million. This increase is the result of an increase of expenses incurred in generating new business ($1.5 million) and the result of expenses incurred at American Exchange ($.5 million), which was not owned by Universal American in the 1997 period as well as an increase in fees paid to third party administrators ($2.1 million). These increases were offset by decreases in the general overhead incurred at the insurance companies ($1.1 million). The non-insurance companies' expenses decreased $0.3 million to $1.3 million for the year December 31, 1998. This decrease in non-insurance companies' expenses incurred by WorldNet ($1.1 million) was offset by an increase in expenses incurred at the Parent Company ($.6 million), which is primarily the interest expense on the new loan outstanding and increased activity of the public company operations in 1998 relative to 1997.

     FEDERAL INCOME TAX EXPENSE. Federal income tax expense increased approximately $0.2 million to $1.3 million for the year ended December 31, 1998, compared to $1.1 million for the year ended December 31, 1997. This increase is the result of the increase in operating income before taxes to $3.9 million in 1998 from $3.2 million in 1997. The effective tax rate in 1998 was 33.7% compared to 34.0% in 1997.

     Years Ended December 31, 1996 and 1997

     The results of operations for the years ended December 31, 1996 and 1997 include the operations of American Progressive, American Pioneer and WorldNet for the year ended December 31, 1997 and the operations of American Exchange for the period December 4, 1997, the date of its acquisition, to December 31, 1997. All references to per share amounts are on a diluted basis.

     For the year ended December 31, 1997, Universal American earned net income after federal income taxes of $2.1 million ($0.18 per share) compared to $0.1 million ($0.01 per share) in the prior year. Operating income before federal income taxes amounted to $3.2 million for the year ended December 31, 1997 compared to $0.4 million in the prior year. In September, 1997, Universal American sold AmeriFirst Insurance Company, an inactive insurance company, to an unaffiliated third party, for $3.4 million and realized a pretax gain of $0.6 million ($0.4 million after tax or $0.03 per share).

     REVENUES. Total revenues decreased approximately $2.1 million to approximately $51.3 million for the year ended December 31, 1997, compared to total revenues of approximately $53.4 million in the prior year, which decrease is primarily attributable to Universal American's decision to restructure its operations and exit certain product lines.


     Gross Premium and Policyholder Fees Earned and Reinsurance Assumed


     In the year ended December 31, 1997, Universal American's gross premium and policyholder fees earned, including reinsurance assumed, amounted to $100.3 million, a $34.5 million increase over the $65.8 million amount in 1996. This gross premium increase is significantly attributable to the increase of $37.1 million of premiums received on the policies assumed in the fourth quarter of 1996 from First National, which premiums amounted to

$51.3 million in 1997 compared to $14.2 million in 1996. In addition, the gross premiums on Universal American's currently marketed programs increased as follows:

                                                             PREMIUM    PREMIUM
PRODUCT                                                      INCOME     EARNED
-------                                                      -------    -------
Senior market supplemental health..........................   $4.39     $11.37
Senior market life insurance...............................    0.77       2.37
Group life insurance.......................................    0.12       3.41
                                                              -----     ------
  Totals...................................................   $5.28     $17.15
                                                              =====     ======

     In addition, other life insurance premiums increased $2.1 million to $8.4 million in 1997.

     These increases totaled $44.5 million and were offset by the net decrease in premiums on the products terminated and not currently marketed by Universal American. Effective December 1, 1996, Universal American withdrew its participation in the National Association of Insurance Underwriters ("NAIU") specialty accident and health insurance pool and also sold its New York State Disability Insurance business ("New York State DBL") in force. The decrease in premium from the exit from these lines amounted to $11.2 million for the year ended December 31, 1997. Effective September 1, 1997, Universal American decided to exit the group dental business and executed an agreement with an unaffiliated reinsurer to cede 100% of all business earned after September 1, 1997. The premium will continue to be received by American Pioneer and will be ceded to the reinsurer on a 100% quota share basis. Gross premiums for the group dental business increased $1.1 million in 1997.

     Other accident and health insurance premiums increased $0.1 million for the year ended December 31, 1997. Premiums on the international medical insurance product (which was 90% and 95% reinsured to unaffiliated reinsurers in 1997 and 1996, respectively) increased $1.3 million in 1997, while the premiums on the non-marketed accident and health products decreased $1.1 million in 1997.

     Reinsurance Premiums Ceded

     While Universal American was able to increase its gross premium revenue from its core products, it continues to reinsure a portion of these risks to unaffiliated reinsurers. Reinsurance premiums ceded for the year ended December 31, 1997 amounted to $62.6 million, a $37.0 million increase from the 1996 amount of $25.7 million. Of this increase, $31.0 million relates to the business acquired from First National, while $1.9 million relates to senior market accident and health and $0.2 million relates to senior market life insurance. In addition to these increases, the reinsurance on the international medical insurance discussed above increased $1.1 million in 1997, while premiums ceded on life insurance increased $2.2 million.

     Effective January 1, 1997, Universal American entered into a new reinsurance agreement on American Pioneer's major medical/major hospital business. Under the new treaty, Universal American retains 50% of the first $60,000 in claims risk compared to 25% under the prior agreement. As a result, premiums ceded on this product decreased $1.7 million in 1997. Accident and health premiums ceded on the policies not currently marketed also decreased $1.0 million.

     In connection with the restructuring activity previously discussed, reinsurance on the NAIU pool business amounted to $1.1 million and reinsurance on the group dental business amounted to $2.2 million.

     Net investment income of Universal American increased $0.2 million to $10.0 million for the year ended December 31, 1997, compared to $9.9 million in the prior year. Realized gains on investments amounted to $1.1 million for the year ended December 31, 1997 compared to $0.2 million in the prior year. Included in the 1997 amount is the $0.6 million gain realized on the sale of Amerifirst Insurance Company to an unaffiliated third party.

     Other Revenue

     Fee income amounted to $2.4 million for the year ended December 31, 1997, a decrease of $0.5 million from the $2.9 million amount for the prior year. This decrease is the result of the cancellation of WorldNet's Ontario Blue Cross contract in 1996. The amortization of deferred revenue amounted to $0.3 million for the year ended December 31, 1997, compared to $0.3 million in the prior year. This $0.2 million decrease is the result of the full amortization of the deferred revenue generated by the reinsurance of the major medical business on June 30, 1995, which agreement was terminated by the reinsurer on December 31, 1996.

     BENEFITS, CLAIMS AND OTHER DEDUCTIONS. Total benefits, claims and other deductions decreased approximately $4.9 million to $48.1 million for the year ended December 31, 1997, compared to $53.0 million in the prior year.

     Claims and other benefits decreased $0.3 million to $23.7 million for the year ended December 31, 1997 compared to $24.0 million in the prior year. The increase in net claims on the business assumed from First National amounted to $6.5 million, while net claims on the senior market accident and health business increased $0.8 million. As discussed above, Universal American is retaining a higher amount of major medical/major hospital business under a new reinsurance agreement and, as a result, Universal American's claims on this product increased $1.1 million to $2.1 million. (This increase corresponds to the $1.1 million increase in retained premiums.) In addition, claims on the non-marketed accident and health products increased $0.4 million in 1997.

     These increases of $8.7 million were offset by decreases in the claims incurred on the terminated businesses (NAIU -- $4.2 million, New York State DBL -- $3.7 million; group dental -- $0.9 million). The remaining decrease of $0.2 million represents a decrease in life insurance claims.

     The change in reserves for the year ended December 31, 1997 amounted to an increase of $0.4 million compared to an increase of $1.9 million in the prior year generating a decrease of $1.4 million. Included in the 1996 change in reserves is $0.3 million generated by the NAIU accident pool business that Universal American has exited. Interest credited to policyholders increased $32,000 to $6.6 million.

     The change in deferred acquisition costs increased $0.7 million for the year ended December 31, 1997 compared to 1996. The amount of acquisition costs capitalized increased $1.7 million from $5.0 million in 1996 to $6.7 million in 1997. This increase is the result of the increase in new premium production in the year ended December 31, 1997 compared to the prior year. The amortization of deferred acquisition costs increased $1.0 million from $2.8 million in 1996 to $3.8 million in 1997. This increase is the result of the increase in the asset balance. In the year ended December 31, 1997, Universal American amortized $0.1 million of the goodwill generated in the First National acquisition.

     Commissions increased $5.0 million in the year ended December 31, 1997 to $21.1 million, compared to $16.1 million in the prior year. This increase is the direct result of the $34.5 million increase in gross premium earned discussed above. Commissions and expense allowances on reinsurance ceded increased $9.3 million for the year ended December 31, 1997 to $20.3 million, compared to $11.4 million in the prior year. This increase is the direct result of the $37.0 million increase in reinsurance premium ceded discussed above and reduces the amounts of commissions and expenses capitalized for deferred acquisition costs.

     Other operating costs and expenses increased $1.7 million in the year ended December 31, 1997 to $19.4 million, compared to $17.7 million in the prior year. The non-Insurance Subsidiaries' expenses decreased $0.3 million to $2.6 million for the year ended December 31, 1997 as a result of the decrease in expenses incurred at WorldNet -- Miami.

     The Insurance Subsidiaries' expenses amounted to $16.8 million for the year ended December 31, 1997 compared to $14.8 million in the prior year, an increase of $2.0 million. Expenses incurred administrating the recently acquired business from First National amounted to $4.3 million, while premium taxes increased $0.8 million. These increases totaled $5.0 million and were offset by the decrease in new business expenses of $0.3 million, general overhead of the insurance companies of $1.1 million and expenses incurred by the NAIU pool in 1996 of $1.6 million.

     FEDERAL INCOME TAX EXPENSE. Federal Income tax expense increased approximately $0.8 million to $1.1 million for the year ended December 31, 1997, compared to $0.3 million for the year ended December 31, 1996. This increase is the result of the increase in operating income before taxes to $3.2 million in 1997 from $0.4 million in 1996. The operating loss of the non-insurance companies amounted to $0.6 million in 1996 and a valuation allowance was recorded for this net operating loss. The effective tax rate in 1997 was 34.0% compared to 72.3% in 1996 (29.1% after backing out the non-insurance companies operating loss) .

LIQUIDITY AND CAPITAL RESOURCES

     Universal American's need for capital has historically been to maintain or increase the surplus of its Insurance Subsidiaries and to support Universal American as an insurance holding company, including the maintenance of its status as a public company. In addition, Universal American requires capital to fund its anticipated growth through acquisitions of other companies and blocks of insurance business.


     Universal American



     Universal American requires cash to pay the operating expenses necessary to support its status as an insurance holding company, which under applicable insurance department regulations must bear its own expenses, and to meet the cost involved in being a publicly-owned company. In addition, it requires cash to meet Universal American's obligations under the debentures outstanding with American Progressive and to meet the quarterly amortization of its bank loan.



     As of March 31, 1999 Universal American had outstanding $4.5 million pursuant to a credit agreement with Chase Manhattan Bank. During the three months ended March 31, 1999, Universal American repaid $0.3 million in principal and $92.9 thousand in interest.



     In connection with an agreement whereby American Pioneer will become a direct subsidiary of Universal American, rather than an indirect subsidiary owned through American Progressive, Universal American has $7.9 million in debentures outstanding to its subsidiary, American Progressive. The debentures pay interest quarterly at 8.50% and are due between September 2002 and May 2003. During the three months ended March 31, 1999 Universal

American paid $0.2 million in interest on these debentures to American Progressive which was eliminated in consolidation.



     Management believes that the current cash position and expected cash flows of the non-insurance companies and the availability of dividends from American Pioneer can support the obligations of Universal noted above for the foreseeable future. However, there can be no assurance as to the expected future cash flows or to the availability of dividends from American Pioneer.



     Insurance Subsidiaries



     American Progressive, American Pioneer and American Exchange (collectively, the "Insurance Subsidiaries") are required to maintain minimum amounts of capital and surplus as determined by statutory accounting. The minimum statutory capital and surplus requirements of American Progressive, American Pioneer and American Exchange as of March 31, 1999 for the maintenance of authority to do business were $2.5 million, $2.7 million and $0.8 million, respectively. However, substantially more than such minimum amounts are needed to meet statutory and administrative requirements of adequate capital and surplus to support the current level of the Insurance Subsidiaries' operations. At March 31, 1999 the adjusted statutory capital and surplus, including asset valuation reserve, of American Progressive, American Pioneer and American Exchange was $9.8 million, $12.4 million and $3.5 million, respectively.



     During 1998, Universal American made capital contributions totaling $2 million to American Pioneer. These amounts were generated by the proceeds of the First Amendment to Universal American's credit agreement and from the proceeds of the Series D Preferred Stock issuance. The capital contributions were made to support the growth in new business production at American Pioneer.



     Liquidity for the life insurance subsidiaries is measured by their ability to pay scheduled contractual benefits, pay operating expenses, and fund investment commitments. Sources of liquidity include scheduled and unscheduled principal and interest payments on investments, premium payments and deposits and the sale of liquid investments. These sources of liquidity for the Insurance Subsidiaries significantly exceed scheduled uses.



     Liquidity is also affected by unscheduled benefit payments including death benefits, benefits under accident & health policies and interest-sensitive policy surrenders and withdrawals. The amount of surrenders and withdrawals is affected by a variety of factors such as credited interest rates for similar products, general economic conditions and events in the industry that affect policyholders' confidence. Although the contractual terms of substantially all of Universal American's in force life insurance policies and annuities give the holders the right to surrender the policies and annuities, Universal American imposes penalties for early surrenders. At March 31, 1999 Universal American held reserves that exceeded the underlying cash surrender values of its in force life insurance and annuities by more than $18.0 million. The Insurance Subsidiaries, in management's view, have not experienced any material changes in surrender and withdrawal activity in recent years.



     Investments



     Changes in interest rates may affect the incidence of policy surrenders and withdrawals. In addition to the potential impact on liquidity, unanticipated surrenders and withdrawals in a changed interest rate environment could adversely affect earnings if Universal American were required to sell investments at reduced values in order to meet liquidity demands. Universal American manages the asset and liability portfolios in order to minimize the adverse earnings impact of changing market rates. Universal American seeks to invest in assets that have duration and interest rate characteristics similar to the liabilities that they support.



     The net yield on Universal American's cash and invested assets increased slightly from 6.67% at December 31, 1998 to 6.93% at March 31, 1999. A significant portion of these securities are held to support the liabilities for policyholder account balances, which liabilities are subject to periodic adjustments to their credited interest rates. The credited interest rates of the interest-sensitive policyholder account balances are determined by management based upon factors such as portfolio rates of return and prevailing market rates and typically follow the pattern of yields on the assets supporting these liabilities.



     Universal American's investment policy is to balance the portfolio between long-term and short-term investments to continue to achieve investment returns consistent with the preservation of capital and maintenance of liquidity adequate to meet payment of policy benefits and claims. Universal American invests in assets permitted under the insurance laws of the various states in which it operates. Such laws generally prescribe the nature, quality of and limitations on various types of investments that may be made. Universal American currently engages the services of an investment advisor, Asset Allocation and Management Company, an affiliate of AAM, to manage Universal American's fixed maturity portfolio, under the direction of the management of the Insurance Subsidiaries and in accordance with guidelines adopted by their respective Boards of Directors. Universal American does not invest in derivative programs or other hybrid securities, except for GNMA's, FNMA's and investment grade corporate collateralized mortgage obligations. It invests primarily in fixed maturity securities of the U.S. Government and its agencies and in corporate fixed maturity securities with investment grade ratings of "Baa3" (Moody's), "BBB-" (Standard & Poor's) or higher. However, Universal American does own some investments that are rated "BB" or below (together 2.3% and 2.4% of total fixed maturities as of December 31, 1998 and March 31, 1999, respectively). As of March 31, 1999 all securities were current in the payment of principal and interest.



     At March 31, 1999, the Insurance Subsidiaries held cash and cash equivalents totaling $5.5 million, as well as fixed maturity and equity securities that could readily be converted to cash with carrying values (and fair values) of $137.7 million.



FEDERAL INCOME TAXATION OF UNIVERSAL AMERICAN



     At March 31, 1999 Universal American had established a valuation allowance of $1.3 million with respect to certain of its net operating loss carryforwards (deferred tax assets). Universal American determined the valuation allowance based upon an analysis of projected taxable income and through its ability to implement prudent and feasible tax planning strategies. The tax planning strategies include Universal American's recent reorganization and use of its administration company WorldNet to generate taxable income. Management believes it is more likely than not that Universal American will realize the recorded net deferred tax assets.



IMPACT OF YEAR 2000



     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.



     Universal American's plan to resolve the Year 2000 issue involves the following phases: (1) the assessment phase, which determines the impact of the Year 2000 issue, (2) the remediation phase, which is the updating or modifying of affected systems, (3) the testing phase, which determines the effectiveness of the remediation phase, (4) the implementation phase, which applies all proven systems to the operating environment and (5) the contingency planning phase, which develops plans in the event that the Year 2000 issue was not appropriately addressed.



     Universal American has completed its assessment of the systems that could be significantly affected by the Year 2000 issue. The completed assessment indicated that Universal American's main policy administration system utilizes programs that were written using four digit codes to define the applicable year. This main policy administration system was tested to determine the system's ability to operate after January 1, 2000. Test results indicated that the system should continue to process transactions without disruption. Some of Universal American's computer programs used to process portions of Universal American's business outside of the main policy administration system were written using two digits rather than four to define the applicable year and therefore have to be modified or replaced. As a result, Universal American began a conversion process to bring all of Universal American's products onto its main policy administration system. All of Universal American's products were placed on this system by January 1, 1999.



     In addition to its policy administration system, Universal American performed assessments of other processing systems and determined that a claims paying system for a small block of business was not Year 2000 compliant. Universal American obtained the vendor upgrade for this system. The installation, testing and implementation of this upgrade was completed in April 1999.



     Universal American recently acquired blocks of business (the First National and Dallas General blocks) and American Exchange. In connection with those acquisitions, Universal American has converted all of the acquired businesses into the Year 2000 compliant systems currently in place.



     In addition to resolving the internal Year 2000 issue, Universal American is working with all external organizations, business partners and vendors to assess Year 2000 issues associated with the exchange of electronic data. Universal American is in the process of testing the interfaces with these business partners. Universal American has also begun the process of obtaining Year 2000 readiness statements from all its external business partners to determine the extent to which Universal American might be vulnerable to those third parties' failure to remediate their own Year 2000 issues. There is no guarantee that the systems of other companies on which Universal American's systems rely will be timely converted and will not have an adverse effect on Universal American's systems.



     Universal American estimates that its plan to resolve the Year 2000 issue will be completed by June 30, 1999, which is prior to any anticipated impact on its operating systems, and that the Year 2000 issue should not pose significant operational problems for its computer systems. However, if Universal American's plan is not successfully implemented, the Year 2000 issue could have a material impact on the operations of Universal American.



     Universal American's plan includes the development of contingency plans for any significant risks that might result from the Year 2000 issue. As discussed above, Universal

American is not presently aware of any specific significant business risk that it believes it is exposed to regarding the Year 2000 issue. Therefore, Universal American has not developed a contingency plan for the Year 2000 issue. Universal American will continue to monitor and assess risks for which contingency plans will be required.



     A possible worst case scenario, although this is not considered likely, would occur if the Federal government and its vendors were unable to continue to process Medicare supplement claims electronically. In the event that this would occur, Universal American's current procedure of obtaining Medicare claim data through an electronic interface would not occur and Universal American would have to revert to manually entering this data into the claims paying system. This would result in Universal American hiring approximately 20 additional employees to handle the increase in this data entry function. Universal American considers the clerical marketplace in each of its primary office locations (Pensacola, Orlando, Miami and Rye Brooke) capable of handling this situation in a satisfactory manner.



     Currently, Universal American expects the Year 2000 project costs to be limited to the allocation of its data processing department resources, and significant external expenses are not expected. Accordingly, no specific budget for such costs has been allocated. The costs of the project and the date on which Universal American believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



     Market risk relates, broadly, to changes in the value of financial instruments that arise from adverse movements in interest rates, equity prices and foreign exchange rates. Universal American is exposed principally to changes in interest rates that affect the market prices of its fixed income securities.



     Interest Rate Risk



     Universal American could experience economic losses if it was required to liquidate fixed income securities during periods of rising and/or volatile interest rates. However, Universal American attempts to mitigate its exposure to adverse interest rate movements through a combination of active portfolio management and by staggering the maturities of its fixed income investments to assure sufficient liquidity to meet its obligations and to address reinvestment risk considerations. Universal American's insurance liabilities are generally long tailed in nature, which generally permits ample time to prepare for their settlement. To date, Universal American has not utilized various financial risk management tools on its investment securities, such as interest rate swaps, forwards, futures and options to modify it exposure to changes in interest rates. However, Universal American may consider them in the future.



     Universal American is aware that certain classes of mortgage backed securities are subject to significant prepayment risk due to the fact that in periods of declining interest rates, individuals may refinance higher rate mortgages to take advantage of the lower rates then available. Universal American monitors investment portfolio mix to mitigate this risk.

     Sensitivity Analysis



     Universal American regularly conducts various analyses to gauge the financial impact of changes in interest rate on it financial condition. The ranges selected in these analyses reflect management's assessment as being reasonably possible over the succeeding twelve-month period. The magnitude of changes modeled in the accompanying analyses should, in no manner, be construed as a prediction of future economic events, but rather, be treated as a simple illustration of the potential impact of such events on Universal American's financial results.



     The sensitivity analysis of interest rate risk assumes an instantaneous shift in a parallel fashion across the yield curve, with scenarios of interest rates increasing and decreasing 100 and 200 basis points from their levels at March 31, 1999, and with all other variables held constant. A 100 and 200 basis point increase in market interest rates would result in a pre-tax decrease in the market value of Universal American's fixed income investments of $6.1 million and $11.7 million, respectively. Similarly, a 100 and 200 basis point decrease in market interest rates would result in a pre-tax increase in the market value of Universal American's fixed income investments of $5.3 million and $11.5 million, respectively.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                 SUPPLEMENTARY UNAUDITED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


     Summarized unaudited quarterly financial information for the first quarter of 1999 and 1998, 1997, 1996 is as follows:



                                                          THREE MONTHS ENDED
                                              ------------------------------------------
                                              MARCH 31    JUNE 30    SEPT. 30    DEC. 31
                                              --------    -------    --------    -------
1999
Total revenue...............................  $13,850
Operating income before income taxes........    1,067
Net income applicable to common
  shareholders..............................      531
Basic earnings per share....................      .07
Diluted earnings per share..................      .05
1998
Total revenue...............................  $13,815     $14,331    $14,068     $13,875
Operating income before income taxes........      774       1,260      1,018         879
Net income applicable to common
  shareholders..............................      425         701        564         485
Basic earnings per share....................      .06         .09        .07         .07
Diluted earnings per share..................      .04         .06        .05         .05
1997
Total revenue...............................  $12,885     $13,275    $14,030     $11,141
Operating income before income taxes........      560         709      1,238         705
Net income applicable to common
  shareholders..............................      370         413        726         362
Basic earnings per share....................      .05         .06        .10         .05
Diluted earnings per share..................      .03         .04        .07         .04
1996
Total revenue...............................  $12,258     $11,737    $14,200     $15,192
Operating income (loss) before income
  taxes.....................................      328         187        150        (292)
Net income (loss) applicable to common
  shareholders..............................      282         123        101        (402)
Basic earnings (loss) per share.............      .04         .02        .01        (.06)
Diluted earnings (loss) per share...........      .03         .01        .01        (.04)

                              PENN UNION COMPANIES
                    SELECTED COMBINED FINANCIAL INFORMATION


     The following selected combined financial information is derived from combined financial statements of the Penn Union Companies. The financial statements as of December 31, 1998 and for each of the four years in the period ended December 31, 1998 have been audited by KPMG LLP, independent auditors. The selected financial information as of March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 has been derived from unaudited consolidated financial statements of the Penn Union Companies, but includes all adjustments, including normal recurring accruals, that the Penn Union Companies considers necessary for fair presentation of the results of operations for the periods presented. The results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the Penn Union Companies' fiscal year ended December 31, 1999. The information should be read in conjunction with the combined financial statements, related notes, and the more comprehensive historical financial information included as Annex E to this proxy statement. See "Penn Union Companies Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            THE PENN UNION COMPANIES
                    SELECTED COMBINED FINANCIAL INFORMATION

                          INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)


                                 THREE MONTHS
                                     ENDED
                                   MARCH 31,                 YEAR ENDED DECEMBER 31,
                               -----------------   -------------------------------------------
                                1998      1999       1995       1996       1997        1998
                               -------   -------   --------   --------   ---------   ---------
Direct premium and
  policyholder fees..........   78,008    67,828   $161,188   $329,871   $ 326,096   $ 299,846
Reinsurance premiums
  assumed....................    2,637       595      9,156     22,514       5,029       2,495
Reinsurance premiums
  ceded......................  (24,452)  (22,703)    (4,058)   (56,123)   (106,121)   (102,785)
                               -------   -------   --------   --------   ---------   ---------
Net premium and policyholder
  fees earned................  $56,193   $45,720    166,286    296,262     225,004     199,556
Net investment income........   12,332    11,868     30,572     48,113      47,405      47,938
Realized gains (losses) on
  sale of investments........     (606)       92       (278)      (616)      4,795       6,207
Other income.................    3,193     3,371      3,717      9,252      17,550      11,408
                               -------   -------   --------   --------   ---------   ---------
  Total revenues.............   71,112    61,051    200,297    353,011     294,754     265,109
                               -------   -------   --------   --------   ---------   ---------
Total benefits, claims and
  other deductions...........   69,890    58,828    153,397    298,937     262,860     363,276
                               -------   -------   --------   --------   ---------   ---------
Operating income (loss)
  before taxes...............    1,222     2,223     46,900     54,074      31,894     (98,167)
Net income (loss) after
  taxes......................  $   932   $ 1,863   $ 27,432   $ 36,468   $  24,305   $ (62,910)


                           BALANCE SHEET INFORMATION
                                 (IN THOUSANDS)


                                             AS OF DECEMBER 31,                AS OF
                                   --------------------------------------    MARCH 31,
                                      1996          1997          1998          1999
                                   ----------    ----------    ----------    ----------
Total cash and investments.......  $  651,061    $  674,749    $  706,278    $  684,870
Total assets.....................   1,226,372     1,266,182     1,144,026     1,119,057
Policy liabilities and
  accruals.......................     638,991       666,598       635,302       631,485
Business equity..................     483,179       498,840       439,006       434,880

                              PENN UNION COMPANIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     This management's discussion and analysis of financial condition and results of operations should be read together with the unaudited combined financial statements for the Penn Union Companies as of March 31, 1999 and December 31, 1998 which are also included in this proxy statement. For purposes of this management's discussion and analysis, the Penn Union Companies include the insurance operations of Pennsylvania Life, Penncorp Life, Constitution, Union Bankers, Marquette, Peninsular and PennCorp Financial, Inc. The Penn Union Companies market and underwrite limited fixed-benefit accident and sickness products and, to a lesser extent, life and accumulation products through a sales force exclusive to the Penn Union Companies throughout the United States and Canada. All dollar amounts presented below are in thousands unless otherwise stated.


CAUTIONARY STATEMENTS

     The Penn Union Companies caution readers regarding certain forward-looking statements contained in the following discussion and elsewhere in this proxy statement and in any other oral or written statements, either made by, or on behalf of the Penn Union Companies, whether or not in future filings with the SEC. Forward-looking statements are statements not based on historical information. They relate to future operations, strategies, financial results or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe," or similar words generally involve forward-looking statements. Forward-looking statements include statements that represent the Penn Union Companies' products, investment spreads or yields, or the earnings or profitability of the Penn Union Companies' activities.

     These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the ability of the Penn Union Companies to sell their products, the market value of the Penn Union Companies' investments and the lapse rate and profitability of policies; (2) the Penn Union Companies' ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives and to meet cash requirements based upon projected liquidity sources; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity, and other factors which may affect the profitability of the Penn Union Companies' insurance products; (5) changes in the federal income tax laws and regulations which may affect the relative tax advantages of some of the Penn Union Companies' products; (6) increasing competition in the sale of insurance and annuities; (7) regulatory changes or actions, including those relating to regulation of insurance products and of insurance companies; (8) ratings assigned to the Penn Union Companies' insurance companies by independent rating organizations such as A.M. Best; (9) the Penn Union Companies' ability to successfully complete their Year 2000 remediation efforts; (10) the completion, including obtaining required regulatory approvals, of the sale of the Penn Union Companies to Universal American; and (11) unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Penn Union Companies' results of operations.

RECENT DEVELOPMENTS

     On December 31, 1998, PFG, the ultimate parent of the Penn Union Companies, and several of PFG's subsidiaries entered into an acquisition agreement to sell the Penn Union Companies to Universal American, in conjunction with Capital Z's simultaneous equity investment in Universal American.


     The purchase price was originally $175,000, consisting of $136,000 of cash and $39,000 original principal amount of subordinated notes. Subsequent to the execution of the acquisition agreement on December 31, 1998, the parties agreed, subject to board approval and approval by a majority of the banks comprising the participating institutions in PFG's amended Bank Credit Facility, to amend the acquisition agreement to reflect, among other things, a reduction in the purchase price to $137,000, consisting of $130,500 in cash and $6,500 in the form of a cash dividend payable by Union Bankers to a subsidiary of PFG that is not being purchased by Universal American. The purchase price may be increased or decreased under the terms of the acquisition agreement.



     To finance part of the transaction, Universal American will issue approximately $91,000 of new equity in the form of common stock to Capital Z and some agents and members of management of the Penn Union Companies at a price of $3.15 per share. In addition, Universal American may pay a portion of a transaction fee in its common stock to an affiliate of Capital Z.



     Universal American also intends to fund the transaction by borrowing $70,000, which has been committed by a syndicate of lenders arranged by CSI. The lenders will make an additional $10,000 available to Universal American on a revolving credit basis.



     The closing of the acquisition and the Capital Z Issuance is subject to certain closing conditions, including receipt of all required regulatory approvals and the completion of actuarial reviews of the statutory reserves of Pennsylvania Life. The Capital Z Issuance and the increase in the authorized shares of Universal American, which are conditions to closing the acquisition, require the approval of Universal American's shareholders.



     The acquisition agreement contains other pre-closing restructuring provisions, including the termination of the current reinsurance agreements between Peninsular and Occidental Life Insurance Company of North Carolina ("Occidental"), an affiliate not acquired, relating to the assumption by Peninsular of a portion of Occidental's life and annuity block and the establishment of a new reinsurance agreement, whereby Peninsular will cede 100% of its existing direct business to Occidental. These transactions will be settled at amounts equal to the statutory reserves at the date the new agreement becomes effective. Net GAAP reserves of approximately $55,808 will be transferred to Occidental along with cash and investments totalling approximately $65,581. Accordingly, it is anticipated that Peninsular will recognize a pre-tax loss of approximately $9,773, as a result of the above transaction. Additionally, this transaction will result in a reduction in future total revenues, net income and total assets of approximately $8,000, $300 and $71,000, respectively.


RESULTS OF OPERATIONS


     Three Months Ended March 31, 1999 and 1998



     For the three months ended March 31, 1999, the Penn Union Companies generated operating income after income taxes of $1,863, compared to $1,521 for the same period of the prior year. Operating income before income taxes amounted to $2,223 for the three months ended March 31, 1999 compared to $1,222 in the same period of the prior year.

     REVENUES. Total revenues decreased by $10,061, or 14.1%, to $61,051 for the three months ended March 31,1999, compared to $71,112 for the same period of the prior year.



     PREMIUMS AND POLICY AND PRODUCT CHARGES. Net premiums decreased by $10,439, or 18.8%, to $45,116 for the three months ended March 31, 1999, compared to $55,555 for the same period of the prior year. Premiums at Union Bankers decreased by $8,334. This decrease reflects the amendment to cede the remaining 20% of the Medicare business effective July 1998 that resulted in a decrease of $5,598 for the three month period ended March 31, 1999 compared to the same period of the prior year. The remaining decrease at Union Bankers relates primarily to the runoff of the Major Medical business. Premiums at Peninsular and Pennsylvania Life decreased by $1,005 and $881, respectively. The Peninsular decrease relates to a reduction in premiums assumed from Occidental, an affiliate. The Pennsylvania Life decrease is principally due to lower first year sales. Interest sensitive policy product charges decreased by $34 to $604 for the three months ended March 31, 1999 compared to the same period for the prior year.



     INVESTMENT INCOME AND NET REALIZED GAINS. Net investment income decreased by $464, or 3.8%, to $11,868 for the three months ended March 31, 1999 compared to $12,332 for the same period of the prior year. The decrease relates primarily to a decrease in net investment income at Marquette of $572. In 1998, Marquette had assumed a block of annuity business from Southwestern Life Insurance Company ("Southwestern Life"), an affiliate. Marquette's results for the three months ended March 31,1998 included the earnings on the approximately $57,000 of assets supporting this block of business. This reinsurance was cancelled as of September 30, 1998.



     Realized gains on investments amounted to $92 for the three months ended March 31, 1999 compared to realized losses of $606 for the same period of the prior year.



     OTHER INCOME. Other income increased by $178, or 5.6%, to $3,371 for the three months ended March 31, 1999 compared to $3,193 for the same period of the prior year. This decrease is not considered significant.



     BENEFITS AND EXPENSES. Total benefits and expenses decreased by $11,062, or 15.8%, to $58,828 for the three months ended March 31, 1999, compared to $69,890 for the same period of the prior year.



     Policyholder benefits incurred decreased by $8,526, or 23.9%, to $27,211 for the three months ended March 31, 1999 compared to $35,737 in the same period of the prior year. Policyholder benefits for accident and health products for Union Bankers decreased by $6,597. The cession of the remaining 20% of the Medicare supplement line of business as of July 1, 1998 resulted in a decrease of $3,962. The remaining decrease for Union Bankers relates primarily to the runoff of the Major Medical business. At Pennsylvania Life, policyholder benefits for accident and health products decreased by $1,396 due primarily to a change in the mix of business, including less disability income written with lifetime benefits as well as the discontinuation of the instant issue line and its replacement with a home office underwritten product, resulting in reduced loss ratios.



     The change in liability for future policy benefits and other policy benefits for the three months ended March 31, 1999 amounted to an increase of $5,733 compared to $3,274 for the same period of the prior year, generating an overall increase of $2,459.



     The increase in the change in reserves was due primarily to several factors for Union Bankers. In 1998, Medicare supplement reserves decreased by $1,028. Subsequent to the cession of the remaining 20% of this block of business effective July 1998, changes in


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


reserves for this line of business no longer effect the results of Union Bankers. Additionally, reserves for Life products decreased $839 during the first three months of 1998 due primarily to the termination of a reinsurance contract whereby Union Bankers assumed a block of Life business from an unaffiliated entity. For 1999, reserves for Life products did not change significantly from the prior year-end as business in force remained constant between periods. During 1999, reserves for long term care products reflected an increase of $974. Also, the run-off of the major medical business slowed during 1998 resulting in a $286 smaller decrease in reserves compared to the same period in the prior year.



     The amortization of present value of insurance in force and deferred policy acquisition costs decreased by $1,202, or 11.5%, to $9,279 for the three months ended March 31, 1999 compared to $10,481 for the same period of the prior year.



     During the third quarter of 1998, the Penn Union Companies recorded an impairment loss related to the deferred policy acquisition costs for Pennsylvania Life (refer below for additional information regarding the impairment). As a result of this reduction in the deferred policy acquisition cost asset, the amortization for the three months ended March 31, 1999 was approximately $1,500 lower than the same period for the prior year. However, the amortization for the current year deferrals increased over the prior year period by $2,185, resulting in a net increase in the amortization of deferred policy acquisition costs for Pennsylvania Life of $685. The increase in the amortization for current year deferrals results from the acceleration of the amortization over prior years due to reduced projected profitability of new business primarily related to a decrease in production volumes.



     At Union Bankers the amortization decreased by $1,858. As a result of the cession of the remaining 20% of the Medicare supplement block of business, the related deferred policy acquisition cost and present value of insurance in force assets were eliminated, comprising $518 of the decrease. The remaining difference is due to reduced deferrals as a result of the run off of the major medical business.



     The amortization of costs in excess of net assets acquired was $1,383 for the three months ended March 31, 1999 compared to $1,394 for the same period of the prior year, representing a decrease of 0.8%.



     Interest expense was $26 for the three months ended March 31, 1999 compared to $43 for the same period of the prior year, representing a decrease of 39.5%. The interest expense relates to the imputed interest on a capitalized lease obligation relating to certain office furniture.



     Underwriting and other administrative expenses decreased by $3,765, or 19.9%, to $15,196 for the three months ended March 31, 1999 compared to $18,961 for the same period of the prior year. As a result of the Penn Union Companies initiative to transfer administration of its comprehensive and Medicare supplement blocks of business to third party administrators, the Penn Union Companies recorded a pre-tax restructuring charge of $1,834 during 1998. This charge was completely related to termination benefits for 145 employees of the health operation in the Dallas, Texas office that were moved to third party administrators ("TPAs"). The move to TPAs was made in order to affect the consolidation of the Penn Union Companies held for sale by PennCorp to Raleigh, North Carolina and to place the business with experts in the related product lines. Total payments made under the restructuring plan through March 31, 1999 amounted to $1,364. As a result of the voluntary termination of certain employees prior to meeting eligibility criteria, the restructure charge was reduced by $396 during 1998. However, during 1999, the estimate of remaining costs was revised and the liability was increased by $44. The restructure plan was substantially completed as of March 31, 1999. Aside from the one time restructuring and conversion costs, the transfer of the administration of these lines of business is not anticipated to have a material effect on the future operations of the Acquired Companies.



     Additionally at Pennsylvania Life, expenses decreased by $2,239, compared to the same period of the prior year. Non-deferrable commissions decreased by $1,129 due to reductions in production. General expenses decreased by $1,110 due primarily to reductions in data processing fees.


     Years Ended December 31, 1998 and 1997


     For the year ended December 31, 1998, the Penn Union Companies incurred an operating loss after income taxes of $62,910, compared to operating income of $24,305 for the prior year. The operating loss before income taxes amounted to $98,167 for the year ended December 31, 1998 compared to operating income before income taxes of $31,894 in the prior year.


     REVENUES. Total revenues decreased by $29,645, or 10.1%, to $265,109 for the year ended December 31, 1998, compared to total revenues of $294,754 for the prior year.

     PREMIUMS AND POLICY AND PRODUCT CHARGES.   Net premiums decreased by
approximately $27,295, or 12.2%, to $195,988 for the year ended December 31, 1998, compared to $223,283 for the prior year. Premiums at Union Bankers decreased by $21,433. This decrease reflects the continued run-off of the Medicare supplement and comprehensive blocks of business, due to the decision to not actively market these blocks of business at Union Bankers, as well as the amendment to the existing reinsurance agreement to cede the remaining 20% of the Medicare business, effective July 1998. At Pennsylvania Life, premiums decreased by $3,747 principally as a result of lower first year sales.

     Interest sensitive policy product charges increased by $1,847 to $3,568 for the year ended December 31, 1998. This increase reflects an increase in the policy fees assumed by Peninsular from Occidental, an affiliate, offset in part by the continued decline of policy fees on direct interest sensitive business.

     INVESTMENT INCOME AND NET REALIZED GAINS. Net investment income increased by $533, or 1.1%, to $47,938 for the year ended December 31, 1998 compared to $47,405 for the prior year.

     Realized gains on investments amounted to $6,207 for the year ended December 31, 1998 compared to realized gains of $4,795 for the prior year. Included in the 1998 gains is $3,362 of gains resulting from the sale of various mortgage backed securities classified as other invested assets and $1,809 relating to the sale of a limited partnership interest. The remaining gains were individually insignificant. The gains realized in 1997 relate primarily to equity securities. The Penn Union Companies maintain an investment portfolio that focuses on maximizing investment income, without exposure to unwarranted interest rate and credit risk. The Penn Union Companies actively manage asset duration and liquidity risks. As a result of this strategy, the Penn Union Companies routinely sell positions in securities no longer meeting its criteria, and during 1997, Pennsylvania Life liquidated the vast majority of its equity holdings.

     OTHER INCOME. Other income decreased by $6,142, or 35.0%, to $11,408 for the year ended December 31, 1998 compared to $17,550 for the prior year. The amortization of the deferred ceding allowance associated with the reinsurance of the Medicare supplement line of business amounted to $9,631 for the year ended December 31, 1998 compared to

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

$15,370 for the prior year. The amortization is anticipated to continue to decrease as this block of business runs off.

     BENEFITS AND EXPENSES. Total benefits and expenses increased by $100,416, or 38.2%, to $363,276 for the year ended December 31, 1998, compared to $262,860 for the prior year.


     Policyholder benefits incurred decreased by $20,739, or 14.1%, to $126,316 for the year ended December 31, 1998, compared to $147,055 in the prior year. The run-off of the Medicare supplement block of business combined with the cession of the remaining 20% of that line of business resulted in a decrease in policyholder benefits at Union Bankers of $11,088. At Pennsylvania Life, policyholder benefits decreased by $7,829 due to a change in the mix of business, including less disability income written with lifetime benefits, as well as the discontinuation of the instant issue line and its replacement with a home office underwritten product, resulting in reduced loss ratios.


     The change in liability for future policy benefits and other policy benefits for the year ended December 31, 1998 amounted to an increase of $48,330 compared to a decrease of $2,604 for the prior year.


     The increase was primarily the result of specific increases in reserve estimates associated with long term care products and the present value of amounts payable on certain claims reserves held by Pennsylvania Life. The increase in the liability for future policy benefits at Pennsylvania Life for 1998 was $39,786. The Penn Union Companies have been closely monitoring the development of its claims reserve experience. Based on recent results of independent calculations of the claim lag factors, performed annually, the Penn Union Companies believe the methodology previously utilized has experienced a deterioration in the adequacy of its claim reserves associated with its disability income products underwritten prior to PFG's ownership of Pennsylvania Life. This historical method utilized primarily claims lag factors in the establishment of the claim reserve. During 1998, Pennsylvania Life implemented a method which substituted case reserves for most disability claims. The new method utilizes more detailed information by policy and by line of business resulting in a more refined estimate. As a result, the accident and health claim reserve for Pennsylvania Life increased by $25,691 during 1998. During 1998 the Penn Union Companies also refined their calculation of policy benefit reserves for long term care products which resulted in an increase of approximately $15,750. The PennUnion Companies allocated $9,950 of previously identified redundant reserves and additionally increased policy reserves by $5,800. The refinement recognized that the long term care reserve factors, which originally were patterned after hospital income policy factors, should be higher at later durations than the hospital income factors produced. Additionally, it was determined that an optional inflation rider to certain long term care policies required its unique benefit factors.


     Other policy benefits, which include surrenders and interest credited of $8,706 comprise the remaining expense for this line and were consistent with the prior year.


     The amortization of present value of insurance in force and deferred policy acquisition costs increased by $65,380, or 164.8%, to $105,046 for the year ended December 31, 1998 compared to $39,666 for the prior year. The year ended December 31, 1998 includes an impairment provision related to deferred policy acquisition costs.



     During 1998, the Penn Union Companies' assumptions as to future morbidity have increased primarily as a result of adverse trends identified by the Penn Union Companies with respect to disability income claim reserves. See the previous discussion regarding the change in liability for future policy benefits on page 113.

     Additionally, effective in 1998, Pennsylvania Life modified the commission structure and related participation in agency profitability. During 1997, Pennsylvania Life worked closely with the U.S. based career sales force to develop and implement a new compensation structure which resulted in Pennsylvania Life giving up its rights to a portion of the profit participation associated with the branch compensation structures. As a result, career sales force agents receive a lower base commission structure on new business and fully absorb all field office costs. However, the elimination of the profit participation in the existing business reduced the margin for recoverability of the unamortized deferred policy acquisition cost. Pennsylvania Life retained approximately $1,500, $2,600 and $2,300 during 1998, 1997 and 1996, respectively, in profit sharing income, which is recorded as an offset to commissions. Based on a recoverability analysis, comparing future discounted cash flows from these blocks of business to unamortized deferred policy acquisition costs, it was determined that the unamortized deferred policy acquisition costs for these blocks of business were not fully recoverable from future profits. This resulted in a charge to income and a reduction of unamortized deferred policy acquisition costs of $65,216. The present value of insurance in force asset was also tested for recoverability, and, based on the tests performed, the present value of insurance in force asset was recoverable.


     The new compensation structure allows for bonuses to be paid to agents based upon improving persistency and new sales growth. These bonuses are accrued when earned and paid annually following year-end. This new structure is expected to result in enhanced profitability in the future for Pennsylvania Life and to better align the objectives of the field force with Pennsylvania Life's goal of persistency and growth.

     The amortization of costs in excess of net assets acquired was $5,547 for the year ended December 31, 1998 compared to $5,594 for the prior year, representing a decrease of 0.8%.

     Interest expense was $152 for the year ended December 31, 1998 compared to $201 for the prior year, representing a decrease of 24.4%. The interest expense relates to the imputed interest on a capitalized lease obligation. The lease agreement pertains to certain office furniture.


     Underwriting and other administrative expenses increased by $4,937, or 6.8%, to $77,885 for the year ended December 31, 1998 compared to $72,948 for the prior year. As a result of the Penn Union Companies' initiative to transfer administration of its comprehensive and Medicare supplement blocks of business to third party administrators, the Penn Union Companies recorded a pre-tax restructuring charge of $1,834 during 1998. This charge was completely related to termination benefits for 145 employees of the health operation in the Dallas, Texas office that were moved to third party administrators ("TPAs"). The move to TPAs was made in order to effect the consolidation of the Penn Union Companies held for sale by PFG to Raleigh, North Carolina, to place the business with experts in the related product lines and to remediate Year 2000 issues for the systems previously utilized in Dallas for these blocks of business. Total payments made under the restructuring plan through December 31, 1998 amounted to $1,214. As a result of the voluntary termination of certain employees prior to meeting eligibility criteria, the restructuring charge was reduced by $397. The restructuring plan was substantially completed as of December 31, 1998. The Penn Union Companies also incurred additional period costs related to the transition to TPAs and as the move of the financial operations of Constitution, Union Bankers and Marquette from Dallas to Raleigh aggregating $1,086. Aside from the one time restructuring and conversion costs, the transfer of the administration of these lines of business is not anticipated to have a material effect on the future operations of the Acquired Companies.

     Years Ended December 31, 1997 and 1996

     For the year ended December 31, 1997, the Penn Union Companies earned operating income after income taxes of $24,305 compared to $36,468 in the prior year. Operating income before income taxes amounted to $31,894 for the year ended December 31, 1997 compared to $54,074 in the prior year.

     REVENUES. Total revenues decreased by $58,257, or 16.5%, to $294,754 for the year ended December 31, 1997, compared to total revenues of $353,011 in the prior year.

     PREMIUMS AND POLICY AND PRODUCT CHARGES. Net premiums decreased by $70,226, or 23.9%, to $223,283 for the year ended December 31, 1997 compared to $293,509 in the prior year. Gross premiums of $324,375 for the year ended December 31, 1997 were consistent with the prior year. Assumed premiums decreased by $17,485 to $5,029 in 1997. This decrease relates primarily to a decrease in a block of life business assumed by Peninsular from an affiliate, Occidental. Ceded premiums increased $49,998 to $106,121 in 1997. This increase is primarily attributable to the Penn Union Companies' decision to reinsure 80% of their Medicare supplement line of business at Union Bankers with an unaffiliated reinsurer, effective July 1996. Premiums ceded under this treaty were $97,851 in 1997 compared to $49,726 in 1996.

     Interest sensitive policy product charges decreased by $1,032, or 37.5%, primarily due to the run-off of this block of business. During 1997, the Penn Union Companies (primarily Constitution) significantly reduced emphasis on the marketing and writing of interest sensitive life and annuity business. The Penn Union Companies reduced their emphasis on these products to focus on the health business while other divisions of PFG focused on the interest sensitive business. Although emphasis on new sales of these products has been reduced, the Penn Union Companies continue to offer these products and continue to administer the existing blocks of business.

     INVESTMENT INCOME AND NET REALIZED GAINS. Net investment income decreased by $708, or 1.5%, to $47,405 for the year ended December 31, 1997 compared to $48,113 in the prior year. Realized gains on investments amounted to $4,795 for the year ended December 31, 1997 compared to a realized loss of $616 in the prior year. Included in the gain realized in 1997 is $4,400 of gains relating to the liquidation of the vast majority of the equity holdings at Pennsylvania Life. The Penn Union Companies maintain an investment portfolio that focuses on maximizing investment income, without exposure to unwarranted interest rate and credit risk. The Penn Union Companies actively manage asset duration and liquidity risks. As a result of this strategy, the Penn Union Companies routinely sell positions in securities no longer meeting its criteria and during 1997, the Penn Union Companies liquidated the vast majority of its equity holdings at Pennsylvania Life.

     OTHER INCOME. Other income increased by $8,298, or 89.7%, to $17,550 for the year ended December 31, 1997 compared to $9,252 in the prior year. The amortization of the deferred ceding allowance associated with the reinsurance of the Medicare supplement line of business amounted to $15,370 for the year ended December 31, 1997, compared to $6,880 in the prior year. This increase is the result of a full year of amortization of the deferred gain in 1997 compared to a half year of amortization in 1996, as the reinsurance was effective on July 1, 1996.

     BENEFITS AND EXPENSES. Total benefits and expenses decreased by $36,077, or 12.1%, to $262,860 for the year ended December 31, 1997, compared to $298,937 in the prior year.

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

     Policyholder benefits incurred decreased by $28,118, or 16.1%, to $147,055 for the year ended December 31, 1997, compared to $175,173 in the prior year. The increase in net Medicare supplement claims ceded at Union Bankers was approximately $32,766. This is the result of a full year of claims ceded under the treaty in 1997 compared to six months in the prior year. In addition, due to the run-off of this block of business, there was a decrease in the net claims and benefits retained of approximately $1,900. These decreases were offset by an increase of approximately $5,500 at Pennsylvania Life as a result of adverse experience on its accident and health line of business.

     The change in liability for future policy benefits and other policy benefits for the year ended December 31, 1997 amounted to a decrease of $2,604 compared to a decrease of $15,137 in the prior year generating an increase of $12,533. At Union Bankers, the change in reserves increased by $20,336. This is due to a reduced decrease in reserves for 1997 for the Medicare block of business of approximately $15,500, compared to 1996. The decrease in Medicare reserves was $10,500 less in 1997 than in 1996 due to the run-off of this block of business. Additionally, the ceded Medicare reserves increased by $5,000 in 1997 because the reinsurance treaty was in effect for a full year in 1997 compared to six months in 1996. Similarly, smaller decreases in reserves for life and other accident and health reserves comprise the remaining difference. In addition, the decrease of $14,424 from the prior year at Peninsular is due primarily to the 1996 assumption of a block of life business by Peninsular from Occidental, which increased reserves for that period. Lastly, at Pennsylvania Life, the change in the liability increased by $7,375. In 1997, the conversion to the new valuation system negatively impacted reserves by $3,596 compared to the historical system results in 1996. The remaining increase is due primarily to a reduction in the run-off of accident and health claims reserves during 1997.

     The amortization of present value of insurance in force and deferred policy acquisition costs increased by $1,169, or 3.0%, to $39,666 for the year ended December 31, 1997 compared to $39,487 in the prior year. In 1997, the amortization of deferred acquisition costs increased by $7,784 over 1996. The amortization in 1996 reflects the effects of purchase accounting in the prior year, which reduced the deferred policy acquisition cost asset for both Union Bankers and Constitution to zero. Continued growth in the deferred policy acquisition cost asset through current year capitalization accounts for the remaining increase. Offsetting the increase in deferred policy acquisition cost amortization was a decrease in the amortization of the present value of insurance in force of $6,615. This decrease was due primarily to the reduction in the present value of insurance in force in 1996 related to the 80% coinsurance of the Medicare supplement block of business at Union Bankers.

     The amortization of costs in excess of net assets acquired was $5,594 for the year ended December 31,1997 compared to $5,613 in the prior year, representing a decrease of 0.3%.

     Interest expense was $201 for the year ended December 31, 1997 compared to $179 in the prior year, representing an increase of 12.3%. The interest expense relates to the imputed interest on a capitalized lease obligation. The lease agreement pertains to certain office furniture.

     Underwriting and other administrative expenses decreased by $21,664, or 22.9%, to $72,948 for the year ended December 31, 1997 compared to $94,612 in the prior year. Commissions decreased by $13,683 related primarily to the cession of premium on the medicare block of business. In addition, expenses recovered under this reinsurance contract in 1997 were $4,600 greater than in the prior year. General expenses at Pennsylvania Life also declined by approximately $4,600 in 1997. This is due primarily to the non-recurring expense relating to the write-down of unrecoverable agent balances of approximately $3,300 in 1996.

INCOME TAXES


     The effective tax rates for the three months ended March 31, 1999 and 1998 were 16.2% and (24.5)%, respectively. The permanent differences relate primarily to the deduction for tax purposes of the interest expense on the surplus notes of Constitution, which are treated as deemed dividends, and the amortization of costs in excess of net assets acquired.



     THREE MONTHS ENDED MARCH 31, 1999 AND 1998. The increase in the effective tax rate for the three months ended March 31, 1999 from the same period of the prior year relates primarily to the reduction in the tax benefit from the interest paid on the surplus note due to a decrease in the level of interest paid.


     The effective tax rates for the years ended December 31, 1998, 1997 and 1996 were 35.9%, 23.8% and 32.6%, respectively. The permanent differences relate primarily to the deduction for tax purposes of the interest expense on the surplus notes of Constitution which are treated as deemed dividends, the change in the valuation allowance on the deferred tax assets, and amortization of costs in excess of net assets acquired and gains on sales of affiliates that are treated as deemed capital contributions.


     YEARS ENDED DECEMBER 31, 1998 AND 1997. The increase in the effective tax rate to 35.9% for the year ended December 31, 1998 from 23.8% for the same period in the prior year is due primarily to the effect of the reduction of the deferred policy acquisition cost asset at December 31, 1998 as well as the reserve adjustments. Those items significantly increased the operating loss before income taxes in relation to the permanent differences, therefore minimizing the effects of the permanent differences. However, the valuation allowance was decreased during the year ended December 31, 1998 by $4,468 compared to a reduction of $525 in the prior year. This was due primarily to an increase in foreign tax credits utilized relating to the foreign operations of Pennsylvania Life that in 1997, management believed would not be utilized in future periods.


     The Penn Union Companies have historically established a valuation allowance in 1998 for foreign tax credits, tax proxy deferred policy acquisition costs and certain capital losses, due to the conclusion that a tax benefit equal to the foreign taxes paid was, more likely than not, not realizable. The Penn Union Companies based this determination, principally, on two factors: (1) the tax rate in the foreign jurisdiction exceeded the U.S. tax rate and (2) the consolidated group of which the Penn Union Companies are members is in a net operating loss carryforward position such that no current benefit is derived by using the foreign taxes paid as a credit.

     The Penn Union Companies calculate their separate tax provision under the provisions of the tax sharing agreement. Under this agreement, a company may not receive a benefit for its separate company credits and deductions until they are used by the company that generated the credit or deduction. While the Penn Union Companies' projections contain ample income to recognize the deferred tax assets within the carryforward period, there is no guarantee that the projections will be met. Consequently, conservatism requires that some amount of a valuation allowance be established.

     YEARS ENDED DECEMBER 31, 1997 AND 1996. During 1997, net income before taxes decreased by $22,180, amplifying the effects of the permanent differences. In addition, the

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

valuation allowance was decreased by $525 during the year ended December 31, 1997 compared to an increase of $1,052 in the prior year. The decrease in the valuation allowance was based on management's belief that a greater portion of net operating losses and other credits would be utilized in future periods.

INFLATION

     The Penn Union Companies sell fixed benefit insurance products, and to a lesser extent life and accumulation products. The fixed benefit products typically provide a predetermined fixed payment that will be paid under specified conditions. Fixed benefit products are not designed to provide reimbursement for medical and related costs incurred as a result of accident and sickness. Accordingly, payment amounts are not affected by the insured's actual cost of health care services. Because of the characteristics of their fixed benefit products, the Penn Union Companies believe that inflation does not have a material effect on their operations.

LIQUIDITY AND CAPITAL RESOURCES


     Statutory Requirements



     The Penn Union Companies that are insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by their respective state insurance departments. Prescribed SAP includes state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners ("NAIC"). Permitted SAP encompass all accounting practices that are approved by insurance regulatory authorities; such practices differ from state to state, and may differ from company to company within a state, and may change in the future. The NAIC has a project to codify SAP, the result of which is expected to constitute the only source of prescribed SAP. Accordingly, that project will likely change to some extent prescribed SAP and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements.



     Pennsylvania Life, Peninsular, Constitution, Union Bankers and Marquette are required to maintain minimum amounts of capital and surplus as determined by state regulatory authorities.



     Statutory capital and surplus of the insurance companies as reported to regulatory authorities March 31, 1999 and 1998 totaled $171,639 and $205,837, respectively. Statutory net income (loss) of the insurance companies as reported to regulatory authorities totaled $2,386 and $(1,977) for the three months ended March 31, 1999, and 1998, respectively.



     Statutory capital and surplus of the insurance companies as reported to regulatory authorities at December 31, 1998 and 1997 totaled $175,466 and $226,312, respectively. Statutory net (loss) income of the insurance companies as reported to regulatory authorities totaled $(29,626), $9,469 and $21,473 for the years ended December 31, 1998, 1997 and 1996, respectively.



     For the year ended December 31, 1998 Pennsylvania Life requested and received permission from the Pennsylvania Department of Insurance for the use of Pennsylvania Life's own termination rate experience and other assumptions, providing for a grade in period to full statutory tables, as required by the Pennsylvania Department of Insurance, over a three year period. Use of the full statutory tables would further increase the claim liabilities over the amounts reported in the Annual Statement at December 31, 1998, by $16,200, and reduce statutory surplus in a like amount.

     During 1998, Constitution requested and received permission from the Texas Department of Insurance to recognize the loss on the sale of its investment in Fund America Investors in the amount of $6,900 through earnings rather than defer the recognition through the Interest Maintenance Reserve. This permitted practice does not have an effect on Constitution's statutory surplus.



     Pennsylvania Life's Canadian branch and Canadian subsidiary report to Canadian regulatory authorities based upon Canadian SAP that vary in some respects from U.S. SAP. Canadian net assets based upon Canadian SAP were $60,698, and $50,390 as of March 31, 1999 and 1998, respectively. Canadian net assets based upon Canadian SAP were $56,191 and $51,428 as of December 31, 1998 and 1997, respectively.



     Liquidity



     Cash generated by the insurance companies included in the Penn Union Companies is made available to PFG, the ultimate parent, principally through periodic payments of principal and interest on surplus debentures, funded primarily by dividends from the insurance companies included in or owned by the Penn Union Companies.



     Dividend payments by insurance companies are limited by, or subject to the approval of the insurance regulatory authority of each insurance company's state of domicile. Such dividend requirements and approval processes vary significantly from state to state. Currently, the insurance companies included in the Penn Union Companies are not able to pay dividends without prior approval from their respective insurance regulatory authorities.



     The surplus debentures in the amount of $98,500 and $109,375, at March 31, 1999 and 1998, respectively, are excluded from net assets in the combined statements (see Note 1 on the basis of presentation). However, pursuant to the terms of the surplus debenture issued by Constitution to the benefit of Southwestern Life Companies, Inc., Constitution may make principal and interest payments to the extent that Constitution's statutory surplus, plus liabilities relating to the surplus debentures, less the statutory carrying value of Southwestern Life and Union Bankers, exceeds $1,200. Constitution's statutory surplus at March 31, 1999 was $147,047, of which $144,175 was attributable to its ownership of Southwestern Life and Union Bankers. Liabilities relating to the surplus debentures at December 31, 1998 were $7,297, representing accrued principal and interest. At March 31, 1999 were $6,630, representing accrued principal and interest. At March 31, 1998, Constitution's statutory surplus was $165,468 of which $161,221 was attributable to its ownership of Southwestern Life and Union Bankers.



     The surplus debentures amounted to $102,125 and $113,000 at December 31, 1998 and 1997, respectively. Constitution's statutory surplus at December 31, 1998 was $152,385, of which $143,914 was attributable to its ownership of Southwestern Life and Union Bankers. Liabilities relating to the surplus debentures at December 31, 1998 were $7,297, representing accrued principal and interest. At December 31, 1997, Constitution's statutory surplus was $174,715 of which $161,098 was attributable to its ownership of Southwestern Life and Union Bankers.



     Risk Based Capital Requirements



     Beginning in 1993, the NAIC imposed regulatory risk-based capital ("RBC") requirements on life insurance enterprises, including the insurance companies. The RBC model serves as a benchmark for the regulation of life insurance companies by state insurance regulators. RBC provides for targeted surplus levels based on formulas which specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk, and are set forth in the RBC requirements. Such formulas focus on four general types of risk: (a) the risk with respect to a company's assets (asset or default risk); (b) the risk of adverse insurance experience with respect to a company's liabilities and obligations (insurance or underwriting risk); (c) the interest rate risk with respect to a company's business (asset/liability matching); and, (d) all other business risk (management, regulatory action, and contingencies). The amount determined under such formulas is called the authorized control level RBC ("ACLC").



     The RBC guidelines define specific capital levels based on a company's ACLC that are determined by the ratio of a company's total adjusted capital ("TAC") to its ACLC. TAC is equal to statutory capital, plus AVR and certain other specified adjustments. The specified capital levels, in declining order, and applicable ratios are generally as follows: "Company Action Level" where TAC is less than or equal to 2.0 times ACLC or the TAC is less than or equal to 2.5 times ACLC with a negative trend; "Regulatory Action Level" where TAC is less than or equal to 1.5 times ACLC; "Authorized Control Level" where TAC is less than or equal to 1.0 times ACLC; and, "Mandatory Control Level" where TAC is less than or equal to 0.7 times ACLC. Companies at the Company Action Level are required to submit a comprehensive financial plan to the insurance commissioner of the state of domicile. Companies at the Regulatory Action Level are subject to mandatory examination or analysis by the commissioner and possible required corrective actions. At the Authorized Control Level, companies are subject to, among other things, the commissioner placing it under regulatory control. At the Mandatory Control Level, the insurance commissioner is required to place a company under regulatory control.



     At December 31, 1998 Pennsylvania Life's TAC was $27,735, or 1.73 times ACLC, placing it within the Company Action Level. Should Pennsylvania Life need to substantially increase its claims reserves further, it is likely that Pennsylvania Life's RBC ratio would materially decline, without further management action, to a level which could require certain actions be taken by the Commonwealth of Pennsylvania Insurance Department. See "Regulatory Matters" on page 124.



     Pennsylvania Life has enacted a plan to improve the RBC ratio which includes several different actions. These actions include the sale of Penncorp Life to PFG for fair value; the replacement, by PFG of certain nonperforming assets held by Pennsylvania Life with investment grade bonds assigned an NAIC rating of 1 or 2; and the reallocation of capital in conjunction with the proposed sale of the Penn Union Companies to Universal American. These actions are designed to place Pennsylvania Life at a target surplus of $36,000 and bring its TAC in compliance with RBC requirements.



     Attaining and maintaining the required RBC levels depends on future events and circumstances, the outcome of which cannot be assured and the ultimate outcome cannot be presently determined. Accordingly, no adjustments that may result from the ultimate resolution of this uncertainty have been made in the accompanying financial statements. Management presently believes that it will implement its plan and meet and maintain RBC requirements.



     At December 31, 1998, Union Bankers, Constitution, Peninsular, and Marquette's TAC place them above the Company Action Level.

INVESTMENTS



     The Penn Union Companies' investment policy is to balance the portfolio between long-term and short-term investments so as to achieve investment returns consistent with the preservation of capital and maintenance of liquidity adequate to meet the payment of policy benefits and claims. The Penn Union Companies invest in assets permitted under the insurance laws of the various states in which they operate; such laws generally prescribe the nature, quality of and limitations on various types of investments that may be made. The Penn Union Companies currently engage the services of an investment advisor to manage their investment portfolio, under the direction and management of the Penn Union Companies and in accordance with guidelines adopted by their respective boards of directors. The Penn Union Companies have no investments in any derivative instruments or other hybrid securities that contain any off balance sheet risk.



     The Penn Union Companies have invested in a limited number of non-investment grade securities that provide higher yields than investment grade securities. As of December 31, 1998 and 1997, the Penn Union Companies held unrated or less-than investment grade securities with fair values of $24,997 and $25,668, respectively. These holdings amounted to 3.6% of total investments and 2.2% of total assets at December 31, 1998 compared to 3.9% of total investments and 2.0% of total assets at December 31, 1997. The Penn Union Companies had non-income producing securities with fair values of $2,252 and $1,948 at December 31, 1998 and December 31, 1997, respectively.


IMPACT OF YEAR 2000

     Many computer and software programs were designed to accommodate only two digit fields to represent a given year (e.g., "98" represents 1998). It is highly likely that such systems will not be able to accurately process data containing date information for the year 2000 and beyond. The Penn Union Companies are highly reliant upon computer systems and software as are many of the businesses with which the Penn Union Companies interact. The Penn Union Companies' ability to service their policyholders and agents is dependent upon accurate and timely transaction reporting. Transaction reporting in turn is dependent upon the Penn Union Companies' highly complex interdependent computer hardware, software, telecommunications and desktop applications. The inability of the Penn Union Companies or any of their integral business partners to complete Year 2000 remediation efforts associated with these highly complex and interdependent systems could lead to a significant business interruption. Such an interruption could result in a decline in current and long-term profitability and business franchise value.

     The Penn Union Companies' plan to resolve the Year 2000 issue involves the following phases: (1) the assessment phase, (2) the remediation phase which is the upgrading or modifying of affected systems, (3) the testing phase which determines effectiveness of the remediation phase, (4) the implementation phase which applies all proven systems to the operating environment and (5) the contingency planning phase which develops plans in the event that the Year 2000 issue was not appropriately addressed.

     The Penn Union Companies believe that they have substantially completed their Year 2000 assessment and remediation efforts, which will be subject to ongoing tests for the remainder of 1999.

     In addition to addressing the internal Year 2000 issue, the Penn Union Companies are working with critical external organizations, business partners and vendors to assess Year 2000 issues associated with the exchange of electronic data. The Penn Union Companies are in the process of testing the interfaces with these business partners. The Penn Union Companies have obtained Year 2000 readiness statements from their critical external business partners to determine the extent to which the Penn Union Companies might be vulnerable to those third parties' failure to remediate their own Year 2000 issues. There is no guarantee that the systems of other companies on which the Penn Union Companies' systems rely will be timely converted and will not have an adverse effect on the Penn Union Companies' systems.

     The Penn Union Companies, based upon internal assessment metrics, believed that they were complete with respect to their Year 2000 remediation efforts of critical business systems as of December 31, 1998. However, if the Penn Union Companies' plan is not successfully implemented, the Year 2000 issue could have a material impact on the operations of the Penn Union Companies.


     The Penn Union Companies' plan includes the development of contingency plans for any significant risks that might result from the Year 2000 issue. As discussed above, the Penn Union Companies are not presently aware of any specific significant business risk that they believe they are exposed to regarding the Year 2000 issue. Although the Penn Union Companies believe that the Year 2000 issues should not cause a material disruption to their business, they have developed various contingency plans and proposed action steps associated with remediation tasks which the Penn Union Companies believe are at a higher risk for potential failure. However, the Penn Union Companies will continue to monitor and assess risks, which may require modification to the current contingency plans. Penn Union currently believes that the most reasonably likely worst case scenario is that there will be some Year 2000 disruptions for a critical external organization, business partner, vendor or third party administrator that will affect individual business processes and cause a minor but noticeable delay in customer service. Penn Union does not expect such disruptions to be long-term, or for the disruptions to affect the operation of the company as a whole. Because of the uncertainty as to the exact nature of a potential Year 2000 related issue, the above mentioned contingency plans include emergency response teams and developing manual workarounds. Penn Union expects to have personnel and resources available to deal with any Year 2000 problems that might occur.



     The Penn Union Companies have engaged certain outside vendors and focused certain employees' full time efforts to help in their Year 2000 initiative. This includes systems assessment and monitoring advice, actual code remediation, communication and consultation with critical business partners and additional data center and testing resources. The Penn Union Companies are projecting to incur costs associated with such expertise of approximately $2,060, to be incurred primarily during 1998 and early 1999. The Penn Union Companies estimate that they have incurred costs aggregating $1,796 through March 31, 1999.


     Although the Penn Union Companies believe that their operating companies, outside vendors and most critical business partners will be sufficiently compliant that the Year 2000 issue should not cause a material disruption in the Penn Union Companies' business, there can be no assurance that there will not be material disruptions to the Penn Union Companies' business or an increase in the cost of doing business.

OTHER COMMITMENTS AND CONTINGENCIES

     Certain lawsuits have been brought against the Penn Union Companies in the normal course of the insurance business involving the settlement of various matters and seeking compensatory and in some cases punitive damages. Management of the Penn Union

Companies believes that the ultimate settlement of all such litigations will not have a materially adverse effect on the Penn Union Companies' combined financial position or results of operations.

     The life insurance companies are required to be members of various state insurance guaranty associations in order to conduct business in those states. These associations have the authority to assess member companies in the event that an insurance company conducting business in that state is unable to meet its policyholder obligations. In some states, these assessments can be partially recovered through a reduction in future premium taxes.

REGULATORY MATTERS


     The Texas Department of Insurance is in the process of completing its regularly scheduled triennial examinations of Constitution, Union Bankers, and Marquette. Management believes that no material adjustments will be recorded as a result of this examination.



     The Commonwealth of Pennsylvania Insurance Department is in the process of completing its statutory examination of Pennsylvania Life as of December 31, 1996. As a result of proposed examination adjustments, Pennsylvania Life has increased its statutory reserves for long term care policies and has also increased certain statutory claims reserves using Pennsylvania Life's own experience, a practice permitted by the Pennsylvania Department of Insurance. This permitted practice provides for a grade in period to full statutory tables, as required by the Pennsylvania Department, over a three year period. Without this permitted practice, statutory claim liabilities as of December 31, 1998 would be further increased by $16,200. To offset the impact of such reserve increases on Pennsylvania Life's statutory capital and surplus, Pennsylvania Life entered into a reinsurance agreement with an unaffiliated reinsurer which allows Pennsylvania Life to maintain sufficient statutory capital and surplus. Should Pennsylvania Life need to substantially increase its claims reserves estimates further, it is likely that Pennsylvania Life's RBC ratios would decline, without further management action, to a level which could require certain actions be taken by the Commonwealth of Pennsylvania Insurance Department. The Penn Union Companies continue to closely monitor Pennsylvania Life's RBC ratios.


ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED


     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 defines derivative instruments and provides comprehensive accounting and reporting standards for the recognition and measurement of derivative and hedging activities (including certain instruments embedded in other contracts). It requires derivatives to be recorded in the balance sheet at fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions, and hedges of foreign currency exposures of net investments in foreign operations. Changes in the fair value of derivatives not meeting specific hedge accounting criteria would be recognized in the Combined Statement of Income. SFAS No. 133 is effective for all fiscal quarters of all years beginning after June 15, 1999. The Penn Union Companies are evaluating SFAS No. 133 and have not determined its effect on the combined financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



     The Penn Union Companies analyze and review the risks arising from market exposures of financial instruments. During the three months ended March 31, 1999, there have been no material changes to such risks. Market risk relates, broadly, to changes in the value of financial instruments that arise from adverse movements in interest rates, equity prices and foreign exchange rates. The Penn Union Companies are exposed principally to changes in interest rates that affect the market prices of its fixed income securities and rate sensitive investment contract type liabilities. To a lesser extent, the Penn Union Companies are also exposed to changes in the exchange rate between the U.S. dollar and the Canadian dollar due to its foreign operations in Canada.



  Interest Rate Sensitivity



     The operations of the Penn Union Companies are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Penn Union Companies interest earnings assets and the amount of its interest bearing liabilities that are prepaid, withdrawn, mature or re-price in specified periods.



     The Penn Union Companies analyze and review the risks arising from market exposures of financial instruments. From an overall perspective, the Penn Union Companies attempt to mitigate their exposure to adverse interest rate movements through a combination of active portfolio management and by staggering the maturities of their fixed income investments to assure sufficient liquidity to meet their obligations and to address reinvestment risk considerations. To date, Penn Union Companies have not utilized various financial risk management tools on their investment securities, such as interest rate swap, forwards futures or options to modify their exposure to changes in interest rates. However, the Penn Union Companies may consider them in the future.



     The Penn Union Companies are aware that certain classes of mortgage backed securities are subject to significant prepayment risk due to the fact that in periods of declining interest rates, individuals may refinance higher rate mortgages to take advantage of the lower rates then available. The Penn Union Companies monitor investment portfolio mix to mitigate this risk.



     The Penn Union Companies' insurance liabilities are generally long tailed in nature, which generally permits ample time to prepare for their settlement. Approximately 10% of the Penn Union Companies' policyholder liabilities are classified as interest rate sensitive investment type contracts. Additionally, approximately 39% of the Penn Union Companies' interest rate sensitive liabilities contain provisions for market value adjustment, surrender charges or are not withdrawable. Accordingly, the Penn Union Companies do not believe they are exposed to significant risk related to these liabilities.



     The Penn Union Companies periodically conduct various analyses to gauge the financial impact of changes in interest rate on their financial condition. The ranges selected in these analyses reflect management's assessment as being reasonable possible over the succeeding twelve month period. The magnitude of changes modeled in the following analysis should, in no manner, be construed as a prediction of future economic events, but rather as a simple illustration of the potential impact of such events of the Penn Union Companies' financial results.



     The sensitivity analysis of interest rate risk assumes an instantaneous shift in a parallel fashion across the yield curve, with scenarios of interest rates increasing and decreasing 100 and 200 basis points from their levels at December 31, 1998, and with all other variables held constant. A 100 and 200 basis point increase in market interest rates would result in a pre-tax decrease in the market value of the Penn Union Companies' fixed income investments of $36.5 million and $60.7 million, respectively. Similarly, a 100 and 200 basis point decrease in market interest rates would result in a pre-tax increase in the market value of the Penn Union Companies' fixed income investments of $39.2 million and $60.9 million, respectively.



  Foreign Currency Sensitivity



     A portion of the Penn Union Companies' operations are transacted utilizing the Canadian dollar as the functional currency. Approximately 15.4%, 20.4% and 11.1% of the Penn Union Companies' assets, revenues and operating loss before taxes, respectively, are derived from the Canadian operations. Accordingly, the Penn Union Companies' earnings and business equity are affected by fluctuations in the value of the U.S. dollar as compared to the Canadian dollar. Although this risk is somewhat mitigated by the fact that both the assets and liabilities for the Penn Union Companies' foreign operations are denominated in Canadian dollars, the Penn Union Companies are still subject to translation losses.



     The Penn Union Companies periodically conduct various analyses to gauge the financial impact of changes in the foreign currency exchange rate on their financial condition. The ranges selected in these analyses reflect management's assessment as being reasonably possible over the succeeding twelve month period. The magnitude of changes modeled in the following analysis should, in no manner, be construed as a prediction of future economic events, but rather as a simple illustration of the potential impact of such events on the Penn Union Companies' financial results.



     At December 31, 1998, a 10% strengthening of the U.S. dollar relative to the Canadian dollar would result in a decrease to the operating loss before taxes of approximately $1.0 million and a decrease in business equity of $10.5 million. The Penn Union Companies' sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in any potential change in sales levels or local currency prices.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     You should rely only on the information provided in this proxy statement. We have not authorized anyone else to provide you with any information that differs from or adds to the information in this proxy statement or in the documents we publicly file with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

     A copy of the 1998 Annual Report to shareholders is available from Universal American. Universal American has also filed with the Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 1998. Each Annual Report contains information concerning Universal American and its operations. A COPY OF EITHER REPORT WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO: Robert A. Waegelein, Senior Vice President and Chief Financial Officer, at the offices of Universal American, Six International Drive, Rye Brook, New York 10573. Such reports are not a part of this proxy statement.

                            PROXIES AND SOLICITATION

     Proxies for the special meeting are being solicited by mail directly and through brokerage and banking institutions. Universal American will pay all expenses in connection with the solicitation of proxies. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of Universal American personally or by telephone. Universal American may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies.

     Shareholder proposals with respect to Universal American's next annual meeting should have been received by Universal American no later than February 1, 1999 to be considered for inclusion in Universal American's next proxy statement.

                                    ANNEXES


     Annex A -- Share Purchase Agreement -- Share Purchase Agreement dated as of
                December 31, 1998 between Universal American and Capital Z



               -- Form of Amendment to the Share Purchase Agreement, dated
                  December 31, 1998, between Universal American, PFG and several of PFG's subsidiaries



     Annex B -- Form of Amended and Restated Acquisition Agreement -- Form of
                Amended and Restated Purchase Agreement, dated as of December
                31, 1998, as amended and restated on May   , 1999, between
                Universal American, PFG and several of PFG's subsidiaries



     Annex C -- Opinion of Advest, Inc., dated May 24, 1999


     Annex D -- Proposed Amended and Restated Certificate of Incorporation of
                Universal American

     Annex E -- Financial Information

                                                                         ANNEX A

                            SHARE PURCHASE AGREEMENT

                                    BETWEEN

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                                      AND

                   CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

                            ------------------------

                         DATED AS OF DECEMBER 31, 1998
                            ------------------------

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
ARTICLE I

THE TRANSACTIONS..................................................   A-1
1.1   Purchase and Sale...........................................   A-1
1.2   Closing Matters.............................................   A-2
1.3   The Closing.................................................   A-2
1.4   Fee.........................................................   A-2
1.5   PennCorp Purchase Agreement.................................   A-2
1.6   Per Share Purchase Price Adjustment.........................   A-3

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................   A-5
2.1   Organization................................................   A-5
2.2   Authority...................................................   A-5
2.3   No Violation................................................   A-5
2.4   Brokers.....................................................   A-6
2.5   Funds Available.............................................   A-6
2.6   Securities Act Representation...............................   A-6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................   A-6
3.1   Corporate Organization......................................   A-6
3.2   Subsidiaries................................................   A-6
3.3   Capital Stock...............................................   A-7
3.4   Books and Records...........................................   A-7
3.5   Newly Issued Shares.........................................   A-7
3.6   Authority for and Title to Properties.......................   A-8
3.7   Authority...................................................   A-8
3.8   No Violation................................................   A-8
3.9   SEC Filings.................................................   A-9
3.10  SAP Financial Statements; Reserves..........................  A-10
3.11  Litigation..................................................  A-11
3.12  Compliance with Laws........................................  A-11
3.13  No Material Adverse Change..................................  A-11
3.14  Private Offering............................................  A-11
3.15  Taxes.......................................................  A-12
3.16  Brokers.....................................................  A-12
3.17  Certain Agreements..........................................  A-12
3.18  Year 2000 Compliance........................................  A-13
3.19  Insurance and Reinsurance...................................  A-13
3.20  Employee Benefit Plans......................................  A-13
3.21  Labor Relations.............................................  A-14
3.22  Potential Conflicts of Interest.............................  A-15
3.23  Representations and Warranties on Closing Date..............  A-15

                                                                    PAGE
                                                                    ----
ARTICLE IV

COVENANTS AND AGREEMENTS..........................................  A-15
4.1   Conduct of Business Prior to the Closing; Management of the
      Company.....................................................  A-15
4.2   Proxy Statement and Meeting of Company's Shareholders.......  A-16
4.3   Further Assurances..........................................  A-17
4.4   Indemnification by the Company..............................  A-17
4.5   Indemnification by the Purchaser............................  A-18
4.6   Limitations on Indemnification..............................  A-18
4.7   Disclosure Supplements......................................  A-19
4.8   Additional Indemnification Obligation.......................  A-19
4.9   Consents....................................................  A-20
4.10  Use of Proceeds.............................................  A-20
4.11  HSR Reports.................................................  A-21
4.12  Exclusivity.................................................  A-21
4.13  SEC Filings and Annual Statements...........................  A-21
4.14  Amendment or Termination of Purchase Agreement..............  A-21
4.15  Actions Relating to the PennCorp Purchase Agreement.........  A-21
4.16  Registration Rights Agreement...............................  A-21
4.17  Shareholders Agreement......................................  A-21
4.18  Employment Agreement........................................  A-22

ARTICLE V

CONDITIONS PRECEDENT..............................................  A-22
5.1   Conditions to Each Party's Obligations......................  A-22
5.2   Conditions to the Obligations of the Company................  A-22
5.3   Conditions to the Obligations of the Purchaser..............  A-23

ARTICLE VI

MISCELLANEOUS.....................................................  A-24
6.1   Termination.................................................  A-24
6.2   Amendment...................................................  A-24
6.3   Waiver......................................................  A-24
6.4   Survival....................................................  A-24
6.5   Notices.....................................................  A-24
6.6   Headings; Agreement.........................................  A-25
6.7   Publicity...................................................  A-25
6.8   Entire Agreement............................................  A-26
6.9   Assignment..................................................  A-26
6.10  Counterparts................................................  A-26
6.11  Governing Law...............................................  A-26
6.12  Third Party Beneficiaries...................................  A-26
6.13  Costs and Expenses..........................................  A-26
6.14  Specific Performance........................................  A-26

EXHIBITS

Exhibit A    PennCorp Purchase Agreement
Exhibit B    Chase Commitment Letter
Exhibit C    Form of Registration Rights Agreement
Exhibit D    Form of Shareholders Agreement
Exhibit E    Form of Opinion of Simpson Thatcher & Bartlett

     [Exhibits have been intentionally omitted for purposes of this proxy statement]

                            SHARE PURCHASE AGREEMENT

     SHARE PURCHASE AGREEMENT ("Agreement"), dated as of December 31, 1998, between Universal American Financial Corp., a New York corporation (the "Company"), and Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership (the "Purchaser").

                                R E C I T A L S:

     WHEREAS, the Purchaser wishes to purchase from the Company, and the Company wishes to issue and sell to the Purchaser, the number of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company set forth in
Section 1.1 below, on the terms and subject to the conditions set forth herein;

     WHEREAS, the Purchaser, together with the Company, has participated in the negotiation of a Stock Purchase Agreement (the "PennCorp Purchase Agreement") to be entered into between the Company and PennCorp Financial Group, Inc. ("PennCorp"), pursuant to which the Company will acquire (the "Acquisition") certain subsidiaries and assets of PennCorp (the "PennCorp Subsidiaries");

     WHEREAS, concurrently with the execution of this Agreement, the Company and PennCorp are entering into the PennCorp Purchase Agreement, a copy of which is attached hereto as Exhibit A;

     WHEREAS, concurrently with the execution of this Agreement, the Company, Chase Manhattan Bank, N.A. ("Chase") and Chase Securities Inc. ("CSI") are entering into a Commitment Letter (the "Chase Commitment Letter"), a copy of which is attached hereto as Exhibit B, for a term loan facility and a revolving credit facility (the "Chase Facility");

     WHEREAS, the proceeds of the Chase Facility, together with the proceeds of the issuance and sale of the Shares to the Purchaser are intended to be used to consummate the Acquisition.

     WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

                               A G R E E M E N T:

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, and in order to set forth the terms and conditions of the transactions described herein and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I

                                THE TRANSACTIONS

     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Company and the Company agrees to issue and sell to the Purchaser (the "Purchase") at the Closing (as defined below) an aggregate of Twenty Six Million Thirty One Thousand Seven Hundred Forty Six (26,031,746) shares of Common Stock at a purchase price per share equal to Three Dollars and Fifteen Cents ($3.15), for an aggregate purchase price equal to Eighty Two Million Dollars ($82,000,000), in each case subject to adjustment as provided in Section 1.6 below. The number of shares of Common Stock to be purchased at $3.15 per share by the Purchaser and the aggregate purchase price to be paid by the Purchaser will be reduced by the aggregate number of shares of Common Stock purchased

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at or prior to the Closing (defined below) by certain members of management of the Company and certain agents of the Company (the "Management Investors") and the aggregate purchase price paid for such shares by such Management Investors pursuant to subscription agreements entered into between the Company and such Management Investors (which will be in form and substance reasonably satisfactory to the Purchaser). Notwithstanding the foregoing, the aggregate purchase price paid by the Purchaser will be at least Sixty Two Million Five Hundred Thousand Dollars ($62,500,000) for which the Purchaser will receive Nineteen Million Eight Hundred Forty One Thousand Two Hundred Seventy (19,841,270) shares of Common Stock at a purchase price per share equal to $3.15, subject to adjustment as provided in Section 1.6. The shares of Common Stock to be purchased by the Purchaser under this Agreement, after the adjustments, if any, made as described above and in Section 1.6, are referred to as the "Shares," and the aggregate purchase price actually paid by the Purchaser as reduced by the purchase price paid by the Management Investors as contemplated above is referred to as the "Purchase Price."

     1.2 Closing Matters. At the Closing, the Purchaser shall wire transfer or otherwise make available in same day funds to the Company the Purchase Price and the Company shall deliver to the Purchaser certificates representing the Shares.

     1.3 The Closing. Subject to the fulfillment of the conditions precedent specified in Article V hereof (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions precedent), the purchase and sale of the Shares shall be consummated (the "Closing") simultaneously with the closing of the Acquisition in accordance with Section 7.1 of the PennCorp Purchase Agreement (the "Closing Date").

     1.4 Fee. If the transactions contemplated by this Agreement are consummated and the Purchase occurs, the Company shall pay to Capital Z Management, Inc. at the Closing by wire transfer of immediately available funds to an account or accounts designated by Capital Z Management, Inc. a transaction fee (the "Fee") equal to Five Million Dollars ($5,000,000); provided, that the Purchaser may elect to receive up to One Million Three Hundred Seventy Five Thousand Dollars ($1,375,000) of such Fee in a number of shares of Common Stock equal to the amount elected by the Purchaser divided by the per Share purchase price (as adjusted pursuant to Section 1.6); provided, further, however, that no Fee is payable if the transactions contemplated by this Agreement are not consummated.

     1.5  PennCorp Purchase Agreement.

     (a) The parties hereto understand that the purpose of this Agreement is to enable the Company to have funds necessary for the Acquisition.

     (b) Notwithstanding anything in this Agreement to the contrary, neither party hereto makes any representation or warranty of any type with respect to PennCorp or any PennCorp Subsidiary. Neither party hereto has made any inducements to the other with respect to the PennCorp Purchase Agreement or to the status, prospects or profitability of the PennCorp Subsidiaries.

     (c) The Purchaser and the Company agree that, in the event that (i) the PennCorp Purchase Agreement is terminated under Section 9.1 thereof and (ii) the Purchaser and the Company supply to PennCorp an invoice or invoices identifying their costs and expenses pursuant to Section 9.2 thereof, the Purchaser and the Company will cooperate with each other to prepare such invoice or invoices (and collect all supporting information), which invoice or invoices will clearly (i) distinguish between amounts owed by PennCorp to the Purchaser and amounts owed by PennCorp to the Company and (ii) identify the account or accounts of the Purchaser into which payment by PennCorp should be made to the Purchaser and the account or accounts of the Company into which payment by PennCorp should be made to the Company.

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The Purchaser and the Company agree to work together to ensure that payment by
PennCorp is made in accordance with the invoice or invoices provided to it by the Purchaser and the Company, including, to the extent necessary, transferring money to each other in the amount of any overpayment by PennCorp to one party and underpayment by PennCorp to the other so as either (i) to cause each of the Purchaser and the Company to be reimbursed for all of such party's reimbursable costs and expenses or (ii) if the amount paid or payable by PennCorp is insufficient fully to reimburse all of the Purchaser's and the Company's reimbursable costs and expenses, ratably in proportion to each party's total expenses.

     1.6  Per Share Purchase Price Adjustment.

     (a) If between the date hereof and the Closing the Purchaser believes that an MAE Event (defined below) has occurred, the Purchaser shall promptly deliver to the Company, before the Closing, a written notice (the "MAE Notice") setting forth in reasonable detail the grounds for its belief that an MAE Event has occurred and the diminution in the value of the Company the Purchaser believes has or will occur as a result of such MAE Event. "MAE Event" means any one (or a series of related) event(s), condition(s) or circumstance(s) occurring after the date hereof and before the Closing Date that has had, or is reasonably likely to have, an adverse impact on the business, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole) that would reduce the value of the Company and its Subsidiaries (taken as a whole) by an amount in excess of $3 million (assuming the Benchmark Value set forth on Schedule 1.6).

     (b) Promptly following the delivery of the MAE Notice (if any) by the Purchaser, the Purchaser and the Company will begin good faith negotiations to agree on a mutually acceptable adjustment to the per share purchase price to be paid by Purchaser (it being understood by both parties that any such adjustment will be determined in accordance with paragraph (d) below). If within 10 business days following the inception of negotiations the parties have not agreed on a mutually acceptable adjustment to the per share purchase price, such disagreement will be submitted for resolution to, and the amount of the adjustment, if any, will be determined by PricewaterhouseCoopers (the "Settlement Valuator") (or if PricewaterhouseCoopers is not available, such other independent accounting firm of national reputation selected by the mutual agreement of the Purchaser and the Company or, if the Purchaser and the Company cannot agree, a nationally recognized accounting firm or investment bank selected by PricewaterhouseCoopers. The Purchaser and the Company will cooperate with the Settlement Valuator and will proceed in good faith to cooperate with the Settlement Valuator to resolve any such disagreement within 45 days after such disagreement is submitted to the Settlement Valuator (the "Settlement Date"). The Purchaser and the Company will each pay one-half of the fees and expenses of the Settlement Valuator.

     (c) Promptly (but in any event within 10 business days) following the submission of any dispute to the Settlement Valuator, the Purchaser and the Company shall each deliver to the Settlement Valuator and the other party a statement setting forth in reasonable detail (with such supporting data as such party deems appropriate), its determination of the adjustment to the per share purchase price to be paid by Purchaser (the "Per Share Purchase Price Adjustment"). The Settlement Valuator, in its reasonable discretion, will determine (i) the nature and extent of the participation by the Purchaser and the Company and their respective agents in connection with any disagreement submitted to the Settlement Valuator for resolution and (ii) the nature and extent of information, whether documentary or by live witness, that the Purchaser and the Company may submit to the Settlement Valuator for consideration in connection with such resolution. The Settlement Valuator's resolution of any such disagreement, with respect to dollar amounts, must fall within the range of the disputed amounts stated by the Purchaser and the Company in the statements supplied by them to the Settlement Valuator pursuant to this
Section 1.6(c) and will be reflected in a written report which will be delivered on or before the Settlement Date to, and will be final and binding upon, the Purchaser and the Company. The
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report of the Settlement Valuator will contain the Settlement Valuator's determination of the Per Share Purchase Price Adjustment in accordance with paragraph (d) below.

     (d) The parties agree that the diminution of value that has resulted or is reasonably likely to result from a MAE Event will be determined in accordance with the principles set forth on Schedule 1.6, and without regard to the trading price of the Common Stock as listed on Nasdaq (or such other stock exchange on which the Common Stock is then listed). The Per Share Purchase Price Adjustment will be determined in accordance with the following formula:

Per Share Purchase
Price Adjustment  = the after-tax amount of the diminution in value resulting from the MAE Event minus the product of (x) all out-of-the-money options, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock existing on the date of this Agreement times
                    (y) $3.15 less the applicable conversion, exchange or exercise price of each such option divided by

                     the aggregate number of shares of Common Stock outstanding on the date of this Agreement plus all in-the-money options, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock existing on the date of this Agreement.

For purposes of determining whether options, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock are "in-the-money" or "out-of-the-money," the applicable conversion, exchange or exercise price will be compared to the post-adjustment per Share purchase price. In addition, all shares of Series D-1 and Series D-2 Preferred Stock, par value $1.00 per share, of the Company outstanding on the date hereof (and all shares of Common Stock issuable upon conversion or exchange thereof) are expressly excluded from the foregoing formula.

     (e) If there is to be an adjustment pursuant to the foregoing provisions, upon the earlier to occur of (i) the parties' agreement with respect to the amount of the Per Share Purchase Price Adjustment or (ii) the delivery of the report of the Settlement Valuator as provided in Section 1.6(c) hereof with respect to a dispute submitted to the Settlement Valuator pursuant to Section 1.6(b), either:

          (i) if the Closing has not yet occurred, then, at the Closing, the Company shall issue to the Purchaser, and the Purchaser will acquire from the Company, instead of the number of Shares described in Section 1.1, that number of Shares determined by dividing the Purchaser's money commitment under Section 1.1 by the adjusted purchase price per Share which shall be $3.15 less the Per Share Purchase Price Adjustment; or

          (ii) if the Closing has already occurred, the Company promptly (but in any event no later than 10 days thereafter) will issue to the Purchaser, for no additional consideration, certificates representing such number of additional Shares necessary to cause the Purchaser's purchase price per share to equal $3.15 less the Per Share Purchase Price Adjustment.

     (f) The parties hereby agree that, so long as all conditions precedent set forth in Article V have been satisfied or waived, neither the delivery of an MAE Notice nor the pendency of proceedings before the Settlement Valuator will in any way prevent or delay the Closing, regardless of whether an adjustment is requested or may be made pursuant to the foregoing provisions.

     (g) Notwithstanding the foregoing or any other provision of this Agreement, if an MAE Event causes (or would be reasonably likely to cause) the purchase price per share payable by the
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Purchaser (determined in accordance with the formula set forth in paragraph (d)
above) to be $2.25 per share or less (i.e., if the Per Share Purchase Price Adjustment would be $0.90 or more), the Purchaser shall have the absolute right
(i) to cause the Company to assign to another person (the "Substituted Buyer") all of the Company's rights and obligations under the PennCorp Purchase Agreement pursuant to Section 10.12 of the PennCorp Purchase Agreement and (ii) upon such assignment to and assumption by the Substituted Buyer, the parties' obligations under this Agreement, except for the indemnification obligations set forth in Section 4.8(b) and 6.13 (to the extent set forth therein), shall terminate; provided, however, that if the PennCorp Purchase Agreement is assigned to a Substituted Buyer and the Acquisition is consummated by such Substituted Buyer, the Company shall not be liable for, and the Purchaser shall indemnify and hold harmless the Company from, any and all liabilities, including without limitation, defense costs, relating to PennCorp or the PennCorp Purchase Agreement. It is further understood that the right of substitution hereunder will terminate and have no further force or effect upon the consummation of the Acquisition.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

     The Purchaser represents and warrants to the Company as follows:

     2.1 Organization. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

     2.2 Authority. (i) The Purchaser has full partnership power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby, (ii) the execution, delivery and performance by the Purchaser of this Agreement and each other agreement contemplated hereby to which it is a party have been duly authorized by all necessary partnership action on the part of the Purchaser, (iii) no other action on the part of the Purchaser is necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by the Purchaser or the performance by the Purchaser of its obligations hereunder and (iv) this Agreement has been duly executed and delivered by the Purchaser and (assuming due execution and delivery by the other parties hereto) constitutes a legal, valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Purchaser in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by the Purchaser, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2.3 No Violation. The execution and delivery by the Purchaser of this Agreement and each other agreement contemplated hereby to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of law, rule or regulation or final order, judgment, injunction, decree, determination or award found against it (collectively, "Requirements of Law") applicable to the Purchaser, (b) require the Purchaser to obtain the consent, waiver, approval, license or authorization of or make any filing with any person or
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

governmental authority except for (i) filings to be made in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Regulation D as promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, (ii) if required, the filing by the Company or the Purchaser of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (an "HSR Report"), and (iii) the filing of a Form A Information Statement ("Form A") by the Purchaser with the insurance departments of such states as may be required in connection with the transactions contemplated by this Agreement or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, partnership agreement, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which the Purchaser is subject or by which the Purchaser is bound, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, a materially adverse impact upon the ability of the Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder.

     2.4 Brokers. Neither the Purchaser nor any of its affiliates has committed on behalf of itself or a third party to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

     2.5 Funds Available. The Purchaser has funds available, or firm commitments from third parties to provide funds, sufficient to pay the Purchase Price as evidenced by Schedule 2.5.

     2.6 Securities Act Representation. As of the Closing hereunder, the Purchaser will be an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act. The Purchaser is not purchasing the Shares with a view to a distribution or resale of any of such securities in violation of any applicable securities laws.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company represents and warrants to the Purchaser as follows:

     3.1 Corporate Organization. Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to carry on its business as it is now being conducted in any such jurisdiction as described in the SEC Filings (as defined herein), and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it currently carries on its business, except where the failure to be so qualified or licensed or be in good standing would not reasonably be expected to have, individually or in the aggregate, a materially adverse impact on the business, results of operations or financial condition (a "Material Adverse Effect") of the Company. With respect to the Company, a "Material Adverse Effect" as that term is used throughout this Agreement, shall mean and refer to the Company and its Subsidiaries on a consolidated basis. True and complete copies of the Certificate of Incorporation and the Bylaws of the Company and respective charter documents of the Subsidiaries, each as amended to date, heretofore have been delivered to the Purchaser. "Subsidiaries" means, with respect to the Company, a corporation or other entity of which 50% or more of the voting power of the outstanding voting securities or 50% or more of the outstanding equity interests is held, directly or indirectly, by the Company.

     3.2 Subsidiaries. Schedule 3.2 sets forth a complete and accurate list of all of the Subsidiaries of the Company, together with their respective jurisdictions of incorporation or organization. Unless otherwise indicated on
Schedule 3.2, each such Subsidiary is directly wholly
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

owned by the Company. All of the outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and, except as provided under
Section 630 of the Business Corporation Law of New York (relating to employee wages), non-assessable. Except as indicated on Schedule 3.2, all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries are owned by the Company or by a wholly owned Subsidiary free and clear of any and all liens, encumbrances, security interests, preemptive rights, adverse claims or rights in favor of another ("Liens"). Except as indicated on Schedule 3.2, no Subsidiary has outstanding options, warrants, subscriptions, calls, rights convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer or sell any securities of the Subsidiary.

     3.3 Capital Stock. The authorized capital stock of the Company consists of: (a) 20,000,000 shares of Common Stock, of which, as of the date hereof, 7,638,057 shares are issued and outstanding; (b) 500 shares of Series B Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), of which, as of the date hereof, 400 are issued and outstanding; (c) 100,000 shares of Series C Convertible Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock"), of which, as of the date hereof, 45,680 shares designated as Series C-1 (the "Series C-1 Shares") are issued and outstanding and 6,000 shares designated as Series C-2 are issued and outstanding; (d) 22,500 shares of Series D-1 Convertible Preferred Stock, par value $1.00 per share (the "Series D-1 Preferred Stock"), of which, as of the date hereof, 22,500 shares are issued and outstanding; and (e) 17,500 shares of Series D-2 Convertible Preferred Stock, par value $1.00 per share (collectively with the Series B Preferred Stock, the Series C Preferred Stock and the Series D-1 Preferred Stock, the "Preferred Stock"), of which, as of the date hereof, no shares are issued and outstanding. In addition, as of the date hereof, there are 2,673,991 warrants to purchase shares of Common Stock (the "Common Stock Warrants") issued and outstanding. All of the outstanding shares of Common Stock and Preferred Stock have been duly and validly authorized and issued, are fully paid and, except as provided under Section 630 of the Business Corporation Law of New York (relating to employee wages), nonassessable, and were issued in compliance with all applicable federal and state securities laws. Upon exercise of the Common Stock Warrants, the shares of Common Stock issued pursuant to such warrants will be validly issued, fully paid and, except as provided under
Section 630 of the Business Corporation Law of New York (relating to employee wages) nonassessable, and issued in compliance with all applicable federal and state securities laws. Except for the Common Stock Warrants, for options and other stock rights authorized for issuance pursuant to the Company's stock plans and director, employee and agent stock option and purchase plans described in the SEC Filings and except as set forth on Schedule 3.3, there are no preemptive rights, options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company or any of the Subsidiaries.

     3.4 Books and Records. Copies of all the minute books and stock record books of the Company and the Subsidiaries have been delivered to the Purchaser for inspection and contain records of all meetings of, and written consents by, the boards of directors (and any committees thereof) and shareholders of the Company and each Subsidiary since, in the case of the Company, the date of its incorporation and, in the case of the Subsidiaries, the date on which the Company acquired such Subsidiary, in each case through the date hereof.

     3.5 Newly Issued Shares. The Shares to be issued and sold by the Company to the Purchaser in accordance with the terms of this Agreement have been or will be, when approved by the shareholders of the Company as provided in Section 4.2, duly authorized and, when issued as contemplated hereby, will be validly issued, fully paid and, except as provided under Section 630 of the Business Corporation Law of New York (relating to employee wages) non-assessable and the issuance of the Shares by the Company will not be subject to preemptive or other similar rights. At the Closing, the Purchaser will acquire good and marketable title to the

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

Shares free and clear of any and all Liens, except for such Liens as may be created pursuant to this Agreement or imposed by applicable federal and state securities laws.

     3.6 Authority for and Title to Properties. The Company and each Subsidiary have all requisite corporate power and authority to lease the properties it operates as lessee. The Company and each Subsidiary have good record and marketable title in fee simple to, or hold interests as lessee under leases in full force and effect in, all of their respective real properties, except for such defects in title as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     3.7 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other agreement contemplated hereby to which it is a party and the consummation of the transactions contemplated on its part hereby have been duly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company, except for the shareholder approval specified in Section
4.2 hereof, are necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by the Company or the performance by the Company of its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Company in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by the Company, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.8 No Violation. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby do not
(a) violate any Requirements of Law applicable to the Company or any of the Subsidiaries, (b) require the consent, waiver, approval, license or authorization of or any notice or filing by the Company or any of the Subsidiaries with any person or governmental authority except for (i) filings to be made in connection with or in compliance with the provisions of the Securities Act, the Exchange Act and applicable state securities laws and Canadian federal and provisional laws, (ii) the filing of (A) HSR Reports by the Company or the Purchaser, if required, in connection with this Agreement and (B) the filing and approval of Forms A by the Purchaser and, where required, the Company, with the insurance departments as may be required by the insurance departments in order for the Company to implement this Agreement and (iii) the shareholder approval specified in Article V or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under, constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound, except for any of the foregoing which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on Schedule 3.8, neither the Company nor any of the Subsidiaries is party to any agreement which is currently in effect, or by which the Company or any of the Subsidiaries is currently bound, granting any rights to any person which conflict with the rights to be granted by the Company in this Agreement (including the registration rights granted to the Purchaser pursuant to Section 4.16) and each other agreement contemplated hereby. Except as set forth on
Schedule 3.8, the execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby will not result in a "change of control" or similar event occurring under any agreement, indenture, mortgage, contract or plan to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound or give rise to a payment by the Company or any of its Subsidiaries under a change of control or similar provision in any agreement, indenture, mortgage or contract to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound.

     3.9 SEC Filings. Except as set forth on Schedule 3.9, the Company has filed all SEC Filings required to be filed by it since December 31, 1997 under the Securities Act or the Exchange Act, and all amendments thereto. The Company heretofore has delivered to the Purchaser true and complete copies of (a) its audited consolidated financial statements of the Company and the Subsidiaries (balance sheet and statements of operations, cash flows and stockholders' equity and cash flows, together with the notes thereto) for the fiscal years ended and as at December 31, 1996 and December 31, 1997 (as such financial statements appear in the Company's Form 10-K for each of the fiscal years ended December 31, 1996 and December 31, 1997, which were filed with the Securities and Exchange Commission (the "Commission") on April 1, 1997 and March 30, 1998, respectively, and the Company's Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 1997, which was filed with the Commission on April 29, 1998 ("Amendment No. 1") (collectively, the "Financial Statements")), (b) its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, March 1, 1998, June 30, 1998 and September 30, 1998, (c) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Amendment No. 1,
(d) each of its Proxy Statements on Schedule 14A under the Exchange Act, dated May 7, 1997 and April 27, 1998, respectively, and (e) all other reports, statements, registration statements and other documents (including Current Reports on Form 8-K) filed by it with the Commission under the Securities Act or the Exchange Act, and all amendments and supplements thereto, since December 31, 1997 (the foregoing subsections (a) through (e), including all exhibits and Schedules thereto and documents incorporated by reference therein, are collectively referred to in this Agreement as the "SEC Filings"). As of the respective date that it was filed with the Commission, each of the SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.9, the Financial Statements included in the SEC Filings were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of Company as of the dates and for the respective periods indicated (subject, in the case of unaudited financial statements, to normal recurring year-end adjustments and any other adjustments described therein). The Company has (i) delivered to the Purchaser true and complete copies of (x) all correspondence relating to the Company between the Commission, on the one hand, and the Company or its legal counsel or, to the Knowledge of the Company, after inquiry, its accountants, on the other hand, since January 1, 1996 (other than routine filing package cover letters) and (y) all audit letters delivered to the Company by its counsel and all correspondence relating thereto, and all letters to or from the Company relating to any dispute or disagreement between the Company and the Company's auditors with respect to any audit or financial review or with

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respect to the Company's accounting policies, in each case since January 1,
1996, and (ii) disclosed to the Purchaser the content of all material discussions between the Commission, on the one hand, and the Company or its legal counsel and, to the Knowledge of the Company, after inquiry, its accountants, on the other hand, concerning the adequacy or form of any SEC Filings filed with the Commission since January 1, 1996, except for routine discussions with respect to filings now effective. The Company is not aware of any issues raised by the Commission with respect to any of the SEC Filings, other than those disclosed to the Purchaser pursuant to this paragraph. For purposes of this Agreement, "Knowledge of the Company" means the actual knowledge of Richard A. Barasch ("Barasch"), Robert Waegelein ("Waegelein"), Gary Bryant ("Bryant"), Bradley Leonard and Bertram Harnett, Esq.

     3.10  SAP Financial Statements; Reserves.

     (a) The Company heretofore has delivered to the Purchaser true and complete copies of the following (the "SAP Financial Statements"):

          (i) the annual statements required by applicable state statutes ("Annual Statements") for American Exchange Life Insurance Company, a Texas corporation, (ii) American Pioneer Life Insurance Company, a Florida corporation, and (iii) American Progressive Life & Health Insurance Company of New York, a New York corporation ((i), (ii) and (iii) being collectively referred to herein as the "Insurance Company Subsidiaries") for each of the years ended December 31, 1996 and 1997, in each case as filed with the departments of insurance in the respective states of domicile of the Insurance Company Subsidiaries including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinions, affirmation or certification filed in connection therewith;

          (ii) the Quarterly Statements for the Insurance Company Subsidiaries for the quarters ended March 31, June 30 and September 30, 1998, including all exhibits, interrogatories, notes and schedules thereto; and

          (iii) the statutory annual statements and quarterly statements of the Insurance Company Subsidiaries which were filed for 1996, 1997 or 1998 (with respect to the quarters ended March 31 and June 30) in any jurisdiction (other than such Subsidiary's jurisdiction of domicile) and that differ from the corresponding Annual Statements and Quarterly Statements for such periods.

Each such statement was prepared in accordance with SAP and, except as set forth in Schedule 3.10, presents fairly in all material respects the statutory financial position of the Insurance Company Subsidiaries as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of the Insurance Company Subsidiaries for and during the respective periods covered thereby.

     (b) Except as set forth on Schedule 3.10, all statutory reserves and other similar amounts with respect to insurance as established or reflected in the December 31, 1997 Annual Statement and September 30, 1998 Quarterly Statement of the Insurance Company Subsidiaries were determined in accordance with SAP and were based on actuarial assumptions that were in material compliance with the then-applicable requirements of the insurance laws of the respective states of domicile of the Insurance Company Subsidiaries. Except as set forth on Schedule 3.10, all such reserves and other similar amounts were adequate in all material respects as of the respective dates of such statements, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency and expenses, to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of the Insurance Company Subsidiaries under all insurance contracts under which the Insurance Company Subsidiaries had any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance or other similar contract) on the respective dates of such financial statements. Except as set forth above, nothing in this

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Section 3.10(b) shall be deemed a guaranty or warranty by the Company that claims actually paid and other liabilities actually incurred by the Insurance Company Subsidiaries will not exceed the reserves established as set forth hereinabove in this Section 3.10(b) by the Insurance Company Subsidiaries. Except as set forth on Schedule 3.10, the Insurance Company Subsidiaries own assets that qualify as admitted assets under applicable insurance laws in an amount at least equal to all such required reserves of such Subsidiaries.

     3.11 Litigation. Except as set forth in the SEC Filings or otherwise disclosed to the Purchaser in writing, there are no actions, suits, proceedings, claims, complaints, disputes or investigations pending of which the Company has received notice or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any governmental authority against the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries is responsible by way of indemnity or otherwise, that would, if adversely determined, (a) have a Material Adverse Effect on the Company or (b) materially impede or impair the ability of the Company to perform its obligations under this Agreement and each other agreement contemplated hereby to which it is a party. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other governmental authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other agreement contemplated hereby.

     3.12  Compliance with Laws.  Except as set forth on Schedule 3.12:

     (a) each of the Company and the Subsidiaries (including the forms of insurance policies and riders issued by the Company and the Subsidiaries) is in compliance with all Requirements of Law in all respects, except to the extent that the failure to comply with such Requirements of Law would not have a Material Adverse Effect on the Company;

     (b) (i) each of the Company and the Subsidiaries has all licenses, permits, orders or approvals of any governmental authority (collectively, "Permits") that are material to or necessary for the conduct of the business of the Company in the manner described in the SEC Filings filed with the Commission prior to the date hereof, except to the extent that the failure to have such Permits would not have a Material Adverse Effect on the Company, (ii) such Permits are in full force and effect, and (iii) no material violations are recorded in respect to any Permit;

     (c) the Company and the Subsidiaries (exclusive of their independent agents) and, to the Knowledge of the Company, their independent agents, have marketed, sold and issued products of the Company and the Subsidiaries in material compliance with all laws applicable to the business of the Company and the Subsidiaries in the respective jurisdictions in which such products have been sold; and

     (d) the Company has previously delivered or made available to the Purchaser true and complete copies of the reports (or the most recent draft thereof, to the extent any final report is not available) reflecting the results of the two most recent financial examinations and market conduct examinations of the Company and any Subsidiary issued by any insurance regulator.

     3.13 No Material Adverse Change. Except (a) as set forth in the SEC Filings, (b) as contemplated by this Agreement, the Shareholders' Agreement, the Registration Rights Agreement and the Employment Agreements and (c) as set forth on Schedule 3.13, since December 31, 1997, neither the Company nor any of the Subsidiaries, taken as a whole, has (a) experienced any material adverse change in their business, financial condition or results of operations, (b) conducted its business in any material respect other than in the ordinary course or (c) suffered any material casualty losses not covered by insurance.

     3.14 Private Offering. No form of general solicitation or general advertising was used by the Company or any of the Subsidiaries or their respective representatives in connection with the offer or sale of the Shares. Assuming the accuracy of the Purchaser's representations in
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

Section 2.6, no registration of the Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Shares.

     3.15 Taxes. Except as provided in Schedule 3.15, (a) (i) all income tax returns required to be filed by or with respect to each of the Company and its Subsidiaries have been timely filed, (ii) all such income tax returns are correct and complete in all material respects, (iii) all income taxes owed and due by the Company or its Subsidiaries (whether or not shown on any income tax return) have been paid, (iv) the Company has given or otherwise made available to the Purchaser correct and complete copies of all income tax returns, examination reports and statements of deficiencies for all periods for which the statute of limitations has not expired, (v) there are no outstanding agreements to extend or waive the statutory period of limitations with respect to income taxes due from the Company or its Subsidiaries for any taxable period and (vi) the Company has delivered to the Purchaser true and complete copies of any Tax sharing agreements to which it or any of its Subsidiaries is party and such agreements have not been amended in any manner.

     (b) No audit or other proceeding by any taxing authority, court or similar person is pending or, to the knowledge of the Company, threatened with respect to any Taxes due from or with respect to the operations of the Company or any of its Subsidiaries or any Tax return filed by or with respect to the operations of the Company or any of its Subsidiaries. To the Knowledge of the Company, no assessment of Taxes is proposed against the Company, any of its Subsidiaries or any of their assets.

     (c) the Tax treatment under the Code of each insurance, annuity, contract, agreement or product, or any similar or related policy, contract, agreement or product, issued or sold by the Company or the Subsidiaries (collectively, "Products") is and at all times has been the same as or not less favorable to any purchaser, policyholder, or beneficiaries thereof that is subject to U.S. Tax than the Tax treatment under the Code which the Company or any Subsidiary represented could be obtained at the time of its issuance, purchase, modification or exchange. The Company promptly investigates complaints made by customers to the Company regarding conduct of its independent agents, including conduct regarding representations made regarding the Tax treatment of any of the Products. For purposes of this Section 3.15(c), the provisions of the Code relating to the Tax treatment of such contracts shall include, but shall not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404,
408, 412, 415, 419, 419A, 457, 501, 505, 817, 817A, 818, 1035, 7702, and 7702A
of the Code.

     (d) each Insurance Company Subsidiary is taxable as a life insurance company within the meaning of Section 816 of the Code.

     (e) For purposes of this Agreement, "Tax" or "Taxes" (or any derivation thereof) means any and all federal, state, local, foreign and other taxes, levies, fees, imposts duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

     3.16 Brokers. Except with respect to fees payable to Chase, CSI and to Advest, Inc., the Company has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

     3.17 Certain Agreements. (a) Except as disclosed on Schedule 3.17 or in the SEC Filings, neither the Company nor any of the Subsidiaries is a party to any written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of

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any obligation for the borrowing of money, (ii) employment, consulting, compensation or severance agreement with any of its directors, employees or consultants, (iii) agreement, contract or commitment limiting or restraining it from engaging or competing in any business, (iv) distribution, dealer, representation or agency agreement, other than agency agreements, brokerage agreements or other distribution agreements with insurance agents in the ordinary course of business, or (v) contract, agreement, obligation or commitment with any affiliates (each of the foregoing a "Listed Contract"). Each Listed Contract is in full force and effect and has been complied with by the Company and the Subsidiaries and, to the Knowledge of the Company, has been complied with by all other parties thereto.

     (b) All transactions between the Company and its affiliates which were required to have been identified or reported to and/or approved by the applicable departments of insurance have been identified, reported and/or approved in all material respects. For purposes of this Agreement, "affiliates" means, as to a specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified person.

     3.18 Year 2000 Compliance. The information included under the heading "Impact of Year 2000" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Commission on November 16, 1998, accurately reflects the status of the Company's program to address, on a timely basis, the risk that its computer systems are not Year 2000 compliant. There have been no circumstances or events since September 30, 1998 that would adversely effect or change, in any material respect, the Company's expectations to resolve its Year 2000 issues on a timely basis.

     3.19  Insurance and Reinsurance.

     (a) Schedule 3.19 is a true and complete list of each material contract providing for reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification of insurance liabilities to which the Company or any Subsidiary is a party which is currently in effect (the "Reinsurance Agreements").

     (b) Except as disclosed on Schedule 3.19, neither the Company nor any Subsidiary is in material default under any Reinsurance Agreement and, to the Knowledge of the Company, there is no reasonable basis for a reinsurer to terminate or refuse to pay under any Reinsurance Agreement. Except as disclosed in Schedule 3.19, to the Knowledge of the Company, no reinsurer that is a party to any of the Reinsurance Agreements has a valid defense to payment of its material obligations under such Reinsurance Agreements or is in default in any material respect under any Reinsurance Agreement. Each Reinsurance Agreement is in compliance with applicable insurance laws and regulations regarding life and health reinsurance agreements. Schedule 3.19 sets forth a list of all surplus relief reinsurance treaties of the Company. The Company is appropriately recording all reinsurance in accordance with SAP.

     (c) The A.M. Best rating presently held by the Insurance Company Subsidiaries has not been reduced, and none of the Insurance Company Subsidiaries have been given any notice of any intended or potential downgrading by A.M. Best.

     3.20  Employee Benefit Plans.

     (a) Schedule 3.20 lists all employee benefit plans, arrangements, policies or commitments (whether or not an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including any employment (other than the Employment Agreements), consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability, or accident insurance plan or any holiday or vacation practice, as to which the Company or the Subsidiaries has or in the future would have any direct or indirect, actual or contingent liability ("Benefit Plans"). With
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respect to each such Benefit Plan, the Company heretofore has delivered to the
Purchaser true, correct and complete copies of (i) all plan texts and agreements and related trust agreements or annuity contracts, (ii) all summary plan descriptions and material employee communications, (iii) the most recent annual report (including all schedules thereto); (iv) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the "IRS"), and
(v) all material communications with any governmental authority with respect to Benefit Plans.

     (b) Each Benefit Plan conforms in all material respects to, and its administration is in substantial compliance with, its terms and all Requirements of Law and regulations. Each Benefit Plan intended to be qualified under Code section 401(a) has been determined to be so qualified by the IRS and each trust established in connection with any Benefit Plan that is intended to be exempt from federal income taxation under Code section 501(a) has been determined to be so exempt by the IRS and, since the date of each most recent determination, no event has occurred and no condition or circumstance has existed to adversely affect the qualified status of any Benefit Plan.

     (c) Except as set forth on Schedule 3.20 or as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee to severance pay or unemployment compensation, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee or (iii) result in a payment that would constitute a parachute payment within the meaning of Section 280G of the Code.

     (d) No Benefit Plan is a "multiple employer plan" or a "multiemployer plan" within the meaning of the Code or ERISA and neither the Company nor the Subsidiaries, or any member of their controlled group (as defined in Section 414 of the Code) has had any liability to contribute to a multiemployer plan in the previous six years.

     (e) No Benefit Plan that is a welfare plan (as defined in Section 3611 of ERISA) provides for payments of medical or death benefits with respect to current or former employees of the Company or the Subsidiaries beyond their termination of employment (other than as mandated by law).

     (f) No "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any Benefit Plan and no accumulated funding deficiency, whether or not waived, exists with respect to any Benefit Plan; and, to the Knowledge of the Company, there is no risk of termination of any Benefit Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA and no event has occurred which has or is likely to subject the Company or any of the Subsidiaries to liability under Section 4062 of ERISA.

     (g) None of the Company or the Subsidiaries, or any organization with respect to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in
Section 4069 of ERISA.

     3.21 Labor Relations. Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice. There is (a) no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or, to the Knowledge of the Company, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against the Company, (c) no union representation question existing with respect to the employees of the Company or any of the Subsidiaries and, to the Knowledge of the Company, no union organizing activities are taking place and (d) there is and has not been a "mass layoff" or "plant closing," as such terms are defined by the Worker Adjustment and

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Retraining Notification Act, with respect to the employees of the Company or any of the Subsidiaries.

     3.22 Potential Conflicts of Interest. To the Knowledge of the Company, except as set forth on Schedule 3.22, no officer, director or affiliate of the Company or any of the Subsidiaries: (a) owns, directly or indirectly, any interest in a company (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any such company that is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of the Subsidiaries uses in the conduct of its business; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of the Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under the Benefit Plans, and similar matters and agreements arising in the ordinary course of business.

     3.23 Representations and Warranties on Closing Date. The representations and warranties contained in this Article III shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations had been made on and as of the Closing Date (except as to those representations or warranties which specifically relate to an earlier date, which are or will be true and correct in all material respects as of such specified date).

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

     4.1  Conduct of Business Prior to the Closing; Management of the
Company. During the period from the date hereof to the Closing Date, except as otherwise contemplated by this Agreement, the PennCorp Purchase Agreement or as the Purchaser shall otherwise agree in writing in advance (which agreement shall not be unreasonably withheld), or except as set forth on Schedule 4.1, the Company shall not:

          (a) except in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other person;

          (b) except in the ordinary course of business (including the managing by the Company of its investment assets), (i) sell, transfer or otherwise dispose of any of its property or assets, (ii) mortgage or encumber any of its property or assets or (iii) enter into any material contracts;

          (c) repurchase any of its capital stock or any capital stock of any of the Subsidiaries;

          (d) declare, set aside or pay any dividend or other distribution in respect of its capital stock;

          (e) amend its Certificate of Incorporation or Bylaws or merge with or into or be consolidated with any other person;

          (f) split, combine or reclassify its capital stock;

          (g) other than in connection with ordinary course exercises of outstanding options or grants under existing stock option plans of the Company described in the SEC Filings, issue or sell (or agree to issue or sell) any of its equity securities or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities, or grant, or agree to grant any such rights;

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          (h) increase the rates of compensation (including bonuses) payable or to become payable to any of its officers, employees, agents, independent contractors or consultants other than increases made in the ordinary course of business consistent with past practice;

          (i) enter into any new or amend any existing employment contracts, severance agreements or consulting contracts, other than the Employment Agreements; or other than in the ordinary course of business, institute or agree to institute any increase in benefits or alter its employment practices or the terms and conditions of employment;

          (j) except as may be required by applicable law, change in any material respect its underwriting, actuarial or tax or financial accounting methods, principles or practices;

          (k) enter into or amend or terminate any transaction or contract the result of which is reasonably likely to have a Material Adverse Effect on the Company;

          (l) enter into any joint ventures or partnerships of any kind; or

          (m) enter into any contract or other agreements to do any of the foregoing.

     During the period from the date hereof to the Closing Date or this Agreement is terminated in accordance with its terms, at the request of the Purchaser, the Company will discuss in good faith with the Purchaser significant policies, decisions and practices of the Company and the Subsidiaries.

     4.2  Proxy Statement and Meeting of Company's Shareholders.

     (a) As soon as reasonably practicable following the date hereof, the Company shall (i) prepare and file with the Commission, (ii) use its reasonable efforts to cause to be cleared by the Commission and (iii) within 5 business days following clearance with the Commission, mail to its shareholders the Proxy Statement (as defined below) with respect to a special meeting of shareholders of the Company (the "Special Meeting") to consider and vote, among other things,
(A) to amend the Certificate of Incorporation to authorize for issuance additional shares of Common Stock and, with respect to the holders of the Series C-1 Shares, to obtain approval for the issuance of debt to finance the Acquisition (the "Amendment and Approval"), (B) to issue the Shares as contemplated hereby and (C) such other related matters as the Company deems appropriate. The Board of Directors of the Company has authorized and approved the Amendment and Approval and the issuance of the Shares to the Purchaser and shall submit to its shareholders for approval the Amendment and Approval and the issuance of the Shares to the Purchaser. The Purchaser agrees to assist and cooperate with the Company in the preparation of the Proxy Statement with respect to the information therein concerning the Purchaser.

     (b) The Company, on the one hand, and the Purchaser, on the other hand, hereby represents, warrants and agrees with the other that the Proxy Statement will not, at the time the Proxy Statement is mailed, and at the date of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval of the transactions contemplated by this Agreement in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is being made by any party hereto with respect to information supplied in writing by any other party hereto for inclusion in the Proxy Statement. The Company further represents, warrants and agrees that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or any information statement filed under the Exchange Act, as the case may be, that may be provided to shareholders of the Company in connection with the transactions contemplated by this Agreement (including any supplements), and any schedules

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

required to be filed with the Commission in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

     (c) The Company shall take all actions necessary in accordance with the Business Corporation Law of New York and the Certificate of Incorporation and Bylaws of the Company to duly call, give notice of, convene and hold the Special Meeting within 45 calendar days after the mailing of the Proxy Statement to approve the matters set forth therein.

     4.3 Further Assurances. Upon the terms and subject to the conditions herein provided, the Purchaser and the Company agree to use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby including (a) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (b) to fulfill all conditions on its part to be fulfilled under this Agreement and each other agreement contemplated hereby. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and each other agreement contemplated hereby, the proper partners, officers or directors of all parties to this Agreement shall take all such reasonably necessary action. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing. Each party hereto shall give prompt notice to all other parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of such party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and such party shall use all reasonable efforts to remedy such failure.

     4.4  Indemnification by the Company.

     (a) If the Closing occurs, the Company will indemnify the Purchaser and its affiliates and their respective directors, officers, partners, members, employees, agents and representatives (the "Purchaser Indemnified Parties"), against and hold the Purchaser Indemnified Parties harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of one counsel for all Purchaser Indemnified Parties in any action between such Purchaser Indemnified Party and the Company or between any Purchaser Indemnified Party and any third party or otherwise) and liabilities of and damages to such Purchaser Indemnified Party arising out of the breach of any representation, warranty, covenant or agreement of the Company in this Agreement.

     (b) Such Purchaser Indemnified Party agrees to give the Company prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which such Purchaser Indemnified Party is entitled to indemnification hereunder. The Company shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that the Company shall have acknowledged its indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at its own expense, which counsel shall be reasonably satisfactory to such Purchaser Indemnified Party. If the Company elects to assume the defense of any such claim, assertion, event or proceeding, such Purchaser Indemnified Party may participate in such defense, but in such case the expenses of such Purchaser Indemnified Party incurred in connection with such participation shall be paid by such Purchaser Indemnified Party. Such Purchaser Indemnified Party shall cooperate with the Company in the defense or settlement of any such claim, assertion, event or proceeding. If the Company elects to direct the defense of any such claim or proceeding, such Purchaser Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Company consents in writing (which consent shall not unreasonably be withheld) to such payment or unless the Company withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Company is entered against such Purchaser Indemnified Party for such liability. If the Company shall elect not to defend any such claim, assertion, event or proceeding, such Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof at the Company's expense, but such matter shall not be settled without the Company's consent, which consent shall not be unreasonably withheld. If the Company shall, after commencing or undertaking a defense, fail to prosecute or withdraws from such defense, such Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof at the Company's expense.

     4.5  Indemnification by the Purchaser.

     (a) If the Closing occurs, the Purchaser will indemnify the Company and its affiliates, and their respective officers, directors, employees, agents and representatives (the "Company Indemnified Parties"), against and hold the Company Indemnified Parties harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of one counsel for all Company Indemnified Parties in any action between any Company Indemnified Party and the Purchaser or between such Company Indemnified Party and any third party or otherwise) and liabilities of and damages to such Company Indemnified Party arising out of the breach of any representation, warranty, covenant or agreement of the Purchaser in this Agreement.

     (b) Such Company Indemnified Party agrees to give the Purchaser prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which such Company Indemnified Party is entitled to indemnification hereunder. The Purchaser shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that the Purchaser shall have first acknowledged its indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at its own expense, which counsel shall be reasonably satisfactory to such Company Indemnified Party. If the Purchaser elects to assume the defense of any such claim, assertion, event or proceeding, such Company Indemnified Party may participate in such defense, but in such case the expenses of such Company Indemnified Party incurred in connection with such participation shall be paid by such Company Indemnified Party. Such Company Indemnified Party shall cooperate with the Purchaser in the defense or settlement of any such claim, assertion, event or proceeding. If the Purchaser elects to direct the defense of any such claim, assertion, event or proceeding, such Company Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Purchaser consents in writing (which consent shall not unreasonably be withheld) to such payment or unless the Purchaser withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Purchaser is entered against such Company Indemnified Party for such liability. If the Purchaser shall elect not to defend any such claim, assertion, event or proceeding, such Company Indemnified Party shall have the right to undertake the defense or settlement thereof at the Purchaser's expense, but such matter shall not be settled without the Purchaser's consent, which consent shall not be unreasonably withheld. If the Purchaser shall, after commencing or undertaking a defense, fail to prosecute or withdraws from such defense, such Company Indemnified Party shall have the right to undertake the defense or settlement thereof at such Purchaser's expense.

     4.6  Limitations on Indemnification.

     (a) Neither the Company nor the Purchaser shall be obligated to pay any amounts for indemnification under Section 4.4 or Section 4.5 for any breaches of any representations and warranties in Article II or Article III until the aggregate amount for indemnification equals Five Hundred Thousand Dollars ($500,000), whereupon the Company and the Purchaser shall be obligated to pay only amounts in excess thereof.

     (b) Neither the Company nor the Purchaser shall be obligated to pay any amounts for indemnification under Section 4.4 or Section 4.5 for breaches of any representations and warranties in Article II or Article III in excess of the Purchase Price.

     (c) The Company shall not be liable in any event to pay any amounts for indemnification under Section 4.4 in respect of any events, conditions or circumstances for which an adjustment was made pursuant to Section 1.6.

     4.7 Disclosure Supplements. From time to time prior to the Closing, the Company may supplement the Schedules delivered in connection with this Agreement with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule which has been rendered inaccurate thereby. Such supplements shall not be given effect for purposes of Section 5.3(b); however, if the Closing occurs, the Purchaser shall be deemed to have waived any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement.

     4.8  Additional Indemnification Obligation.

     (a) Indemnification Relating to Section 4.15 of this Agreement.

          (i) The Purchaser agrees to indemnify and hold harmless, without offset, the Company Indemnified Parties from any liability under the PennCorp Purchase Agreement resulting from the Company's inability to take action under the PennCorp Purchase Agreement as a result of the failure of or refusal by the Purchaser to give any consent required pursuant to
     Section 4.15 of this Agreement.

          (ii) Responsibility for any liability under the PennCorp Purchase Agreement resulting from actions of the character described in Section 4.15 that are taken (or not taken) by the Company upon mutual agreement with the Purchaser will be allocated as follows: the Purchaser will be responsible for, and will indemnify and hold harmless, without offset, the Company Indemnified Parties from and against, 60% and the Company will be responsible for, and indemnify and hold harmless, without offset, the Purchaser Indemnified Parties from and against, 40%.

          (iii) The Company will be responsible for, and will indemnify and hold harmless, without offset, the Purchaser Indemnified Parties from and against, any liability resulting from any actions taken by the Company in violation of Section 4.15 (including the failure of the Company to close the transactions contemplated by the PennCorp Purchase Agreement, if the Purchaser has notified the Company in writing that all conditions to closing thereunder have been satisfied and that the Purchaser demands that the Company close such transaction).

     (b) Indemnification Relating to the Unavailability of the Chase
Facility. The Purchaser will indemnify and hold harmless, without offset, the Company Indemnified Parties, and/or the Company will indemnify and hold harmless, without offset, the Purchaser Indemnified Parties, in each case from and against any and all liabilities arising under the PennCorp Purchase Agreement as a result of the Company's failure to proceed with the Acquisition (the "Acquisition Liabilities"), as follows:

          (i) If the conditions to the Chase Facility have not been satisfied as a result solely of (A) conditions, events or circumstances which cause any of the conditions contained in Section 5.3(a), (b) or (e) of this Agreement not to be satisfied or (B) conditions, events or circumstances which constitute (x) a breach or violation of any representation or warranty under this Agreement that involves or results from false statements or omissions made intentionally (in the sense of intending to mislead) or (y) a willful breach (in the sense that such breach is not inadvertent) by the Company of any covenant or agreement under this Agreement, then, in either such case, the Company, without offset, shall be solely responsible for, and shall indemnify and hold harmless, without offset, the Purchaser Indemnified Parties from and against, all Acquisition Liabilities.

          (ii) If the conditions to the Chase Facility have not been satisfied as a result of conditions, events or circumstances which constitute a breach or violation of any representation, warranty, covenant or agreement of the Company under this Agreement (other than (x) those set forth in clause (i) above or (y) breaches of representations or warranties that did not exist as of the date hereof but arise after such date and prior to the Closing Date because of conditions, events or circumstances outside the reasonable control of the Company), then the Company, without offset, shall be responsible for, and shall indemnify and hold harmless Purchaser Indemnified Parties from and against, 6% of the Acquisition Liabilities, and the Purchaser, without offset, shall be responsible for, and shall indemnify and hold harmless the Company Indemnified Parties from and against, 94% of the Acquisition Liabilities.

          (iii) If the conditions to the Chase Facility have not been met for any other reason whatsoever (including as a result of the failure of the Purchaser to proceed with the Purchase in violation of the terms of this Agreement), then the Purchaser, without offset, shall be solely responsible for, and shall indemnify and hold harmless the Company Indemnified Parties from and against all fees and expenses due to Chase under the Chase Commitment Letter and all Acquisition Liabilities.

     (c) Required Additional Investment. If Chase and/or the lenders under the Chase Facility has notified the Company that the Chase Facility will not be available to the Company unless a specified amount of additional equity is invested in the Company (the "Required Equity"), then the Purchaser, together with the other shareholders of the Company, shall have the right (but no obligation) to purchase additional shares of Common Stock in order to fund such Required Equity. If the Purchaser and any shareholder of the Company as of the date hereof (any such shareholders, the "Opting Shareholders") opt to purchase such shares, the Purchase Price Per Share shall be (x) if the Purchaser and the Company prior to the Closing agree on the price to be paid by the Purchaser and the Opting Shareholders for such additional shares of Common Stock, such agreed price, and (y) if the Purchaser and the Company cannot agree on the price to be paid for such additional shares of Common Stock by the Purchaser and the Opting Shareholders, a price per share equal to 60% of the per share Purchase Price determined under Article I. The Purchaser and the Opting Shareholders will be entitled to purchase such additional shares of Common Stock in proportion to their respective percentage shareholdings of the Company (after giving effect to the Closing but without giving effect to the infusion of the Required Equity). Nothing in this subsection (c), or any failure to invest under this subsection, shall impair any indemnity obligation under Sections 4.8(a) and (b).

     4.9 Consents. The Company and the Purchaser will use their reasonable best efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and each agreement contemplated hereby, including, but not limited to, those required in connection with the filing of any required HSR Reports and Forms A to the Departments of Insurance of the applicable states and any filings to be made in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws.

     4.10 Use of Proceeds. The Company covenants and agrees that it will use the proceeds from the sale of the Shares hereunder solely to consummate the Acquisition.

     4.11 HSR Reports. If the Purchaser is required to file an HSR Report in connection with the Purchase, then the Purchaser shall so notify the Company in writing and, within 15 business days from the receipt by the Company of such notice, the Purchaser and the Company shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice, an HSR Report and any supplemental information which may be requested in connection with such HSR Reports. The Purchaser and the Company shall cooperate fully in the preparation of such filings.

     4.12 Exclusivity. The Company hereby agrees that prior to the Closing Date, the Company shall not, directly or indirectly, solicit, entertain or accept offers from persons (other than the Purchaser) for the investment contemplated by this Agreement. The Company hereby agrees that it will not, during the term of this Agreement and for a period of two years thereafter, consummate the Acquisition (or any other purchase or acquisition (by merger or otherwise) of any of the businesses or assets of PennCorp) without first consummating the Purchase, unless (i) this Agreement is terminated due to a breach by Purchaser of its obligations hereunder (ii) the Company and the Purchaser mutually agree not to consummate the transactions contemplated by the PennCorp Purchase Agreement or (iii) the Company is unable to consummate the transactions contemplated by the PennCorp Purchase Agreement as a result of the failure of or refusal by the Purchaser to give consent pursuant to Section 4.15 of this Agreement. If the Company enters into a transaction with PennCorp after the occurrence of any of the events described in (i), (ii) or (iii) above, the Company will either (x) obtain from PennCorp a complete release of the Purchaser from any liability or claims relating to the PennCorp Purchase Agreement (and the transactions contemplated thereby) or (y) indemnify the Purchaser for all such liabilities and claims.

     4.13 SEC Filings and Annual Statements. From and after the date hereof to the Closing the Company shall make all SEC Filings required to be filed under the Securities Act or the Exchange Act, and all amendments thereto. The Company shall deliver to the Purchaser a copy of each such SEC Filing and any Annual Statements of the Insurance Company Subsidiaries filed with any departments of insurance from and after the date hereof to the Closing (including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinions, affirmations or certifications filed in connection therewith).

     4.14 Amendment or Termination of Purchase Agreement. The Company shall not amend or terminate the PennCorp Purchase Agreement without the prior written consent of the Purchaser (which consent may be given or withheld in the Purchaser's sole discretion).

     4.15 Actions Relating to the PennCorp Purchase Agreement. The Company shall not, without the Purchaser's prior consent (which consent may be given or withheld in the Purchaser's sole discretion), (i) indicate or acknowledge fulfillment of or waive any of the conditions to Closing set forth in Article VI of the PennCorp Purchase Agreement or (ii) with respect to any such conditions in the PennCorp Purchase Agreement that by their terms require that a specified event, action or circumstance occur or be performed to the satisfaction of the Company, indicate or acknowledge the Company's satisfaction as to such occurrence or performance. The Company shall perform all of its obligations under the PennCorp Purchase Agreement required to be performed by it prior to the closing of the Acquisition.

     4.16 Registration Rights Agreement. In connection with the transactions contemplated by this Agreement, the Company and the Purchaser will enter into the Registration Rights Agreement, a form of which is attached hereto as Exhibit C (the "Registration Rights Agreement").

     4.17 Shareholders Agreement. In connection with the transactions contemplated by this Agreement, the Company, the Purchaser and certain other shareholders of the Company will enter into a shareholders agreement, a form of which is attached hereto as Exhibit D (the "Shareholders Agreement").

     4.18 Employment Agreement. In connection with the transactions contemplated by this Agreement, the Company and Richard Barasch, President and Chief Executive Officer of the Company, will enter into an employment agreement, in the form of the draft dated December 30, 1998 (10:12 p.m. version) (the "Employment Agreement").

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Purchaser and the Company) on or prior to the Closing Date of the following conditions:

          (a) no United States or state authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) which is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement or restricting the operation of the business of the Company and the Subsidiaries as conducted on the date hereof in a manner that would have a Material Adverse Effect on the Company;

          (b) any waiting period applicable to the transactions contemplated by this Agreement and each agreement contemplated hereby, including, without limitation, those applicable to any HSR Report, any Form A required to be filed by, or any further approval required by, any Department of Insurance of any State or any other regulatory filing or any filing in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws shall have expired or been terminated;

          (c) the Closing provided for in Section 1.3 hereof shall occur simultaneously with the closing of the transactions contemplated by the PennCorp Purchase Agreement;

          (d) the shareholders of the Company shall have duly approved at the Special Meeting the Amendment, the issuance of the Shares to Capital Z and the other matters set forth in Section 4.2 of this Agreement; and

          (e) each of the Purchaser and the Company shall have received fully executed copies of the Registration Rights Agreement, the Shareholders' Agreement, the Employment Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

     5.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Company) on or prior to the Closing Date of the following additional conditions:

          (a) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof, including without limitation payment of the Purchase Price pursuant to Section 1.1;

          (b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Purchaser shall have delivered a certificate to the effect set forth in Sections 5.2(a) and (b);

          (c) the Company shall have received fully executed copies of the Chase Facility set forth in the Chase Commitment Letter or similar arrangement;

          (d) all of the conditions to Closing set forth in Article VI of the PennCorp Purchase Agreement shall have been satisfied or waived;

          (e) the Company shall have received, in a form reasonably satisfactory to the Company, a favorable fairness opinion of its financial advisor in connection with the transactions contemplated hereunder and under the PennCorp Purchase Agreement, as of the date of the mailing of the Proxy Statement, as to the fairness on a financial basis of the terms of the Purchase and the transactions contemplated by this Agreement; and

          (f) all necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by Sections 2.3, 3.8 and 3.17 of this Agreement shall have been obtained.

     5.3 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Purchaser) on or prior to the Closing Date of the following additional conditions (and the Purchaser agrees that if the conditions set forth below and in Section 5.1 above have been satisfied (or waived by the Purchaser), the Purchaser shall consummate the Purchase):

          (a) the Company shall not have violated its obligations under Sections 4.1(a), (c), (d), (e), (f) and (g), or Section 4.14 or 4.15 of this
     Agreement;

          (b) the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.5 and 3.7 of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct in all material respects as of such date. The Company shall have delivered to the Purchaser a certificate to the effect set forth in Sections 5.3(a) and (b);

          (c) the Purchaser shall have received the opinion of Simpson Thacher & Bartlett, special counsel to the Company in the form attached hereto as Exhibit E;

          (d) all necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by Sections 2.3 and
     3.8 of this Agreement shall have been obtained;

          (e) neither the Company nor any of Barasch, Waegelein and Bryant shall have committed criminal fraud or otherwise engaged in felonious criminal conduct with respect to, or in the operation of, the business or affairs of the Company or any of its Subsidiaries;

          (f) all of the conditions to Closing set forth in Article VI of the PennCorp Purchase Agreement shall have been satisfied or waived; and

          (g) the Purchaser shall not have exercised its option, pursuant to
     Section 4.19 of this Agreement and Section 10.12 of the PennCorp Purchase Agreement, to cause an affiliate to assume the rights and obligations of the Company under the PennCorp Purchase Agreement and to terminate the Purchaser's obligation to Purchase the Shares pursuant to this Agreement.

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

          (a) by either the Company or the Purchaser, simultaneously with or at any time following the termination of the PennCorp Purchase Agreement;

          (b) by the Company, on the one hand, or the Purchaser, on the other hand, upon notice to the other, five Business Days after the failure by the shareholders of the Company to approve at the Special Meeting the Amendment and the issuance of the Shares pursuant to this Agreement;

          (c) if the transactions contemplated by the PennCorp Purchase Agreement fail to close by the date set forth in Section 9(b)(ii) of the PennCorp Purchase Agreement;

          (d) by either the Company or the Purchaser at any time after May 30, 1999; or

          (e) pursuant to the terms of Section 1.6(g).

     6.2 Amendment. This Agreement may be amended only by written agreement between the parties hereto.

     6.3 Waiver. At any time prior to the Closing Date, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions herein; provided, that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of one party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     6.4 Survival. The representations and warranties set forth in this Agreement shall survive the Closing for a period of 18 months thereafter. Notwithstanding the foregoing, (i) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5 and 3.7 shall survive without limitation and (ii) the representations and warranties contained in Sections 3.15 and 3.20 shall survive until the date which is 30 days after the date upon which the liability to which any claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive). Claims based on the covenants and agreements set forth in Sections
1.4 and Articles II, III and IV which, by their terms are to be performed at or prior to the Closing may be made during the 18 month period following the Closing. All other covenants (including without limitation those contained in Section 1.6(g)) shall survive the Closing without limitation.

     6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid, return receipt requested) or transmuted by facsimile with automated receipt confirmation to the parties at the following addresses and numbers:

        If to the Company, to:

       Universal American Financial Corp.
       Six International Drive, Suite 190
       Rye Brook, NY 10573-1068
       Fax: (914) 934-9123
       Attention: Richard A. Barasch

        with copies to:

       Harnett Lesnick & Ripps, P.A.
       NationsBank Tower
       150 E. Palmetto Park Road
       Suite 500
       Boca Raton, FL 33432-4832
       Fax: (561) 368-4315
       Attention: Judge Bertram Harnett

        and

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, NY 10017-3954
       Fax: (212) 455-2502
       Attention: Gary I. Horowitz, Esq.

        If to the Purchaser, to:

       Capital Z Partners, Ltd.
       One Chase Manhattan Plaza
       44th Floor
       New York, NY 10005
       Fax: (212) 898-8720
       Attention: Bradley E. Cooper

        with copies to:

       Paul, Weiss, Rifkind, Wharton & Garrison
       1285 Avenue of the Americas
       New York, NY 10019-6064
       Fax: (212) 757-3990
       Attention: David K. Lakhdhir, Esq.

     6.6 Headings; Agreement. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the Exhibits hereto to be executed and delivered by parties relevant thereto.

     6.7 Publicity. So long as this Agreement is in effect, except as required by law, regulation or stock exchange requirements, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld or delayed or without consulting with the other parties as to the content of such press release or other announcement.

     6.8 Entire Agreement. This Agreement (including all Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them.

     6.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Purchaser may transfer or assign this Agreement and all of its rights, interests and obligations hereunder to one or more of the following entities: any partnership of which the Purchaser is, directly or indirectly, the general partner, any limited liability company of which the Purchaser is, directly or indirectly, the managing member or any Associate of the Purchaser (provided that the Purchaser remains fully liable under this Agreement) or any other fund of which the general partner of the Purchaser is the general partner, and such assignee shall be a "Purchaser" for all purposes under this Agreement. Except as provided in the immediately preceding sentence, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other party.

     6.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     6.11 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of New York, without reference to the conflict of laws principles thereof which might indicate the applicability of the laws of any other jurisdiction.

     6.12 Third Party Beneficiaries. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     6.13 Costs and Expenses. Upon the consummation of the transactions contemplated hereby, the Company will pay all costs and expenses (including sales or transfer taxes, if any) incurred by the Purchaser in connection with the transactions contemplated hereby, including without limitation the reasonable legal fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison and any filing fees paid in connection with the filing of HSR Reports and Forms A by the Purchaser; provided, that if the transactions contemplated hereby are not consummated and the Company would be required to indemnify the Purchaser pursuant to Section 4.8(b)(i), the Company will pay all costs and expenses of the Purchaser referred to above.

     6.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be duly signed as of the date first written above.

                                          UNIVERSAL AMERICAN FINANCIAL CORP.

                                          By:     /s/ RICHARD BARASCH
                                            ------------------------------------
                                              Name: Richard Barasch
                                              Title:   Chief Executive Officer

                                          CAPITAL Z FINANCIAL SERVICES FUND II,
                                          L.P.

                                          By: Capital Z Partners, L.P., general
                                              partner

                                              By: Capital Z Partners Ltd., its
                                                  General
                                                  Partner

                                          By:      /s/ BRADLEY COOPER
                                            ------------------------------------
                                              Name: Bradley Cooper
                                              Title:   Partner

                               FORM OF AMENDMENT



     AMENDMENT (this "Amendment") to the Share Purchase Agreement (the "Share Purchase Agreement"), dated as of December 31, 1998, between Universal American Financial Corp., a New York corporation (the "Company"), and Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership (the "Purchaser"). This
Amendment is being entered into this   day of June, 1999. Capitalized terms used
but not defined herein have the meanings assigned to them in the Share Purchase Agreement.



     WHEREAS, the Company is party to that certain Purchase Agreement (the "Purchase Agreement"), dated December 31, 1998, among the Company, PennCorp Financial Group, Inc., Pacific Life and Accident Insurance Company, Pennsylvania Life Insurance Company, Southwestern Financial Corporation, Constitution Life Insurance Company and PennCorp Financial Services, Inc. (collectively the "PennCorp Parties");



     WHEREAS, concurrently with the execution of this Amendment, the Company and the PennCorp Parties are amending and restating the Purchase Agreement in its entirety; and



     WHEREAS, the parties wish to amend the Share Purchase Agreement with respect to certain matters as set forth herein.



     NOW, THEREFORE, for good and valuable consideration, and subject to and on the terms and conditions herein set forth, the parties agree to amend the Share Purchase Agreement as follows:



          1. The first sentence of Section 1.1 of the Share Purchase Agreement is hereby amended by deleting reference to "Twenty Six Million Thirty One Thousand Seven Hundred Forty Six (26,031,746)" and replacing it with "Twenty Eight Million Eight Hundred Eighty Eight Thousand Eight Hundred Eighty Eight (28,888,888)."



          2. The first sentence of Section 1.1 of the Share Purchase Agreement is hereby amended by deleting the reference to "Eighty Two Million Dollars ($82,000,000)" and replacing it with "Ninety One Million Dollars ($91,000,000)."



          3. The second and third sentence of Section 1.1 are hereby deleted in their entirety and replaced with the following:



        "The number of shares of Common Stock to be purchased hereunder by the Purchaser and the aggregate price to be paid by it will be reduced by the aggregate number of shares of Common Stock purchased on the same terms at or prior to the Closing (defined below) and the aggregate price paid for such shares by certain members of management and agents of the PennCorp Subsidiaries and by the former holders of the Series C-1 Shares (defined below) of the Company listed on Schedule 1 hereto (collectively known as the "Management/Pre-emptive Investors"). The number of Shares to be subscribed by the Management/Pre-emptive Investors shall be as set forth in their respective subscription agreements, which shall be in form, substance and amount reasonably satisfactory to the Purchaser and the Company. In no event shall the aggregate price to be paid, and the aggregate number of shares of Common Stock to be purchased, by the Management/Pre-emptive Investors exceed $10,000,000 and 3,174,603 shares, respectively."

          4. The third sentence of Section 1.1 of the Share Purchase Agreement is hereby amended by deleting the reference to "Nineteen Million Eight Hundred Forty One Thousand Two Hundred Seventy (19,841,270)" and replacing it with "Twenty Two Million Six Hundred Ninety Eight Thousand Four Hundred and Eleven (22,698,411)."



          5. The first sentence of Sections 6.1(d) of the Share Purchase Agreement is hereby amended by deleting the reference to "May 30, 1999" and replacing it with "July 31, 1999."



     IN WITNESS WHEREOF, the Purchaser and the Company have caused this amendment to be duly signed as of the date first written above.



                                          UNIVERSAL AMERICAN FINANCING CORP.



                                          By:


                                          --------------------------------------


                                              Name:


                                              Title:



                                          CAPITAL Z FINANCIAL SERVICES FUND II,
                                          L.P.



                                          By: Capital Z Partners, L.P., general
                                              partner



                                              By: Capital Z Partners Ltd., its
                                              General      Partner



                                          By:


                                          --------------------------------------


                                              Name:


                                              Title:

                                                                           ANNEX
B


                FORM OF AMENDED AND RESTATED PURCHASE AGREEMENT


                                     AMONG

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                        PENNCORP FINANCIAL GROUP, INC.,
                  PACIFIC LIFE AND ACCIDENT INSURANCE COMPANY,
                      PENNSYLVANIA LIFE INSURANCE COMPANY,
                      SOUTHWESTERN FINANCIAL CORPORATION,
                      CONSTITUTION LIFE INSURANCE COMPANY

                                      AND

                       PENNCORP FINANCIAL SERVICES, INC.
                            ------------------------


                         DATED AS OF DECEMBER 31, 1998,


                   AS AMENDED AND RESTATED ON JUNE   , 1999.

                            ------------------------

                               TABLE OF CONTENTS


                                                                               PAGE
                                                                               ----
ARTICLE I
DEFINITIONS................................................................     B-2
SECTION 1.1    Definitions.................................................     B-2
SECTION 1.2    Other Definitions...........................................     B-5
SECTION 1.3    Reserves....................................................     B-8
SECTION 1.4    Certain Interpretive Matters................................     B-8
ARTICLE II

THE ACQUISITION............................................................     B-8
SECTION 2.1    Consideration for the Shares and the PCFS Assets............     B-8
SECTION 2.2    Closing Transactions........................................     B-8
SECTION 2.3    Purchase Price Adjustment...................................    B-10
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PFG, PLAC, SFC AND PCFS..................    B-11
SECTION 3.1    Organization and Qualification..............................    B-12
SECTION 3.2    Authorization...............................................    B-12
SECTION 3.3    No Violation................................................    B-12
SECTION 3.4    Capitalization of the Companies.............................    B-13
SECTION 3.5    PFI Subsidiaries and PCFS Assets............................    B-14
SECTION 3.6    Consents and Approvals......................................    B-14
SECTION 3.7    Financial Statements; Reserves..............................    B-14
SECTION 3.8    Absence of Undisclosed Liabilities..........................    B-16
SECTION 3.9    Absence of Certain Changes..................................    B-16
SECTION 3.10   Litigation..................................................    B-17
SECTION 3.11   Property; Liens and Encumbrances............................    B-17
SECTION 3.12   Certain Agreements..........................................    B-17
SECTION 3.13   Employee Benefit Plans......................................    B-18
SECTION 3.14   Taxes.......................................................    B-20
SECTION 3.15   Compliance with Applicable Law; Permits; Policies...........    B-23
SECTION 3.16   Brokers Fees and Commissions................................    B-25
SECTION 3.17   Proprietary Rights; Year 2000 Compliance....................    B-25
SECTION 3.18   Insurance...................................................    B-25
SECTION 3.19   Environmental Matters.......................................    B-25
SECTION 3.20   Books and Records...........................................    B-26
SECTION 3.21   Bank Accounts...............................................    B-26
SECTION 3.22   Insurance and Reinsurance...................................    B-26
SECTION 3.23   Labor Matters...............................................    B-27
SECTION 3.24   Affiliate Transactions......................................    B-28
SECTION 3.25   Bonuses.....................................................    B-28
SECTION 3.26   All Related Assets..........................................    B-28
SECTION 3.27   Litigation Arising Between Signing and Closing..............    B-28

                                                                               PAGE
                                                                               ----
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER....................................    B-28
SECTION 4.1    Organization; Qualifications and Operations.................    B-28
SECTION 4.2    Authorization...............................................    B-28
SECTION 4.3    No Violation................................................    B-29
SECTION 4.4    Capitalization..............................................    B-29
SECTION 4.5    Consents and Approvals......................................    B-29
SECTION 4.6    Brokers' Fees and Commissions...............................    B-30
SECTION 4.7    Purchase for Investment.....................................    B-30
SECTION 4.8    Financing...................................................    B-30
SECTION 4.9    SEC Reports.................................................    B-30
SECTION 4.10   Absence of Undisclosed Liabilities..........................    B-31
SECTION 4.11   Absence of Certain Changes..................................    B-31
SECTION 4.12   Compliance with Applicable Law; Permits; Licenses...........    B-31
ARTICLE V

COVENANTS..................................................................    B-31
SECTION 5.1    Conduct of Business Prior to the Closing....................    B-31
SECTION 5.2    Management of Companies.....................................    B-33
SECTION 5.3    Access to Information.......................................    B-34
SECTION 5.4    HSR Act Filings.............................................    B-34
SECTION 5.5    State Regulatory Approvals..................................    B-34
SECTION 5.6    Pre-Closing Restructuring Transactions......................    B-35
SECTION 5.7    Estimated Statement.........................................    B-35
SECTION 5.8    Transaction Bonuses.........................................    B-35
SECTION 5.9    Payments to Agents..........................................    B-35
SECTION 5.10   All Reasonable Efforts......................................    B-36
SECTION 5.11   Public Announcements........................................    B-36
SECTION 5.12   Disclosure Supplements......................................    B-36
SECTION 5.13   Employment and Employee Benefits............................    B-36
SECTION 5.14   Nonsolicitation.............................................    B-38
SECTION 5.15   Acquisition Proposals.......................................    B-38
SECTION 5.16   Section 338(h)(10) Election, Allocation of Purchase Price
                 under Sections 338 and 1060 and Matters Relating to
                 SWLIC.....................................................    B-39
SECTION 5.17   Tax Matters.................................................    B-39
SECTION 5.18   Financial Matters; Proxy Statement..........................    B-41
SECTION 5.19   Peninsular Licenses.........................................    B-41
SECTION 5.20   PCFS Licenses...............................................    B-42
SECTION 5.21   Change of Name..............................................    B-42
SECTION 5.22   Litigation Arising Between Signing and Closing..............    B-42
SECTION 5.23   Union Bankers...............................................    B-42
ARTICLE VI

CLOSING CONDITIONS.........................................................    B-42
SECTION 6.1    Conditions to the Obligations of Buyer under this
                 Agreement.................................................    B-42
SECTION 6.2    Conditions to the Obligations of Sellers under this
                 Agreement.................................................    B-44

                                                                               PAGE
                                                                               ----
ARTICLE VII

CLOSING....................................................................    B-45
SECTION 7.1    Closing.....................................................    B-45
ARTICLE VIII

SURVIVAL/INDEMNIFICATION...................................................    B-46
SECTION 8.1    Survival of Representations and Warranties;
                 Indemnification Obligations...............................    B-46
SECTION 8.2    Obligation of Buyer to Indemnify............................    B-48
SECTION 8.3    Notice and Opportunity to Defend............................    B-48
SECTION 8.4    Limitations on Indemnification..............................    B-49
SECTION 8.5    Adjustment to Purchase Price; Offsetting Tax Benefits.......    B-49
SECTION 8.6    Exclusive Remedy............................................    B-50
ARTICLE IX

TERMINATION AND ABANDONMENT................................................    B-50
SECTION 9.1    Termination.................................................    B-50
SECTION 9.2    Expenses in the Event of Termination........................    B-51
SECTION 9.3    Procedure and Effect of Termination.........................    B-51
SECTION 9.4    Mutual Agreement of Parties.................................    B-51
SECTION 9.5    Confidentiality.............................................    B-51
ARTICLE X

MISCELLANEOUS PROVISIONS...................................................    B-52
SECTION 10.1   Amendment and Modification..................................    B-52
SECTION 10.2   Waiver of Compliance; Consents..............................    B-52
SECTION 10.3   Validity....................................................    B-52
SECTION 10.4   Expenses and Obligations....................................    B-52
SECTION 10.5   Parties in Interest.........................................    B-52
SECTION 10.6   Notices.....................................................    B-52
SECTION 10.7   Governing Law...............................................    B-54
SECTION 10.8   Counterparts................................................    B-54
SECTION 10.9   Headings....................................................    B-54
SECTION 10.10  Entire Agreement............................................    B-54
SECTION 10.11  Assignment..................................................    B-54
ANNEX A        Disclosure Schedule
ANNEX B        Form of Voting Agreement
ANNEX C        Pre-Closing Restructuring Transactions
ANNEX D        Opinions of Counsel to Sellers
ANNEX E        Opinions of Counsel to Buyer
EXHIBIT A      Terms of AmeriLife Marketing/Equity Arrangement
EXHIBIT B      Terms of Cologne Re Reinsurance Agreement
EXHIBIT C      Terms of Raleigh Lease Agreement
EXHIBIT D      Form of ConLife-Peninsular Reinsurance Agreement
EXHIBIT E      Terms of PCFS Services Agreement
EXHIBIT F      NOL Example
EXHIBIT G      Tax Allocation Agreements

           [Annexes and Exhibits have been intentionally omitted for
                       purposes of this proxy statement]

                    AMENDED AND RESTATED PURCHASE AGREEMENT



     AMENDED AND RESTATED PURCHASE AGREEMENT (this "Agreement"), dated as of
December 31, 1998, as amended and restated on June   , 1999, among Universal
American Financial Corp., a New York corporation ("Buyer"), and PennCorp Financial Group, Inc., a Delaware corporation ("PFG"), Pacific Life and Accident Insurance Company, a Texas corporation ("PLAC"), Pennsylvania Life Insurance Company, a Pennsylvania corporation ("PennLife"), Southwestern Financial Corporation, a Delaware corporation ("SFC"), Constitution Life Insurance Company, a Texas corporation ("ConLife"), and PennCorp Financial Services, Inc., a Delaware corporation ("PCFS"). PFG, PLAC, PennLife, SFC, ConLife and PCFS are collectively referred to herein as the "Sellers."



     The parties entered into this Agreement on December 31, 1998 and desire to amend and restate this Agreement in its entirety as set forth herein. For purposes of this amended and restated Agreement, all references to "as of the date hereof" means as of December 31, 1998.


                                R E C I T A L S:

     WHEREAS, PFG is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $1.00 per share (the "PFI Shares"), of PennCorp Financial, Inc., a Delaware corporation ("PFI");

     WHEREAS, PLAC, a wholly owned Subsidiary of PFG, is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $100.00 per share (the "PennLife Shares"), of PennLife;

     WHEREAS, PennLife is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $2.25 per share (the "Peninsular Shares"), of Peninsular Life Insurance Company, a North Carolina corporation ("Peninsular");

     WHEREAS, PennLife is the record and beneficial owner of all of the issued and outstanding shares of common stock, no par value (the "PC-Canada Common Shares"), of PennCorp Life Insurance Company, a Canadian corporation ("PC-Canada"), and all of the issued and outstanding preferred shares, no par value (the "PC-Canada Preferred Shares" and, together with the PC-Canada Common Shares, the "PC-Canada Shares"), of PC-Canada;

     WHEREAS, SFC, a wholly owned Subsidiary of PFG, is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $60.00 per share (the "ConLife Shares"), of ConLife;

     WHEREAS, ConLife is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $2.00 per share (the "Union Bankers Shares"), of Union Bankers Insurance Company, a Texas corporation ("Union Bankers");

     WHEREAS, Union Bankers is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $1.00 per share (the "Marquette Shares"), of Marquette National Life Insurance Company, a Texas corporation ("Marquette");

     WHEREAS, PCFS is a wholly owned Subsidiary of PFG;

     WHEREAS, PennLife and ConLife and their respective Subsidiaries are engaged in the insurance business and PFI and its Subsidiaries are engaged in the financial services business; and

     WHEREAS, Buyer, acting through its Subsidiaries, is engaged in the life and accident and health insurance business.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1  Definitions.  For purposes of this Agreement, the term:

     (a) "affiliate" means, as to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

     (b) "Allocation Schedule" means the Allocation Schedule relating to the 338(h)(10) Election.

     (c) "Annual Statement" means, with respect to a referenced Person, the annual statement of such Person filed with or submitted to the insurance regulatory authority in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such authority.

     (d) "Assumed Liabilities" means all obligations under the PCFS Licenses and other contracts (if any) included as part of the PCFS Assets, to the extent such obligations arise after the Closing Date.

     (e) "AVR" means, with respect to any Person domiciled in the United States, the Asset Valuation Reserve set forth in the balance sheet of such Person in accordance with SAP.

     (f) "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are authorized or required by law or executive order to be closed.

     (g) "Chase Bank Facility" means the term loan facility and revolving credit facility provided to Buyer upon the terms and subject to the conditions of the Chase Commitment.

     (h) "Closing Statement" means the statement prepared by PennLife and ConLife calculating the capital and surplus (excluding AVR and IMR) of each of the PennLife Companies and each of the ConLife Companies in accordance with SAP as of the Closing Date (immediately prior to the Closing but after giving effect to the Closing Transactions) using the same assumptions and methodologies utilized in the preparation of such companies' December 31, 1998 Annual Statements and the preparation of the Estimated Statement.

     (i) "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

     (j) "Commission" means the Securities and Exchange Commission.

     (k) "Companies" means the ConLife Companies, the PennLife Companies and the PFI Companies.

     (l) "ConLife Companies" means ConLife, Union Bankers and Marquette, but shall not include SWLIC.

     (m) "ConLife Employees" means (i) those employees of Services who primarily render services to or on behalf of any or all of the ConLife Companies as listed on Schedule 1.1(m) and (ii) all former employees of Services who, during the term of their employment with Services, primarily rendered services to or on behalf of any or all of the ConLife Companies and whose employment with Services was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

     (n) "ConLife Surplus Notes" mean (i) the Surplus Debenture, dated December 14, 1995, in the original principal amount of $80 million, issued by ConLife in favor of SFC or a wholly owned Subsidiary of SFC and (ii) the Surplus Debenture dated January 1, 1996, in the original principal amount of $40 million, issued by ConLife in favor of SFC or a wholly owned Subsidiary of SFC, each as amended from time to time to comply with requests or the requirements of the Texas Department of Insurance.

     (o) "Disclosure Schedule" means the Disclosure Schedule attached hereto as Annex A.

     (p) "Environmental Laws" means all applicable U.S. and Canadian federal, state, provincial or local laws (including but not limited to federal and state common law), statutes, codes, rules or regulations relating to the environment, natural resources, and pollution including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq., as amended from time to time (HMTA), the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., as amended from time to time (RCRA), the Federal Water Pollution Control Act, 33 U.S.C. sec. 1251 et seq., as amended from time to time (FWPCA), the Clean Air Act, 42 U.S.C. sec. 7401 et seq., as amended from time to time (CAA), and/or the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., as amended from time to time (TSCA).

     (q) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (r) "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     (s) "Hazardous Materials" means (i) any wastes, substances, or materials which are defined as "hazardous material," "hazardous waste," "hazardous substance," "toxic material" or other similar designations in, or otherwise subject to regulation under, any applicable Environmental Laws; (ii) petroleum or petroleum byproducts; (iii) friable asbestos and/or any material which contains friable asbestos; and (iv) electrical equipment containing polychlorinated biphenyls (PCBs) in excess of 50 parts per million.

     (t) "IMR" means, with respect to any Person domiciled in the United States, the Interest Maintenance Reserve set forth on the balance sheet of such Person in accordance with SAP.

     (u) "Lincoln National Agreement" means the reinsurance agreement, dated September 30, 1998, between PennLife and Lincoln National Reassurance Company.

     (v) "Material Adverse Effect" means a materially adverse effect on the business, results of operations or financial condition of the PennLife Companies, the PFI Companies and the PCFS Assets, taken as a whole, or the ConLife Companies, taken as a whole, excluding the reserve deficiencies specifically identified in the reports of the Reserves Consultants.

     (w) "Nasdaq" means The Nasdaq Stock Market, Inc.

     (x) "PennLife Companies" means PennLife, Peninsular and PC-Canada.

     (y) "PennLife Employees" means (i) all employees of the PennLife Companies and (ii) all former employees of the PennLife Companies whose employment with the PennLife Companies was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

     (z) "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

     (aa) "PCFS Assets" means those assets of PCFS listed on Schedule 1.1(aa).

     (ab) "PCFS Employees" means (i) those employees of PCFS who primarily render services to or on behalf of any or all of the Companies as listed on
Schedule 1.1(ab) and any other employees of PCFS performing services primarily for the Companies who are hired between the date hereof and the Closing Date in accordance with Section 5.13(a) and (ii) all former employees of PCFS who, during the term of their employment with PCFS, primarily rendered services to or on behalf of any or all of the Companies and whose employment with PCFS was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

     (ac) "PFI Companies" means PFI and its wholly owned Subsidiaries.

     (ad) "PFI Employees" means (i) all employees of the PFI Companies and (ii) all former employees of the PFI Companies whose employment with the PennLife Companies was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

     (ae) "Phase III Taxes" means Taxes imposed under Section 815(f) of the Code by reference to Section 815 as in effect prior to the enactment of the Tax Reform Act of 1984.

     (af) "Quarterly Statement" means, with respect to a referenced Person, the quarterly statement of such Person submitted to the insurance regulatory authority in the state in which such Person is domiciled on forms prescribed or permitted by such authority.

     (ag) "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, release, or threatened release of Hazardous Materials into the environment.

     (ah) "Reserves Consultants" means (i) with respect to the disability income claims reserves of PennLife, Tillinghast, (ii) with respect to the non-disability income claims reserves of PennLife, BAS Actuarial Services, and
(iii) with respect to all other reserves of PennLife (excluding life insurance reserves), another independent actuarial firm of national reputation.

     (ai) "SAP" means the statutory accounting practices required or permitted by the National Association of Insurance Commissioners or the insurance regulatory authority in the jurisdiction of domicile of the referenced Person.

     (aj) "Services" means Southwestern Financial Services Corporation, a Delaware corporation and wholly owned Subsidiary of SFC.


     (ak) "Settlement Auditor" means PricewaterhouseCoopers or, if such firm is not available, such other independent accounting firm of national reputation selected by the mutual agreement of Buyer and PFG, or if Buyer and PFG cannot agree, a nationally recognized accounting firm chosen by PricewaterhouseCoopers.



     (al) "Shares" means the PFI Shares, the PennLife Shares, the Peninsular Shares, the PC-Canada Shares, the ConLife Shares and the Union Bankers Shares, collectively.



     (am) "Subsidiary" means, as to any Person, any other Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person is owned, directly or indirectly, by the referenced Person. For purposes of this Agreement, Buyer's Subsidiaries shall not include any of the Companies, notwithstanding the consummation of any of the Closing Transactions.



     (an) "SWLIC" means Southwestern Life Insurance Company, a Texas corporation and wholly owned Subsidiary of ConLife.



     (ao) "Taxes" means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, Phase III Taxes, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.


     (ap) "Tax Returns" means any report, return, declaration, claim for refund, information report or return or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.



     (aq) "Union Bankers Special Dividend" means the dividend paid by Union Bankers to ConLife in connection with the transactions set forth herein in the amount of $37,800,000 or such lesser amount necessary to ensure that the capital and surplus of Union Bankers (as indicated on the Estimated Statement) is equal to the Union Bankers Target Capital Amount specified in Section 2.3(e).



     (ar) "U.S. Insurance Companies" means ConLife, Union Bankers, Marquette, PennLife and Peninsular, collectively.



     (as) "Vanderhorst Note" means the promissory note, dated February 25, 1998, issued by PFI in favor of PennLife, in the original principal amount of $7.2 million.


     (at) "WARN" means the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or Canadian "plant closing" or layoff statute.

     SECTION 1.2 Other Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them in Sections noted below:

TERM                                                          DEFINED IN
----                                                          ----------
1998 SAP Financial Statements...............................  Section 5.18(a)
338(h)(10) Election.........................................  Section 5.16
Accounts....................................................  Section 3.21
Acquisition Note Purchase Price.............................  Section 2.1
Acquisition Notes...........................................  Section 2.1
Actual Loss Experience......................................  Section 2.4(a)
Advest......................................................  Section 4.6
Agent Compensation..........................................  Section 3.15(e)
Aggregate Target Capital Amount.............................  Section 2.3(e)
Agreement...................................................  Preamble
Asserted Liability..........................................  Section 8.3(a)
Audited Financial Statements................................  Section 5.18
Banks.......................................................  Section 3.21
Basket Amount...............................................  Section 8.4(a)
Basket Exclusions...........................................  Section 8.4(a)
Benefit Plans...............................................  Section 3.13(a)
Bill of Sale, Assignment and Assumption Agreement...........  Section 2.2
Buyer.......................................................  Preamble
Buyer Actuary...............................................  Section 2.4(a)
Buyer Approvals.............................................  Section 4.5
Buyer Common Stock..........................................  Section 4.4
Buyer Indemnitees...........................................  Section 8.1(b)
Buyer Material Adverse Effect...............................  Section 4.1
Buyer Parties...............................................  Section 4.1

TERM                                                          DEFINED IN
----                                                          ----------
Buyer Plans.................................................  Section 5.13(b)
Buyer Sub...................................................  Section 2.2(i)
Capital Z...................................................  Section 4.8
Cash Purchase Price.........................................  Section 2.1
Chase Bank..................................................  Section 4.8
Chase Commitment............................................  Section 4.8
Chase Securities............................................  Section 4.6
Claim.......................................................  Section 8.1(b)
Claims Notice...............................................  Section 8.3(a)
Closing.....................................................  Section 7.1
Closing Date................................................  Section 7.1
Closing Transactions........................................  Section 2.2
Cologne Re..................................................  Section 2.3(e)
Company Employees...........................................  Section 5.13(a)
Confidentiality Agreement...................................  Section 9.4(a)
ConLife.....................................................  Preamble
ConLife Group...............................................  Section 3.14(n)
ConLife Insurance Approvals.................................  Section 3.6
ConLife Purchase Price......................................  Section 2.1(b)
ConLife Shares..............................................  Recitals
Deposit.....................................................  Section 3.15(i)
DOJ.........................................................  Section 3.6
ERISA.......................................................  Section 3.13(a)
ERISA Affiliate.............................................  Section 3.13(e)
Estimated Statement.........................................  Section 5.7
Financial Statements........................................  Section 3.7(d)
Fundamental Representations.................................  Section 8.1
GAAP........................................................  Section 3.7(d)
HSR Act.....................................................  Section 3.6
Indemnifying Party..........................................  Section 8.3(a)
Indemnitee..................................................  Section 8.3(a)
Integon.....................................................  Section 6.1(g)
Investment Agreements.......................................  Section 5.9(b)
Intellectual Property.......................................  Section 3.17
IRS.........................................................  Section 1.1(k)
KPMG........................................................  Section 5.18(a)
Leased Properties...........................................  Section 3.11(b)
Liens.......................................................  Section 3.11(b)
Litigation..................................................  Section 3.10
Losses......................................................  Section 8.1(b)
Marquette...................................................  Recitals
Marquette Shares............................................  Recitals
Material Contract...........................................  Section 3.12(a)
MEC.........................................................  Section 3.14(x)
Multiemployer Plan..........................................  Section 3.13(a)
New Employee Claims.........................................  Section 5.22
New Litigation..............................................  Section 5.22
NOLs........................................................  Section 3.14(ac)

TERM                                                          DEFINED IN
----                                                          ----------
Offsetting Tax Benefit......................................  Section 8.6(b)
Owned Properties............................................  Section 3.11(b)
PBGC........................................................  Section 3.13(e)
PC-Canada...................................................  Recitals
PC-Canada Common Shares.....................................  Recitals
PC-Canada Preferred Shares..................................  Recitals
PC-Canada Purchase Price....................................  Section 2.1(d)
PC-Canada Shares............................................  Recitals
PCFS........................................................  Preamble
PCFS Licenses...............................................  Section 5.20
PCFS Purchase Price.........................................  Section 2.1(g)
Peninsular..................................................  Recitals
Peninsular Purchase Price...................................  Section 2.1(c)
Peninsular Shares...........................................  Recitals
PennLife....................................................  Preamble
PennLife Insurance Approvals................................  Section 3.6
PennLife Purchase Price.....................................  Section 2.1(e)
PennLife Shares.............................................  Recitals
PFG.........................................................  Preamble
PFG Group...................................................  Section 3.14(n)
PFI.........................................................  Recitals
PFI Purchase Price..........................................  Section 2.1(f)
PFI Shares..................................................  Recitals
PFI Subsidiaries............................................  Section 3.5(a)
PLAC........................................................  Preamble
PLAC Group..................................................  Section 3.14(n)
Post-Closing Compensation Obligations.......................  Section 5.9(b)
Pre-Closing Restructuring Transactions......................  Section 5.6
Pre-Sale Obligations........................................  Section 5.9(a)
Proxy Statement.............................................  Section 5.18(c)
Purchase Price..............................................  Section 2.1
Reinsurance Agreements......................................  Section 3.22(a)
Required Permits............................................  Section 3.15(b)
Review Letter...............................................  Section 5.18(a)
SAP Financial Statements....................................  Section 3.7(a)
SEC Reports.................................................  Section 4.9
Seller Refund...............................................  Section 5.17(d)
Seller Net Refund Amount....................................  Section 5.17(d)
Sellers.....................................................  Preamble
Series C-1 Holders..........................................  Section 4.2
SFC.........................................................  Preamble
Substituted Buyer...........................................  Section 10.12
SWLIC Basis Adjustments.....................................  Section 5.16(c)
SWLIC Valuation Opinion.....................................  Section 5.16(c)
SWLIC Value.................................................  Section 5.16(c)
Target Capital Amount.......................................  Section 2.3(e)
Tax Representation Claim....................................  Section 8.1(a)
Technology Systems..........................................  Section 3.17(b)

TERM                                                          DEFINED IN
----                                                          ----------
Transaction Bonus...........................................  Section 3.25
Transaction Period..........................................  Section 5.13(f)
UAFC Share Purchase Agreement...............................  Section 4.8
Unaudited Financial Statements..............................  Section 3.7(d)
Union Bankers...............................................  Recitals
Union Bankers Purchase Price................................  Section 2.1(a)
Union Bankers Shares........................................  Recitals


     SECTION 1.3 Reserves. With respect to health claims reserves, references herein to such reserves include loss adjustment expenses.

     SECTION 1.4 Certain Interpretive Matters. Unless otherwise noted, all references herein to "$" or dollar amounts are to lawful currency of the United States of America. Unless the context otherwise requires, all references to Sections, Articles, Annexes or Exhibits are to Sections, Articles, Annexes or Exhibits to this Agreement.

                                   ARTICLE II

                                THE ACQUISITION


     SECTION 2.1 Consideration for the Shares and the PCFS Assets. At the Closing, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, Sellers shall sell to Buyer, and Buyer shall purchase or cause to be purchased from Sellers, in the manner described in Section 2.2, all of the Shares and the PCFS Assets for an amount in cash equal to $130,500,000 (the "Purchase Price"), subject to adjustment as provided in Section 2.3, allocable as set forth below, and subject to Section 5.19(c) and 5.23:



          (a) for the Union Bankers Shares, $12,248,000 (the "Union Bankers Purchase Price");



          (b) for the ConLife Shares, $6,250,000 (the "ConLife Purchase Price");



          (c) for the Peninsular Shares, $13,300,000 (the "Peninsular Purchase Price");



          (d) for the PC-Canada Shares, $18,000,000 (the "PC-Canada Purchase Price");



          (e) for the PennLife Shares, $74,542,000 (the "PennLife Purchase Price");



          (f) for the PFI Shares, $5,160,000 (the "PFI Purchase Price"); and



          (g) for the PCFS Assets, $1,000,000 (the "PCFS Purchase Price").



     SECTION 2.2 Closing Transactions. Subject to Section 5.19, at and simultaneously with the Closing, on the terms and subject to the conditions of this Agreement, the parties shall cause the following transactions (the "Closing Transactions") to occur in the order set forth below:


          (a) Union Bankers shall distribute to ConLife the Union Bankers Special Dividend;

          (b) in consideration for the Peninsular Purchase Price, PennLife shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PennLife, the Peninsular Shares, free and clear of any Liens, other than those which may be created by Buyer;

          (c) (i) in consideration for payment by PLAC of an amount equal to the PC-Canada Purchase Price, PennLife shall sell, assign, transfer and convey to PLAC, and PLAC shall purchase and acquire from PennLife, the PC-Canada Shares, free and clear of any Liens, and (ii) in consideration for the PC-Canada Purchase Price, PLAC shall sell, assign, transfer and convey to Buyer or such other entity as Buyer may designate, and Buyer or Buyer's designee shall purchase and acquire from PLAC, the PC-Canada Shares, free and clear of any Liens, other than those which may be created by Buyer;

          (d) in consideration for the Union Bankers Purchase Price, ConLife shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from ConLife, the Union Bankers Shares, free and clear of any Liens, other than those which may be created by Buyer, and in consideration for the PennLife Purchase Price, PLAC shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PLAC, the PennLife Shares, free and clear of any Liens, other than those which may be created by Buyer;


          (e) in full repayment of ConLife's obligations under the ConLife Surplus Notes after which, without further action, such Notes shall be canceled and shall be null and void and ConLife shall have no further liability to SFC with respect thereto, ConLife (i) shall distribute all of the issued and outstanding capital stock of SWLIC to SFC and (ii) shall pay to SFC an amount in cash equal to the sum of (x) the Union Bankers Purchase Price and (y) the Union Bankers Special Dividend and (iii) shall distribute and transfer to SFC any remaining capital and surplus of ConLife in excess of $3.3 million;


          (f) in consideration for the ConLife Purchase Price, SFC shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from SFC, the ConLife Shares, free and clear of any Liens, other than those which may be created by Buyer;

          (g) in consideration for the PFI Purchase Price, PFG shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PFG, the PFI Shares, free and clear of any Liens, other than those which may be created by Buyer; and

          (h) in consideration for the PCFS Purchase Price, PCFS shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PCFS, the PCFS Assets, free and clear of any Liens, other than those which may be created by Buyer; and


          (i) Buyer shall sell, assign, transfer and convey to American Exchange Life Insurance Company, a Texas corporation, and/or such other subsidiary of Buyer as Buyer may designate ("Buyer Sub"), all (or, at Buyer's option, a portion) of the Shares and other assets acquired by Buyer under this Agreement in exchange for (x) shares of Buyer Sub and (y) surplus notes of Buyer Sub with an aggregate principal amount less than or equal to the amount borrowed from Chase Bank and other financial institutions to finance the acquisition contemplated hereby.



     If requested by Buyer, Sellers shall cooperate in good faith to restructure the manner and order in which the Companies or their operations are acquired and if Buyer designates a purchaser for the PC-Canada Shares as described in Section 2.2(c) above, Sellers shall transfer the PC-Canada Shares to Buyer's designee, provided that such restructuring or designation either (x) does not result in additional cost to Sellers or additional indemnification obligations of Sellers under Section 8.1 or (y) at Buyer's option, Buyer unconditionally indemnifies Sellers with respect to any such additional costs and waives any such additional indemnification obligations as referenced in (x) above.


     Upon each sale, assignment, transfer and conveyance of the respective Shares described above, the relevant Seller shall deliver to Buyer, in the case of (b), (c), (d), (f) and (g) above, share certificates constituting such Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

     Upon the sale, assignment, transfer and conveyance of the PCFS Assets as described above, PCFS and Buyer will execute and deliver a bill of sale, assignment and assumption agreement (the "Bill of Sale, Assignment and Assumption Agreement") with respect to the sale by PCFS of the PCFS Assets and the assumption by Buyer of the Assumed Liabilities. Subject to the indemnification provided in Section 8.1(b)(xii), Buyer waives compliance with any and all bulk sales laws in connection with the sale and purchase of the PCFS Assets.

     SECTION 2.3  Purchase Price Adjustment.

     (a) As promptly as practicable (but in no event more than 90 days) after the Closing Date, Buyer will cause PennLife and ConLife to prepare the Closing Statement and will deliver it to PFG. The capital and surplus amounts reflected in the Closing Statement shall be in sufficient detail to permit PFG to verify the same. The Closing Statement to be delivered to PFG will be accompanied by a certificate of Buyer's Chief Financial Officer certifying that the Closing Statement has been prepared in accordance with SAP as of the Closing Date using the same assumptions and methodologies utilized in the preparation of the Estimated Statement. At the request of PFG, after the Closing Statement has been prepared, Buyer will cause its personnel and independent auditors to (i) provide to PFG and PFG's independent auditors (A) a reconciliation of the differences between the Closing Statement and the Estimated Statement in sufficient detail for PFG to reconcile such differences and (B) copies of financial statements and such work papers and other documents relating to the preparation of the Closing Statement as PFG or PFG's independent auditors may reasonably request and (ii) cooperate with, and be reasonably available to, PFG and PFG's independent auditors and provide such other information reasonably requested by PFG or PFG's independent auditors concerning the Closing Statement and any accounting, auditing and actuarial issues related thereto, in each case in good faith and in a manner and at such times so as to enable PFG to complete its review and analysis of the Closing Statement within the period specified in paragraph (b) below.

     (b) Within 20 Business Days after PFG's receipt of the Closing Statement, PFG will provide Buyer with written notice indicating whether PFG agrees or disagrees with the capital and surplus amounts (excluding AVR and IMR) reflected in such statement. If PFG in such notice agrees with the capital and surplus amounts (excluding the AVR and IMR) reflected in the Closing Statement or if PFG fails to deliver to Buyer such written notice within such 20 Business Day period, the Closing Statement shall be deemed final and binding upon the parties. If PFG in such notice disagrees with the capital and surplus amounts (excluding AVR and IMR) reflected in the Closing Statement, within ten Business Days after PFG delivers such notice to Buyer of its disagreement with Buyer's calculation, PFG and Buyer will begin good faith negotiations to resolve such disagreement.

     (c) If PFG and Buyer are unable to resolve such disagreement in good faith within ten Business Days after such negotiations begin, such disagreement will be submitted to the Settlement Auditor for resolution. PFG and Buyer will cooperate with the Settlement Auditor and will proceed in good faith to cause the Settlement Auditor to resolve such disagreement within 30 days after such disagreement is submitted to the Settlement Auditor. PFG and Buyer will each pay one-half of the fees and expenses of the Settlement Auditor; provided, however, that if the Settlement Auditor's written report indicates that PFG or Buyer was the prevailing party in the dispute, the non-prevailing party shall pay 100% of the fees and expenses of the Settlement Auditor.

     (d) The Settlement Auditor, in its sole discretion, will determine (i) the nature and extent of the participation by PFG, Buyer, and their respective agents in connection with any disagreement submitted to the Settlement Auditor for resolution, (ii) the nature and extent of information that PFG and Buyer may submit to the Settlement Auditor for consideration in connection with such resolution and (iii) the personnel of the Settlement Auditor who will review such information and resolve such disagreement. The Settlement Auditor's resolution of any such disagreement, with respect to dollar amounts, must fall within the range of the disputed amounts stated by PFG and Buyer and will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, PFG and Buyer. The Closing Statement will be adjusted accordingly to reflect any such resolution and, as adjusted, shall be final and binding upon the parties.

     (e) Upon the earlier to occur of (i) the parties' agreement with respect to the capital and surplus amounts reflected in the Closing Statement or (ii) the delivery of the report of the Settlement Auditor as provided in Section 2.3(d) hereof with respect to a dispute relating to the Closing Statement: (A) PFG will pay to Buyer the amount, if any, by which (x) in the case of the PennLife Companies (excluding PC-Canada) or the ConLife Companies, the capital and surplus (excluding AVR and IMR) reflected in the Closing Statement for such Company is less than the Target Capital Amount (defined below) for such Company and (y) in the case of PC-Canada, total shareholders equity (calculated in accordance with Canadian generally accepted accounting principles) reflected in the Closing Statement under the heading "PC-Canada Section 2.3(e)(A) Amount" is less than the Target Capital Amount for PC-Canada; and (B) PFG will pay to Buyer the amount, if any, by which the aggregate capital and surplus (for all PennLife Companies, including PC-Canada, and all ConLife Companies, calculated in accordance with SAP) of the PennLife Companies and the ConLife Companies, taken as a whole, reflected in the Closing Statement is less than the sum of $65.8 million plus the earnings of the PennLife Companies and the ConLife Companies for the period commencing on January 1, 1999 and ending on the Closing Date, as reflected in the Closing Statement (the "Aggregate Target Capital Amount") minus any amounts payable by PFG pursuant to clause (A) above. For purposes of this
Section 2.3(e), "earnings" means operating earnings of the Companies and specifically excludes (A) earnings from wholly owned Subsidiaries that are not Companies and the earnings of the Companies otherwise includable in another Company's earnings if duplicative or redundant, (B) earnings that do not increase surplus, including, without limitation, the amortization of the ceding commission of Cologne Life Reinsurance Company ("Cologne Re") at Union Bankers,
(C) tax payments or liabilities from wholly owned Subsidiaries (including the Companies) and (D) earnings associated with the transactions contemplated or required by this Agreement, including without limitation those set forth in Annex C. Such payment will be made by wire transfer of immediately available funds to such account as the party entitled to receive such payment specifies in writing to the party required to make such payment. "Target Capital Amount" means capital and surplus of: (i) $3.3 million, in respect of ConLife; (ii) $14.0 million, in respect of Union Bankers (including the capital and surplus of Marquette); (iii) $5.1 million, in respect of Marquette; (iv) $36.0 million, in respect of PennLife (excluding amounts attributable to the Vanderhorst Note);
(v) $10.2 million, in respect of Peninsular (which amounts will be reflected in the Forms A to be filed with the appropriate insurance regulatory authorities), and (vi) Can.$21.946 million, in respect of PC-Canada. Sellers will use their reasonable best efforts to cause any additional capital and surplus in the Companies over and above the sum of their individual Target Capital Amounts (but not greater than the Aggregate Target Capital Amount) to be contributed to PennLife; provided, that for purposes only of this sentence, the Target Capital Amount for PC-Canada will be deemed to be $500,000 or actual capital and surplus in accordance with SAP, if greater.


     (f) At the Closing, PFI will have $4.5 million in cash recorded on its balance sheet.

     (g) If Buyer does not request that Sellers recapture the Lincoln National Agreement prior to the Closing, the Target Capital Amount for PennLife and the Aggregate Target Capital Amount will be calculated without giving effect to the surplus generated as a result of the Lincoln National Agreement through the Closing Date.


                                  ARTICLE III


           REPRESENTATIONS AND WARRANTIES OF PFG, PLAC, SFC AND PCFS

     PFG, with respect to all matters set forth in this Article III, jointly and severally with PLAC, SFC and PCFS, represents and warrants to Buyer; PLAC, with respect only to matters relating to itself and the PennLife Companies, severally and not jointly with any other Seller (except PFG) represents and warrants to Buyer; and SFC, with respect only to matters relating to itself and the

ConLife Companies, severally and not jointly with any other Seller (except PFG) represents and warrants to Buyer; and PCFS, with respect to matters relating to itself and the PCFS Assets, severally and not jointly with any other Seller (except PFG) represents and warrants to Buyer, as follows:

     SECTION 3.1  Organization and Qualification.

     (a) Each of the Sellers and the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which as to each of the Companies is set forth opposite its name in Section 3.1(a) of the Disclosure Schedule, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Sellers have delivered or made available to Buyer a true and complete copy of the Certificate or Articles of Incorporation and Bylaws (or similar organizational documents) of each of the Companies.

     (b) Each of the Companies is qualified or licensed to do business as a foreign corporation or extra-provincial corporation and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Schedule T of each of the PennLife Companies' (except PC-Canada) and ConLife Companies' Annual Statements for the year ended December 31, 1997 and the Annual Statement of PC-Canada set forth a true and complete list of each jurisdiction in which each of the respective PennLife Companies (including PC-Canada) and ConLife Companies is qualified or licensed to do business and is in good standing to transact the business of life and/or accident and health insurance.

     (c) Each U.S. domiciled PennLife Company and ConLife Company is domiciled in its jurisdiction of incorporation, is not deemed to be domiciled in any other jurisdiction, and is licensed to write the types of insurance shown in Section 3.1(c) of the Disclosure Schedule in the jurisdictions shown in such Section, which are all the types of insurance issued by such Companies and all the jurisdictions in which each such Company writes such insurance. Except as set forth in Section 3.1(c) of the Disclosure Schedule, no such license is the subject of a proceeding for suspension or revocation or any similar proceedings and, to the knowledge of Sellers, there is no pending threat of such suspension or revocation by any licensing authority. Each U.S. domiciled PennLife Company and ConLife Company is a "life insurance company" within the meaning of Section 816 of the Code.

     SECTION 3.2 Authorization. Sellers have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sellers, the performance by Sellers of their respective obligations hereunder, and the consummation by Sellers of the transactions contemplated hereby, have been duly authorized by their respective Boards of Directors and, where applicable, their respective shareholders. No other corporate action on the part of Sellers is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 3.3 No Violation. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Sellers, the performance by Sellers of their obligations hereunder nor the consummation by Sellers or the Companies of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws (or similar organizational documents) of any Seller or any of the Companies, (b) violate or conflict with or result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration (with or without due notice or lapse of time or both) or result in the acceleration of any payments under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, license, lease or agreement to which any Seller or any of the Companies is a party or by which any of their assets is bound, (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to any Seller or any of the Companies or any of their respective assets or (d) result in the creation of any Lien upon any of the assets of any Seller, any of the Companies or PCFS (other than any Liens created by Buyer), except in the cases of clauses (b), (c) and (d) above, for those violations, conflicts, breaches and defaults which would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.4  Capitalization of the Companies.


     (a) The authorized capital stock of PennLife consists of 50,000 PennLife Shares. As of the date this Agreement was amended and restated, there are 45,946 PennLife Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of PFI consists of 1,000 PFI Shares. As of the date hereof, there are 1,000 PFI Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of ConLife consists of 50,000 ConLife Shares. As of the date hereof, there are 49,998 ConLife Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of Union Bankers consists of 1,360,000 Union Bankers Shares. As of the date hereof, there are 1,334,001 Union Bankers Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of Marquette consists of 2,100,000 Marquette Shares. As of the date hereof, there are 175,000 Marquette Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of Peninsular consists of 7,200,000 Peninsular Shares. As of the date hereof, there are 1,208,599 Peninsular Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of PC-Canada is unlimited. As of the date hereof, there are 100 PC-Canada Common Shares and 100 PC-Canada Preferred Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights.


     (b) Except as set forth in Section 3.4(b) of the Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any Company to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of such Company, (ii) agreements or commitments obligating such Company to repurchase, redeem or otherwise acquire any shares of its capital stock, (iii) restrictions on transfer of any shares of capital stock of such Company (other than pursuant to this Agreement) or (iv) voting or similar shareholder agreements relating to any shares of capital stock of such Company.

     (c) The Peninsular Shares and the PC-Canada Shares are owned beneficially and of record by PennLife, free and clear of all Liens. The PFI Shares are owned beneficially and of record by PFG, free and clear of all Liens. The ConLife Shares are owned beneficially and of record by SFC, free and clear of all Liens, except as set forth in Section 3.4(c) of the Disclosure Schedule. The Union Bankers Shares are owned beneficially and of record by ConLife, free and clear of all
                                      B-13
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Liens, except as set forth in Section 3.4(c) of the Disclosure Schedule. The
Marquette Shares are owned beneficially and of record by Union Bankers, free and clear of all Liens. The PennLife Shares are owned beneficially and of record by PLAC, free and clear of all Liens. At the Closing, good and valid title to the Shares shall be conveyed to Buyer or the other parties as provided for in
Section 2.2, in the manner contemplated by Section 2.2, free and clear of all Liens, other than those which may be created by Buyer.

     (d) Except as set forth in Section 3.4(d) of the Disclosure Schedule, none of the Companies owns, directly or indirectly, 5% or more of the outstanding voting securities of or otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any Person, other than capital stock of one of the Companies owned by another Company and securities held for investment purposes only.

     SECTION 3.5  PFI Subsidiaries and PCFS Assets.

     (a) Section 3.5(a) of the Disclosure Schedule sets forth (i) the name of all Subsidiaries of PFI (the "PFI Subsidiaries") and their respective jurisdictions of incorporation and (ii) the name and number of all authorized, issued and outstanding shares of capital stock of each PFI Subsidiary. Except for the PFI Subsidiaries, PFI directly or indirectly does not own or have the power to vote the shares of any capital stock or other ownership interest or have ordinary voting power to elect the majority of directors of any corporation or other entity or other Person or body performing a similar function of any such entity, as the case may be.

     (b) All of the outstanding shares of capital stock of each PFI Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights, and are owned of record and beneficially by the entities named in Section 3.5(a) of the Disclosure Schedule, free and clear of any Liens except as set forth in Section 3.5(a) of the Disclosure Schedule.

     (c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any of the PFI Subsidiaries to issue any additional shares of capital stock of such Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, (ii) agreements or commitments obligating any such Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock, (iii) restrictions on the transfer of any shares of capital stock of any such Subsidiary (other than pursuant to this Agreement) or (iv) voting or similar shareholder agreements relating to any shares of capital stock of any such Subsidiary.

     (d) PCFS has good and indefeasible title to all of the PCFS Assets, in each case free and clear of all Liens, and PCFS will convey to Buyer good and indefeasible title to all of the PCFS Assets, in each case free and clear of all Liens other than those which may be created by Buyer.

     SECTION 3.6 Consents and Approvals. Except as set forth in Section 3.6 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by any Seller or the Companies of the transactions contemplated by this Agreement other than consents and approvals of or filings or registrations with (a) the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (b) the insurance departments of the States of Pennsylvania and North Carolina and the federal or provincial government and other requisite federal and provincial regulatory authorities of Canada (the "PennLife Insurance Approvals") and the insurance department of the State of Texas (the "ConLife Insurance Approvals").

     SECTION 3.7  Financial Statements; Reserves.

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     (a) Sellers have previously delivered to Buyer true and complete copies of the following (the "SAP Financial Statements"):

          (i) the Annual Statements for each PennLife Company and ConLife Company for each of the years ended December 31, 1996 and 1997 and for Executive Fund Life Insurance Company for the year ended December 31, 1995, in each case as filed with the departments of insurance in the respective states of domicile or Canada, as the case may be, of each PennLife Company and ConLife Company including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith;

          (ii) the Quarterly Statements for each PennLife Company and ConLife Company for the quarters ended March 31, June 30 and September 30, 1998 including all exhibits, interrogatories, notes and schedules thereto; and

          (iii) the statutory annual statements and quarterly statements of each PennLife Company and ConLife Company which were filed for 1996, 1997 or 1998 (with respect to the quarters ended March 31, June 30 and September
     30) in any jurisdiction other than such Company's jurisdiction of domicile and that differ from the corresponding Annual Statements and Quarterly Statements for such periods.

Except as set forth in Section 3.7(a) of the Disclosure Schedule, the SAP Financial Statements were, and when delivered in accordance with the provisions of Section 5.18, the 1998 SAP Financial Statements will be, prepared in all material respects in accordance with SAP. Except as set forth in Section 3.7(a) of the Disclosure Schedule, the SAP Financial Statements present fairly in all material respects and, when delivered in accordance with the provisions of
Section 5.18, the 1998 SAP Financial Statements will present fairly in all material respects, the statutory financial position of the applicable Company as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of such Company for and during the respective periods covered thereby in conformity with SAP, applied on a consistent basis.


     (b) Except as set forth in Section 3.7(b) of the Disclosure Schedule, all statutory reserves and other similar amounts with respect to insurance as established or reflected in the December 31, 1997 Annual Statement and September 30, 1998 Quarterly Statement of each PennLife Company and ConLife Company were determined (and, when delivered in accordance with the provisions of Section 5.18, all statutory reserves and other similar amounts with respect to insurance as reflected or established in the 1998 SAP Financial Statements will be determined) in all material respects in accordance with SAP and sound actuarial practice, based on actuarial assumptions and methodologies that were (or will be), as of the date of preparation, in compliance in all material respects with, and met (or will meet) in all material respects the requirements of the insurance laws of the respective states of domicile of, the PennLife Companies and ConLife Companies. Except as set forth in Section 3.7(b) of the Disclosure Schedule, each PennLife Company and ConLife Company owns assets that qualify as legal reserve assets under insurance laws applicable to such Company in an amount at least equal to all such reserves and other similar amounts required by such laws to be owned by such Company.



     (c) As of the date this Agreement was amended and restated, Sellers have recorded in accordance with GAAP and SAP additional reserves of at least $25 million relating to adverse reserve development applicable to the disability income claim reserves of PennLife for 1998 and prior years, which additional reserves have not been released.


     (d) Sellers have previously delivered or made available to Buyer a true and complete copy of the unaudited combined financial statements for the Companies (and PCFS, to the extent required under Item 13 of Schedule 14A under the Exchange Act for purposes of the Proxy

Statement) as at and for the nine-month period ended September 30, 1998 (the "Unaudited Financial Statements"). The Unaudited Financial Statements fairly present in all material respects and, when delivered in accordance with the provisions of Section 5.18, the Audited Financial Statements, taken together with the notes thereto, will fairly present in all material respects the financial position and results of operations of the Companies (and PCFS, to the extent required under Item 13 of Schedule 14A under the Exchange Act for purposes of the Proxy Statement) as of the respective dates and for the periods indicated therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied except as identified in the report delivered by the Reserves Consultants pursuant to Section 5.3(b) hereof and, in the case of the Unaudited Financial Statements, for the absence of notes. The Unaudited Financial Statements were prepared consistent with past practices of the Companies in the preparation of unaudited financial statements (subject to normal, recurring year-end audit adjustments that in the aggregate are not materially adverse). As used herein, "Financial Statements" means the Unaudited Financial Statements, the Audited Financial Statements and the SAP Financial Statements, collectively.

     SECTION 3.8 Absence of Undisclosed Liabilities. As of the date hereof, and as of the date of the 1998 Audited Financial Statements, except for matters relating to the transactions contemplated by this Agreement, there are and will be no liabilities or obligations of the Companies or PCFS (including without limitation any Liens) that are required to be reflected on a balance sheet prepared in accordance with SAP or GAAP, as applicable, other than (a) liabilities and obligations reserved against in the Financial Statements and not heretofore discharged, (b) policyholder benefits payable or other liabilities or obligations arising in the ordinary course of business after September 30, 1998, or (c) liabilities and obligations disclosed in Section 3.8 of the Disclosure Schedule.

     SECTION 3.9  Absence of Certain Changes.  Except as disclosed in Section
3.9 of the Disclosure Schedule or as permitted or contemplated by this Agreement, since September 30, 1998, none of the Companies or PCFS has (a) experienced any change, event or condition which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, (b) conducted its business in any material respect other than in the ordinary course, (c) except in the ordinary course of business, incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (d) except in the ordinary course of business, (i) sold, transferred or otherwise disposed of any of its property or assets or (ii) mortgaged or encumbered any of its property or assets, (e) suffered any material casualty losses not covered by insurance, (f) repurchased any of its capital stock or any capital stock of any of its Subsidiaries, (g) declared, set aside or paid any dividend or other distribution in respect of its capital stock, other than ordinary dividends and payments pursuant to the ConLife Surplus Notes permitted under applicable insurance laws,
(h) amended its Certificate or Articles of Incorporation or Bylaws (or similar organizational documents) or merged with or into or consolidated with any other Person, (i) split, combined or reclassified its capital stock, (j) issued or sold (or agreed to issue or sell) any of its equity securities or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities, or granted, or agreed to grant any such rights, (k) increased the rates of compensation (including bonuses) payable or to become payable to any of its officers, employees, agents, independent contractors or consultants other than increases made in the ordinary course of business, (l) entered into any new or amended any existing employment contracts, severance agreements or consulting contracts or instituted or agreed to institute any increase in benefits or altered its employment practices or the terms and conditions of employment in each case other than in the ordinary course of business, (m) changed in any material respect its underwriting, actuarial or tax accounting methods, principles or practices, (n) in the case of the PennLife Companies and the ConLife Companies, ceased its lead generation activities other than in the ordinary course of business, (o) in the case of the

PennLife Companies and the ConLife Companies, terminated any material reinsurance or coinsurance contract (including without limitation, any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured other than in the ordinary course of business, (p) entered into any joint ventures or partnerships of any kind, or (q) entered into any contract or other agreements to do any of the foregoing.

     SECTION 3.10 Litigation. Section 3.10 of the Disclosure Schedule sets forth a list, as of the date hereof, of all material actions, suits, arbitrations, investigations or proceedings ("Litigation") pending or, to the knowledge of Sellers, threatened against any of the Companies or PCFS before any Governmental Authority or arbitrator. Except as set forth in Section 3.10 of the Disclosure Schedule, none of the Companies is in default under any material judgment, decree, injunction or order of any Governmental Authority or arbitrator outstanding against it.

     SECTION 3.11  Property; Liens and Encumbrances.

     (a) Section 3.11(a) of the Disclosure Schedule contains a complete and accurate list of all real property owned or leased by the Companies as of the date hereof.

     (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule or in the Financial Statements, all properties and assets owned by the Companies (the "Owned Properties") or leased by the Companies (the "Leased Properties") are free and clear of all liens, pledges, claims, security interests, mortgages, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens (collectively, "Liens") except (i) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money Liens arising in the ordinary course, (iii) Liens for taxes not yet delinquent,
(iv) Liens reflected in the Financial Statements (which have not been discharged) and (v) Liens which in the aggregate do not materially detract from the value or, in the case of personal property, materially impair the use by the Companies of the property subject thereto or, in the case of real property, materially impair the present and continued use of such property in the usual and normal conduct of the business of the Companies. The Companies have good and indefeasible title to the Owned Properties and good and valid leasehold interests in the Leased Properties and there are no pending or, to the knowledge of Sellers, threatened condemnation proceedings affecting any of the Owned Properties or Leased Properties. To the knowledge of Sellers, the use, occupancy and condition of each parcel of real property that is an Owned Property or a Leased Property is in compliance in all material respects with all applicable laws.

     SECTION 3.12  Certain Agreements.

     (a) Except as disclosed in Section 3.12 of the Disclosure Schedule or in the Financial Statements, none of the Companies or PCFS is a party to any written (a) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money; (b) employment, consulting, compensation or severance agreement with any of its directors, employees or consultants; (c) agreement, contract or commitment limiting or restraining it from engaging or competing in any business; (d) lease pursuant to which it leases the real property set forth in
Section 3.11(a) of the Disclosure Schedule; (e) distribution, dealer, representation, commission or agency agreement, other than agency agreements with insurance agents in the ordinary course of business; (f) contract or agreement with any of its affiliates that will continue after Closing; or (g) any other contract that is material to the businesses of the Companies to the extent such contract would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act if the Companies (as a whole) were subject to the reporting requirements thereunder (each of the foregoing a "Material Contract"). Each Material Contract is in full force and effect and has been complied with in all material respects by the Companies and PCFS and, to the knowledge of Sellers, has been complied with in all material respects by all other parties thereto. Except as set forth in Section 3.12 of the Disclosure Schedule, no consent is required under any Material

Contract in connection with the consummation of the transactions contemplated by this Agreement.

     (b) Sellers have delivered to Buyer copies of all compensation agreements, and have otherwise disclosed to Buyer in Section 3.12 of the Disclosure Schedule all compensation arrangements, between Sellers and/or the Companies on the one hand, and Gerald Weiner on the other hand.

     SECTION 3.13 Employee Benefit Plans. Section 3.13(a) of the Disclosure Schedule contains (i) a true and complete list by employer of all Persons employed by the Companies, (ii) all ConLife Employees and PCFS Employees who will be offered employment as contemplated by Section 5.13 and (iii) the terms of any severance plans pursuant to which any Company Employee would be entitled to receive payments.

          (a) No Seller or any of their affiliates and none of the Companies (i) currently maintains, administers or contributes to or has any liability under or with respect to, other than benefits claims in the ordinary course of business, or (ii) during the six year period preceding the Closing Date maintained, administered or contributed to: (A) in respect of any plans or employees in the United States, any employee benefit plan, as defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including without limitation, any multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plan") or any other plan subject to Title IV of ERISA; or (B) any employment contract, bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, phantom stock, saving and profit sharing, severance or termination pay other than statutory or the common law requirements for reasonable notice, health or other medical, salary continuation, vacation, sick leave, holiday pay, fringe benefit, reimbursement program, incentive, life, disability or other (whether insured or self-insured) insurance, supplementary unemployment benefit, pension retirement, supplementary retirement, welfare or other employee plan, program, policy or arrangement, whether written or unwritten, for the benefit of PFI Employees, PCFS Employees, PennLife Employees or ConLife Employees, except as described in Section 3.13(a) of the Disclosure Schedule ("Benefit Plans"), but for greater certainty excluding any such Benefit Plans which are required to be maintained, administered or complied with under applicable law.

          (b) All Benefit Plans comply in all material respects with and are operated in all material respects in accordance with their terms and applicable laws and, in respect of U.S. Benefit Plans, all such Benefit Plans comply in all material respects with and are, and during the six year period preceding the Closing Date have been, operated in all material respects in accordance with their terms and in accordance with ERISA and the Code.

          (c) True and complete copies of each written Benefit Plan and a description of any unwritten benefit plan, summary plan descriptions, and the most recent annual reports on Form 5500, including schedules, audited financial statements and actuarial valuation reports and funding agreements, if any, have been delivered to Buyer.

          (d) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that any trust of such Benefit Plan is exempt from taxation under Section 501(a) of the Code, all of which have been delivered or made available to Buyer; and nothing has occurred since the date of such determination letter that reasonably would be expected to negatively affect such qualification or exemption. Except as disclosed in Section 3.13(d) of the Disclosure Schedule, all Canadian Benefit Plans are duly registered where required by applicable law (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and are in material compliance with, all applicable legislation and administrative guidelines issued by the regulatory authorities having jurisdiction over such plans.

          (e) None of the Companies or any entity required to be aggregated with any of the Companies pursuant to Code section 414 or ERISA section 4001(b) ("ERISA Affiliate") have incurred or are reasonably expected to incur, either directly or indirectly, any liability (other than premiums) to the Pension Benefit Guaranty Corporation ("PBGC"). No ERISA Affiliate has contributed to or been obligated to contribute to a Multiemployer Plan during the six year period preceding the Closing Date.

          (f) Except as disclosed in Section 3.13(f) of the Disclosure Schedule, there are no pending or, to the knowledge of Sellers, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any person, including any present or former participant or beneficiary under any Benefit Plan (or any beneficiary of any such participant or beneficiary) involving any Benefit Plan or any rights or benefits under any Benefit Plan other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. There has been no failure to act on the part of Sellers, their affiliates, the Companies, or, to the knowledge of Sellers, any funding agent or any administrator of any of the Benefit Plans that could reasonably be expected to subject Sellers, their affiliates, the Companies or the fund of any such Benefit Plan to the imposition of any penalty with respect to any Benefit Plans, whether by way of indemnity or otherwise. All contributions required to have been made or remitted by Sellers or the Companies to any Benefit Plan under the terms of any such plan any agreement or any other applicable law have been made within the time prescribed by any such plan, agreement or law. No "reportable events" (as defined in ERISA section 4043), "prohibited transactions" (as defined in ERISA section 406) or "accumulated funding deficiency" (as defined in ERISA section 302) have occurred with respect to any Benefit Plan for which liability would be incurred by Buyer.

          (g) Except as disclosed in Section 3.13(g) of the Disclosure Schedule, neither PFG nor any of its affiliates maintains or contributes to any Benefit Plan which provides, or has any liability or obligation to provide, life insurance, medical or other employee welfare benefits to PFI Employees, PCFS Employees, PennLife Employees or ConLife Employees (or their beneficiaries) upon and/or after their retirement, except as may be required by U.S. or Canada federal, state, provincial or local laws, rules or regulations, and all such Benefit Plans may be amended and terminated in accordance with the terms thereof.

          (h) Section 3.13(h) of the Disclosure Schedule properly and adequately reflects, and in the case of clause (ii) below, reflects in accordance with accounting principles agreed to by Buyer and the Companies and reflected in
     Section 3.13(h) of the Disclosure Schedule, any and all liabilities and obligations of the Companies, on a company-by-company basis, as of January 1, 1998 (or such more recent date as is practicable) for or in respect of:
     (i) severance benefits (except for statutory or common law requirements for reasonable notice); (ii) post-retirement welfare benefits payable in respect of any PFI Employees, PCFS Employee, PennLife Employees or ConLife Employees who have retired as of such date; and (iii) any short term disability compensation or benefits in respect of any active PFI Employees, PCFS Employee, PennLife Employees or ConLife Employees.

          (i) Except as disclosed in Section 3.13(i) of the Disclosure Schedule, none of the Benefit Plans contains any provision which would result in any additional benefits, accelerated vesting and/or accelerated payments or which would subject any employee to an excise tax or result in the loss of deductibility under Sections 280G or 4999 of the Code solely as a result of the consummation of the transactions contemplated by this Agreement. No step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably result in any Canadian Benefit Plan being ordered or required to be terminated or wound-up in whole or in part or having its registration under any applicable law being refused or revoked or being placed under the administration of any trustee or receiver or any regulatory authority.

          (j) None of the Companies, or any organization with respect to which such Company is a successor or parent corporation (within the meaning of ERISA section 4069) has engaged in any transaction described in ERISA section 4069.

          (k) Since the date of the documents provided in accordance with
     Section 3.13(c) above, no promises or commitments have been made by Sellers or any of their affiliates or the Companies to amend any Benefit Plan or to provide increased benefits thereunder, except as required by applicable law or by the Benefit Plans.

          (l) Any Benefit Plan that is a pension plan registered under the Income Tax Act (Canada) which has been created as a result of the division of a predecessor pension plan or the merger of one or more pension plans, has received approval therefor from all appropriate regulatory authorities.

          (m) Except as permitted by the Canadian Benefit Plans and applicable law, there has been no withdrawal of surplus assets or any other amounts from any of the Canadian Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Benefit Plan, for which there is any unsatisfied liability.

          (n) All employer contribution holidays have been permitted by the terms by the Canadian Benefit Plans and have been in accordance with applicable law, except where there is no unsatisfied liability.

     SECTION 3.14  Taxes.  Except as set forth in Section 3.14 of the Disclosure
Schedule:

          (a) all Tax Returns required to be filed by or with respect to each of the Companies have been filed, and the Companies have paid all Taxes that are shown to be due on such Tax Returns and all information provided with respect to such Tax Returns is complete and accurate in all material respects;

          (b) the Companies have paid all Taxes owed by such Companies (whether or not shown on any Tax Return) for all taxable periods through and including the Closing Date and there are not and will not be any additional liabilities for Taxes for any such period other than as reflected in the Financial Statements as current Taxes and, with respect to any period between the latest Financial Statements and the Closing Date, as reflected in the Closing Statement;

          (c) the Companies have given or otherwise made available to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for periods ending, or transactions consummated, after December 31, 1994;

          (d) there are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Company for any taxable period;

          (e) no audit or other proceeding by any Governmental Authority is pending or, to the knowledge of Sellers, threatened with respect to any Taxes due from or with respect to any Company and no claim has been made by any Governmental Authority in a jurisdiction where any of the Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

          (f) there are no Liens for Taxes upon the assets or properties of any of the Companies, except for statutory Liens for current Taxes not yet due;

          (g) no Company is a party to any agreement relating to the sharing or allocation of, or indemnification agreement with respect to, Taxes, or any similar contract or arrangement;

          (h) each U.S. domiciled PennLife Company and ConLife Company is an "insurance company" within the meaning of Treas. Reg. sec.1.801-3(a) (under former Section 801 of the Code) and subject to taxation under Subchapter L of the Code for the taxable period ending on the Closing Date and for all prior taxable periods for which the statute of limitations has not expired;

          (i) none of the Companies (i) has income that is includable in computing the taxable income of a United States person (defined in Section 7701 of the Code) under Section 951 of the Code and (ii) is a passive foreign investment company within the meaning of Section 1297 of the Code;

          (j) none of the Companies has filed a consent under Section 341(f) of the Code;

          (k) no property owned by any of the Companies (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Return Act of 1986,
     (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code;

          (l) none of the Companies is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) of the Code;

          (m) none of the Companies has agreed, or is required to make, any adjustment under Section 481(a) or Section 807(f) of the Code;

          (n) none of the Companies has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was PLAC (the "PLAC Group"), in the case of the PennLife Companies, ConLife (the "ConLife Group"), in the case of the ConLife Companies, PFG (the "PFG Group"), in the case of the PFI Companies) or has any liability for Taxes of any Person (other than any member of the PLAC Group, the ConLife Group or the PFG Group, as the case may be) under Treas. Reg. sec.1.1502-6, sec.1.1502-78 or similar provision of state, local or foreign law or regulation, as a transferee or successor, by contract or otherwise;

          (o) federal consolidated income Tax Returns or extensions to file have been (or will be timely) filed by or on behalf of the PLAC Group, the ConLife Group and the PFG Group for periods with filing dates prior to the Closing Date;

          (p) the Companies have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all respects through all periods in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws;

          (q) no Seller is a foreign person within the meaning of Section 1445 of the Code;

          (r) the amount of the policyholders surplus account and shareholder surplus account (as defined in Section 815 of the Code) of each of the U.S. Insurance Companies is accurately set forth in Section 3.14 of the Disclosure Schedule;

          (s) each U.S. Insurance Company is taxable as a life insurance company within the meaning of Section 816 of the Code;

          (t) all life insurance contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 7702 of the Code qualify as "life insurance contracts" within the meaning of Section 7702(a) of the Code;

          (u) all contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 817 of the Code and the Treasury Regulations promulgated thereunder have met the diversification requirements applicable thereto since the issuance of the contract;

          (v) all annuity contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 72(s) of the Code contain all of the necessary provisions of Section 72(s) of the Code;

          (w) the Tax treatment under the Code of all insurance, annuity or investment policies or contracts; all financial products or annuities; or any similar or related policy, contract, plan or product, whether individual, group, or otherwise, issued or sold by any of the U.S. Insurance Companies (whether developed or administered by or reinsured with any unrelated party) is and at all times has been the same or not less favorable to the purchaser, policyholder, or beneficiaries thereof than the Tax treatment under the Code for which such contracts (products, etc.) qualified or purported to qualify or which the Insurance Companies represented could be obtained at the time of its issuance, purchase, modification, or exchange. For purposes of this Section 3.14(w), the provisions of the Code relating to the Tax treatment of such contracts shall include, but shall not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404, 408, 412, 415, 419, 419A, 457, 501, 505,
     817, 817A, 818, 1035, 7702, and 7702A of the Code;

          (x) any life insurance contract issued by any U.S. Insurance Company (whether developed or administered or reinsured with any unrelated party) which is a modified endowment contract under Section 7702A of the Code (each, an "MEC") has been marketed as such at all relevant times or the policyholder otherwise has consented to such MEC status;

          (y) all U.S. Insurance Companies have computed their respective tax reserves in accordance with the requirements of Sections 807, 811 and 846 of the Code;

          (z) all annuity contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are provided under or connected with a plan described in
     Section 401(a), 403(a) or 403(b) of the Code or which is an individual retirement annuity or provided under an individual retirement account or annuity, satisfies the federal income tax laws applicable to such annuity contract;

          (aa) there are no currently pending or, to the knowledge of Sellers, threatened federal, state, provincial, local or foreign audits or other administrative or judicial proceedings with regard to the Tax treatment of any product or plan sold, issued or administered by the Insurance Companies (whether developed by or reinsured with any unrelated third party);

          (ab) no Insurance Company is a party to any hold harmless, sharing, allocation or indemnification agreement with respect to the Tax qualification or treatment of any product or plan sold, issued or administered by any Insurance Company (whether developed by or reinsured with any unrelated third party);

          (ac) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against, with respect to or in limitation of the net operating loss carryforwards of the Companies as set forth in Section 3.14 of the Disclosure Schedule (the "NOLs") as of the Closing Date, including without limitation any limitations under Section 382 of the Code (other than limitations incurred in connection with the Closing Transactions);

          (ad) PennLife is a "qualified insurance corporation" within the meaning of Section 810 of the Income Tax Regulations (Canada) for the purposes of Section 116 of the Income Tax Act (Canada) and no Section 116 certificate is required to be obtained pursuant to the Income Tax Act (Canada) in respect of the transfer of the PC-Canada Shares by PennLife to PLAC;

          (ae) PennLife is not and will not be required to pay any Taxes pursuant to subsection 219(5.1) of the Income Tax Act (Canada) in respect of any period ending on or prior to the Closing Date and neither PennLife nor PC-Canada has made or will make in respect of any period ending on or prior to the Closing Date any election pursuant to subsection 219(5.2) of the Income Tax Act (Canada);

          (af) PC-Canada is a "life insurance corporation" as defined for purposes of the Income Tax Act (Canada);

          (ag) PennLife and PC-Canada are registered under Part IX of the Excise Tax Act (Canada); and

          (ah) each of PennLife and PC-Canada has remitted all Canada Pension Plan and Quebec Pension Plan contributions, employment insurance premiums, employer health taxes, workers' compensation premiums and assessments and any other Taxes payable by it for any period ending on or before the Closing Date in respect of its employees to the appropriate taxing authority within the time required by law.

     SECTION 3.15  Compliance with Applicable Law; Permits; Policies.

     (a) The businesses of the Companies and PCFS are being conducted in all material respects in compliance with all applicable provisions of any U.S. and Canadian federal, state, provincial, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to them, except as set forth in Section 3.15(a) of the Disclosure Schedule and except for such noncompliance as has not had or could not reasonably be expected to have a Material Adverse Effect.

     (b) Each Company and PCFS own or validly hold all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required for its business and operations (in the case of PCFS, relating to the PCFS Assets), except for those the failure of which to have has not had or could not reasonably be expected to have a Material Adverse Effect (the "Required Permits"). All Required Permits relating to insurance are set forth in Schedule T of each of the PennLife Companies' and ConLife Companies' Annual Statements for the year ended December 31, 1997, and all other Required Permits are listed in Section 3.15(b) of the Disclosure Schedule. In all cases, the Required Permits are valid and in full force and effect and none of Sellers or any Company has received any notice of any inquiry or proceeding that could reasonably be expected to result in the suspension, revocation or material limitation of any such permit; and to the knowledge of Sellers, there is no reasonable basis for any such suspension, revocation or limitation. None of the Companies or PCFS is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor, other than as described in Section 3.15(b) of the Disclosure Schedule, are any of the Companies or PCFS operating under any formal or informal agreement or understanding with the licensing authority of any State which restricts its authority to do business or requires it to take, or refrain from taking, any action.

     (c) Except as disclosed in Section 3.15(c) of the Disclosure Schedule, all forms of insurance policies and riders thereto currently issued by any PennLife Company or ConLife Company are, to the extent required under applicable laws, on forms approved by applicable insurance regulatory authorities of the jurisdictions in which issued or have been filed with and not objected to by such insurance regulatory authorities within the period provided for such objection and any premium rates with respect to such policies or riders required to be filed with or approved by such applicable insurance regulatory authorities have been so filed or approved and premiums charged conform thereto. No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved to the satisfaction of such Governmental Authority.

     (d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, each Company (exclusive of their independent agents) and, to the knowledge of Sellers, their independent agents, have marketed, sold and issued products of such Company in compliance in all material respects with all laws applicable to the business of such Company in the respective jurisdictions in which such products have been sold, including but not limited to laws regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.15(d), "advertisement" means any material designed to create public interest in life and health insurance policies, annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) "replacement transaction" means a transaction in which a new life or health insurance policy or annuity contract is to be purchased by a prospective insured and the proposing producer should know that one or more existing life or health insurance policies or annuity contracts is to be lapsed, forfeited, surrendered, reduced in value or pledged as collateral. Except as set forth in Section 3.15(d) of the Disclosure Schedule, Sellers have not received notice (written or oral) and are not otherwise aware of any review or investigation by any Governmental Authority of any marketing conduct and/or selling practices of the Companies or their independent agents, other than periodic market conduct examinations arising in the ordinary course of business and Attorney General inquiries in connection with which no material issues have been raised that have not been resolved to the satisfaction of the relevant insurance authorities or Attorneys General, as the case may be.

     (e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, no agent of any of the Companies has any claim against any of the Companies for any compensation or other amounts (the "Agent Compensation") (other than the Pre-Sale Obligations, Post-Closing Compensation Obligations or sales commissions and advances in the ordinary course of business and except for commitments made by Buyer or by a designee of Buyer on Buyer's behalf, including PFG but only to the extent PFG is specifically authorized by Buyer in writing).

     (f) The Companies have previously delivered or made available to Buyer true and complete copies of the reports (or the most recent draft thereof, to the extent any final report is not available) reflecting the results of the two most recent financial examinations and market conduct examinations of any of the Companies issued by any insurance regulator.

     (g) Except as set forth in Section 3.15(g) of the Disclosure Schedule, no insurance policy gives the holder thereof the right to receive dividends, distributions or other benefits based on the earnings or revenues of such Company.

     (h) The PennLife Companies and the ConLife Companies have (i) timely paid all material state and Canadian guaranty association assessments that are due, or claimed or asserted by any insurance regulatory authority to be due, from such Companies, or (ii) provided for all such material assessments in their statutory financial statements, filed with the appropriate insurance regulatory authority, to the extent necessary to be in conformity in all material respects with SAP for such statements.

     (i) Except as set forth in Section 3.15(i) of the Disclosure Schedule, the December 31, 1997 SAP Financial Statements list all material funds maintained in a state of licensure by any of the PennLife Companies or the ConLife Companies under any applicable insurance law (each a "Deposit"), including, without limitation, any Deposit the beneficial interest of which may have been transferred in connection with a Reinsurance Agreement. Except as set forth in Section 3.15(i) of the Disclosure Schedule, the December 31, 1997 SAP Financial Statements accurately set forth as of December 31, 1997 the dollar amount of each such Deposit and the name of the depository in which such Deposit is maintained.

     SECTION 3.16 Brokers Fees and Commissions. Except for Salomon Smith Barney and Fox-Pitt, Kelton Inc., no Seller and no Company (or their respective directors, officers, employees or agents) has employed any investment banker, broker or finder in connection with the transactions contemplated hereby. PFG shall be solely responsible for the fees and expenses of Salomon Smith Barney and Fox-Pitt, Kelton Inc. in connection with the transactions contemplated hereby.

     SECTION 3.17 Proprietary Rights; Year 2000 Compliance. (a) Except as disclosed in Section 3.17(a) of the Disclosure Schedule, each Company owns or possesses the right to use all material trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights and trade names ("Intellectual Property") and all material computer software, programs and similar systems that are used by it in the conduct of its business and PCFS owns or possesses the right to use all Intellectual Property and all material computer software, programs and systems that are used by PCFS in the conduct of its business, and all such assets and rights are included in the PCFS Assets. All such Intellectual Property and material computer software, programs and similar systems are in full force and effect in accordance with their terms. None of the Companies or PCFS has received any notice of any conflict with or violation or infringement of or any claimed conflict with or violation or infringement of, any asserted rights of any other Person with respect to any such Intellectual Property or computer software, programs, or similar systems. None of the Companies or PCFS is in conflict with or in violation or infringement of any asserted rights of any other Person with respect to any such Intellectual Property or computer software, programs, or similar systems, except to the extent that any such conflict, violation or infringement does not have, or could not be reasonably expected to have, a Material Adverse Effect.

     (b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule, all material computer hardware and software (including all computer hardware and software in embedded systems) used by the Companies and PCFS (whether such hardware and software is owned by the Companies or PCFS or licensed from third parties) (collectively, the "Technology Systems") is designed or is being modified to be used prior to, during and after the calendar year 2000 and the Companies have taken measures they believe to be sufficient to prepare such hardware and software to continue to operate during each such time period to accurately process date data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations.

     SECTION 3.18 Insurance. Section 3.18 of the Disclosure Schedule summarizes the amount and scope of the insurance currently in force insuring the Companies and the PCFS Assets and their respective operations and properties against loss or liability. All such policies or contracts of insurance are in material compliance with all applicable laws and all Material Contracts to which any of the Companies or PCFS is a party. All insurance policies pursuant to which any such insurance is provided are in full force and effect. No notice of cancellation or termination of any such insurance policy has been given to any Company or PCFS and all premiums required to be paid in connection with such insurance policies have been paid in full.

     SECTION 3.19 Environmental Matters. Except as disclosed on Section 3.19 of the Disclosure Schedule:

     (a) the operations of the Companies and the real property currently owned, leased or operated by the Companies or included in the PCFS Assets are in compliance and, during the period of the ownership or tenancy of the Companies and PCFS have been in compliance, with all applicable Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect;

     (b) no judicial or administrative proceedings or investigations are pending or, to the knowledge of Sellers, threatened against any of the Companies or to the extent relating to the PCFS Assets, PCFS, pursuant to any applicable Environmental Laws, except for judicial or administrative proceedings or investigations that could not reasonably be expected to have a Material Adverse Effect;

     (c) no condition exists on any real property currently (or to the knowledge of Sellers, formerly) owned, operated or leased by any of the Companies or included in the PCFS Assets arising out of or resulting from any Release of any Hazardous Material that could reasonably be expected to result in the Companies or PCFS incurring any liability under Environmental Laws that would have a Material Adverse Effect and no such property is listed or has been proposed for listing on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability and Information System (CERCLIS) or any analogous state or Canadian federal or provincial lists; and

     (d) Sellers have delivered or made available to Buyer copies of all environmental investigations, audits, assessments or other analyses conducted by or on behalf of, or which are otherwise in the possession of, Sellers or any Company relating to any real property currently or formerly owned or leased by any of the Companies or included in the PCFS Assets.

     SECTION 3.20 Books and Records. Copies of all the minute books and stock record books of the Companies have been delivered or made available to Buyer for inspection and contain accurate records of all meetings of, and written consents by, the boards of directors (and any committees thereof) and shareholders of the Companies from January 1, 1995 to the date hereof and, to the knowledge of Seller, since their respective incorporations.

     SECTION 3.21 Bank Accounts. Section 3.21 of the Disclosure Schedule contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions ("Banks") at which each of the Companies has an account or safe deposit box or maintains a banking, custodial, trading, trust or other similar relationship ("Accounts"),
(b) a true and complete list and description of each such Account, including a list of all authorized signatories and (c) a true and complete description of all Accounts included in the PCFS Assets and a list of the names and locations of all Banks where such Accounts are located.

     SECTION 3.22  Insurance and Reinsurance.

     (a) Section 3.22(a) of the Disclosure Schedule is a true and complete description of each material contract providing for reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification of insurance liabilities to which any PennLife Company or ConLife Company is a party which is currently in effect (the "Reinsurance Agreements").

     (b) Except as required by law or as disclosed in Section 3.22(b) of the Disclosure Schedule, all amounts payable as of the date of this Agreement by any PennLife Company or ConLife Company under any Reinsurance Agreement and, to the knowledge of Sellers, all amounts payable as of the date of this Agreement by any other Person that is a party to any Reinsurance Agreement have been paid in accordance with the terms of the contracts under which they arose except, in each case, for immaterial non-payments or discrepancies that would not adversely affect any of the rights of any PennLife Company or ConLife Company under any such Reinsurance Agreement. Except as disclosed in Section 3.22(b) of the Disclosure Schedule, to the knowledge of Sellers, no reinsurer (other than the Companies) that is a party to any of the Reinsurance Agreements has a valid defense to payment of its material obligations under such Reinsurance Agreements or is in default in any material respect under any Reinsurance Agreement and Seller is not aware of any impairment of the financial condition of any such other party to the extent that a default thereunder could reasonably be anticipated. Each Reinsurance Agreement is in compliance in all material respects with applicable insurance laws and regulations regarding life and health reinsurance agreements. The Companies have not entered into any transaction or series of transactions that are required to be recorded as financial reinsurance pursuant to SAP.

     (c) As of the date hereof, the A.M. Best rating presently held by any of the Companies has not been reduced since August 27, 1998, and other than as set forth in Section 3.22(c) of the Disclosure Schedule, the Sellers have not, as of the date hereof, received any notice of any intended or potential downgrading by A.M. Best.

     SECTION 3.23  Labor Matters.

     (a) None of the Companies is a party to any labor or collective bargaining agreement.

     (b) No employees of any Company and none of the ConLife Employees or PCFS Employees are represented by any labor organization that is certified to represent such employees under the National Labor Relations Act or other applicable law. No labor organization or group of employees of any Company or any ConLife Employees or PCFS Employees has made a pending demand for recognition, certification, successor rights or a related employer declaration, and there are no representation, certification, successor rights or related employer proceedings or petitions or applications for certification seeking a representation proceeding presently pending or threatened to be brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Sellers, there are no organizing activities involving any Company or PCFS or Services pending with any labor organization or group of employees of any Company or any ConLife Employees or PCFS Employees.

     (c) Except as set forth in Section 3.23(c) of the Disclosure Schedule, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened against or involving any Company or Services or PCFS, to the extent applicable to the ConLife Employees or PCFS Employees who are currently employed by Services or PCFS, as the case may be.

     (d) Each of the Companies and Services (with respect to the ConLife Employees) and PCFS (with respect to the PCFS Employees) is in compliance with all laws, regulations and orders applicable to such Company or the ConLife Employees or PCFS Employees, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, other than such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

     (e) There is no "mass layoff," "plant closing" or similar event as defined by WARN or similar Canadian legislation with respect to any of the Companies; provided, that no representation is made as to actions taken by Buyer in connection with or after the Closing.

     (f) Except as set forth in Section 3.23(f) of the Disclosure Schedule, as of the date hereof, there are no pending or, to the knowledge of Sellers, threatened complaints, charges or claims against any Company or Services or PCFS brought or filed with any Governmental Authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by any Company or Services or, to the extent relating to the PCFS Employees, PCFS, of any individual.

     SECTION 3.24 Affiliate Transactions. Section 3.24 of the Disclosure Schedule sets forth, as of the date hereof, all contracts, agreements, obligations, commitments and liabilities between any of the Companies and/or between any of the Companies and PFG or any of PFG's affiliates (other than the Companies). All such transactions which were required to have been identified or reported to or approved by the applicable departments of insurance have been identified, reported and/or approved.



     SECTION 3.25 Bonuses. Except as set forth on Section 3.25 of the Disclosure Schedule, no current or former officer, director or employee or agent of any of the Companies is a party to or beneficiary of any contract or other agreement pursuant to which such Person shall receive or is entitled to receive any retention or other transaction bonus or other payment (a "Transaction Bonus") from any Company in connection with the transactions contemplated hereby.



     SECTION 3.26 All Related Assets. As of the Closing Date, immediately following the Closing Transactions, the Companies will own, lease or license all property and assets necessary to carry on their business and operations as presently conducted (except to the extent such property or assets have been transferred or disposed of in connection with the Pre-Closing Restructuring Transactions), all such assets and properties (other than as Buyer and Sellers may mutually agree) will be conveyed to Buyer (either indirectly by means of the transfer of Shares or through the transfer of the PCFS Assets in accordance with
Section 2.2) at the Closing and will as of the Closing permit Buyer to conduct such businesses and operations in the same manner as such businesses and operations have been conducted prior to the Closing (except to the extent such property or assets have been transferred or disposed of in connection with the Pre-Closing Restructuring Transactions).



     SECTION 3.27 Litigation Arising Between Signing and Closing. The Litigation pending or, to the knowledge of Sellers, threatened against any of the Companies or PCFS before any Governmental Authority or arbitrator as of the Closing Date (including the New Litigation and New Employee Claims), considered in the aggregate, will not expose the Companies to any materially greater risks or liabilities than the Litigation set forth on Section 3.10 of the Disclosure Schedule, considered in the aggregate.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers as follows:

     SECTION 4.1 Organization; Qualifications and Operations. Each of Buyer and its Subsidiaries (collectively, the "Buyer Parties") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted and, in the case of Buyer, to own the Shares and the PCFS Assets. Each Buyer Party is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed will not affect Buyer's ability to consummate the transactions contemplated by this Agreement and will not have a material adverse effect on the business, results of operations or financial condition of the Buyer Parties, taken as a whole (a "Buyer Material Adverse Effect").

     SECTION 4.2 Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each other document to be delivered by Buyer in connection herewith, including the Acquisition Notes and the UAFC Share Purchase Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the Acquisition Notes and the UAFC Share Purchase Agreement, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by Buyer's Board of Directors. Except for the approval of the shareholders of Buyer of the matters requiring shareholder approval set forth in the UAFC Share Purchase Agreement, no other corporate proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and each other document to be delivered by Buyer in connection herewith, including the UAFC Share Purchase Agreement, or to consummate the transactions contemplated hereby and thereby. Simultaneously with the execution of this Agreement on December 31, 1998, (i) shareholders owning at least 51% of the issued and outstanding voting securities of Buyer and (ii) shareholders owning at least 51% of the issued and outstanding Series C-1 Convertible Preferred Stock of Buyer (the "Series C-1 Holders") executed a voting agreement in the form attached hereto as Annex B, pursuant to which such shareholders agreed to vote in favor of the matters requiring shareholder approval set forth in the UAFC Share Purchase Agreement (which percentage of shareholders, in respect of the issued and outstanding voting securities and in respect of the Series C-1 Holders, voting as a separate class, is sufficient to approve such matters). Each of this Agreement and the UAFC Share Purchase Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).



     SECTION 4.3 No Violation. Subject to the receipt by Buyer of the Buyer Approvals identified in Section 4.5 below and except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and delivery by Buyer of this Agreement or the UAFC Share Purchase Agreement, the performance by Buyer of its obligations hereunder and thereunder nor the consummation by Buyer of the transactions contemplated hereby and thereby will (a) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of any Buyer Party, (b) violate or conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which any Buyer Party is a party or by which any of their assets is bound or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to any Buyer Party or any of their assets, except in each case as would not have a Buyer Material Adverse Effect.


     SECTION 4.4 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of: (i) 20,000,000 shares of common stock, par value $0.01 per share ("Buyer Common Stock"); (ii) 500 shares of Series B Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred"); (iii) 100,000 shares of Series C Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series C Preferred"); (iv) 22,500 shares of Series D-1 Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series D-1 Preferred"); and (v) 17,500 shares of Series D-2 Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series D-2 Preferred"). As of the date hereof, Buyer has 7,638,057 shares of Buyer Common Stock, 400 shares of Series B Preferred, 51,680 shares of Series C Preferred, 22,500 shares of Series D-1 Preferred and no shares of Series D-2 Preferred issued and outstanding. All of such outstanding shares have been validly issued, are fully paid and, except as provided under Section 630 of the Business Corporation Law of New York (relating to employee wages), nonassessable, and were not issued in violation of any preemptive rights. Except as set forth in Section 4.4 of the Disclosure Schedule, as of the date hereof, there are 2,673,991 warrants to purchase Buyer Common Stock issued and outstanding.

     SECTION 4.5 Consents and Approvals. Except as set forth in Section 4.5 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for Buyer to enter into this Agreement or the UAFC Share Purchase Agreement or for the consummation by Buyer of the transactions contemplated by this Agreement or the UAFC Share Purchase Agreement other than consents and approvals of or filings or registrations with (a) the DOJ pursuant to the HSR Act, (b) the PennLife Insurance Approvals and the ConLife Insurance Approvals, (c) the insurance departments of the States of New York, Texas, Florida; (d) and the federal and provincial governments of Canada, (e) the Commission pursuant to the requirements of the Exchange Act and (f) the approval of the shareholders of Buyer at a special meeting of shareholders of Buyer of the matters requiring shareholder approval as set forth in the UAFC Share Purchase Agreement, in accordance with New York law and the rules of Nasdaq (collectively, the "Buyer Approvals"). Sellers acknowledge that Buyer intends to sell some or all of the Shares and the PCFS Assets to one or more Subsidiaries of Buyer pursuant to
Section 2.2(j), and that the term "Buyer Approval" will include, for purposes of this Section 4.5 and of Section 6.1(a), any and all approvals of the relevant insurance regulators in connection with such transactions.


     SECTION 4.6 Brokers' Fees and Commissions. Except for Chase Securities Inc. ("Chase Securities"), Capital Z Management Inc., Chase Bank and Advest, Inc. ("Advest"), neither Buyer nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby. Buyer shall be solely responsible for the fees and expenses of Chase Securities, Capital Z Management Inc., Chase Bank and Advest in connection with the transactions contemplated hereby.

     SECTION 4.7 Purchase for Investment. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to the distribution of the Shares. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. Buyer will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities laws.


     SECTION 4.8 Financing. Concurrently with the initial execution of this Agreement, Buyer entered into a Stock Purchase Agreement (the UAFC Share Purchase Agreement"), with Capital Z Financial Services Fund II, L.P. ("Capital Z"), pursuant to which Buyer has agreed to issue and sell to Capital Z, and Capital Z has agreed to purchase and acquire from Buyer, on the terms and subject to the conditions contained therein, shares of Buyer Common Stock (subject to adjustment in accordance with the UAFC Share Purchase Agreement) for the purchase price set forth in the UAFC Share Purchase Agreement. The proceeds of such issuance will be used to fund a portion of the Purchase Price. In addition, Chase Manhattan Bank, N.A. ("Chase Bank") and Chase Securities have issued a commitment letter (the "Chase Commitment") for the Chase Bank Facility, the proceeds of which will be used to finance the balance of the Cash Purchase Price. True and complete copies of the UAFC Share Purchase Agreement and the Chase Commitment have been delivered to PFG.


     SECTION 4.9 SEC Reports. Except as set forth in Section 4.9 of the Disclosure Schedule, Buyer has timely filed with the Commission (a) Buyer's Annual Report on Form 10-K for the year ended December 31, 1997, (b) Buyer's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998, (c) all proxy statements relating to meetings of shareholders of Buyer occurring in 1997 and 1998, (d) all Current Reports on Form 8-K required to be filed since January 1, 1998, (e) all amendments and supplements required to be filed to all such reports, and (f) all other forms, reports, statements and other documents required to be filed with the Commission (all such documents in clauses (a) through (f) herein are referred to as the "SEC Reports"). Such SEC Reports filed with the Commission were prepared in all material respects in accordance with the requirements of applicable law and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Buyer has delivered or made available to Sellers true and complete copies of all of the SEC Reports.

     SECTION 4.10  Absence of Undisclosed Liabilities.  Except as set forth in
Section 4.10 of the Disclosure Schedule, as of the date hereof, and as of the Closing Date, except for matters relating to the transactions contemplated by this Agreement or as disclosed in the SEC Reports filed prior to the date hereof, there are no liabilities or obligations of the Buyer Parties that are required to be reflected on a balance sheet prepared in accordance with GAAP other than (a) liabilities and obligations reserved against in the financial statements constituting a part of the SEC Reports and not heretofore discharged,
(b) policyholder benefits payable or other liabilities or obligations arising in the ordinary course of business, or (c) liabilities and obligations disclosed in
Section 4.10 of the Disclosure Schedule.

     SECTION 4.11  Absence of Certain Changes.  Except as disclosed in Section
4.11 of the Disclosure Schedule or the SEC Reports filed prior to the date hereof or as permitted or contemplated by this Agreement, since September 30, 1998, none of the Buyer Parties has (a) experienced any change, event or condition which, individually or in the aggregate, has had or could reasonably be expected to have a Buyer Material Adverse Effect or (b) conducted its business in any material respect other than in the ordinary course.

     SECTION 4.12 Compliance with Applicable Law; Permits; Licenses. Except as set forth in Section 4.12 of the Disclosure Schedule:

          (a) The businesses of the Buyer Parties are being conducted in all material respects in compliance with all applicable provisions of any material federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to them, except for such noncompliance as has not had or could not reasonably be expected to have a Buyer Material Adverse Effect.

          (b) Each Buyer Party owns or validly holds all material licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required for its business and operations, except for those the failure of which to have has not had or could not reasonably be expected to have a Buyer Material Adverse Effect. All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments are valid and in full force and effect and none of the Buyer Parties has received any notice of any inquiry or proceeding that could reasonably be expected to result in the suspension, revocation or material limitation of any such license; and to the knowledge of Buyer, there is no reasonable basis for any such suspension, revocation or limitation. None of the Buyer Parties is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor are any of the Buyer Parties operating under any formal or informal agreement or understanding with the licensing authority of any State which restricts its authority to do business or requires it to take, or refrain from taking, any action.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 Conduct of Business Prior to the Closing. Except as expressly contemplated by this Agreement (including without limitation the Pre-Closing Restructuring Transactions (defined below), the Closing Transactions and the other transactions described as conditions to the consummation of the transactions contemplated by this Agreement specified in Article VI hereof), as set forth in Section 5.1 of the Disclosure Schedule or with the prior written consent of Buyer (not to be unreasonably withheld or delayed), during the period from the date of this

Agreement to the Closing, PFG and PLAC will cause each PennLife Company to, PFG and SFC will cause each ConLife Company and Services to, and PFG will cause each PFI Company and PCFS to, conduct its business and operations according to its ordinary and usual course of business and will use all reasonable efforts consistent therewith to preserve intact and, as applicable, maintain in good repair its properties, assets and business organizations, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with policyholders, agents and regulators, in each case in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement and as set forth in Section
5.1 of the Disclosure Schedule or with the prior written consent of Buyer (not to be unreasonably withheld or delayed), prior to the Closing, PFG and PLAC will not permit any of the PennLife Companies to, PFG and SFC will not permit any of the ConLife Companies or Services to, and PFG will not permit any of the PFI Companies or PCFS to:

          (a) propose or adopt any amendment to its Certificate or Articles of Incorporation or Bylaws (or similar organizational documents);

          (b) except in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other Person except for obligations of its Subsidiaries;

          (c) (i) adopt any new Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend any existing Benefit Plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law or (ii) increase in any manner the rate or terms of compensation of any of its directors, officers, agents or employees, except such increases as are granted in the ordinary course of business consistent with past practice, or enter into any employment, severance or collective bargaining agreement;

          (d) enter into any agreement with any officer, director, employee, general agent or sales agent of the Companies, Services or PCFS pursuant to which such Persons will be entitled to receive from any Company any Transaction Bonus;

          (e) (i) sell, transfer or otherwise dispose of any of its property or assets (not including those assets constituting investment securities of the Companies, which are the subject of paragraph (f) below) other than in the ordinary course consistent with past practices and, in any event, if the value of such properties or assets would, individually or in the aggregate, exceed $500,000 or (ii) mortgage or encumber any of its property or assets;

          (f) except in the ordinary course consistent with past practices, sell, transfer or otherwise dispose of any securities in the Companies' investment portfolios;

          (g) enter into or terminate any other material agreements, commitments or contracts, except agreements, commitments or contracts made or terminated in the ordinary course of business;

          (h) (i) split, combine or reclassify the Shares, (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares, other than those dividends or distributions set forth in Section 5.1(h) of the Disclosure Schedule, (iii) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Shares or any of its capital stock, or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (i) except in the ordinary course of business or with respect to capital projects approved prior to the date hereof, enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding $100,000;

          (j) take any action that would intentionally result in a breach of the representations and warranties contained in Article III of this Agreement;

          (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (l) materially change any of the tax or financial accounting methods or practices used by it unless required by GAAP, SAP or applicable law;

          (m) settle or compromise any claim (including arbitration) or litigation, which after insurance reimbursement involves an amount in excess of $250,000 or otherwise is material to the Company involved or the Companies taken as a whole;

          (n) file any amended Tax Return or settle or compromise any claim relating to Taxes;

          (o) make any payment, loan or advance of any amount to or in respect of, or engage in the sale, transfer or lease of any of its property or assets to, or enter into any contract with, any affiliate (other than those dividends or distributions set forth in Section 5.1(h) of the Disclosure Schedule or pursuant to arrangements already in place prior to the date hereof and described in Section 3.25 of the Disclosure Schedule);

          (p) amend the terms of or terminate any (i) Material Contracts or Reinsurance Agreements (other than an extension of the terms, or termination in accordance with the scheduled termination, of such Material Contract or Reinsurance Agreements expressly required by their terms) or
     (ii) contracts, agreements or arrangements with any affiliate to cause any change in the cost, services being provided, or term of any such agreements, other than as specifically contemplated by this Agreement;

          (q) enter into or renew (other than a renewal of such contract expressly required by the terms of such contract) any contract that would be considered a Material Contract or Reinsurance Agreement (including any contracts, agreements or arrangements with any affiliates);

          (r) engage in any transaction with any affiliate, except to the extent provided in this Agreement; or

          (s) agree to take any of the foregoing actions.

     SECTION 5.2 Management of Companies. Sellers shall, from the date of this Agreement through the Closing Date, cause management of the Companies to consult on a periodic basis and in good faith with the employees and representatives of Buyer concerning the management of the Companies' businesses, including without limitation the policies and practices of the Companies with respect to (i) the ceding or assumption of reinsurance or the termination or modification of existing Reinsurance Agreements (except as contemplated by this Agreement), (ii) significant underwriting, actuarial, Tax or accounting issues (including matters related to Tax audits or the establishment, review and modification of insurance and other reserves), (iii) significant matters relating to the conditions, forms and pricing of new kinds of policies and (iv) significant matters relating to the agency force, product distribution, commissions and similar matters; provided, however, that management of the Companies shall not consult with employees and representatives of Buyer on any matter if, based on advice of counsel, management determines that such consultation might violate the provisions of the HSR Act or any other laws.

     SECTION 5.3  Access to Information.

     (a) Between the date hereof and the Closing Date, PLAC, PFG and SFC shall cause the Companies, Services and PCFS to give to Buyer and its counsel, accountants and other authorized representatives and agents, full access, during regular business hours and upon reasonable advance notice, to any and all of their respective premises, properties, contracts, books and records, and will cause their respective officers and employees to furnish to Buyer and its representatives, except where prohibited by law, any and all data and information pertaining, directly or indirectly, to the Companies, the ConLife Employees, the PCFS Employees and the PCFS Assets that Buyer shall from time to time reasonably request, and shall permit Buyer and its representatives to make extracts and copies thereof. Buyer shall not exercise its rights under this
Section 5.3(a) in such a manner as to unreasonably interfere with the ordinary operations of any of the Companies, Services or PCFS.


     (b) As part of the foregoing review, PennLife shall, and PFG and PLAC shall cause PennLife to, retain and permit the Reserves Consultants to conduct independent reviews of all insurance reserves of PennLife (other than life insurance reserves), including but not limited to disability income claim reserves.


     (c) If the transactions contemplated herein are consummated, Buyer covenants and agrees that it shall preserve and keep the records of the Companies delivered to it hereunder for a period of seven years from the Closing Date, and shall make such records available to PLAC, PFG and SFC (without charge, other than reasonable photocopying expenses if copies are so requested by PFC, PLAC or SFC), as reasonably requested by PLAC, PFG and SFC in connection with any legal proceedings by or against, or governmental investigations of, PLAC, PFG and SFC or any of their affiliates, or in connection with any tax examination of PLAC, PFG and SFC or any consolidated group of which any of them was a part or for any other proper business purpose of PLAC, PFG or SFC or their affiliates.

     (d) If the transactions contemplated herein are consummated, Buyer, Sellers and the Companies jointly covenant and agree that, from and after the Closing Date, each will use its reasonable best efforts to cooperate with each other in connection with (i) the preparation of any Tax Return described in Section 5.17(e) or 5.17(f) of this Agreement and (ii) any action, suit, proceeding, investigation or audit of any of them relating to any Tax liability that may be the subject of indemnification under Article VIII of this Agreement. In furtherance thereof, Buyer, Sellers and the Companies further covenant and agree to promptly respond to all inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith.

     SECTION 5.4 HSR Act Filings. As soon as practicable after the date hereof, PFG and Buyer shall make appropriate filings with the DOJ under the HSR Act, with respect to the transactions contemplated by this Agreement. In connection with such filings, the parties hereto shall, in cooperation with each other, and as promptly as reasonably practicable from time to time hereafter, make all such further filings and submissions, and take such further action, as may be required in connection therewith. Each party shall furnish the others all information in its possession necessary for compliance by the others with the provisions of this Section 5.4. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other parties.

     SECTION 5.5 State Regulatory Approvals. As soon as practicable after the date hereof, Buyer shall file all applications and other documents, and shall use its reasonable best efforts to obtain all consents and approvals, as are required to be filed or obtained by it under the applicable laws of the States of Texas, North Carolina, Pennsylvania, New York and Florida and the federal or provincial government of Canada, as applicable, and of any other applicable jurisdictions, including all requisite approvals of the insurance regulatory authorities in such jurisdictions and all other governmental approvals required for consummation of the transactions contemplated by this Agreement, in each case as promptly as is practicable. PFG and PLAC shall cause the PennLife Companies, PFG and SFC shall cause the ConLife Companies and Services, to the extent necessary, and PFG shall cause the PFI Companies and PCFS, to the extent necessary, to take all such actions (other than the payment of money not then due and owing or the provision of other consideration) as are reasonably requested by Buyer to assist Buyer in completing all such filings and obtaining all such consents and approvals as are required to be made and obtained. Buyer shall take all such actions (other than the payment of money not then due and owing or the provision of other consideration) as are reasonably requested by PLAC, PFG, SFC and ConLife to assist in completing all filings and obtaining all consents and approvals as any of them may be required to make and obtain.

     SECTION 5.6 Pre-Closing Restructuring Transactions; Other Pre-Closing Matters.


     (a) At or prior to the Closing, PLAC, PFG and SFC shall cause to occur the transactions listed in Annex C (the "Pre-Closing Restructuring Transactions"); provided, however, that the parties acknowledge that a portion of the Purchase Price will be used to effect certain Pre-Closing Restructuring Transactions simultaneously with the Closing.


     (b) Prior to the Closing, Sellers shall pay in full all amounts due or to become due in respect of the lease for 3 Bethesda Metro Center, Suite 1600, Bethesda, Maryland. In addition, prior to the Closing, PFG will assign the Jack Kent Cook Stadium Lease Agreement to a Subsidiary of PFG (other than any of the Companies); provided, that if PFG is unable to assign such lease agreement, PFG shall pay all amounts owing and due with respect to such lease agreement for the full term thereof and shall be entitled to all of the benefits thereof.


     SECTION 5.7 Estimated Statement. PFG shall prepare and deliver (no later than five Business Days prior to the Closing Date) to Buyer a pro forma statement (the "Estimated Statement") reflecting PFG's good faith estimate of the capital and surplus (excluding AVR and IMR) of the PennLife Companies and the ConLife Companies as of the Closing Date assuming that the transactions contemplated hereby (including the Closing Transactions and the Pre-Closing Restructuring Transactions) occurred on and as of such date. The Estimated Statement shall be prepared in accordance with SAP using the assumptions and methodologies used in the preparation of the 1998 SAP Financial Statements. The Estimated Statement will also include an estimate for each Company of its respective tax liabilities under the tax allocation agreements listed on Exhibit G hereto.



     SECTION 5.8 Transaction Bonuses. PFG, PLAC or SFC shall pay at or prior to Closing all Transaction Bonuses payable to those officers, directors, employees or agents set forth on Section 3.25 of the Disclosure Schedule or otherwise agreed by Buyer and Sellers prior to Closing in accordance with
Section 5.1(d). To the extent such payments are made by any of the Companies, PFG, PLAC or SFC shall reimburse the relevant Companies for the full amount of such payments at Closing. Buyer shall cause the Companies to assume all obligations under the retention agreements referenced in Section 3.25 of the Disclosure Schedule arising after the Closing, other than the obligation to pay the Transaction Bonuses.


     SECTION 5.9 Payments to Agents. (a) Except as provided in Sections 5.9(b) or (c) below, at or prior to Closing, PFG, PLAC or SFC shall pay any and all amounts payable to any and all agents and other persons under compensation arrangements made or allegedly made in connection with, in contemplation of or otherwise relating to the proposed management-led buyout of PennLife (the "Pre-Sale Obligations").

     (b) At or prior to Closing, Buyer will (i) enter into investment agreements (the "Investment Agreements") with respect to the Buyer Common Stock to be purchased by certain agents of PennLife, (ii) adopt commission schedules and
(iii) adopt stock-based and other compensation plans, in each case on terms consistent with Schedule 5.9(b) (the "Post-Closing Compensation Obligations").

     (c) At and after the Closing, Buyer will cause PennLife to make all cash payments that relate to the Pre-Sale Obligations to the extent that such amounts are reserved for such purpose on the Unaudited Financial Statements and the Audited Financial Statements and set forth in Section 5.9 of the Disclosure Schedule.

     SECTION 5.10  All Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement including, without limitation, all actions necessary to satisfy any conditions set forth in the Chase Commitment. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     (b) At the Closing, PFG will assign to Buyer the non-exclusive right to enforce the rights of PFG under the confidentiality agreements entered into between Salomon Smith Barney, as agent for PFG and the Companies, and the prospective purchasers of the Companies to the extent that such rights pertain to the Companies.

     SECTION 5.11 Public Announcements. The parties hereto will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that each party will give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

     SECTION 5.12 Disclosure Supplements. From time to time prior to the Closing, PLAC, PFG and SFC may supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. Such supplements and amendments shall not be given effect for purposes of Section 6.1(d); however, if the Closing occurs, Buyer shall be deemed to have waived any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement or amendment.

     SECTION 5.13  Employment and Employee Benefits.

     (a) Buyer shall offer employment to all PCFS Employees (other than such employees who are disabled for purposes of the long-term disability plans, if any, applicable to such employees) employed immediately prior to the Closing Date upon the same terms and conditions of employment as in effect immediately prior to the Closing Date, which employment shall be effective on the Closing Date; provided, however, that Buyer shall not be obligated to offer employment to any PCFS Employees hired between the date hereof and the Closing Date who were hired without the consent of Buyer other than replacement employees performing functions substantially similar to his or her predecessor. Buyer shall be liable, and shall indemnify and hold Sellers harmless from any and all obligations or liabilities, contingent or otherwise, relating to or arising from the employment or termination of employment of the PennLife Employees or PFI Employees or any PCFS Employees hired pursuant to the first sentence of this Section 5.13(a) (together, the "Company Employees"), with respect to periods after the Closing Date. Sellers shall be liable for, and shall indemnify and hold Buyer harmless from any and all obligations or liabilities, contingent or otherwise, relating to or arising from the employment or termination of employment of any other employees of PFG or any of its affiliates (other than any of the Companies), including any PCFS Employees not hired pursuant to the first sentence of this Section 5.13(a) and any ConLife Employees with respect to periods up to and after the Closing Date, except to the extent that such obligations and liabilities are accrued for and are reflected on the Companies' balance sheets.

     (b) At and following the Closing Date: (i) Buyer shall administer and pay the claims, liabilities and expenses, and shall indemnify and hold Sellers harmless with respect to Benefit Plans that are sponsored or maintained by the Companies (the "Buyer Plans"), to the extent that such claims, liabilities and expenses relate to the Company Employees and (A) relate to periods after the Closing Date or (B) relate to periods prior to the Closing to the extent that such claims, liabilities and expenses are accrued and are reflected on the Companies' balance sheets; and (ii) Sellers shall indemnify and hold Buyer harmless with respect to claims, liabilities and expenses under the Buyer Plans, to the extent that such claims, liabilities and expenses relate to periods prior to the Closing and are not accrued or reflected on the Companies' balance sheets. At and following the Closing Date, Sellers shall administer and pay the claims, liabilities and expenses, and shall indemnify and hold Buyer harmless, with respect to all claims, liabilities and expenses relating to (i) any Benefit Plans that are not Buyer Plans, (ii) any "employee benefit plans" (as defined in Section 3(3) of ERISA) other than the Benefit Plans currently or previously sponsored by Sellers, and (iii) any pension plans, whether or not subject to Title IV of ERISA, and any liabilities or expenses incurred by any entity that is required to be aggregated with the Companies pursuant to section 414(b), (c) or (m) of the Code, immediately prior to, but not immediately after, the Closing Date, to the extent that any such claims, liabilities and expenses are not accrued or are not reflected in the Companies' balance sheets.

     (c) Without limiting or expanding Buyer's obligations with respect to the Post-Closing Stock-Based Compensation contemplated in Section 5.9(b) and subject to the last sentence of Section 5.13(d), Buyer shall, and shall cause its Subsidiaries (including the Companies), to provide employee benefits for Company Employees that are at least substantially comparable in the aggregate to the employee benefits and compensation provided to similarly situated Persons (i) by Sellers or their affiliates under the Benefit Plans and compensation arrangements in effect as of the Closing Date or (ii) by Buyer under its employee benefit plans and compensation arrangements in effect for its employees. Buyer shall or shall cause the Companies to pay all accrued and unpaid compensation, including vacation pay, as of the Closing Date in respect of the Company Employees except as provided in Section 5.8 or 5.13(b).

     (d) If Company Employees are included in any benefit plan (including without limitation, provision for vacation) of Buyer or its Subsidiaries, such employees shall receive credit for service prior to the Closing Date with Sellers or any of their Subsidiaries or affiliates to the same extent such service was counted under similar Benefit Plans for purposes of eligibility, vesting and eligibility for retirement, and benefit accrual with respect to vacation, disability and severance. Buyer shall use reasonable efforts to provide medical, dental and health plan coverage to Company Employees as of the Closing Date that shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Benefit Plan as of the Closing Date, and such plans shall provide credit for any deductibles and co-payments applied or made with respect to each Company Employee in the calendar year of the Closing. Buyer assumes the obligation, if any, to provide coverage to the extent required by Part 6 of Title I of ERISA from and after the Closing Date to Company Employees (but not any ConLife Employees or PCFS Employees) who terminated their employment on or before the

Closing Date. No benefits are guaranteed or promised hereunder to any Company Employee with respect to stock option, bonus or incentive plans, but may be so provided by Buyer in its sole discretion.

     (e) Prior to or effective as of the Closing Date, Sellers shall cause the Companies to contribute or accrue employer matching contributions for the portion of the calendar year prior to the Closing Date, with respect to all Company Employees, and shall immediately thereafter fully vest all such Company Employees' accounts under any 401(k) plan maintained by Sellers or their Subsidiaries prior to the Closing Date for the benefit of Company Employees. As soon as practicable after the Closing Date, Buyer shall cause a 401(k) plan maintained by Buyer or the Companies to accept "eligible rollover contributions," within the meaning of Section 402(f)(2)(A) of the Code, from any 401(k) plan maintained by Sellers or their Subsidiaries prior to the Closing Date, for the benefit of Company Employees.


     (f) Notwithstanding any other provision of this Section 5.13, for the period from the Closing Date through the last day of the first calendar month starting after the Closing Date (the "Transition Period"), Seller agrees (i) to administer the Buyer Plans consistent with past practice in accordance with the terms of such Buyer Plans and in compliance with applicable laws and (ii) to the extent Company Employees on or prior to the Closing Date are benefitting under or are covered by Benefit Plans that are not Buyer Plans, including without limitation any medical and life insurance plan maintained by PFG or any other Seller (but excluding any 401(k), pension or severance plan) such Company Employees may continue to participate in and benefit under such Benefit Plans through the last day of the Transition Period. Buyer shall bear the costs of (i) administering the Buyer Plans for the Transition Period and (ii) maintaining the participation of such Company Employees in the Benefit Plans that are not Buyer Plans during the Transition Period. Buyer shall indemnify, defend and hold harmless Sellers (other than, following the Closing, Sellers that are Companies) from and against all Losses (as defined below) based upon, arising out of or otherwise in respect of Seller's services under this Section 5.13(f); provided, however, that Seller shall not, in the performance of its responsibilities under this Section 5.13(f), intentionally violate the terms of such Buyer Plans or Benefit Plans as applicable, and applicable laws including, but not limited to, ERISA and the Code.


     SECTION 5.14 Nonsolicitation. Each of PLAC, PFG and SFC and any of its affiliates (other than the Companies) hereby agrees that, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, it shall not, without Buyer's prior written consent, directly or indirectly, solicit or hire any of the current officers, general agents or sales agents (down to the level of district manager) of any of the Companies except those officers disclosed in Section 5.14 of the Disclosure Schedule; provided, however, that nothing herein shall prohibit it or any of its Subsidiaries from publishing a general solicitation of employment in any newspaper, magazine, trade publication or other medium or from soliciting or hiring any person who was an officer of any of the Companies on the Closing Date but whose employment by such Company thereafter ceases, except as a result of Sellers' solicitation or hiring of such person in violation of the first clause of this Section 5.14.

     SECTION 5.15 Acquisition Proposals. No Seller shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative acting on its behalf to, directly or indirectly, (a) make any offer or proposal to any Person or enter into any contract with any Person to (i) sell or otherwise transfer any of the capital stock or assets or properties of the Companies or any of the PCFS Assets or (ii) effect any recapitalization, refinancing, restructuring, merger, consolidation or other business combination involving the Companies or any of the PCFS Assets; (b) entertain, solicit, encourage, accept, negotiate or otherwise hold substantive discussions regarding any offer or proposal from any Person to (i) purchase or otherwise acquire any of the capital stock or assets or properties of the Companies or any of the PCFS Assets, (ii) effect any recapitalization, refinancing, restructuring, merger, consolidation, or other business combination involving the Companies or any of the PCFS Assets, or (c) provide any non-public information regarding the Companies or the PCFS Assets to any prospective purchaser thereof. If any such offer or proposal is made to or received from any Person, Sellers will promptly advise such Person by written notice of the terms of this Section 5.15 and will promptly deliver a copy of such notice to Buyer.

     SECTION 5.16 Section 338(h)(10) Election, Allocation of Purchase Price under Sections 338 and 1060 and Matters Relating to SWLIC. (a) An election under Section 338(h)(10) of the Code and any corresponding elections under the state, local or foreign tax law (the "338(h)(10) Election") shall be made by PFG and Buyer in respect of the purchase and sale of the PFI Shares. The parties agree that the Purchase Price will be allocated as provided in Section 2.1 to the assets of PCFS and PFI for all purposes (including Tax and financial accounting purposes) in accordance with the rules under Section 338(b)(5) and
Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The parties agree to cooperate in good faith in preparing the Allocation Schedule as soon as practicable. Sellers, PCFS, PFI and Buyer will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

     (b) If requested by Buyer, Sellers shall also join in the filing of a
Section 338(h)(10) Election with respect to the purchase and sale of the ConLife Shares. Any Tax liability resulting from such election and all costs associated with such election shall be borne by Buyer. If such election is made, the principles of the second, third and fourth sentences of Section 5.16(a) shall apply.


     (c) As promptly as practicable (but in no event more than 90 days) after the Closing Date, PFG shall deliver to Buyer (i) a calculation certified by PFG's Chief Financial Officer stating ConLife's estimated tax basis in the shares of common stock, par value $1.00 per share, of SWLIC as of the Closing Date, which shall separately state adjustments for income, losses, distributions, contributions and other relevant adjustments from January 1, 1998 through the Closing Date with respect to such tax basis (the "SWLIC Basis Adjustments") and (ii) if requested by Buyer, an updated appraisal from Tillinghast setting forth the fair market value of SWLIC as of the latest practical date up to and including the Closing Date (the "SWLIC Valuation Opinion"). If Buyer requests the SWLIC Valuation Opinion, the costs thereof shall be shared equally by Buyer and PFG. If Buyer requests the SWLIC Valuation Opinion, an actuary selected by Buyer shall review the SWLIC Valuation Opinion with Tillinghast in order to arrive at a mutually agreed upon fair market value of SWLIC (the "SWLIC Value"). If the SWLIC Value is greater than $220 million plus the SWLIC Basis Adjustments, 35% of such excess shall be recorded as a liability for Taxes on the Closing Statement with respect to ConLife. PFG and SFC agree that unless such a liability is recorded on the Closing Statement as set forth in the preceding sentence, they shall not take the position in any Tax Return that the Tax basis of SWLIC immediately after the Closing Transactions exceeds $220 million plus or minus, as the case may be, the SWLIC Basis Adjustments.


     SECTION 5.17  Tax Matters.


     (a) Sellers shall be responsible for and shall pay all Taxes imposed on the income of the Companies, including, without any limitation, any amounts included in income under Treasury Regulation Sections 1.1502-13 and 1.1502-14, any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19 and any Taxes resulting from the transactions contemplated under this Agreement, for all periods through and including the Closing Date to the extent not provided as a current Tax liability on the Closing Statement. Except as required by law, PFG, PLAC and SFC shall take no position on such Tax Returns that relate to the Companies that would adversely affect the Companies after the Closing Date. The income of the Companies shall be apportioned to the period up to and including the Closing Date (excluding income after the Closing but prior to the end of the Closing Date (i) that is not incurred in the ordinary course of business, (ii) that is not incurred pursuant to the transactions contemplated by this Agreement and (iii) that is caused by Buyer, which in each case shall be attributed to the period after the Closing Date) and the period after the Closing Date by closing the books of the Companies as of the end of the Closing Date.

     (b) PFG, PLAC and SFC shall make no election to retain any net operating loss carryovers or capital loss carryovers of the Companies under Treasury Regulation Section 1.1502-20(g) or any similar provision of federal, state, local or foreign law.

     (c) PFG, PLAC and SFC shall allow the Companies and its counsel to participate in any audits of the consolidated federal income Tax Returns of PFG, PLAC or SFC to the extent that such Tax Returns relate to the Companies.

     (d) PFG, PLAC and SFC shall immediately pay to Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a postacquisition Tax attribute of any of the Companies into a consolidated, combined or unitary Tax Return of PFG, PLAC or SFC, when such refund or reduction is realized by PFG, PLAC or SFC. PFG, PLAC and SFC shall cooperate with the Companies in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns. PFG shall be entitled to any Tax refund (or reduction in Tax liability) from a Tax Return for a taxable year that ends on or prior to the Closing Date or the portion ending on the Closing Date of any taxable year that includes the Closing Date that was not reflected on the Closing Statement and is not described in the first sentence of this Section 5.17(d) (a "Seller Refund"), net of any tax payable by Buyer or the Companies in respect of the receipt or accrual of such Seller Refund or any additional correlative tax liability in another taxable year (a "Seller Net Refund Amount"). If Buyers or any of the Companies realize such Seller Refund in cash or through the reduction of another Tax liability for which Buyer is responsible hereunder after the Closing Date, they shall pay the associated Seller Net Refund Amount over to PFG within five days of receipt.

     (e) PFG, PLAC and SFC will prepare or cause to be prepared, and file or cause to be filed in a manner consistent with past practice and in the ordinary course of business (subject to any departure required to comply with any applicable law) (i) all consolidated, combined, or unitary Tax Returns of the Sellers, the PLAC Group, the ConLife Group or the PFG Group that include the Companies for all periods that begin prior to the Closing Date and (ii) all other Tax Returns required to be filed by or on behalf of the Companies on or prior to the Closing Date. PFG, PLAC and SFC agree to consult with Buyer with respect to the Tax Returns described in this section, and shall deliver drafts of such Tax Returns to Buyer no later than 10 Business Days prior to the date, including extensions, on which such Tax Returns are required to be filed.

     (f) Buyer will prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Companies other than those set forth in Section 5.17(e). Buyer will prepare all Tax Returns which reflect any Taxes for which PFG, PLAC and SFC may be obligated to indemnify the Buyer Indemnitees under this Agreement, in a manner consistent with past practice (subject to any departure required to comply with any applicable law). Buyer agrees to consult with PFG with respect to the Tax Returns described in the preceding sentence, and shall deliver drafts of such Tax Returns to PFG no later than 10 Business Days prior to the date, including extensions, on which such Tax Returns are required to be filed.

     (g) The Consolidated Federal Income Tax Liability Allocation Agreement, dated December 14, 1995, among ConLife, Union Bankers and Marquette, as amended by the First Amendment to Consolidated Federal Income Tax Liability Allocation Agreement, dated as of January 1, 1996, among ConLife, Union Bankers, Marquette and SWLIC (other than Section 4 thereof) shall remain in effect solely as between ConLife and SWLIC with respect to taxable periods through and including the Closing Date. Except as provided in the foregoing sentence, effective as of the Closing Date, PFG, PLAC and SFC shall terminate, or cause to be terminated, any agreements relating to the sharing or allocation of, or indemnification agreement with respect to, Taxes, or any similar contract or arrangement to which any of the Companies is party such that none of the Companies has any further Tax liability thereunder except as provided as a current Tax liability on the Closing Statement, which shall be paid as soon as reasonably practicable after the Closing.


     SECTION 5.18 Financial Matters; Proxy Statement. (a) As soon as reasonably practicable following the date of this Agreement, PFG shall deliver to Buyer true and complete copies of (i) the audited combined financial statements of the Companies (and PCFS, to the extent required under Item 13 of Schedule 14A under the Exchange Act for purposes of the Proxy Statement) as at and for the years ended December 31, 1995, 1996, 1997 and 1998, together with the notes thereto (the "Audited Financial Statements"), which shall be certified by KPMG Peat Marwick LLP ("KPMG"), independent public accountants for PFG and
(ii) the Annual Statements for each PennLife Company and ConLife Company for the year ended December 31, 1998, including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith (the "1998 SAP Financial Statements"). In addition, PFG shall, as promptly as practicable, provide all other financial data and other information relating to the Companies reasonably requested by Buyer, so as to permit Buyer to satisfy any reporting or disclosure obligations of Buyer relating to the transactions contemplated by this Agreement.



     (b) As soon as reasonably practicable after the delivery to Buyer of the Audited Financial Statements for 1995, 1996 and 1997, Buyer shall file with the Commission a preliminary proxy statement (the "Proxy Statement") with respect to, among other things, the solicitation of shareholder votes to amend Buyer's certificate of incorporation to increase its authorized capital stock. Buyer shall use its commercially reasonable efforts to promptly respond to any comments raised by the Commission with respect to the Proxy Statement and shall cause the definitive Proxy Statement to be mailed to the shareholders of Buyer at the earliest practicable date. If any event with respect to Buyer, or with respect to other information supplied by the Companies or Sellers for inclusion in the Proxy Statement, shall occur which is required to be described in a supplement to the Proxy Statement, such event shall be so described, and such supplement shall be promptly filed with the Commission and, as required by law, disseminated to shareholders of Buyer. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.


     SECTION 5.19  Peninsular Licenses.

     (a) Prior to the Closing, Sellers shall cooperate with and assist, and shall cause the Companies to cooperate with and assist, Buyer in causing Peninsular (i) to remove such restrictions as is reasonably necessary to permit Peninsular to write new business in the states in which Peninsular holds licenses to conduct insurance business as of the date hereof and (ii) to obtain licenses to conduct insurance business in the states listed in Section 5.19 of the Disclosure Schedule and to obtain such product approvals in such states as Buyer reasonably requests.

     (b) Buyer will reimburse PFG and/or PLAC, as applicable, for all actual out-of-pocket costs incurred in connection with obtaining the licenses and product approvals contemplated in Section 5.19(a) above.


     (c) If Buyer is unable to acquire the Peninsular Shares, (i) the Purchase Price will be reduced by the Peninsular Purchase Price, (ii) PFG or its designee will purchase the Peninsular Shares for an amount in cash equal to the Peninsular Purchase Price, (iii) the Aggregate Capital Amount will be reduced by $12,725,000 and the Target Capital Amount for Peninsular will be eliminated, and
(iv) all ConLife business being reinsured by Peninsular pursuant to the reinsurance transaction contemplated in item 9 of Annex C will be transferred by Peninsular to a party designated by Buyer under a reinsurance agreement containing terms reasonably satisfactory to Buyer.

     SECTION 5.20 PCFS Licenses. At or prior to Closing, Sellers shall use their commercially reasonable best efforts to obtain all software licenses (the "PCFS Licenses") required to be obtained in connection with the sale of the PCFS Assets to Buyer. At the Closing, Buyer shall reimburse PFG for 50% of all costs incurred in connection with obtaining the PCFS Licenses.

     SECTION 5.21 Change of Name. As soon as reasonably practicable after the Closing Date, Buyer shall cause PC-Canada and PFI (and, to the extent applicable, any Subsidiaries thereof) to amend their respective organizational documents and take all other regulatory and other actions to change their respective names to a name that does not include the word "PennCorp" or any variant thereof. Notwithstanding the foregoing, PC-Canada and PFI (and any applicable Subsidiaries thereof) may, until such name change occurs, continue to use stationery, letterhead, policy forms, business cards and other property or assets on which the name "PennCorp" or any variant thereof appears so long as Buyer uses its reasonable efforts to cause appropriate notations to be made thereon indicating that such Companies are divisions of UAFC and are not part of the PennCorp Financial Group, Inc. group of companies.

     SECTION 5.22 Litigation Arising Between Signing and Closing. Sellers will provide Buyer with prompt notice in reasonable detail of any Litigation, complaints, charges or claims against any of the Companies or PCFS before any Governmental Authority or arbitrator initiated or, to the knowledge of Sellers, threatened between the date hereof and the Closing Date that would have been required to be disclosed in Section 3.10 of the Disclosure Schedule ("New Litigation") or Section 3.23(f) of the Disclosure Schedule ("New Employee Claims") had they arisen or been in existence on or prior to the date of this Agreement.


     SECTION 5.23 Union Bankers. If the Union Bankers Special Dividend distributed to ConLife in accordance with Section 2.2(a) of this Agreement is limited by any regulatory authority such that the capital and surplus of Union Bankers (as indicated on the Estimated Statement) exceeds the Union Bankers Target Capital Amount specified in Section 2.3(e) hereof, the Purchase Price specified in Section 2.1 hereof shall be increased by the amount of such excess; provided, that in no event shall the Purchase Price be increased pursuant to this Section 5.23 by more than $6,500,000. If the Purchase Price is increased pursuant to this Section 5.23 by more than $6,500,000. If the Purchase Price is increased pursuant to this Section 5.23, there will be a corresponding increase in the Aggregate Target Capital Amount specified in Section 2.3(e) hereof.


                                   ARTICLE VI

                               CLOSING CONDITIONS

     SECTION 6.1 Conditions to the Obligations of Buyer under this Agreement. The obligations of Buyer under this Agreement to consummate the Closing Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

          (a) subject to Section 5.19(c) hereof, all authorizations, consents and approvals contemplated by Sections 3.6 and 4.5, including the PennLife Insurance Approvals, the ConLife Insurance Approvals (which shall include approval to restructure the capital of the PennLife Companies and the ConLife Companies to reset unassigned surplus to not less than zero) and the Buyer Approvals, shall have been obtained and shall be in full force and effect and applicable regulators shall not have imposed any material and adverse prohibitions, limitations, conditions or restrictions on Buyer or any of the Companies in connection with the approvals by such regulators of the Forms A to be filed by the parties as contemplated hereby, including but not limited to a restriction on the ability of any of the Companies to pay ordinary dividends or to write any material line of business.

          (b) any waiting period applicable to the consummation of the sale and purchase of the Shares under the HSR Act shall have expired or been terminated;

          (c) no injunction, restraining order or other ruling or order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing Transactions shall be in effect;

          (d) each of the obligations of PLAC, PFG, SFC and PCFS required to be performed by it at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of PLAC, PFG, SFC and PCFS contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except (i) as to those representations or warranties which specifically relate to an earlier date, which need to be true and correct in all material respects as of such specified dates and (ii) to the extent that the representation and warranty set forth in Section 3.15(e) has been rendered inaccurate as the result of any claims asserted with respect to Agent Compensation between the date hereof and the Closing), and Buyer shall have received a certificate to that effect signed by a senior officer of each of PLAC, PFG, SFC and PCFS;


          (e) any and all material permits, consents, waivers, clearances, approvals and authorizations of Governmental Authorities and all material consents, licenses, waivers or approvals of any other third parties (other than those contemplated by subparagraph (a) above), including the PCFS Licenses, which are necessary in connection with the consummation of the Closing Transactions and the consummation of the transactions contemplated by the UAFC Share Purchase Agreement shall have been obtained;



          (f) Buyer shall have received opinions of counsel to Sellers, in the forms attached hereto as Annex D;



          (g) Security Life and Trust Insurance Company ("Integon") and PennLife shall have entered into a lease agreement containing the material terms set forth on Exhibit C on terms reasonably satisfactory to Buyer pursuant to which, following the Closing, PennLife will continue to occupy office space currently occupied by PennLife Employees at the facility located at Wycliff Road in Raleigh, North Carolina, for the term described in Exhibit C;


          (h) Buyer or any of the Companies and AmeriLife Marketing Inc. shall have entered into an agreement containing the material terms set forth on Exhibit A and otherwise on terms reasonably satisfactory to Buyer;

          (i) the capital and surplus (excluding AVR and IMR) of the PennLife Companies and the ConLife Companies reflected on the Estimated Statement shall equal or exceed the Target Capital Amount for each Company and the Aggregate Target Capital Amount shall have been satisfied;


          (j) all intercompany indebtedness owed by PFG and its affiliates (other than the Companies) to any of the Companies or owed by the Companies to PFG or its affiliates (other than the Companies) as listed on Section
     3.24 of the Disclosure Schedule shall have been paid in full, and all other affiliate transactions described on Section 3.24 of the Disclosure Schedule shall have been terminated (other than such affiliate transactions solely among the Companies), with no further liability to any of the Companies or relating to the PCFS Assets;



          (k) the conditions set forth in the Chase Commitment shall have been satisfied, to the satisfaction of Chase Bank and Chase Securities; provided, however, that upon receipt of notice from Chase Bank that the reports delivered by the Reserves Consultants and the 1998 Audited Financial Statements are satisfactory under the terms of the Chase Commitment (which shall be deemed satisfactory for purposes of this clause if no objection is made within 30 days of delivery of the last of such reports and financial statements), the conditions specified in this Section 6.1(k) shall no longer be conditions to the consummation by Buyer of the Closing Transactions;



          (l) the Reserves Consultants shall have completed their review of the active life reserves of PennLife and the results of such review shall be reasonably satisfactory to Buyer; provided, however, that Buyer shall make its determination of the adequacy of such report within 20 days of delivery of such report;



          (m) each of the Pre-Closing Restructuring Transactions shall have been completed or otherwise provided for to the reasonable satisfaction of Buyer;



          (n) Sellers shall have delivered to Buyer for inclusion in the Proxy Statement the 1998 Audited Financial Statements specified in Section 5.18(a)(i) and the shareholders of Buyer shall have approved at a special meeting of shareholders of Buyer the matters requiring shareholder approval as set forth in the UAFC Share Purchase Agreement, in accordance with New York law and the rules of Nasdaq;



          (o) the Companies shall have received either (i) a rating of B+ or better from A.M. Best or (ii) assurances from A.M. Best satisfactory to Buyer that on or immediately after the Closing, the Companies will be assigned at least a B+ rating;



          (p) Buyer or a designated subsidiary of Buyer shall have entered into an agreement with Integon, Occidental Life Insurance Company of North Carolina and Professional Insurance Company containing the material terms set forth on Exhibit E or otherwise on terms reasonably satisfactory to Buyer and PFG pursuant to which Buyer or such subsidiary shall have agreed to provide the services specified in Exhibit E for the period specified in Exhibit E;



          (q) Sellers shall have delivered to Buyer a certificate complying with Treasury Regulations section 1.1445-2(b)(2), in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that Sellers are not foreign persons within the meaning of such section.


     SECTION 6.2 Conditions to the Obligations of Sellers under this Agreement. The obligation of Sellers under this Agreement to consummate the Closing Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

          (a) all authorizations, consents and approvals contemplated by Sections 3.6 and 4.5, including the PennLife Insurance Approvals, the ConLife Insurance Approvals and the Buyer Approvals shall have been obtained and shall be in full force and effect and applicable regulators shall not have imposed any material and adverse prohibitions, liabilities, limitations, conditions or restrictions on Sellers or (to the extent Sellers would be prevented from consummating the transactions contemplated by this Agreement) the Companies, in connection with the approvals by such regulators of the Forms A to be filed by the parties as contemplated hereby including but not limited to a restriction on the ability of Union Bankers to pay the Union Bankers Special Dividend or on the ability of the Sellers or the Companies to make any other reallocation of capital and surplus as otherwise permitted or required by this Agreement;

          (b) any waiting period applicable to the consummation of the sale and purchase of the Shares under the HSR Act shall have expired or been terminated;

          (c) no injunction, restraining order or other ruling or order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing Transactions shall be in effect;

          (d) each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), and Sellers shall have received a certificate to that effect signed by an officer of Buyer;


          (e) Buyer or a designated subsidiary of Buyer shall have entered into an agreement with Integon, Occidental Life Insurance Company of North Carolina and Professional Insurance Company containing the material terms set forth on Exhibit E or otherwise on terms reasonably satisfactory to Buyer and PFG pursuant to which Buyer or such subsidiary shall have agreed to provide the services specified in Exhibit E after the Closing for the period specified in Exhibit E;



          (f) Sellers shall have received an opinion of counsel to Buyer, in the form attached hereto as Annex E; and


          (g) the shareholders of Buyer shall have approved at a special meeting of shareholders of Buyer the matters requiring shareholder approval as set forth in the UAFC Share Purchase Agreement, in accordance with New York law and the rules of Nasdaq.

                                  ARTICLE VII

                                    CLOSING

     SECTION 7.1 Closing. The closing of the Closing Transactions (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, subject to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, as soon as practicable after the date hereof and in any event not later than June 30, 1999, or at such other time and place and on such other date as Buyer and PFG shall agree (the "Closing Date"). As a further condition to Closing, at the Closing:

          (a) PLAC, PFG, SFC and PCFS, as applicable, shall deliver or cause to be delivered to Buyer the following:

             (i) the certificates described in Section 6.1(d);

             (ii) share certificates representing all of the Shares in appropriate form for transfer to Buyer duly endorsed in blank or accompanied by stock powers duly executed in blank;

             (iii) resignations of the directors of each of the Companies;

             (iv) an executed Bill of Sale, Assignment and Assumption Agreement; and

             (v) a section 116 certificate in respect of the PC-Canada shares bearing a certificate amount not less than the amount of the PC-Canada Purchase Price; provided, that if the certificate is not so delivered, Buyer shall make such withholdings as may be required pursuant to the Income Tax Act (Canada).

          (b) Buyer shall deliver or cause to be delivered to Sellers the following:


             (i) the certificate described in Section 6.2(d) and;



             (ii) an executed Bill of Sale, Assignment and Assumption Agreement; and


          (c) Buyer shall pay or cause to be paid to Sellers, by wire transfer of immediately available funds to such account or accounts as Sellers shall have designated in writing at least two days prior to the Closing Date, the Cash Purchase Price.

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                                  ARTICLE VIII

                            SURVIVAL/INDEMNIFICATION

     SECTION 8.1 Survival of Representations and Warranties; Indemnification Obligations.


     (a) Notwithstanding any right of Buyer to investigate fully the affairs of the Company and the Subsidiaries and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Sellers contained in this Agreement or in any documents delivered pursuant to this Agreement. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing (except that the representations and warranties contained in Sections 4.9, 4.10, 4.11 and 4.12 shall not survive the Closing). The representations and warranties of Sellers contained in this Agreement shall terminate and expire (i) with respect to any Claim (as defined below) based on the representations and warranties contained in Section 3.14 (a "Tax Representation Claim") on the date which is 30 days after the date upon which the liability to which any such Tax Representation Claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive); (ii) with respect to any Claim based on the representations and warranties contained in Section 3.19, three years after the Closing Date; (iii) with respect to any Claim based on the representations and warranties contained in Section 3.13, on the date upon which the liability to which any such Claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive); and (iv) with respect to any Claim based on any other representation and warranty (except for those representations and warranties in Sections 3.1, 3.2, 3.4, 3.5 and 3.16 (the "Fundamental Representations"), all of which Fundamental Representations shall survive without limitation), on the date which is 18 months after the Closing Date. Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants and agreements of this Agreement will survive the Closing and remain in effect indefinitely.


     (b) PFG, with respect to all matters contemplated by this Agreement, jointly and severally with PLAC, SFC and PCFS; PLAC, with respect only to matters relating to itself and the PennLife Companies, severally and not jointly with any other Seller (except PFG); SFC, with respect only to matters relating to itself and the ConLife Companies, severally and not jointly with any other Seller (except PFG); and PCFS, with respect only to matters relating to itself, severally and not jointly with any other Seller (except PFG), will indemnify, defend and hold harmless Buyer and, following the Closing, the Companies (together with their respective directors, officers, employees, affiliates, successors and assigns, the "Buyer Indemnitees") from and against all actions, causes of action, suits, claims, complaints, demands, litigations, or legal, administrative or arbitral proceedings or investigations ("Claim"), losses, liabilities, damages (excluding any indirect, consequential or special damages), deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, reasonable expenses and disbursements of outside attorneys, experts and consultants) incurred by the indemnified party in any action or proceeding between the indemnifying party and the indemnified party or between the indemnified party and any third party, or otherwise ("Losses") based upon, arising out of or otherwise in respect of:

          (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement or in any documents delivered by Sellers pursuant to this Agreement (including any breach of the representation and warranty in Section 3.15(e) relating to claims for Agent Compensation not listed in Section 3.15(e) of the Disclosure Schedule); provided, that for purposes of this Section 8.1(b)(i) only, any inaccuracy in or breach of a representation or warranty shall be determined without reference to any materiality or Material Adverse Effect qualifier (other than such qualifier contained in Section 3.27 hereof) that may be set forth therein;


          (ii) any derivative lawsuits or lawsuits based upon violations of federal and state securities laws against PFG or its affiliates or their respective officers and directors which are pending as of the date of this Agreement or which may be brought after the date of this Agreement, whether or not Buyer, the Companies or any Buyer Indemnitee is named or joined as a party thereto; provided, that Buyer shall not be entitled to indemnification under this Section 8.1(b)(ii) for any Losses incurred by Buyer in connection with such lawsuits that result from any actions of Buyer that are independent from, and not in breach or violation of, any of the transactions or other matters contemplated by this Agreement or any other documents executed and delivered in connection with the transactions contemplated by this Agreement;

          (iii) any Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Companies is or was a member on or prior to the Closing Date by reason of the liability of the Companies pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or any contractual liability for Taxes of any party other than the Companies;

          (iv) any Phase III Taxes of any Company relating to any period up to and including the Closing Date;


          (v) any Phase III Taxes of any Company relating to any period after the Closing Date up to and including five taxable years following the Closing Date and all or any portion of any later taxable year through and including the fifth anniversary of the Closing Date; provided, that if any Phase III Taxes arise after the Closing Date as a result of any action taken by Buyer, Buyer shall only be entitled to be indemnified for 75% of such Taxes; provided further, that PFG, SFC and PLAC shall not be liable hereunder with respect to any Phase III Taxes caused solely by Buyer's failure to make reasonable efforts, for such period, to (A) maintain in force the reinsurance agreement between ConLife and Peninsular contemplated by item 8 of Annex C (unless otherwise required by applicable regulators) and (B) maintain Peninsular as a life insurance company within the meaning of Section 816 of the Code;


          (vi) any reductions in or limitations on the NOLs resulting from any challenge by a Governmental Authority or limitation imposed under the Code (other than limitations imposed solely by reason of the Closing Transactions), including without limitation any increased liability or Taxes with respect to periods after the Closing;


          (vii) in the event the NOLs available for carryover, as provided in
     Section 3.14(ac), are less than $20 million, the amount of the difference multiplied by 35%, utilizing a discount rate of 15% per annum, utilizing the date when such unavailable amount of NOLs would otherwise have been available and reflecting the principles of Section 382 of the Code, will constitute the amount of Buyer's loss. An example of the application of this calculation is set forth in Exhibit F.


          (viii) any of the Pre-Closing Restructuring Transactions (whether such Losses relate to Taxes or otherwise);

          (ix) any Taxes, or for any Loss of Tax benefits, incurred in connection with or as a result of any 338(h)(10) Election pursuant to
     Section 5.16 of this Agreement;

          (x) any Taxes related to the Closing Transactions;

          (xi) the Transaction Bonuses and the Pre-Sale Obligations (other than any Losses resulting from the failure by Buyer to perform its obligations under Section 5.9(b) or (c));

          (xii) any liabilities of PCFS that Buyer has not expressly assumed;

          (xiii) the failure of PCFS to comply, in connection with the sale of the PCFS Assets, with all applicable bulk sales or bulk transfer laws;

          (xiv) the presence at any time prior to the Closing of underground fuel storage tanks at, or the use prior to the Closing as an auto service station of, the commercial property located at 645 Riverside Avenue, Jacksonville, Florida 32204 (referred to in Section 3.19 of the Disclosure Schedule) and arising pursuant to Environmental Laws; and

          (xv) the wrongful discharge claim by Mr. Ernie Brezden (item 16 of Section 3.10 of the Disclosure Schedule), the discrimination claim by Bernadette Somerville (item 6 of Section 3.10 of the Disclosure Schedule) and the discrimination claim by Robert Foster (item 18 of Section 3.10 of the Disclosure Schedule).

     SECTION 8.2 Obligation of Buyer to Indemnify. Buyer agrees to indemnify, defend and hold harmless Sellers (other than, following the Closing, the Companies) and their respective directors, officers, employees, affiliates, successors and assigns from and against all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any documents delivered by Buyer pursuant to this Agreement and
(ii) a breach by Buyer of its obligations under Section 5.9(b) or (c) of this Agreement, including the Post-Closing Compensation Obligations.

     SECTION 8.3  Notice and Opportunity to Defend.

     (a) Notice of Asserted Liability.  The party making a claim under this
Article VIII is referred to as the "Indemnitee," and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party." All claims by any Indemnitee under this Article VIII shall be asserted and resolved as follows: Promptly after receipt by the Indemnitee of notice of any Claim or circumstances which, with the lapse of time, would or might give rise to a Claim or the commencement (or threatened commencement) of a Claim including any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the Indemnifying Party. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

     (b) Opportunity to Defend. (i) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability (excluding those related to Taxes relating to any period ending after the Closing Date). If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control as well as reasonable access to its employee and consultants, in each case to the extent necessary or appropriate for such defense. In the event it is determined by a court of competent jurisdiction that an Indemnitee is not entitled to indemnification pursuant to this Article VIII for any Asserted Liability, then the Indemnitee shall promptly reimburse the Indemnifying Party for all fees, costs and expenses (including reasonable fees, expenses and disbursements of outside attorneys, experts and consultants) incurred by the Indemnitee in connection with the defense of such Asserted Liability.

     SECTION 8.4 Limitations on Indemnification. The indemnification provided for in Sections 8.1 and 8.2 shall be subject to the following limitations:

          (a) The Indemnifying Parties shall not be obligated to indemnify the Buyer Indemnitees for Losses arising under Section 8.1(b)(i) with respect to breaches of representations and warranties until the aggregate amounts for indemnification under Section 8.1(b)(i) equals $2.5 million (the "Basket Amount"), whereupon the Indemnifying Parties shall be obligated to pay only the amount of such Losses in excess of the Basket Amount; provided, however, that the foregoing limitation shall not apply to, and the Indemnifying Parties shall be obligated to indemnify the Buyer Indemnitees for the full amount of, Losses arising under Section 8.1(b)(i) based upon, arising out of or otherwise in respect of the Fundamental Representations and Sections 3.13 and 3.14 (collectively, the "Basket Exclusions") without regard to the Basket Amount; provided further, that any Losses based upon, arising out of or otherwise in respect of the Basket Exclusions shall not be counted against the Basket Amount.

          (b) The Sellers, collectively, shall not be obligated to make any payment for indemnification under Section 8.1(b) with respect to breaches of representations and warranties (except those based upon, arising out of or otherwise in respect of the Fundamental Representations and Sections 3.13(e) and 3.14(n)) and under Sections 8.1(b)(iv), (v), (vi), (ix) and (x) in excess of the Purchase Price; provided, that (i) SFC shall not be obligated to make any payment for indemnification under Section 8.1(b) in excess of the sum of the Union Bankers Purchase Price and the ConLife Purchase Price, (ii) PLAC shall not be obligated to make any payment for indemnification under Section 8.1(b) in excess of the sum of the Peninsular Purchase Price, the PC-Canada Purchase Price and the PennLife Purchase Price and (iii) PCFS shall not be obligated to make any payment for indemnification under this Section 8.1(b) in excess of $1.0 million.

          (c) Buyer shall not be obligated to make any payment for indemnification under Section 8.2 in excess of $50 million.


          (d) The Indemnifying Parties shall not be obligated to indemnify the Buyer Indemnitees for any Losses arising out of or otherwise in respect of any beach of representation or warranty relating to or arising from, in part or otherwise, the inadequacy of the reserves of any of the Companies; provided, however, that nothing in this Section 8.4(d) shall relieve the Indemnifying Parties from any obligation to indemnify the Buyer Indemnities for any Losses arising out of or otherwise in respect of any breach of Sections 3.7(b) and (c) of this Agreement to the extent such breach does not relate to adequacy of reserves.



     SECTION 8.5  Adjustment to Purchase Price; Offsetting Tax Benefits.



     (a) It is the intention of the parties hereto that any payment under
Section 2.3 or under this Article VIII shall be treated as an adjustment to the Purchase Price for all Tax purposes and the parties agree to file their Tax returns accordingly. In the event that any such payment to Buyer or its Subsidiaries (including the Companies) is not so treated, the amount of such payment shall be increased so that, after payments of all Taxes due thereon, the amount retained by Buyer is equal to the amount that Buyer would have retained if no such Taxes had been due.


     (b) The amount of an indemnified Loss shall be reduced by (or the Indemnitee shall pay to the Indemnifying Party) any Tax benefits actually realized by the Indemnitee or its affiliates which are directly attributable to the Indemnifiable Loss (including, without limitation, any Tax benefits arising from the payment or accrual of the indemnified Loss or any correlative offsetting Tax benefit realized in a taxable period) (an "Offsetting Tax Benefit"), promptly after realizing such Offsetting Tax Benefit in cash.

     SECTION 8.6 Exclusive Remedy. Each party hereto agree that, to the fullest extent permitted by law, such party's sole and exclusive remedy with respect to any claim or cause of action asserted by it relating to or arising from breaches of the representations and warranties or covenants and agreements of any other party contained in this Agreement shall be limited to its rights under, and subject to the terms and conditions of, this Article VIII. Notwithstanding the foregoing, (i) the parties shall have the right to obtain equitable relief in the form of a temporary or permanent injunction or order for specific performance and (ii) each party shall have the right to assert any claim for fraud against any other party for any breach of this Agreement.


                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT

     SECTION 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a) by mutual consent of each of the Sellers and Buyer;

          (b) by any of the Sellers or Buyer:

             (i) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting any of the

        Closing Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or


             (ii) if the Closing shall not have occurred on or before March 31, 1999; provided, however, that this Agreement shall automatically extend for up to four consecutive 30-day periods commencing on March 31, 1999 if (A) Sellers prior to such time shall not have secured the PennLife Insurance Approvals, ConLife Insurance Approvals and the Buyer Approvals have not yet been obtained or (B) the Proxy Statement prior to such time shall not have cleared review by the Commission or the Proxy Statement has cleared review by the Commission but additional time is required to hold the meeting of shareholders of Buyer contemplated by Section 4.5(e) of this Agreement or to close the transactions contemplated by this Agreement after such meeting; provided further, however, that the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before March 31, 1999 (or the end of the fourth 30-day period, if applicable);


          (c) by Buyer if a material default or breach shall be made by Sellers with respect to the due and timely performance of any of their covenants or agreements contained herein, or in any of their representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within 30 days after written notice to such breaching party specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction;

          (d) by Sellers if a material default or breach shall be made by Buyer with respect to the due and timely performance of any of its covenants or agreements contained herein, or in any of its representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within 30 days after written notice to Buyer specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction; or

     SECTION 9.2 Expenses in the Event of Termination. If this Agreement is terminated by Buyer or Sellers for any reason other than pursuant to Section 9.1(a), (b)(i), (b)(ii)(A) (with respect to approvals to be obtained in Florida and New York by Buyer (only if such approvals are not obtained because of the unsuitability of Buyer, Buyer Sub or Capital Z)), (b)(ii)(B) (except if the Proxy Statement has not cleared review by the Commission solely because of the Financial Statements required to be included in the Proxy Statement) or (d) or the failure of Buyer to obtain the shareholder approval contemplated by Section 4.5, Sellers shall pay to Buyer and Capital Z an amount necessary to reimburse Buyer and Capital Z for 75% of all actual out-of-pocket costs and expenses of Buyer and Capital Z incurred through the date of termination by Capital Z and Buyer in connection with the transactions contemplated by this Agreement (exclusive of any bank commitment fees) and the UAFC Share Purchase Agreement (including the negotiation of the Chase Bank Facility), which payment shall be made by Sellers by wire transfer of immediately available funds within three business days after receipt by Sellers from Buyer and/or Capital Z of an invoice or invoices identifying such costs and expenses in reasonable detail, together with all supporting invoices, and specifying the account or accounts into which funds should be deposited.

     SECTION 9.3 Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to
Section 9.1, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except
     (i) that the provisions of this Section 9.3 and Sections 9.2, 9.4 and 9.5 shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 9.4 Mutual Agreement of Parties. (a) In the event of termination of this Agreement, neither Buyer nor any Seller shall, for a period commencing on the date of such termination and ending 18 months thereafter, without the consent of the other, directly or indirectly solicit for employment or hire any employee or agent of Buyer or any Seller, as the case may be, of whom Buyer or any Seller, as the case may be, became aware as a result of the transactions contemplated by this Agreement; provided, however, that no party shall be prohibited from publishing a general solicitation of employment in any newspaper or magazine or from hiring an employee or agent of another party who seeks employment without solicitation. This Section 9.4 will supersede the agreement between the parties with respect to the subject matter hereof contained in the Confidentiality Agreement, dated May 29, 1998, between PFG and Capital Z (the "Confidentiality Agreement").

     (b) Notwithstanding the foregoing, nothing contained in Section 9.4(a) shall mean or shall be interpreted to mean that, upon termination of this Agreement, Buyer or Sellers in any way would be restricted or prohibited from working with or engaging in business in any form whatsoever with Gary Boesch or any affiliated entity.

     SECTION 9.5 Confidentiality. Each party hereto acknowledges that the other parties have legitimate and continuing proprietary interests in the protection of their confidential information and that the parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each party agrees not to disclose, furnish or make accessible to anyone or use for its own benefit (other than as contemplated hereby) any trade secrets or other confidential or proprietary information of another party relating to the Companies and/or their respective businesses, the PCFS Assets or the other parties including, but not limited to, information obtained by or revealed to such party during any investigations, negotiations or review relating to this Agreement, the UAFC Share Purchase Agreement and any other document contemplated hereby or thereby or any past or future actions taken in connection with, pursuant to, in accordance with, or under this Agreement, including without limitation any business plans, marketing plans, financial information, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and customer lists; provided, however, that such protected information shall not include (i) information required to be disclosed by law, legal or judicial process (including a court order, subpoena or order of a Governmental Authority) or the rules of any stock exchange (including Nasdaq),
(ii) information that is or becomes available to the disclosing party on a non-confidential basis from a source other than the other parties and not obtained in violation of this Agreement and (iii) information known to the public or otherwise in the public domain without violation of this Section 9.5.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS


     SECTION 10.1 Amendment and Modification. This Agreement may only be amended, modified or supplemented by a written instrument signed by all the parties hereto.



     SECTION 10.2 Waiver of Compliance; Consents. Any failure of Buyer to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by PFG, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. Any failure of Sellers to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Buyer, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.



     SECTION 10.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.



     SECTION 10.4 Expenses and Obligations. PFG, PLAC, SFC and PCFS shall be responsible for paying all third-party costs and expenses incurred by them and all third-party costs and expenses in excess of $1.5 million incurred by the Companies in connection with the Pre-Closing Restructuring Transactions (not including those costs associated with the termination by Sellers prior to the Closing of the Lincoln National Agreement) and in preparing the Companies for sale to Buyer.



     SECTION 10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns. Except for Section 9.1(e), nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, whether by a claim of third party beneficiary or otherwise, and PFG agrees that it has no third party beneficiary rights or any other enforceable rights under the UAFC Share Purchase Agreement and the Chase Commitment Letter.



     SECTION 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the second next Business Day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with electronic acknowledgment of transmission confirmed) as follows:

        (a) If to Buyer or, after the Closing, any of the Companies, to:

            Universal American Financial Corp.
            Six International Drive
            Suite 190
            Rye Brook, New York 10573-1068
            Attention: Richard A. Barasch
            Facsimile No.: (914) 934-9123

            with copies to:

            Capital Z Partners
            One Chase Manhattan Plaza
            44th Floor
            New York, New York 10005
            Attention: Bradley E. Cooper
            Facsimile No.: (212) 898-8720

            and

            Harnett Lesnick & Ripps P.A.
            NationsBank Tower 150
            East Palmetto Park Road
            Suite 500
            Boca Raton, Florida 33432-4832
            Attention: Judge Bertram Harnett
            Facsimile No.: (561) 368-4315

            and

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York 10017-3909
            Attention: Gary I. Horowitz
            Facsimile No.: (212) 455-2502

            and

            Paul, Weiss, Rifkind, Wharton & Garrison
            1285 Avenue of the Americas
            New York, New York 10019-6064
            Attention: David K. Lakhdhir
            Facsimile No.: (212) 757-3000

        (b) If to any Seller including, prior to the Closing, any Seller which is a Company, to:

            PennCorp Financial Group, Inc.
            c/o Southwestern Financial Services Corporation
            717 North Harwood Street
            Dallas, Texas 75201
            Attention: Scott D. Silverman
            Facsimile No.: (214) 954-7906
            with a copy to:

            Weil, Gotshal & Manges LLP
            100 Crescent Court, Suite 1300
            Dallas, Texas 75201

            Attention: Glenn D. West

            Facsimile No.: (214) 746-7777


     SECTION 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be performed within that state.



     SECTION 10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.



     SECTION 10.9 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.



     SECTION 10.10 Entire Agreement. This Agreement, the Disclosure Schedule, the Annexes hereto and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement, the Disclosure Schedule and the Annexes hereto supersede all prior agreements and understandings (other than the Confidentiality Agreement) between the parties with respect to such subject matter.



     SECTION 10.11 Assignment. Except as otherwise provided in this Section 10.11, this Agreement shall not be assigned by operation of law or otherwise; provided, however, that each of Buyer and PFG may assign all of its rights and delegate all of its obligations under this Agreement to any Person in connection with the sale of Buyer or PFG, as the case may be, or all or substantially all of the assets of Buyer or PFG, as the case may be, to such Person, whether by stock sale, merger, share exchange, asset sale, consolidation or otherwise, so long as such Person expressly assumes Buyer's or PFG's (as the case may be) obligations hereunder; provided, further, however, that Buyer will not assign its rights or delegate its obligations under this Agreement to any Person prior to the Closing. Notwithstanding anything in this Agreement to the contrary, Buyer may give notice to PFG that, pursuant to the terms of the UAFC Share Purchase Agreement, Buyer is assigning all of its rights and obligations under this Agreement to an affiliate of Capital Z (the "Substituted Buyer"); provided, that (a) such Substituted Buyer is a newly-formed acquisition company or other entity, in each case, reasonably acceptable to PFG and (b) Capital Z shall have committed to provide equity financing to the Substituted Buyer, and Chase Bank (and/or other financial institutions) shall have committed to provide debt financing to the Substituted Buyer, in an aggregate amount at least equal to that necessary to consummate the Closing Transactions. If Buyer so elects to assign its rights and obligations under this Agreement, (i) the date specified in Section 9.1(ii) shall be extended for 90 days (or such later date as shall be mutually agreed to by the Substituted Buyer and Sellers) and (ii) the Substituted Buyer and Sellers shall agree to such conforming modifications to this Agreement (such agreement or modifications not to be unreasonably withheld) as may be necessary to reflect the assignment by Buyer (without recourse) of all of its rights and obligations to the Substituted Buyer.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                          UNIVERSAL AMERICAN FINANCIAL
                                          CORP.

                                          By:
                                            ------------------------------------
                                              Name: Richard Barasch
                                              Title: Chief Executive Officer

                                          PENNCORP FINANCIAL GROUP, INC.

                                          By:
                                            ------------------------------------
                                              Name: Scott D. Silverman
                                              Title: Senior Vice President

                                          PACIFIC LIFE AND ACCIDENT
                                          INSURANCE COMPANY

                                          By:
                                            ------------------------------------
                                              Name: Scott D. Silverman
                                              Title: Senior Vice President

                                          SOUTHWESTERN FINANCIAL
                                          CORPORATION

                                          By:
                                            ------------------------------------
                                              Name: Scott D. Silverman
                                              Title: Senior Vice President

                                          PENNSYLVANIA LIFE INSURANCE
                                          COMPANY

                                          By:
                                            ------------------------------------
                                              Name: Scott D. Silverman
                                              Title: Senior Vice President

                                          CONSTITUTION LIFE INSURANCE
                                          COMPANY

                                          By:   /s/ CHARLES LUBOCHINSKI
                                            ------------------------------------
                                              Name: Charles Lubochinski
                                              Title: Senior Vice President

                                          PENNCORP FINANCIAL SERVICES,
                                          INC.

                                          By:    /s/ SCOTT D. SILVERMAN
                                            ------------------------------------
                                              Name: Scott D. Silverman
                                              Title: Senior Vice President

                                                                         ANNEX C

                                  ADVEST, INC.
                              1 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020


                                                                    May 24, 1999


Board of Directors
Universal American Financial Corp.
Six International Drive-Suite 190
Rye Brook, New York 10573

Members of the Board:


     Universal American Financial Corp. ("UHCO" or the "Company") intends to enter into amended and/or restated agreements (the "Amended and Restated Agreements") dated as of December, 1998 to accept a controlling-interest investment in the Company (the "Investment") by Capital Z Financial Services Fund II, L.P. ("Capital Z"), together with the additional investment by UAFC L.P. ("UAFC") and certain management and agents of the Career Sales Division ("CSD") of PennCorp Financial Group, Inc. ("PFG") (collectively referred to as "Management"), the purpose of which is to provide the requisite funds, augmented by a credit facility, to acquire Pennsylvania Life Insurance Company, PennCorp Life Insurance Company, Peninsular Life Insurance Company, Constitution Life Insurance Company, Union Bankers Insurance Company, Marquette National Life Insurance Company, Penn Corp Financial, Inc. and certain assets of PennCorp Financial Services Inc., (the "Acquisition"), all of which are hereafter referred to as CSD. Hereafter, Capital Z, UAFC, and Management will be collectively referred to as the "Investors".



     The Amended and Restated Agreements provide that the Investors will invest $96,375,000 for a 68.0% equity ownership (fully diluted basis) in UHCO; UHCO will then borrow $70,000,000 from a bank consortium led by Chase Securities, Inc. and purchase CSD for $137,000,000, which payment will be comprised of $130,500,000 of cash and 6,500,000 through a retention of an increase in a dividend being paid by Union Bankers to the seller. The remainder of the proceeds raised ($38,875,000) will be utilized for transaction fees and working capital ($16,375,000), to refinance debt ($4,500,000) and as additional capital contributions ($15,000,000).



     Capital Z and Management will invest in the Company through a direct purchase of common stock at a price of $3.15 per share, subject to reduction in the event of a material adverse event ("MAE") as defined in the Share Purchase Agreement, as amended, between UHCO and Capital Z, but only if such MAE occurs between the date of execution of a definitive agreement and that of transaction closing.



     In connection with the Acquisition, UAFC invested in UHCO through the purchase of 40,000 shares of convertible preferred Series D stock, par value $1, for a purchase price of $100 per share. The Series D stock was sold in two separate tranches: 22,500 shares of Series D-1 stock and 17,500 shares of Series D-2 stock. The Series D-1 stock is convertible to UHCO common stock at a price of $2.70 per share. The effect of the conversion price of $2.70 for this tranche is not material to the overall Investment. The Series D-2 stock is convertible at the "change of control" price, which is expected to be $3.15, subject to reduction in the event of a MAE.


     You have asked us whether, in our opinion, the financial terms of (1) the Investment by the Investors and (2) the Acquisition of CSD, are fair, from a financial point of view, to the Company and its shareholders.

     In arriving at our opinions set forth below, we have, among other things, performed the following analyses and investigations: In the case of the Investment, we have attempted to determine whether a fair value price was paid for the equity interest purchased in the Company. In this regard, the price paid was compared to UHCO's common stock price trading range and record; we also compared the price paid on a price/earnings and price/book value basis to current and recent market valuations of similar publicly traded life/health insurers; we evaluated the share price/earnings and price/book valuations paid for the new UHCO shares against valuations paid for life/health insurers in similar take-over transactions; we also reviewed the

Board of Directors                                                  May 24, 1999



price paid for the UHCO shares relative to liquidation values derived in an independent actuarial valuation of UHCO, for its business in-force and other assets, and weighed the price being paid by the Investors with a valuation derived from a discounted cash flow analysis. In the process we reviewed the Company's Forms 10-K and 10-Q for the years 1995-1998, its Annual Reports to shareholders (1995-1998), statutory statements for each of the Company's subsidiaries, American Pioneer Life, American Progressive Life and Health, and American Exchange Life, and the GAAP basis statements of WorldNet Services Corp., comparative financial and operating data for companies selected for each of the peer groups, plus operating projections for UHCO prepared by the Company and its advisors. In addition, we conducted discussions with members of management concerning various aspects of the Company's operations, financial prospects, and projections.


     In the case of the Acquisition we also examined statutory financial results for the CSD companies, years 1995-1998. We have also compared the pricing of the CSD deal on a price/ earnings and price/book value basis relative to market and transaction peer groups and, in doing so, we utilized several different paradigms of value, and did so on both a current and Pro Forma basis. We have also examined statutory audits for the CSD companies for the prior year. Future period financial projections, on which much of our evaluation analysis is based, were provided by the Company and its financial advisors.

     We have independently performed sensitivity analyses to determine the effects of leverage and earnings volatility on dividend capacity for debt service coverage, in order to quantify the level of financial risk in the transaction on a pro forma basis, and we have reviewed such other financial information, studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.


     In preparing these opinions we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, CSD and outside professional organizations retained, and we have not independently verified such information, nor have we undertaken an independent appraisal of the assets or liabilities of the Company. As part of our engagement, the Company has agreed to pay Advest a fee for delivery of this opinion letter. These opinions are necessarily based upon circumstances and conditions as they exist and can be evaluated by us as of the date of this letter. We have assumed for purposes of these opinions that there has been no material change in the financial condition of the Company, CSD, or any other party integral to either the Investment or Acquisition from those existing on March 31, 1999.


     In reliance upon and subject to the foregoing it is our opinion that, as of the date hereof, the financial terms and effects of the Investment and the Acquisition, both individually and in the aggregate, are fair, from a financial point of view, to the Company and its shareholders.

                                          Very truly yours,

                                          ADVEST, INC.

                                          By: /s/ ALEXANDER M. CLARK
                                            ------------------------------------
                                              Alexander M. Clark
                                              Managing Director
AMC:gc

                                                                         ANNEX D

         PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                       UNIVERSAL AMERICAN FINANCIAL CORP.

               UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

                               * * * * * * * * *

     WE, THE UNDERSIGNED, RICHARD A. BARASCH and JOAN FERRARONE, being respectively the president and secretary of UNIVERSAL AMERICAN FINANCIAL CORP., hereby certify:

     A. The name of the corporation is:

                       UNIVERSAL AMERICAN FINANCIAL CORP.

     B. The Certificate of Incorporation of said corporation was filed by the Department of State on the 31st day of August, 1981, under the name "UNIVERSAL HOLDING CORP."

     C. The Certificate of Incorporation is amended to:


          (1) increase the authorized number of Common Stock in Article FOURTH;


          (2) delete the provisions in Article EIGHTH that relate to a classified Board of Directors;

          (3) change Article TENTH to specifically provide for action of the stockholders by written consent in lieu of a meeting, and that such written consent need only be by the number of stockholders required to approve such action;


          (4) delete Article ELEVENTH, which permits stockholders holding
     66 2/3% of the total voting power of all outstanding voting shares of capital stock to call a special meeting of stockholders, in its entirety and add a new Article ELEVENTH to provide for supermajority approval by the Board of Directors for a list of enumerated corporate actions; and


          (5) revise Article FOURTEENTH to require supermajority approval by the stockholders only to amend Article TWELFTH of the Certificate of Incorporation which relates to certain transactions with interested parties.


     D. The Amendments to the Certificate of Incorporation made hereby and the Restatement of the Certificate of Incorporation were authorized by the vote of the majority of the Board of Directors at a duly called meeting at which a quorum was present throughout.


     E. The Certificate of Incorporation as heretofore and as hereby amended is hereby restated as set forth below in full.

     FIRST: The name of the corporation is:

                      "UNIVERSAL AMERICAN FINANCIAL CORP."

     SECOND: The purposes for which it is formed are: To purchase, own, and hold the stock of other corporations; to direct the operations of other corporations through the ownership of stock therein; to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of, shares or voting trust certificates for shares of the capital stock, or any bonds, notes, securities, or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state or district or country, nation, or government and also bonds or evidences of indebtedness of the United States or of any state, district, territory, dependency or country or subdivision or municipality thereof; to issue in exchange therefor shares of the capital stock, bonds, notes or other obligations of the corporation and while the owner thereof, to exercise all the rights, powers and privileges of ownership, including the right to vote on any shares of stock or voting trust certificates so owned; to promote, lend money to, and guarantee the dividends, stocks, bonds, notes, evidences of indebtedness, contracts, or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks, voting trust certificates, or other securities or evidences of indebtedness shall be held by or for this corporation, or in which, or in the welfare of which, this corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value of any such bonds, stocks, or other securities or evidences of indebtedness or the property of this corporation.

     To engage in consultant and advisory work in connection with the organization, financing, management, operation, and reorganization, of industrial and commercial enterprises. To manage and to provide management for and supervise all or part of any and every kind of investment or business enterprise, and to contract or arrange with any corporation, association, partnership, or individual for the management, conduct, operation, and supervision of all kinds of investments and businesses. To advertise, promote, merchandise, and otherwise purvey the services authorized herein; to negotiate and contract with respect to furnishing of the same for or on behalf of any person, firm or corporation, domestic or foreign; to enter into and carry out agency or joint arrangements with other persons, firms, or corporations engaged in like or similar activities; and generally to exploit the services and objects of the corporation by all lawful means.

     The corporation, in addition to and in furtherance of the corporate powers above set forth, shall have all of the powers enumerated in Section 202 of the Business Corporation Law, subject to any limitation provided in the Business Corporation Law or any other statute of the State of New York.

     THIRD: The office of the corporation is to be located in the Village of Rye Brook, County of Westchester and State of New York.

     FOURTH: (a) The total number of shares which the corporation is to be authorized to issue is 82,000,000; consisting of 80,000,000 shares of Common Stock of the par value of $.01 each, and 2,000,000 shares of Preferred Stock of the par value of $1.00 each.

     (b) The Preferred Stock may be issued in series, and the number, designations, relative rights, preferences and limitations of shares of each series of Preferred Stock, $1.00 par value, shall be fixed by the Board of Directors.

     FIFTH A: DESIGNATIONS, PREFERENCES AND SPECIAL RIGHTS OF SERIES B PREFERRED STOCK(1)

     Designation, Amount and Rank. Five hundred (500) shares of a preferred stock, $1.00 par value per share, shall constitute a series of such preferred stock designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). With respect to dividend rights, redemption rights and rights on liquidation, winding up and dissolution, the Series A Preferred Stock shall rank prior to the Series B Preferred Stock. With respect to dividend rights, the Series B Preferred Stock shall rank pari passu with the Common Stock and shall rank prior to the Common Stock and any other class of capital stock or series of preferred stock hereafter created with respect to redemption rights, rights on liquidation, winding up and dissolution. The

---------------

    1 Since the Series B Preferred Stock will be converted at the closing of the Capital Z Issuance, after the closing, a second amended and restated certificate of incorporation will be filed deleting references to the Series B Preferred Stock.

Series B Preferred Stock shall be issued pursuant to the following additional terms and conditions:

     1.  Series B Convertible Preferred Stock.

     1.1. Definitions. As used herein, unless the context otherwise requires, the following terms have the following meanings:

     1.1.1. "Additional Shares of Common Stock" means all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Sections 1.7.2 or 1.7.3, deemed to be issued) by the corporation after the date hereof, whether or not subsequently reacquired or retired by the corporation other than (a) the issuance of shares upon conversion of the Series A Preferred Stock; (b) shares issued upon the exercise of the Currently Outstanding Warrants; (c) shares to be issued to directors and employees pursuant to corporation sponsored employee benefit and compensation arrangements, but not to exceed 650,000 shares (subject to equitable adjustment in the event of any combination, reclassification, stock split, dividend or recapitalization of the corporation); and (d) such additional number of shares, if any, as may become issuable upon the conversion or exercise of any of the securities referred to in the foregoing clauses (a) through (d) and by reason of adjustments required pursuant to the anti-dilution provisions applicable to such Series A Preferred Stock as in effect on the date hereof, but only if and to the extent that such adjustments are required as the result of the original issuance of such Series B Preferred Stock.

     1.1.2. "Business Day" means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law or other governmental action to be closed. Any reference to "days" (unless Business Days are specified) shall mean calendar days.

     1.1.3. "Closing", means the date of closing of any Triggering Event, as contemplated by Section 1.6.2 hereof.

     1.1.4. "Common Stock" means the corporation's Common Stock, $.01 par value, such term to include any stock into which such Common Stock shall have been changed of any stock resulting from any reclassification of such Common Stock, and all other stock of any class or classes (however designated) of the corporation the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends and distributions after the payment of dividends and distributions on any shares entitled to preference.

     1.1.5. "Conversion Price", means $2.25, subject to adjustment pursuant to Sections 1.7 and 1.9 hereof.

     1.1.6. "Convertible Securities" means any evidences of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

     1.1.7. "Current Market Price" means on any date specified herein, the average daily Market Price during the period of the most recent twenty (20) days, ending on such date, on which the national securities exchanges were open for trading, except that if no Common Stock is then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Current Market Price shall be the Market Price on such date.

     1.1.8. "Currently Outstanding Warrants" means the currently outstanding Common Stock Purchase Warrants designated on Schedule 1 hereto, for the purchase of an aggregate of 2,115,760 shares of the Common Stock.

     1.1.9. "Market Price" means on any date specified herein, the amount per share of the Common Stock, equal to (a) the last sale price of such Common Stock, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Common Stock is then listed or admitted to trading, or (b) if such Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of the Common Stock on such date, or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the closing bid and asked prices of the Common Stock on such date as shown by the NASD automated quotation system, or (d) if such Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the value as determined by any firm of independent public accountants of recognized national standing selected by the Board of Directors of the corporation (and approved by the holders of a majority of the outstanding shares of Series B Preferred Stock) as of the last day of any month ending within thirty (30) days preceding the date as of which the determination is to be made.

     1.1.10. "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

     1.1.11. "Other Securities" means any stock (other than Common Stock) and other securities of the corporation or any other Person (corporate or otherwise) which the holders of Preferred Stock at any time shall be entitled to receive, or shall have received, upon the conversion of Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or other Securities.

     1.1.12. "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     1.1.13. "Preferred Stock" means, collectively, the Series A Preferred Stock and the Series B Preferred Stock.

     1.1.14.  "Securities Act" means the Securities Act of 1933, as amended.

     1.1.15. "Series A Preferred Stock" means the Series A Convertible Preferred Stock, $1.00 par value, of the corporation created pursuant to a Certificate of Amendment filed April 19, 1991 with the Secretary of State of the State of New York.

     1.1.16. "Series B Preferred Stock" means the Series B Convertible Preferred Stock, $1.00 par value, of the corporation created pursuant to a Certificate of Amendment filed December 21, 1994 with the Secretary of State of the State of New York.

     1.1.17. "Special Redemption Date" means any date fixed for redemption of shares of Series B Preferred Stock pursuant to the provisions of Section 1.5.2 hereof.

     1.1.18. "Special Redemption Event" has the meaning set forth in Section 1.5.4.

     1.1.19. "Stated Value" per share means with respect to the Series B Preferred Stock, Ten Thousand Dollars ($10,000).

     1.1.20. "Triggering Event" means the consummation of a public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of shares of Common Stock (i) in which the aggregate proceeds to the corporation exceed $8,000,000 and (ii) in which the price per share at which the Common Stock is initially offered to the public equals or exceeds $2.25 per share (which amount shall be equitably adjusted to take into account any changes in capitalization of the corporation occurring after August 1, 1994).

     1.1.21. "Unpaid Dividends" means all dividends with respect to the Series B Preferred Stock which have been declared but which have not been paid in cash.

     1.2.  Dividends.

     1.2.1. The holder of each issued and outstanding share of Series B Preferred Stock shall be entitled to receive pari passu with holders of shares of Common Stock any dividends or other distribution (including, without limitation, any distribution of other Securities or property or options by way of dividend, spinoff, reclassification, recapitalization or similar corporate rearrangement) that are declared on the Common Stock by the Board of Directors of the corporation, assuming for purposes of this Section 1.2.1 that the Series B Preferred Stock had been converted into Common Stock immediately prior to the record date for such Common Stock dividend.

     1.3.  Rights on Liquidation, Dissolution or Winding-Up.

     1.3.1. In the event of any liquidation, dissolution or winding-up of the corporation (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended), the holders of shares of the Series A Preferred Stock and Series B Preferred Stock then issued and outstanding shall be entitled to be paid out before any payment shall be made to the holders of Common Stock or of shares of any other class or series of stock of the corporation. If, upon any limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended, the assets of the corporation available for distribution to its stockholders shall be insufficient (a "Liquidation Insufficiency") to pay the holders of shares of the Series A Preferred Stock and the Series B Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series A Preferred Stock shall be entitled to receive all the assets of the corporation until such holders have received the full amounts to which they are entitled pursuant to ARTICLE FIFTH of the Certificate of Incorporation. Thereafter the holders of the Series B Preferred Stock shall be entitled to receive pro rata the remaining assets of the corporation. If there is no Liquidation Insufficiency and payment shall have been made to the holders of the shares of the Series A Preferred Stock of the full amount to which they shall be entitled, then the holders of shares of the Series B Preferred Stock shall be entitled to receive the greater of (a) an amount equal to the Stated Value per share, plus an amount equal to any Unpaid Dividends to and including the date of Distribution with respect to such shares, and (b) the amount which would be distributed on the shares of Common Stock into which the Series B Preferred Stock is convertible at the date of the liquidation, dissolution or winding up of the corporation (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended).

     1.4.  Voting Power.

     1.4.1. Except as otherwise expressly provided herein or as required by law, (i) each holder of Series B Preferred Stock shall be entitled to vote on all matters as to which stockholders of the corporation are entitled to vote, and (ii) each holder of Series B Preferred Stock shall be entitled to cast a number of votes equal to the greatest number of whole shares of Common Stock into which such holder's shares of Series B Preferred Stock could be converted, pursuant to the provisions of Section 1.6 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressed provided herein or as required by law, the holders of shares of Series B Preferred Stock and Common Stock shall be entitled to vote together as a class with respect to all matters as to which stockholders of the corporation are entitled to vote.

     1.4.2. The holders of Series B Preferred Stock shall have the right, voting separately as a class, to elect one (1) director to the Board of Directors of the corporation, which, so long as any shares of Series B Preferred Stock remain outstanding, shall be composed of no more than nine (9) directors.

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     1.4.3.  At any meeting held for the purpose of electing directors at which the holders of Series B Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of twenty-five percent (25%) of the then outstanding shares of Series B Preferred Stock shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. In the absence of a quorum of the holders of the Series B Preferred Stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     1.4.4. Unless the vote of the holders of a greater number of shares of this Series B Preferred Stock shall then be required by law, the consent of the holders of at least 66 2/3% of all of the shares of this Series B Preferred Stock at the time outstanding, if any, voting together as a separate class, shall be necessary for authorizing, effecting or validating any of the following:

          (a) the creation, authorization or issue of any shares of any class or series of stock of the corporation, other than the Common Stock, ranking prior to, or pari passu with, the shares of this Series B Preferred Stock as to dividends or upon liquidation or otherwise, or the reclassification of any authorized stock of the corporation into any such prior or pari passu shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior or pari passu shares; and

          (b) the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto so as to affect adversely the preferences, rights, powers or privileges of this Series B Preferred Stock;

     1.5.  Special Redemption.

     1.5.1. Upon occurrence of a Special Redemption Event (as hereinafter defined), each holder of Series B Preferred Stock has the right to require that the corporation redeem, to the extent the corporation lawfully may do so, all or a portion of the shares of Series B Preferred Stock held by such holder, at a redemption price in cash equal to the Stated Value per share (plus all Unpaid Dividends thereon to the Special Redemption Date).

     1.5.2. At least 30 days before the consummation of any Special Redemption Event (as hereinafter defined), the corporation will mail to each holder of Series B Preferred Stock a notice (the "Special Redemption Notice") (i) stating that a Special Redemption Event is contemplated, (ii) setting forth a purchase date (the "Special Redemption Date"), which shall be within five days prior to or concurrently with the consummation of the Special Redemption Event; (iii) setting forth the Conversion Price in effect with respect to such shares of Preferred Stock, up to and including the date of consummation of the Special Redemption Event; and (iv) setting forth the instructions reasonably determined by the corporation, consistent with this Section 1.5 and applicable law, that a holder must follow in order to require the redemption of his Series B Preferred Stock.

     Any holder of Series B Preferred Stock seeking to require that the corporation redeem any shares will be required to (i) notify the corporation within fifteen days after receipt of the Special Redemption Event Notice whether it will elect to redeem any shares and (ii) surrender their shares to the corporation prior to the close of business on the third Business Day prior to the consummation of the Special Redemption Date.

     1.5.3. Upon the Special Redemption Date, the redemption price of such shares shall be payable to the order of the person whose name appears on the certificate or certificates representing such shares as the owner thereof and each surrendered certificate shall be canceled. In case fewer than all the shares of Series B Preferred Stock represented by any surrendered certificate are to be redeemed, a new certificate representing the shares of Series B Preferred Stock not redeemed shall be issued without cost to the holder thereof. From and after

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the date the corporation shall irrevocably deposit an amount equal to the redemption price of the shares of Series B Preferred Stock to be redeemed in trust for the holders of such shares with a bank having capital and surplus in excess of $100 million, which bank shall be named in the redemption notice, all rights of the holders of such Serious B Preferred Stock, except the right to receive such redemption price without interest upon surrender of their certificate or certificates, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

     1.5.4.  "Special Redemption Event" shall mean:

          (a) consummation of any merger, reorganization or consolidation transaction if consummation of such transaction results in another entity or the stockholders of another entity having acquired voting securities of the corporation sufficient to elect a majority of the Board of Directors of the corporation; or

          (b) the acquisition by purchase or otherwise of a controlling interest in the business or assets of, or the stock or other evidence of beneficial ownership of, any other Person if consummation of such transaction results in a transfer of ownership of a majority of the voting securities of the corporation to such other Person or its stockholders; or

          (c) the sale, lease, conveyance, exchange, transfer, encumbrance or other disposition, in one transaction or a series of related transactions, of 40% or more of the assets of the corporation; or

          (d) the sale, conveyance, exchange, transfer, encumbrance or other disposition, on one transaction or a series of related transactions, of 40% or more of the outstanding Common Stock of the corporation.

     1.6.  Conversion Rights.

     1.6.1. Each holder of the shares of Series B Preferred Stock shall have the right, at the election of such holder, exercised at any time and from time to time, to convert, subject to the terms and provisions hereof, all or any portion of such shares of Series B Preferred Stock into fully paid and non-assessable shares of Common Stock of the corporation or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof. Such conversion of Series B Preferred Stock to shares of Common Stock shall be made at the Conversion Price, subject to adjustments from time to time as set forth herein. Series B Preferred Stock may be converted by the holder thereof during normal business hours on any Business Day by surrender of the required number of shares of the Series B Preferred Stock, accompanied by written evidence (in form reasonably satisfactory to the corporation) of the holder's election to convert such holder's Series B Preferred Stock or portion thereof, out the corporation at its principal executive offices. Payment of the Conversion Price for the shares of Common Stock specified in such election shall be made by applying shares of Series B Preferred Stock, valued at the Stated Value per share. Payment of Unpaid Dividends, if any, applicable to such converted shares of Series B Preferred Stock shall be made in accordance with
Section 1.6.5.

     1.6.2. All or part of the outstanding shares of Series B Preferred Stock shall, at the option of the corporation and upon written notice to the holders thereof given not less than ten (10) days prior to the Closing of a Triggering Event be converted, by applying shares of Series B Preferred Stock valued at the Stated Value per share, into shares of Common Stock at the Conversion Price as of the date and time of the Closing, automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent. Payment of Unpaid Dividends, if any, applicable to such converted shares of Series B Preferred Stock shall be made in accordance with Section 1.6.5.

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     1.6.3.  Upon the conversion of Series B Preferred stock, the holders of such Series B Preferred Stock shall surrender the certificates representing such shares at the office of the corporation. The corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion (or to pay any Unpaid Dividends in connection with such conversion) unless certificates evidencing such shares of Series B Preferred Stock being converted are either delivered to the corporation or the holder notifies the corporation that such certificates have been lost, stolen, or destroyed and delivers to the corporation an agreement satisfactory to the corporation, with a surety satisfactory to the corporation, to indemnify the corporation from any loss incurred by it in connection therewith.

     1.6.4. Each conversion of Series B Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the Business Day on which such Series B Preferred Stock shall have been surrendered to the corporation as provided herein (except that if such conversion is in connection with a Triggering Event, then such conversion shall be deemed to have been effected concurrently with the Closing of such Triggering Event), and such conversion shall be at the Conversion Price in effect at such time. On each such day that the conversion of shares of Series B Preferred Stock is deemed effected, the person or persons in whose name or names any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become the holder or holders of record thereof.

     1.6.5. As promptly as practical after the conversion of shares of Series B Preferred Stock, in whole or in part, and in any event within five (5) Business Days thereafter (unless such conversion is in connection with a Triggering Event, in which event concurrently with such conversion), the corporation at its expense (including the payment by it of any applicable issue, stamp or other taxes, other than any income taxes and other than any taxes arising by reason of issuance of shares of Common Stock to any person other than such holder) will cause to be issued in the name of and delivered to the holder thereof or as such holder may direct, (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon such conversion plus, in lieu of any fractional shares to which such holder would otherwise be entitled, cash in an amount equal to the same fraction of the Current Market Price per share of Common Stock and (ii) Unpaid Dividends, if any, applicable as of the time of conversion to those shares of Series B Preferred Stock which are converted. Such Unpaid Dividends shall be paid in cash, without interest. In case fewer than all the shares of Series B Preferred Stock represented by any surrendered certificate are converted into Common Stock, a new certificate representing the shares of Series B Preferred Stock not converted shall be issued without cost to the holder thereof.

     1.7. Anti-Dilution Adjustments. The number of shares of Common Stock issuable upon any conversion provided for in Section 1.6 shall be subject to adjustment, from time to time, in accordance with the following provisions:

     1.7.1. Issuance of Additional Shares of Common Stock. In case the corporation at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 1.7.2 or 1.7.3) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale, then, in each such case, subject to Section 1.7.7, such Conversion Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Conversion Price by a fraction

          (a) the numerator of which shall be (i) the number of shares of Common Stock into which the outstanding Series B Preferred Stock is convertible immediately prior to such issue or sale plus (ii) the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of such Additional Shares of Common Stock so issued or sold would purchase at such Conversion Price, and

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

          (b) the denominator of which shall be (i) the number of shares of Common Stock into which the outstanding Series B Preferred Stock is convertible immediately prior to such issue or sale plus (ii) the number of Additional Shares so issued or sold immediately after such issue or sale, provided that, for the purpose of this Section 1.7.1, (x) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to Section 1.7.2 or 1.7.3, such Additional Shares shall be deemed to be outstanding and (y) treasury shares shall not be deemed to be outstanding. This Section 1.7.1 shall not apply to dividends pursuant to
     Section 1.2.1 that are payable in Additional Shares of the Common Stock.

     1.7.2. Treatment of Options and Convertible Securities. In case the corporation at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any options or Convertible Securities, then and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per shares (determined pursuant to Section 1.7.4) of such shares would be less than the Conversion Price in effect on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued

          (a) no further adjustment of the Conversion Price shall be made upon the subsequent issue or sale of Convertible Securities or shares of Common Stock upon the exercise of such options or the conversion or exchange of such Convertible Securities;

          (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation or decrease in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

          (c) upon the expiration (or purchase by the corporation and cancellation or retirement) of any such options which shall not have been exercised or the expiration of any rights of conversion or exchange under any such Convertible Securities which shall not have been exercised (or purchase by the corporation and cancellation or retirement of any such Convertible Securities the rights of conversion or exchange under which shall not have been exercised), the Conversion Price computed upon the original issue, sale, grant or assumption (or upon the occurrence of the record date, or date prior to the commencement of occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if

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

             (i) in the case of Options for Common Stock or Convertible Securities, the only Additional Shares of Common Stock issued or sold were the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue, sale, grant or assumption of all such options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

             (ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such options were issued at the time of the issue, sale, grant or assumption of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have then been issued was the consideration actually received by the corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation (pursuant to Section 1.7.4) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised;

          (d) no readjustment pursuant to subdivision (b) or (c) above shall have the effect of increasing Conversion Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such Options or Convertible Securities; and

          (e) in the case of any such options which expire by their terms not more than thirty (30) days after the date of issue, sale, grant or assumption thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in subdivision (c) above.

     1.7.3. Treatment of Stock Dividends, Stock Splits, etc. In case the corporation at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then, and in each such case, Additional Shares of Common Stock shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the date immediately prior to the day upon which such corporate action becomes effective.

     1.7.4.  Computation of Consideration.  For the purposes of this Section
1.7,

          (a) the consideration for the issue or sale of any Additional Shares of Common Stock shall, irrespective of the accounting treatment of such consideration,

             (i) insofar as it consists of cash, be computed at the net amount of cash received by the corporation, without deducting any expenses paid or incurred by the corporation or any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale,

             (ii) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the corporation (subject to confirmation by a firm

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        of independent certified public accountants of recognized national standing approved by the holders of a majority of the Series B Preferred Stock), and

             (iii) in case Additional shares of Common Stock are issued or sold together with other stock or securities or other assets of the corporation for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i) and
        (ii) above, allocable to such Additional Shares of Common Stock, all as determined in good faith by the Board of Directors of the corporation (subject to confirmation by a firm of independent certified public accountants of recognized national standing approved by holders of a majority of the Series B Preferred Stock);

          (b) Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.7.2, relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

             (i) the total amount, if any, received and receivable by the corporation as consideration for the issue, sale, grant or assumption of the options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the corporation upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing subdivision (a),

             (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise of such options or the conversion or exchange of such Convertible Securities; and

          (c) Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.7.3, relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration.

     1.7.5. Adjustments for Combinations, etc. In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

     1.7.6. Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any stock (or other Securities) of the corporation (or any issuer of other Securities or any other Person referred to in Section 1.8) or to subscription, purchase or other acquisition pursuant to any options issued or granted by the corporation (or any such other issuer or Person) for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of this Section 1.7, the conversion rights granted to holders of Series B Preferred Stock, then, and in each such case, the computations, adjustments and readjustments provided for in this Section 1.7 with respect to the Conversion Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of other Securities from time to time receivable upon the conversion of the shares of Series B Preferred Stock, so as to protect the holders of the Series B Preferred Stock against the effect of such dilution.

     1.7.7. Minimum Adjustment of Conversion Price. If the amount of any adjustment of the Conversion Price required pursuant to this Section 1.7 would be less than five percent (5%) of

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the Conversion Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least five percent (5%) of such Conversion Price. Notwithstanding the foregoing, the Conversion Price shall be adjusted at the time of, and be effective with respect to, any conversion or redemption of any shares of Series B Preferred Stock.

     1.8.  Consolidation Merger, etc.

     1.8.1. Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. In case the corporation after the date hereof (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (b) shall permit any other Person to consolidate with or merge into the corporation and the corporation shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Common Stock or Other Securities shall be changed into or exchanged for stock or other securities of any Other Person or cash or any other property, or (c) shall transfer 40% or more of its properties or assets to any other Person in a single transaction or a related series of transactions, or (d) shall effect a capital reorganization or reclassification of the Common Stock or Other Securities (other than a capital reorganization or reclassification resulting in the issue of Additional Shares of Common Stock for which adjustment in the Conversion Price is provided in subsection 1.7.1), then, and in the case of each such transaction (excluding any such transaction which constitutes a Triggering Event and in connection with which the corporation requires conversion of the Series B Preferred Stock), proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the holders of shares of Series B Preferred Stock, upon the conversion thereof at any time after the consummation of such transaction, shall be entitled to receive (at the aggregate Conversion Price in effect at the time of such consummation for all Common Stock or other Securities issuable upon such exercise immediately prior to such consummation), in lieu of the Common Stock or Other Securities issuable upon such exercise prior to such consummation, the highest amount of securities, cash or other property to which such holder would actually have been entitled as a stockholder upon such consummation if such holder had exercised the conversion rights pertaining to the Series B Preferred Stock immediately prior thereto.

     1.8.2. Assumption of Obligations. Notwithstanding anything to the contrary herein provided, the corporation will not effect any of the transactions described in subsections (a) through (d) of Section 1.8.1 (excluding any such transaction which constitutes a Triggering Event and in connection with which the corporation requires conversion of the Series B Preferred Stock) unless, prior to the consummation thereof, each Person (other than the corporation) which may be required to deliver any stock, securities, cash or property upon the conversion of shares of Series B Preferred Stock as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holders of the Series B Preferred Stock (a) the obligations of the corporation with respect to the Series B Preferred Stock (and if the corporation shall survive the consummation of such transactions such assumption shall be in addition to, and shall not release the corporation from, any continuing obligations of the corporation with respect to the Series B Preferred Stock), and (b) the obligation to deliver to such holder such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 1.8, such holder may be entitled to receive, and such Person shall have similarly delivered to such holders of Series B Preferred Stock an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to such holders, stating that the rights and privileges of the Series B Preferred Stock shall thereafter continue in full force and effect and the terms thereof (including, without limitation, all of the provisions of this Section 1.8) shall be applicable to the stock, securities, cash or property which such Person may be required to deliver upon any conversion of shares of Series B Preferred Stock or the exercise of any rights pursuant hereto.

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     1.9.  Other Dilutive Events.  In case any event shall occur as to which the provisions of Section 1.7 or Section 1.8 are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights pertaining to shares of Series B Preferred Stock in accordance with the essential intent and principles of such sections, then, in each such case, the corporation shall appoint a firm of independent certified public accountants of recognized national standing (such firm to be subject to the approval of the holders of a majority of the outstanding Series B Preferred Stock), which shall give their opinion regarding the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 1.7 and 1.8, necessary to preserve, without dilution, the conversion rights of the Series B Preferred Stock. Upon receipt of such opinion, the corporation will promptly mail a copy thereof to each holder of Series B Preferred Stock and shall make the adjustments described therein.

     1.10. No Dilution or Impairment. The corporation will not, by amendment of its certificate of incorporation or by-laws or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of shares of Series B Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the corporation (a) will not permit the par value of any shares of stock receivable upon the conversion of Series B Preferred Stock to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the corporation may validly and legally issue fully paid and non-assessable shares of stock on the conversion of the shares of Series B Preferred Stock from time to time outstanding, and (c) will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock (or Other Securities) issuable after the action upon the conversion of all of the outstanding shares of the Series B Preferred Stock would exceed the total number of shares of Common Stock (or Other Securities) then authorized by the corporation's certificate of incorporation and available for the purpose of issue upon such exercise.

     1.11. Accountants' Report as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable upon the conversion of shares of Series B Preferred Stock, the corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and, if requested by the holders of 20% of the outstanding shares of Series B Preferred Stock, cause independent certified public accountants of recognized national standing (such firm to be subject to the approval of the holders of a majority of the outstanding Series B Preferred Stock) selected by the corporation to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or to be received by the corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and
(c) the Conversion Price in effect immediately prior to such issue or sale and as adjusted and readjusted (if required by Section 1.7) on account thereof. The corporation will forthwith mail a copy of each such report to each holder of shares of Series B Preferred Stock and will, upon the written request at any time of any holder of shares of Series B Preferred Stock, furnish to such holder a like report setting forth the Conversion Price at the time in effect and showing in reasonable detail how it was calculated. The corporation will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any holder of Series B Preferred Stock or any prospective purchaser of Series B Preferred Stock designated by the holder thereof.

     1.12.  Notices of Corporate Action.  In the event of

          (a) any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

          (b) any capital reorganization of the corporation, any reclassification or recapitalization of the capital stock of the corporation or any consolidation or merger involving the corporation and any other Person or any transfer, in a single transaction or a related series of transactions, of 40% or more of the assets of the corporation to any other Person or any sale or transfer, in a single transaction or a related series of transactions, by the corporation of Common Stock amounting to 40% or more of the then outstanding Common Stock of the corporation, or

          (c) any voluntary or involuntary dissolution, liquidation or winding-up of the corporation, the corporation will mail to each holder of shares of Series B Preferred Stock a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Except for notices relating to mandatory conversion in connection with a Triggering Event or to a Special Redemption Event, such notices shall be mailed at least twenty (20) Business Days prior to the date of the action therein specified.

     1.13. Retirement of Converted or Redeemed Shares. No share or shares of Series B Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be re-issued and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue. The corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

     FIFTH B: DESIGNATIONS, PREFERENCES AND SPECIAL RIGHTS OF SERIES C PREFERRED STOCK ((2))

     Designation, Amount and Rank. One Hundred Thousand (100,000) shares of a preferred stock, $1.00 par value per share, shall constitute a series of such preferred stock designated as a "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"). The Series C Preferred Stock will be issued as one of two sub-series of preferred stock. Series C-1 Voting Preferred Stock (the "Series C-1 Preferred Stock") and Series C-2 Non-Voting Preferred Stock (the "Series C-2 Preferred Stock"), the number of shares of each such series to be determined by resolution of the Board of Directors of the corporation. The respective rights and preferences of the Series C Preferred Stock, with respect to dividend rights, redemption rights and rights on

---------------

    (2) The Series C Preferred Stock was converted in April 1999. Some terms of the Series D Preferred Stock make reference to the provisions governing the Series C Preferred Stock. Following the conversion of all of the Series D Preferred Stock, Universal American will file a second amended and restated certificate of incorporation deleting references to the Series C Preferred Stock. See footnote 3.

liquidation, winding up and dissolution, shall be as set forth herein. The Series C Preferred Stock shall be issued pursuant to the following additional terms and conditions:

     1.  Series C Convertible Preferred Stock.

     1.1. Definitions. As used herein, unless the context otherwise requires, the following terms have the following meanings:

     1.1.1. "Additional Shares of Common Stock" means all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Sections 1.7.2 or 1.7.3, deemed to be issued) by the corporation after January 8, 1997, whether or not subsequently reacquired or retired by the corporation other than (i) the issuance of shares upon conversion of the Series B Preferred Stock; (ii) shares issued upon the exercise of the Common Stock Purchase Warrants outstanding on January 8, 1997; (iii) shares to be issued to directors, employees, agents and others, pursuant to the corporation's Incentive Stock Option Plan for Employees, Stock Option Plan for Directors and Stock Option Plan for Agents and Others, as in effect on January 8, 1997; and (iv) such additional number of shares, if any, as may become issuable upon the conversion or exercise of any of the securities referred to in the foregoing clauses (i) through (iii) pursuant to the terms of the instruments governing such securities as in effect on April 7, 1997.

     1.1.2. "Adjusted Stated Value" shall mean the Stated Value, increased at the rate of 8% per annum from the date of original issuance of each share of Series C Preferred Stock, accruing daily, compounded annually. The date on which the corporation initially issues any share of Series C Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series C Preferred Stock is made on the stock records maintained by or for the corporation and regardless of the number of certificates which may be issued to evidence such share of Series C Preferred Stock.

     1.1.3. "Affiliate" as applied to any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the voting stock (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or otherwise to direct or cause the direction of the management and polices of that Person, whether through the ownership of voting stock or other ownership interest, by contract or otherwise. All of the corporation's executive officers, 10% stockholders, directors, Subsidiaries, joint ventures and partners shall be deemed to be Affiliates of the corporation for purposes of this Agreement.

     1.1.4. "Business Day" means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law or other governmental action to be closed. Any reference to "days" (unless Business Days are specified) shall mean calendar days.

     1.1.5. "Call Price" means the following price per share plus eight percent (8%) accrued on the Stated Value thereof from the original date of issuance of such Series C Preferred Stock through the applicable Redemption Date, compounded annually.

REDEMPTION
DATE                                                         PRICE
----------                                                   -----
Prior to or on December 31, 2000...........................  $150
After December 31, 2000....................................  $175

     1.1.6. "Common Stock" means the corporation's Common Stock, $.01 par value, such term to include any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock, and all other stock of any class or classes (however designated) of the corporation the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends and distributions after the payment of the dividends and distributions on any shares entitled to preference.

     1.1.7. "Conversion Event" shall mean (a) any public offering, or public sale of securities of the corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of securities of the corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the "1934 Act")) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the corporation's directors (provided that such sale has been approved by the corporation's Board of Directors or committee thereof, (c) any sale of securities of the corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the corporation (excluding any Series C-2 Preferred Stock being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the corporation's directors, (d) any sale of securities of the corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the corporation and (e) a merger, consolidation or similar transaction involving the corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors (provided that the transaction has been approved by the corporation's Board of Directors or a committee thereof).

     1.1.8. "Conversion Price" means $2.375, subject to adjustment from time to time pursuant to Section 1.7.

     1.1.9. "Convertible Securities" means any evidences of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

     1.1.10. "Indebtedness" shall mean at a particular time, without duplication, (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which any Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) or any commitment by which any Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (ii) indebtedness guaranteed in any manner by any Person, including guarantees in the form of an agreement to repurchase or reimburse, (iii) obligations under capitalized leases in respect of which obligations any Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations any Person assures a creditor against loss and (iv) any unsatisfied obligation of any Person for "withdrawal liability" to a "multiemployer plan" as such terms are defined under the Employee Retirement Income Security Act of 1974, as amended.

     1.1.11. "Junior Securities" means any of the corporation's equity securities other than the Series C Preferred Stock (including the Series B Preferred Stock and the Common Stock) whether now outstanding or hereafter issued.

     1.1.12. "Liquidation" means liquidation, dissolution or winding-up (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended).

     1.1.13. "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

     1.1.14. "Organic Change" means any capital reorganization, reclassification, consolidation, merger, lease, or sale of all or substantially all of the corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for shares of Common Stock.

     1.1.15. "Other Securities" means any stock (other than Common Stock) and other securities of the corporation or any other Person (corporate or otherwise) which the holders of Series B Preferred Stock at any time shall be entitled to receive, or shall have received, upon the conversion of Series B Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

     1.1.16. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

     1.1.17. "Regulated Stockholder" means any Series C Preferred Stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 225 (or any successor to such Regulation).

     1.1.18. "Regulatory Problem" means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or a Regulated Stockholder reasonably believes that there is a risk of such assertion) that such Regulated Stockholder is not entitled to acquire, own, hold or control, or exercise any significant right (including the right to vote) with respect to any securities of the corporation or any subsidiary of the corporation.

     1.1.19. "Restricted Stock" means, with respect to any Regulated Stockholder, any outstanding shares of stock ever held of record by such Regulated Stockholder or its Affiliates, excluding treasury shares; provided, however, that any such shares shall cease to be Restricted Stock with respect to such Regulated Stockholder when such shares are transferred in a transaction which is a Conversion Event or when such shares are acquired by the corporation or any subsidiary of the corporation; and provided, further, that the corporation shall have no responsibility for determining whether any outstanding shares of stock constitute Restricted Stock with respect to a particular Regulated Stockholder, but shall instead be entitled to receive, and rely exclusively upon, a written notice provided by such Regulated Stockholder designating such shares as Restricted Stock.

     1.1.20. "Series B Preferred Stock" means the Series B Convertible Preferred Stock, $1.00 par value, of the corporation created pursuant to a Certificate of Amendment filed December 21, 1994 with the Secretary of State of the State of New York.

     1.1.21. "Stated Value" per share means, with respect to the Series C Preferred Stock, One Hundred Dollars ($100) per share, as adjusted for any stock splits, stock combinations, stock dividends or reclassifications affecting the Series C Preferred Stock after the date of filing of this Certificate of Amendment.

     1.1.22. "Subsidiary" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the corporation either directly or indirectly through Subsidiaries.

     1.1.23. "Triggering Amount" means the following amount in any 60-day period ending in the applicable calendar year:

                     TRIGGERING AMOUNT                       CALENDAR YEAR
                     -----------------                       -------------
     $3.45.................................................      1999
     $4.25.................................................      2000
     $5.15.................................................      2001

in each case as adjusted for stock splits, stock combinations, stock dividends or reclassifications affecting the Common Stock after the date of filing of this Certificate of Amendment. If the sixty (60) day period includes portions in two calendar years, the Triggering Amount applicable shall be the average of the figures shown above of the two years, weighted to reflect in number the days in each year included such sixty (60) day period.

     1.1.24. "Triggering Bid Price" means that the average of the high and low bid price reported on (i) the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or (ii) if not so listed or admitted, the NASD automated quotation system, on those days on which a bid price was so reported during each period of sixty (60) consecutive calendar days between January 1, 1999 and December 31, 2001.

     1.1.25. "Triggering Event" means the consummation of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of shares of Common Stock or of securities convertible into Common Stock (i) in which the aggregate proceeds to the corporation exceed $10,000,000 and (ii) in which the price per share at which the Common Stock is initially offered to the public equals or exceeds $3.45 per share or the other securities are initially offered to the public with a conversion price of $3.45 or more per share (in each case as adjusted for stock splits, stock combinations, stock dividends or reclassifications affecting the Common Stock after April 7, 1997).

     1.2. Dividends. The corporation shall not, without the prior written consent of the holders of a majority of the shares of Series C Preferred Stock then outstanding, pay or declare any dividend or distribution on any Junior Securities (other than on Common Stock, and on Series B Preferred Stock to the extent of participation in dividends declared on the Common Stock). In the event that the corporation declares a dividend or distribution on the Common Stock, the holders of the Series C Preferred Stock and the holders of the Series B Preferred Stock and the Common Stock shall share pro rata (based, in the case of holders of Series C and Series B Preferred Stock, on the number of shares of Common Stock which each holder of Series C and Series B Preferred Stock would be entitled to receive upon conversion of its Series C and Series B Preferred Stock into Common Stock, respectively) in such dividend or distribution; provided, that if the dividend consists of voting securities or options, warrants, or rights to acquire such voting securities, or securities convertible into or exchangeable for such voting securities (the "Voting Securities") of the corporation, the corporation shall make available to each holder of Series C-2 Preferred Stock, at such holder's request, dividends consisting of non-voting securities or options, warrants or rights to acquire such non-voting securities, or securities convertible into or exchangeable for such non-voting securities of the corporation which are otherwise identical to the Voting Securities and which are convertible into or exchangeable for such Voting Securities. In the application of this Section 1.2, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.3. Rights on Liquidation. In the event of any liquidation, the holders of shares of the Series C Preferred Stock then issued and outstanding shall be entitled to be paid the amount specified below out of the assets of the corporation available for distribution to its stockholders, pari-passu with the holders of the Series B Preferred Stock and before any payment shall be made to the holders of any other Junior Securities. If, upon any Liquidation of the corporation, the assets of the corporation available for distribution to its stockholders (the "Available

Assets") shall be insufficient (a "Liquidation Insufficiency") to pay the holders of shares of the Series B Preferred Stock and Series C Preferred Stock the full amounts to which they shall respectively be entitled, the holders of the Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive the Available Assets as follows:

          (i) the holders of Series C Preferred Stock shall be entitled to receive (pro rata based on the number of shares of Series C Preferred Stock held by them) an amount equal to the Available Assets times the quotient derived by dividing (x) the amount of the Available Assets the holders of Series C Preferred Stock would be entitled to upon Liquidation if there had been no Liquidation Insufficiency by (y) the total amount of the Available Assets the holders of Series B Preferred Stock and Series C Preferred Stock would be entitled to upon Liquidation if there had been no Liquidation Insufficiency; and

          (ii) the holders of Series B Preferred Stock shall be entitled to receive (pro rata based on the number of shares of Series B Preferred Stock held by them) an amount equal to the Available Assets times the quotient derived by dividing (x) the amount of the Available Assets the holders of Series B Preferred Stock would be entitled to upon Liquidation if there had been no Liquidation Insufficiency by (y) the total amount of the Available Assets the holders of Series B Preferred Stock and Series C Preferred Stock would be entitled to upon Liquidation if there had been no Liquidation Insufficiency; and if there is no Liquidation Insufficiency, then the holders of shares of the Series C Preferred Stock shall be entitled to receive the greater of (a) an amount equal to the Adjusted Stated Value per share, calculated to and including the date of Distribution with respect to such shares of Series C Preferred Stock, or (b) the amount which would be distributed in such liquidation on the shares of Common Stock into which the series C Preferred Stock is convertible at the date of the Liquidation of the corporation, had such Series C Preferred Stock been converted. In the application of this Section 1.3, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.4.  Voting Power.

     1.4.1.  Series C-1 Preferred Stock.

          (a) In General. Except as otherwise expressly provided herein or as required by law,

             (i) the holders of shares of Series C-1 Preferred Stock and Common Stock shall vote together as a single class with respect to all matters as to which stockholders of the corporation are entitled to vote; provided, however, the holders of the Series C-1 Preferred Stock shall not be entitled to vote with respect to the election of directors to the Board of Directors of the corporation except with respect to the election of the Series C Director as set forth in Section 1.4.1(b);

             (ii) each holder of Series C-1 Preferred Stock shall be entitled to cast a number of votes equal to the greatest number of whole shares of Common Stock into which such holder's shares of Series C-1 Preferred Stock could be converted, pursuant to the provisions of Section 1.6 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first solicited.

          (b) Election of Directors. As long as at least 20% of the shares of Series C Preferred Stock originally issued are outstanding, the holders of Series C-1 Preferred Stock shall have the right, voting separately as a class, unless waived in writing by the holders of a majority of the outstanding Series C-1 Preferred Stock, and to the exclusion of all other classes of the corporation's stock, to elect, remove and replace (including the filling of a vacancy) one (1) director to the Board of Directors of the corporation (the "Series C Director"), which, so long as the Series C-1 Preferred Stock has the right to elect a director, shall be composed of no more than twelve (12) directors. Any and all committees of the Board of

     Directors of the corporation shall have as a member the Series C Director, unless no such director is willing or able to so serve. The special right of the holders of Series C-1 Preferred Stock to elect and remove the Series C Director contained in this Section 1.4.1(b) may be exercised either at a special meeting of the holders of Series C-1 Preferred Stock called as provided below, at any annual or special meeting of the stockholders of the corporation, or by written consent of the holders of Series C-1 Preferred Stock in lieu of a meeting. At any time when the holders of Series C-1 Preferred Stock have the special rights set forth in this Section 1.4.1(b), the secretary of the corporation shall, upon the written request of the holders of record of shares of Series C-1 Preferred Stock having at least 10% of the votes possessed by the then outstanding Series C-1 Preferred Stock, call a special meeting of the holders of Series C-1 Preferred Stock for the purpose of electing or removing the Series C Director. Such meeting shall be held at the earliest practicable date at the corporation's principal office or at such other place designated by the holders of Series C-1 Preferred Stock having at least 10% of the votes possessed by the then outstanding Series C-1 Preferred Stock. If such meeting shall not be called by a proper officer of the corporation within ten (10) days after personal service of such written request upon the secretary of the corporation or within twenty (20) days after mailing the same to the secretary of the corporation at the corporation's principal office, then the holders of record of Series C-1 Preferred Stock having at least 10% of the votes possessed by the then outstanding Series C-1 Preferred Stock may designate in writing one of their number to call such meeting at the expense of the corporation, and such meeting may be called by such persons so designated upon the shortest legally permissible notice. Any holders of Series C-1 Preferred Stock so designated shall have reasonable access to the stock books of the corporation during regular business hours, at the principal office of the corporation or its transfer agent, for the purpose of calling a meeting of the stockholders pursuant to these provisions.

          At any stockholders meeting at which the holders of Series C-1 Preferred Stock shall have the special right to elect or remove the Series C Director as provided in this Section 1.4.1(b), the presence, in person or by proxy, of the holders of record of shares of Series C-1 Preferred Stock having a majority of the votes possessed by the then outstanding Series C-1 Preferred Stock shall be required to constitute a quorum of the Series C-1 Preferred Stock for such election of removal. At any such meeting or adjournment thereof, the absence of a separate quorum of the Series C Preferred Stock shall not prevent the election of those directors to be elected at such meeting, other than the Series C Director. In the absence of a separate quorum of the Series C-1 Preferred Stock, the holders of record of shares representing a majority of the voting power present in person or by proxy of the Series C-1 Preferred Stock shall have power to adjourn the meeting for the election of the Series C Director without notice other than announcement at the meeting.

          (c) Special Matters. The corporation shall not authorize, effect or validate any of the following without (i) the consent in writing or by votes at a meeting of the holders of at least 50% of all of the shares of the Series C-1 Preferred Stock at the time outstanding, if any, voting together as a separate class and to the exclusion of all other classes of the corporation's stock or (ii) complying with the terms of Section 1.5.3. below:

             (i) Ten Percent Redemptions. Subject to Section 1.8 below, directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to directly or indirectly redeem, purchase or otherwise acquire, ten percent (10%) or more of any of the corporation's, or any Subsidiary's (except wholly-owned Subsidiary's), outstanding equity securities except as required by the terms of the Series C Preferred Stock and other than pursuant to the terms of the agreements with employees, officers, directors and consultants of the corporation, pursuant to which the corporation may repurchase such shares upon the occurrence of certain events, in all cases as in effect on April 7, 1997.

             (ii) Security Issuances. Authorize, issue, or enter into any agreement providing for the issuance (contingent or otherwise) by the corporation or any of its Subsidiaries of, (x) any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features or (y) any equity securities (or any securities convertible into or exchangeable for any equity securities), provided, however, that this Section 1.4.1(c)(ii) shall not prevent the issuance of Junior Securities, or securities convertible or exchangeable for Junior Securities.

             (iii) Mergers. Merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person except for (i) mergers of a wholly-owned Subsidiary with or into the corporation or any other wholly-owned Subsidiary or (ii) mergers or consolidations in which the corporation or Subsidiary is the surviving corporation and at the conclusion of which the stockholders of the corporation immediately preceding such consolidation or merger own greater than fifty percent (50%) of the equity securities of the surviving corporation.

             (iv) Liquidations. Liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction or make an assignment for the benefit of creditors or admit in writing the corporation's or any Subsidiary's inability to pay its debts generally as they become due; or petition or apply to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the corporation or a Subsidiary, or of any substantial part of the assets of the corporation or a Subsidiary, or commence any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the corporation or a Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction.

             (v) Certificate of Incorporation Amendments. Make or authorize any amendment to the corporation's articles of incorporation or by-laws, or any Subsidiary's organizational documents, or file any resolution of the Board of Directors of the corporation or any Subsidiary, with the Secretary of State or any other incorporation agency in the state in which it is organized, in each case which would have the effect of amending, altering or changing the designations, powers, preferences, rights, privileges or restrictions of the Series C Preferred Stock or otherwise have an adverse effect on the Series C Preferred Stock.

             (vi) Affiliate Transactions. Enter into, or permit any subsidiary to enter into, any transaction with any of its or any Subsidiary's Affiliates, except for (i) normal employment arrangements and benefit programs on reasonable terms, (ii) transactions among Universal and/or one or more of its wholly-owned Subsidiaries, and (iii) transactions not less favorable to Universal and its subsidiaries, taken as a whole, than would be one entered into at arm's length with unaffiliated parties.

             (vii) Sale of Assets. Sell, lease or otherwise dispose of, all or substantially all assets of the corporation, directly or through a Subsidiary of the corporation, in any transaction or series of related transactions, including the sale by the corporation of any one of American Pioneer Life Insurance corporation or American Progressive Life and Health Insurance corporation of New York (together, the "Insurance corporation Subsidiaries"). This Section 1.4.1(c)(vii) shall not, however, prevent transactions in which ownership of assets is transferred among Universal and/or one or more of its wholly-owned Subsidiaries.

             (viii) Indebtedness. Create, incur, assume or suffer to exist, or permit the corporation and its Subsidiaries, taken as a whole, to create, incur, assume or suffer to exist, Indebtedness in an aggregate amount which result in the sum of (i) the aggregate

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        principal amount of all Indebtedness outstanding, plus (ii) the par value of all Preferred Stock outstanding, to exceed 80% of the statutory book value (including "Asset Valuation Reserve" and "Interest Maintenance Reserve") of both Insurance corporation Subsidiaries, except
        (x) trade debt incurred in the normal course of business and (y) Indebtedness, if any, provided for in the corporation's annual budget approved by the Board of Directors.

             The taking by the corporation of an action described in (i) through
        (vi) above without obtaining the consent required by this Section 1.4.1(c) shall be referred to as a "Call Price Action" and the taking by the corporation of an action described in (vii) and (viii) above without first obtaining the consent required by this Section 1.4.1(c) shall be referred to as an "Adjusted Stated Value Action."

     1.4.2. Voting Rights of Series C-2 Preferred Stock. Except as set forth herein or as otherwise required by law, no outstanding share of Series C-2 Preferred Stock shall be entitled to vote on any matter on which the stockholders of the company shall be entitled to vote, and no shares of Series C-2 Preferred Stock shall be included in determining the number of shares voting or entitled to vote on any such matters; provided that the holders of Series C-2 Preferred Stock shall have the right to vote as a separate class on any merger or consolidation of the corporation with or into another entity or entities, or any recapitalization or reorganization, in which shares of Series C-2 Preferred Stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of Series C-1 Preferred Stock or would otherwise be treated differently from shares of Series C-1 Preferred Stock in connection with such transaction, except that if the consideration received with respect to, or in exchange for, Series C-1 includes voting securities, shares of Series C-2 Preferred Stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for the Series C-1 Preferred Stock so long as (i) such non-voting securities are convertible into such voting securities on the same terms as the Series C-2 Preferred Stock is convertible into voting stock and (ii) all other consideration is equal on a per share basis. Notwithstanding the foregoing, holders of shares of Series C-2 Preferred Stock shall be entitled to vote as a separate class on any amendment to this paragraph (2) of this Section A and on any amendment, repeal or modification of any provision of this Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of the Series C-2 Preferred Stock.

     1.4.3. Series D Preferred Stock. In the application of this Section 1.4, Series C-2 and Series D Preferred Stock shall be treated equally, pari passu.

     1.5.  Redemption.

     1.5.1. Fixed Redemption. On December 31, 2002 (the "Fixed Redemption Date") all of the then issued and outstanding Series C Preferred Stock shall be redeemed at a redemption price (the "Fixed Redemption Price") equal to the Adjusted Stated Value on December 31, 2002. One-half of the Fixed Redemption Price shall be paid in cash to the person whose name appears in the records of the corporation as the owner of the shares redeemed, by check mailed to such person's address on such records on the Fixed Redemption Date, and the other half shall be payable in the same manner, on the first anniversary of the Fixed Redemption Date.

     1.5.2. Call of the Corporation. The Series C Preferred Stock may be redeemed by the corporation, at its option, upon ninety (90) days prior written notice to the Holders, at the Call Price then in effect.

     Such redemption may be effected under this Section 1.5.2 at any time after January 1, 2000 and before December 31, 2002. The conversion right set forth in
Section 1.6.1 shall not be

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affected by the giving of a redemption notice hereunder until the close of business the Business Day prior to the date specified in such notice as the proposed effective date of the redemption.

     1.5.3. Non-Compliance Provisions. If the corporation proposes to take any action which constitutes either a Call Price Action or an Adjusted Stated Value Action without securing the approval by vote or in writing required by Section 1.4.1(c) (each such action or breach, an "Event of Non-Compliance") then each of the holders of the Series C Preferred Stock may require redemption of all or any part of such holder's Series C Preferred Stock at a redemption price in cash equal to (i) in the event of a Call Price Action, the Call Price in effect on the Non-Compliance Redemption Date and (ii) in the event of an Adjusted Stated Value Action, the Adjusted Stated Value in effect on the Non-Compliance Redemption Date. In implementation of this Section 1.5.3:

          (a) At least 15 days before the consummation of any Event of Non-Compliance, each holder of Series C Preferred Stock will receive a notice from the corporation (i) stating that an Event of Non-Compliance is contemplated, (ii) setting forth a redemption date (the "Non-Compliance Redemption Date"), which shall be the date of the Event of Non-Compliance,
     (iii) setting forth the Conversion Price in effect with respect to such shares of Series C Preferred Stock, up to and including the date of consummation of the Event of Non-Compliance, and (iv) stating that during such 15-day period, each stockholder wishing to require the corporation to redeem all or any part of its Series C Preferred Stock, pursuant to subsection (b) below, must give the corporation written notice of its intention to require such redemption prior to the consummation of the Event of Non-Compliance.

          (b) Any holder of Series C-1 Preferred Stock that withheld its consent to the Event of Non-Compliance and any holder of Series C-2 Preferred Stock that has advised the corporation in writing prior to consummation of an Event of Non-Compliance of its intention to require the corporation to redeem its shares, may require that the corporation redeem any shares hereunder by surrendering its shares to the corporation on the Non-Compliance Redemption Date or within thirty (30) days thereafter and will be entitled to payment therefor within ten (10) days of such surrender in full satisfaction of such shares.

          (c) Any holder of shares of Series C-1 Preferred Stock that does not tender such shares pursuant to Section 1.5.3(b) above shall be deemed to have consented to the subject Event of Non-Compliance.

          (d) It is an express condition of this Series C Preferred Stock that this Section 1.5.3 shall constitute the sole remedy of the Series C Preferred Stockholders with respect to the corporation's failure to obtain the consent otherwise required by Section 1.4.1(c) above. Without limitation, there shall be no right to injunctive or any other kind of equitable relief, or to any other remedy at law whatsoever, by virtue of the corporation's failure to obtain the consent otherwise required by
     Section 1.4.1(c) above with respect to such Event of Non-Compliance.

     1.5.4. Failure to Pay Redemption Price or Installment. If payment of the Fixed Redemption Price is not made as provided in Section 1.5.1 and said default is not cured within fifteen (15) days, the holder of each share of Series C Preferred Stock which was redeemed shall be entitled to require the corporation to issue a promissory note for the unpaid portion of the Fixed Redemption Price, including any amount which would otherwise not have been payable until the first anniversary of the Fixed Redemption Date, which note shall be due one year after the Fixed Redemption Date (or the first anniversary thereof, whichever is applicable), together with interest at twenty (20%) percent per annum until paid, subject to pre-payment at any time, with interest accrued, without penalty. Any such promissory note shall contain substantially the same terms and conditions of the Series C Preferred Stock, including negative and affirmative covenants equal to the rights of the holders of the Series C-1 Preferred Stock set forth in

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Section 1.4.1(c) and board observation rights comparable to the rights of the holders of Series C-1 Preferred Stock set forth in Section 1.4.1(b).

     1.5.5. Legal Availability. If the funds of the corporation legally available for redemption of Series C Preferred Stock on any Redemption Date are insufficient to redeem the total number of Series C Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series C Preferred Stock ratably among the holders of the Series C Preferred Stock to be redeemed. At any time thereafter when additional funds of the corporation are legally available for the redemption of Series C Preferred Stock, such funds shall immediately be used to redeem the balance of the Series C Preferred Stock which the corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. In case fewer than the total number of Series C Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series C Preferred Stock shall be issued to the holder thereof without cost to such holder within three Business Days after surrender of the certificate representing the redeemed Series C Preferred Stock. In the event that any Series C Preferred Stock is redeemed under Section 1.5.1, 1.5.2 or
1.5.3 and the certificates for the Series C Preferred Stock to be redeemed have not been delivered to the corporation, from and after the date on which the corporation makes the entire Fixed Redemption Price or Call Price, as the case may be, available or irrevocably deposits an amount equal to such Fixed Redemption Price or Call Price, as the case may be, for the shares of Series C Preferred Stock to be redeemed in trust for the holders of such shares with a bank having capital and surplus in excess of $100 million, which bank shall be named in the redemption notice, all rights of the holders of such Series C Preferred Stock, except the right to receive the Fixed Redemption Price or Call Price, as the case may be (whether in cash or in the form of the promissory note provided for in Section 1.5.4, above, without interest except as provided with respect to the promissory note), upon surrender of their certificate or certificates, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

     1.5.6. Other Redemptions or Acquisitions. Neither the corporation nor any Subsidiary shall redeem or otherwise acquire any share of Series C Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series C Preferred Stock on the basis of the number of shares owned by each such holder.

     1.5.7. Series D Preferred Stock. In the application of this Section 1.5, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.6.  Conversion Rights.

     1.6.1. At the Option of the Holder. Each holder of the outstanding shares of Series C Preferred Stock shall have the right to convert all or any portion of such shares of Series C Preferred Stock into the number of fully paid and non-assessable shares of Common Stock computed by multiplying the number of shares of Series C Preferred Stock to be converted times the Stated Value and dividing the result by the Conversion Price. Within 15 days of any such conversion of Series C-2 Preferred Stock into Common Stock, such converted shares may be converted back into the same number of Series C-2 Preferred Shares, provided that such shares were not voted following the initial conversion of Series C-2 Preferred Stock into Common Stock. Series C Preferred Stock may be converted by the holder thereof during normal business hours on any Business Day by surrender of the required number of shares of Series C Preferred Stock, accompanied by written evidence (in form reasonably satisfactory to the corporation) of the holder's election to convert such holder's Series C Preferred Stock or portion thereof, to the corporation at its principal executive offices.

     1.6.2.  At the Option of a Transferee of Series C-2 Preferred
Stock. Subject to Section 1.6.4, below, each outstanding share of Series C-2 Preferred Stock may be converted into one fully

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paid and nonassessable share of Series C-1 Preferred Stock by any transferee of such shares of Series C-2 Preferred Stock, provided that each holder of Series C-2 Preferred Stock may convert such shares into Series C-1 Preferred Stock if such holder reasonably believes that such converted shares will be transferred within fifteen (15) days pursuant to a Conversion Event and such holder agrees not to vote any such shares of Series C-1 Preferred Stock prior to such Conversion Event and undertakes to promptly convert such shares back into Series C-2 Preferred Stock if such shares are not transferred pursuant to a Conversion Event. Series C-2 Preferred Stock may be converted by the transferee during normal business hours on any Business Day by surrender of the certificate or certificates representing the Series C-2 Preferred Stock (or, if no stock certificate has yet been issued to the holder of the Series C-2 Preferred Stock, a written statement that the holder has not yet received a stock certificate and instructing the corporation to treat such certificate, when and if issued, as if such certificate had been surrendered by the holder) to the corporation at its principal executive offices. The surrendered certificate or certificates shall be accompanied by written evidence (in form reasonably satisfactory to the corporation) of the transferee's election to convert its Series C-2 Preferred Stock or portion thereof.

     1.6.3. At the Option of the Corporation. Upon the occurrence of a Triggering Event, or if the Triggering Bid Price for any period of sixty (60) consecutive calendar days has exceeded the Triggering Amount, the corporation may require that each of the outstanding shares of Series C Preferred Stock be converted into Common Stock computed by multiplying the number of shares of Series C Preferred Stock to be converted times the Stated Value and dividing the result by the Conversion Price in effect at the time of such conversion. Such right may be exercised by written notice to the holders thereof given (i) not less than ten (10) days prior to the date of closing of a Triggering Event or
(ii) within thirty (30) days after the end of any sixty (60) day period in which the Triggering Bid Price has exceeded the Triggering Amount, which notice shall specify the record date set for conversion. Such conversion shall be effected, automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent.

     1.6.4. Restricted Stock. Series C-2 Preferred Stock constituting Restricted Stock with respect to a particular Regulated Stockholder may not be converted into Common Stock or Series C-1 Preferred Stock to the extent that immediately prior thereto, or as a result of such conversion, the number of shares of Common Stock or Series C-1 Preferred Stock which constitute such Restricted Stock held by all holders thereof would exceed the number of shares of Common Stock or Series C-1 Preferred Stock which such Regulated Stockholder reasonably determines it and its Affiliates may own, control or have the power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to such Regulated Stockholder or its Affiliates. Each Regulated Stockholder may provide for further restrictions upon the conversion of any shares of Restricted Stock by providing the corporation with signed, written instruction specifying such additional restrictions and legending such shares as to the existence of such restrictions.

     1.6.5. Conversion Procedure. Upon the conversion of Series C Preferred Stock, the holders of such Series C Preferred Stock shall surrender the certificates representing such shares at the office of the corporation. The corporation shall not be obligated to issue certificates evidencing the shares of stock issuable upon such conversion unless certificates evidencing such shares of Series C Preferred Stock being converted are either delivered to the corporation or the holder notifies the corporation that such certificates have been lost, stolen, or destroyed and delivers to the corporation an agreement satisfactory to the corporation, with a surety satisfactory to the corporation, to indemnify the corporation from any loss incurred by it in connection therewith.

     1.6.6. Time of Conversion. Each conversion of Series C Preferred Stock pursuant to Sections 1.6.1 and 1.6.2 shall be deemed to have been effected immediately prior to the close of

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business on the Business Day on which such Series C Preferred Stock shall have been surrendered to the corporation as provided herein (except that, in the case of a conversion subject to Section 1.6.7 below, the conversion shall be deemed to be effective upon the expiration of the Deferral Period referred to therein). Each conversion pursuant to Section 1.6.3 shall be deemed to have been effected as of the record date specified in the notice therefor, and such conversion shall be at the Conversion Price in effect at such time (except that, in the case of a conversion subject to Section 1.6.7 below, the conversion shall be deemed to be effective upon the expiration of the Deferral Period referred to therein). On each such day that the conversion of shares of Series C Preferred Stock is deemed effected, the Person or Persons in whose name or names any certificate or certificates for shares of stock are issuable upon such conversion shall be deemed to have become the holder or holders of record thereof.

     1.6.7. Notice of Conversion to Regulated Stockholders. The corporation shall not convert or directly or indirectly redeem, purchase or otherwise acquire any shares of any class of capital stock of the corporation or take any other action affecting the voting rights of such shares, if such action will increase the percentage of any class of outstanding voting securities owned or controlled by any Regulated Stockholder (other than any such stockholder which requested that the corporation take such action, or which otherwise waives in writing its rights under this Section 1.6.7), unless the corporation gives written notice (the "Deferral Notice") of such action to each Regulated Stockholder. The corporation will defer making any such conversion, redemption, purchase or other acquisition, or taking any such other action for a period of twenty (20) days (the "Deferral Period") after giving the Deferral Notice in order to allow each Regulated Stockholder to determine whether it wishes to convert or take another action with respect to the stock it owns, controls or has the power to vote, and if any such Regulated Stockholder then elects to convert any shares of its stock, it shall notify the corporation in writing within ten (10) days of the issuance of the Deferral Notice, in which case the corporation shall (i) promptly notify from time to time prior to the end of such 20-day period each other Regulated Stockholder holding shares of each proposed conversion, and (ii) effect the conversions requested by all Regulated Stockholders in response to the notices issued pursuant to this Section 1.6.7 at the end of the Deferral Period. Upon complying with the procedures herein above set forth in this Section 1.6.7, the corporation may so convert or directly or indirectly redeem, purchase or otherwise acquire any shares of any other class of capital stock of the corporation or take any other action affecting the voting rights of such shares.

     1.6.8. Issuance of Certificate for Common Stock. As promptly as practical after the conversion of shares of Series C Preferred Stock, in whole or in part, and in any event within five (5) Business Days thereafter, the corporation at its expense (including the payment by it of any applicable issue, stamp or other taxes, other than any income taxes and other than any taxes arising by reason of issuance of shares of stock to any Person other than such holder) will cause to be issued in the name of and delivered to the holder thereof or as such holder may direct, a certificate or certificates for the number of shares of stock to which such holder shall be entitled upon such conversion; provided, however, that if such conversion is subject to Section 1.6.7 above, the corporation shall not issue such certificate or certificates until the expiration of the Deferral Period referred to therein. In case fewer than all the shares of Series C Preferred Stock represented by any surrendered certificate are converted, a new certificate representing the shares of Series C Preferred Stock not converted shall be issued without cost to the holder thereof.

     1.6.9. Books of Corporation. The corporation will not close its books against the transfer of Series C Preferred Stock or of stock issued or issuable upon conversion of Series C Preferred Stock in any manner which interferes with the timely conversion of Series C Preferred Stock. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Series C-1 Preferred Stock, solely for the purpose of issuance upon the conversion of the Series C Preferred Stock, such number of shares of Common Stock issuable

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upon the conversion of all outstanding Series C Preferred Stock and such number of shares of Series C-1 Preferred Stock issuable upon the conversion of all outstanding Series C-2 Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock and Series C-1 Preferred Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock and Series C-1 Preferred Stock may be listed (except for official notice of issuance which shall be immediately delivered by the corporation upon each such issuance).

     1.6.10. Series D Preferred Stock. In the application of this Section 1.6, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.7. Anti-Dilution Adjustments. The number of shares of Common Stock issuable upon any conversion provided for in Section 1.6 shall be subject to adjustment, from time to time, in accordance with the following provisions:

     1.7.1. Issuance of Additional Shares of Common Stock. In case the corporation at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 1.7.2 or 1.7.3) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale, then, in each such case, subject to Section 1.7.7, such Conversion Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Conversion Price by a fraction

          (a) the numerator which shall be (i) the number of shares of Common Stock into which the outstanding Series C Preferred Stock is convertible immediately prior to such issue or sale plus (ii) the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of such Additional Shares of Common Stock so issued or sold would purchase at such Conversion Price, and

          (b) the denominator of which shall be (i) the number of shares of Common Stock into which the outstanding Series C Preferred Stock is convertible immediately prior to such issue or sale plus (ii) the number of Additional Shares so issued or sold immediately after such issue or sale, provided that, for the purposes of this Section 1.7.1, (x) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to Section 1.7.2 or 1.7.3, such Additional Shares shall be deemed to be outstanding and (y) treasury shares shall not be deemed to be outstanding.

     1.7.2. Treatment of Options and Convertible Securities. In case the corporation at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any Options or Convertible Securities, then and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 1.7.4) of such shares would be less than the Conversion Price in effect on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the

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commencement of ex-dividend trading), as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued

          (a) no further adjustment of the Conversion Price shall be made upon the subsequent issue or sale of Convertible Securities or shares of Common Stock upon the exercise of such Options or the conversion or exchange of such Convertible Securities;

          (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

          (c) upon the expiration (or purchase by the corporation and cancellation or retirement) of any such Options which shall not have been exercised or the expiration of any rights of conversion or exchange under any such Convertible Securities which shall not have been exercised (or purchase by the corporation and cancellation or retirement of any such Convertible Securities the rights of conversion or exchange under which shall not have been exercised), the Conversion Price computed upon the original issue, sale, grant or assumption (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if:

             (i) in the case of Options for Common Stock or Convertible Securities, the only Additional Shares of Common Stock issued or sold were the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue, sale, grant or assumption of all such options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

             (ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue, sale, grant or assumption of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have then been issued was the consideration actually received by the corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation (pursuant to Section 1.7.4) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised;

          (d) no readjustment pursuant to subdivision (b) or (c) above shall have the effect of increasing the Conversion Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such Options or Convertible Securities; and

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          (e) in the case of any such Options which expire by their terms not more than thirty (30) days after the date of issue, sale, grant or assumption thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in subdivision (c) above.

     1.7.3. Treatment of Stock Dividends, Stock Splits, etc. In case the corporation at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then, and in each such case, Additional Shares of Common Stock shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the date immediately prior to the day upon which such corporate action becomes effective.

     1.7.4.  Computation of Consideration.  For the purposes of this Section
1.7,

          (a) the consideration for the issue or sale of any Additional Shares of Common Stock shall, irrespective of the accounting treatment of such consideration,

             (i) insofar as it consists of cash, be computed at the net amount of cash received by the corporation, without deducting any expenses paid or incurred by the corporation or any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale,

             (ii) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of each issue or sale, as determined in good faith by the Board of Directors of the corporation (subject to confirmation by a firm of independent certified public accountants of recognized national standing approved by either the holders of a majority of the Series C Preferred Stock or the Series C Director), and

             (iii) in case Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the corporation for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i) and
        (ii) above, allocable to such Additional Shares of Common Stock, all as determined in good faith by the Board of Directors of the corporation (subject to confirmation by a firm of independent certified public accountants of recognized national standing approved by either the holders of a majority of the Series C Preferred Stock or the Series C Director);

          (b) Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.7.2, relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

             (i) the total amount, if any, received and receivable by the corporation as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the corporation upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing subdivision (a), by

             (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities; and

          (c) Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.7.3, relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration.

     1.7.5. Adjustments for Combinations, etc. In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

     1.7.6. Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any stock (or Other Securities) of the corporation (or any issuer of Other Securities or any other Person referred to in Section 1.9) or to subscription, purchase or other acquisition pursuant to any Options issued or granted by the corporation (or any such other issuer or Person) for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of this Section 1.7, the conversion rights granted to holders of Series C Preferred Stock, then, and in each such case, the computations, adjustments and readjustments provided for in this Section 1.7 with respect to the Conversion Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Common Stock from time to time receivable upon the conversion of the shares of Series C Preferred Stock, so as to protect the holders of the Series C Preferred Stock against the effect of such dilution.

     1.7.7. Minimum Adjustment of Conversion Price. If the amount of any adjustment of the Conversion Price required pursuant to this Section 1.7 would be less than five percent (5%) of the Conversion Price in effect at the time such adjustment is otherwise so required to be made, such adjustment shall not then be made and such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least five percent (5%) of such Conversion Price. Notwithstanding the foregoing, the Conversion Price shall be adjusted at the time of, and be effective with respect to, any conversion or redemption of any shares of Series C Preferred Stock.

     1.7.8.  Reorganization, Reclassification, Consolidation, Merger or Sale.

          (a) Corporation Survives. Upon the consummation of an Organic Change (other than a transaction in which the corporation is not the surviving entity) the terms of the Series C Preferred Stock shall be deemed modified, without payment of any additional consideration therefor, so as to provide that upon the conversion of shares of Series C Preferred Stock following the consummation of such Organic Change, the holder of such shares of Series C Preferred Stock shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its shares of Series C Preferred Stock into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price made after the date of consummation of the Organic Change. All other terms of the Series C Preferred Stock shall remain in full force and effect following such an Organic Change. The provisions of this Section 1.7.8(a) shall similarly apply to successive Organic Changes.

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          (b)  Corporation Does Not Survive.  No Organic Change that is a transaction in which the corporation is not the surviving entity shall become effective unless the surviving entity shall have issued new securities to the holders of shares of Series C Preferred Stock, without payment of any additional consideration therefor, with terms that provide that upon the conversion of such securities following the consummation of such Organic Change, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its shares of Series C Preferred Stock into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price of such new securities made after the date of consummation of the Organic Change on an equivalent basis to the adjustments provided for the Conversion Price herein. All other terms of the new securities shall be equivalent to the terms of the Series C Preferred Stock provided for herein. The provisions of this Section 1.7.8(b) shall similarly apply to successive Organic Changes.

     1.7.9. Series D Preferred Stock. In the application of this Section 1.7, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.8. Restrictions on Redemptions, Purchases and Acquisitions. The corporation shall not redeem, purchase, acquire or take any other action affecting outstanding shares of stock if, after giving effect to such redemption, purchase, acquisition or other action, a Regulated Stockholder would own more than 4.99% of any class of voting securities of the corporation (other than any class of voting securities which is (or is made prior to any such redemption, purchase, acquisition or other action) convertible into a class of non-voting securities which are otherwise identical to the voting securities and convertible into such voting securities on terms reasonably acceptable to such Regulated Stockholder) or more than 24.99% of the total equity of the corporation or more than 24.99% of the total value of all capital stock and subordinated debt of the corporation (in each case determined by assuming such Regulated Stockholder (but no other holder) has exercised, converted or exchanged all of its options, warrants and other convertible or exchangeable securities). The corporation shall not be a party to a merger, consolidation, recapitalization, reorganization or other transaction pursuant to which a Regulated Stockholder would be required to take any securities or subordinated debt which might reasonably be expected to cause such person to have a Regulatory Problem. In the application of this Section 1.8, the Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.9.  Notices.

     (a) Immediately upon any adjustment of the Conversion Price, the corporation will give written notice thereof to all holders of Series C Preferred Stock.

     (b) The corporation will give written notice to all holders of Series C Preferred Stock at least twenty (20) days prior to the date on which the corporation closes its books or takes a record (1) with respect to any dividend or distribution upon Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock or (3) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

     (c) The corporation will also give written notice to the holders of Series C Preferred Stock at least twenty (20) days prior to the date on which any Organic Change will take place.

     (d) All notices which are required or may be given pursuant to the terms of this Article shall be in writing and shall be delivered personally (and receipted for) or by facsimile (provided receipt is acknowledged in writing), certified mail, return receipt requested, postage prepaid, or by Federal Express or other recognized overnight courier, and any such notice shall be deemed

                                      D-31
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effective when delivered. In the application of this Section 1.9, the Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.10.  Other Rights.

     1.10.1. Purchase Rights. If at any time the corporation distributes, grants or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Series C Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the distribution, issue or sale of such Purchase Rights. In the application of this Section 1.10.1, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.10.2. Pre-Emptive Rights. If the corporation authorizes the issuance and sale of any Additional Shares of Common Stock, other than a sale to the public, the corporation will offer to sell to the holders of Series C Preferred Stock, and each holder of Series C Preferred Stock may elect to purchase, up to that number of Additional Shares of Common Stock such that following such purchase, the holder is able to maintain the same percentage ownership (on a fully-diluted basis) of the outstanding shares of Common Stock of the corporation which such holder possessed by virtue of its ownership of shares of Series C Preferred Stock (or Common Stock issued upon the conversion thereof) immediately prior to the issuance and sale of the Additional Shares of Common Stock. Holders of Series C Preferred Stock will be entitled to purchase the Additional Shares of Common Stock at the same price and upon the same terms as such shares of Common Stock are being offered to any other Persons; provided that, if such Persons are to pay for such Additional Securities in whole or in part with consideration other than cash, then the Board of Directors shall make a good faith determination of the fair market value of such non-cash consideration and the holders of the Series C Preferred Stock will be entitled to pay cash equal to the fair market value of the non-cash consideration such holders would otherwise pay hereunder in the purchase of such Additional Shares of Common Stock. Notwithstanding the foregoing, a holder of Series C Preferred Stock will not be permitted to exercise its rights under this Section 1.10.2 unless such holder agrees to purchase all securities offered as a package or unit in the issuance of the Additional Shares of Common Stock. The corporation must give written notice of the issuance of Additional Shares of Common Stock, which notice shall set forth the price and other terms of such issuance, to the holders of Series C Preferred Stock no later than thirty (30) days following the issuance date of the Additional Shares of Common Stock (the "Issuance Date"). Upon receipt of such notice, the holders may exercise the right granted by this
Section 1.10.2 by giving written notice to the Company within thirty (30) days following receipt of the aforesaid notice, which written notice from a holder shall specify the number of Additional Shares of Common Stock being purchased by such holder, and be accompanied by a cashier's or certified check in the full amount of the price for the Additional Shares of Common Stack being purchased. The corporation shall promptly make delivery to such holders of certificates for the Additional Shares of Common Stock or other securities upon execution of such documents and instruments as shall govern the issuance of such Additional Shares of Common Stock or other Securities. Notwithstanding the foregoing, if a holder of Series C Preferred Stock shall exercise its rights under this Section 1.10.2 such holder shall not be required to pay for the Additional Shares of Common Stock purchased by it unless and until all other parties have paid for their Additional Shares of Common Stock. In addition, if a holder of Series C Preferred Stock shall exercise its rights under this Section 1.10.2 following the Issuance Date, then such holder shall be deemed to have owned the Additional Shares of Common Stock purchased by it as of the Issuance Date for the purpose of any benefits of ownership relating to

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

such Additional Shares of Common Stock, including the right to receive cash or stock dividends declared or other distributions, to participate in a merger or reorganization or to reflect any reclassification of Additional Shares of Common Stock between the Issuance Date and the date upon which such holder purchases the Additional Shares of Common Stock.

     1.11. Registration of Transfer. The corporation will keep at its principal office or at the principal office of its transfer agent a register for the registration of the Series C Preferred Stock. Upon the surrender of any certificate representing Series C Preferred Stock at such place, the corporation will, at the request of the record holder of such certificate, execute and deliver (at the corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series C Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series C Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate; provided, however, that any transfer shall be subject to any applicable restrictions on the transfer of such shares and the payment of any applicable transfer taxes, if any, by the holder thereof.

     1.12. Replacement. Upon receipt of evidence reasonably satisfactory to the corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series C Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series C Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     1.13. Retirement of Converted or Redeemed Shares. No share or shares of Series C Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be re-issued and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue. The corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

     FIFTH C: DESIGNATIONS, PREFERENCES AND SPECIAL RIGHTS OF SERIES D PREFERRED STOCK.((3))

     Designation, Amount and Rank. Forty Thousand (40,000) shares of a preferred stock, $1.00 par value per share, shall constitute a series of such preferred stock designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Stock"). The Series D Preferred Stock will be issued as one or more subseries of preferred stock: Series D-1 Preferred Stock (the "Series D-1 Preferred Stock"), and Series D-2 Preferred Stock (the "Series D-2 Preferred Stock"), provided that the Board of Directors of the Company may hereafter provide for additional shares of Preferred Stock in this series or different sub-series. The respective rights and preferences of the Series D Preferred Stock, with respect to dividend rights, redemption rights and rights on liquidation, winding up and dissolution, shall be as set forth herein. The

---------------

    (3)Since the Series D Preferred Stock will be converted at the closing of the Capital Z Issuance, after the closing, a second amended and restated certificate of incorporation will be filed deleting references to the Series D Preferred Stock.
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Series D Preferred Stock shall be issued pursuant to the following additional terms and conditions:

     1.  Series D Convertible Preferred Stock.

     1.1. Definitions. As used herein, unless the context otherwise requires, the terms defined in Section 1.1 of Article Fifth-B, as in effect on December 30, 1998, (the "Effective Date") except that (a) Sections 1.1.17, 1.1.18 and 1.1.19, shall not apply to this Article Fifth-C, and (b) the terms defined below, shall have the following meanings:

     1.1.1 "Additional Shares of Common Stock" means all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Sections 1.7.2 or 1.7.31 deemed to be issued) by the Company after the Effective Date, whether or not subsequently reacquired or retired by the Company other than (i) the issuance of shares upon conversion of the Series B Preferred Stock; (ii) shares issued upon the exercise of the Common Stock Purchase Warrants outstanding on the Effective Date; (iii) shares to be issued to directors, employees, agents and others, pursuant to the Company's Incentive Stock Option Plan for Employees, Stock Option Plan for Directors and Stock Option Plan for Agents and Others, as in effect on January 8, 1997; and (iv) such additional number of shares, if any, as may become issuable upon the conversion or exercise of any of the securities referred to in the foregoing clauses (i) through (iii) pursuant to the terms of the instruments governing such securities as in effect on the Effective Date.

     1.1.2 "Conversion Price" as to Series D-1 means $2.70, subject to adjustment from time to time pursuant to Section 1.7, and as to Series D-2 means $2.70, subject to adjustment from time to time pursuant to Section 1.7, provided that if there is a "Change of Control" (as defined below) of this Corporation as a result of a sale by the Corporation of Common Stock pursuant to a contract or contracts, entered into on or prior to December 31, 1999 ("the Change of Control Common"), the Series D-2 Preferred Stock shall be mandatorily converted to Common Stock at a conversion price equal to the price per share at which the Change of Control Common is issued by the Corporation. As used herein, "Change of Control" shall mean the issuance, in a transaction or series of transactions, of Common Stock, or securities convertible into Common Stock, having voting power equal to or exceeding 30% of the voting power of all Common Stock, or securities convertible into Common Stock, outstanding immediately after such transaction or series of transactions.

     1.1.3. "Junior Securities" means any of the Company's equity securities other than the Series C or Series D Preferred Stock (including the Series B Preferred Stock and the Common Stock) whether now outstanding or hereafter issued.

     1.2. Dividends. The Company shall not, without the prior written consent of the holders of a majority of the shares of Series C and D Preferred Stock then outstanding, pay or declare any dividend or distribution on any Junior Securities (other than on Common Stock, and on Series B Preferred Stock to the extent of participation in dividends declared on the Common Stock). In the event that the Company declares a dividend or distribution on the Common Stock, the holders of the Series C and D Preferred Stock and the holders of the Series B Preferred Stock and the Common Stock shall share pro rata (based, in the case of holders of Series C, D and Series B Preferred Stock, on the number of shares of Common Stock which each holder of Series D, Series C and Series B Preferred Stock would be entitled to receive upon conversion of its Series D, Series C and Series B Preferred Stock into Common Stock, respectively) in such dividend or distribution.

     1.3. Rights on Liquidation. In the event of any Liquidation, the holders of shares of the Series D Preferred Stock then issued and outstanding shall be entitled to be paid pari passu on the same basis as the holders of the Series C Preferred Stock.

     1.4. Voting Power. For purposes of Section 1.4 of Article Fifth-B, shares of Series D Preferred Stock can be treated as if it were Series C-2 Preferred Stock.
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     1.5.  Redemption.  The provisions of Section 1.5 of Article Fifth-B shall apply to the Series D Preferred Stock, pari passu with the Series C Preferred Stock.

     1.6. Conversion Rights. The provisions of Section 1.6 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock, subject (i) to the mandatory conversion of the Series D-2 Preferred Stock as provided in Section 1.1.2, above, and (ii) except that Series D Preferred Stock shall not be converted into voting stock unless and until (A) any applicable requirements of the insurance law of each state in which an insurance company subsidiary of the Corporation is domiciled or deemed to be domiciled relating to acquisition of control of an insurance company have been complied with and (B) any applicable bank regulatory laws have been complied with.

     1.7. Anti-Dilution Adjustments. The provisions of Section 1.7 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock, except that if such provisions are inapplicable to any shares of Series D Preferred Stock because they were converted immediately before the closing of a transaction which would have resulted in an adjustment under the anti-dilution provisions of Section 1.7, but for such conversation, such antidilution provisions shall be applied in connection with such conversion as if such conversion had occurred immediately after such closing.

     1.8. Restrictions on Redemptions, Purchases and Acquisitions. The provisions of Section 1.8 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     1.9. Notices. The provisions of Section 1.9 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     1.10.  Other Rights.

     1.10.1. Purchase Rights. The provisions of Section 1.10.1 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     1.10.2. Preemptive Rights. The provisions of Section 1.10.1 shall apply to the Series D Preferred Stock pari passu, but shall not apply to stock issued pursuant an agreement between the Corporation and Capital Z Financial Services Fund II L.P., dated December 31, 1998.

     1.11. Registration of Transfer. The provisions of Section 1.11 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     1.12. Replacement. The provisions of Section 1.12 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     1.13.  Retirement of Converted or Redeemed Shares.  The provisions of
Section 1.13 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     SIXTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served on the Secretary of State is: c/o Harnett Lesnick & Ripps P.A., NationsBank Tower 150, East Palmetto Park Road, Suite 500, Boca Raton, Florida, 33432.

     SEVENTH: Except to the extent required by the New York Business Corporation Law, no director of the corporation shall have any personal liability of directors to the corporation or its stockholders for damages for any breach of duty as such director, provided that this provision shall not eliminate or limit:

          (1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith, involved intentional misconduct or a

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

     knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law, or

          (2) the liability of any director for any act or omission prior to the adoption of this Article.

     Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     EIGHTH: The number of directors of the corporation shall be not less than three (3), and the number to be chosen shall be determined in the manner prescribed by the by-laws of this corporation. No director need be a stockholder of the corporation. Any director may be removed with cause at any time by a vote of the majority of the directors then in office or the affirmative vote of stockholders of record holding a majority of the outstanding shares of stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose.

     The terms of office of the directors shall be until the next annual meeting. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed. Whenever a vacancy occurs on the Board of Directors, a majority of the remaining directors have the power to fill the vacancy by electing a successor director to fill that portion of the unexpired term resulting from the vacancy.

     NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     To make, alter or repeal the By-Laws of the corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property for the corporation.

     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     By a majority of the whole Board, to designate one or more committees, such committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-Laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-Laws of the corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders, the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation of a revocation or a dissolution, or amending the By-Laws for the corporation; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

     When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations as its Board of Directors shall deem expedient and for the best interests of the corporation.

     TENTH: Action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken by written consent of the stockholders in lieu of a meeting, setting forth the action so taken, signed by the stockholders holding a sufficient amount of outstanding shares to approve such action at any annual or special meeting.

     ELEVENTH: Supermajority Approvals. The corporation shall not take, cause to be taken, or approve any of the following actions unless such action has been specifically approved or ratified at a meeting of the Board of Directors by the affirmative vote of not less than 66 2/3% of the total number of directors:
(a)(i) entering into any merger or consolidation in which either the corporation or a material Subsidiary is a constituent corporation or its securities are being issued and the stockholders following such transaction do not own, directly or indirectly, in the aggregate a majority of the shares or equity securities of the surviving corporation of any such merger or consolidation entitled to elect members of the Board of Directors, (ii) the sale of all or substantially all of the corporation's assets or properties in a single transaction or in a series of related transactions, or (iii) the sale, lease, exchange or other disposition of any shares of a material Subsidiary or all or substantially all assets of any material Subsidiary; (b) changing the authorized number of directors; (c) amending or modifying the Certificate of Incorporation or By-laws; (d) electing or removing any of the President, Chief Financial Officer or other executive officers and amending or modifying the employment agreement to be entered into between the Corporation and the Chief Executive Officer of the Corporation on the closing date of the acquisition of certain assets and subsidiaries of PennCorp Financial Group, Inc.; (e) voluntarily dissolving or winding-up the corporation or any material Subsidiary or filing with respect to the corporation or any material Subsidiary a voluntary petition in bankruptcy or for reorganization or for the adoption of any plan or arrangement with creditors or an admission seeking the relief therein provided under any existing future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; and (f) approving any dividend or other distribution in respect of the Common Stock.

     TWELFTH: In the event that it is proposed that the corporation enter into a merger or consolidation with any other corporation and such other corporation or its affiliates singly or in the aggregate own or control directly or indirectly five percent (5%) or more of the outstanding voting power of the capital stock of this corporation, or that the corporation shall sell substantially all of its assets or business to such other corporation, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding shares of capital stock of this corporation shall be required for the approval of any such proposal; provided, however, that the foregoing shall not apply to any such merger, consolidation or sale of assets or business which was approved by resolutions of the Board of Directors of this corporation prior to the acquisition of the ownership or control of five percent (5%) of the outstanding shares of this corporation by such other corporation or its affiliates, nor shall it apply to any such merger, consolidation or sale of assets or business between this corporation and another corporation fifty percent (50%) or more of the total voting power of which is owned by this corporation. For the purposes hereof, an "affiliate" is any person (including a corporation, partnership, trust, estate or individual) who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; and "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     THIRTEENTH: The corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     FOURTEENTH: The provisions set forth in Article TWELFTH above may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by the affirmative vote of the holders of not less than sixty-six and two-thirds (66 2/3%) of the total voting power of all outstanding shares of capital stock of the corporation.

     IN WITNESS WHEREOF, we have signed this Restated Certificate of
Incorporation on the      day of           , 1999, and we affirm that the
statements made herein are true under penalties of perjury.

                                          By:
                                            ------------------------------------
                                              Richard A. Barasch
                                              President

                                          By:
                                            ------------------------------------
                                              Joan Ferrarone
                                              Secretary

                                                                         ANNEX E

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES


CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)
  AND FINANCIAL STATEMENT SCHEDULES:
  Independent Auditors' Report..............................    E-2
  Consolidated Balance Sheets as of December 31, 1997 and
     1998...................................................    E-3
  Consolidated Statements of Operations for the Three Years
     Ended December 31, 1998................................    E-4
  Consolidated Statements of Stockholders' Equity for the
     Three Years Ended December 31, 1998....................    E-5
  Consolidated Statements of Cash Flows for the Three Years
     Ended December 31, 1998................................    E-6
  Notes to Consolidated Financial Statements................    E-7
  Schedule I -- Summary of Investments -- other than
     investments in related parties (incorporated in Note 5
     to Consolidated Financial Statements)
  Schedule II -- Condensed Financial Information of
     Registrant.............................................   E-41
  Schedule III -- Supplementary Insurance Information.......   E-44
  Schedule IV -- Reinsurance (incorporated in Note 11 of
     Notes to Consolidated Financial Statements)
  Other schedules were omitted because they were not
     applicable
CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
  Consolidated Balance Sheets at March 31, 1999 and December
     31, 1998...............................................   E-45
  Consolidated Statements of Operations for the three months
     ended March 31, 1999 and March 31, 1998................   E-46
  Consolidated Statements of Cash Flows for the three months
     ended March 31, 1999 and March 31, 1998................   E-47
  Notes to Consolidated Financial Statements................   E-48


         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.


COMBINED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER
  31, 1998, 1997 AND 1996:
  Independent Auditors' Report..............................   E-57
  Combined Balance Sheets as of December 31, 1998 and
     1997...................................................   E-58
  Combined Statements of Income for the years ended December
     31, 1998, 1997 and 1996................................   E-59
  Combined Statements of Changes in Business Equity for the
     years ended December 31, 1998, 1997 and 1996...........   E-60
  Combined Statements of Comprehensive Income for the years
     ended December 31, 1998, 1997 and 1996.................   E-61
  Combined Statements of Cash Flows for the years ended
     December 31, 1998, 1997 and 1996.......................   E-62
  Notes to Combined Financial Statements....................   E-64
UNAUDITED COMBINED FINANCIAL STATEMENTS FOR THE THREE MONTHS
  ENDED MARCH 31, 1999 AND 1998:
  Independent Accountants' Review Report....................   E-94
  Combined Balance Sheets as of March 31, 1999 (unaudited)
     and December 31, 1998..................................   E-95
  Combined Statements of Income for the three months ended
     March 31, 1999 and 1998 (unaudited)....................   E-96
  Combined Statements of Changes in Business Equity for the
     three months ended March 31, 1999 and 1998
     (unaudited)............................................   E-97
  Combined Statements of Comprehensive Income for the three
     months ended March 31, 1999 and 1998 (unaudited).......   E-98
  Combined Statements of Cash Flow for the three months
     ended March 31, 1999 and 1998 (unaudited)..............   E-99
  Notes to Unaudited Combined Financial Statements..........  E-100

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Universal American Financial Corp.:

     We have audited the accompanying consolidated balance sheets of Universal American Financial Corp. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedules as listed in the Index at Page E-1. These consolidated financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Universal American Financial Corp. and subsidiaries at December 31, 1998 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

New York, New York
March 30, 1999

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                  1997           1998
                                                              ------------   ------------
ASSETS
Investments (Notes 2c and 5):
  Fixed maturities available for sale, at fair value
    (amortized cost $121,119,346 and $132,227,114,
    respectively)...........................................  $123,585,708   $134,797,634
  Equity securities, at fair value (cost $987,095 and
    $1,063,186, respectively)...............................       945,116      1,019,780
  Policy loans..............................................     7,185,014      7,276,163
  Property tax liens........................................       136,713         30,696
  Mortgage loans............................................     2,562,008      4,456,516
                                                              ------------   ------------
         Total investments..................................   134,414,559    147,580,789
Cash and cash equivalents...................................    25,014,019     17,092,938
Accrued investment income...................................     3,357,624      3,538,573
Deferred policy acquisition costs (Note 2d).................    20,832,060     24,282,771
Amounts due from reinsurers (Note 11).......................    76,576,040     77,393,653
Due and unpaid premiums.....................................       548,271        525,909
Deferred income tax asset (Note 6)..........................       105,413             --
Goodwill....................................................     4,508,596      4,354,584
Present value of future profits.............................     1,281,807      1,569,601
Other assets................................................     5,936,947      6,963,481
                                                              ------------   ------------
         Total assets.......................................   272,575,336    283,302,299
                                                              ============   ============
LIABILITIES, SERIES C PREFERRED STOCK, REDEMPTION ACCRUAL ON
  SERIES C PREFERRED STOCK, SERIES D PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY
LIABILITIES
Policyholder account balances (Note 2e).....................   145,085,687    154,886,059
Reserves for future policy benefits.........................    38,327,612     47,442,966
Policy and contract claims -- life..........................     1,167,213      2,297,446
Policy and contract claims -- health........................    22,592,441     24,332,141
Loan payable (Note 12)......................................     3,500,000      4,750,000
Amounts due to reinsurers...................................    17,769,695      1,810,696
Deferred revenues...........................................       264,745        201,389
Deferred income tax liability (Note 6)......................            --      1,218,547
Other liabilities...........................................    12,743,775      9,943,970
                                                              ------------   ------------
         Total liabilities..................................   241,451,168    246,883,214
                                                              ------------   ------------
Series C Preferred Stock (Issued and outstanding 51,680)
  (Note 7)..................................................     5,168,000      5,168,000
                                                              ------------   ------------
Redemption accrual on Series C Preferred Stock..............       249,790        683,214
                                                              ------------   ------------
Series D Preferred Stock (Issued and outstanding 22,500)
  (Note 8)..................................................            --      2,250,000
                                                              ------------   ------------
Commitments and contingencies (Note 13)
STOCKHOLDERS' EQUITY (Note 9)
Series B Preferred Stock (Issued and outstanding 400).......     4,000,000      4,000,000
Common stock (Authorized, 20,000,000 issued and outstanding
  7,325,860 and 7,638,057, respectively)....................        73,259         76,381
Common stock warrants (Authorized, issued and outstanding
  668,481 and 658,231, respectively)........................            --             --
Additional paid-in capital..................................    15,992,497     16,410,412
Accumulated other comprehensive income......................       841,620        857,872
Retained earnings...........................................     4,799,002      6,973,206
                                                              ------------   ------------
         Total stockholders' equity.........................    25,706,378     28,317,871
                                                              ------------   ------------
         Total liabilities, Series C Preferred Stock,
           Redemption accrual on Series C Preferred Stock,
           Series D Preferred Stock and stockholders'
           equity...........................................  $272,575,336   $283,302,299
                                                              ============   ============

                See notes to consolidated financial statements.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998

                                                       1996           1997           1998
                                                   ------------   ------------   ------------
REVENUE: (Notes 2e and f)
Gross premiums and policyholder fees earned......  $ 55,286,610   $ 99,339,251   $131,044,411
Reinsurance premiums assumed.....................    10,521,987        997,836        997,891
Reinsurance premiums ceded.......................   (25,663,224)   (62,622,721)   (89,546,238)
                                                   ------------   ------------   ------------
Net premiums and policyholder fees earned (Note
  11)............................................    40,145,373     37,714,366     42,496,064
Net investment income (Note 5)...................     9,850,083     10,022,658     10,721,351
Realized gains on investments (Note 5)...........       240,075      1,132,521        255,671
Fee income.......................................     2,871,319      2,367,763      2,552,664
Amortization of deferred revenue (Note 2g).......       280,335         93,212         63,356
                                                   ------------   ------------   ------------
          Total revenues.........................    53,387,185     51,330,520     56,089,106
                                                   ------------   ------------   ------------
BENEFITS, CLAIMS AND OTHER DEDUCTIONS:
Increase in future policy benefits...............     1,854,539        440,936      5,355,787
Claims and other benefits........................    24,042,876     23,719,208     25,638,642
Interest credited to policyholders...............     6,614,176      6,645,716      7,240,241
Increase in deferred acquisition costs...........    (2,257,617)    (2,945,672)    (3,529,521)
Amortization of present value of future
  profits........................................            --             --        174,400
Amortization of goodwill.........................            --        111,819        170,898
Commissions......................................    16,080,245     21,089,466     27,146,850
Commission and expense allowances on reinsurance
  ceded..........................................   (11,004,623)   (20,300,483)   (31,219,549)
Other operating costs and expenses...............    17,684,697     19,358,303     21,179,767
                                                   ------------   ------------   ------------
          Total benefits, claims and other
            deductions...........................    53,014,293     48,119,293     52,157,515
                                                   ------------   ------------   ------------
Operating income before taxes....................       372,892      3,211,227      3,931,591
Federal income tax expense (Note 6)..............       269,017      1,091,818      1,323,963
                                                   ------------   ------------   ------------
Net income.......................................       103,875      2,119,409      2,607,628
Redemption accrual on Series C Preferred Stock
  (Note 7).......................................            --        249,790        433,424
                                                   ------------   ------------   ------------
Net Income applicable to common shareholders.....  $    103,875   $  1,869,619   $  2,174,204
                                                   ============   ============   ============
Earnings per common share (Note 2 j):
Basic............................................  $       0.01   $       0.26   $       0.29
                                                   ============   ============   ============
Diluted..........................................  $       0.01   $       0.18   $       0.20
                                                   ============   ============   ============

                See notes to consolidated financial statements.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998

                                                                       ACCUMULATED
                                  SERIES B              ADDITIONAL        OTHER
                                 PREFERRED    COMMON      PAID-IN     COMPREHENSIVE    RETAINED
                                   STOCK       STOCK      CAPITAL        INCOME        EARNINGS       TOTAL
                                 ----------   -------   -----------   -------------   ----------   -----------
BALANCE, JANUARY 1, 1996.......  $4,000,000   $69,575   $15,849,542    $ 1,369,651    $2,825,508   $24,114,276
Net income.....................          --       --             --             --       103,875       103,875
Change in net unrealized
  investment gain (loss).......          --       --             --     (2,341,888)           --    (2,341,888)
                                                                                                   -----------
Comprehensive income...........          --       --             --             --            --    (2,238,013)
                                                                                                   -----------
Issuance of common stock.......          --    1,917        200,346             --            --       202,263
                                 ----------   -------   -----------    -----------    ----------   -----------
BALANCE, DECEMBER 31, 1996.....   4,000,000   71,492     16,049,888       (972,237)    2,929,383    22,078,526
                                 ----------   -------   -----------    -----------    ----------   -----------
Net income.....................          --       --             --             --     2,119,409     2,119,409
Change in net unrealized
  investment gain (loss).......          --       --             --      1,813,857            --     1,813,857
                                                                                                   -----------
Comprehensive income...........                                                                      3,933,266
                                                                                                   -----------
Issuance of common stock.......          --    1,767        272,253             --            --       274,020
Issuance of Series C Preferred
  Stock........................          --       --       (329,644)            --            --      (329,644)
Redemption accrual on Series C
  Preferred Stock..............          --       --             --             --      (249,790)     (249,790)
                                 ----------   -------   -----------    -----------    ----------   -----------
BALANCE, DECEMBER 31, 1997.....   4,000,000   73,259     15,992,497        841,620     4,799,002    25,706,378
                                 ----------   -------   -----------    -----------    ----------   -----------
Net income.....................          --       --             --             --     2,607,628     2,607,628
Change in net unrealized
  Investment gain (loss).......          --       --             --         16,252            --        16,252
                                                                                                   -----------
Comprehensive income...........                                                                      2,623,880
                                                                                                   -----------
Issuance of common stock.......          --    3,122        524,920             --            --       528,042
Issuance of Series D Preferred
  Stock........................          --       --       (107,005)            --            --      (107,005)
Redemption accrual on Series C
  Preferred Stock..............          --       --             --             --      (433,424)     (433,424)
                                 ----------   -------   -----------    -----------    ----------   -----------
BALANCE, DECEMBER 31, 1998.....  $4,000,000   $76,381   $16,410,412    $   857,872    $6,973,206   $28,317,871
                                 ==========   =======   ===========    ===========    ==========   ===========

                See notes to consolidated financial statements.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998

                                                                 1996           1997           1998
                                                             ------------   ------------   ------------
Cash flows from operating activities:
Net income.................................................  $    103,875   $  2,119,409   $  2,607,628
Adjustments to reconcile net income to net cash used by
  operating activities:
Deferred income taxes......................................       269,017      1,091,818      1,323,963
Change in reserves for future policy benefits..............     3,526,269     (3,997,414)     6,927,945
Change in policy and contract claims.......................       677,167     (2,713,062)      (270,067)
Change in deferred policy acquisition costs................    (2,257,617)    (2,945,673)    (3,529,521)
Change in deferred revenue.................................      (280,336)       (93,212)       (63,356)
Amortization of present value of future profits............            --             --        174,400
Amortization of goodwill...................................            --        111,819        154,012
Change in policy loans.....................................      (746,103)      (589,250)       (91,149)
Change in accrued investment income........................      (427,870)      (368,951)      (180,949)
Change in reinsurance balances.............................   (11,773,467)    (4,963,108)    (5,320,077)
Change in due and unpaid premium...........................       114,812      2,269,874         22,362
Realized gains on investments..............................      (240,075)    (1,132,521)      (255,671)
Other, net.................................................     1,125,463      4,336,972     (1,873,773)
                                                             ------------   ------------   ------------
Net cash used by operating activities......................    (9,908,865)    (6,873,299)      (374,253)
                                                             ------------   ------------   ------------
Cash flows from investing activities:
Proceeds from sale of fixed maturities available for
  sale.....................................................    18,329,599     35,962,815     26,887,431
Proceeds from redemption of fixed maturities available for
  sale.....................................................    25,436,976      9,029,804      7,941,450
Cost of fixed maturities purchased available for sale......   (48,466,456)   (37,932,859)   (45,886,182)
Change in amounts held in trust for reinsurer..............            --     (5,154,802)    (5,182,289)
Proceeds from sale of equity securities....................       506,250        337,022        511,678
Cost of equity securities purchased........................      (501,250)      (689,802)      (591,280)
Change in other invested assets............................       269,702     (1,367,882)      (107,532)
Proceeds from sale of subsidiary, net of cash held.........            --      2,020,496             --
Purchase of business, net of cash acquired.................     1,685,010     (4,080,033)    (2,562,824)
                                                             ------------   ------------   ------------
Net cash used by investing activities......................    (2,740,169)    (1,875,241)   (18,989,548)
                                                             ------------   ------------   ------------
Cash flows from financing activities:
Net proceeds from issuance of common stock.................       202,263        274,020        421,037
Proceeds from the issuance of Series C Preferred Stock.....            --      4,838,356             --
Proceeds from the issuance of Series D Preferred Stock.....            --             --      2,250,000
Increase in policyholder account balances..................    15,930,118     10,546,733      7,521,683
Change in short-term debt..................................            --       (800,000)            --
Increase in loan payable...................................            --      3,500,000      1,850,000
Principle repayment on loan payable........................            --             --       (600,000)
Change in notes payable....................................      (369,698)            --             --
                                                             ------------   ------------   ------------
Net cash provided from financing activities................    15,762,683     18,359,109     11,442,720
                                                             ------------   ------------   ------------
Net (decrease) increase in cash and cash equivalents.......     3,113,649      9,610,569     (7,921,081)
                                                             ------------   ------------   ------------
Cash and cash equivalent at beginning of year..............    12,289,801     15,403,450     25,014,019
                                                             ------------   ------------   ------------
Cash and cash equivalent at end of year....................  $ 15,403,450   $ 25,014,019   $ 17,092,938
                                                             ============   ============   ============
Supplemental disclosure of cash flow information:
Cash paid during the year for:
  Interest.................................................  $     83,852   $     77,389   $    306,578
                                                             ============   ============   ============
  Income taxes.............................................  $         --   $     62,000   $         --
                                                             ============   ============   ============

                See notes to consolidated financial statements.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND COMPANY BACKGROUND:

     Universal American Financial Corp. (the "Company" or "Universal" formerly, Universal Holding Corp.) was incorporated under the laws of the State of New York in August 1981, for the purpose of conducting insurance and related business primarily through its then wholly-owned subsidiary, John Adams Life Insurance Company of New York ("John Adams"). On May 17, 1991, the Company acquired 100% of the outstanding common stock of American Progressive Life & Health Insurance Company of New York ("American Progressive") and on June 27, 1991 merged John Adams into American Progressive. In 1988, the Company organized Quincy Coverage Corp. ("Quincy") an insurance agent and broker. In January 1992, the Company began operations in WorldNet Services Corp. ("WorldNet"), a provider of managed care and assistance to travelers. On May 26, 1993, the Company acquired 100% of the outstanding common stock of American Pioneer Life Insurance Company ("American Pioneer"). On December 4, 1997, the Company acquired 100% of the outstanding common stock of American Exchange Life Insurance Company ("American Exchange") (See Note 4).

     The Company's marketing emphasis is to sell products particularly appealing to the senior market place, and largely through marketing organizations with concentrations in this market. The Company began to sell senior market life and accident & health insurance products in 1993 in New York and expanded its sales effort to Florida in 1996 and to Texas in 1997. The momentum into Florida was accelerated by the acquisition of business from First National Life Insurance Company ("First National"), while the expansion into Texas was accelerated by the acquisition of American Exchange (See Note 4). The core products sold to the senior age market include Medicare supplement, home health care, nursing home, hospital indemnity and senior life insurance. In addition, the Company sells certain program life insurance and annuity products through independent marketing organizations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. BASIS OF PRESENTATION: The significant accounting policies followed by Universal American Financial Corp. and subsidiaries that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") which, as to American Progressive, American Pioneer and American Exchange, differ from statutory accounting practices prescribed or permitted by regulatory authorities. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

     b. PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of Universal American Financial Corp. and its wholly-owned subsidiaries, including the operations of American Exchange since December 4, 1997, the date of its acquisition. All material intercompany transactions and balances have been eliminated.

     c.  INVESTMENTS:  Investments are shown on the following bases:

     The Company follows Financial Accounting Standards Board ("FASB") Statement No. 115, "Accounting for Certain Debt and Equity Securities" ("Statement No. 115"). Statement No. 115 requires that debt and equity securities be classified into one of three categories and accounted for as follows: Debt securities that the Company has the positive intent and the ability to hold to maturity are classified as "held to maturity" and reported at amortized cost. Debt and equity securities that

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES are held for current resale are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as held to maturity or as trading securities are classified as "available for sale" and reported at fair value. Unrealized gains and losses on available for sale securities are excluded from earnings and reported as accumulated other comprehensive income, net of tax and deferred policy acquisition cost adjustment.

     As of December 31, 1997 and 1998, all fixed maturity securities were classified as available for sale and were carried at fair value, with the unrealized gain or loss, net of tax and other adjustments (deferred policy acquisition costs), included in accumulated other comprehensive income. Equity securities are carried at current fair value. Policy loans and mortgage loans are stated at the unpaid principal balance. Short-term investments are carried at cost, which approximates fair value. Property tax liens are carried at cost. Investment income is recorded when earned. Realized investment gains and losses on the sale of securities are based on the specific identification method.

     d. DEFERRED POLICY ACQUISITION COSTS: The cost of acquiring new business, principally commissions and certain expenses of the agency, policy issuance and underwriting departments, all of which vary with, and are primarily related to the production of new and renewal business, have been deferred. These costs are being amortized in relation to the present value of expected gross profits on the policies arising principally from investment, mortality and expense margins for FASB Statement No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments", ("Statement No. 97") products and in proportion to premium revenue using the same assumptions used in estimating the liabilities for future policy benefits for FASB Statement No. 60, "Accounting and Reporting by Insurance Enterprises", ("Statement No. 60") products. Deferred policy acquisition costs are written off to the extent that it is determined that future policy premiums and investment income or gross profits would not be adequate to cover related losses and expenses. No deferred policy acquisition costs were written off for the years ended December 31, 1996, 1997 and 1998.

     The Company has several reinsurance arrangements in place on its life and accident & health insurance risks (see Note 11). In the accompanying statement of operations, the Company reports commissions incurred on direct premium written and commission and expense allowances on reinsurance ceded on separate lines to correspond to the presentation of the premiums earned by the Company. In determining the amounts capitalized for deferred acquisition costs, the Company includes an amount for gross commissions and direct issue expenses, net of the related allowances received from the reinsurer on these costs.

     Details with respect to deferred policy acquisition costs for the three years ended December 31, 1998 are as follows:

Balance at January 1, 1996..................................    $16,564,450
  Capitalized costs.........................................      5,042,137
  Adjustment relating to unrealized loss on fixed
     maturities.............................................        269,447
  Amortization..............................................     (2,784,520)
                                                                -----------
Balance at December 31, 1996................................     19,091,514
  Capitalized costs.........................................      6,712,207
  Adjustment relating to unrealized gain on fixed
     maturities.............................................     (1,205,127)
  Amortization..............................................     (3,766,534)
                                                                -----------

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

Balance at December 31, 1997................................     20,832,060
  Capitalized costs.........................................      8,791,732
  Adjustment relating to unrealized gain on fixed
     maturities.............................................        (78,810)
  Amortization..............................................     (5,262,211)
                                                                -----------
Balance at December 31, 1998................................    $24,282,771
                                                                ===========

     e. RECOGNITION OF REVENUES, CONTRACT BENEFITS AND EXPENSES FOR INVESTMENT AND UNIVERSAL LIFE TYPE POLICIES: Revenues for universal life-type policies and investment products consist of mortality charges for the cost of insurance and surrender charges assessed against policyholder account balances during the period. Benefit claims incurred in excess of policyholder account balances are expensed. The liability for policyholder account balances for universal life-type policies and investment products under Statement No. 97 are determined following a "retrospective deposit" method. The retrospective deposit method establishes a liability for policy benefits at an amount determined by the account or contract balance that accrues to the benefit of the policyholder, which consist principally of policy account values before any applicable surrender charges. Premium receipts are not reported as revenues when the retrospective deposit method is used. Credited interest rates for these products range from 4.50% to 7.25%. For the three years ended December 31, 1996, 1997 and 1998, one general agency of American Progressive produced $5.8 million, $2.9 million and $1.1 million of annuity receipts, respectively, which represented approximately 43%, 24% and 10% respectively, of total annuity receipts of American Progressive.

     f. RECOGNITION OF PREMIUM REVENUES AND POLICY BENEFITS FOR ACCIDENT & HEALTH INSURANCE PRODUCTS: Premiums are recorded when due and recognized as revenue over the period to which the premiums relate. Benefits and expenses associated with earned premiums are recognized as the related premiums are earned so as to result in recognition of profits over the life of the policies. This association is accomplished by recording a provision for future policy benefits and amortizing deferred policy acquisition costs. The liability for future policy benefits for accident & health policies consists of active life reserves and the estimated present value of the remaining ultimate net cost of incurred claims. Active life reserves include unearned premiums and additional reserves. The additional reserves are computed on the net level premium method using assumptions for future investment yield, mortality and morbidity experience. The assumptions are based on past experience and include provisions for possible adverse deviation. Claim reserves are established for future payments not yet due on incurred claims, primarily relating to individual disability insurance and group long-term disability insurance products. These reserves are established based on past experience and are continuously reviewed and updated with any related adjustments recorded to current operations. Claim liabilities represent policy benefits due but unpaid at year-end and primarily relates to individual health insurance products.

     Activity in the accident & health policy and contract claim liability is as follows:

                                                   1996            1997            1998
                                                -----------    ------------    ------------
Balance at beginning of year..................  $ 8,681,136    $ 24,628,019    $ 22,592,441
  Less reinsurance recoverables...............   (2,650,646)    (15,269,309)    (17,033,804)
                                                -----------    ------------    ------------
Net balance at beginning of year..............    6,030,490       9,358,710       5,558,637
                                                -----------    ------------    ------------
Balance acquired with First National..........    3,374,535              --              --
Balance acquired with American Exchange.......           --         551,126              --
Balance acquired with Dallas General..........           --              --         785,000

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

                                                   1996            1997            1998
                                                -----------    ------------    ------------
Incurred related to:
  Current year................................   23,029,175      19,363,347      18,043,448
  Prior years.................................   (2,511,056)     (2,424,332)       (782,037)
                                                -----------    ------------    ------------
Total incurred................................   20,518,119      16,939,015      17,261,411
                                                -----------    ------------    ------------
Paid related to:
  Current year................................   15,671,699      14,405,575      13,673,436
  Prior years.................................    4,892,735       6,884,639       4,675,761
                                                -----------    ------------    ------------
Total paid....................................   20,564,434      21,290,214      18,349,197
                                                -----------    ------------    ------------
Net balance at end of year....................    9,358,710       5,558,637       5,255,851
Plus reinsurance recoverables.................   15,269,309      17,033,804      19,076,290
                                                -----------    ------------    ------------
Balance at end of year........................  $24,628,019    $ 22,592,441    $ 24,332,141
                                                ===========    ============    ============

     g. DEFERRED REVENUE: The Company entered into a 90% quota share reinsurance agreement with an unaffiliated reinsurer on certain life insurance policies in force as of June 30, 1993. The Company ceded $3.7 million of life insurance reserves and received $1.7 million as a ceding commission, which was recorded as deferred revenue. The deferred revenue amount is being amortized into income over the expected life of the underlying policies reinsured. The Company amortized $122,433, $93,212 and $63,356 of deferred revenue during 1996, 1997 and 1998, respectively.

     The Company entered into a 75% quota share reinsurance agreement with an unaffiliated reinsurer on the $60,000 retention of certain individual accident & health insurance policies in force as of June 30, 1995. The Company received $0.9 million as a ceding commission, $0.6 million of which was offset by the amortization of the deferred acquisition cost asset related to this business. The remaining $0.2 million was recorded as deferred revenue and $0.2 million was recognized as income during 1996. The agreement was canceled effective December 31, 1996.

     h. INCOME TAXES: The Company's method of accounting for income taxes is the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of a change in tax rates.

     i. REINSURANCE ACCOUNTING: Recoverables under reinsurance contracts are included in total assets as amounts due from reinsurers. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

     j. EARNINGS PER COMMON SHARE: Basic EPS excludes dilution and is computed by dividing income available to common shareholders, (after deducting the redemption accrual on the Series C Preferred Stock), by the weighted average number of shares outstanding for the period. Diluted EPS gives the dilutive effect of the stock options, warrants and Series B, C and D Preferred Stock outstanding during the year. A reconciliation of the numerators and the denominators of the basic and diluted EPS for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                         FOR THE YEAR ENDED DECEMBER 31, 1996
                                                       -----------------------------------------
                                                         INCOME          SHARES        PER SHARE
                                                       (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                       -----------    -------------    ---------
Net income...........................................   $103,875
Basic EPS
Net income applicable to common shareholders.........    103,875        6,999,293        $0.01
                                                                                         =====
Effect of Dilutive Securities
Series B Preferred stock.............................                   1,777,777
Non-registered warrants..............................                   2,015,760
Registered warrants..................................                     668,481
Incentive stock options..............................                     266,000
Director stock option................................                       9,000
Treasury stock purchased from proceeds of exercise of
  options and warrants...............................                  (1,198,376)
                                                        --------       ----------
Diluted EPS
Net income applicable to common shareholders plus
  assumed conversions................................   $103,875       10,537,935        $0.01
                                                        ========       ==========        =====

                                                         FOR THE YEAR ENDED DECEMBER 31, 1997
                                                       -----------------------------------------
                                                         INCOME          SHARES        PER SHARE
                                                       (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                       -----------    -------------    ---------
Net income...........................................  $2,119,409
Less: Redemption accrual on Series C Preferred
  Stock..............................................    (249,790)
                                                       ----------
Basic EPS
Net income applicable to common shareholders.........   1,869,619       7,241,931        $0.26
                                                                                         =====
Effect of Dilutive Securities
Series B Preferred Stock.............................                   1,777,777
Series C Preferred Stock.............................     249,790       1,356,421
Non-registered warrants..............................                   2,015,760
Registered warrants..................................                     668,481
Incentive stock options..............................                     296,000
Director stock option................................                      16,000
Treasury stock purchased from proceeds of options and
  warrants...........................................                  (1,331,515)
                                                       ----------      ----------
Diluted EPS
Net income applicable to common Shareholders plus
  assumed conversions................................  $2,119,409      12,040,855        $0.18
                                                       ==========      ==========        =====

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

                                                         FOR THE YEAR ENDED DECEMBER 31, 1998
                                                       -----------------------------------------
                                                         INCOME          SHARES        PER SHARE
                                                       (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                       -----------    -------------    ---------
Net income...........................................  $2,607,628
Less: Redemption accrual on Series C Preferred
  Stock..............................................    (433,424)
                                                       ----------
Basic EPS
Net income applicable to common shareholders.........   2,174,204       7,532,758        $0.29
                                                                                         =====
Effect of Dilutive Securities
Series B Preferred Stock.............................                   1,777,777
Series C Preferred Stock.............................     433,424       2,176,000
Series D Preferred Stock.............................                          --
Non-registered warrants..............................                   2,015,760
Registered warrants..................................                     658,231
Incentive stock options..............................                     229,000
Director stock option................................                       7,000
Treasury stock purchased from proceeds of exercise of
  options and warrants...............................                  (1,241,022)
                                                       ----------      ----------
Diluted EPS
Net income applicable to common Shareholders plus
  assumed conversions................................  $2,607,628      13,155,504        $0.20
                                                       ==========      ==========        =====

     k. COMPREHENSIVE INCOME: As of January 1, 1998, the Company adopted Statement 130, "Reporting Comprehensive Income". Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

     The components of comprehensive income, net of related tax, for the year ended December 31, 1996, 1997 and 1998 are as follows:

                                               1996           1997          1998
                                            -----------    ----------    ----------
Net income................................  $   103,875    $2,119,409    $2,607,628
Net unrealized gain (loss) arising during
  the year................................   (2,223,062)    2,796,624       115,630
Reclassification adjustment for gains
  (losses) included in net income.........     (118,826)     (982,767)      (99,378)
                                            -----------    ----------    ----------
Comprehensive income (loss)...............  $(2,238,013)   $3,933,266    $2,623,880
                                            ===========    ==========    ==========

     l. CASH FLOW INFORMATION: Included in cash and cash equivalents are cash on deposit, money market funds, and short term investments which had an original maturity of three months or less from the time of purchase.

     m. FASB STATEMENT NO. 133: In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

     n. RECLASSIFICATIONS: Certain reclassifications have been made to prior years' financial statements to conform to current period classifications.

3.  PENDING TRANSACTIONS:

 Universal American Financial Corp. Share Purchase Agreement with Capital Z Financial Services Fund II, L.P.

     On December 31, 1998, the Company executed a Share Purchase Agreement ("UA Purchase Agreement") with Capital Z Financial Services Fund II, L.P. ("Capital Z"), whereby Capital Z has agreed to purchase up to 26,031,746 shares of Universal common stock for a purchase price of up to $82.0 million (the "Capital Z Transaction") subject to adjustment as outlined in the Purchase Agreement. Pursuant to terms of the UA Purchase Agreement, the number of shares of Universal common stock and the aggregate purchase price to be paid by Capital Z will be reduced based upon the aggregate number of shares of Universal common stock purchased by certain members of management and agents of the companies being acquired pursuant to the Penn Union Purchase Agreement discussed below, but in no event will it be less than 19,841,270 shares. Thus, as a result of the closing of the transactions contemplated by the UA Purchase Agreement, Capital Z will acquire a controlling interest in Universal. Specifically, if Capital Z purchases the minimum number shares under the UA Purchase Agreement, it will acquire 45.6% of the then outstanding shares of Universal common stock on a fully diluted basis, and if Capital Z purchases the maximum number of shares, it will acquire 59.8% of the then outstanding shares of Universal common stock on a fully diluted basis.

     The UA Purchase Agreement is subject to (i) regulatory approvals in the states in which Universal's insurance subsidiaries are domiciled, (ii) shareholder approval and (iii) the consummation of the Penn Union Transaction (see below).

  Penn Union Acquisition

     On December 31, 1998, Universal entered into a purchase agreement (the "Penn Union Purchase Agreement") with PennCorp Financial Group, Inc. ("PFG") and certain subsidiaries of PFG to acquire all of the outstanding shares of common stock of certain direct and indirect subsidiaries of PFG, including the insurance companies as follows (the "Penn Union Transaction"):

                                                      STATE OR PROVINCE
NAME OF INSURANCE COMPANY                                OF DOMICILE
-------------------------                             -----------------
Pennsylvania Life Insurance Company                   Pennsylvania
Peninsular Life Insurance Company                     North Carolina
Union Bankers Insurance Company                       Texas
Constitution Life Insurance Company                   Texas
Marquette National Life Insurance Company             Texas
Penncorp Life of Canada                               Ottawa

     The Penn Union Purchase Agreement calls for a purchase price of $175 million with $136 million in cash and $39 million in seller financing. In addition, the Company will incur approximately $12 million in transaction costs associated with this transaction. The Company will finance the cash portion of the acquisition with the $82 million of proceeds generated from the UA Purchase

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

Agreement discussed above and from the execution of a $80 million credit facility that consists of a $70 million term loan and $10 million revolving loan facility.

     The Penn Union Purchase Agreement is subject to approval by the insurance regulators of the jurisdictions in which the acquired companies are domiciled. Management expects this transaction to close in the second quarter of 1999, although no assurances can be given that it will occur. Based on unaudited financial information as of September 30, 1998, the assets and liabilities to be acquired in connection with the Penn Union Transaction are approximately $831 million and $656 million, respectively.

4.  RECENT ACQUISITIONS:

  Dallas General

     On March 19, 1998, the Company acquired a $12.6 million block of annual premiums in force of Medicare Supplement business from Dallas General Life Insurance Company ("Dallas General") for a purchase price of $0.8 million. At the time of the acquisition, the Company entered into a reinsurance agreement with Reassurance Company of Hannover ("RCH") to cede 75% of the business acquired to RCH for a ceding allowance of $0.6 million. In connection with this assumption, the Company incurred $0.3 million of expenses. The Company recorded an asset of $0.5 million as present value of future profits, which will be amortized over the expected lives of the underlying policies. During the year ended December 31, 1998, the Company amortized $35,000 of this asset. The amount of reserves assumed totaled $5.4 million and the Company received assets consisting of cash, real estate and mortgage loans totaling $5.4 million. American Pioneer, with the approval of the Texas and Florida Departments of Insurance, assumed the business.

  American Exchange Life Insurance Company

     On December 4, 1997, the Company, through its wholly owned subsidiary, American Pioneer, acquired 100% of the outstanding common stock of American Exchange for $6.6 million in cash, which acquisition was approved by both the Texas and Florida Departments of Insurance. This acquisition was accounted for using the purchase method. American Exchange, which is licensed in Texas and two other states, had annual premium in force in excess of $16.6 million, primarily in Medicare Supplement and other limited benefit accident & health products and had 19,800 policies in force and 1,000 insurance agents, all based in Texas.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

     The following schedule summarizes the assets acquired and liabilities assumed, at fair value, on the date of acquisition:

ASSETS ACQUIRED:
Fixed maturities............................................    $ 6,826,474
Equity securities...........................................        317,413
Cash and cash equivalents...................................      2,679,665
Policy loans................................................        174,513
Accrued investment income...................................        159,528
Other assets................................................        298,397
                                                                -----------
Total assets acquired.......................................     10,455,990
                                                                ===========
LIABILITIES ASSUMED
Reserves for future policy benefits.........................        737,290
Policy and contract claims..................................        266,048
Amounts due to reinsurers...................................      4,036,450
Deferred Federal income taxes...............................        435,814
Other liabilities...........................................        768,367
                                                                -----------
Total liabilities assumed...................................      6,243,969
                                                                ===========
Net assets acquired.........................................      4,212,021
Present value of future profits.............................      1,281,807
Goodwill....................................................      1,265,868
                                                                -----------
Total purchase price........................................    $ 6,759,696
                                                                ===========

     The present value of future profits is being amortized based upon the expected lives of the underlying products. The goodwill is being amortized over 30 years.

  First National Life

     In the fourth quarter of 1996, the Company acquired, through an assumption reinsurance agreement, approximately $56.0 million of annualized senior market premium from First National. American Pioneer initially contracted with First National to assume $4.0 million of annualized premium on group Medicare Supplement coverage issued to the members of the Florida Retired Educators Association ("FREA"). Then, after First National was placed into Receivership by the Alabama Insurance Department in October, 1996, American Pioneer assumed, in addition to the FREA block, approximately $50.0 million of annualized Individual Medicare Supplement premium, $1.2 million of annualized Home Health Care premium and $0.8 million of annualized miscellaneous life and accident & health insurance premiums, under terms negotiated with the Receiver. All of these assumptions were effective as of October 1, 1996. Simultaneously with the second assumption by American Pioneer, American Pioneer entered into a reinsurance agreement with Transamerica Occidental Life Insurance Company ("Transamerica"), ceding 90% of the $50.0 million Individual Medicare Supplement to Transamerica.

     As part of the First National transaction, the Company acquired in Pensacola, Florida a relatively low cost administrative operation with particular experience in the senior market. This has given the Company an opportunity to consolidate many of its administrative functions in Pensacola and save a significant amount of fixed overhead. At closing, the fair values of liabilities assumed exceeded the

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES fair value of assets assumed by $3.5 million, which were classified as goodwill and is being amortized over 30 years.

     In December 1996, the Company formulated a plan to move most of American Progressive's policy administrative functions, particularly in its senior market business, from its office in Brewster, NY to Pensacola, Florida. This, along with other cost saving efforts, resulted in a reduction in the work force at the American Progressive office from 62 as of June 30, 1996 to approximately 25 as of December 31, 1997, with a modest resultant increase in personnel in Pensacola, including some personnel employed by American Progressive. In December 1996, these plans were announced to certain key individuals who were to be relocated under this reorganization. The remaining employees who were to be terminated were notified in March 1997. The cost of this consolidation, including severance costs, relocation costs and the non-renewal fee on the Brewster office lease, was approximately amounted to $0.3 million and was expensed in the fourth quarter of 1996.

5.  INVESTMENTS:

     As of December 31, 1997 and 1998, investments consisted of the following:

                                                   DECEMBER 31, 1997
                              ------------------------------------------------------------
                                  FACE         AMORTIZED          FAIR          CARRYING
CLASSIFICATION                   VALUE            COST           VALUE           VALUE
--------------                ------------    ------------    ------------    ------------
US Treasury bonds and
  notes.....................  $  7,610,000    $  7,697,324    $  7,802,780    $  7,802,780
Corporate bonds.............   113,902,686     113,422,022     115,782,928     115,782,928
Equity Securities...........                       987,095         945,116         945,116
                                              ------------    ------------    ------------
     Sub-total..............                  $122,106,441    $124,530,824    $124,530,824
                                                              ============
Property tax liens..........                       136,713                         136,713
Policy loans................                     7,185,014                       7,185,014
Mortgage loans..............                     2,562,008                       2,562,008
                                              ------------                    ------------
     Total investments......                  $131,990,176                    $134,414,559
                                              ============                    ============

                                                   DECEMBER 31, 1998
                              ------------------------------------------------------------
                                  FACE         AMORTIZED          FAIR          CARRYING
CLASSIFICATION                   VALUE            COST           VALUE           VALUE
--------------                ------------    ------------    ------------    ------------
US Treasury bonds and
  notes.....................  $  3,800,000    $  3,848,038    $  3,947,957    $  3,947,957
Corporate bonds.............   129,150,377     128,379,076     130,849,677     130,849,677
Equity Securities...........                     1,063,186       1,019,780       1,019,780
                                              ------------    ------------    ------------
     Sub-total..............                   133,290,300    $135,817,414    $135,817,414
                                                              ============
Property tax liens..........                        30,696                          30,696
Policy loans................                     7,276,163                       7,276,163
Mortgage loans..............                     4,456,516                       4,456,516
                                              ------------                    ------------
     Total investments......                  $145,053,675                    $147,580,789
                                              ============                    ============

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

     The amortized cost and fair value of fixed maturities as of December 31, 1997 and 1998 are as follows:

                                                      DECEMBER 31, 1997
                                   --------------------------------------------------------
                                                     GROSS         GROSS
                                    AMORTIZED      UNREALIZED    UNREALIZED        FAIR
CLASSIFICATION                         COST          GAINS         LOSSES         VALUE
--------------                     ------------    ----------    ----------    ------------
US Treasury securities and
  obligations of US government...  $ 10,821,981    $  224,552    $ (20,088)    $ 11,026,445
Corporate debt securities........    52,427,251     1,668,511     (261,644)      53,834,118
Mortgage-backed securities.......    57,870,114     1,506,116     (651,085)      58,725,145
                                   ------------    ----------    ---------     ------------
                                   $121,119,346    $3,399,179    $(932,817)    $123,585,708
                                   ============    ==========    =========     ============

                                                      DECEMBER 31, 1998
                                  ---------------------------------------------------------
                                                    GROSS          GROSS
                                   AMORTIZED      UNREALIZED    UNREALIZED         FAIR
CLASSIFICATION                        COST          GAINS         LOSSES          VALUE
--------------                    ------------    ----------    -----------    ------------
US Treasury securities and
  obligations of US government..  $  6,444,302    $  181,694    $   (28,440)   $  6,597,556
Corporate debt securities.......    63,502,687     1,680,539       (472,027)     64,711,199
Mortgage-backed securities......    62,280,125     1,821,084       (612,330)     63,488,879
                                  ------------    ----------    -----------    ------------
                                  $132,227,114    $3,683,317    $(1,112,797)   $134,797,634
                                  ============    ==========    ===========    ============

     The amortized cost and fair value of fixed maturities at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                AMORTIZED          FAIR
                                                   COST           VALUE
                                               ------------    ------------
Due in 1 year or less........................  $  2,769,318    $  2,782,948
Due after 1 year through 5 years.............    23,928,906      24,514,144
Due after 5 years through 10 years...........    23,729,941      24,246,138
Due after 10 years...........................    16,922,605      17,115,927
Mortgage-backed securities...................    64,876,344      66,138,477
                                               ------------    ------------
                                               $132,227,114    $134,797,634
                                               ============    ============

     Included in fixed maturities at December 31, 1997 and 1998 were securities with carrying values of $7.1 million and $7.7 million, respectively, held by various states as security for the policyholders of the Company within such states.

     Gross unrealized gains and gross unrealized losses of equity securities as of December 31, 1997 and 1998 are as follows:

                                                         1997        1998
                                                       --------    --------
Gross unrealized gains...............................  $ 29,378    $ 44,102
Gross unrealized losses..............................   (71,357)    (87,508)
                                                       --------    --------
Net unrealized losses................................  $(41,979)   $(43,406)
                                                       ========    ========

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

     The components of the change in unrealized gains and losses included in the consolidated statements of stockholders' equity for the three years ended December 31, 1998 are as follows:

                                        1996           1997          1998
                                     -----------    -----------    --------
Change in net unrealized gains
  (losses):
  Fixed maturities.................  $(3,335,207)   $ 3,485,207    $104,158
  Equity securities................       18,264        (29,393)     (1,427)
  Adjustment relating to deferred
     policy acquisition costs......      269,477     (1,205,127)    (78,810)
                                     -----------    -----------    --------
Change in net unrealized gains
  (losses) before income tax.......   (3,047,466)     2,250,687      23,921
Income tax expense (benefit).......     (705,578)       436,830       7,669
                                     -----------    -----------    --------
Change in net unrealized gains
  (losses).........................  $(2,341,888)   $ 1,813,857    $ 16,252
                                     ===========    ===========    ========

     The details of net investment income for the three years ended December 31, 1998 are as follows:

                                     1996           1997           1998
                                  -----------    -----------    -----------
Investment Income:
  Fixed maturities..............  $ 9,048,143    $ 8,961,283    $ 9,198,632
  Cash and cash equivalents.....      731,924        801,987        919,724
  Equity securities.............           --         29,044         58,580
  Property tax liens............       (1,297)        22,639          4,906
  Policy loans..................      487,740        495,623        612,629
  Mortgage loans................       86,858        102,737        363,036
                                  -----------    -----------    -----------
Gross investment income.........   10,353,368     10,413,313     11,157,507
Investment expenses.............      503,285        390,655        436,156
                                  -----------    -----------    -----------
Net investment income...........  $ 9,850,083    $10,022,658    $10,721,351
                                  ===========    ===========    ===========

     Gross realized gains and gross realized losses included in the consolidated statements of operations for the three years ended December 31, 1998 are as follows:

                                               1996          1997          1998
                                             ---------    ----------    -----------
Realized gains:
  Fixed maturities.........................  $ 363,927    $  760,381    $ 1,250,224
  Equity securities........................      5,000       629,847         25,708
                                             ---------    ----------    -----------
Total realized gains.......................    368,927     1,390,228      1,275,932
                                             ---------    ----------    -----------
Realized losses:
  Fixed maturities.........................   (128,852)     (257,707)      (991,033)
  Equity securities........................         --            --        (29,228)
                                             ---------    ----------    -----------
Total realized losses......................   (128,852)     (257,707)    (1,020,261)
                                             ---------    ----------    -----------
Net realized gains.........................  $ 240,075    $1,132,521    $   255,671
                                             =========    ==========    ===========

     During the year ended December 31, 1998, the Company wrote down the value of certain fixed maturity securities by $0.6 million which represents management's estimate of other than temporary

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES declines in value and was included in net realized gains on investments. In 1997, the Company realized a gain of $0.6 million on the sale of AmeriFirst Insurance Company, a non-operating subsidiary.

6.  INCOME TAXES:

     The Company files a consolidated return for federal income tax purposes, in which American Pioneer and American Exchange are not currently permitted to be included. American Pioneer and American Exchange file a separate consolidated federal income tax return.

     The Company's federal income tax expense consisted of:

                                 1996         1997          1998
                               --------    ----------    ----------
Current......................  $     --    $       --    $       --
Deferred.....................   269,017     1,091,818     1,323,963
                               --------    ----------    ----------
Total tax expense............  $269,017    $1,091,818    $1,323,963
                               ========    ==========    ==========

     A reconciliation of the "expected" tax expense at 34% with the Company's actual tax expense applicable to operating income before taxes reported in the Consolidated Statements of Operations is as follows:


                                                 1996         1997          1998
                                               --------    ----------    ----------
Expected tax expense.........................  $126,783    $1,091,818    $1,336,741
Change in the beginning of the year balance
  of the valuation allowance for deferred tax
  assets allocated to income tax expense.....   187,414            --            --
Nondeductible expenses.......................    15,947            --            --
Realized gains on investment.................   (11,030)           --            --
Tax exempt income............................   (50,533)           --            --
Other........................................       436            --       (12,778)
                                               --------    ----------    ----------
Actual tax expense...........................  $269,017    $1,091,818    $1,323,963
                                               ========    ==========    ==========


     In addition to Federal income tax, the Company is subject to state premium and income taxes, which taxes are included in other operating costs and expenses in the accompanying statement of operations.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 are as follows:

                                                    1997           1998
                                                 -----------    -----------
Deferred tax assets:
Reserves for future policy benefits............  $ 3,617,347    $ 3,309,830
Deferred revenues..............................       90,013         68,472
Net operating loss carryforwards...............    5,125,637      5,219,133
AMT credit carryforward........................      107,262        107,262
Investment valuation differences...............      120,488        189,039
Other..........................................      159,555         23,386
                                                 -----------    -----------
     Total gross deferred tax assets...........    9,220,302      8,917,122
     Less valuation allowance..................   (1,342,838)    (1,342,838)
                                                 -----------    -----------
     Net deferred tax assets...................    7,877,464      7,574,284
                                                 -----------    -----------
Deferred policy acquisition costs..............   (5,796,879)    (6,755,687)
Unrealized gains on investments................     (436,830)      (444,472)
Goodwill.......................................   (1,102,528)    (1,059,008)
Present value of future profits................     (435,814)      (533,664)
                                                 -----------    -----------
     Total gross deferred tax liabilities......   (7,772,051)    (8,792,831)
                                                 -----------    -----------
     Net deferred tax asset (liability)........  $   105,413    $(1,218,547)
                                                 ===========    ===========

     In 1997, a deferred tax liability related to the present value of future profits recorded as a result of the acquisition of American Exchange was established and amounted to $0.4 million. In 1996, a deferred tax asset related to the tax liabilities assumed in excess of tax assets received in the acquisition of certain business from First National was established and amounted to $0.3 million.


     At December 31, 1998 the Company (exclusive of American Pioneer and American Exchange) had net operating tax loss ("NOL") carry forwards of approximately $11.6 million which are available to offset future taxable income of the Company. The losses will expire in the years 1999 to 2012. Although a portion of the NOL carry forward was utilized to offset 1998 consolidated taxable income of the Company, it is likely that part of these NOL's may not be realized and for this purpose a valuation allowance has been established. At December 31, 1998 the Company also has Alternative Minimum Tax (AMT) credit carry forward for Federal income tax purposes of approximately $0.3 million which can be used indefinitely.



     At December 31, 1998 American Pioneer and American Exchange had net operating tax loss carry forwards, most of them incurred prior to their acquisition by the Company, of approximately $3.7 million which expire in the years 1999 to 2013. As a result of changes in ownership of American Pioneer in May 1993, use of most of the loss carry forwards of American Pioneer are subject to annual limitations. It is likely that part of these NOL's may not be realized and for this purpose a valuation allowance has been established.



     At December 31, 1997 and 1998, the Company has established valuation allowances of $1.3 million with respect to its net operating loss carryforwards deferred tax asset. As indicated above, it is anticipated that some of the NOL's of the Company may expire in 1999 and 2000 before their utilization. The Company determines a valuation allowance based upon an analysis of projected

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES taxable income and through its ability to implement prudent and feasible tax planning strategies. The tax planning strategies include the Company's recent reorganization and use of its administration company WorldNet to generate taxable income. These changes resulted in the Company increasing taxable income in the non-life companies by $1.2 million and $0.4 million in 1997 and 1998, respectively. Management believes it is more likely than not that the Company will realize the recorded deferred tax assets.

7.  SERIES C PREFERRED STOCK:

     During 1997, the Company issued 51,680 shares (par value $100) of Series C Preferred Stock for $5.2 million, of which $2.4 million was purchased by UAFC L.P. ("AAM") an unaffiliated investment firm, $0.6 million by Chase Equity Partners, L.P., $1.4 million by Richard A. Barasch (the Chairman and Chief Executive Officer of the Company), members of his family, and members and associates of the Company's management and $0.8 million by owners and employees of Ameri-Life & Health Services, a general agency that sells the Company's senior market products. This transaction received the approval of the Florida Insurance Department.

     Under the terms of the Series C Preferred Stock, the Company has the right to require conversion of the Series C Preferred Stock into the Company's common stock at a conversion price of $2.375 per common share if the average reported bid price of its common stock on the days during any 60 day period in 1999 on which such bid prices are reported exceeds $3.45 per common share. This condition was satisfied on March 5, 1999 and all of the 51,680 outstanding shares of Series C Preferred Stock will be converted to 2,176,000 shares of common stock in April 1999.

     The Company, AAM, the holders of the Series C Preferred Stock, Barasch Associates Limited Partnership ("BALP") and Richard A. Barasch entered into a stockholders' agreement at the closing of the transaction which contained the following conditions:

     - The holders of the Series C Preferred Stock were given registration rights and informational rights.

     - The Series C Preferred Stockholders agreed to vote their shares for the election of a person designated by AAM as the director elected by that Series.

     - BALP and Mr. Barasch granted the Series C holders a co-sale right should they sell any shares of the Company's common stock held by them, except to certain "permitted transferees".

     This stockholders' agreement will be superceded by a new agreement upon the closing of the Capital Z transaction. (See Note 3).

8.  SERIES D PREFERRED STOCK:

     On December 31, 1998, the Company contracted to sell 40,000 shares (par value $100) of Series D Preferred Stock to UAFC, L.P. for $4.0 million. The Series D Preferred Stock was divided into two sub-series, Series D-1 and Series D-2. The 22,500 Series D-1 Shares were issued on December 31, 1998 and the 17,500 Series D-2 shares were issued on February 12, 1999. The Series D Preferred Stock has the same provisions as the Series C-1, Preferred Stock, except (i) that the Series D has no voting rights except as required by law,
(ii) the conversion price on the Series D-1 was $2.70 rather than $2.375 per share, (iii) the conversion price of the series D-2 was $2.70 or, if a "change of control" transaction, as defined, occurs in 1999, the conversion price will be equal to the per share price at which common stock is issued in the change of control transaction, and (iv) if the issuance of voting shares to a Series D shareholder requires regulatory approval, the conversion will be postponed until such approval is obtained or ceases to be required.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

The pending Capital Z Transaction will be a "change of control" within the meaning of the terms of the Series D Preferred Stock.

     On March 11, 1999, the Company gave notice of conversion of the Series D-1 and D-2 Preferred Stock. Since the conversion of the Series D-1 and D-2 Preferred Stock held by UAFC, L.P. to common stock would result in its owning more than 10% of the Company's voting stock, implementation of the conversion would require that the New York Insurance Department either (i) approve of UAFC, L.P. becoming a controlling shareholder of the Company or (ii) determine that such conversion would not result in UAFC, L.P. becoming a controlling person of Universal. The completion of the conversion of the Series D Preferred Stock was therefore deferred until such conditions are satisfied or are no longer applicable. If the pending Capital Z Transaction closes, no approval of the conversion of the Series D Preferred Stock will be required, because the UAFC, L.P. will, after conversion of the Series D Preferred Stock, hold less than 10% of Universal's then outstanding stock. If the Capital Z Transaction does not close, the Company anticipates that it will obtain the required approval of a change of control or determination that no change of control is involved in the conversion of the Series D Preferred Stock.

     The shareholder agreement applicable to the Series C Preferred Stock also applies to the Series D Preferred Stock.

9.  STOCKHOLDERS' EQUITY:

  Preferred Stock

     The Company has 2,000,000 authorized shares of preferred stock to be issued in series with 52,080 and 74,580 shares issued and outstanding at December 31, 1997 and 1998, respectively (see Note 7 for a discussion of Series C Preferred Stock and Note 8 for a discussion of Series D Preferred Stock).

  Series B Preferred Stock

     The Company has 400 shares of Series B Preferred Stock issued and outstanding, with a par value of $10,000 per share, which are held by Wand/Universal Investments L.P. ("Wand"). The Series B Preferred Stock is convertible into Common Stock at $2.25 per share (subject to anti-dilution adjustment) and is entitled to dividends as if already converted, only when and if dividends are declared on the Common Stock. The holder of the Series B Preferred Stock may not require the Company to redeem it unless the Company engages in (i) a merger with, or acquisition of, another entity which results in that entity or its shareholders having sufficient voting power to elect a majority of the Company's Board of Directors or (ii) the sale or other exchange of 40% or more of the Company's assets or of its outstanding Common Stock. The Company has the right to require a conversion if it raises additional equity from the public on pricing terms that meet certain criteria.

     The holders of the Series B Preferred Stock have the right to elect one Director of the Company, and have the right to vote on all other matters submitted to the vote of the holders of the Common Stock, as if their Series B Preferred Stock had been converted to Common Stock. In addition, under the New York Business Corporation Law, any amendment to the Certificate of Incorporation which would make certain changes affecting the Series B Preferred Stock must be approved by the holders of a majority of the outstanding Series B Preferred Stock, voting separately as a class.

     Pursuant to the stock subscription agreement, Wand, the Company and certain shareholders of the Company, including Barasch Associates Limited Partnership ("BALP"), entered into a shareholders' agreement contemporaneously with the issuance of the Series B Preferred Stock to Wand.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

Under the shareholders' agreement, the holder of the Series B Preferred Stock agreed to vote such shares, and the Common Stock issued upon their conversion, for the nominees of BALP for election as directors of the Company and, after the conversion of the Series B Preferred Stock to Common Stock, all parties agreed to vote their shares for the election of one director designated by Wand. The shareholders' agreement also contained "stand still," "tag along" and registration rights provisions. The stand still provision will prohibit Wand from acquiring more than an additional 5% of the Company's outstanding Common Stock without the Company's consent, as long as BALP and certain partners in BALP continue to hold at least certain percentages of the Company's Common Stock, on an outstanding and fully diluted basis. The tag along provision will prohibit BALP and certain of its partners from making private sales of their shares of Common Stock unless Wand is given the opportunity to sell a proportionate part of its holding on the same terms. This stockholders' agreement will be superceded by a new agreement upon the closing of the Capital Z transaction.

     The Company and Wand Partners L.P., an affiliate of Wand, have also entered into a financial advisory agreement, under which the Wand affiliate is to render advisory services to the Company and is to be paid a fee of $100,000 per year for such services as long as Wand owns 500,000 shares of Common Stock, or its common stock equivalent, reduced by any directors' fee paid to the director designated by Wand.

     In connection with the determination by the New York Superintendent of Insurance (the "Superintendent") that Wand is not a controlling shareholder of the Company, within the meaning of the New York Insurance Law, certain commitments were made to the Superintendent. These commitments included a commitment by Wand, Wand's general partner and Wand's general partner's shareholders that, as long as Wand owns 10% or more of the voting power of Universal's outstanding stock, Wand will not acquire any additional shares of Universal, except by exercise of its conversion rights, and will not attempt to obtain or exercise control of Universal, without the consent of the Superintendent. Universal, American Progressive, BALP, BALP's general partner and certain limited partners, and the shareholders of BALP's general partner also entered into commitments, including commitments that, as long as Wand owns 10% or more of the voting power of Universal's outstanding shares, the size of Universal's Board would not be reduced below ten directors and that no transaction between Universal or American Progressive, on the one hand, and Wand or its partners of controlling parties, on the other hand, would be entered without the approval of the Superintendent, except for the shareholders agreement and the financial advisory agreement referred to herein.

  Common Stock

     The par value of common stock is $.01 per share with 20,000,000 shares authorized for issuance. The shares issued and outstanding at December 31, 1997 and 1998 were 7,325,860 and 7,638,057, respectively. During the years ended December 31, 1996, 1997 and 1998, the Company issued 191,689, 176,639 and
312,197 shares, respectively, of its common stock.

  Common Stock Warrants

     The Company had 668,481 and 658,231 common stock warrants issued and outstanding at December 31, 1997 and 1998, which are registered under the Securities Exchange Act of 1934. During the year ended December 31, 1998, 10,250 warrants were exercised to purchase common shares at $1.00 per share. At December 31, 1997 and 1998, the Company had 2,015,760 warrants outstanding which are not registered under the Securities Exchange Act of 1934. The warrants have

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES no par value, have an exercise price to purchase common stock on a one to one basis at $1.00 and expire on December 31, 1999.

  Option Plans

     On May 28, 1998, the Company's shareholders approved the 1998 Incentive Compensation Plan (the "1998 ICP"). The 1998 ICP superceded the Company's Incentive Stock Option Plan, Stock Option Plan For Directors, and Non-Qualified Stock Option Plan for Agents and Others (the "Pre-Existing Plans") Options previously granted under these plans will remain outstanding in accordance with their terms and the terms of the respective plans.

  Incentive Stock Option Plan

     In 1983, the Company adopted an Incentive Stock Option Plan for employees. Under this Plan, as amended, 1,000,000 shares of common stock were reserved. As of December 31, 1998, 516,500 of these shares have been issued and 442,500 shares were subject to options granted prior to the adoption of the 1998 ICP. Options under this plan expire ten years after the date granted or upon the earlier termination of employment. Options vest 50% in the first year after grant and 50% in the second year after grant, and at December 31, 1998, 369,254 options are exercisable. Additional information with respect to options under the Company's Incentive Stock Option Plan is as follows:

                                                  SHARES UNDER
                                                    OPTIONS         EXERCISE
                                                  OUTSTANDING         PRICE
                                                  ------------    -------------
BALANCE, JANUARY 1, 1996........................     611,000
  Granted.......................................     141,000      $2.00 - $2.20
  Exercised.....................................    (135,000)     $0.50 - $1.35
  Terminated....................................     (47,000)     $2.87 - $3.25
                                                    --------
BALANCE, DECEMBER 31, 1996......................     570,000
  Granted.......................................     166,500      $2.00 - $3.03
  Exercised.....................................     (95,000)     $1.25 - $1.44
  Terminated....................................     (21,000)     $1.25 - $3.33
                                                    --------
BALANCE, DECEMBER 31, 1997......................     620,500      $1.44 - $3.33
  Granted.......................................          --
  Exercised.....................................    (165,000)     $1.25 - $1.63
  Terminated....................................     (13,000)     $0.80 - $2.00
                                                    --------
BALANCE, DECEMBER 31, 1998......................     442,500      $2.00 - $3.33
                                                    ========

  Stock Option Plan for Directors

     At the 1992 Annual Shareholders' Meeting, the Universal American Financial Corp. non-employee Directors Plan ("Stock Option Plan for Directors") was approved. The Stock Option Plan for Directors reserves 75,000 shares of common stock and provides that options shall be granted on June 30 of each year to each eligible Director, then in office, at the rate of 1,000 options for each additional year of service completed since the last grant. Options under this plan are exercisable

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES one year after grant. Since inception, 19,000 options have been exercised. Additional information with respect to the Company's stock option plan for Directors is as follows:

                                                     OPTIONS        EXERCISE
                                                   OUTSTANDING        PRICE
                                                   -----------    -------------
BALANCE, JANUARY 1, 1996.........................    21,000
  Granted........................................     7,000               $2.50
                                                     ------
BALANCE, DECEMBER 31, 1996.......................    28,000
  Granted........................................     8,000               $1.88
                                                     ------
BALANCE, DECEMBER 31, 1997.......................    36,000
  Granted........................................        --               $2.62
  Exercised......................................    (8,700)      $0.56 - $1.63
  Terminated.....................................    (4,300)      $1.88 - $3.50
                                                     ------
BALANCE, DECEMBER 31, 1998.......................    23,000       $1.88 - $3.50
                                                     ======

  Stock Option Plan for Agents and Others

     On December 15, 1995, the Board of Directors approved a plan under which up to 200,000 options could be granted to agents of the Company's subsidiaries (subject to insurance law restrictions) and to other persons as to whom the Board of Directors believes the grant of such options will serve the best interests of the Corporation, provided that no options may be granted under this plan to officers, directors or employees of the Company or of any subsidiary, while they are serving as such. Such options will expire 10 years from the date of the grant. Additional information with respect to the Company's Stock Option Plan for Agents and Others is as follows:

                                                     OPTIONS        EXERCISE
                                                   OUTSTANDING        PRICE
                                                   -----------    -------------
BALANCE, JANUARY 1, 1996.........................     40,000              $2.50
  Granted........................................     46,393      $2.50 - $2.97
                                                     -------
BALANCE, DECEMBER 31, 1996.......................     86,393
  Granted........................................     16,393              $2.50
                                                     -------
BALANCE, DECEMBER 31, 1997.......................    102,786
  Granted........................................         --
                                                     -------
BALANCE, DECEMBER 31, 1998.......................    102,786      $2.50 - $2.97
                                                     =======

  1998 ICP

     The 1998 ICP provides for grants of stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock, or other property ("Awards").

     The total number of shares of the Corporation's Common Stock reserved and available for delivery to participants in connection with Awards under the 1998 ICP is (i) 1.5 million, plus (ii) the number of shares of Common Stock subject to awards under Preexisting Plans that become available (generally due to cancellation or forfeiture) after the effective date of the 1998 ICP, plus (iii) 13% of the number of shares of Common Stock issued or delivered by the Corporation during the term of the 1998 ICP (excluding any issuance or delivery in connection with Awards, or any other compensation or benefit plan of the Corporation), provided, however, that the total number of shares of Common Stock with respect to which incentive stock options ("ISOs") may be granted

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              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

shall not exceed 1.5 million. As of December 31, 1998, 691,000 shares were reserved for outstanding Awards under the 1998 ICP and 850,945 shares were reserved for issuance under future Awards.

     The 1998 ICP imposes individual limitations on the amount of certain Awards in order to comply with Section 162(m) of the Internal Revenue Code (the "Code"). Under these limitations, during any fiscal year the number of options, SARs, shares of restricted stock, shares of deferred stock, shares of Common Stock issued as a bonus or in lieu of other obligations, and other stock-based Awards granted to any one participant shall not exceed one million shares for each type of such Award, subject to adjustment in certain circumstances, the maximum cash amount that may be earned as a final annual incentive award or other annual cash Award in respect of any fiscal year by any one participant is $5 million, and the maximum cash amount that may be earned as a final performance award or other cash Award in respect of a performance period other than an annual period by any one participant on an annualized basis is $5 million.

     Executive officers, directors, and other officers and employees of the Corporation or any subsidiary, as well as other persons who provide services to the Corporation or any subsidiary, are eligible to be granted Awards under the 1998 ICP, which is administered by Board or a Committee established pursuant to the Plan.

     The 1998 ICP provides that unless otherwise determined by the Board, each non-employee director would be granted an option to purchase 4,500 shares of Common Stock upon approval of the 1998 ICP by shareholders or, as to directors thereafter elected, his or her initial election to the Board, and at each annual meeting of shareholders starting in 1999 at which he or she qualifies as a non-employee director. Unless otherwise determined by the Board, such options will have an exercise price equal to 100% of the fair market value per share on the date of grant and will become exercisable in three equal installments after each of the first, second and third anniversaries of the date of grant based on continued service as a director.

     The Committee, may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a "change in control" of the Corporation, except to the extent otherwise determined by the Committee at the date of grant or thereafter.

     During 1998, the options amounting to 520,500, 36,000 and 134,500 were granted to employees, non-employee directors and others, respectively, under the 1998 ICP.

  Accounting for Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", ("Statement No. 123") requires use of option valuation models that were not developed for use in valuing employee stock options.

     Pro forma information regarding net income and earnings per share is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock option under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 1997 and 1998, respectively: risk-free interest rates of 6.32% - 6.38%, 6.13% - 6.63% and 5.63% - 6.63%; dividend yields of 0%, 0% and
0%; volatility factors of the

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              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

expected market price of the Company's common stock of 51.96% - 52.74%, 49.97% - 53.48% and 43.74% - 46.08%; and a weighted-average expected life of the option of 4.5 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock option.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                         1996         1997          1998
                                       --------    ----------    ----------
Net Income...........................  $103,875    $2,119,409    $2,607,628
Less: Pro forma estimated fair value
  options granted....................   156,756       234,664       525,809
                                       --------    ----------    ----------
Pro forma net income (loss)..........  $(52,881)   $1,884,745    $2,081,819
                                       ========    ==========    ==========
Pro forma diluted earnings per
  share..............................  $   0.07    $     0.16    $     0.16
                                       ========    ==========    ==========

     A summary of the status of the Company's three stock option plans as of December 31, 1997 and 1998, and changes during the years ending on those dates is presented below:

                                          1997                           1998
                               ---------------------------   -----------------------------
                                          WEIGHTED-AVERAGE                WEIGHTED-AVERAGE
FIXED OPTIONS                  OPTIONS     EXERCISE PRICE     OPTIONS      EXERCISE PRICE
-------------                  --------   ----------------   ----------   ----------------
Outstanding-beginning of
  year.......................   684,400        $2.09         $  759,300        $2.22
Granted......................   190,900         2.48            691,000         2.61
Exercised....................   (95,000)        1.33           (173,700)        1.49
Terminated...................   (21,000)        2.83            (17,300)        1.83
                               --------        -----         ----------        -----
Outstanding-end of year......   759,300        $2.22         $1,259,300        $2.57
                               ========        =====         ==========        =====
Options exercisable at end of
  year.......................   568,400                         485,000
                               ========                      ==========
Weighted-average fair value
  of Options granted during
  the year...................  $   1.20                      $     1.12
                               ========                      ==========

     The following table summarizes information about stock options outstanding at December 31, 1998:

                     NUMBER       WEIGHTED-AVERAGE                          NUMBER
   RANGE OF      OUTSTANDING AT      REMAINING       WEIGHTED-AVERAGE   EXERCISABLE AT   WEIGHTED-AVERAGE
EXERCISE PRICES     12/31/98      CONTRACTUAL LIFE    EXERCISE PRICE       12/31/98       EXERCISE PRICE
---------------  --------------   ----------------   ----------------   --------------   ----------------
         $1.88         7,000         8.5 years            $1.88              7,000            $1.88
  2.00 to 2.97     1,024,300         8.9 years             2.44            367,536             2.35
  3.03 to 3.50       228,000         7.7 years             3.20            110,500             3.17
                   ---------                                               -------
 $1.88 to 3.50     1,259,300         8.7 years             2.57            485,036             2.53
                   =========                                               =======

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

10.  STATUTORY CAPITAL AND SURPLUS REQUIREMENTS AND DIVIDEND RESTRICTIONS:

     American Progressive, American Pioneer and American Exchange are required to maintain minimum amounts of capital and surplus as determined by statutory accounting. The minimum statutory capital and surplus requirements of American Progressive, American Pioneer and American Exchange as of December 31, 1998 for the maintenance of authority to do business were $2.5 million, $2.7 million and $0.8 million, respectively. However, in these states substantially more than such minimum amounts are needed to meet statutory and administrative requirements of adequate capital and surplus to support the current level of the Insurance Subsidiaries' operations.

     During 1998, the Company made capital contributions totaling $2.0 million to American Pioneer. These amounts were generated by the proceeds of the First Amendment to the Company's credit agreement and from the proceeds of the Series D Preferred Stock issuance. The capital contributions were made to support the growth in new business production at American Pioneer.

     The NAIC risk based capital ("RBC") rules have been adopted by New York, Florida and Texas. The RBC rules provide for various actions when the ratio of a company's total adjusted surplus to its RBC falls below 200%. At December 31, 1998, American Progressive, American Pioneer and American Exchange's ratios of total adjusted capital to RBC were in excess of the Authorized Control Levels.

     The following is a reconciliation of the Company's consolidated GAAP net income and stockholders' equity to the corresponding statutory amounts for its insurance subsidiaries:

                                                            AS OF DECEMBER 31,
                                                       ----------------------------
                                                           1997            1998
                                                       ------------    ------------
GAAP stockholders' equity............................  $ 25,706,378    $ 28,317,871
  Deferred acquisition costs.........................   (20,832,060)    (24,282,771)
  Unrealized gain on investments, net................    (2,087,515)     (1,657,533)
  Goodwill...........................................    (4,508,596)     (4,354,584)
  Present value of future profits....................    (1,281,807)     (1,569,601)
  Policyholder reserve adjustments...................     7,185,234       6,466,969
  Asset valuation and interest maintenance reserve...    (1,580,569)     (2,544,527)
  Deferred revenue...................................       264,745         201,389
  Deferred Federal income taxes......................       550,547       1,560,547
  Loan payable.......................................     3,500,000       4,750,000
  Series C and D preferred stock.....................     5,168,000       7,418,000
  Universal debenture payable to American
     Progressive.....................................     5,925,000       7,900,000
  Other, including non-insurance subsidiaries........    (2,123,954)     (1,129,834)
                                                       ------------    ------------
Consolidated statutory surplus.......................  $ 15,885,403    $ 21,075,926
                                                       ============    ============

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

                                                  YEARS ENDED DECEMBER 31,
                                          -----------------------------------------
                                             1996           1997           1998
                                          -----------    -----------    -----------
GAAP net income applicable to common
  shareholders..........................  $   103,875    $ 1,869,619    $ 2,174,204
Redemption accrual on Series C preferred
  stock.................................           --        249,790        433,424
Deferred acquisition costs..............   (2,257,617)    (2,945,672)    (3,529,521)
Amortization of goodwill................           --        111,819        170,898
Amortization of present value of future
  profits...............................           --             --        174,400
Realized gains on investments...........     (369,428)      (891,761)      (322,030)
Amortization of the interest maintenance
  reserve...............................      229,768        249,789        323,120
Deferred revenue........................     (280,335)       (93,212)       (63,356)
Policyholder benefits and expenses......    1,081,369         18,079       (814,875)
Deferred Federal income tax expense.....      269,017      1,091,818        994,681
Interest expense on loan payable........       83,852         77,389        306,578
Interest expense on Universal debenture
  payable to American Progressive.......           --         78,311        603,686
Other, including non-insurance
  subsidiaries..........................      467,372       (495,354)    (1,075,146)
                                          -----------    -----------    -----------
Consolidated statutory net income.......  $  (672,127)   $  (679,385)   $  (623,937)
                                          ===========    ===========    ===========

     Dividend payments from American Progressive to the Company would require regulatory approval which, in all likelihood, would not be obtained until American Progressive generated enough statutory profits to offset its entire negative unassigned surplus, which was approximately $8.8 million at December 31, 1998. American Progressive made no dividends or distributions during 1996, 1997 or 1998.

     American Pioneer may pay a dividend or make a distribution without the prior written approval of the Florida Insurance Department when (a) the dividend is equal to or less than the greater of (1) 10% of the insurer's surplus as to policyholders derived from net operating profits on its business and net realized capital gains ("policyholder surplus from operations"); or (2) the insurer's entire net operating profits and realized net capital gains derived during the immediately preceding calendar year but not more than its policyholder surplus from operations; (b) the insurer will have surplus as to policyholders equal to or exceeding 115% of the minimum required statutory surplus as to policyholders after the dividend or distribution is made; and (c) the insurer has filed notice with the department at least 10 business days prior to the dividend payment or distribution. American Pioneer paid American Progressive $500,000 and $185,455 in dividends during 1996 and 1997, respectively and paid Universal $425,000 in dividends in 1997. American Pioneer did not pay any dividends in 1998 and has the capacity to make $0.2 million in dividend payments in 1999. During 1998, Universal contributed $2,000,000 to the surplus of American Pioneer to support the growth in new business in American Pioneer.

     Under current Texas insurance law, a life insurer may pay dividends or make distributions without the prior approval of the Insurance Department as long as the dividend distributions do not exceed the greater of (i) 10% of the insurer's surplus as to policyholders as of the preceding December 31st; or (ii) the insurer's net gain from operations for the immediately preceding calendar year. American Exchange made no dividends or distributions in 1997 or 1998.

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              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Insurance Subsidiaries' statutory basis financial statements are prepared in accordance with accounting practices prescribed or permitted by their respective domiciliary states. "Prescribed" statutory accounting practices include state laws, regulations and general administrative rules, as well as publications of the NAIC. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state and may change in the future. The Company does not utilize any permitted accounting practices. The NAIC currently is in the process of codifying statutory accounting practices. That project, when completed, may change prescribed statutory accounting practices and thus may result in changes to the accounting practices that the Insurance Subsidiaries use to prepare their statutory basis financial statements.

11.  REINSURANCE:

     The Company is party to several reinsurance agreements on its life and accident & health insurance risks. The Company's senior market accident & health insurance products are reinsured under coinsurance treaties with unaffiliated insurers, while the life insurance risks are reinsured under either coinsurance or yearly-renewable term treaties with unaffiliated insurers. Under coinsurance treaties, the reinsurer receives an agreed upon percentage of all premiums and reimburses the Company that same percentage of any losses. In addition, the Company receives certain allowances from the reinsurers to cover commissions, expenses and premium taxes. Under yearly-renewable term treaties, the reinsuring company receives premiums at an agreed upon rate and holds the required reserves for its share of the risk on a yearly-renewable term basis. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. A contingent liability exists with respect to reinsurance that may become a liability of the Company in the event that the reinsurers should be unable to meet the obligations that they assumed.

     The Company has several quota share reinsurance agreements in place with RCH, Cologne Life Reinsurance Company ("CLR") and Transamerica Occidental Life ("TA") (collectively, the "Reinsurers"), which Reinsurers are rated A or better by A.M. Best. These agreements cover various accident & health insurance products written or acquired by the Company and contain ceding percentages ranging between 50% and 90%. The Reinsurers receive their pro-rata premium and pay their pro-rate benefits. In addition, the Company receives allowances from the Reinsurers to reimburse the commission, administration and premium tax expenses associated with the business reinsured. At December 31, 1997 and 1998, amounts due from these Reinsurers were as follows:

               REINSURER                    1997           1998
               ---------                 -----------    -----------
RCH....................................  $20,485,857    $29,176,800
TA.....................................   20,823,260     21,760,558
CLR....................................    2,721,061      3,685,663
                                         -----------    -----------
          Total........................  $44,030,178    $54,623,021
                                         ===========    ===========

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

     A summary of reinsurance activity for the three years ended December 31, 1998 is presented below:

                                                       AS OF DECEMBER 31,
                                             --------------------------------------
                                                1996          1997          1998
                                             ----------    ----------    ----------
Life insurance in force
  (amounts in thousands)
Gross amount...............................  $2,118,265    $2,118,492    $2,038,438
Ceded to other companies...................    (889,132)     (842,624)     (735,791)
Assumed from other companies...............      25,484        42,237        47,084
                                             ----------    ----------    ----------
Net Amount.................................  $1,254,617    $1,318,105    $1,349,731
                                             ==========    ==========    ==========
Percentage of assumed to net...............           2%            3%            4%
                                             ==========    ==========    ==========

                                                         YEAR ENDED DECEMBER 31,
                                               --------------------------------------------
                                                   1996            1997            1998
                                               ------------    ------------    ------------
Premiums
  Life insurance.............................  $  9,923,021    $ 12,660,147    $ 15,242,667
  Accident & health..........................    44,853,225      86,177,075     115,801,744
                                               ------------    ------------    ------------
          Total gross premiums...............    54,776,246      98,837,222     131,044,411
                                               ------------    ------------    ------------
Ceded to other companies
  Life insurance.............................    (2,870,540)     (5,585,289)     (7,238,165)
  Accident & health..........................   (22,792,684)    (57,037,432)    (82,308,073)
                                               ------------    ------------    ------------
          Total ceded premiums...............   (25,663,224)    (62,622,721)    (89,546,238)
                                               ------------    ------------    ------------
Assumed from other companies
  Life insurance.............................       391,456         997,836         997,891
  Accident & health..........................    10,130,531              --              --
                                               ------------    ------------    ------------
          Total assumed premium..............    10,521,987         997,836         997,891
                                               ------------    ------------    ------------
Net amount
  Life insurance.............................     7,443,937       8,072,694       9,002,393
  Accident & health..........................    32,191,072      29,139,643      33,493,671
                                               ------------    ------------    ------------
          Total net premium..................  $ 39,635,009    $ 37,212,337    $ 42,496,064
                                               ============    ============    ============
Percentage of assumed to net
  Life insurance.............................             5%             12%             11%
                                               ============    ============    ============
  Accident & health..........................            31%              0%              0%
                                               ============    ============    ============
          Total assumed to total net.........            27%              3%              2%
                                               ============    ============    ============

12.  LOAN PAYABLE:

     On December 10, 1997, the Company entered into an agreement with Chase Manhattan Bank for a $3.5 million five-year secured term loan. The loan proceeds were used to finance a portion of the intercompany sale of American Pioneer from American Progressive to Universal and to retire the $0.8 million amount outstanding on the term loan agreement with another commercial bank. The loan agreement calls for interest at the London Interbank Offered Rate (LIBOR) plus 200 basis points. In connection with this loan agreement, the Company entered into a three-year interest rate

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES swap agreement, (the "Swap Agreement") with Chase Securities Corp., effective January 1, 1998, to lock in a fixed rate of 8.19% for the three year period. Upon expiration of the Swap Agreement, the Company's interest rate reverts to the LIBOR plus 200 basis points.

     On September 30, 1998, the Company executed the First Amendment to its Credit Agreement with Chase Manhattan Bank that refinanced the current loan agreement with the bank. Under the Amendment, the Company executed a new $5.0 million five-year secured term loan. The loan proceeds were used to pay off the principal amount outstanding on the prior loan of $3.2 million and for a capital contribution to American Pioneer for $1.0 million. The new loan agreement calls for interest at the London Interbank Offered Rate (LIBOR) plus 200 basis points. The Company's three-year interest rate swap agreement on the original $3.5 million loan with the Bank remains in effect.

     The loan is secured by a first priority interest in all the assets of WorldNet Services Corp. and Quincy Corp., a pledge of 9.9% of the outstanding common shares of American Progressive and 100% of the shares of Quincy Coverage Corp.

     The following table sets forth certain summary information with respect to total borrowings of the Company for the three years ended December 31, 1998:

                           AS OF DECEMBER 31,              YEAR ENDED DECEMBER 31,
                         -----------------------    --------------------------------------
                                                                    WEIGHTED
                                                      MAXIMUM      AVERAGE(A)     AVERAGE
                           AMOUNT       INTEREST      AMOUNT         AMOUNT       INTEREST
                         OUTSTANDING      RATE      OUTSTANDING    OUTSTANDING    RATE(B)
                         -----------    --------    -----------    -----------    --------
1996...................  $  800,000       9.50%     $  800,000     $  800,000      10.48%
                         ==========       ====      ==========     ==========      =====
1997...................  $3,500,000       8.19%     $3,500,000     $  952,000       9.76%
                         ==========       ====      ==========     ==========      =====
1998...................  $4,750,000       7.97%     $5,000,000     $3,743,750       8.19%
                         ==========       ====      ==========     ==========      =====

---------------
(a) The average amounts of borrowings outstanding were computed by determining the arithmetic average of the months' average outstanding in borrowings.

(b) The weighted-average interest rates were determined by dividing interest expense related to total borrowings by the average amounts outstanding of such borrowings.

13.  COMMITMENTS:

     The Company is obligated under certain lease arrangements for its executive and administrative offices in New York, Orlando, Florida and Texas. Rent expense for the three years ended December 31, 1996, 1997 and 1998 was $0.6 million, $0.8 million and $0.7 million, respectively. The minimum rental commitments, subject to escalation clauses, at December 31, 1998 under non-cancelable operating leases are as follows:

1999..........................................    $  776,000
2000..........................................       758,000
2001..........................................       769,000
2002..........................................       500,000
2003..........................................       274,000
2004..........................................       193,000
                                                  ----------
          Totals..............................    $3,270,000
                                                  ==========

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

14.  UNIVERSAL AMERICAN FINANCIAL CORP. 401(K) SAVINGS PLAN:

     Effective April 1, 1992, the Company adopted the Universal American Financial Corp. 401(k) Savings Plan ("Savings Plan"). The Savings Plan is a voluntary contributory plan under which employees may elect to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986. The employee is entitled to participate in the Savings Plan by contributing through payroll deductions up to 20% of the employee's compensation. In the two year period ended December 31, 1997, the Company matched the employee's contribution up to 1% of the employee's compensation. Beginning in 1998, the Company matched the employee's contribution up to 2% of the employee's compensation. The Company's matching contributions are made with Company common stock. As of December 31, 1998, 298,554 shares of the Company's common stock were held by the Savings Plan.

     The participating employee is not taxed on these contributions until they are distributed. Moreover, the employer's contributions vest at the rate of 25% per plan year. Amounts credited to employee's accounts under the Savings Plan are invested by the employer-appointed investment committee. Generally, a participating employee is entitled to distributions from the Savings Plan upon termination of employment, retirement, death or disability. Savings Plan participants who qualify for distributions may receive a single lump sum, have the assets transferred to another qualified plan or individual retirement account, or receive a series of specified installment payments. Total matching contributions by the Company under the Savings Plan were $38,478, $40,546 and $92,487 in 1996, 1997 and 1998, respectively.

15.  FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK:

     For the years ended December 31, 1997 and 1998, the Company held unrated or less-than-investment grade corporate debt securities with carrying and estimated fair values as follows:

                                       1997          1998
                                    ----------    ----------
Carrying value....................  $2,616,470    $3,356,577
                                    ==========    ==========
Estimated fair value..............  $2,616,470    $3,356,577
                                    ==========    ==========
Percentage of total assets........         1.0%          1.2%
                                    ==========    ==========

     The holdings of less-than-investment grade securities are widely diversified and the investment in any one such security is currently less than $1,000,000, which is approximately 0.4% of total assets.

16.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          a. Fixed maturities available for sale: For those securities available for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

          b. Equity securities: For equity securities carried at fair value, fair value equals quoted market price.

          c. Cash and cash equivalents: For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

          d. Investment contract liabilities: For annuity and universal life type contracts, the carrying amount is the policyholder account value (see
     Note 2e); estimated fair value equals the policyholder account value less surrender charges.

          e. Short term debt and loan payable: For short-term borrowings and loan payable, the carrying value is a reasonable estimate of fair value due to their short-term nature.

          f. Accounts receivable and uncollected premiums: Accounts receivable and uncollected premiums are primarily insurance contract related receivables, which are determined based upon the underlying insurance liabilities and added reinsurance amounts.

     The estimated fair values of the Company's financial instruments as of December 31, 1997 and 1998 are as follows:

                                                           1997
                                               ----------------------------
                                                 CARRYING          FAIR
                                                  AMOUNT          VALUE
                                               ------------    ------------
Financial assets:
  Fixed maturities available for sale........  $123,585,708    $123,585,708
  Equity securities..........................       945,116         945,116
  Policy loans(a)............................     7,185,014
  Property tax liens(b)......................       136,713
  Mortgage loans(c)..........................     2,562,008
  Cash and cash equivalents..................    25,014,019      25,014,019
Financial liabilities:
  Investment contract liabilities............   145,085,687     132,208,242
  Loan Payable...............................     3,500,000       3,500,000

                                                           1998
                                                ---------------------------
                                                  CARRYING         FAIR
                                                   AMOUNT         VALUE
                                                ------------   ------------
Financial assets:
  Fixed maturities available for sale.........  $134,797,634   $134,797,634
  Equity securities...........................     1,019,780      1,019,780
  Policy loans(a).............................     7,276,163
  Property tax liens(b).......................        30,696
  Mortgage loans(c)...........................     4,456,516
  Cash and cash equivalents...................    17,092,938     17,092,938
Financial liabilities:
  Investment contract liabilities.............   159,882,986    147,910,709
  Loan payable................................     4,750,000      4,750,000

---------------
(a) It is not practicable to estimate the fair value of policy loans, as they have no stated maturity and their rates are set at a fixed spread to related policy liability rates. Policy loans are carried at the aggregate unpaid principal balances in the consolidated balance sheets, and earn interest at rates between 6% to 8%. Individual policy liabilities, in all cases, equal or exceed outstanding policy loan balances.

(b) Property tax liens are carried at cost. The determination of fair value for these invested assets is not practical because there is no active trading market for such invested assets. Individual

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES liens in all cases are first priority liens with collateral in excess of 300% of the carrying value of the lien.

(c) Mortgage loans are carried at the aggregate unpaid balances and the fair market value was not determined as the amount involved was considered to be immaterial.

17.  CONDENSED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

     The quarterly results of operations for the three years ended December 31, 1998 are presented below:

1996                                             THREE MONTHS ENDED
----                          --------------------------------------------------------
                               MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
                              -----------   -----------   -------------   ------------
Total revenue...............  $12,257,842   $11,737,328    $14,199,901    $15,192,114
Total benefits, claims &
  other expenses............   11,930,299    11,550,317     14,049,636     15,484,041
                              -----------   -----------    -----------    -----------
Operating income before
  income taxes..............      327,543       187,011        150,265       (291,927)
Federal income tax expense
  (benefit).................       45,948        63,584         49,011        110,474
                              -----------   -----------    -----------    -----------
Net income applicable to
  common Shareholders.......  $   281,595   $   123,427    $   101,254    $  (402,401)
                              ===========   ===========    ===========    ===========
Basic earnings per share....  $      0.04   $      0.02    $      0.01    $     (0.06)
                              ===========   ===========    ===========    ===========
Diluted earnings per
  share.....................  $      0.03   $      0.01    $      0.01    $     (0.04)
                              ===========   ===========    ===========    ===========

1997                                             THREE MONTHS ENDED
----                          --------------------------------------------------------
                               MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
                              -----------   -----------   -------------   ------------
Total revenue...............  $12,884,699   $13,274,793    $14,029,877    $11,141,151
Total benefits, claims &
  other expenses............   12,325,071    12,565,533     12,792,167     10,436,522
                              -----------   -----------    -----------    -----------
Operating income (loss)
  before income taxes.......      559,628       709,260      1,237,710        704,629
Federal income tax expense..      190,013       241,410        420,820        239,575
                              -----------   -----------    -----------    -----------
Net Income..................      369,615       467,850        816,890        465,054
Redemption accrual on
  Series C
  Preferred Stock...........           --        55,200         91,230        103,360
                              -----------   -----------    -----------    -----------
Net income applicable to
  common Shareholders.......  $   369,615   $   412,650    $   725,660    $   361,694
                              ===========   ===========    ===========    ===========
Basic earnings per share....  $      0.05   $      0.06    $      0.10    $      0.05
                              ===========   ===========    ===========    ===========
Diluted earnings per
  share.....................  $      0.03   $      0.04    $      0.07    $      0.04
                              ===========   ===========    ===========    ===========

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

1998                                             THREE MONTHS ENDED
----                          --------------------------------------------------------
                               MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
                              -----------   -----------   -------------   ------------
Total revenue...............  $13,814,716   $14,330,825    $14,068,314    $13,875,251
Total benefits, claims &
  other expenses............   13,040,302    13,070,914     13,050,164     12,996,135
                              -----------   -----------    -----------    -----------
Operating income before
  income taxes..............      774,414     1,259,911      1,018,150        879,116
Federal income tax expense..      241,361       450,309        346,172        286,121
                              -----------   -----------    -----------    -----------
Net Income..................      533,053       809,602        671,978        592,995
Redemption accrual on
  Series C
  Preferred Stock...........      108,356       108,356        108,356        108,356
                              -----------   -----------    -----------    -----------
Net income applicable to
  common Shareholders.......  $   424,697   $   701,246    $   563,622    $   484,639
                              ===========   ===========    ===========    ===========
Basic earnings per share....  $      0.06   $      0.09    $      0.07    $      0.07
                              ===========   ===========    ===========    ===========
Diluted earnings per
  share.....................  $      0.04   $      0.06    $      0.05    $      0.05
                              ===========   ===========    ===========    ===========

     During the fourth quarter of 1996, the Company accrued $0.3 million for its restructuring (see Note 3) and $0.5 million for its withdrawal from its participation in the National Accident Insurance Underwriters accident pool as of December 31, 1996. Offsetting these amounts was the amount received by the Company on the sale of its New York State DBL business, which amounted to $0.2 million, net of additional reserves established.

18.  INTERCOMPANY SALE OF AMERICAN PIONEER:

     When American Pioneer was acquired in 1993, it became a wholly owned subsidiary of American Progressive. This ownership structure (the "stacking") had a significant negative impact on the Risk-Based Capital ratio of American Progressive as computed by the regulators and the rating agencies and adversely affected the ratings of both companies and their ability to write new business.

     Pursuant to an agreement between Universal and American Progressive, entered into with the consent of the New York Insurance Department on June 27, 1996 (the "Unstacking Agreement"), Universal is obligated to purchase all of the outstanding stock of American Pioneer from American Progressive over a five-year period for a total purchase price of $15.8 million. Under the terms of the Unstacking Agreement, the purchase was implemented in segments with the purchase price of the shares included in each segment being paid one half in cash and one half in five-year debentures, paying interest at 8.5%. The debentures are payable by Universal to American Progressive.

     The Unstacking Agreement is intended to make American Pioneer a direct subsidiary of Universal, rather than an indirect subsidiary, owned through American Progressive. This unstacking is expected to have a beneficial effect on the ratings of both insurers. In addition, the unstacking increases the surplus of American Progressive, improves American Progressive's Risk Based Capital Ratio and, when and to the extent that American Pioneer is able to pay dividends, permits the payment of such dividends directly to Universal.

     The first segments of the unstacking were consummated in September and December of 1997. In the aggregate, Universal acquired 75% of American Pioneer from American Progressive for $11.9 million consisting of $5.9 million in cash and $5.9 million in debentures payable to American Progressive. The cash portion of the unstacking was obtained by Universal from the proceeds of the

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

Series C Preferred Stock transaction with AAM, a dividend from American Pioneer, and from the proceeds of a loan from Chase Manhattan Bank.

     In May 1998, Universal purchased the remaining 25% of American Pioneer for $4.0 million consisting of $2.0 million in cash and $2.0 million in debentures. The cash portion of the proceeds was obtained from the cash flow from the operations of WorldNet.

19.  BUSINESS SEGMENT INFORMATION:

     Universal has four business segments: Senior Market Accident & Health Insurance, Other Accident & Health Insurance, Life Insurance, and Non-insurance Businesses. The Senior Market Accident & Health segment offers Medicare supplement, home health care, nursing home, and hospital indemnity products. The Other Accident & Health Insurance segment offers mainly major medical insurance and some products that are not currently material. Products offered by the Life Insurance segment include annuities, universal life, asset enhancer, SL 2000 and other individual and group products. The Non-insurance Businesses segment consists mainly of the Parent Company and WorldNet, a third party administrator.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

     Financial data by segment for the three years ended December 31, 1998 is as follows:

                                                          DECEMBER 31, 1996
                                ---------------------------------------------------------------------
                                  SENIOR         OTHER                        NON-
                                ACCIDENT &    ACCIDENT &        LIFE        INSURANCE
                                  HEALTH        HEALTH       INSURANCE     BUSINESSES       TOTAL
                                -----------   -----------   ------------   -----------   ------------
Net premiums and policyholder
  fees earned.................  $ 7,424,224   $24,766,849   $  7,954,300   $        --   $ 40,145,373
Net investment income.........      196,135       642,840      8,978,091        33,017      9,850,083
Realized gains................        4,780        16,473        218,822            --        240,075
Fee and other income..........           --       450,000        411,583     2,290,071      3,151,654
                                -----------   -----------   ------------   -----------   ------------
    Total revenues............    7,625,139    25,876,162     17,562,796     2,323,088     53,387,185
Policyholder benefits.........    4,488,845    17,586,363     10,436,383            --     32,511,591
Increase in deferred
  acquisition costs...........     (447,347)      (54,503)    (1,755,767)           --     (2,257,617)
Commissions and general
  expenses....................    3,423,190     9,162,378      7,300,442     2,874,309     22,760,379
                                -----------   -----------   ------------   -----------   ------------
    Total benefits, claims and
      other deductions........    7,464,688    26,694,238     15,981,058     2,874,309     53,014,293
Operating income (loss)
  before taxes................      160,451      (818,076)     1,581,738      (551,221)       372,892
Federal income tax
  expense/(benefit)...........       46,709      (238,149)       460,457            --        269,017
                                -----------   -----------   ------------   -----------   ------------
Net income (loss) to common
  shareholders................  $   113,742   $  (579,927)  $  1,121,281   $  (551,221)  $    103,875
                                ===========   ===========   ============   ===========   ============
ASSETS
Cash and investments..........  $ 4,830,823   $11,622,056   $125,318,018   $ 2,910,372   $144,681,269
Deferred policy acquisition
  costs.......................    2,673,952       699,926     15,717,636            --     19,091,514
Accrued investment income.....    1,538,661       982,583        354,253            --      2,875,497
Goodwill......................           --            --             --            --             --
Present value of future
  profits.....................    3,529,529            --             --            --      3,529,529
Due and unpaid premiums.......      406,207     1,253,677      1,052,137            --      2,712,021
Reinsurance recoverable.......   26,528,972     6,463,932     27,845,385            --     60,838,289
Other assets..................           --            --             --     8,508,619      8,508,619
                                -----------   -----------   ------------   -----------   ------------
    Total assets..............  $39,508,144   $21,022,174   $170,287,429   $11,418,991   $242,236,738
                                ===========   ===========   ============   ===========   ============

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

                                                      DECEMBER 31, 1997
                           -----------------------------------------------------------------------
                             SENIOR         OTHER
                           ACCIDENT &    ACCIDENT &        LIFE       NON-INSURANCE
                             HEALTH        HEALTH       INSURANCE      BUSINESSES        TOTAL
                           -----------   -----------   ------------   -------------   ------------
Net premiums and
  policyholder fees
  earned.................  $15,973,157   $13,168,808   $  8,572,401    $       --     $ 37,714,366
Net investment income....      610,850       304,091      9,043,727        63,990       10,022,658
Realized gains...........       34,536        17,193        511,318       569,474        1,132,521
Fee and other income.....           --            --        365,980     2,094,995        2,460,975
                           -----------   -----------   ------------    ----------     ------------
    Total revenues.......   16,618,543    13,490,092     18,493,426     2,728,459       51,330,520
Policyholder benefits....   11,218,500     9,117,256     10,470,104            --       30,805,860
Increase in deferred
  acquisition costs......   (1,703,473)      (67,833)    (1,174,366)           --       (2,945,672)
Commissions and general
  expenses...............    6,605,284     4,410,798      7,721,476     1,521,547       20,259,105
                           -----------   -----------   ------------    ----------     ------------
    Total benefits,
       claims and other
       deductions........   16,120,311    13,460,221     17,017,214     1,521,547       48,119,293
Operating income before
  taxes..................      498,232        29,871      1,476,212     1,206,912        3,211,227
Federal income tax
  expense................      169,399        10,156        501,913       410,350        1,091,818
                           -----------   -----------   ------------    ----------     ------------
Net income before Series
  C dividend.............      328,833        19,715        974,299       796,562        2,119,409
Series C dividend........           --            --             --       249,790          249,790
                           -----------   -----------   ------------    ----------     ------------
Net income to common
  shareholders...........  $   328,833   $    19,715   $    974,299    $  546,772     $  1,869,619
                           ===========   ===========   ============    ==========     ============
ASSETS
Cash and investments.....  $13,909,644   $12,332,925   $130,583,170    $2,602,839     $159,428,578
Deferred policy
  acquisition costs......    4,376,593       735,071     15,720,396            --       20,832,060
Accrued investment
  income.................      204,637       101,872      3,029,679        21,436        3,357,624
Goodwill.................    3,875,662       632,934             --            --        4,508,596
Present value of future
  profits................      640,904       640,903             --            --        1,281,807
Due and unpaid
  premiums...............      255,607       126,786        165,878            --          548,271
Reinsurance recoverable..   27,851,574     8,375,214     40,349,252            --       76,576,040
Other assets.............           --            --             --     6,042,360        6,042,360
                           -----------   -----------   ------------    ----------     ------------
    Total assets.........  $51,114,621   $22,945,705   $189,848,375    $8,666,635     $272,575,336
                           ===========   ===========   ============    ==========     ============

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

                                                         DECEMBER 31, 1998
                            ----------------------------------------------------------------------------
                              SENIOR         OTHER
                            ACCIDENT &    ACCIDENT &          LIFE          NON-INSURANCE
                              HEALTH        HEALTH          INSURANCE        BUSINESSES        TOTAL
                            -----------   -----------   -----------------   -------------   ------------
Net premiums and
  policyholder fees
  earned..................  $23,856,580   $ 9,637,090     $  9,002,394       $       --     $ 42,496,064
Net investment income.....      682,736       633,746        9,381,653           23,216       10,721,351
Realized gains............       16,281        15,667          223,723               --          255,671
Fee and other income......           --            --          364,623        2,251,397        2,616,020
                            -----------   -----------     ------------       ----------     ------------
    Total revenues........   24,555,597    10,286,503       18,792,393        2,274,613       56,089,106
Policyholder benefits.....   18,455,546     6,962,521       12,816,603               --       38,234,670
Increase in deferred
  acquisition costs.......   (2,883,858)     (367,988)        (277,675)              --       (3,529,521)
Commissions and general
  expenses................    7,409,242     3,640,553        5,132,793        1,269,778       17,452,366
                            -----------   -----------     ------------       ----------     ------------
    Total benefits, claims
       and other
       deductions.........   22,980,930    10,235,086       17,671,721        1,269,778       52,157,515
Operating income before
  taxes...................    1,574,667        51,417        1,300,672        1,004,835        3,931,591
Federal income tax
  expense.................      530,269        17,315          438,001          338,378        1,323,963
                            -----------   -----------     ------------       ----------     ------------
Net income before Series C
  dividend................    1,044,398        34,102          862,671          666,457        2,607,628
Series C dividend.........           --            --               --          433,424          433,424
                            -----------   -----------     ------------       ----------     ------------
Net income to common
  shareholders............  $ 1,044,398   $    34,102     $    862,671       $  233,033     $  2,174,204
                            ===========   ===========     ============       ==========     ============
ASSETS
Cash and investments......  $10,677,277   $ 9,836,378     $141,177,535       $2,982,537     $164,673,727
Deferred policy
  acquisition costs.......    7,138,963     1,224,547       15,919,261               --       24,282,771
Accrued investment
  income..................      225,336       209,167        3,096,407            7,662        3,538,572
Goodwill..................    3,742,748       611,836               --               --        4,354,584
Present value of future
  profits.................      992,788       576,813               --               --        1,569,601
Due and unpaid premiums...      200,418       172,928          152,563               --          525,909
Reinsurance recoverable...   33,166,226     8,432,300       35,795,127               --       77,393,653
Other assets..............           --            --               --        6,963,475        6,963,482
                            -----------   -----------     ------------       ----------     ------------
    Total assets..........  $56,143,756   $21,063,969     $196,140,893       $9,953,681     $283,302,299
                            ===========   ===========     ============       ==========     ============

          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       UNIVERSAL AMERICAN FINANCIAL CORP.
                                (PARENT COMPANY)
                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997           1998
                                                              -----------    -----------
ASSETS
Cash and cash equivalents...................................  $   969,878    $ 1,794,470
Investments in subsidiaries at equity.......................   38,069,090     47,824,471
Note receivable from American Pioneer.......................    1,000,000      1,000,000
Due from subsidiary.........................................      259,848        368,093
Deferred tax asset..........................................      983,540      1,327,899
Other assets................................................      304,965        797,637
                                                              -----------    -----------
          Total assets......................................   41,587,321     53,112,570
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Loan Payable................................................    3,500,000      4,750,000
Note Payable to American Progressive........................    5,925,000      7,900,000
Due to subsidiary...........................................      949,099      3,863,313
Amounts payable and other liabilities.......................       89,054        180,172
                                                              -----------    -----------
          Total liabilities.................................   10,463,153     16,693,485
                                                              -----------    -----------
Series C Preferred Stock....................................    5,168,000      5,168,000
                                                              -----------    -----------
Redemption accrual on Series C Preferred Stock..............      249,790        683,214
                                                              -----------    -----------
Series D Preferred Stock....................................           --      2,250,000
                                                              -----------    -----------
          Total stockholders' equity........................   25,706,378     28,317,871
                                                              -----------    -----------
          Total liabilities and stockholders' equity........  $41,587,321    $53,112,570
                                                              ===========    ===========

                See notes to consolidated financial statements.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                                (PARENT COMPANY)
                       CONDENSED STATEMENTS OF OPERATIONS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998

                                                       1996          1997          1998
                                                     ---------    ----------    -----------
REVENUES:
Net investment income..............................  $      75    $   73,397    $    98,216
Other income.......................................         --            --         37,500
Dividends received from American Pioneer...........         --       425,000             --
                                                     ---------    ----------    -----------
          Total revenues...........................         75       498,397        135,716
                                                     ---------    ----------    -----------
EXPENSES:
Selling, general and administrative expenses.......    301,235       501,998      1,661,575
                                                     ---------    ----------    -----------
          Total expenses...........................    301,235       501,998      1,661,575
                                                     ---------    ----------    -----------
Operating loss before provision for federal income
  taxes and equity income..........................   (301,160)       (3,601)    (1,525,859)
Federal income taxes (benefit).....................         --      (119,099)      (344,360)
                                                     ---------    ----------    -----------
Net income (loss) before equity income.............   (301,160)      115,498     (1,181,499)
Equity in undistributed income.....................    405,035     2,003,911      3,789,127
                                                     ---------    ----------    -----------
Net income.........................................    103,875     2,119,409      2,607,628
Redemption accrual on Series C Preferred Stock.....         --       249,790        433,424
                                                     ---------    ----------    -----------
Net income applicable to common shareholders.......  $ 103,875    $1,869,619    $ 2,174,204
                                                     =========    ==========    ===========

                See notes to consolidated financial statements.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                                (PARENT COMPANY)
                       CONDENSED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998

                                                     1996           1997           1998
                                                   ---------    ------------    -----------
Cash flows from operating activities:
Net income.......................................  $ 103,875    $  2,119,409    $ 2,607,628
Adjustments to reconcile net income to net cash
  used by operating activities:
  Amortization and depreciation, net.............         --              --             --
  Increase in investment in subsidiaries.........   (392,557)     (1,729,891)    (5,805,378)
  Change in amounts due to/from subsidiaries.....    176,160         185,535      2,914,214
  Change in other assets and liabilities.........    (32,860)       (205,395)      (837,909)
                                                   ---------    ------------    -----------
Net cash (used by) provided from operating
  activities.....................................   (145,382)        369,658     (1,121,445)
                                                   ---------    ------------    -----------
Cash flows from investing activities:
Cost of note receivable from American Pioneer....         --      (1,000,000)            --
Purchase of American Pioneer.....................         --     (11,850,000)    (3,950,000)
                                                   ---------    ------------    -----------
Net cash used by investing activities............         --     (12,850,000)    (3,950,000)
                                                   ---------    ------------    -----------
Cash flows from financing activities:
Net proceeds from issuance of common stock.......    202,263         274,020        421,037
Proceeds from the issuance of Series C Preferred
  Stock..........................................         --       4,838,356             --
Proceeds from the issuance of Series D Preferred
  Stock..........................................         --              --      2,250,000
Increase in note payable to American
  Progressive....................................         --       5,925,000      1,975,000
Increase in loan payable.........................         --       3,500,000      1,250,000
Change in short-term debt........................         --        (800,000)            --
                                                   ---------    ------------    -----------
Net cash provided from financing activities......    202,263      13,373,376      5,896,037
                                                   ---------    ------------    -----------
Net increase in cash and cash equivalents........     56,881         893,034        824,592
Cash and cash equivalents:
At beginning of year.............................     19,963          76,844        969,878
                                                   ---------    ------------    -----------
At end of year...................................  $  76,844    $    969,878    $ 1,794,470
                                                   =========    ============    ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
  Interest.......................................  $  83,852    $     77,389    $   306,578
                                                   =========    ============    ===========
  Income taxes...................................  $      --    $         --    $        --
                                                   =========    ============    ===========

                See notes to consolidated financial statements.

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                      SUPPLEMENTARY INSURANCE INFORMATION

                                                   1996            1997            1998
                                               ------------    ------------    ------------
Deferred policy acquisition costs............  $ 19,091,514    $ 20,832,060    $ 24,282,771
                                               ============    ============    ============
Policyholder account balances................  $134,538,954    $145,085,687    $154,886,059
                                               ============    ============    ============
Policy and contract claims...................  $ 25,814,721    $ 23,759,654    $ 26,629,587
                                               ============    ============    ============
Premiums and policyholders fees earned.......  $ 40,145,373    $ 37,714,366    $ 42,496,064
                                               ============    ============    ============
Net investment income........................  $  9,850,083    $ 10,022,658    $ 10,721,351
                                               ============    ============    ============
Interest credited to policyholders...........  $  6,614,176    $  6,645,716    $  7,240,241
                                               ============    ============    ============
Claims and other benefits and Change in
  future policy benefits.....................  $ 25,897,415    $ 24,160,144    $ 30,994,429
                                               ============    ============    ============
Increase in deferred acquisition costs.......  $  2,257,617    $  2,945,672    $  3,529,521
                                               ============    ============    ============
Commissions and other operating costs and
  expenses...................................  $ 22,760,319    $ 20,147,286    $ 17,452,366
                                               ============    ============    ============

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31, 1999   DEC. 31, 1998
                                                              --------------   -------------
                                                               (UNAUDITED)
ASSETS
Investments:
  Fixed maturities available for sale, at fair value
    (amortized cost $136,623,611 and $132,227,114,
    respectively)...........................................   $136,777,895    $134,797,634
  Equity securities, at fair value (cost $981,283 and
    $1,063,186, respectively)...............................        876,609       1,019,780
  Policy loans..............................................      7,353,133       7,276,163
  Property tax liens........................................         30,696          30,696
  Mortgage loans............................................      4,417,797       4,456,516
                                                               ------------    ------------
         Total investments..................................    149,456,130     147,580,789
Cash and cash equivalents...................................      8,925,729      17,092,938
Accrued investment income...................................      3,707,145       3,538,573
Deferred policy acquisition costs...........................     26,368,465      24,282,771
Amounts due from reinsurers.................................     81,551,520      77,393,653
Due and unpaid premiums.....................................        724,254         525,909
Goodwill....................................................      4,316,081       4,354,584
Present value of future profits.............................      1,526,001       1,569,601
Other assets................................................      7,639,612       6,963,481
                                                               ------------    ------------
         Total assets.......................................    284,214,937     283,302,299
                                                               ============    ============
LIABILITIES, SERIES C PREFERRED STOCK, SERIES D PREFERRED
  STOCK, REDEMPTION ACCRUAL ON SERIES C AND SERIES D
  PREFERRED STOCK AND STOCKHOLDERS' EQUITY
LIABILITIES
Policyholder account balances...............................    156,195,547     154,886,059
Reserves for future policy benefits.........................     46,795,895      47,442,966
Policy and contract claims -- life..........................      1,991,458       2,297,446
Policy and contract claims -- health........................     25,097,224       24,332,14
Loan payable................................................      4,500,000       4,750,000
Amounts due to reinsurers...................................        677,606       1,810,696
Deferred revenues...........................................        190,231         201,389
Deferred income tax liability...............................      1,127,198       1,218,547
Other liabilities...........................................      9,205,872       9,943,970
                                                               ------------    ------------
         Total liabilities..................................    245,781,031     246,883,214
                                                               ------------    ------------
Series C Preferred Stock (Issued and outstanding 51,680)....      5,168,000       5,168,000
                                                               ------------    ------------
Redemption accrual on Series C Preferred Stock..............        800,238         683,214
                                                               ------------    ------------
  Series D Preferred Stock (Issued and outstanding 40,000
    and 22,500, respectively)...............................      4,000,000       2,250,000
                                                               ------------    ------------
Redemption accrual on Series D Preferred Stock..............         62,500              --
                                                               ------------    ------------
Commitments and contingencies
STOCKHOLDERS' EQUITY
Series B Preferred Stock (Issued and outstanding 400).......      4,000,000       4,000,000
Common stock (Authorized, 20,000,000 issued and outstanding
  7,774,064 and 7,638,057, respectively)....................         77,741          76,381
Common stock warrants (Authorized, issued and outstanding
  657,031 and 658,231, respectively)........................             --              --
Additional paid-in capital..................................     16,727,176      16,410,412
Accumulated other comprehensive income......................         65,238         857,872
  Retained earnings.........................................      7,533,013       6,973,206
                                                               ------------    ------------
         Total stockholders' equity.........................     28,403,168      28,317,871
                                                               ------------    ------------
         Total liabilities, Series C Preferred Stock, Series
           D Preferred Stock, Redemption accrual on Series C
           and Series D Preferred Stock and stockholders'
           equity...........................................   $284,214,937    $283,302,299
                                                               ============    ============

           See notes to unaudited consolidated financial statements.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
REVENUES:
Gross premium and policyholder fees earned..................  $32,065,891     $31,405,191
Reinsurance premiums assumed................................      249,718         203,508
Reinsurance premiums ceded..................................  (21,891,240)    (21,124,418)
                                                              -----------     -----------
  Net premium and policyholder fees earned..................   10,424,369      10,484,281
Net investment income.......................................    2,798,928       2,708,238
Net realized gains/(losses) on investments..................       47,078         (26,563)
Fee income..................................................      568,090         632,921
Amortization of deferred revenue............................       11,158          15,839
                                                              -----------     -----------
          Total revenues....................................   13,849,623      13,814,716
                                                              -----------     -----------
BENEFITS, CLAIMS AND EXPENSES:
  Increase in future policy benefits........................      316,718         319,875
  Claims and other benefits.................................    6,937,047       6,888,484
  Interest credited to policyholders........................    1,918,138       1,742,876
  Increase in deferred acquisition costs....................     (856,245)       (486,035)
  Amortization of present value of future profits...........       43,600          56,709
  Amortization of goodwill..................................       38,503          38,503
  Commissions...............................................    6,252,963       5,149,828
  Commission and expense allowances on reinsurance ceded....   (7,413,729)     (5,881,505)
  Other operating costs and expenses........................    5,545,565       5,211,567
                                                              -----------     -----------
          Total benefits, claims and other deductions.......   12,782,560      13,040,302
                                                              -----------     -----------
Operating income before taxes...............................    1,067,063         774,414
Federal income tax expense..................................      356,426         241,361
                                                              -----------     -----------
Net income..................................................      710,637         533,053
Redemption accrual on Series C and Series D Preferred
  Stock.....................................................      179,524         108,356
                                                              -----------     -----------
Net income applicable to common shareholders................  $   531,113     $   424,697
                                                              ===========     ===========
Earnings per common share:
     Basic..................................................  $      0.07     $      0.06
                                                              ===========     ===========
     Diluted................................................  $      0.05     $      0.04
                                                              ===========     ===========

           See notes to unaudited consolidated financial statements.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                 1999             1998
                                                              -----------      -----------
Cash flows from operating activities:
Net income..................................................  $   710,637      $   533,053
Adjustments to reconcile net income to net cash used by
  operating activities:
  Deferred income taxes.....................................      356,428          241,361
  Change in reserves for future policy benefits.............     (647,071)       2,411,454
  Change in policy and contract claims......................      459,095        1,241,688
  Change in deferred policy acquisition costs...............     (856,245)        (486,035)
  Change in deferred revenue................................      (11,158)         (15,839)
  Amortization of present value of future profits...........       43,600           56,709
  Amortization of goodwill..................................       38,503           38,503
  Change in policy loans....................................      (76,970)        (120,987)
  Change in accrued investment income.......................     (168,572)        (511,816)
  Change in reinsurance balances............................   (4,305,924)      (6,017,415)
  Change in due and unpaid premium..........................     (198,345)        (117,120)
  Realized (gains)/losses on investments....................      (47,078)          26,563
  Other, net................................................   (1,319,531)        (756,014)
                                                              -----------      -----------
Net cash used in operating activities.......................   (6,022,631)      (3,475,895)
                                                              -----------      -----------
Cash flows from investing activities:
  Proceeds from sale of fixed maturities available for
    sale....................................................    1,547,670          123,817
  Proceeds from redemption of fixed maturities available for
    sale....................................................    3,180,477        3,385,994
  Cost of fixed maturities purchased available for sale.....   (9,218,217)      (4,164,824)
  Change in amounts held in trust by reinsurer..............     (282,773)      (1,184,489)
  Change in amounts held for reinsurer......................           --               --
  Proceeds from sale of equity securities...................      205,800          192,260
  Cost of equity securities purchased.......................     (104,106)        (180,638)
  Change in other invested assets...........................       38,719         (327,236)
  Sale of business, net of cash held........................           --        1,457,733
                                                              -----------      -----------
Net cash used in investing activities.......................   (4,632,430)        (697,383)
                                                              -----------      -----------
Cash flows from financing activities:
  Net proceeds from issuance of common stock................      318,124          247,933
  Net proceeds from issuance of Series D Preferred Stock....    1,812,500               --
  Increase in policyholder account balances.................    1,309,488        1,533,089
  Change in reinsurance balances on policyholder account
    balances................................................     (702,260)        (588,429)
  Increase in loan payable..................................           --               --
  Principal payment on notes payable........................     (250,000)        (175,000)
                                                              -----------      -----------
Net cash provided by financing activities...................    2,487,852        1,017,593
                                                              -----------      -----------
Net decrease in cash and cash equivalents...................   (8,167,209)      (3,155,685)
Cash and cash equivalents at beginning of period............   17,092,938       25,014,019
Cash and cash equivalents at end of period..................  $ 8,925,729      $21,858,334
                                                              ===========      ===========
Supplemental cash flow information:
  Cash paid during the period for interest..................  $    92,934      $    87,358
                                                              ===========      ===========
  Cash paid during the period for income taxes..............  $    25,000      $        --
                                                              ===========      ===========

           See notes to unaudited consolidated financial statements.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The consolidated financial statements have been prepared on the basis of generally accepted accounting principles and consolidate the accounts of Universal American Financial Corp. ("Universal" or the "Parent Company") and its subsidiaries (collectively the "Company"), American Progressive Life & Health Insurance Company of New York ("American Progressive"), American Pioneer Life Insurance Company ("American Pioneer"), American Exchange Life Insurance Company ("American Exchange"), WorldNet Services Corp. ("WorldNet") and Quincy Coverage Corp. ("Quincy").

     The interim financial information herein is unaudited, but in the opinion of management, includes all adjustments (consisting of normal, recurring adjustments) necessary to present fairly the financial position and results of operations for such periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year. The consolidated financial statements should be read in conjunction with the Form 10-K for the year ended December 31, 1998. Certain reclassifications have been made to prior year's financial statements to conform with current period classifications.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"), effective for years beginning after December 15, 1997. Statement 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from previous accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance and was implemented by the Company starting in the December, 1998 financial statements. The financial information reported includes segment profit and loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the general purpose financial statements. Statement 131 also requires information about revenues from products or services, countries where the company has operations or assets, and major customers. The adoption of Statement 131 does not affect results of operations or financial position.

2.  COMPREHENSIVE INCOME

     The components of comprehensive income, net of related tax, for the three-month periods ended March 31, 1999 and 1998 are as follows:

                                                    FOR THE THREE MONTHS ENDED
                                                             MARCH 31,
                                                    ---------------------------
                                                       1999             1998
                                                    -----------      ----------
Net income........................................   $ 710,637        $533,053
Unrealized gain/(loss) on securities..............    (792,634)        124,232
                                                     ---------        --------
Comprehensive income/(loss).......................   $ (81,997)       $657,285
                                                     =========        ========

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

3.  PENDING TRANSACTIONS

  Universal American Financial Corp. Share Purchase Agreement with Capital Z Financial Services Fund II, L.P.


     On December 31, 1998, the Company executed a Share Purchase Agreement ("UA Purchase Agreement") with Capital Z Financial Services Fund II, L.P. ("Capital Z"), whereby Capital Z has agreed to purchase up to 26,031,746 shares of Universal common stock for a purchase price of up to $82.0 million (the "Capital Z Transaction") subject to adjustment as outlined in the Purchase Agreement. Pursuant to terms of the UA Purchase Agreement, the number of shares of Universal common stock and the aggregate purchase price to be paid by Capital Z will be reduced based upon the aggregate number of shares of Universal common stock purchased by certain members of management and agents of the companies being acquired pursuant to the Penn Union Purchase Agreement discussed below, but in no event will it be less than 19,841,270 shares. Thus, as a result of the closing of the transactions contemplated by the UA Purchase Agreement, Capital Z will acquire a controlling interest in Universal. Specifically, if Capital Z purchases the minimum number shares under the UA Purchase Agreement, it will acquire 45.6% of the then outstanding shares of Universal common stock on a fully diluted basis, and if Capital Z purchases the maximum number of shares, it will acquire 59.8% of the then outstanding shares of Universal common stock on a fully diluted basis.


     The UA Purchase Agreement is subject to (i) regulatory approvals in the states in which Universal's insurance subsidiaries are domiciled, (ii) shareholder approval and (iii) the consummation of the Penn Union Transaction (see below).

  Penn Union Acquisition


     On December 31, 1998, Universal entered into a purchase agreement (the "Penn Union Purchase Agreement") with PennCorp Financial Group, Inc. ("PFG") and certain subsidiaries of PFG, to acquire all of the outstanding shares of common stock of certain direct and indirect subsidiaries of PFG, including the insurance companies as follows (the "Penn Union Transaction"):


NAME OF INSURANCE COMPANY                                    STATE OR PROVINCE OF DOMICILE
-------------------------                                    -----------------------------
Pennsylvania Life Insurance Company                               Pennsylvania
Peninsular Life Insurance Company                                 North Carolina
Union Bankers Insurance Company                                   Texas
Constitution Life Insurance Company                               Texas
Marquette National Life Insurance Company                         Texas
Penncorp Life of Canada                                           Ottawa


     The Penn Union Purchase Agreement calls for a purchase price of $175 million with $136 million in cash and $39 million in seller financing. In addition, the Company will incur approximately $12 million in transaction costs associated with this transaction. The Company will finance the cash portion of the acquisition with the $82 million of proceeds generated from the UA Purchase Agreement discussed above and from the execution of a $80 million credit facility that consists of a $70 million term loan and a $10 million revolving loan facility.


     The Penn Union Purchase Agreement is subject to approval by the insurance regulators of the jurisdictions in which the acquired companies are domiciled. Management expects this transaction to close in the second quarter of 1999, although no assurances can be given that it will occur. Based

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES on financial information as of December 31, 1998, the assets and liabilities to be acquired in connection with the Penn Union Transaction are approximately $844 million and $669 million, respectively.

4.  FEDERAL INCOME TAXES

     The Company files a consolidated return for Federal income tax purposes, in which American Pioneer and American Exchange are not currently permitted to be included. American Pioneer and American Exchange file a separate consolidated Federal income tax return.

5.  EARNINGS PER SHARE

     Per share amounts for net income from operations are shown in the income statement using (i) an earnings per common share basic calculation and (ii) an earnings per common share-assuming dilution calculation. A reconciliation of the numerators and the denominators of the basic and diluted earnings per share for the three months ended March 31, 1999 and 1998 is as follows:

                                               FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                               -----------------------------------------
                                                 INCOME          SHARES        PER SHARE
                                               (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                               -----------    -------------    ---------
Net income...................................   $ 710,637
Less: Redemption accrual on Series C and
  Series D Preferred Stock...................    (179,524)
                                                ---------
Basic EPS
Net income applicable to common
  shareholders...............................     531,113       7,706,061        $0.07
                                                                                 =====
Effect of Dilutive Securities
Series B Preferred Stock.....................                   1,777,777
Series C Preferred Stock.....................     179,524       2,176,000
Series D Preferred Stock.....................                   1,123,457
Non-registered warrants......................                   2,015,760
Registered warrants..........................                     657,031
Incentive stock options......................                     374,250
Director stock options.......................                      23,000
Agents and others stock options..............                      72,785
Treasury stock purchased from proceeds of
  Options and warrants.......................                  (1,071,636)
                                                ---------      ----------
Diluted EPS
Net income applicable to common shareholders
  plus assumed conversions...................   $ 710,637      14,854,485        $0.05
                                                =========      ==========        =====

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

                                               FOR THE THREE MONTHS ENDED MARCH 30, 1998
                                               -----------------------------------------
                                                 INCOME          SHARES        PER SHARE
                                               (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                               -----------    -------------    ---------
Net income...................................   $ 533,053
Less: Redemption accrual on Series C
  Preferred Stock............................    (108,356)
                                                ---------
Basic EPS
Net income applicable to common
  shareholders...............................     424,697       7,417,957        $0.06
                                                                                 =====
Effect of Dilutive Securities
  Series B Preferred Stock...................                   1,777,777
Series C Preferred Stock.....................     108,356       2,176,001
Non-registered warrants......................                   2,015,760
Registered warrants..........................                     668,481
Incentive stock options......................                     296,000
Director stock option........................                      16,000
Treasury stock purchased from proceeds of
  options and warrants.......................                  (1,211,574)
                                                ---------      ----------
Diluted EPS
Net income applicable to common shareholders
  plus assumed conversions...................   $ 533,053      13,156,402        $0.04
                                                =========      ==========        =====

6.  INVESTMENTS

     As of March 31, 1999 and December 31, 1998, fixed maturity securities are classified as investments available for sale and are carried at fair value, with the unrealized gain or loss, net of tax and other adjustments (deferred policy acquisition costs), included in accumulated other comprehensive income.


                                                       MARCH 31, 1999
                                  ---------------------------------------------------------
                                                    GROSS          GROSS
                                   AMORTIZED      UNREALIZED    UNREALIZED         FAIR
CLASSIFICATION                        COST          GAINS         LOSSES          VALUE
--------------                    ------------    ----------    -----------    ------------
US Treasury securities and
  obligations of US
  government....................  $  5,751,777    $  133,051    $   (31,153)   $  5,853,675
Foreign government debt
  securities....................       399,863         8,077             --         407,940
Corporate debt securities.......    67,066,345       969,352       (962,722)     67,072,975
Mortgage-backed securities......    63,405,626       878,005       (840,326)     63,443,305
                                  ------------    ----------    -----------    ------------
                                  $136,623,611    $1,988,485    $(1,834,201)   $136,777,895
                                  ============    ==========    ===========    ============
US Treasury securities and
  obligations of US
  government....................  $  6,444,302    $  181,694    $   (28,440)   $  6,597,556
Corporate debt securities.......    63,502,687     1,680,539       (472,027)     64,711,199
Mortgage-backed securities......    62,280,125     1,821,084       (612,330)     63,488,879
                                  ------------    ----------    -----------    ------------
                                  $132,227,114    $3,683,317    $(1,112,797)   $134,797,634
                                  ============    ==========    ===========    ============

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

     The amortized cost and fair value of fixed maturities at March 31, 1999 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        AMORTIZED          FAIR
                                                           COST           VALUE
                                                       ------------    ------------
Due in 1 year or less................................  $  2,578,523    $  2,598,941
Due after 1 year through 5 years.....................    27,970,700      28,304,024
Due after 5 years through 10 years...................    20,942,662      20,648,729
Due after 10 years...................................    19,319,234      19,329,105
Mortgage-backed securities...........................    65,812,492      65,897,096
                                                       $136,623,611    $136,777,895
                                                       ============    ============

7.  SERIES C PREFERRED STOCK

     During 1997, the Company issued 51,680 shares (par value $100) of Series C Preferred Stock for $5.2 million, of which $2.4 million was purchased by UAFC L.P. ("AAM") an unaffiliated investment firm, $0.6 million by Chase Equity Partners, L.P., $1.4 million by Richard A. Barasch (the Chairman and Chief Executive Officer of the Company), members of his family, and members and associates of the Company's management and $0.8 million by owners and employees of Ameri-Life & Health Services, a general agency that sells the Company's senior market products. This transaction received the approval of the Florida Insurance Department.

     Under the terms of the Series C Preferred Stock, the Company had the right to require conversion of the Series C Preferred Stock into the Company's common stock at a conversion price of $2.375 per common share if the average reported bid price of its common stock for any 60 day period in which such bid prices are reported exceeded $3.45 per common share. This condition was satisfied on March 5, 1999. On March 11, 1999 the Company gave notice of the conversion of the Series C Preferred Stock, and all of the 51,680 outstanding shares of Series C Preferred Stock were converted to 2,175,986 shares of common stock on April 1, 1999.

     The Company, AAM, the holders of the Series C Preferred Stock, Barasch Associates Limited Partnership ("BALP") and Richard A. Barasch entered into a stockholders' agreement at the closing of the transaction which contained the following conditions:

     - The holders of the Series C Preferred Stock were given registration rights and informational rights.

     - The Series C Preferred Stockholders agreed to vote their shares for the election of a person designated by AAM as the director elected by that Series.

     - BALP and Mr. Barasch granted the Series C holders a co-sale right should they sell any shares of the Company's common stock held by them, except to certain "permitted transferees".

     This stockholders' agreement will be superceded by a new agreement upon the closing of the Capital Z transaction. (See Note 3).

8.  SERIES D PREFERRED STOCK

     On December 31, 1998, the Company contracted to sell 40,000 shares (par value $100) of Series D Preferred Stock to UAFC, L.P. for $4.0 million. The Series D Preferred Stock was divided into two sub-series, Series D-1 and Series D-2. The 22,500 Series D-1 Shares were issued on

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

December 31, 1998 and the 17,500 Series D-2 shares were issued on February 12, 1999. The Series D Preferred Stock has the same provisions as the Series C-1, Preferred Stock, except (i) that the Series D has no voting rights except as required by law, (ii) the conversion price on the Series D-1 was $2.70 rather than $2.375 per share, (iii) the conversion price of the series D-2 was $2.70 or, if a "change of control" transaction, as defined, occurs in 1999, the conversion price will be equal to the per share price at which common stock is issued in the change of control transaction, and (iv) if the issuance of voting shares to a Series D shareholder requires regulatory approval, the conversion will be postponed until such approval is obtained or ceases to be required. The pending Capital Z Transaction will be a "change of control" within the meaning of the terms of the Series D Preferred Stock.

     On March 11, 1999, the Company gave notice of conversion of the Series D-1 and D-2 Preferred Stock. Since the conversion of the Series D-1 and D-2 Preferred Stock held by UAFC, L.P. to common stock would result in its owning more than 10% of the Company's voting stock, implementation of the conversion would require that the New York Insurance Department either (i) approve of UAFC, L.P. becoming a controlling shareholder of the Company or (ii) determine that such conversion would not result in UAFC, L.P. becoming a controlling person of Universal. The completion of the conversion of the Series D Preferred Stock was therefore deferred until such conditions are satisfied or are no longer applicable. If the pending Capital Z Transaction closes, no approval of the conversion of the Series D Preferred Stock will be required, because the UAFC, L.P. will, after conversion of the Series D Preferred Stock and the issuance of stock to Capital Z as anticipated in the Capital Z Transaction, hold less than 10% of Universal's then outstanding stock. If the Capital Z Transaction does not close, the Company anticipates that it will obtain the required approval of a change of control or determination that no change of control is involved in the conversion of the Series D Preferred Stock.

     The shareholder agreement applicable to the Series C Preferred Stock also applies to the Series D Preferred Stock.

9.  STOCKHOLDER'S EQUITY

  Preferred Stock

     The Company has 2,000,000 authorized shares of preferred stock to be issued in series with 92,080 shares issued and outstanding at March 31, 1999, of which 400 shares are Series B, 51,680 shares are Series C and 40,000 are Series D (see
Note 7 for a discussion of Series C Preferred Stock and Note 8 for a discussion of Series D Preferred Stock).

  Series B Preferred Stock

     The Company has 400 shares of Series B Preferred Stock issued and outstanding, with a par value of $10,000 per share, which are held by Wand/Universal Investments L.P. I and II ("Wand"). The Series B Preferred Stock is convertible into Common Stock at $2.25 per share (subject to adjustment) and is entitled to dividends as if already converted, only when and if dividends are declared on the Common Stock. The holders of the Series B Preferred Stock may not require the Company to redeem it unless the Company engages in certain defined transactions. The Company has the right to require a conversion if it raises additional equity from the public on pricing terms that meet certain criteria.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

  Common Stock

     The par value of common stock is $.01 per share with 20,000,000 shares authorized for issuance. The shares issued and outstanding at March 31, 1999 and December 31, 1998 were 7,774,064, and 7,638,057, respectively. During the three months ended March 31, 1999, the Company issued 136,007 shares of its common stock for $383,429.

  Common Stock Warrants

     The Company had 657,031 common stock warrants issued and outstanding at March 31, 1999 and 658,231 issued and outstanding at December 1998, which are registered under the Securities Exchange Act of 1934. At March 31, 1999 and December 31, 1998, the Company had 2,015,760 warrants outstanding which are not registered under the Securities Exchange Act of 1934. The warrants have no par value, have an exercise price to purchase common stock on a one to one basis at $1.00 and expire on December 31, 1999.

10.  STATUTORY CAPITAL AND SURPLUS REQUIREMENTS AND DIVIDEND RESTRICTIONS

     American Progressive, American Pioneer and American Exchange are required to maintain minimum amounts of capital and surplus as determined by statutory accounting. The minimum statutory capital and surplus requirements of American Progressive, American Pioneer and American Exchange as of March 31, 1999 for the maintenance of authority to do business were $2.5 million, $2.7 million and $0.8 million, respectively. However, in these states substantially more than such minimum amounts are needed to meet statutory and administrative requirements of adequate capital and surplus to support the current level of the insurance subsidiaries' operations. At March 31, 1999 the adjusted statutory capital and surplus, including asset valuation reserve, of American Progressive, American Pioneer and American Exchange was $9.8 million, $12.4 million, and $3.5 million, respectively.

11.  BUSINESS SEGMENT INFORMATION

     Universal has four business segments: Senior Market Accident & Health Insurance, Other Accident & Health Insurance, Life Insurance, and Non-insurance Businesses. The Senior Market Accident & Health segment offers Medicare supplement, home health care, nursing home, and hospital indemnity products. The Other Accident & Health Insurance segment offers mainly major medical insurance and some products that are not currently material. Products offered by the Life Insurance segment include annuities, universal life, and other traditional and term life products. The Non-insurance Businesses segment consists mainly of the Parent Company and WorldNet.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

     Financial data by segment as of and for the three months ended March 31, 1999 and 1998 is as follows:

                                                      MARCH 31, 1999
                         -------------------------------------------------------------------------
                           SENIOR         OTHER
                         ACCIDENT &    ACCIDENT &         LIFE        NON-INSURANCE
                           HEALTH        HEALTH        INSURANCE       BUSINESSES        TOTAL
                         -----------   -----------   --------------   -------------   ------------
Net premiums and
  policyholder fees
  earned...............  $ 6,338,564   $ 2,394,771    $  1,691,034     $        --    $ 10,424,369
Net investment income..      257,748       188,613       2,323,986          28,581       2,798,928
Realized gains.........        4,336         3,172          39,089             481          47,078
Fee and other income...           --            --          11,158         568,090         579,248
                         -----------   -----------    ------------     -----------    ------------
                           6,600,648     2,586,556       4,065,267         597,152      13,849,623
Policyholder
  benefits.............    5,065,227     1,938,952       2,167,724              --       9,171,903
Increase in deferred
  acquisition costs....     (938,832)      (22,142)        104,729              --        (856,245)
Commissions and general
  expenses.............    2,093,137       661,975       1,459,447         252,343       4,466,902
                         -----------   -----------    ------------     -----------    ------------
     Total benefits,
       claims and other
       deductions......    6,219,532     2,578,785       3,731,900         252,343      12,782,560
Operating income before
  taxes................  $   381,116   $     7,771    $    333,367     $   344,809    $  1,067,063
                         ===========   ===========    ============     ===========    ============
ASSETS
Cash and investments...  $14,425,089   $10,555,889    $130,063,877     $ 3,337,004    $158,381,859
Deferred policy
  acquisition costs....    8,153,725     1,067,244      17,147,496              --      26,368,465
Accrued investment
  income...............      341,385       249,815       3,078,090          37,855       3,707,145
Goodwill...............    3,709,519       606,562              --              --       4,316,081
Present value of future
  profits..............      965,210       560,791              --              --       1,526,001
Due and unpaid
  premiums.............      354,376       141,443         228,435              --         724,254
Reinsurance
  recoverable..........   37,117,483     9,725,164      34,708,873              --      81,670,793
Other assets...........           --            --              --       7,639,612       7,639,612
                         -----------   -----------    ------------     -----------    ------------
     Total assets......  $65,066,787   $22,906,908    $185,226,771     $11,014,471    $284,214,937
                         ===========   ===========    ============     ===========    ============

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

                                                      MARCH 31, 1998
                         -------------------------------------------------------------------------
                           SENIOR         OTHER
                         ACCIDENT &    ACCIDENT &         LIFE        NON-INSURANCE
                           HEALTH        HEALTH        INSURANCE       BUSINESSES        TOTAL
                         -----------   -----------   --------------   -------------   ------------
Net premiums and
  policyholder fees
  earned...............  $ 5,750,573   $ 2,345,737    $  2,387,971     $        --    $ 10,484,281
Net investment income..       84,765       174,072       2,428,131          21,270       2,708,238
Realized gains.........         (831)       (1,707)        (23,816)           (209)        (26,563)
Fee and other income...           --            --          15,839         632,921         648,760
                         -----------   -----------    ------------     -----------    ------------
     Total revenues....    5,834,507     2,518,102       4,808,125         653,982      13,814,716
Policyholder
  benefits.............    3,988,044     1,734,217       3,228,974              --       8,951,235
Increase in deferred
  acquisition costs....     (472,876)        7,022         (20,181)             --        (486,035)
Commissions and general
  expenses.............    2,024,960       770,132       1,346,616         433,394       4,575,102
                         -----------   -----------    ------------     -----------    ------------
     Total benefits,
       claims and other
       deductions......    5,540,128     2,511,371       4,555,409         433,394      13,040,302
Operating income before
  taxes................  $   294,379   $     6,731    $    252,716     $   220,588    $    774,414
                         ===========   ===========    ============     ===========    ============
ASSETS
Cash and investments...  $ 5,042,770   $10,355,627    $144,450,626     $ 1,303,838    $161,152,862
Deferred policy
  acquisition costs....    5,008,311       569,207      15,468,110              --      21,045,628
Accrued investment
  income...............      121,109       248,708       3,469,233          30,390       3,869,440
Goodwill...............    3,842,434       627,660              --              --       4,470,093
Present value of future
  profits..............    1,044,278       618,014              --              --       1,662,292
Due and unpaid
  premiums.............      312,638       120,246         232,507              --         665,391
Reinsurance
  recoverable..........   34,350,729     7,399,843      44,996,656              --      86,747,228
Other assets...........           --            --              --       6,694,583       6,694,583
                         -----------   -----------    ------------     -----------    ------------
     Total assets......  $49,722,269   $19,939,305    $208,617,132     $ 8,028,811    $286,307,517
                         ===========   ===========    ============     ===========    ============

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of PennCorp Financial Group, Inc.

     We have audited the accompanying combined balance sheets of Certain Insurance Operations of PennCorp Financial Group, Inc. as described in Note 1 (the "Acquired Companies") as of December 31, 1998 and 1997 and the related combined statements of income, changes in business equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998.

     We conducted our audits in accordance with generally accepted audit standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Acquired Companies as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                         KPMG LLP


April 14, 1999, except as to Note 18 which is as of May 26, 1999

Raleigh, NC

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 AS OF DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
ASSETS
Investments:
  Fixed maturity securities available for sale, at fair
     value (amortized cost $538,743 in 1998 and $501,128 in
     1997)..................................................  $  558,020    $  521,844
  Equity securities available for sale, at fair value (cost
     $6,790 in 1998 and $7,423 in 1997).....................       6,792         7,564
  Mortgage loans on real estate.............................       1,640         7,335
  Policy loans..............................................      22,463        23,731
  Short-term investments....................................      87,633        48,366
  Other investments -- affiliated...........................       5,906        43,232
  Other investments -- unaffiliated.........................       3,910         7,858
                                                              ----------    ----------
          Total investments.................................     686,364       659,930

Cash........................................................      19,914        14,819
Due from reinsurers.........................................      89,078        86,051
Due from affiliates.........................................       1,796        70,511
Accrued investment income...................................       8,920         8,797
Accounts and notes receivable, net of allowance of $3,684 in
  1998 and $4,086 in 1997...................................      16,725        21,747
Present value of insurance in force.........................      88,233       106,864
Deferred policy acquisition costs...........................     115,130       173,214
Other assets................................................      20,919        14,714
Costs in excess of net assets acquired......................      96,947       109,535
                                                              ----------    ----------
          Total assets......................................  $1,144,026    $1,266,182
                                                              ==========    ==========
                        LIABILITIES
Policy liabilities and accruals.............................  $  635,302    $  666,598
Income taxes, primarily deferred............................       4,310        41,962
Capital lease obligation....................................       2,484         3,109
Deferred ceding allowance...................................      26,920        33,227
Accrued expenses and other liabilities......................      36,004        22,446
                                                              ----------    ----------
          Total liabilities.................................     705,020       767,342
                                                              ----------    ----------
          Business equity...................................     439,006       498,840
                                                              ----------    ----------
          Total liabilities and business equity.............  $1,144,026    $1,266,182
                                                              ==========    ==========

            See accompanying notes to combined financial statements.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                          --------------------------------
                                                            1998        1997        1996
                                                          --------    --------    --------
Revenues:
  Premiums..............................................  $195,988    $223,283    $293,509
  Interest sensitive policy product charges.............     3,568       1,721       2,753
  Net investment income.................................    47,938      47,405      48,113
  Net gains (losses) from sale of investments...........     6,207       4,795        (616)
  Other income..........................................    11,408      17,550       9,252
                                                          --------    --------    --------
          Total revenues................................   265,109     294,754     353,011
                                                          --------    --------    --------
Benefits and expenses:
  Policyholder benefits incurred........................   126,316     147,055     175,173
  Change in liability for future policy benefits
     and other policy benefits..........................    48,330      (2,604)    (15,137)
  Amortization of present value of insurance
     in force and deferred policy acquisition costs.....   105,046      39,666      38,497
  Amortization of costs in excess of new assets
     acquired...........................................     5,547       5,594       5,613
  Interest expense......................................       152         201         179
  Underwriting and other administrative expenses --
     unaffiliated.......................................    54,921      39,793      58,564
  Underwriting and other administrative expenses --
     affiliated.........................................    22,964      33,155      36,048
                                                          --------    --------    --------
          Total benefits and expenses...................   363,276     262,860     298,937
                                                          --------    --------    --------
Operating (loss) income before income taxes.............   (98,167)     31,894      54,074
Income tax (benefit) expense............................   (35,257)      7,589      17,606
                                                          --------    --------    --------
Operating (loss) income.................................  $(62,910)   $ 24,305    $ 36,468
                                                          ========    ========    ========

            See accompanying notes to combined financial statements.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

               COMBINED STATEMENTS OF CHANGES IN BUSINESS EQUITY
                                 (IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                          --------------------------------
                                                            1998        1997        1996
                                                          --------    --------    --------
Balance at beginning of period..........................  $498,840    $483,179    $451,843
Net (loss) income.......................................   (62,910)     24,305      36,468
Capital contributions received..........................     1,000       2,474       1,227
Dividends received from operations not acquired.........    14,930      10,000       7,400
Dividends paid..........................................        --          --      (7,000)
Deemed (dividend) capital contribution relating to
  surplus debentures, including interest thereon........   (21,823)    (19,510)     26,967
Deemed capital contribution relating to post employment
  benefits obligation forgiven by affiliates............     3,272          --          --
Deemed capital contribution (dividend) in connection
  with acquisitions and dispositions of:
  Marketing One.........................................    10,270          --         (35)
  PennCorp Occidental Corp..............................        --          --       3,292
  Southwestern Life.....................................        --          --     (40,000)
  Knightsbridge.........................................     4,748          --          --
  Other.................................................        59          --          --
Deemed (dividend) capital contribution from reinsurance
  transactions with affiliates..........................      (838)         --       2,465
Deemed capital contribution relating to acquisition of
  Constitution, Union Bankers, and Marquette............       830          --          --
Change in net unrealized foreign currency translation...    (7,809)     (5,641)        568
Change in net unrealized investment gains...............    (1,563)      4,033)        (16)
                                                          --------    --------    --------
Balance at end of period................................  $439,006    $498,840    $483,179
                                                          ========    ========    ========

            See accompanying notes to combined financial statements.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                  COMBINED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1998       1997       1996
                                                             --------    -------    -------
Net (loss) income..........................................  $(62,910)   $24,305    $36,468
                                                             --------    -------    -------
Other comprehensive income:
  Change in foreign currency translation adjustment, net of
     taxes.................................................    (7,809)    (5,641)       568
  Change in unrealized holding gains on securities
     available for sale, net of taxes (benefits) of $841,
     ($2,171), and $8......................................       564      9,030         32
  Reclassification adjustments for gains included in net
     income (loss).........................................    (2,127)    (4,997)       (48)
                                                             --------    -------    -------
Other comprehensive (loss) income..........................    (9,372)    (1,608)       552
                                                             --------    -------    -------
Comprehensive (loss) income................................  $(72,282)   $22,697    $37,020
                                                             ========    =======    =======

            See accompanying notes to combined financial statements.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1998         1997         1996
                                                              ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (62,910)   $  24,305    $  36,468
  Adjustments to reconcile net income to net cash provided
     (used) by operating activities:
     Adjustments relating to universal life and investment
       products:
       Interest credited to account balances................      4,442        2,280        4,121
       Charges for mortality and administration.............     (3,568)      (2,612)      (2,753)
     Capitalization of deferred policy acquisition costs....    (41,173)     (49,491)     (45,350)
     Amortization of intangibles, depreciation and
       accretion, net.......................................    118,823       43,595       43,998
     Change in due from reinsurers..........................     (3,027)      33,769     (117,089)
     Changes in policy liabilities, accruals and other
       policyholder funds...................................     42,163      (36,195)     (25,511)
     Reinsurance reserves (recaptured by) assumed from
       affiliate............................................    (27,716)      67,368           --
     Change in other assets.................................     (5,251)       2,553       (3,668)
     Change in accrued expenses and other liabilities.......     75,963      (61,614)      28,092
     Change in notes and accounts receivable and accrued
       investment income....................................      4,899         (134)      (2,748)
     Change in taxes payable................................        683        3,436        3,002
     Change in deferred income taxes payable................    (30,680)       3,693       21,124
     Net (gains) losses from sales of investments...........     (6,207)      (4,795)         616
     Other, net.............................................      1,446        2,254        1,468
                                                              ---------    ---------    ---------
       Net cash provided (used) by operating activities.....     67,887       28,412      (58,230)
                                                              ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales of fixed maturities available for sale..............     60,926       40,338      169,902
  Maturities and other redemption of fixed maturities
     available for sale.....................................     82,580       62,381       29,316
  Sales of mortgages, real estate and other investments.....     13,220          568          117
  Sales of equity securities................................        280       20,436        8,972
  Sales of subsidiary to affiliate..........................     10,270           --        3,292
  Sale and maturities of obligations of affiliates..........     30,662           --        1,592
  Partial liquidation of affiliated partnership interest....      8,498           --           --
  Principal collected on mortgage loans.....................      3,231          997        1,509
  Change in short-term investments, net.....................    (39,266)      (4,046)      (8,192)
  Purchases of fixed maturities available for sale..........   (183,520)    (132,955)     (95,188)
  Purchases of other investments............................         --       (3,859)      (4,196)
  Purchases of equity securities............................         --       (6,405)      (8,209)
                                                              ---------    ---------    ---------
       Net cash (used) provided by investing activities.....    (13,119)     (22,545)      98,915
                                                              ---------    ---------    ---------

            See accompanying notes to combined financial statements.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                  COMBINED STATEMENTS OF CASH FLOWS, CONTINUED
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998        1997        1996
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Receipts from interest sensitive products credited to
     policyholders' account balances........................  $  9,113    $  1,980    $  2,157
  Return of policyholders' account balances on interest
     sensitive products.....................................   (54,902)     (5,477)    (49,542)
  Capital contributions received............................     1,000       2,474       1,227
  Deemed dividend relating to surplus debentures, including
     interest thereon.......................................   (21,823)    (19,510)    (13,034)
  Deemed capital contribution relating to past employment
     benefits obligation forgiven by affiliates.............     3,272          --          --
  Dividends paid............................................        --          --      (7,000)
  Dividends received from operations not acquired...........    14,930      10,000       7,400
  Payments on capital lease obligation......................      (425)       (570)      3,409
  Reductions in notes payable...............................        --          --          --
  Deemed (dividend) capital contribution from reinsurance
     transactions with affiliates...........................      (838)         --       2,465
                                                              --------    --------    --------
       Net cash used by financing activities................   (49,673)    (11,103)    (52,918)
                                                              --------    --------    --------
  Increase (decrease) in cash...............................     5,095      (5,236)    (12,233)
  Cash at beginning of year.................................    14,819      20,055      32,288
                                                              --------    --------    --------
  Cash at end of year.......................................  $ 19,914    $ 14,819    $ 20,055
                                                              ========    ========    ========
SUPPLEMENTAL DISCLOSURES:
  Income taxes paid (received)..............................  $ (6,936)   $  1,980    $ (6,552)
  Interest paid.............................................     7,276      13,510      12,428
NON-CASH FINANCING ACTIVITIES:
  Deemed capital contribution relating to surplus
     debentures.............................................  $     --    $     --    $ 40,000
  Deemed dividend in connection with acquisition of
     Southwestern Life......................................  $     --    $     --    $(40,000)
  Deemed capital contribution of Constitution, Union
     Bankers, and Marquette.................................  $    830    $     --    $     --

            See accompanying notes to combined financial statements.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     Pursuant to a Stock Purchase Agreement, Universal American Financial Corp. ("Universal") has committed to acquire from PennCorp Financial Group, Inc. ("PennCorp") all of the outstanding shares of certain insurance operations including: Pennsylvania Life Insurance Company ("PLIC") including its wholly owned subsidiaries, Peninsular Life Insurance Company ("Peninsular") and Penncorp Life Insurance Company ("Penncorp Life"), Constitution Life Insurance Company ("Constitution") including its wholly owned subsidiary, Union Bankers Insurance Company ("Union Bankers"), Union Bankers' wholly owned subsidiary, Marquette National Life Insurance Company ("Marquette"), and PennCorp Financial, Inc. ("PCFI"). The acquired operations are collectively referred to as the Acquired Companies.

     The Acquired Companies operate under a single segment, the Career Sales Division, to offer a broad range of accident and sickness, life and accumulation insurance products to individuals through both a contractually exclusive sales force and general agents.

     The accompanying combined financial statements include the combined assets and liabilities and the related combined operations of the Acquired Companies. This presentation represents the group of related companies to be acquired by Universal, and therefore excludes the assets, liabilities and business equity of the subsidiaries of the Acquired Companies not being acquired. Accordingly, the accompanying combined financial statements also exclude the results of operations for those entities. The use of or source of funds resulting from purchases and dispositions of subsidiaries not acquired have been reflected as deemed dividends or deemed capital contributions to the extent they related to the exchange of net tangible assets to subsidiaries of PennCorp. The financial statements reflect all expenses incurred by the parent on behalf of the Acquired Companies. It is management's belief that the methodology used to allocate the parent expenses paid on behalf of the Acquired Companies reflects a reasonable share of total expenses paid and represent what the shared expenses would have been on a stand alone basis. All significant intercompany accounts and transactions have been eliminated. The issuance of surplus debentures to other PennCorp entities have been reflected as deemed capital contributions in these financial statements. Repayments of principal and interest on these surplus debentures are reflected as deemed dividends. These financial statements have been presented at their historical costs, in accordance with generally accepted accounting principles ("GAAP"). No adjustments have been made to reflect any effects of the Universal purchase discussed above. Accordingly, these financial statements are not necessarily indicative of the financial position or the results of operations and cash flows of the Acquired Companies which would have occurred or which will be obtained in the future, had the effects of the proposed purchase been reflected. All dollar amounts presented hereafter are presented in thousands, unless otherwise noted.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as revenues and expenses. Accounts that the Acquired Companies deem to be acutely sensitive to changes in estimates include deferred policy acquisition costs, policy liabilities and accruals, present value of insurance in force and deferred taxes. In addition, the Acquired Companies must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. As additional information becomes available, or actual amounts are determinable, the recorded estimates may be revised and reflected in operating results. Although some variability is inherent in these estimates,

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

management believes the amounts provided are adequate. In all instances, actual results could differ from estimates.


     In 1996, a valuation system conversion was implemented to take advantage of improvements in computer valuation software. The conversion involved a number of PennCorp's insurance subsidiaries, both acquired and not acquired. Such system conversions are common in the insurance industry. Conversions frequently take advantage of increased computer power and use additional detail in the calculation of the reserves. This typically results in some level of reserve difference between the prior system and the new system. Many companies, when doing a conversion, implicitly grade in to any differences between the old valuation system and the new valuation system through the use of altered assumptions in their new valuation systems. The Acquired Companies chose to make the grading explicit for the purpose of better tracking of underlying results. Continued refinements, combined with the grading described above, resulted in the original difference being reduced to zero by the end of 1998. At the conversion date, the reserve levels are determined utilizing the new valuation system were lower than the reserve levels then carried. At that time, PennCorp developed a schedule to grade in the differences from the original to the new valuation system, which resulted in a reserve grade of $0, $2,369 and $5,965 in 1998, 1997 and 1996, respectively.



     Prior to 1997, historical reserves for certain of the Acquired Companies were, in some cases, determined on an inseparable basis with the entities that are not being acquired. For purposes of these combined statements the reserves have been segregated to the Acquired Companies by utilizing the converted valuation system for each individual company's underlying policies in force for periods prior to 1997. For purposes of the segregation reserve assumptions used for those periods prior to 1997 are consistent with those used at the time of the conversion and for subsequent periods. If segregated using another method, the results for the Acquired Companies may be different than the results as presented in the accompanying combined financial statements.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Investments

     Fixed maturity securities may be classified as available for sale, trading or held for investment. This classification is generally determined at the date of purchase. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", fixed maturity and equity securities classified as available for sale are recorded at fair value, as they may be sold in response to changes in interest rates, prepayment risk, liquidity needs, the need or desire to increase income or capital or other economic factors. Changes in unrealized gains and losses related to securities available for sale are recorded as a component of business equity, net of applicable taxes and amounts attributable to deferred policy acquisition costs and present value of insurance in force related to universal life and investment-type products.

     In accordance with SFAS No. 115, securities classified as trading securities are reported at fair value with realized gains and losses and unrealized gains and losses included in the determination of net income as a component of other income. At December 31, 1996, the Acquired Companies' investment portfolio included $1.150 classified as trading.

     In accordance with SFAS No. 115, the Acquired Companies' fixed maturities reported as held for investment were classified as held to maturity and accordingly, were recorded at cost, adjusted

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

for amortization of premium or discount. As a result of PennCorp's decision to exit the private placement bond sector, the Acquired Companies transferred all of their remaining assets in the fixed maturities held for investment portfolio aggregating $5,500 to its fixed maturities available for sale portfolio as of April 1, 1997. Pursuant to the transfer the Acquired Companies marked all assets subject to the transfer to fair value. At the date of the transfer, the fair value of these assets approximated carrying value and resulted in no change in business equity.

     Mortgage-backed securities are amortized using the interest method including anticipated prepayments at the date of purchase. Significant changes in estimated cash flows from original assumptions are reflected in the period of such change. Mortgage loans on real estate are recorded at cost, adjusted for the provision for loan losses, if necessary. Policy loans and short-term investments are recorded at cost which approximates fair value. Short-term investments include securities purchased with maturities generally less than three months.

     Other investments include real estate, collateral loans and limited partnerships. Real estate, substantially all of which was acquired through foreclosures, is recorded at the lower of fair value, less estimated costs to sell, or cost. If the fair value of the foreclosed real estate less estimated costs to sell is less than cost, a valuation allowance is provided for the deficiency. Increases in the valuation allowance are charged to net income. Collateral loans are carried at their aggregate unpaid principal balances, net of a valuation allowance. Limited partnerships are carried on the equity method.

     The Acquired Companies regularly evaluate the carrying value of their investments based on current economic conditions, past credit loss experience and other circumstances. A decline in net realizable value that is other than temporary is recognized as a realized investment loss and a reduction in the cost basis of the investment in the period when such determination is made. The Acquired Companies discount expected cash flows in the computation of net realizable value of its investments, other than certain mortgage-backed securities. In those circumstances where the expected cash flows of residual interest and interest-only mortgage-backed securities, discounted at a risk-free rate of return, result in an amount less than the carrying value, a realized loss is reflected in an amount sufficient to adjust the carrying value of a given security to its fair value.

     Realized investment gains and losses, determined on the basis of specific identification, are included in the determination of net income.

  (b) Insurance Revenue Recognition

     Accident and health insurance premiums are recognized as revenue ratably over the time period to which premiums relate. Revenues from traditional life insurance policies represent premiums, which are recognized as earned when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the lives of the policies. This association is accomplished by means of the provision for liabilities for future policy benefits and the deferral and amortization of policy acquisition costs.

     Revenues for interest sensitive products such as universal life and annuity contracts represent charges assessed against the policyholders' account balance for the cost of insurance, surrenders and policy administration. Benefits charged to expenses include benefit claims incurred during the period in excess of policy account balances and interest credited to policy account balances.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (c) General Expenses

     The combined financial statements presented include all costs of doing business for the Acquired Companies. The investment function is performed at the parent level and all cost associated with this function are reimbursed by the Acquired Companies based on the level of invested assets under management at each company. Underwriting, marketing, agent and client service and claims adjudication costs are directly incurred and paid by the Acquired Companies. All other costs incurred associated with the Acquired Companies are either directly identifiable costs or allocable shared service costs. The directly identifiable costs are distributed directly to the Acquired Companies. The allocable costs are distributed to the Acquired Companies based on an activity based allocation, primarily time studies. It is management's assertion that the time study method used to allocate the allocable costs is a reasonable methodology in allocating these costs, which is largely human resource or employee related costs.

     PLIC has an agreement with the affiliates of PennCorp with respect to the reimbursement of certain direct and joint costs for services and materials paid by PLIC on behalf of the Acquired Companies, in some cases and other affiliates. Joint costs are allocated to the various affiliates primarily based on time studies. These reimbursements are netted against the expenses paid.

  (d) Policy Liabilities


     Liabilities for future policy benefits for traditional life products have been computed on the net level premium method, based on estimated future investment yield, mortality, morbidity and lapses. The portion of the traditional life reserves determined using methods other than the net level premium method represents one-half of 1% of total liabilities. For accident and health products, liabilities for future policy benefits are established equal to the excess of the present value of future benefits to or on behalf of policyholders over discounted net future premiums. Estimates used are based on the Acquired Companies' experience adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience. Liabilities for future policy benefits for interest sensitive products include the balance that accrues to the benefit of the policyholders and amounts that have been assessed to compensate the life insurance subsidiaries for services to be provided in the future.


     Policy and contract claims represent estimates of reported claims and claims incurred but not reported based on experience. For certain long-term policies, the estimates are based on the Acquired Companies' experience applied to industry tables.

  (e) Accounts and Notes Receivable

     Accounts and notes receivable consist primarily of agents' balances and premium receivable from agents and policyholders. Agents' balances are partially secured by commissions due to agents in the future and premiums receivable are secured by policy liabilities. An allowance for doubtful accounts is established, based upon specific identification and general provisions, for amounts which the Acquired Companies estimate will not ultimately be collected.

  (f) Deferred Policy Acquisition Costs and Present Value of Insurance in Force

     Estimated costs of acquiring new business which vary with, and are primarily related to, the production of new business, have been deferred to the extent that such costs are deemed recoverable from future revenues. Such estimated costs include commissions and certain costs of

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

policy issuance, underwriting, and other costs directly associated with these functions to the extent such costs are determined to vary with and are primarily related to the production of new business. Costs deferred on accident and health and traditional life policies are amortized, with interest, over the anticipated premium-paying period of the related policies in proportion to the ratio of annual premium revenue to expected total premium revenue to be received over the life of the policies. Expected premium revenue is estimated by using the same mortality, morbidity and lapsetions used in computing liabilities for future policy benefits. For interest sensitive products and limited pay life products, policy acquisition costs are amortized in relation to the emergence of anticipated gross profits over the life of the policies.

     The present value of insurance in force represents the anticipated gross profits to be realized from future revenues on insurance in force at the date such insurance was purchased, discounted to provide an appropriate rate of return and amortized, with interest, based upon the policy liability or contract rate, over the years that such profits are anticipated to be received in proportion to the estimated gross profits. Accumulated amortization was $159,335 and $146,288 as of December 31, 1998 and 1997, respectively.

     The Acquired Companies monitor deferred policy acquisition costs and present value of insurance in force utilizing assumptions related to underlying profitability. An impairment loss is recorded in the period in which the carrying value exceeds the present value of these expected cash flows and is included in the determination of net income. An impairment loss related to deferred policy acquisition costs was recognized in 1998 (see Note 9).

  (g) Costs in Excess of Net Assets Acquired

     Costs in excess of the fair value of net assets acquired are amortized on a straight-line basis primarily over 20 to 30 years. Accumulated amortization was $37,878 and $31,697 as of December 31, 1998 and 1997, respectively.

  (h) Intangible Assets

     The Acquired Companies monitor the recoverability of the carrying value of costs in excess of net assets acquired utilizing the methodology prescribed in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of." This accounting standard modified the methodology companies utilize to evaluate the carrying value of certain assets by requiring, among other things, companies to evaluate assets at the lowest level at which cash flows can be determined. The Acquired Companies also review long-lived and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amounts of these assets may not be recoverable. Recoverability of these assets is determined by comparing the forecast undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, intangible assets are written down initially, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based upon discounted cash flows or appraised values, depending on the nature of the associated assets.

     In analyzing a likely fair value impairment, the Acquired Companies weigh the implied fair values based upon the hierarchy established by SFAS No. 121. In the event of an impairment loss, it would be recorded in the period in which the carrying value exceeds the expected future gross cash flows and would be included in the determination of net income.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (i) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Acquired Companies are parties to tax sharing agreements. Under these agreements, each company pays the parent of its federal consolidated return group an amount equal to the tax due on a separate company basis. Losses and credits, if any, are reimbursed when the company is able to use the loss or credit on its return calculated on a separate return basis.

  (j) Foreign Currency Translation

     The financial statement accounts of the Acquired Companies' Canadian operations, which are denominated in Canadian dollars, are translated into U.S. dollars as follows: (i) Canadian currency assets and liabilities are translated at the rates of exchange as of the balance sheet dates and the related unrealized translation adjustments are included as a component of business equity, and (ii) revenues, expenses and cash flows, expressed in Canadian dollars, are translated using a weighted average of exchange rates for each period presented.

  (k) Reinsurance

     Financial reinsurance that does not transfer significant insurance risk is accounted for as deposits and is reflected as a component of due from reinsurers. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsurance policies. Balances due to, or from, reinsurers have been reflected as assets and liabilities rather than being netted against the related account balances. Realized gains on retroactive reinsurance arrangements are deferred and amortized into net income over the estimated duration of the reinsured business.

  (l) Business Combinations

     Business combinations accounted for as a purchase result in the allocation of the purchase consideration to the fair values of the assets and liabilities acquired establishing such fair values as the new accounting bases. Purchase consideration in excess of the fair value of net assets acquired is allocated to "costs in excess of net assets acquired." Should the fair value of the net assets acquired exceed the purchase consideration, such excess is utilized to reduce certain intangible assets, primarily "present value of insurance in force." Allocation of purchase price is performed in the period in which the purchase is consummated and may be preliminary. Adjustments resulting from the completion of the purchase allocation process affect the value of the assets and liabilities acquired.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (m) Business Equity

     Pursuant to the consummation of the proposed Stock Purchase Agreement mentioned above, the historical values for the equity accounts will be reset based upon the terms of the agreement, as well as the establishment of the final holding company structure. Accordingly, for the purposes of balance sheet presentation, total equity is presented in a single line item, Business Equity. The changes in the Business Equity account reflect only the historical changes of the individual companies on a combined basis.

  (n) New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 defines derivative instruments and provides comprehensive accounting and reporting standards for the recognition and measurement of derivative and hedging activities (including certain instruments embedded in other contracts). It requires derivatives to be recorded in the balance sheet at fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions, and hedges of foreign currency exposures of net investments in foreign operations. Changes in the fair value of derivatives not meeting specific hedge accounting criteria would be recognized in the Combined Statement of Income. SFAS No. 133 is effective for all fiscal quarters of all years beginning after June 15, 1999. The Acquired Companies are evaluating SFAS No. 133 and have not determined its effect on the combined financial statements.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance for determining whether cost of software developed or obtained for internal use should be capitalized or expensed as incurred. In the past, the Acquired Companies have expensed such costs as they were incurred. This SOP is also effective for fiscal years beginning after December 15, 1998. The Acquired Companies are currently evaluating the financial impact as well as the changes to its related disclosures.

     In December 1997, the AICPA issued SOP 97-3. SOP 97-3 provides: (1) guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, (2) guidance on how to measure the liability, (3) guidance on when an asset may be recognized for a portion or all of the assessment liability or paid assessment that can be recovered through premium tax offsets or policy surcharges, and (4) requirements for disclosure of certain information. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. Early adoption is encouraged. Previously issued annual financial statements are not restated. The Acquired Companies will report the effect of initially adopting this SOP in a manner similar to the reporting of a cumulative effect of a change in accounting principle. The Acquired Companies are currently evaluating the financial impact, which is expected to be immaterial, as well as the changes to its related disclosures.

  (o) Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(3) ACQUISITIONS

     Pursuant to a Stock Acquisition Agreement, effective December 14, 1995, Constitution, and its affiliates, Union Bankers, Marquette and Southwestern Life Insurance Company ("Southwestern Life") were acquired by SWF, a corporation organized by PennCorp and Knightsbridge Capital Fund I, LP ("Knightsbridge"). Prior to December 14, 1995, Constitution, Union Bankers and Marquette were wholly-owned subsidiaries of Southwestern Life, whose ultimate parent was I.C.H. Corporation ("ICH"). Subsequently, on December 14, 1995, Constitution issued a surplus debenture in the amount of $80,000 to its former immediate parent, in exchange for all of the outstanding common stock of Union Bankers, including its wholly-owned subsidiary, Marquette. The fair value of the net assets of Constitution, Union Bankers and Marquette amounted to $25,967 resulting in $76,673 of costs in excess of net assets acquired which will be amortized over 30 years. The acquisition was accounted for as a purchase in accordance with generally accepted accounting principles and accordingly the purchase price was allocated to the assets and liabilities acquired based on estimates of their fair value as of the acquisition date, which became the new cost basis.

     On January 1, 1996, the common stock of Southwestern Life was contributed to Constitution by SWF. Concurrently, Constitution issued to SWF a surplus debenture in the amount of $40,000. The surplus debentures issued by Constitution have been reflected as deemed capital contributions in these financial statements.

     Interest incurred on these surplus debentures was $10,948, $13,510, and $12,033 for the years ended December 31, 1998, 1997, and 1996, respectively. Principal maturities were $10,875, $6,000 and $1,000 for the years ended December 1998, 1997 and 1996, respectively. Maturities of principal and interest incurred are reflected as deemed dividends.

     On January 2, 1998, PennCorp consummated the acquisition from Knightsbridge and Messrs. Fickes and Stone, of their respective holdings of common stock and common stock warrants of SWF for an aggregate purchase price of $73,777 (not including acquisition expenses). The fair value of the net assets acquired amounted to $46,350 resulting in $28,257 of costs in excess of net assets acquired which will be amortized over 30 years. This acquisition of the remaining interest in SWF was accounted for as a step purchase. As a result, approximately 22% of the assets and liabilities of the acquired entities, including Union Bankers, were marked to the fair value at the date of acquisition. The net effect of adjusting Union Bankers assets and liabilities to fair value as of the acquisition date was an increase in the business equity of Union Bankers of $830. The net assets of Southwestern Life are excluded from all periods as they are not part of the companies being acquired. The pro forma combined total revenues, income before taxes and net income of the Acquired Companies, as if this step purchase occurred as of January 1, 1997, would not have been materially different from the historical amounts reported.

     On August 9, 1995, PLIC purchased an 87.3% interest in the common stock of Marketing One for $9,603. In addition to the common stock, PLIC purchased a bond from Marketing One in the amount of $4,500. In 1996, the bond matured with accrued interest of $35. In lieu of repayment of the bond, PLIC was issued additional shares, increasing its ownership to 90.8%. On January 1, 1998, PLIC sold its interest in Marketing One to a related party for $121 of cash and $10,149 of fixed maturities, which approximated its carrying values. The proceeds from the sale of Marketing One have been reflected as a deemed capital contribution.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1996, PennCorp Occidental Corp. was sold by Peninsular to a related party for $3,292, which approximated its carrying value. The proceeds from the sale of PennCorp Occidental Corp. have been reflected as a deemed capital contribution.

     Southwestern Life, Marketing One and PennCorp Occidental Corp. are not part of the Acquired Companies, accordingly, the assets, liabilities, business equity and results of operations of each of these companies are not included in these combined financial statements.

(4) FOREIGN INFORMATION AND BUSINESS SEGMENT INFORMATION

     The Acquired Companies operate under a single segment, the Career Sales Division, and the only significant foreign operations are conducted in Canada. The components of operations were as follows:

                                                     YEARS ENDED DECEMBER 31,
                                               ------------------------------------
                                                  1998          1997         1996
                                               ----------    ----------    --------
Total revenues:
  U.S........................................  $  211,141    $  241,100    $300,626
  Canada.....................................      53,968        53,654      52,385
                                               ----------    ----------    --------
                                               $  265,109    $  294,754    $353,011
                                               ==========    ==========    ========
Operating (loss) income before income taxes:
  U.S........................................  $  (87,224)   $   21,752    $ 37,997
  Canada.....................................     (10,943)       10,142      16,077
                                               ----------    ----------    --------
                                               $  (98,167)   $   31,894    $ 54,074
                                               ==========    ==========    ========

                                                  AS OF DECEMBER 31,
                                               ------------------------
                                                  1998          1997
                                               ----------    ----------
Total assets:
  U.S........................................  $  967,938    $1,084,414
  Canada.....................................     176,088       181,768
                                               ----------    ----------
                                               $1,144,026    $1,266,182
                                               ==========    ==========

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(5) INVESTMENTS

     The Acquired Companies held no investments in a single entity, other than obligations of the U.S. Government or agencies thereof, totaling in excess of 10% of total business equity as of December 31, 1998 or 1997.

     The amortized cost and fair value of fixed maturities available for sale by categories of securities are as follows:

                                                              GROSS         GROSS
                                               AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                 COST         GAINS         LOSSES       VALUE
                                               ---------    ----------    ----------    --------
December 31, 1998:
  Mortgage-backed securities.................  $190,543      $ 3,688       $  (456)     $193,775
  U.S. Treasury securities and obligations of
     U.S. Government corporations and
     agencies................................    29,845        1,039           (23)       30,861
  Debt securities issued by foreign
     Governments.............................    47,086        7,032           (10)       54,108
  Corporate debt securities..................   271,269        8,938          (931)      279,276
                                               --------      -------       -------      --------
  Total fixed maturities available for
     sale....................................  $538,743      $20,697       $(1,420)     $558,020
                                               ========      =======       =======      ========

                                                              GROSS         GROSS
                                               AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                 COST         GAINS         LOSSES       VALUE
                                               ---------    ----------    ----------    --------
December 31, 1997:
  Mortgage-backed securities.................  $155,780      $ 6,055       $  (659)     $161,176
  U.S. Treasury securities and obligations of
     U.S. Government corporations and
     agencies................................    29,277          719           (73)       29,923
  Debt securities issued by foreign
     Governments.............................    53,522        6,792            (8)       60,306
  Corporate debt securities..................   262,549        8,517          (627)      270,439
                                               --------      -------       -------      --------
  Total fixed maturities available for
     sale....................................  $501,128      $22,083       $(1,367)     $521,844
                                               ========      =======       =======      ========

     The amortized cost and fair value of fixed maturities available for sale, by contractual maturity, are shown below:

                                                         DECEMBER 31, 1998
                                                       ---------------------
                                                       AMORTIZED      FAIR
                                                         COST        VALUE
                                                       ---------    --------
Due in one year or less..............................  $ 22,101     $ 22,325
Due after one year Through five years................   141,034      147,514
Due after five years Through ten years...............   137,063      144,151
Due after ten years..................................    48,002       50,255
Mortgage backed Securities, principally Obligations
  of U.S. Government agencies........................   190,543      193,775
                                                       --------     --------
                                                       $538,743     $558,020
                                                       ========     ========

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     Investments with a fair value of $19,994 and $19,509 were on deposit with certain regulatory authorities as of December 31, 1998 and 1997, respectively.

     Included in fixed maturities available for sale as of December 31, 1998 and 1997, are below investment-grade securities with amortized costs of $9,716 and $19,227 respectively, and fair values of $9,645 and $19,918, respectively. Included in fixed maturities available for sale as of December 31, 1998 and 1997, are unrated securities with an amortized cost and fair value of $5,750.

     The Acquired Companies had non-income producing investments with an amortized cost and fair value as follows:

                                             DECEMBER 31, 1998      DECEMBER 31, 1997
                                            -------------------    -------------------
                                            AMORTIZED     FAIR     AMORTIZED     FAIR
                                              COST       VALUE       COST       VALUE
                                            ---------    ------    ---------    ------
Fixed maturities..........................   $  315      $  335     $  315      $   38
Equity securities.........................       33          17         33          10
Other investments.........................    1,900       1,900      1,900       1,900
                                             ------      ------     ------      ------
                                             $2,248      $2,252     $2,248      $1,948
                                             ======      ======     ======      ======

     At December 31, 1998, business equity included net unrealized appreciation of equity securities of $2 consisting of gross unrealized gains of $118, less unrealized losses of $116. At December 31, 1997 net unrealized appreciation of equity securities of $141 consisted of gross unrealized gains of $234, less unrealized losses of $93.

     Following is an analysis of realized gains and (losses) from sale of investments:

                                                         YEARS ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1998      1997      1996
                                                        ------    ------    -------
Fixed maturities:
  Gross gains.........................................  $2,476    $  450    $ 1,557
  Gross losses........................................    (349)     (476)    (2,005)
Equity securities:
  Gross gains.........................................      --     5,247        699
  Gross losses........................................      --      (224)      (203)
Other investments:
  Gross gains.........................................   4,128        --         --
  Gross losses........................................     (59)     (200)        --
Real estate...........................................      75        (2)      (135)
Mortgage loans........................................     (64)       --       (529)
                                                        ------    ------    -------
                                                        $6,207    $4,795    $  (616)
                                                        ======    ======    =======

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Following are changes in net unrealized appreciation (depreciation) on investments and foreign currency translation:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1998       1997       1996
                                                      -------    -------    -------
Investments carried at fair value:
  Fixed maturities..................................  $(1,439)   $ 9,707    $(2,381)
  Equity securities.................................     (139)    (3,027)     2,110
  Other investments.................................     (473)        16        460
                                                      -------    -------    -------
                                                       (2,051)     6,696        189
Less effect on other balance sheet accounts:
  Value of business acquired and deferred policy
     acquisition costs..............................     (353)      (492)      (213)
  Deferred income taxes.............................      841     (2,171)         8
  Change in foreign currency translation............   (7,809)    (5,641)       568
                                                      -------    -------    -------
Change in unrealized investment gains and losses and
  foreign currency translation......................  $(9,372)   $(1,608)   $   552
                                                      =======    =======    =======

     Major categories of net investment income consist of the following:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1998       1997       1996
                                                      -------    -------    -------
Fixed maturities....................................  $37,729    $43,276    $40,015
Equity securities...................................      468        121        303
Mortgage loans......................................      439        748      1,218
Policy loans........................................    1,292      1,367      1,404
Short-term investments..............................    3,095      2,379      2,803
Collateral loans....................................      326       (220)       191
Real estate.........................................       54         66         68
Other investments...................................    5,622      1,185      3,454
                                                      -------    -------    -------
  Gross investment income...........................   49,025     48,922     49,456
  Less: investment expenses.........................    1,087      1,517      1,343
                                                      -------    -------    -------
Net investment income...............................  $47,938    $47,405    $48,113
                                                      =======    =======    =======

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1998 and 1997, the Acquired Companies held mortgage loans involving both residential and commercial real estate with carrying values of $1,640 and $7,335, respectively. The average outstanding loan balances were approximately $86 and $198 at December 31, 1998 and 1997, respectively. At December 31, 1998 and 1997 mortgage loan investments were concentrated in the following states:

                                             DECEMBER 31, 1998         DECEMBER 31, 1997
                                           ----------------------    ----------------------
                                                       PERCENT OF                PERCENT OF
                                                         TOTAL                     TOTAL
                                           CARRYING     CARRYING     CARRYING     CARRYING
                                            VALUE        TOTAL        VALUE        TOTAL
                                           --------    ----------    --------    ----------
California...............................   $  759        46.3%       $3,518        48.0%
Texas....................................       --          --         2,400        32.7
Canada...................................      187        11.4           300         4.0
Florida..................................      346        21.1           724         9.9
New Jersey...............................      203        12.4           219         3.0
All other................................      145         8.8           174         2.4
                                            ------       -----        ------       -----
Balance, end of period...................   $1,640       100.0%       $7,335       100.0%
                                            ======       =====        ======       =====

     Other investments -- affiliated includes the following investments:

                                                          AS OF DECEMBER 31,
                                                          -------------------
                                                           1998        1997
                                                          -------    --------
American Amicable Holding Corporation promissory note...  $   --     $30,662
KB Investment Fund I, L.P. -- SWF.......................      --       3,750
KB Investment Fund I, L.P. -- Acordia, Inc. ............      --       3,228
SWF redeemable preferred stock..........................   5,906       5,592
                                                          ------     -------
     Total assets.......................................  $5,906     $43,232
                                                          ======     =======

     In September 1995, PLIC received the American Amicable Holding Corporation promissory note as partial consideration for the common stock of Occidental Life Insurance Company of North Carolina ("Occidental"), an affiliate. In February 1998, PLIC sold the note to affiliates Southwestern Life and Security Life and Trust Insurance Company, at carrying value.

     In March 1995, PLIC purchased an interest in Knightsbridge with an underlying investment in SWF for $3,750 (see Note 13). In January 1998, PLIC liquidated its limited partnership investment in Knightsbridge related to SWF as part of the purchase of the remaining interest in SWF by PennCorp. PLIC realized a gain on this transaction totaling $4,748. This realized gain was reflected as a deemed capital contribution to PLIC.

     In August 1997, PLIC purchased an interest in Knightsbridge with an underlying investment in the preferred stock of Acordia, Inc. ("Acordia") for $3,228. At the time of the transaction, Acordia was 28.6% owned by Knightsbridge. In December 1998, PLIC sold its interest to an unrelated party for $5,037 and recognized a realized gain of $1,809.

     Investment income earned on the above assets totaled $782, $4,130, and $2,267 for the years ended December 31, 1998, 1997 and 1996, respectively.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(6) POLICY LIABILITIES AND ACCRUALS

     Policy liabilities and accruals consist of reserves for fixed benefit, life and accumulation products.

     For interest sensitive life products and annuity products, the liability for future policy benefits is equal to the accumulated fund value. Fund values are equal to the premium received and interest credited to the fund value less deductions for mortality costs and expense charges. Current interest rates credited range from 4.0 to 6.5 percent. Mortality costs and expense charges are established by the Acquired Companies based upon their experience and cost structure and in accordance with policy terms.

     For traditional life products, the liability for future policy benefits is based primarily upon Commissioners' Standard Ordinary Tables with interest rates ranging from 2.5 to 6.0 percent. Fixed benefit products establish a liability for future policy benefits equal to the excess of the present value of future benefits to or on behalf of the policyholder over the future net premium discounted at interest rates ranging primarily from 4.5 to 8.0 percent. Traditional life products and fixed benefit products future policy benefits may also be determined using the Acquired Companies experience as to mortality, morbidity and lapses with a provision for adverse deviation. The Acquired Companies may vary assumptions by year of policy issue.

     Policy liabilities and accruals also include provisions for reported claims in process of settlement, valued in accordance with the terms of the related policies and contracts, as well as provisions for claims incurred and unreported based on the Acquired Companies' prior experience.


     During 1998 the Acquired Companies refined their calculation for policy benefit reserves for long term care products which resulted in an increase of approximately $15,750. The Acquired Companies allocated $9,950 of previously identified redundant reserve and additionally increased policy reserves by $5,800. The increase in long term care benefit reserves specifically resulted from the separation, for valuation purposes, of long term care and hospital income plans to recognized that the long term care reserve factors, which originally patterned those of hospital income policy factors, should be higher at later durations than the hospital income factors produced. Additionally, it was determined that an optional inflation rider to certain long-term care policies required unique benefit factors.


     While management believes the estimated amounts included in the financial statements for policy liabilities and accruals are adequate, such estimates may be more or less than the amounts ultimately paid when the claims are settled. In addition, the Acquired Companies are involved in certain litigation regarding policyholder benefits. The Acquired Companies intend to vigorously defend their position relative to these claims; however, if unsuccessful, the level of reserves currently provided could be adversely affected.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents information on changes in the liability for policy and contract claims:

                                                     YEARS ENDED DECEMBER 31,
                                                ----------------------------------
                                                  1998        1997         1996
                                                --------    ---------    ---------
Policy and contract claims at beginning of
  period......................................  $144,504    $ 148,931    $ 161,807
Less reinsurance recoverables.................   (19,247)     (18,452)      (4,277)
                                                --------    ---------    ---------
  Net balance at beginning of Period..........   125,257      130,479      157,530
                                                --------    ---------    ---------
Add claims incurred, net of reinsurance
  related to:
  Current year................................    92,891      107,662      143,311
  Prior years.................................    30,037         (936)       1,341
                                                --------    ---------    ---------
                                                 122,928      106,726      144,652
                                                --------    ---------    ---------
Deduct claims paid, net of reinsurance related
  to:
  Current year................................   (44,742)     (57,083)     (91,382)
  Prior years.................................   (53,841)     (54,865)     (80,321)
                                                --------    ---------    ---------
                                                 (98,583)    (111,948)    (171,703)
                                                --------    ---------    ---------
Policy and contract claims, net of related
  reinsurance recoverables at end of period...   149,602      125,257      130,479
Plus reinsurance recoverables.................    23,910       19,247       18,452
                                                --------    ---------    ---------
Policy and contract claims at end of Period...  $173,512    $ 144,504    $ 148,931
                                                ========    =========    =========


     The Acquired Companies have been closely monitoring the development of its claim reserve experience. Based on recent results of independent calculations of the claim lag factors, performed annually, the methodology previously utilized has experienced a deterioration in the adequacy of claim reserves associated with Pennsylvania Life's disability income products underwritten prior to PFG's ownership of Pennsylvania Life. This historical method utilized primarily claim lag factors in the establishment of the claim reserve. During 1998, Pennsylvania Life implemented a method which substituted case reserves for most disability claims. The new method utilizes more detailed information by policy and by line of business resulting in a more refined estimate. As a result, the accident and health claim reserve for Pennsylvania Life increased by $25,691 during 1998. The effect of the change in methodology is inseparable from the effect of the change in accounting estimate and is accordingly reflected in operations for the year ended December 31, 1998.


(7) LEASE OBLIGATIONS

     The outstanding principal amounts of notes payable consist of the following:

                                                             DECEMBER 31,
                                                           ----------------
                                                            1998      1997
                                                           ------    ------
Capital lease obligations, expiring 2002.................  $2,484    $3,109
                                                           ======    ======

     Interest costs for the capital lease obligations totaled $152, $201 and $179 for years ended December 31, 1998, 1997, and 1996, respectively. The interest rate on the capital lease obligations

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

is fixed at 8.0 percent. The aggregate commitments for these capital lease obligations for each of the five years after December 31, 1998 are as follows:
1999 - $727; 2000 - $728; 2001 - $917; 2002 - $112; and 2003 - $0.

     The Acquired Companies are also obligated under operating leases, primarily for office space. Rent expense was $5,010, $7,097, and $5,977 for the years ended December 31, 1998, 1997, and 1996, respectively.

     Minimum operating lease commitments are:

1999........................................................  $1,276
2000........................................................   1,039
2001........................................................     656
2002........................................................     311
2003 and thereafter.........................................      21
                                                              ------
     Total minimum payments required........................  $3,303
                                                              ======

(8) INCOME TAXES

     The total provisions for income tax (benefit) expense are as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                        1998       1997      1996
                                                      --------    ------    -------
Current -- U.S. ....................................  $ (4,551)   $1,838    $(5,837)
Current -- foreign..................................       778     2,058      2,319
Deferred -- U.S. ...................................   (29,134)    1,676     16,683
Deferred -- foreign.................................    (2,350)    2,017      4,441
                                                      --------    ------    -------
Income tax (benefit) expense........................  $(35,257)   $7,589    $17,606
                                                      ========    ======    =======

     Income taxes computed using the prevailing corporate tax rate of 35% are reconciled to the Acquired Companies' actual income tax expense attributable to income as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                     ------------------------------
                                                       1998       1997       1996
                                                     --------    -------    -------
Tax expense computed at statutory rate.............  $(34,358)   $11,163    $18,926
Amortization of costs in excess of net assets
  acquired.........................................     1,941      1,177      1,184
Change in deferred tax asset valuation allowance...    (4,468)      (525)     1,052
Interest paid to affiliate not acquired............    (3,832)    (4,728)    (4,212)
Gain on sale of Knightsbridge......................     2,337         --         --
Other..............................................     3,123        502        656
                                                     --------    -------    -------
Income tax (benefit) expense.......................  $(35,257)   $ 7,589    $17,606
                                                     ========    =======    =======

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to the deferred tax assets (liabilities) relate to the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1997
                                                              -------    --------
Deferred tax assets:
  Future policy benefits....................................  $66,318    $ 49,358
  Invested assets, subject to capital gains treatment.......    2,135       8,542
  Net operating loss........................................       --       8,181
  Capital loss carryforward.................................      899          --
  Minimum tax credits.......................................      708          --
  Foreign tax credits.......................................    7,933      20,783
  Deferred ceding gain......................................   10,193      11,629
                                                              -------    --------
                                                               88,186      98,493
                                                              -------    --------
Deferred tax liabilities:
  Deferred policy acquisition costs.........................  $18,962    $ 43,243
  Present value of insurance in force.......................   31,642      37,004
  Other assets and liabilities..............................   29,865      37,147
  Net unrealized gain.......................................    6,296       7,137
                                                              -------    --------
                                                               86,765     124,531
                                                              -------    --------
                                                                1,421     (26,038)
Valuation allowance.........................................   (5,685)    (16,560)
                                                              -------    --------
Net deferred tax liability..................................  $(4,264)   $(42,598)
                                                              =======    ========

     The valuation allowances at December 31, 1998 and 1997 are attributable to deferred tax assets principally arising from differences in the book and tax bases of invested assets subject to capital gains treatment that existed as of the date of the acquisition of the insurance subsidiaries ("acquisition capital gains"), foreign tax credits which could potentially expire prior to utilization, and certain other deferred tax assets, the benefits of which the Acquired Companies do not expect to realize. The net change in the total valuation allowance for the year ended December 31, 1998 was a decrease of $10,875 which relates primarily to the utilization of foreign tax credits and a reduction in the bases of acquisition capital gains, offset by an increase relating to certain tax assets, the benefit of which the Acquired Companies do not expect to realize. Of this decrease, $6,407 relates to the bases of acquisition capital gains that were allocated to reduce costs in excess of net assets acquired as the benefit of those losses were realized in 1998. To the extent that the remaining income tax benefits relative to the acquisition capital gains are ultimately realized, the reduction in the related valuation allowance of $2,135 at each period would be allocated to reduce costs in excess of net assets acquired.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon those considerations, management believes it is

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

more likely than not that the Acquired Companies will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 1998.

     The Acquired Companies' federal income tax returns are routinely examined by the Internal Revenue Service ("IRS"). PLIC and Peninsular are included in the consolidated tax return of Pacific Life and Accident Insurance Company ("PLAIC") with other affiliates. Constitution, Union Bankers and Marquette are included in the Constitution consolidated tax return along with Southwestern Life. The IRS has examined the Constitution consolidated group's federal income tax returns through December 14, 1995, and pursuant to a settlement agreement with the IRS, all tax years through December 14, 1995, are closed. The examination of the returns for the periods through December 31, 1996 has recently commenced. The returns for the PLAIC consolidated group are not currently under examination.

     Under federal income tax laws which existed prior to 1984, certain earnings of life insurance companies were accumulated in a special tax memorandum account designated as the "policyholders' surplus" account. This account, with a balance of $8,400, was frozen as of December 31, 1983. Under certain conditions, the amount accumulated in the "policyholders' surplus" account can become taxable. In addition, on February 1, 1999, the Clinton Administration released its Fiscal Year 2000 Budget which included a revenue raising provision that would require life insurance companies to include the balance of these special deductions in taxable income over a ten year period as of the beginning of the first taxable year starting after the date of enactment. At this time, it is uncertain whether this provision will be included in any legislation proposed by Congress, and if included, whether such provision would be enacted into law. As it is not currently considered likely that a tax would become due on any such balances, no deferred income taxes have been provided. However, if such tax were to become payable, it would amount to approximately $2,900.

     The minimum Tax Credit carryforward of $708 can be carried forward indefinitely under the current federal income tax law. The capital loss carryforward of $2,569 expires in 2003.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(9) DEFERRED POLICY ACQUISITION COSTS AND PRESENT VALUE OF INSURANCE IN FORCE

     Deferred policy acquisition costs represent commissions and certain costs of policy issuance and underwriting. Information relating to these costs is as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                     ------------------------------
                                                       1998       1997       1996
                                                     --------   --------   --------
Balance at beginning of period.....................  $173,214   $147,877   $118,588
Policy acquisition costs deferred:
  Commissions......................................    24,390     23,400     17,864
  Underwriting and issue costs.....................    16,316     26,091     27,486
Released by coinsurance of Medicare business (see
  Note 11).........................................      (730)        --     (1,243)
Write-down of unrecoverable costs..................   (65,216)        --         --
Policy acquisition costs amortized.................   (28,520)   (22,314)   (14,530)
Change in unrealized investment (gain) loss
  adjustment.......................................         3       (359)      (211)
Change in foreign currency translation
  adjustment.......................................    (1,810)    (1,481)       (77)
Union Bankers step purchase accounting
  adjustment.......................................    (2,517)        --         --
                                                     --------   --------   --------
Balance at end of period...........................  $115,130   $173,214   $147,877
                                                     ========   ========   ========


     As a result of PennCorp's purchase of the remaining interest in SWF on January 2, 1998, the assets and liabilities of the entities acquired were marked to fair market value. (See Note 3 -- Acquisition). Union Bankers was the only entity included in the Acquired Companies that had material adjustments related to this purchase. The primary effect of these adjustments on Union Bankers was the reduction, on a pro-rata basis, of both deferred policy acquisition costs and the present value of insurance in force as a result of a lower fair value for these assets than was then carries on the historical basis. The reductions in the carrying value of the deferred policy acquisition costs and the present value of insurance in force were substantially offset by a corresponding reduction in the deferred ceding gain. (See Note 11 -- Reinsurance).


     During 1998, the Acquired Companies' assumptions as to future morbidity have increased primarily as a result of adverse trends identified by the Acquired Companies with respect to disability income claim reserves (See Note
6). Additionally, effective in 1998, PLIC modified the commission structure and related participation in agency profitability. The commission structure was modified to provide a lower base commission structure for future business. In conjunction with the lower base commission structure, agent bonuses can now be paid for increased policy persistency and premium growth for new business, without increasing compensation expense over the prior commission structure. As a compromise for the lower base commissions, the Acquired Companies participation in the agency profits with respect to existing business was eliminated. The elimination of the profit participation in the existing business reduced the margin for recoverability of the unamortized deferred policy acquisition cost. Based on a recoverability analysis, comparing future discounted cash flows from these blocks of business to unamortized deferred policy acquisition costs, it was determined that the unamortized deferred policy acquisition costs for these blocks of business were not fully recoverable from future profits. This resulted in a charge to income and a reduction of unamortized deferred policy acquisition costs of $65,216.

     As part of purchase accounting for PennCorp's acquisitions of the Acquired Companies, a present value of insurance in force asset was established which represents the value of the right to

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


receive future cash flows from insurance contracts existing at the date of acquisition. Such value is the actuarially determined present value of the projected cash flows from the acquired policies, discounted to provide an appropriate rate of return. The present value of insurance in force asset was also tested for recoverability. Based on the tests performed, the present value of insurance in force asset was recoverable.


     The methods used by the Acquired Companies to value the health, life and annuity products purchased are consistent with the valuation methods used most commonly to value blocks of insurance business. It is also consistent with the basic methodology generally used to value insurance assets. The method used by the Acquired Companies includes identifying the future cash flows from the acquired business, the risks inherent in realizing those cash flows, the rate of return the Acquired Companies believe they must earn in order to accept the risks inherent in realizing the cash flows, and determining the value of the insurance asset by discounting the expected future cash flows by the discount rate the Acquired Companies require.

     The discount rate used to determine such values is the rate of return required in order to invest in the business being acquired. In selecting the rate of return, the Acquired Companies consider the magnitude of the risks associated with actuarial factors described in the following paragraph, cost of capital available to the Acquired Companies to fund the acquisition, compatibility with other activities that may favorably affect future profits, and the complexity of the acquired company. The discount rates used by the Acquired Companies to determine the present value of business acquired at the date of each acquisition ranged from 9.2% to 17.5%.

     Expected future cash flows used in determining such values are based on actuarial determinations of future premium collection, mortality, morbidity, surrenders, operating expenses and yields on assets held to back policy liabilities as well as other factors. Variances from original projections, whether positive or negative, are included in income as they occur and will affect the present value of insurance inforce amortization rates for insurance products accounted for under SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments." To the extent that these variances indicate that future cash flows will differ from those included in the original scheduled amortization of the present value of the insurance in force, current and future amortization may be adjusted. Recoverability of the present value of insurance in force is evaluated annually and appropriate adjustments are then determined and reflected to the financial statements for the applicable period.

     Information related to the present value of insurance in force is as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                  --------------------------------
                                                    1998        1997        1996
                                                  --------    --------    --------
Balance at beginning of year....................  $106,864    $124,884    $171,818
Released by coinsurance of Medicare business
  (see Note 11).................................    (2,828)         --     (22,936)
Union Bankers step purchase accounting
  adjustment....................................    (3,963)         --          --
Net amortization................................   (10,842)    (17,352)    (23,967)
Change in unrealized investment (gain) loss
  adjustment....................................      (356)       (133)         (2)
Change in foreign currency translation
  adjustment....................................      (642)       (535)        (29)
                                                  --------    --------    --------
     Balance at end of year.....................  $ 88,233    $106,864    $124,884
                                                  ========    ========    ========

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Expected amortization of the present value of insurance in force, based upon current assumptions and accretion of interest at a policy liability or contract rate ranging from 5.5 to 9.2 percent for the next five years is as follows:

                                     BEGINNING       GROSS         ACCRETION         NET
                                      BALANCE     AMORTIZATION    OF INTEREST    AMORTIZATION
                                     ---------    ------------    -----------    ------------
1999...............................   $88,233        16,916          6,972          9,944
2000...............................    78,289        15,356          6,372          8,984
2001...............................    69,305        13,466          5,639          7,827
2002...............................    61,478        11,836          4,994          6,842
2003...............................    54,636        10,754          4,420          6,334

(10) STATUTORY ACCOUNTING AND DIVIDEND RESTRICTIONS

     Cash generated by the insurance companies included in the Acquired Companies is made available to PennCorp, the ultimate parent, principally through periodic payments of principal and interest on surplus debentures, funded primarily by dividends from the insurance companies included in or owned by the Acquired Companies.

     Dividend payments by insurance companies are limited by, or subject to the approval of the insurance regulatory authority of each insurance company's state of domicile. Such dividend requirements and approval processes vary significantly from state to state. In 1998, the insurance companies included in the Acquired Companies are not able to pay dividends without prior approval from their respective insurance regulatory authorities.

     The surplus debentures in the amount of $102,125 and $113,000, at December 31, 1998 and 1997, respectively, are excluded from net assets in the combined statements (see Note 1 on the basis of presentation). However, pursuant to the terms of the surplus debenture issued by Constitution to the benefit of Southwestern Life Companies, Inc. ("SLC"), Constitution may make principal and interest payments to the extent that Constitution's statutory surplus, plus liabilities relating to the surplus debentures, less the statutory carrying value of Southwestern Life and Union Bankers, exceeds $1,200. Constitution's statutory surplus at December 31, 1998 was $152,385 (unaudited), of which $143,914 (unaudited) was attributable to its ownership of Southwestern Life and Union Bankers. Liabilities relating to the surplus debentures at December 31, 1998 were $7,297, representing accrued principal and interest. At December 31, 1997, Constitution's surplus was $174,715 of which $161,098 was attributable to its ownership of Southwestern Life and Union Bankers.

     The insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by their respective state insurance departments. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices that are approved by insurance regulatory authorities; such practices differ from state to state, and may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. Accordingly, that project will likely change to some extent prescribed statutory accounting practices and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Statutory capital and surplus of the insurance companies as reported to regulatory authorities December 31, 1998 and 1997 totaled $175,466 (unaudited) and $226,312, respectively. Statutory net (loss) income of the insurance companies as reported to regulatory authorities totaled $(29,626) (unaudited), $9,469 and $21,473 for the years ended December 31, 1998, 1997 and 1996, respectively.

     For the year ended December 31, 1998, Pennsylvania Life requested and received permission for the use of Pennsylvania Life's own termination rate experience and other assumptions from the Pennsylvania Department of Insurance, providing for a grade in period to full statutory tables, as required by the Pennsylvania Department of Insurance, over a three year period. Use of the full statutory tables would further increase the claim liabilities over the amounts reported in the Annual Statement at December 31, 1998, by $16,200, and reduce statutory surplus by the same amount.

     During 1998, Constitution requested and received permission from the Texas Department of Insurance to recognize the loss on the sale of its investment in Fund America Investors in the amount of $6,900 through earnings rather than defer the recognition through Interest Maintenance Reserve. This permitted practice does not have an effect on Constitution's statutory surplus.

     Beginning in 1993, the NAIC imposed regulatory risk-based capital ("RBC") requirements on life insurance enterprises, including the insurance companies. The RBC model serves as a benchmark for the regulation of life insurance companies by state insurance regulators. RBC provides for targeted surplus levels based on formulas which specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk, and are set forth in the RBC requirements. Such formulas focus on four general types of risk: (a) the risk with respect to a company's assets (asset or default risk); (b) the risk of adverse insurance experience with respect to a company's liabilities and obligations (insurance or underwriting risk); (c) the interest rate risk with respect to a company's business (asset/liability matching); and, (d) all other business risk (management, regulatory action, and contingencies). The amount determined under such formulas is called the authorized control level RBC ("ACLC").

     The RBC guidelines define specific capital levels based on a company's ACLC that are determined by the ratio of a company's total adjusted capital ("TAC") to its ACLC. TAC is equal to statutory capital, plus AVR and certain other specified adjustments. The specified capital levels, in declining order, and applicable ratios are generally as follows: "Company Action Level" where TAC is less than or equal to 2.0 times ACLC or the TAC is less than or equal to 2.5 times ACLC with a negative trend; "Regulatory Action Level" where TAC is less than or equal to 1.5 times ACLC; "Authorized Control Level" where TAC is less than or equal to 1.0 times ACLC; and "Mandatory Control Level" where TAC is less than or equal to 0.7 times ACLC. Companies at the Company Action Level are required to submit a comprehensive financial plan to the insurance commissioner of the state of domicile. Companies at the Regulatory Action Level are subject to mandatory examination or analysis by the commissioner and possible required corrective actions. At the Authorized Control Level, companies are subject to, among other things, the commissioner placing it under regulatory control. At the Mandatory Control Level, the insurance commissioner is required to place a company under regulatory control.

     At December 31, 1998 PLIC's TAC was $27,735 (unaudited), or 1.73 times ACLC, placing it within the Company Action Level.

     On September 30, 1998, PLIC entered into a reinsurance agreement with an unaffiliated reinsurer to coinsure certain inforce individual life and health business written or acquired by PLIC

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

prior to January 1, 1998. In addition, as part of the stock purchase agreement, PennCorp is required to deliver each of the Acquired Companies to Universal with a minimum target surplus. These target surplus levels were designed to place PLIC's TAC at 3.00 times ACLC. For PLIC, this target surplus had been set at $36,000. As a result, PLIC's TAC will be in compliance with regulatory RBC requirements. To achieve this, several actions are planned. These actions include the sale of Penncorp Life by PLIC to PennCorp for fair value; the replacement, by PennCorp, of certain non-performing assets held by the Acquired Companies with investment grade bonds assigned an NAIC rating of 1 or 2; and the reallocation of capital.

     Attaining and maintaining the required RBC levels depends on future events and circumstances, the outcome of which cannot be assured and the ultimate outcome cannot be presently determined. Accordingly, no adjustments that may result from the ultimate resolution of this uncertainty have been made in the accompanying financial statements. Management presently believes that it will implement its plan and meet and maintain RBC requirements.

     At December 31, 1998, Union Bankers, Constitution, Peninsular, and Marquette's TAC is in compliance with regulatory RBC requirements.

     PLIC's Canadian branch and Canadian subsidiary report to Canadian regulatory authorities based upon Canadian statutory accounting principles that vary in some respects from U.S. statutory accounting principles. Canadian net assets based upon Canadian statutory accounting principles were $56,191 and $51,428 as of December 31, 1998 and 1997, respectively.

     There were no remittances to PLIC from the Canadian operations during 1998, 1997 or 1996.

(11) REINSURANCE

     In the normal course of business, the Acquired Companies reinsure portions of certain policies that they underwrites to limit disproportionate risks. The Acquired Companies retain varying amounts of individual insurance up to a maximum retention of $500 on any life. Amounts not retained are ceded to other insurance enterprises or reinsurers on an automatic or facultative basis. The Acquired Companies cede varying amounts of certain accident and sickness policies up to a maximum cession of $800, as well as varying portions of certain disability income products.

     During 1998, PLIC entered into a financial reinsurance agreement with an unaffiliated reinsurer to coinsure certain in force individual life and health business written or acquired by PLIC prior to January 1, 1998. Such reinsurance provided PLIC with approximately $20,000 of additional capital and surplus for the year ended December 31, 1998.

     Reinsurance contracts do not relieve the Acquired Companies from their obligations to policyholders. Therefore, the Acquired Companies are contingently liable for recoverable unpaid claims and policyholder liabilities ceded to reinsurers in the unlikely event that assuming reinsurers are unable to meet their obligations. The Acquired Companies evaluate the financial condition of their reinsurers to minimize their exposure to significant losses from reinsurer insolvencies.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The effect of reinsurance on policy revenues earned and the related benefits incurred by such reinsurers is as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                ----------------------------------
                                                  1998         1997         1996
                                                ---------    ---------    --------
Direct policy revenues and amounts assessed
  against policyholders.......................  $ 296,278    $ 324,375    $327,118
Reinsurance assumed...........................      2,495        5,029      22,514
Reinsurance ceded.............................   (102,785)    (106,121)    (56,123)
                                                ---------    ---------    --------
Net premiums and amounts earned...............  $ 195,988    $ 223,283    $293,509
                                                =========    =========    ========

     Effective July 1, 1996, Union Bankers entered into reinsurance agreements with Cologne Life Reinsurance Company ("Cologne") to coinsure 80% of its Medicare supplement business in force on July 1, 1996 and to coinsure 80% of its Medicare policies issued on or after July 1, 1996. The Acquired Companies recorded a deferred gain on the transaction of $53,893 as of July 1, 1996, which is being amortized into income over the life of the business. As a result of the step purchase accounting adjustments at January 2, 1998, the deferred gain was reduced by $7,310. During 1997, the reinsurance agreements were amended to include new Medicare business issued by Constitution. Effective July 1, 1998, Union Bankers and Constitution amended these agreements with Cologne by increasing the coinsurance percentage to 100% and modifying certain other terms. The Acquired Companies recorded an additional deferred gain of $10,634 net of offsets to reduce deferred policy acquisition costs and present value of insurance in force relating to the Medicare supplement business of $730 and $2,828, respectively. For the years ended December 31, 1998 and 1997 and the period from July 1, 1996 to December 31, 1996, $9,631, $14,221 and $6,445,
respectively, of the deferred gain has been recognized and is included in other income. The Acquired Companies are not subject to any negative experience adjustments if the ceded business is unprofitable; however, the Acquired Companies may participate in a portion of future earnings from the ceded business after Cologne recovers its initial ceding commission plus interest at a specified rate. The Acquired Companies retained administration for the ceded block of business and are reimbursed by Cologne for administrative costs at the rate of 8.5% of ceded renewal premiums and 11.5% of ceded first year premiums.

     Peninsular has entered into three reinsurance agreements with an affiliate, Occidental. The three agreements consist of a "Coinsurance of Individual and Group Annuities" effective December 31, 1986, an "Indemnity Reinsurance" effective July 1, 1991 and a "Coinsurance of Individual Universal Life Insurance" effective October 1, 1992 whereby Peninsular is assuming the business from Occidental.

     The effect of this reinsurance on revenues earned and the related benefits incurred is as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1998      1997      1996
                                                        ------    ------    -------
Revenues assumed......................................  $3,845    $4,848    $20,788
Policy benefits and expenses assumed..................  $5,797    $6,403    $24,661

     Pursuant to the terms of the agreements, assets with a market value equal to the statutory liabilities ceded were transferred to Peninsular on the effective dates of the respective treaties.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     GAAP reserves for the business assumed from Occidental were $47,367 and $51,197 as of December 31, 1998 and 1997, respectively.

     Effective January 1, 1996, Union Bankers and Constitution ceded on a coinsurance basis substantially all of their inforce annuity business to Southwestern Life. Pursuant to the terms of the agreement, assets, with a market value equal to the statutory reserves held by Union Bankers and Constitution were transferred to Southwestern Life. Statutory and GAAP reserves at the date of transfer were $34,827 and $37,291, respectively. This resulted in a deemed capital contribution to Constitution of $2,465. These agreements were terminated on September 30, 1998. Pursuant to the terms of the recapture provision, assets, with a market value equal to the statutory reserves for the recaptured policies, were transferred to Union Bankers and Constitution. Statutory and GAAP reserves at the date of recapture were $27,337 and $28,414, respectively. This resulted in a deemed dividend from Constitution of $1,077.

     Effective December 31, 1997, Marquette assumed on a coinsurance basis a specified block of flexible premium deferred annuity policies from Southwestern Life. Marquette received assets equal to the statutory reserves with respect to the assumed policies. At December 31, 1997, the statutory and GAAP reserves for these policies were $67,630. This agreement was terminated on September 30, 1998. Assets with a market value equal to the statutory reserves on the termination date were transferred back to Southwestern Life. Statutory and GAAP reserves on the termination date were $27,716. The gain recognized on the assets transferred of $239 was reported as a deemed capital contribution.

(12) RETIREMENT AND PROFIT SHARING PLAN

     On October 1, 1990, PennCorp established the PennCorp Financial, Inc. Retirement and Savings Plan, a defined contribution plan, for eligible employees. This plan and the Marketing One Incorporated 401(k) Profit Sharing Plan merged with the Southwestern Financial Services Corporation Savings Investment Plan on January 1, 1998 and the name of the plan was changed to the PennCorp Financial Group, Inc. Retirement and Savings Plan. Employees are eligible to participate in the plan after six months of employment in which they are credited with 500 hours of service. Participants may contribute from 1 to 15% of pre-tax compensation and/or from 1 to 10% of after tax compensation. Each employer participating in the plan matches each payday, 50% of pretax contributions up to 6% of compensation. If approved by the Board of Directors, each employer may make a discretionary profit sharing contribution annually on behalf of employees eligible to participate in the plan based on their compensation for the prior plan year. Employee contributions are fully vested at all times. The employer matching contributions made for employees who participated in the PennCorp Plan prior to January 1, 1998 vest at the rate of 50% per calendar year of service. The employer matching contributions made for all other participants and the employer discretionary contribution vests at the rate of 20% per year of service. All participants are fully vested at death, disability or attainment of age 65. The assets of each account are invested at the direction of the participant. Eleven funds with various investment objectives are available to the participants. Distributions are normally made in a lump sum. Participants of the PennCorp plan prior to January 1, 1998 may elect to receive an annuity in various forms of payment. Expenses related to this plan are charged to each subsidiary or affiliate for its allocable share of such contributions based on the percentage of payroll. The expenses allocated to the Acquired Companies relating to this plan were $635, $530, and $534 for 1998, 1997, and 1996 respectively.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In addition, PennCorp has an established bonus plan for insurance subsidiary officers. The amount available to pay awards for any year is determined by a committee of senior executives of PennCorp and is subject to approval of the Board of Directors of PennCorp. Awards are based on the performance of PennCorp and the performance of eligible participants. The Acquired Companies incurred bonuses of $749, $2,957 and $1,360 for the years ended 1998, 1997, and 1996, respectively.

     PennCorp and SWF also provide certain health care and life insurance benefits for retired employees. The plans provide certain health care and life insurance benefits for retired employees. Employees meeting certain age and length of service requirements become eligible for these benefits. The obligation for the accrued postretirement health and welfare benefits is unfunded. Following is an analysis of the accumulated benefit obligation and the liability for accrued postretirement benefits, for the Acquired Companies for the years ended December 31, 1998 and 1997:

                                                               1998       1997
                                                              -------    -------
Benefit obligation at beginning of year.....................  $ 7,977    $ 8,469
Service cost................................................       --         --
Interest cost...............................................      286        344
Plan participants' contributions............................       73         44
Actuarial loss (gain).......................................      576       (397)
Forgiveness of allocated portion of liability...............   (3,668)        --
Benefit paid................................................     (527)      (483)
                                                              -------    -------
  Benefit obligation at end of year.........................  $ 4,717    $ 7,977
                                                              =======    =======

     The liability for accrued benefit obligation for the Acquired Companies includes the following at December 31, 1998 and 1997:

                                                               1998       1997
                                                              -------    -------
Accumulated benefit obligation..............................  $ 4,717    $ 7,977
Unrecognized transition obligation..........................   (3,015)    (3,204)
Unrecognized actuarial (gain) loss..........................     (769)      (589)
                                                              -------    -------
  Benefit obligation at end of year.........................  $   933    $ 4,184
                                                              =======    =======

     Components of net periodic benefit cost for the Acquired Companies include the following for the year ended December 31, 1998 and 1997:

                                                              1998    1997
                                                              ----    ----
Interest cost...............................................  $286    $344
Amortization of transition obligation.......................   189     226
                                                              ----    ----
  Benefit obligation at end of year.........................  $475    $570
                                                              ====    ====

     Prior to 1998, the liabilities for the accrued postretirement benefit included both the individual company specific liability and an allocated portion of the service companies' liability. During 1998, SWF assumed the allocated portion of the service companies' liability, amounting to $3,272, which represents $3,668 of the accumulated benefit obligation, back from the Acquired Companies. This was reflected as a deemed capital contribution.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     For measurement purposes, annual rate increased ranging from 5.5% to 7.0% in the health care cost trend rate were assumed for 1998; the rates were assumed to decrease gradually to 4.0% by the year 2015 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Weighted average discount rates ranging from 6.5% to 7.5% were used in determining the accumulated postretirement benefit obligation. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement health care benefit obligation as of December 31, 1998 by $172 and the aggregate of the service and interest components of net periodic postretirement health care benefit cost for 1998 by $10.

(13) RELATED PARTY TRANSACTIONS

     Related party transactions described herein include those transactions not included elsewhere in the Notes to Combined Financial Statements.

     During 1995, two of PennCorp's officers and directors, Messrs. Stone and Fickes, formed a fund, Knightsbridge, for the purpose of making equity and equity linked investments in companies engaged primarily in the life insurance industry. Knightsbridge has received subscriptions for approximately $92,000 in limited partnership interests, including a $15,000 subscription from PennCorp. The general partner of Knightsbridge is Knightsbridge Capital L.L.C. ("Knightsbridge Capital"), the members of which are David J. Stone and Steven W. Fickes. Allan D. Greenberg, a member of the Company's Board of Directors, formerly owned a 5% interest in Knightsbridge Capital which was purchased by Messrs. Stone and Fickes. The general partner of Knightsbridge cannot be removed by the limited partners, unless a court has finally determined that the general partner has committed a willful and material breach of the limited partnership agreement.

     The Acquired Companies have management and services agreements with entities affiliated with Knightsbridge, a shareholder and a director of PennCorp. In connection with an Advisory and Management Services Agreement with Knightsbridge Management, L.L.C., the Acquired Companies incurred fees of $2,127, $2,600 and $4,782 for the years ended December 31, 1998, 1997 and 1996, respectively. Each insurance company has an Investment Management Agreement with Knightsbridge Consultants, L.L.C. For the years ended December 31, 1998, 1997, and 1996 fees incurred totaled $1,048, $614, and $703, respectively.

     PLIC has an agreement with its affiliates with respect to the reimbursement of direct and joint costs for services or material paid on behalf of the Acquired Companies, in some cases, and other affiliates. Pursuant to this agreement, PLIC received $30,725, $30,522, and $32,093 for 1998, 1997, and 1996,
respectively.

     Pursuant to a service agreement, PennCorp Financial Services, Inc., provides data processing services for the Acquired Companies. The Acquired Companies incurred expenses of $7,793, $9,523, and $8,392 for 1998, 1997, and 1996, respectively.

     A corporation whose principal owners are shareholders, directors or officers of PennCorp, provides actuarial and tax advisory services to the Acquired Companies. Advisory fees of $222 and $210 were incurred in 1997 and 1996, respectively. No advisory fees were incurred in 1998.

     Constitution, Union Bankers, and Marquette were parties to a management and services agreement with Southwestern Financial Services Corporation ("SFSC"), a subsidiary of SWF. SFSC provided substantially all administrative, management, investment, personnel, data processing, facilities and certain other services for SWF, its subsidiaries and affiliates and certain other

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

unrelated parties. Under the management and services agreement with SFSC, those companies paid fees for personnel, data processing, and other services equal to the cost of such services to SFSC. The amount of fees incurred in accordance with the agreement was $13,044, $20,810 and $22,664, for the years ended December 31, 1998, 1997, and 1996, respectively.

(14) OTHER COMMITMENTS AND CONTINGENCIES

     Certain lawsuits have been brought against the Acquired Companies in the normal course of the insurance business involving the settlement of various matters and seeking compensatory and in some cases punitive damages. Management believes that the ultimate settlement of all such litigations will not have a materially adverse effect on the Acquired Companies combined financial position or results of operations.

     The life insurance companies are required to be members of various state insurance guaranty associations in order to conduct business in those states. These associations have the authority to assess member companies in the event that an insurance company conducting business in that state is unable to meet its policyholder obligations. In some states, these assessments can be partially recovered through a reduction in future premium taxes. The insurance subsidiaries paid assessments of $481, $787, and $541 for the years ended December 31, 1998, 1997 and 1996, respectively.

(15) FINANCIAL INSTRUMENTS

     The following is a summary of the carrying value and fair value of the Acquired Companies' financial instruments as of December 31, 1998 and 1997:

                                                      DECEMBER 31,
                                      --------------------------------------------
                                              1998                    1997
                                      --------------------    --------------------
                                      CARRYING      FAIR      CARRYING      FAIR
                                       VALUES      VALUE       VALUE       VALUE
                                      --------    --------    --------    --------
ASSETS:
Cash and short-term investments.....  $107,547    $107,547    $ 63,186    $ 63,186
Fixed maturities....................   558,020     558,020     521,844     521,844
Equity securities...................     6,792       6,792       7,564       7,564
Mortgage loans......................     1,640       1,640       7,335       7,335
Policy loans........................    22,463      22,463      23,731      23,731
Other investments...................     3,910       3,662      14,836      14,582
Agent and premium receivables.......    16,725      16,725      21,747      21,747
LIABILITIES:
Capital lease obligations...........  $  2,484    $  2,484    $  3,109    $  3,109
Universal life and investment
  contract liabilities..............    97,541      97,541     104,753     104,753

     The following methods and assumptions were used by the Acquired Companies in estimating their fair value disclosures for financial instruments:

          Cash and Short-term Investments, Agent and Premium Receivables: The carrying value of short-term investments and amounts receivable approximate their fair value due to the short-term maturity of these instruments.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

          Fixed Maturities and Equities Available for Sale: Fair values for fixed maturities available for sale are based on quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services or are estimated based on expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for equity securities are based on quoted market prices.

          Mortgage and Collateral Loans: The fair value for mortgage and collateral loans are estimated using discounted cash flow analyses, based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculation.

          Other Investments: Other investments consist primarily of limited partnerships and joint ventures. The fair values are estimated to approximate carrying values. These are evaluated periodically.

          Policy Loans: Policy loans are an integral part of life insurance policies which the insurance companies have in force and, in the Acquired Companies' opinion, cannot be valued separately. These loans typically carry an interest rate that is tied to the crediting rate applied to the related policy and contract reserves.

          Capitalized Lease Obligations: Fair values of the Acquired Companies' capitalized lease obligations approximate carrying values.

          Universal Life and Investment Contract Liabilities: The carrying value and fair values for the insurance companies' liabilities under universal life and investment-type insurance contracts are the same as the interest rates credited to these products are periodically adjusted by the Acquired Companies to reflect market conditions. The fair values of liabilities under all insurance contracts are taken into consideration in the overall management of investment maturities with amounts due under insurance contracts.

(16) RESTRUCTURING CHARGES

     As a result of the Acquired Companies initiative to transfer administration of its comprehensive and Medicare supplement blocks of business to third party administrators, the Acquired Companies recorded a pre-tax restructuring charge of $1,834 during the first quarter of 1998. The restructuring charge was reported as underwriting and other administrative expenses on the combined statements of income and recognized primarily severance and related benefits incurred due to the elimination of approximately 145 positions. Total payments made under the restructuring plan through December 31, 1998 amounted to $1,214. As a result of the voluntary termination of certain employees prior to meeting eligibility criteria, the restructure charge was reduced by $397. The restructure plan was substantially completed as of December 31, 1998.

(17) YEAR 2000 COMPLIANCE

     Many computer and software programs were designed to accommodate only two digit fields to represent a given year (e.g., "98" represents 1998). It is highly likely that such systems will not be able to accurately process data containing date information for the year 2000 and beyond. The year 2000 issue has the potential to affect the Acquired Companies through the disruption of the processing of business both internally and between the Acquired Companies and other businesses with which it interacts.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Although the Acquired Companies believe that their operating divisions, outside vendors and most critical business partners will be sufficiently compliant that the year 2000 issue should not cause a material disruption in the Acquired Companies' business, there can be no assurance that there will not be material disruptions to the Acquired Companies' business or an increase in the cost of doing business. Although the Acquired Companies believe that the year 2000 issues should not cause a material disruption in business, they are currently evaluating various contingency plans associated with remediation tasks which management believes are at a higher risk for failure.


(18) SUBSEQUENT EVENT -- PENDING SALE OF THE CAREER SALES DIVISION



     On December 31, 1998, PennCorp, the ultimate parent of the Acquired Companies and several of PennCorp's subsidiaries entered into an acquisition agreement to sell the Acquired Companies to Universal, in conjunction with Capital Z Financial Services Fund II, L.P.'s ("Capital Z"), simultaneous equity investment in Universal. The purchase price was originally $175,000, consisting of $136,000 of cash and $39,000 original principal amount of Subordinated Notes. Subsequent to the execution of the acquisition agreement on December 31, 1998, the parties agreed, subject to board approval and approved by a majority of the banks comprising the participating institutions in PennCorp's amended Bank Credit Facility, to amend the acquisition agreement to reflect, among other things, a reduction in the purchase price to $137,000, consisting of $130,500 in cash and $6,500 in the form of a cash dividend payable by Union Bankers to a subsidiary of PennCorp that is not being purchased by Universal American. The purchase price may be increased or decreased under the terms of the acquisition agreement.



     To finance the transaction, Universal will issue approximately $91,000 of new equity in the form of common stock to Capital Z and some agents and members of management of the Acquired Companies at a price of $3.15 per share. In addition, Universal will pay a portion of a transaction fee in its common stock to an affiliate of Capital Z.



     Universal also intends to fund the transaction by borrowing $70,000, which has been committed by a syndicate of lenders arranged by Chase Securities, Inc. ("CSI"). The lenders will make an additional $10,000 available to Universal on a revolving credit basis.



     The closing of the acquisition and the Capital Z issuance is subject to certain closing conditions, including receipt of all required regulatory approvals and the completion of actuarial reviews of the statutory reserves of PLIC. The Capital Z issuance and the increase in the authorized shares of Universal, which are conditions to closing the acquisition, require the approval of Universal's shareholders.


     The acquisition agreement contains other pre-closing restructuring provisions, including the termination of the current reinsurance agreements between Peninsular and Occidental, an affiliate, relating to the assumption by Peninsular of Occidental's reserves and the establishment of a new reinsurance agreement, whereby Peninsular will cede 100% of its existing direct business to Occidental. These transactions will be settled at amounts equal to the statutory reserves at the date the new agreements become effective. At December 31, 1998, Peninsular's net GAAP reserves, including the amounts assumed from Occidental, were approximately $60,400 and the related statutory reserves were approximately $68,000. Accordingly, it is anticipated that Peninsular will recognize a pre-tax loss of approximately $7,600, as a result of the above transactions.

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT



Board of Directors of PennCorp Financial Group, Inc.



     We have reviewed the accompanying combined balance sheet of Certain Insurance Operations of PennCorp Financial Group, Inc., as described in Note 1 (the "Acquired Companies") as of March 31, 1999, and the related combined statements of operations and comprehensive income (loss) for the three month periods ended March 31, 1999 and 1998, and combined statements of cash flows for the three month periods ended March 31, 1999 and 1998. These combined financial statements are the responsibility of the Acquired Companies' management.



     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.



     Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.



     We previously audited, in accordance with generally accepted auditing standards, the combined balance sheet of the Acquired Companies as of December 31, 1998, and the related combined statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 19, 1999, we expressed an unqualified opinion on those combined financial statements.



KPMG LLP


Raleigh, North Carolina


May 26, 1999

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                 AS OF          AS OF
                                                               MARCH 31,     DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
ASSETS
Investments:
  Fixed maturity securities available for sale, at fair
     value (amortized cost $563,940 as of March 31, 1999 and
     $538,743 in 1998)......................................  $  575,322        558,020
  Equity securities available for sale, at fair value (cost
     $5,489 as of March 31, 1999 and $6,790 in 1998)........       5,505          6,792
  Mortgage loans on real estate.............................       1,563          1,640
  Policy loans..............................................      22,260         22,463
  Short-term investments....................................      54,586         87,633
  Other investments -- affiliated...........................       5,987          5,906
  Other investments -- unaffiliated.........................       3,927          3,910
                                                              ----------      ---------
          Total investments.................................     669,150        686,364

Cash........................................................      15,720         19,914
Due from reinsurers.........................................      89,270         89,078
Due from affiliates.........................................          --          1,796
Accrued investment income...................................       9,114          8,920
Accounts and notes receivable, net of allowance of $3,686 as
  of March 31, 1999 and $3,684 in 1998......................      16,029         16,725
Income taxes receivable.....................................         410             --
Present value of insurance in force.........................      85,823         88,233
Deferred policy acquisition costs...........................     117,105        115,130
Other assets................................................      20,739         20,919
Costs in excess of net assets acquired......................      95,697         96,947
                                                              ----------      ---------
          Total assets......................................  $1,119,057      1,144,026
                                                              ==========      =========
LIABILITIES
Policy liabilities and accruals.............................  $  631,485        635,302
Income taxes, primarily deferred............................          --          4,310
Capital lease obligation....................................       2,322          2,484
Due to affiliates...........................................       1,792             --
Deferred ceding allowance...................................      24,497         26,920
Accrued expenses and other liabilities......................      24,081         36,004
                                                              ----------      ---------
          Total liabilities.................................     684,177        705,020
                                                              ----------      ---------
          Business equity...................................     434,880        439,006
                                                              ----------      ---------
          Total liabilities and business equity.............  $1,119,057      1,144,026
                                                              ==========      =========



       See accompanying notes to unaudited combined financial statements.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)


                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
                                                                  (UNAUDITED)
Revenues:
  Premiums..................................................  $45,116     55,555
  Interest sensitive policy product charges.................      604        638
  Net investment income.....................................   11,868     12,332
  Net gains (losses) from sale of investments...............       92       (606)
  Other income..............................................    3,371      3,193
                                                              -------     ------
          Total revenues....................................   61,051     71,112
                                                              -------     ------
Benefits and expenses:
  Policyholder benefits incurred............................   27,211     35,737
  Change in liability for future policy benefits and other
     policy benefits........................................    5,733      3,274
  Amortization of present value of insurance in force and
     deferred policy acquisition costs......................    9,279     10,481
  Amortization of costs in excess of net assets acquired....    1,383      1,394
  Interest expense..........................................       26         43
  Underwriting and other administrative expenses............   15,196     18,961
                                                              -------     ------
          Total benefits and expenses.......................   58,828     69,890
                                                              -------     ------
Operating income before income taxes........................    2,223      1,222
Income tax (benefit) expense................................      360       (299)
                                                              -------     ------
Net income..................................................  $ 1,863      1,521
                                                              =======     ======



       See accompanying notes to unaudited combined financial statements.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

               COMBINED STATEMENTS OF CHANGES IN BUSINESS EQUITY
                                 (IN THOUSANDS)


                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
                                                                  (UNAUDITED)
Balance at beginning of period..............................  $439,006    498,840
Net income..................................................     1,863      1,521
Capital contributions received..............................     3,303      1,000
Deemed dividend relating to surplus debentures,
  including interest thereon................................    (6,155)    (7,052)
Deemed capital contribution in connection with dispositions
  of:
  Marketing One.............................................        --     10,270
  Knightsbridge.............................................        --      4,748
  Other.....................................................        --         59
Deemed dividend from reinsurance transactions with
  affiliates................................................        --       (161)
Deemed capital contribution relating to acquisition of
  Constitution, Union Bankers, and Marquette................        --        830
  Other comprehensive income (loss):
  Change in net unrealized foreign currency translation.....     1,668      1,869
  Change in net unrealized investment gains (losses)........    (4,805)     1,396
                                                              --------    -------
Balance at end of period....................................  $434,880    513,320
                                                              ========    =======



       See accompanying notes to unaudited combined financial statements.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                  COMBINED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)


                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                                1999       1998
                                                              --------    ------
                                                                 (UNAUDITED)
Net income..................................................  $ 1,863     1,521
                                                              -------     -----
Other comprehensive income:
  Change in foreign currency translation adjustment, net of
     taxes..................................................    1,668     1,869
  Change in unrealized holding gains on securities available
     for sale, net of tax (benefit) of $(2,587) and $752....   (4,713)      790
  Reclassification adjustments for (gains) losses included
     in net income                                                (92)      606
                                                              -------     -----
Other comprehensive (loss) income...........................   (3,137)    3,265
                                                              -------     -----
Comprehensive (loss) income.................................  $(1,274)    4,786
                                                              =======     =====



       See accompanying notes to unaudited combined financial statements.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $  1,863      1,521
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
    Adjustments relating to universal life and investment
     products:
      Interest credited to account balances.................       446      1,346
      Charges for mortality and administration..............      (604)      (398)
    Capitalization of deferred policy acquisition costs.....    (7,887)   (11,755)
    Amortization of intangibles, depreciation and accretion,
     net....................................................    10,518     18,102
    Change in due from reinsurers...........................      (192)     6,220
    Change in policy liabilities, accruals and other
     policyholder funds.....................................    (4,590)    (7,816)
    Change in other assets..................................       180     (7,760)
    Change in accrued expenses, and other liabilities and
     due from affiliates....................................   (10,756)    57,599
    Change in notes and accounts receivable and accrued
     investment income......................................       502     (3,194)
    Change in taxes payable.................................    (4,014)     3,029
    Change in deferred income taxes payable.................     1,986      2,232
    Net (gains) losses from sales of investments............       (92)       606
    Other, net..............................................      (715)      (240)
                                                              --------    -------
         Net cash provided (used) by operating activities...   (13,355)    59,492
                                                              --------    -------
Cash flows from investing activities:
  Sales of fixed maturities available for sale..............    10,507      3,854
  Maturities and other redemptions of fixed maturities
    available for sale......................................       875     14,125
  Sales of other investments................................        --     49,517
  Principal collected on mortgage loans.....................         5      2,690
  Change in short-term investments, net.....................    33,046    (16,075)
  Purchases of fixed maturities available for sale..........   (33,408)   (93,022)
                                                              --------    -------
         Net cash (used) provided by investing activities...    11,025    (38,911)
                                                              --------    -------
Cash flows from financing activities:
  Receipts from interest sensitive products credited to
    policyholders'
    account balances........................................  $  1,516        233
  Return of policyholders' account balances on interest
    sensitive products......................................      (366)   (12,552)
  Capital contributions received............................     3,303      1,000
  Deemed dividend relating to surplus debentures, including
    interest thereon........................................    (6,155)    (7,052)
  Other.....................................................      (162)        --
                                                              --------    -------
         Net cash used by financing activities..............    (1,864)   (18,371)
                                                              --------    -------
Increase (decrease) in cash.................................    (4,194)     2,210
Cash at beginning of period.................................    19,914     14,819
                                                              --------    -------
Cash at end of period.......................................  $ 15,720     17,029
                                                              ========    =======
Supplemental disclosures:
  Income taxes paid (received)..............................  $  2,233     (2,317)
  Interest paid.............................................     3,453      2,678
Non-cash financing activities:
  Deemed capital contribution of Constitution, Union
    Bankers, and Marquette..................................  $     --        830



       See accompanying notes to unaudited combined financial statements.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION


     Pursuant to a Purchase Agreement, Universal American Financial Corp. ("Universal") has committed, subject to the amendment of certain terms discussed in Note 6, to acquire from PennCorp Financial Group, Inc. ("PennCorp") all of the outstanding shares of certain insurance operations including: Pennsylvania Life Insurance Company ("PLIC") including its wholly-owned subsidiaries, Peninsular Life Insurance Company ("Peninsular") and Penncorp Life Insurance Company ("Penncorp Life"), Constitution Life Insurance Company ("Constitution") including its wholly-owned subsidiary, Union Bankers Insurance Company ("Union Bankers"), Union Bankers' wholly-owned subsidiary, Marquette National Life Insurance Company ("Marquette"), and PennCorp Financial, Inc. ("PCFI"). The acquired operations are collectively referred to as the Acquired Companies.


     The Acquired Companies operate under a single segment, the Career Sales Division, to offer a broad range of accident and sickness, life and accumulation insurance products to individuals through both a contractually exclusive sales force and general agents.

     The accompanying combined financial statements include the combined assets and liabilities and the related combined operations of the Acquired Companies. This presentation represents the group of related companies to be acquired by Universal, and therefore excludes the assets, liabilities and business equity of the subsidiaries of the Acquired Companies not being acquired. Accordingly, the accompanying combined financial statements also exclude the results of operations for those entities. The use of or source of funds resulting from purchases and dispositions of subsidiaries not acquired have been reflected as deemed dividends or deemed capital contributions to the extent they related to the exchange of net tangible assets to subsidiaries of PennCorp. The financial statements reflect all expenses incurred by the parent on behalf of the Acquired Companies. It is management's belief that the methodology used to allocate the parent expenses paid on behalf of the Acquired Companies reflects a reasonable share of total expenses paid and represent what the shared expenses would have been on a stand alone basis. All significant intercompany accounts and transactions have been eliminated. The issuance of surplus debentures to other PennCorp entities have been reflected as deemed capital contributions in these financial statements. Repayments of principal and interest on these surplus debentures are reflected as deemed dividends. These financial statements have been presented at their historical costs, in accordance with generally accepted accounting principles ("GAAP"). No adjustments have been made to reflect any effects of the Universal purchase discussed above. Accordingly, these financial statements are not necessarily indicative of the financial position or the results of operations and cash flows of the Acquired Companies which would have occurred or which will be obtained in the future, had the effects of the proposed purchase been reflected. All dollar amounts presented hereafter are presented in thousands, unless otherwise noted.

     The financial statements are prepared in accordance with GAAP. These principles are established primarily by the Financial Accounting Standards Board ("FASB") and the American Institute of Certified Public Accountants ("AICPA"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as revenues and expenses. Accounts that the Acquired Companies deem to be acutely sensitive to changes in estimates include deferred policy acquisition costs, policy liabilities and accruals, present value of insurance in force and deferred taxes. In addition, the Acquired Companies must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. As additional

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

        NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

information becomes available, or actual amounts are determinable, the recorded estimates may be revised and reflected in operating results. Although some variability is inherent in these estimates, management believes the amounts provided are adequate. In all instances, actual results could differ from estimates.

     The financial statements should be read in conjunction with the Acquired Companies' audited financial statements for the year ended December 31, 1998, which included in the accompanying Universal Proxy Statement pursuant to Section 14(A) of the Securities Exchange Act of 1934.

(2) NEW ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     In June 1998, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 defines derivative instruments and provides comprehensive accounting and reporting standards for the recognition and measurement of derivative and hedging activities (including certain instruments embedded in other contracts). It requires derivatives to be recorded in the balance sheet at fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions, and hedges of foreign currency exposures of net investments in foreign operations. Changes in the fair value of derivatives not meeting specific hedge accounting criteria would be recognized in the Combined Statement of Operations. SFAS 133 is effective for all fiscal quarters of all years beginning after June 15, 1999. The Acquired Companies are evaluating SFAS No. 133 and have not determined its effect on the combined financial statements.

(3) SIGNIFICANT TRANSACTIONS


     On January 2, 1998, PennCorp consummated the acquisition from Knightsbridge and Messrs. Fickes and Stone, of their respective holdings of common stock and common stock warrants of Southwestern Financial Corporation ("SWF") for an aggregate purchase price of $73,777 (not including acquisition expenses). The fair value of the net assets acquired amounted to $46,350 resulting in $28,257 of costs in excess of the assets acquired which will be amortized over 30 years. This acquisition of the remaining interest in SWF was accounted for as a step purchase. As a result, approximately 22% of the assets and liabilities of the acquired entities, including Union Bankers, were marked to the fair value at the date of acquisition. The net effect of adjusting Union Bankers assets and liabilities to fair value as of the acquisition date was an increase in the business equity of Union Bankers of $830. The net assets of Southwestern Life are excluded from all periods as they are not part of the companies being acquired.


     On August 9, 1995, PLIC purchased an 87.3% interest in the common stock of Marketing One for $9,603. In addition to the common stock, PLIC purchased a bond from Marketing One in the amount of $4,500. In 1996, the bond matured with accrued interest of $35. In lieu of repayment of the bond, PLIC was issued additional shares, increasing its ownership to 90.8%. On January 1, 1998, PLIC sold its interest in Marketing One to a related party for $121 of cash and $10,149 of fixed maturities, which approximated its carrying values. The proceeds from the sale of Marketing One have been reflected as a deemed capital contribution.


     In March 1995, PLIC purchased an interest in Knightsbridge with an underlying investment in SWF for $3,750. In January 1998, PLIC liquidated its limited partnership investment in Knightsbridge related to SWF as part of the purchase of the remaining interest in SWF by PennCorp. PLIC realized

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

        NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


a gain on this transaction totaling $4,748. This realized gain was reflected as a deemed capital contribution to PLIC.


     Southwestern Life and Marketing One are not a part of the Acquired Companies, accordingly, the assets, liabilities, business equity and results of operations of each of these companies are not included in these combined financial statements.

(4) FOREIGN INFORMATION AND BUSINESS SEGMENT INFORMATION


                                                     THREE MONTH PERIODS ENDED
                                                             MARCH 31,
                                                     -------------------------
                                                        1999           1998
                                                     -----------    ----------
Total revenues:
  U.S..............................................  $   47,473        57,327
  Canada...........................................      13,578        13,785
                                                     ----------     ---------
                                                     $   61,051        71,112
                                                     ==========     =========
Operating (loss) income before income taxes:
  U.S..............................................  $    1,232        (1,860)
  Canada...........................................         991         3,082
                                                     ----------     ---------
                                                     $    2,223         1,222
                                                     ==========     =========
Total assets:
  U.S..............................................  $  935,822     1,069,688
  Canada...........................................     183,235       187,622
                                                     ----------     ---------
                                                     $1,119,057     1,257,310
                                                     ==========     =========


(5) RESTRUCTURING CHARGES

     As a result of the Acquired Companies initiative to transfer administration of its comprehensive and Medicare supplement blocks of business to third party administrators, the Acquired Companies recorded a pre-tax restructuring charge of $1,834 during the first quarter of 1998. The restructuring charge was reported as underwriting and other administrative expenses on the combined statements of income and recognized primarily severance and related benefits incurred due to the elimination of approximately 145 positions. Total payments made under the restructuring plan through March 31, 1999 amounted to $1,364. As a result of the voluntary termination of certain employees prior to meeting eligibility criteria, the restructure charge was reduced by $396 during 1998. However, during 1999, the estimate of remaining costs was revised and the liability was increased by $44. The restructure plan was substantially completed as of March 31, 1999.

(6) OTHER COMMITMENTS AND CONTINGENCIES

     Certain lawsuits have been brought against the Acquired Companies in the normal course of the insurance business involving the settlement of various matters and seeking compensatory and in some cases punitive damages. Management believes that the ultimate settlement of all such litigations will not have a materially adverse effect on the Acquired Companies combined financial position or results of operations.

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                                     PROXY

THIS PROXY IS SOLICITED BY
THE BOARD OF DIRECTORS OF UNIVERSAL AMERICAN FINANCIAL CORP.
FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON           , 1999

The undersigned hereby (i) acknowledge(s) receipt of the notice of special
meeting of shareholders and the proxy statement dated         , 1999, relating
to the special meeting of shareholders of UNIVERSAL AMERICAN FINANCIAL CORP. to
be held         , 1999 and (ii) appoints                 , as proxies, with full
power of substitution, and authorizes them, or either of them, to vote all shares of capital stock of Universal American entitled to vote standing in the name of the undersigned at said meeting or any adjournment or postponement thereof upon the matters specified on the reverse side of this card and upon such other matters as may be properly brought before the meeting, conferring discretionary authority upon such proxies as to such other matters. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, A PROPERLY EXECUTED PROXY WILL BE TREATED AS A VOTE IN FAVOR OF ALL OF THE PROPOSALS.

The proxies are authorized to vote upon such other business as may properly come before the meeting as recommended by the board of directors.

SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THIS PROXY CARD.

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

PROPOSAL NO. 1 -- CAPITAL Z ISSUANCE




Approval of the issuance and sale to Capital Z Financial
Services Fund II, L.P. and some agents and members of
management of the Penn Union Companies of up to 28,888,888
shares of common stock of Universal American and the payment of a part of a transaction fee to an affiliate of Capital Z
in Universal American common stock, which will result in a
change of control of Universal American. The number of
shares issued and purchased and the price paid for the                 AGAINST [   ABSTAIN [
shares may be adjusted under the share purchase agreement.    FOR [ ]      ]           ]


                          (CONTINUED ON REVERSE SIDE)

PROPOSAL NO. 2 -- AMENDMENTS TO CERTIFICATE OF INCORPORATION

Approval to amend Universal American's certificate of incorporation to:

(a) Increase the number of authorized shares of common stock
    from 20 million shares to 80 million shares.              FOR [ ]   AGAINST [ ]    ABSTAIN [ ]
(b) Provide for shareholder action by written consent
    instead of a meeting of shareholders. Written consent
    would only need to be executed by shareholders holding
    the number of shares required to approve the action
    taken by written consent.                                 FOR [ ]   AGAINST [ ]    ABSTAIN [ ]
(c) Eliminate the requirement that holders of 66 2/3% of the
    Universal American's outstanding voting capital stock
    approve amendments to certain provisions of the
    certificate of incorporation, which means only majority
    approval will be necessary for those amendments.          FOR [ ]   AGAINST [ ]    ABSTAIN [ ]
(d) Remove the provision which requires the vote of holders
    of 66 2/3% of the outstanding voting capital stock to
    call a special meeting of the shareholders. The board
    will amend the by-laws to allow special meetings of the
    shareholders to be called at the request of 50% of the
    outstanding voting capital stock.                         FOR [ ]   AGAINST [ ]    ABSTAIN [ ]
(e) Replace the present method of electing directors and the length of the term each director serves with a system in
    which all directors are elected at one time each for a
    term expiring at the next annual meeting. Directors are
    currently elected to three-year staggered terms.          FOR [ ]   AGAINST [ ]    ABSTAIN [ ]
(f) Require 66 2/3% of Universal American's board of
    directors approve certain important corporate actions.    FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

PROPOSAL NO. 3 -- AMENDMENTS TO THE 1998 INCENTIVE COMPENSATION PLAN


To amend Universal American's 1998 Incentive Compensation Plan to allow a limited number of agents and members of management of the Penn Union Companies and Universal American to be granted options to purchase shares of Universal American common stock at the per share purchase price to be paid by Capital Z. The per share purchase price may be below the fair market value of the common stock at the time the options are granted.


Please check this box if you plan to attend the meeting. [ ]

Please mark, date, sign and mail this proxy card in the envelope provided. No postage is required for domestic mailing.

Signature(s)                                                  Date

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.